Form 10-K, Exhibit 13
period 1996-03-31
TF FINANCIAL CORP
filed 1997-03-28
CIK 921051

EXHIBIT 13

                           TF FINANCIAL CORPORATION
                                 ANNUAL REPORT
                               DECEMBER 31, 1996



TABLE OF CONTENTS




Corporate Profile and Stock Market Information............................   3


Selected Financial Information and Other Data.............................   5


Letter to Stockholders....................................................   7


Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........................   8


Report of Independent Certified Public
  Accountants ...........................................................   23


Consolidated Statements of Financial Condition...........................   24


Consolidated Statements of Income.........................................  25


Consolidated Statement of Changes in Stockholders' Equity...................26


Consolidated Statements of Cash Flows.......................................28


Notes to Consolidated Financial Statements...............................   30


Office Locations.........................................................   64


Corporate Information.............................................  Back Cover

                              TF FINANCIAL CORPORATION


Corporate Profile and Related Information

TF Financial Corporation (the "Corporation") is the parent company of Third Federal Savings Bank ("Third Federal" or the "Savings Bank"), TF Investments Corporation and Penns Trail Development Corporation. At December 31, 1996, total assets were approximately $647.9 million. The Corporation was formed as a Delaware corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 1996, total stockholders' equity was approximately $72.6 million. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments.

Third Federal is a federally-chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Third Federal became a federally chartered mutual savings and loan association under the name "Third Federal Savings and Loan Association of Philadelphia" in 1935, and a federally chartered stock savings bank under its present name, and a wholly owned subsidiary of the company, in July 1994, in connection with its mutual-to-stock conversion. Third Federal significantly expanded its operations throughout Philadelphia and Bucks Counties, Pennsylvania, in June 1992 through its acquisition of Doylestown Federal Savings and Loan Association ("Doylestown"). In September 1996, Third Federal expanded its operations into Mercer County, New Jersey, through its acquisition of three branches, along with the related deposits, of Cenlar Federal Savings Bank. Deposits have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Third Federal conducts its business from its main office in Newtown, Pennsylvania, and thirteen full service branch offices located in Philadelphia and Bucks Counties, Pennsylvania and Mercer County, New Jersey.

Third Federal attracts  deposits  (approximately  $469.1 million at December 31,
1996) from the general public and uses such deposits, together with borrowings (approximately $98.4 million at December 31, 1996) and other funds, primarily to invest in mortgage-backed and investment securities and to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences in its market area. To a much lesser extent, the Savings Bank also originates commercial real estate and multi-family loans, construction loans and consumer loans.

Stock Market Information

Since its issuance in July 1994, the Corporation's common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Corporation is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD". The following table reflects the closing stock price as published by the Nasdaq National Market statistical report.

      Fiscal 1994                                         HIGH            LOW
      -----------                                         ----            ---
      July 13, 1994 - September 30, 1994                 $12.25         $11.25
      October 1, 1994 - December 31, 1994                $12.00         $ 9.75

Fiscal 1995                                            HIGH       LOW
First Quarter                                         $12.75     $10.13
Second Quarter                                        $14.38     $12.38
Third Quarter                                         $16.25     $13.25
Fourth Quarter                                        $15.88     $14.50

Fiscal 1996                                            HIGH        LOW
First Quarter                                         $15.38     $14.00
Second Quarter                                        $15.13     $13.94
Third Quarter                                         $15.13     $13.75
Fourth Quarter                                        $16.25     $14.50


The number of shareholders of record of common stock as of the record date of March 3, 1997, was approximately 738. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 3, 1997, there were 4,224,386 shares outstanding.

Dividend Policy

The Corporation's ability to pay dividends to stockholders is dependent in part upon the dividends it receives from Third Federal. Third Federal may not declare or pay a cash dividend on any of its stock if the effect thereof would cause Third Federal's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with Third Federal's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). It is the Corporation's policy to pay dividends when it is deemed prudent to do so. The Board of Directors will consider the payment of a dividend on a quarterly basis, after giving consideration to the level of profits for the previous quarter and other relevant information. The following charts show the Corporation's history of dividend payments.


Dividend History

[GRAPHIC OMITTED - PLOTTING POINTS BELOW]

Change in Accounting Period

On August 19, 1994, the Board of Directors of TF Financial Corporation approved a change in the Corporation's fiscal year end from June 30 to December 31. This change was instituted to enable the Corporation to present its financial reports on a fiscal year end that is more prevalent in the financial services industry.



SELECTED FINANCIAL INFORMATION AND OTHER DATA
=============================================================================================
Financial Condition                      At December 31,              At June 30,
                                         --------------               ----------
(Dollars in Thousands, except      1996      1995       1994     1994     1993     1992
per share data)
=============================================================================================

Total Assets ..................  $647,853  $490,358   $431,828 $436,043 $388,681  $362,169

Loans Receivable, net .........   309,570    238,275   113,893  119,446  143,299   174,955

Mortgage-backed securities
available .....................    22,027    29,640         --       --       --        --
for sale, at fair Value


Mortgage-backed securities held
to maturity at cost............   153,758   137,841    181,411   154,288  95,836    76,367


Securities purchased under ....    25,129        --         --        --      --        --
agreements to resell

Investment securities available
for sale, at fair value .......    12,652    15,044     41,002    40,316      --        --


Investment securities held to
maturity, at cost..............    38,544    23,640     36,531    25,859  72,137    38,799


Cash and cash equivalents (1) .    54,132    27,032     42,376    78,466  57,948    47,044

Savings deposits ..............   469,088   337,069    347,631   367,133 350,328   326,053

Other borrowings ..............    98,359    73,359         --       900   3,900     4,800

Retainedearnings ..............    39,750    37,529     34,746    32,139  27,673    24,803

Total stockholder's equity ....    72,575    73,332     79,972       N/A     N/A       N/A

Book value per common share ...  $  18.31  $  17.08   $  16.38       N/A     N/A       N/A

Tangible book value per common   $  15.99  $  17.08   $  16.38       N/A     N/A       N/A
share


================================================================================================
Summary of Operations            Year ended              Six months ended
(Dollars in Thousands, except   December, 31               December, 31       Year ended June 30,
                                --------------             ------------       -------------------
per share data)                 1996 (2)  1995         1994    1993    1994     1993      1992
================================================================================================

Interest income ..............  $38,989  $29,630     $13,901  $12,124 $24,516   $25,88   $28,528

Interest .....................   20,797   14,403       6,271    6,594  12,789   14,358    18,907
expense

Net interest .................   18,192   15,227       7,630    5,530  11,727   11,522     9,621
income

Provision for (recovery of) ..      330       72          30        4    (144)      48     1,263
loan losses

Non-interest .................    1,794    1,161         617    1,249   1,903    1,895     2,784
income

Non-interest .................   13,745    9,975       4,601    4,690   9,452    9,644    13,024
expense

Net income (loss) before
cumulative effect of change
in accounting method..........    3,479    3,871       2,180    1,355   2,666    2,870    (2,769)

Net income ...................    3,479    3,871       2,607    3,155   4,466    2,870    (2,769)
(loss)

Per share data

     Continuing ..............   $ 0.83   $ 0.83      $ 0.45      N/A     N/A      N/A       N/A
operations

     Cumulative effect of
     accounting changes.......       --       --      $ 0.08      N/A     N/A      N/A       N/A


     Earnings per common share
     & common share equivalent   $ 0.83   $ 0.83      $ 0.53      N/A     N/A      N/A       N/A
                                                  (footnotes on following page)

========================================================================================================================

Performance Ratios and Other                        Year ended            Six months ended
selected data                                       December, 31            December, 31          Year ended June 30,
                                                    ------------           --------------        ---------------------
                                                 1996(2)     1995       1994(3)(4) 1993(3)(4)    1994     1993    1992
========================================================================================================================

Return on average assets.......................   0.62%      0.88          1.00%      0.68%      0.67%    0.77%  -0.75%

Return on average equity.......................   4.74%      4.99          5.40%      9.03%      8.59%   10.99%  -9.97%

Average equity to average assets...............   12.91%    17.54         18.48%      7.53%      7.65%    7.00%   7.54%

Average interest rate spread...................   2.76%      2.84          3.15%      2.61%      2.86%    2.90%   2.54%

Non-performing loans to total assets...........   0.30%      0.37          0.42%      0.86%      0.48%    1.48%   2.37%

Non-performing loans to total loans............   0.64%      0.76          1.48%      1.63%      1.49%    2.42%   2.48%

Allowance for loan losses to non-performing
loans..........................................  91.60%     82.31         87.13%     78.22%     84.71%  47.85%  41.51%

Allowance for loan losses to total loans.......   0.58%      0.62          1.29%      1.25%      1.19%   1.13%   1.01%

Savings Bank regulatory capital

    Core ......................................   7.77%      12.21%       13.57%      7.63%      7.37%    7.12%   6.62%

    Tangible ..................................   7.77%      12.21%       13.57%      7.63%      7.37%    7.12%   6.62%

    Risk based.................................  17.68%      27.07%       39.46%     20.40%     21.27%   17.30%  13.90%

1. Consists of cash due from banks, interest-bearing deposits, and federal funds sold with maturities of less than three months.
2.   Includes  a  one-time  special   assessment  to  recapitalize  the  Savings
     Association Insurance Fund ("SAIF") - See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Years Ended December 31, 1996 and December 31, 1995 - Net Income"
3. Income related ratios exclude the cumulative effect of a change in accounting for certain investments of $427,000 for the six months ended 12/31/94 (SFAS #115) and change in accounting for income taxes of $1.8 million for the six month period ended 12/31/93 and fiscal year end 6/30/94 (SFAS #109).
4. Ratios for six month periods are stated on an annualized basis. Such ratios are not necessarily indicative of the results that may be expected for the full year.

                            TF FINANCIAL CORPORATION


To Our Stockholders:

  The attached financial statements for the year ended December 31, 1996, reflect our second full calendar year as a stock organization. Because of the change in our fiscal year end from June 30 to December 31, the twelve month comparison of results will look at December 31, 1996, December 31, 1995 and June 30, 1994.

  After our stock conversion in July of 1994, our efforts were concentrated on rebuilding our loan origination function. We have almost tripled loans outstanding to $310 million during this period and we are now beginning to sell some of our loan production into the secondary market. Approximately half of our loan growth was funded by maturities and sales of investments and borrowings with a duration match to the new loans. Our overall interest rate sensitivity has been further enhanced as a result of this approach.

  Net interest income increased by 19.7% to $18.2 million. Net Income of $3.5 million for the fiscal year ended December 31, 1996 showed a $392,000 decrease over net income of $3.9 million for the fiscal year ended December 31, 1995. The decrease in earnings for this period is primarily attributable to the one-time deposit insurance assessment totaling $2.2 million ($1.4 million after tax). The deposit insurance assessment was the result of a one-time fee assessed to members of the Savings Association Insurance Fund ("SAIF") for its recapitalization. Net income, absent of the $1.4 million after tax "SAIF" recapitalization assessment, was $4.8 million for the fiscal year ended December 31, 1996, as compared to net income of $3.9 million for the fiscal year ended December 31, 1995. This increase in net income of $.9 million to $4.8 million (absent the "SAIF" assessment), for the fiscal year ended December 31, 1996, reflects a 24.9% increase over the similar period in 1995. To further enhance our earnings per share, the Company repurchased a total of 242,025 shares of common stock at an average cost of $14.86 during the past year. The stock repurchases represent 4.6% of the common shares issued in our initial public offering. Book value per share has increased from $17.08 at December 31, 1995 to $18.31 at December 31, 1996, through the combination of increased earnings and stock repurchases.

  The consolidation within the banking industry has created an opportunity for the service oriented local financial institution. We are moving toward the development of new products and delivery systems to take advantage of this trend. Growth, through a deeper penetration in our current market areas, will be our major focus in 1997. Opportunities for new branch locations will be pursued where they complement our existing branch structure.

  We appreciate your continued confidence in the employees, management and Board of Directors. We will all continue to work to maintain that confidence by managing your institution in a safe, sound and profitable manner.


Sincerely,


/s/ John R. Stranford
John R. Stranford
President and Chief Executive Officer

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

      On July 13, 1994, the Corporation completed a public offering of its common stock. Any financial information presented for periods prior to that date is only that of the Savings Bank. On August 19, 1994, the Board of Directors of the Corporation approved a change in the Corporation's fiscal year end from June 30 to December 31. The following discussion and analysis should be read in conjunction with the Corporation's consolidated financial statements and is intended to assist in understanding and evaluating the major changes in the financial condition and results of operations of the Corporation with a primary focus on an analysis of operating results.

      The Corporation's income on a consolidated basis is derived substantially from its investment in its subsidiary, Third Federal. The earnings of Third Federal depend primarily on its net interest income. Net interest income is affected by the interest income that Third Federal receives from its loans and investments and by the interest expense that the Savings Bank incurs on its deposits, borrowings and other sources of funds. The difference between average rates of interest earned on interest earning assets and the average rates paid on interest bearing liabilities is the "interest rate spread". When interest earning assets equal or exceed interest bearing liabilities, any positive interest rate spread will produce net interest income. During the years ended
December 31, 1996, December 31, 1995, and June 30, 1994, the average net interest rate spread was 2.76%, 2.84% and 2.86% respectively. During the six months ended December 31, 1994, the average net interest rate spread was 3.15%.

      In addition, Third Federal receives income from service charges and other fees and occasionally from sales of investment securities and real estate owned. The Savings Bank incurs expenses in addition to interest expense in the form of salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.

Interest Rate Sensitivity Analysis

      The Corporation's asset/liability strategy for 1997 is to maintain its present positive gap position (interest-earning assets subject to repricing greater than interest-bearing liabilities subject to repricing) for periods of up to three years so that the impact of a slightly rising rate environment on net interest income will not be significant to the Corporation's results of operations. Effective monitoring of these interest sensitivity gaps is the priority of the Corporation's asset/liability management committee.

      The following table indicates the time periods in which interest-earning assets and interest-bearing liabilities will mature or reprice in accordance with their contractual terms or assumed prepayment rates. The assumptions used in the table are included in the notes thereto. Management believes that the assumptions used to evaluate the vulnerability of the Savings Bank's operations to changes in interest rates are reasonable. The interest rate sensitivity of the Savings Bank's assets and liabilities as shown in the table below could vary substantially if differing assumptions were used or if actual experience differs from the assumptions used in the table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.



Gap Table

                                  3 Months    3 Months      1 to 3     3 to 5     5 to10     10 to 20     Over 20
                                   or Less    to 1 Year     Years       Years       Years      Years       Years        Total
                                   -------    ---------     -----       -----       -----      -----       -----        -----
Interest-earning assets:
  Loans receivable - net (1)      $ 57,782     $61,713     $74,172     $36,948     $56,231    $19,540      $3,184     $ 309,570
                                  ========     =======     =======     =======     =======    =======      ======     =========
  Mortgage-backed securities
   available for sale (2)......      1,410       3,677       5,826       3,150       4,817      2,860         287        22,027
  Mortgage-backed securities
   held to maturity (2)........      9,432      25,741      40,789      25,200      33,718     16,870       2,008       153,758
  Investment securities
    available for sale.........      1,636       7,011       4,005          --          --         --          --        12,652
  Investment securities
    held to maturity...........     15,576       8,989       9,095       4,884          --         --          --        38,544
  Certificates of deposit-other
    banks (5)..................        900       2,066         100          --          --         --          --         3,066
  Other earning assets ........     77,661          --          --          --          --         --          --        77,661
                                  --------     -------     -------     -------     -------    -------      ------     ---------
      Total interest-earning
      assets (4)...............   $164,397    $109,197    $133,987     $70,182     $94,766    $39,270      $5,479      $617,278
                                  ========     =======     =======     =======     =======    =======      ======     =========

Interest-bearing liabilities: (3)
  Non-interest bearing ........
   deposits ...................   $    486    $  1,199    $ 1,255     $    489     $   283    $     29     $    --     $  3,741
  NOW and Super NOW accounts...      3,472       9,281      10,099       6,672       8,381       4,028         580       42,513
  Savings accounts ............      5,806      16,711      31,378      34,834      46,724      37,671      14,541      187,665
  Money market deposit accounts      2,448       6,544       7,119       4,703       5,908       2,839         409       29,970
  Certificates of deposit .....     41,598      95,837      59,588       8,176          --          --          --      205,199
  Borrowings (5)                        --      16,963      70,000      25,000          --       3,359          --      115,322
                                  --------     -------     -------     -------     -------    -------      ------     ---------
      Total interest-bearing
       liabilities.............   $ 53,810    $146,535    $179,439    $ 79,874     $61,296    $ 47,926     $15,530     $584,410
                                  ========     =======     =======     =======     =======    =======      ======     =========

Interest sensitivity gap ......   $110,587    $(37,338)   $(45,452)   $ (9,692)    $33,470    $ (8,656)    $(10,05)    $ 32,868
                                  --------     -------     -------     -------     -------    -------      ------     ---------
Cumulative interest
sensitivity gap................   $110,587    $ 73,249    $ 18,105    $ 28,797    $ 51,575      42,919      32,868
Ratio of interest-earning assets
 to interest-bearing liabilities    305.51%      74.52%      74.67%      87.87%     154.60%      89.94%     35.28%       105.62%
                                  ========     =======     =======     =======     =======    =======      ======     =========
Ratio of cumulative gap
to total assets.................     16.94%      11.22%       4.26%       2.77%       7.90%       6.58%      5.04%
                                  ========     =======     =======     =======     =======    =======      ======     =========


------------------------
(1) Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due. Fixed rate loans are included in the period in which they are scheduled  to be  repaid  and  adjusted  to  take  into  account  estimated prepayments based upon assumptions estimating the prepayments in the interest rate environment prevailing during the fourth calendar quarter of 1996. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future commitments and loans in process.
 (2) Reflects estimated prepayments in the interest rate environment prevailing during the fourth quarter of 1996.
(3) Certificates of deposit are included in the period in which they are scheduled to mature. Passbook and statement savings accounts are assumed to decay at a rate of 12%, 10% and 10% for the first three years, respectively, and 12% per year thereafter. Passbook, statement savings, NOW, and MMDA accounts are generally subject to immediate withdrawal, however, management considers a portion of these accounts to be core deposits having significantly longer effective maturities based upon the Savings Bank's historical retention of such deposits in changing interest rate environments and the presentation of run off of such deposits based upon the financial industry's experience.
(4) Earning assets do not include Third Federal's investment of $4.9 million in stock of the Federal Home Loan Bank of Pittsburgh ("FHLB") Although this asset is interest earning, the Savings Bank's ability to reprice or sell this asset is limited by the regulations governing membership in the FHLB system.
(5)  Gap Table reflects the assets and liabilities of the savings bank only.

Average Balance Sheets

      The following tables sets forth information relating to the Corporation's average balance sheets and reflects the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs are computed by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods indicated, however, management does not believe the use of month-end balances has caused any material difference on the information presented.

                                      Year Ended December 31,             Year ended December 31,          Year Ended June 30,
                                              1996                               1995                            1994
                                 -------------------------------   --------------------------------  ------------------------------
                                 Average                Average    Average                 Average   Average                Average
                                 Balance   Interest   Yield/Cost   Balance     Interest  Yield/Cost  Balance    Interest  Yield/Cost
                                 -------   --------   ----------   -------     --------  ----------  -------    --------  ----------
                                                         (Dollars in Thousands)
Assets:
Interest-earning assets:
  Loans receivable ..............$298,800   $23,117     7.74%     $149,741     $11,501     7.68%    $138,375    $ 10,963      7.92%
  Mortgage-backed securities..... 162,973    11,040     6.77%      173,301      11,877     6.85%     121,937       7,897      6.48%
  Investment securities .........  44,598     2,728     6.12%       64,844       3,870     5.97%      82,544       4,060      4.92%
  Securities purchased under
    agreements to resell (4) ....   3,761       160     4.25%           --          --       --           --          --        --
  Other interest-earning
     assets(1)...................  43,024     1,944     4.52%       43,271       2,382     5.50%      42,015       1,596      3.80%
                                 --------   -------     ----      --------    --------     ----     --------   ---------      ----
    Total interest-earning
     assets......................$553,156   $38,989     7.05%     $431,157    $ 29,630     6.87%    $384,871   $  24,516      6.37%
                                 ========   =======               ========    ========              ========   =========
Non interest-earning assets .....$ 14,714                         $ 10,901                          $ 20,777
                                 --------                         --------                          --------
     Total assets ...............$576,870                         $442,058                          $405,648
Liabilities and Stockholders'
  Equity:
  Interest-bearing liabilities:
    Savings deposits ............$382,511   $14,739     3.85%     $337,699    $ 13,368     3.96%    $362,204   $  12,545      3.46%
    Borrowings .................. 102,526     6,058     5.91%       19,870       1,035     5.21%       2,650         244      9.21%
                                 --------   -------     ----      --------    --------     ----     --------   ---------      ----
      Total interest-bearing.....
       liabilities...............$485,037   $20,797     4.29      $357,699    $ 14,403     4.03%    $364,854   $  12,789      3.51%
Non interest-bearing ............$  9,498                         $  6,528                          $  9,757
liabilities
      Total liabilities ......... 494,535                          364,097                           374,611
Stockholders' equity ............  73,335                           77,961                            31,037
                                 --------                         --------                          --------
      Total liabilities and
        stockholders' equity.....$567,870                         $442,058                          $405,648
                                 ========                         ========                          ========
Net interest income .............           $ 18,192                          $ 15,227              $ 11,727
                                            ========                          ========              ========
Interest rate spread (2) ........                       2.76%                              2.84%                              2.86%
Net yield on interest earning
  assets.........................                       3.29%                              3.53%                              3.05%
Ratio of interest-earning
  assets to average interest
  bearing liabilities............                        114%                               121%                               105%


(1)  Includes interest-bearing deposits in other banks.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4)  Ratios have been annualized where applicable.



                                            At December 31.                            Six Months Ended December
                                    ---------------------------- ------------------------------------------------------------------
                                              1994(4)                     1994(4)                            1993(4)
                                    Average             Average  Average             Average      Average                 Average
                                    Balance  Interest Yield/Cost Balance Interest   Yield/Cost    Balance    Interest    Yield/Cost
                                    -------  -------- ---------- ------- --------   ----------    -------    --------    ----------
                                                                              (Dollars in Thousands)
Assets:
Interest earning assets:
  Loans receivable................. $119,967 $10,124     8.44%  $115,597  $ 4,921     8.51%       $138,794    $5,760      8.30%

  Mortgage-backed securities.......  157,974  10,064     6.37%   179,363    5,678     6.33%        107,638     3,511      6.52%
  Investment securities............   77,182   4,155     5.38%    76,911    2,117     5.51%         78,117     2,022      5.18%
  Other interest-earning assets(1).   53,548   1,950     3.64%    41,451    1,185     5.72%         63,058       831      2.64%
                                      ------   -----     ----     ------    -----     ----          ------       ---      ----
    Total interest-earning assets.. $408,671 $26,293     6.43%  $413,322  $13,901    6.73%        $387,607   $12,124      6.24%
                                    ======== =======     ====   ========  =======    ====         ========   =======      ====
Non interest-earning assets........ $ 15,374                    $ 23,629                           $10,855
                                    --------                    --------                           -------
    Total assets................... $424,045                    $436,951                          $398,462
                                    ========                    ========                          ========

Liabilities and Stockholders'
Equity:
  Interest-bearing liabilities:
    Savings deposits............... $358,300 $12,386     3.46%  $350,368  $ 6,271         3.58%   $356,356    $6,430      3.61%

    Borrowings.....................      700      80    11.42%        --       --           --       6,544       164      5.01%
                                                                               --
      Total interest-bearing        $359,000 $12,466     3.47%  $350,368  $ 6,271         3.58%   $362,900    $6,594      3.63%
                                    ======== =======     ====   ========  =======         ====    ========    ======      ====
liabilities........................
Non interest-bearing liabilities...   $8,813                    $  5,847                          $  5,543
      Total liabilities............  367,813                     356,215                           368,443
Stockholders' equity...............   56,232                      80,736                            30,019
                                      ------                      ------                            ------
      Total liabilities and         $424,045                    $436,951                          $398,462
                                    ========                    ========                          ========
stockholders' equity...............
Net interest income................          $13,827                      $ 7,630                 $  5,530
Interest rate spread (2)...........                      2.96%                            3.15%                           2.61%
Net yield on interest-earning                            3.38%                            3.69%                           2.85%
assets (3).........................
Ratio of interest-earning assets
to average interest-bearing........                       114%                             118%                            107%


----------------------------------------
(1)  Includes interest-bearing deposits in other banks.
(2)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4)  Ratios have been annualized where applicable.

Changes to Financial Condition

      The Corporation's total assets at December 31, 1996 and December 31, 1995 totaled $647.9 million and $490.4 million, respectively, an increase of $157.5 million or 32.1%. This increase was primarily as a result of the $27.1 million or 100.3% increase in cash and cash equivalents, the $71.3 million or 29.9.% increase in loans receivable, the $12.5 million or 32.3% increase in investment securities, the $8.3 million or 5.0% increase in mortgage-backed securities and the $25.1 million increase in securities purchased under agreements to resell for the fiscal year ended December 31, 1996. This asset growth was primarily funded by the increase in total savings deposits at December 31, 1996 of $132.0 million or 39.2% to $469.1 million as compared to savings deposits of $337.1 million as of December 31, 1995, coupled with the $25.0 million increase in Federal Home Loan Bank advances. The increase in deposits was primarily the result of the acquisition of $137.6 million in deposit balances. The acquisition of the $137.6 million in deposit balances on September 20, 1996 resulted in the receipt of $126.5 million in cash which funded the increases in cash and cash equivalents, securities purchased under agreements to resell, investment securities, loans receivable and mortgage-backed securities. The deposit acquisition also contributed to the increase in assets for the period with the addition of $9.5 million in goodwill/core deposit intangible.

      Total consolidated stockholders' equity of the Corporation decreased $757,000 to $72.6 million at December 31, 1996 from $73.3 million at December 31, 1995. The 1.0% decrease is primarily attributed to the repurchase of 242,000 shares of the Corporation's outstanding common stock in the open market, at a total cost of $3.6 million coupled with the payment of $942,000 in dividends to shareholders, partially offset by the addition of $3.5 million of net income for the period. The decrease in total consolidated stockholders' equity coupled with the increase of $157.5 million in total assets resulted in a decrease in consolidated stockholders' equity as a percentage of total assets to 11.2% at December 30, 1996 from 15.0 % at December 31, 1995.

      Total assets amounted to $490.4 million at December 31, 1995, an increase of $58.6 million, or 13.6% from December 31, 1994. A major component of the asset increase during this period was the $94.7 million of purchased mortgage loans that were financed by $73.4 million in advances from the Federal Home Loan Bank of Pittsburgh and the Savings Bank's liquidity. During this same comparable period, savings deposits decreased by $10.6 million or 3.0% to $337.1 million at December 31, 1995. The decrease in deposits was primarily due to deposit withdrawals resulting from management's decision to price deposits more conservatively.


Comparison of Years Ended December 31, 1996 and December 31, 1995

Net Income. Net Income of $3.5 million for the fiscal year ended December 31, 1996 showed a $392,000 decrease over net income of $3.9 million for the fiscal year ended December 31, 1995. The decrease in earnings for this period is primarily attributable to the one-time deposit insurance assessment totaling $2.2 million ($1.4 million after tax), partially offset by an increase in earnings in conjunction with gains associated with the sale of real estate and mortgage-backed securities. The deposit insurance assessment was the result of a one-time fee assessed to members of the Savings Association Insurance Fund ("SAIF") for its recapitalization. Net income, absent the $1.4 million after tax "SAIF" recapitalization assessment, was $4.8 million for the fiscal year ended December 31, 1996, as compared to net income of $3.9 million for the fiscal year ended December 31, 1995. This increase in net income of $.9 million to $4.8 million (absent the "SAIF" assessment), for the fiscal year ended December 31, 1996, reflects a 24.9% increase over the similar period in 1995. Net interest income before provisions for loan losses was $18.2 million for the fiscal year ended December 31, 1996 as compared to $15.2 million for the same period in 1995, an increase of $3.0 million, or 19.5%. For these same periods, total interest expense was $20.8 million and $14.4 million, respectively, an increase of $6.4 million, or 44.4%. Non-interest income was $1.8 million and $1.2 million, respectively for these same periods, an increase of 54.5%. The increase in non-interest income was attributed to the gains associated with the sale of the real estate and mortgage-backed securities along with a $207,000 increase in other operating income. Operating expense

(non-interest expense) was $13.7 million and $10.0 million for the fiscal year ending December 31, 1996 and December 31, 1995, respectively. The increase in operating expense was primarily attributable to the $2.2 million "SAIF" assessment along with the costs associated with the acquisition of the $137.6 million in deposit balances, and related branch offices of Cenlar Federal Savings Bank of Trenton, New Jersey.

Total Interest Income. For the fiscal year ended December 31, 1996, total interest income increased to $39.0 million from $29.6 million for the fiscal year ended December 31, 1995. This increase of $9.4 million, or 31.6%, is due primarily to the increase in income on loans receivable to $23.1 million at December 31, 1996 from $11.5 million at December 31, 1995, this increase of $11.6 million, or 101.0%, was somewhat offset by the decrease in income on mortgage-backed securities, investment securities and other interest earning assets. During the same time periods the average balance of loans receivable increased by $149.1 million to $298.8 million from $149.7 million, with the average yield increasing to 7.74% from 7.68%. Interest on mortgage-backed securities decreased $836,000, or (7.0%), from December 31, 1995 to December 31, 1996. The average yield on mortgage-backed securities decreased to 6.77% from 6.85%, while the average balance of mortgage-backed securities decreased by $10.3 million when comparing these two periods. Interest on investment securities declined by $1.1 million or, 29.5%, for the fiscal year ended December 31, 1996 as compared to the similar period in 1995 as a result of the decrease in the average balance to $44.6 million from $64.8 million for the same periods. Interest on securities purchased under agreements to resell increased to $160,000 for the fiscal year ended December 31, 1996 from $0 for the fiscal year ended December 31, 1995, primarily as the result in the increase in the average balance to $3.8 million from $0 for the same periods. Interest on other interest earning assets declined by $438,000, or 18.4%, for the fiscal year ended December 31, 1996 compared to the similar period ended December 31, 1995 primarily as a result of a decrease in the average yield to 4.52% at December 31, 1996 from 5.50% at December 31, 1995. The increases in the average balances of loans receivable and the decreases in the average balances of mortgage-backed securities and investment securities are a result of management's decision to increase the origination and purchase of mortgage loans.

Total Interest Expense. Total interest expense increased to $20.8 million for the fiscal year ended December 31, 1996 from $14.4 million for the fiscal year period ended December 31, 1995. This increase of $6.4 million, or 44.4%, in total interest expense is a result of the increase in the average balance of Federal Home Loan Bank advances to $102.5 million from $19.9 million for the fiscal years ended December 31, 1996 and 1995, respectively, coupled with the increase in the average balance of savings deposits by $44.8 million, or 13.3%, for the same periods. The increase in savings deposits was primarily result of the acquisition of $137.6 million in deposit balances. The average balance of total interest-bearing liabilities increased to $485.0 million during the fiscal years ended December 31, 1996 from $357.6 million during the fiscal year ended December 31, 1995 as a result of the increase in Federal Home Loan Bank borrowings and the acquisition of deposit balances. The increase in borrowings was utilized primarily to fund the origination or purchase of mortgage loans.

Net Interest Income. Net interest income for the fiscal year ended December 31, 1996 increased by $3.0 million or 19.5% to $18.2 million from $15.2 million for the same period in 1995. This increase is primarily due to the increase in interest-earning assets partially offset by the increase to interest-bearing liabilities. The average balances of interest-earning assets increased to $553.2 million for the fiscal year ended December 31, 1996 from $431.2 million, or 28.3%, for the comparable period in 1995. During these same periods, the average balances on interest-bearing liabilities increased to $485.0 million from $357.6 million, or 35.6%. The cost of interest-bearing liabilities increased from 4.03% to 4.29% while the yield on interest-earning assets increased from 6.87% to 7.05% for the fiscal year periods ended December 31, 1995 and 1996 respectively.

Allowance for Loan Losses. The allowance for loan losses increased $322,000, or 21.7% to $1.8 at December 31, 1996 from $1.5 million at December 31, 1995, as a result of increased lending activity during the period. Such totals correlate to non-performing loans of $2.0 million at December 31, 1996 and $1.8 million at December 31, 1995. The increase in the allowance for loan losses resulted from the addition of $330,000 to the provision for loan losses and the deduction of $8,000 of net charge offs for losses on loans. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. At December 31, 1996, the allowance for loan losses was 91.6% of non-performing loans as compared to 82.3% of non-performing loans at December 31, 1995. While management maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income increased to $1.8 million for the fiscal year period ended December 31, 1996 from $1.2 million, or 54.5%, for the similar period in 1995. This increase can be attributed to the increase in the gain on the sale of real estate acquired through foreclosure of $33,000 and an increase in the gain on the sale of mortgage-backed securities totaling $314,000. The remainder of the increase can be attributed to an increase of $207,000 in service fee income, which was a result of increased loan servicing activity during the period, coupled with a $79,000 gain on the sale of loans.

Non-Interest Expense. Total non-interest expense increased to $13.7 million for the fiscal years ended December 31, 1996 as compared to $10.0 million for the similar period in 1995. This increase of $3.7 million, or 37.8%, is primarily attributable to the increase in federal deposit insurance premiums of $2.1 million, a $749,000 increase in employee compensation and benefits, the $62,000 increase in professional fees, the $429,000 increase in other operating costs and the increase of $244,000 in amortization of intangibles. The increase in federal deposit insurance premium, was due to the "SAIF" assessment previously discussed. The increases in compensation and benefit costs were primarily a result of increased staffing necessary to support the acquisition of the three branch offices associated with the acquisition of the $137.6 million of deposit balances, coupled with salary increases resulting from annual performance reviews. Benefit costs were also increased due to the increases in costs associated with Employee Stock Ownership Plans utilizing Corporation stock (portions of the costs of benefit plans utilizing Corporation stock change as the market value of the stock changes). The increase in other operating expenses are primarily due to increases in the costs associated with current lending activities, coupled with the costs associated with the continued operation of the three branch offices purchased from Cenlar Federal Savings Bank. The increase in amortization of intangibles was the result of the acquisition of the $137.6 million in deposit balances.

Income Tax Expense. For the fiscal year period ended December 31, 1996, income taxes decreased to $2.4 million from $2.5 million for the fiscal years ended Fiscal year. This decrease of $38,000 is primarily attributed to the decrease in net income before taxes to $5.9 million from $6.3 million for the fiscal year periods ended December 31, 1996 and 1995, respectively, primarily as a result of the SAIF assessment previously mentioned.


Comparison of Years Ended December 31, 1995 and June 30, 1994

Net Income. The Corporation recorded net income of $3.9 million for the fiscal year ended December 31, 1995 ("December 1995"), as compared to net income of $4.5 million for the fiscal year ended June 30, 1994 ("June 1994"). Included in June 1994's income was a $1.8 million one time positive adjustment to income resulting  from the  adoption of Statement  of  Financial  Accounting  Standards
(SFAS) No. 109 "Accounting for Income Taxes". Excluding this accounting change from the June 1994 period, earnings from continuing operations for the year ended December 31, 1995 of $3.9 million increased by $1.2 million (45.2%) compared to the $2.7 million in earnings from continuing operations for the year ended June 30, 1994.

Total Interest Income. Total interest income increased by $5.1 million or 20.9% to $29.6 million for December 1995, from $24.5 million for June 1994. This increase was primarily attributable to the $46.3 million increase in the average balance of total interest-earning assets to $431.2 million for December 1995 from $384.9 million for June 1994 aided by an increase in the average yield on total interest-earning assets of 50 basis points (100 basis points equals 1%) or 7.8% from 6.37% for June 1994 compared to 6.87% for December 1995. Interest on loans receivable increased $0.5 million, or 4.9%, from $11.0 million in June 1994 to $11.5 million for December 1995 primarily attributable to the increase in the average balances of loans receivable offset partially by the 24 basis point decline in the average yield on loans receivable. The average balance of loans receivable increased $11.4 million, or 8.2% to $149.7 million for December 1995 compared to $138.4 million for June 1994. The average yield on loans receivable declined to 7.68% for December 1995 compared to 7.92% for June 1994 primarily as a result of the lower rates of interest available in the markets for mortgage loan products. Interest on mortgage-backed securities increased by $4.0 million, or 50.4%, to $11.9 million for December 1995 from $7.9 million for June 1994 mainly as a result of the increase in the average balance of mortgage-backed securities aided by an increase in the average yield on mortgage-backed securities. The average balance on mortgage-backed securities increased to $173.3 million for December 1995 from $121.9 million for June 1994 while the average yield on these securities increased from 6.48% for June 1994 to 6.85% for December 1995. The increase in mortgage-backed securities is due mainly to management's decision to invest the proceeds of the stock conversion primarily into mortgage-backed securities. The increase in interest yield on these securities was due primarily to the relatively higher rates of interest being available in the markets during the latter half of 1994. Income from other interest-earning assets increased $0.8 million offset in part by the decline of $0.2 million in interest earned on investment securities for the periods being compared. Other interest-earning assets increased on average by $1.3 million, or 3.0% to $43.3 million for December 1995 from $42.0 for June 1994 while the average yield on these assets (primarily overnight loans of Fed Funds) increased from 3.8% to 5.5% for these periods. The primary reason for the increases in average yields was the availability of higher market rates of interest on short term investments during the latter half of 1994 and the first half of 1995. Management's policy during the latter portion of 1994 was to increase investments in mortgage backed securities and investment securities in anticipation of increased loan demand in 1995.

Total Interest Expense. Total interest expense increased to $14.4 million for December 1995 from $12.8 million for June 1994 while the average balance of total interest-bearing liabilities decreased to $357.6 million for December 1995 from $364.9 million for June 1994. The increase in total interest expense is attributable to the increases in the average cost of savings deposits as well as the increased average balance of borrowed money. The decreased average amount of savings deposits was accompanied by an increase in the average cost of deposits from 3.46% in June 1994 to 3.96% in December 1995. Management believes that the primary reason for the reductions in deposits was the maturity and withdrawal of certificates of deposit and the reinvestment of such deposits in alternative investment products with potentially higher rates of return. The cost of borrowed money increased as a result of an increase in the average amounts of borrowed money of $17.2 million of Federal Home Loan Bank advances during 1995 that had an average cost of 5.21%.

Net Interest Income. Net interest income increased $3.5 million or 29.8% for December 1995 over the similar period ending June 1994. This increase was primarily the result of total interest income increasing more rapidly than total interest expense as the Corporation's interest-earning assets repriced faster than its interest-bearing liabilities during the rising interest rate environment.

Allowance For Loan Losses. Third Federal's allowance for loan losses was $1.5 million at December 31, 1995, and June 30, 1994. Such totals correlate to non-performing loans of $1.8 million at December 31, 1994 and $1.7 million at June 30, 1994. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. The provision for losses on loans was $72,000 for the year ended December 31, 1995 as compared to ($144,000) for the year ended June 30, 1994. As a result of the 1995 provision, Third Federal's allowance for loan losses constituted 82.3% of non-performing loans at December 31, 1995 as compared to 84.7% of non-performing loans at June 30, 1994. The decreased percentage of the allowance/non-performing loan ratio is primarily attributable to the increase in non-performing loans. Management policy is to review the overall allowance on a periodic basis and to maintain the allowance at a level deemed appropriate based on an analysis of the loan portfolio and non-performing loans.

Non-interest Income. Total non-interest income decreased to $1.2 million for December 1995 compared to $1.9 million for June 1994. This decrease is partially attributable to the $386,000 recovery of taxes as a result of the invalidation of Philadelphia's mortgage transfer tax recorded in the year ended June 30, 1994 which was not present in December 1995, and $533,000 in gains on sale of real estate owned which decreased to $82,000 for December 1995. Gains on sale of real estate owned or held for sale in June 1994 were primarily attributed to the sale of assets acquired through the merger with Doylestown and will not be recurring.

Non-interest Expense. Total non-interest expense (operating expenses) increased $425,000 or 4.5% from $9.5 million in June 1994 to $9.9 million in December 1995. The major cause of this increase was the $545,000 (12.0%) increase in employee compensation and benefits due to normal salary increases, the hiring of additional personnel and the increased costs of stock based benefit programs, as well as the $107,000 increase in professional fees resulting from the Corporation becoming a public company. These increases were offset in part by a $236,000 reduction in other operating costs comprised mainly of reductions of insurance and surety bond costs and miscellaneous operating costs.

Income Tax Expense. Income taxes increased by $912,000 or 55.1%, to $2.6 million for the year ended December 31, 1995, from $1.7 million for the year ended June 30, 1994. The primary reason for the increase was the $2.1 million increase in net income before income taxes and cumulative effects of changes in accounting. The Corporation has adopted the Financial Accounting Standards Board SFAS No. 109 "Accounting for Income Taxes". This required accounting method change resulted in a one-time cumulative effect of $1.8 million in the operations for the period ended June 30, 1994. The Corporation's effective tax rate was 39.9% for the year ended December 31, 1995 compared to 38.3% for the year ended June 30, 1994.


Comparison of Six Month Periods Ended December 31, 1994 and 1993

Net Income. The Corporation recorded net income of $2.6 million for the six month period ended December 31, 1994 ("December 1994"), as compared to net income of $3.2 million for the six month period ended December 31, 1993 ("December 1993"). Included in December 1994's income was a $0.4 million one time positive adjustment to income resulting from the adoption of Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". Included in December 1993's income was a $1.8 million one-time positive adjustment resulting from a change in the method for accounting for income taxes due to the adoption of SFAS No. 109. Excluding these accounting changes from both periods, earnings from continuing operations for the six month period ended December 31, 1994 of $2.2 million increased by $0.8 million compared to $1.4 million earnings from continuing operations for the six month period ended December 31, 1993.

Total Interest Income. Total interest income increased by $1.8 million or 14.7% to $13.9 million for December 1994, from $12.1 million for December 1993. This increase was primarily attributed to the $71.7 million increase in the average balance of mortgage-backed securities to $179.4 million for December 1994 from $107.6 million for December 1993 offset somewhat by a decrease in the average yield on these securities of 19 basis points (100 basis points equals 1%) or 2.9% from 6.33% for December 1994 compared to 6.52% for December 1993. Interest on mortgage-backed securities increased by $2.2 million, or 61.7%, to $5.7 million for December 1994 from $3.5 million for December 1993. The increase in mortgage-backed securities is due mainly to management's decision to invest the proceeds of the stock conversion primarily into short term mortgage-backed securities. The decrease in interest yield on these securities was due primarily to the prepayment of higher yielding securities and the investing of funds into shorter term, lower yielding securities. The increased yield on mortgage-backed securities was partially offset by decreases of $0.8 million in interest on loans receivable caused primarily by the decline in the average balances outstanding. Management's policy during the latter portion of 1994 was to increase holdings of both mortgage-backed securities and investment securities to offset reductions in loan production.

Total Interest Expense. Total interest expense decreased to $6.3 million for December 1994 from $6.6 million for December 1993. The average balance of total interest-bearing liabilities decreased to $350.4 million for December 1994 from $362.9 million for December 1993. The decreased size of deposits was accompanied by a reduction in the average cost of deposits from 3.61% in December 1993 to 3.58% in December 1994. Management believes that the primary reason for the reductions in deposits and costs was the maturity and withdrawal of certificates of deposit and the reinvestment of such deposits in alternative investment products with potentially higher rates of return. The cost of borrowed money decreased as a result of the repayment of $3.9 million of Federal Home Loan Bank advances during 1994 that were outstanding in December 1993 and had an average cost of 8.0%.

Net Interest Income. Net interest income increased $2.1 million or 38.0% for December 1994 over the similar period ending December 1993. This increase was the result of total interest income rising more rapidly than total interest expense as the Corporation's interest-earning assets repriced faster than its interest-bearing liabilities during the rising interest rate environment.

Allowance For Loan Losses. The Savings Bank's allowance for loan losses was $1.5 million at December 31, 1994, and June 30, 1994. Such totals correlate to non-performing loans of $1.7 million at December 31, 1994 and June 30, 1994. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. The provision for losses on loans was $30,000 for December 1994 as compared to $4,000 for June 1994. As a result of the 1994 provision, Third Federal's allowance for loan losses constituted 88.2% of non-performing loans at December 31, 1994 as compared to 84.7% of non-performing loans at June 30, 1994. The increased percentage of the allowance/non-performing loan ratio is primarily attributable to a reduction in non-performing loans, the additional provision, and management's periodic review of the overall level of the allowance.

Non-interest Income. Total non-interest income decreased to $0.6 million for December 1994 compared to $1.2 million for December 1993. This decrease is partially attributable to the $386,000 recovery of taxes as a result of the invalidation of Philadelphia's mortgage transfer tax recorded in the six months ended December 31, 1993 which was not present in December 1994. Even though gains on sale of real estate owned or held for sale increased by $152,000 for December 1994, these gains were primarily offset by the $204,000 decline in service fees and charges.

Non-interest Expense. Total non-interest expense (operating expenses) decreased $89,000 or 1.9% from $4.7 million in December 1993 to $ 4.6 million in December 1994. The major cause of this decrease was the $135,000 reduction in advertising costs due to a reduction in advertising for loan and deposit products and an $111,000 decrease in other operating costs due to overall improvements in operating efficiencies. These decreases more than offset increases of $78,000 in compensation due to increased costs of maintaining qualified personnel $26,000 in deposit insurance premiums, and $137,000 in professional fees.

Income Tax Expense. Income taxes increased by $706,000 or 96.7%, to $1.4 million for the six month period ended December 31, 1994, from $0.7 million for the six month period ended December 31, 1993. The primary reason for the increase was the $1.5 million increase in net income before income taxes and cumulative effects of changes in accounting. The Corporation has adopted the Financial Accounting Standards Board SFAS No. 109 "Accounting for Income Taxes". This required accounting method change resulted in a one-time cumulative effect of $1.8 million in the operations for the period ended June 30, 1994. The Corporation's effective tax rate was 39.7% for the six month period ended December 31, 1994 compared to 35.0% for the six month period ended December 31, 1993.

Liquidity and Capital Resources

      Under current regulations, the Savings Bank must have core capital equal to 3% of total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. The OTS has proposed amending its regulations in such a manner that would increase the core capital requirements for most thrift institutions from 3% to 4% or 5%, depending upon the institutions financial condition and other factors. Although the final form of the regulation cannot be foreseen, if adopted as proposed, the Savings Bank would expect its core capital requirements to increase to at least 4%.


      On December 31, 1996, the Savings Bank exceeded with its three regulatory capital requirements as follows:


                                                     Amount    Percent
                                                     ------    -------

Tangible capital...............................      $50,103     7.78%
Tangible capital requirement...................       9,655      1.50%
                                                     -------    -----

Excess over requirement........................      $40,448     6.28%
                                                     =======     =====

Core Capital...................................      $50,103     7.78%
Core Capital requirement.......................       19,310     3.00%
                                                     -------    -----

Excess over requirement........................      $30,793     4.78%
                                                     =======     ====

Risk based capital.............................      $51,909    17.70%
Risk based capital requirement.................       23,468     8.00%
                                                     -------    -----

Excess over requirement........................      $28,441     9.70%
                                                     =======     ====


       Management believes that under current regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. Events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in areas in which the Savings Bank operates, could adversely affect future earnings and as a result, the ability of the Savings Bank to meet its future minimum capital requirements.

       The Savings Bank's liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost effective manner. The Savings Bank's primary source of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal. During the past several years, the Savings Bank has used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, repurchase its common stock, and increase the Savings Bank's along with the Corporation's liquidity. The Savings Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank of Pittsburgh. As of December 31, 1996, such borrowed funds total $98.4 million. Loan prepayments, maturing investments and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition.

       The Savings Bank is required under federal regulations to maintain certain specified levels of "liquid investments", which include certain United States government obligations and other approved investments. Current regulations require the Savings Bank to maintain liquid assets of not less than 5% of its net withdrawable accounts plus short term borrowings. Short term liquid assets must consist of not less than 1% of such accounts and borrowings, which amount is also included within the 5% requirement. These levels may be changed from time to time by the regulators to reflect current economic conditions. The Savings Bank has generally maintained liquidity far in excess of regulatory requirements. The Savings Bank's regulatory liquidity was 24.16%, 12.48% and 22.93% at December 31, 1996, 1995 and 1994, respectively, and its short term liquidity was 19.8%, 7.0% and 15.18%, at such dates, respectively.

       The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 1997, is approximately $137.8 million. To the extent that these deposits do not remain at the Savings Bank upon maturity, the Savings Bank believes that it can replace these funds with deposits, excess liquidity, FHLB advances or other borrowings. It has been the Savings Bank's experience that a substantial portion of such maturing deposits remain at the Savings Bank.

      At December 31, 1996, the Savings Bank had outstanding commitments to originate loans of $24.9 million. Also outstanding at December 31, 1996 were commitments to purchase $2.9 million of loans from correspondents along with commitments to purchase $2.0 million of investment securities. Funds required to fill these commitments are derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 1996, the Savings Bank had outstanding commitments to sell loans of $4.7 million.


Impact of Inflation and Changing Prices

      The consolidated financial statements and related data have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation.

      Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                   TF FINANCIAL CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995

                                  C O N T E N T S



                                                                     Page
                                                                     ----


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                     3


FINANCIAL STATEMENTS

      CONSOLIDATED STATEMENTS OF FINANCIAL POSITION                    4

      CONSOLIDATED STATEMENTS OF EARNINGS                              5

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY        6

      CONSOLIDATED STATEMENTS OF CASH FLOWS                            8

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      10

                 Report of Independent Certified Public Accountants
                 --------------------------------------------------


Board of Directors
TF Financial Corporation


      We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1995, the six-month period ended December 31, 1994 and the year ended June 30, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 1996 and 1995, the six-month period ended December 31, 1994 and the year ended June 30, 1994 in conformity with generally accepted accounting principles.

      As described in the notes to the consolidated financial statements, the Corporation changed its method of accounting for certain investments in debt and equity securities for the six-month period ended December 31, 1994 and income taxes for the year ended June 30, 1994.





Philadelphia, Pennsylvania
January 22, 1997

                     TF Financial Corporation and Subsidiaries


                   CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                    December 31,


                                                                              1996           1995
                                                                            --------       --------
                                                                                (in thousands)
            ASSETS

Cash and cash equivalents                                                   $  54,132    $  27,032
Certificates of deposit in other financial institutions                         4,220        4,221
Securities purchased under agreements to resell                                25,129         --
Investment securities available for sale - at market value                     12,652       15,044
Investment securities held to maturity (market value of $38,393 and
  $23,880 as of December 31, 1996 and 1995, respectively)                      38,544       23,640
Mortgage-backed securities available for sale - at market value                22,027          29,640
Mortgage-backed securities held to maturity (market value of                 $153,269
  and $139,260 as of December 31, 1996 and 1995, respectively)                153,758         137,841
Loans receivable, net                                                         309,570      238,275
Federal Home Loan Bank stock - at cost                                          4,918        3,668
Accrued interest receivable                                                     4,247        3,430
Premises and equipment, net                                                     8,002        6,555
Goodwill and other intangible assets                                            9,232         --
Other assets                                                                    1,422        1,012
                                                                            ---------    ---------

         TOTAL ASSETS                                                       $ 647,853    $ 490,358
                                                                            =========    =========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Deposits                                                                   $ 469,088    $ 337,069
 Advances from the Federal Home Loan Bank                                      98,359       73,359
 Advances from borrowers for taxes and insurance                                2,364        1,980
 Accrued interest payable                                                       2,030        1,763
 Other liabilities                                                              3,437        2,855
                                                                            ---------    ---------
        Total liabilities                                                     575,278      417,026
                                                                            ---------    ---------
Stockholders' equity
  Preferred stock, no par value; 2,000,000 shares authorized
    at December 31, 1996 and 1995, none issued                                     --           --
  Common stock, $0.10 par value; 10,000,000 shares authorized,
    5,290,000 shares issued, 3,962,544 and 4,164,942 shares
    outstanding at December 31, 1996 and 1995, respectively,
    net of shares in treasury:  1996 - 1,008,614; 1995 - 766,589                  529          529
  Retained earnings                                                            39,750       37,529
  Additional paid-in capital                                                   51,645       51,475
  Unearned ESOP shares                                                         (3,188)      (3,491)
  Shares acquired by MSBP                                                      (1,322)      (1,731)
  Treasury stock - at cost                                                    (14,712)     (11,116)
  Net unrealized (loss) gain on securities available for sale, net of tax        (127)         137
                                                                            ---------    ---------
         Total stockholders' equity                                            72,575       73,332
                                                                            ---------    ---------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 647,853    $ 490,358
                                                                            ---------    ---------



The accompanying notes are an integral part of these statements.

                     TF Financial Corporation and Subsidiaries

                        CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                            Six-month
                                                                                           period ended
                                                                Year ended December 31,     December 31,     June 30,
                                                                -----------------------
                                                                    1996          1995          1994           1994
                                                                    ----          ----          ----           -----
                                                                                      (in thousands)
Interest income
   Loans, including fees                                           $23,116      $ 11,501      $  4,921       $ 10,963
   Mortgage-backed securities                                       11,041        11,877         5,678          7,897
   Investment securities                                             2,728         3,870         2,117          4,060
   Interest-bearing deposits and other                               2,104         2,382         1,185          1,596
                                                                   -------      --------      --------       --------

      TOTAL INTEREST INCOME                                         38,989        29,630        13,901         24,516
                                                                   -------      --------      --------       --------

Interest expense
   Deposits                                                         14,739        13,368         6,271         12,545
   Borrowings                                                        6,058         1,035           --             244
                                                                   -------      --------      --------       --------

      TOTAL INTEREST EXPENSE                                        20,797        14,403         6,271         12,789
                                                                   -------      --------      --------       --------

      NET INTEREST INCOME                                           18,192        15,227         7,630         11,727

Provision for (recoveries of) loan losses                              330            72            30           (144)
                                                                   -------      --------      --------       --------

      NET INTEREST INCOME AFTER PROVISION FOR
            LOAN LOSSES                                             17,862        15,155         7,600         11,871
                                                                   -------      --------      --------       --------

Non-interest income
   Gain on sale of real estate acquired through foreclosure            115            82           152            533
   Gain (loss) on sale of investment securities                        330            16            14           (244)
   Gain on sale of real estate held for sale                            --            --            --            532
   Gain on sale of loans                                                79            --            --             --
   Unrealized loss on valuation of investments held for sale-           --            --          (648)
   Service fees, charges and other operating income                  1,270         1,063           451          1,730
                                                                   -------      --------      --------       --------

      TOTAL NON-INTEREST INCOME                                      1,794         1,161           617          1,903
                                                                   -------      --------      --------       --------

Non-interest expense
   Employee compensation and benefits                                5,828         5,079         2,334          4,534
   Occupancy and equipment                                           1,432         1,357           634          1,317
   Federal deposit insurance premium                                 2,929           791           421            810
   Data processing                                                     505           448           216            469
   Professional fees                                                   508           446           269            339
   Advertising                                                         292           276            42            268
   Other operating                                                   2,007         1,578           685          1,715
   Amortization of goodwill and other intangible assets                244            --            --             --
                                                                   -------      --------      --------       --------

      TOTAL NON-INTEREST EXPENSE                                    13,745         9,975         4,601          9,452
                                                                   -------      --------      --------       --------

      INCOME BEFORE INCOME TAXES AND CUMULATIVE
          EFFECT OF ACCOUNTING CHANGES                               5,911         6,341         3,616          4,322

Income taxes                                                         2,432         2,470         1,436          1,656
                                                                   -------      --------      --------       --------

      INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
           CHANGES                                                   3,479         3,871         2,180          2,666

Cumulative effect of accounting changes                                 --            --           427          1,800
                                                                   -------      --------      --------       --------

      NET INCOME                                                   $ 3,479      $  3,871      $  2,607       $  4,466
                                                                   =======      ========      ========       ========

Earnings per share
   Continuing operations                                           $  0.83      $   0.83      $   0.45       $     --
   Cumulative effect of accounting changes                              --            --          0.08             --
                                                                   -------      --------      --------       --------

   Primary earnings per share                                      $  0.83      $   0.83      $   0.53       $     --
                                                                   =======      ========      ========       ========

The accompanying notes are an integral part of these statements.

                    TF Financial Corporation and Subsidiaries


            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

   Years ended December 31, 1996 and 1995, six-month period ended December 31, 1994 and year ended June 30, 1994


                                                                                                             Net unrealized
                             Common Stock                                                                    gain (loss) on
                             ------------                                                                      securities
                                                 Additional     Unearned     Shares                             available
                                           Par     paid-in        ESOP     acquired by  Treasury   Retained   for sale, net
                           Shares         value    capital       shares        MSBP       stock    earnings      of tax      Total
                           ------        ------  ----------      -------   -----------   --------  --------    -----------  -------
                                                             (dollars in thousands)

Balance at July 1,
  1993                 $       -      $      -     $     -        $     -     $      -     $   - $27,673       $    -     $27,673

Net income for the
  year ended June
  30, 1994                     -             -           -              -            -         -   4,466            -       4,466

Balance at June 30,
  1994                         -             -           -              -            -         -  32,139            -       32,139

Shares issued upon
  conversion to
  stock form of
  ownership           $5,290,000           529      51,202              -            -         -       -            -       51,731

Cumulative effect of
  change in accounting
  method for investment
  securities on July 1,
  1994                        -              -           -              -            -         -       -         (427)        (427)

Common stock acquired
  by ESOP              (423,200)             -           -         (4,232)           -         -       -            -       (4,232)

Allocation of ESOP
  shares                 42,320              -          32            423            -         -       -            -          455

Shares acquired by
  MSBP                 (211,600)             -           -              -       (2,135)        -       -            -       (2,135)

Shares awarded by
  MSBP                  178,292              -           -              -            -         -       -            -            -

Amortization of MSBP
  expense                     -              -           -              -           45         -       -            -           45

Net unrealized loss
  on securities
  available for sale          -              -           -              -            -         -       -         (211)        (211)

Net income for the
  six-month period
  ended December 31,
  1994                        -               -          -              -            -         -   2,607            -        2,607
                        --------       -------      ------         ------      -------      ----  -------       -----      -------

Balance at December
  31,  1994           4,875,812             529     51,234         (3,809)      (2,090)        -  34,746         (638)      79,972


                                  (Continued)

                    TF Financial Corporation and Subsidiaries

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

   Years ended December 31, 1996 and 1995, six-month period ended December 31, 1994 and year ended June 30, 1994


                                                                                                             Net unrealized
                             Common Stock                                                                    gain (loss) on
                             ------------                                                                      securities
                                                Additional     Unearned     Shares                             available
                                          Par     paid-in        ESOP     acquired by  Treasury   Retained   for sale, net
                           Shares        value    capital       shares        MSBP       stock    earnings      of tax      Total
                           ------       ------  ----------      -------   -----------   --------  --------    -----------  -------
                                                            (dollars in thousands)



Allocation of ESOP
 shares                $  31,719       $    -    $     117      $    318   $      -      $     -   $     -      $      -   $    435

Shares awarded by
 MSBP                     24,000            -            -             -          -            -         -             -         -

Amortization of MSBP
 expense                       -            -          124             -        359            -         -             -        483

Purchase of treasury
 stock                  (765,500)           -            -             -        -        (11,100)        -             -    (11,100)

Treasury stock
 acquired from ESOP       (1,089)           -            -             -        -            (16)        -             -        (16)

Cash dividends on
 common stock                  -            -            -             -         -             -    (1,088)            -     (1,088)

Net unrealized gain
 on securities
 available for sale            -            -            -             -         -             -         -           775        775

Net income for the
 year ended December
 31, 1995                      -            -             -            -         -             -     3,871             -      3,871
                       ---------       ------    ---------      --------   --------      -------   -------      --------   --------

Balance at December
 31, 1995              4,164,942          529        51,475       (3,491)   (1,731)      (11,116)   37,529           137     73,332

Allocation of ESOP
 shares                   30,319            -           147          303         -             -         -             -        450

Shares awarded by
 MSBP                      9,308            -             -            -         -             -         -             -          -

Amortization of MSBP
 expense                       -            -            23            -       409             -         -             -        432

Purchase of treasury
 stock                  (242,025)           -             -            -        -         (3,596)        -             -     (3,596)

Cash dividends on
 common stock                  -            -             -            -        -              -    (1,258)            -     (1,258)

Net unrealized gain
 on securities
 available for sale            -            -             -            -        -              -         -          (264)      (264)

Net income for the
 year ended
 December 31, 1996             -            -             -            -        -              -     3,479             -      3,479
                       ---------       ------    ---------      --------   --------      -------   -------      --------   --------

Balance at December
 31, 1996              3,962,544       $  529    $   51,645     $ (3,188)  $(1,322)     $(14,712) $ 39,750      $   (127)  $ 72,575
                       =========       ======    =========      ========   ========      =======   =======      ========   ========

         The accompanying notes are an integral part of this statement.

                    TF Financial Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      Six-month
                                                                            Year ended December 31,  period ended    Year ended
                                                                            ----------------------   December 31,     June 30,
                                                                                1996       1995          1994           1994
                                                                             ---------  ---------    -------------   ----------

                                                                                                (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                 $ 3,479     $ 3,871      $  2,607         $4,466
   Adjustments to reconcile net income to net cash provided
        by operating activities
     Amortization of
        Purchased loan servicing rights                                            21          --            --            524
        Deferred loan origination fees                                           (197)       (117)         (106)          (230)
        Premiums and discounts on investment securities, net                      (69)        (31)          (29)           304
        Premiums and discounts on mortgage-backed securities
          and loans, net                                                          139         166           132           (291)
        Goodwill and other intangibles                                            244          --            --             --
     Deferred income taxes                                                         84         140           434             --
     Provision for loan losses and provision for losses on real estate            333          74            41           (143)
     Depreciation of premises and equipment                                       560         509           258            557
     Stock-based benefit programs                                                 882         919           358             --
     (Gain) loss on sale of
        Investment securities                                                    (330)        (16)          (14)           244
        Real estate held for sale                                                  --          --            --           (532)
        Real estate acquired through foreclosure                                 (115)        (82)         (152)          (533)
        Mortgage loans                                                            (79)         --            --             --
     Unrealized loss on investments held for sale                                  --          --            --            648
     (Increase) decrease in
        Accrued interest receivable                                              (817)         (7)          (51)          (143)
        Other assets                                                             (748)       (238)        1,135           (731)
     Increase (decrease) in
        Accrued interest payable                                                  267         980          (187)          (274)
        Other liabilities                                                         723         697          (917)        (1,103)
                                                                              -------     -------      --------         ------
          NET CASH PROVIDED BY OPERATING
              ACTIVITIES                                                        4,377       6,865         3,509          2,763
                                                                              -------     -------      --------         ------
CASH FLOWS FROM INVESTING ACTIVITIES
   Loan originations and principal payments on loans, net                     (38,475)    (37,289)        5,358         37,233
   Principal repayments on mortgage-backed securities
     held to maturity                                                          28,450      24,171        13,438         29,590
   Principal repayments on mortgage-backed securities available
     for sale                                                                   3,050          --            --             --
   Purchases of loans                                                         (83,704)    (87,165)           --             --
   Proceeds from loan sales                                                    22,648          --            --             --
   Purchases and maturities of certificates of deposit in other
     financial institutions, net                                                    1        (214)         (310)         1,096
   Purchases of investment and mortgage-backed securities
     held to maturity                                                         (49,069)    (18,445)      (54,310)      (145,039)
   Purchase of investment securities and mortgage-backed
     securities available for sale                                            (22,917)         --        (7,955)            --

                                   (continued)
                                       27

                     TF Financial Corporation and Subsidiaries



                                                                                                           Six-month
                                                                                                          period ended  Year ended
                                                                                  Year ended December 31,  December 31,  June 30,
                                                                                  ----------------------
                                                                                  1996             1995       1994        1994
                                                                                  ----             ----       ----        ----
                                                                                                   (in thousands)
   Purchase and maturities of securities purchased under
     agreement to resell                                                         $  (25,129)     $    --      $    --   $     --
   Proceeds from maturities of investment securities held to maturity                17,551       20,987        2,861     29,756
   Proceeds from maturities of investment securities available for sale              20,500       23,000        7,000         --
   Proceeds from the sale of investment securities available and
     held for sale                                                                    9,279        4,014           --     18,749
   (Purchase) redemption of Federal Home Loan Bank stock                             (1,250)      (1,968)          --        111
   Development of real estate acquired through foreclosure                               --           --           --         (4)
   Proceeds from sales of real estate acquired through foreclosure                      722          221          489      3,585
                                                                                  ---------    ---------     --------    -------
   Purchase of premises and equipment                                                (2,007)        (370)        (216)    (1,541)
   Premium paid for deposit liabilities                                              (9,476)          --           --        --

          NET CASH USED IN INVESTING ACTIVITIES                                    (129,826)     (73,058)     (33,645)   (26,518)
                                                                                  ---------    ---------     --------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand deposit/NOW accounts,
     passbook savings accounts and certificates of deposit                          132,019      (10,562)     (19,502)    16,805
   Net increase (decrease) in advances from Federal Home Loan Bank                   25,000       73,359         (900)    (3,000)
   Net increase (decrease) in advances from borrowers for
     taxes and insurance                                                                384          256           (3)      (445)
   Proceeds from issuance of common stock, net                                           --           --       16,586     30,913
   Common stock acquired by MSBP                                                         --           --       (2,135)        --
   Treasury stock acquired                                                           (3,596)     (11,116)          --         --
   Common stock dividends paid                                                       (1,258)      (1,088)          --         --

          NET CASH PROVIDED BY (USED IN) FINANCING
                ACTIVITIES                                                          152,549       50,849       (5,954)    44,273
                                                                                  ---------    ---------     --------    -------

          NET INCREASE (DECREASE) IN CASH AND CASH
                 EQUIVALENTS                                                         27,100      (15,344)     (36,090)    20,518

Cash and cash equivalents at beginning of period                                     27,032       42,376       78,466     57,948
                                                                                  ---------    ---------     --------    -------

Cash and cash equivalents at end of period                                        $  54,132    $  27,032     $ 42,376    $78,466
                                                                                  =========    =========     ========    =======
Supplemental disclosure of cash flow information
   Cash paid for
     Interest on deposits and advances                                            $  20,530    $   3,423     $  6,459    $13,064
     Income taxes                                                                 $   2,235    $   1,943     $  1,203    $   978

   Non-cash transactions
     Transfers from loans to real estate acquired through
        foreclosure                                                               $     327    $    127      $    110    $   597

     Transfer of investment and mortgage-backed securities
        to available for sale                                                     $      --    $ 29,640      $    --     $40,316

     Securitization of mortgage loans held for investment                        $  27,854     $     --       $   --     $    --

The accompanying notes are an integral part of these statements.

                    TF Financial Corporation and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   TF Financial Corporation (the Corporation) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly-owned subsidiaries, Third Federal Savings Bank (Third Federal or the Bank) and TF Investments Corporation. Third Federal is a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution which conducts operations from its main office in Newtown, Pennsylvania, ten full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and three full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

   During 1994, the Board of Directors of Third Federal Savings and Loan Association (the Association) adopted a plan of conversion (the Plan or the Conversion) whereby the Association converted to a federally chartered stock savings bank known as Third Federal Savings Bank whereby the Bank issued all of its outstanding stock to a newly formed holding company, TF Financial Corporation (the Corporation). The conversion to the stock form of ownership was completed on July 13, 1994, culminating in the issuance of 5,290,000 shares of common stock of the Corporation to the public. The consolidated financial statements for the periods prior to July 1994 are those of the Association prior to conversion.

   The Bank is subject to regulations of certain state and federal agencies and, accordingly, they are periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

   1.  Principles of Consolidation and Basis of Presentation
       -----------------------------------------------------

   The consolidated financial statements include the accounts of TF Financial Corporation and its wholly-owned subsidiaries: Third Federal Savings Bank, TF Investments Corporation (TF Investments) and Penns Trail Development Corporation. All material intercompany balances and transactions have been eliminated in consolidation.

   The accounting policies of the Corporation and its subsidiaries conform to generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting policies are summarized below.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   2.  Acquisitions
       ------------

   On September 20, 1996, the Bank acquired three Mercer County, New Jersey offices and related deposits of Cenlar Federal Savings Bank. The Bank assumed $137.6 million in deposits in exchange for $126.5 million in cash. As a result of the acquisition, the Bank added a core deposit intangible of $2.9 million and goodwill of $6.6 million.

   The core deposit intangible acquired is being amortized on an accelerated basis over 10 years. The goodwill acquired is being amortized on a straight-line basis over 15 years.

   3.  Cash and Cash Equivalents
       -------------------------

   The Corporation considers cash, due from banks, federal funds sold and interest-bearing deposits in other financial institutions, with original terms to maturity of less than three months, as cash equivalents for presentation purposes in the consolidated statements of financial position and cash flows.

   4.  Investment and Mortgage-Backed Securities Available for Sale
       ------------------------------------------------------------

   The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994. This statement requires the Bank to classify its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading or available for sale. The Corporation does not engage in security trading activities.

   Investment, mortgage-backed and marketable equity securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity, net of income taxes. Realized gains and losses on the sale of securities are recognized using the specific identification method.

   The cumulative effect of the change in accounting for certain investments in debt and equity securities of $427,000, net of income taxes, is reflected in the consolidated statement of earnings for the six-month period ended December 31, 1994.

   5.  Investment and Mortgage-Backed Securities Held to Maturity
       ----------------------------------------------------------

   Investment and mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method over the period to maturity. Mortgage-backed securities are stated at the principal amount outstanding
   (cost), adjusted for amortization of premiums and accretion of fees and discounts using the interest method. The Corporation has the ability and it is management's intention to hold such assets to maturity.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   6.  Loans Receivable
       ----------------

   Loans receivable are stated at unpaid principal balances less the allowance for loan losses and net deferred loan origination fees and discounts. Loan origination fees and discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

   Management's periodic evaluation of the adequacy of the loan loss allowance is based on the Bank's historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Actual losses may be higher or lower than historical trends, which vary. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).

   Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

   On January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The adoption of SFAS No. 114, as amended, had no material effect on the Corporation's consolidated financial position or results of operations.

   7.  Real Estate Acquired through Foreclosure
       ----------------------------------------

   Real estate acquired through foreclosure is initially recorded at the lower of the loan's unpaid principal balance (cost) or the fair value at the date of foreclosure less estimated selling expenses. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and a loss provision is established by a charge to operations if the carrying value of a property exceeds its estimated fair value.

   8.  Premises and Equipment
       ----------------------

   Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets.

   On January 1, 1996, the Corporation adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The adoption of SFAS No. 121 did not have a material impact on the Corporation's consolidated financial position or results of operations.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   9.  Mortgage Servicing Rights
       -------------------------

   On January 1, 1996, the Corporation adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. In circumstances where mortgage loans are originated, separate asset rights to service mortgage loans are only recorded when the enterprise intends to sell such loans. The adoption of SFAS No. 122 did not have a material impact on the Corporation's consolidated financial position or results of operations.

   The Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities. This statement is effective for transfers of financial assets, servicing of financial assets, and extinguishments of liabilities occurring after December 31, 1996. Adoption of this new statement is not expected to have a material impact on the Corporation's consolidated financial position or results of operations.

   10. Benefit Plans
       -------------

   The Corporation has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with one year of service, as defined by the ESOP. In November 1993, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees. In addition, the Corporation established a Management Stock Bonus Plan (MSBP) for key directors and personnel.

   On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Corporation's employee stock option plan is accounted for under APB Opinion No. 25.

                                  (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   11.  Income Taxes
        ------------

   The Corporation adopted, effective July 1, 1993, SFAS No. 109, "Accounting for Income Taxes," which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in accounting method of $1.8 million was reported in the consolidated statement of earnings for the year ended June 30, 1994.

   12.  Advertising Costs
        -----------------

   The Corporation expenses advertising costs as incurred.

   13.  Earnings Per Share
        ------------------

   Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding, including common stock equivalents (stock options), during the period (4,193,987, 4,638,000 and 4,881,295 shares at December 31, 1996, 1995 and 1994, respectively). Fully diluted earnings per share is not materially different from primary earnings per share. Common shares outstanding gives effect to issued shares, less unallocated shares held by the ESOP, and the remaining common shares reserved for issuance under the MSBP. The provisions of APB Opinion No. 15, "Earnings Per Share," are not applicable for the year ended June 30, 1994, as the Bank converted to the stock form of ownership in July 1994.

   14.  Reclassifications
        -----------------

   Certain prior year amounts have been reclassified to conform to the current period presentation.

NOTE B - CASH AND CASH EQUIVALENTS

   Cash and cash equivalents consist of the following:

                                                        December 31,
                                            -----------------------------------
                                                1996       1995        1994
                                            ---------- ------------ ----------
                                                        (in thousands)

        Cash and due from banks            $  14,737     $ 9,926    $ 9,308
        Interest-bearing deposits in other
         financial institutions               38,120      15,606     31,898
        Federal funds sold                     1,275       1,500      1,170
                                           ---------   ---------  ---------

                                           $  54,132     $27,032    $42,376
                                            ========    ========   ========

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE C - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

   The Bank enters into purchases of mortgage-backed securities under agreements to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 1996 consist of mortgage-backed securities.

   The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the consolidated statement of financial position. The securities underlying the agreements are book-entry securities. During the year, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. At December 31, 1996, these agreements matured within 30 days and substantially all agreements to resell securities purchased were outstanding with one dealer. Securities purchased under agreements to resell averaged $3.8 million during 1996, and the maximum amounts outstanding at any month-end during 1996 was $25.1 million.

NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES

   The amortized cost, gross unrealized gains and losses, and estimated market value of the Corporation's investment and mortgage-backed securities at December 31, 1996 and 1995 are summarized as follows:


                                                             December 31, 1996
                                                 -----------------------------------------------
                                                               Gross        Gross     Estimated
                                                 Amortized   unrealized   unrealized    market
                                                     cost      gains       losses        value
                                                 ----------  ----------   ----------  ----------
                                                                 (in thousands)

Investment securities held to maturity
   U.S. Government and federal agencies          $  34,976   $      57    $    (179)   $  34,854
   State and political subdivisions                  3,068           3          (31)       3,040
   Corporate debt securities                           500          --           (1)         499
                                                 ---------   ---------    ---------    ---------
                                                    38,544          60         (211)      38,393
Mortgage-backed securities held to maturity        153,758       1,136       (1,625)     153,269
                                                 ---------   ---------    ---------    ---------

                                                 $ 192,302   $   1,196    $  (1,836)   $ 191,662
                                                 =========   =========    =========    =========

Investment securities available for sale
   U.S. Government and federal agencies          $  11,976   $      40    $     (1)    $  12,015
   Equity securities (SLMA stock)                       10         129          --           139
   Mutual funds                                        500          --          (2)          498
                                                                                       ---------
                                                    12,486         169           (3)      12,652
Mortgage-backed securities available for sale       22,401          75         (449)      22,027
                                                 ---------   ---------    ---------    ---------

                                                 $  34,887   $     244    $    (452)   $  34,679
                                                 =========   =========    =========    =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                               December  31, 1995
                                                -----------------------------------------------
                                                               Gross        Gross     Estimated
                                                Amortized    unrealized   unrealized    market
                                                   cost        gains        losses      value
                                                ----------   ----------   ----------   ---------
                                                                  (in thousands)
Investment securities held to maturity
   U.S. Government and federal agencies          $  14,475   $     313    $     (49)   $  14,739
   State and political subdivisions                  3,140          21          (22)       3,139
   Corporate debt securities                         6,025          15          (38)       6,002
                                                 ---------   ---------    ---------    ---------
                                                    23,640         349         (109)      23,880
Mortgage-backed securities held to maturity        137,841       2,201         (782)     139,260
                                                 ---------   ---------    ---------    ---------
                                                 $ 161,481   $   2,550    $    (891)   $ 163,140
                                                 =========   =========    =========    =========
Investment securities available for sale
   U.S. Government and federal agencies$         $  14,489    $     --    $     (41)   $  14,448
   Equity securities (SLMA stock)                       10          88           --           98
   Mutual funds                                        500          --           (2)         498
                                                             ---------    ---------    ---------
                                                    14,999          88          (43)      15,044
Mortgage-backed securities available for sale       29,477         416         (253)      29,640
                                                 ---------   ---------    ---------    ---------
                                                 $  44,476   $     504    $    (296)   $  44,684
                                                 =========   =========    =========    =========

   Net realized gains (losses) were $330,000 for the year ended December 31, 1996, $16,000 for the year ended December 31, 1995, $14,000 for the six-month period ended December 31, 1994, and ($244,000) for the year ended June 30, 1994. These gains (losses) resulted from the sale of mortgage-backed securities of $9.3 million for the year ended December 31, 1996, the sale of investment securities of $4 million for the year ended December 31, 1995, the maturity of securities of $3 million for the six-month period ended December 31, 1994, and the sale of securities of $18.7 million for the year ended June 30, 1994.



                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

   The  carrying   value  and   estimated   market  value  of   investment   and
   mortgage-backed securities, by contractual maturity, are shown below.


                                                           December  31, 1996
                                                 --------------------------------------------
                                                   Held to maturity     Available for sale
                                                 --------------------   ---------------------
                                                            Estimated               Estimated
                                                  Carrying    market    Carrying     market
                                                   value      value      value       value
                                                 ---------- ---------   --------    ---------
                                                                (in thousands)
 Investment securities
   Due in one year or less                       $ 10,474   $ 10,474   $  8,647   $  8,647
   Due after one year through five years           12,303     12,209      4,005      4,005
   Due after five years through 10 years           13,767     13,724         --         --
   Due after 10 years                               2,000      1,986         --         --
                                                 --------   --------   --------   --------
                                                   38,544     38,393     12,652     12,652
Mortgage-backed securities                        153,758    153,269     22,027     22,027
                                                 --------   --------   --------   --------
                                                 $192,302   $191,662   $ 34,679   $ 34,679
                                                 ========   ========   ========   ========

   The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

                                                             December  31, 1996
                                                 ----------------------------------------------
                                                               Gross       Gross      Estimated
                                                 Amortized   unrealized  unrealized     market
                                                    cost       gains       losses       value
                                                 ----------  ----------  -----------  ----------
                                                                  (in thousands)
Mortgage-backed securities held to maturity
 FHLMC certificates                              $  90,016    $    697    $   (698)   $  90,015
 FNMA certificates                                  27,547         198        (261)      27,484
 GNMA certificates                                   6,043         205          --        6,248
 Real estate mortgage investment conduit            29,220          34        (643)      28,611
 Other mortgage-backed securities                      932           2         (23)         911
                                                 ---------   ---------    --------    ---------
                                                 $ 153,758    $  1,136    $ (1,625)   $ 153,269
                                                 =========   =========    =========   ==========

Mortgage-backed securities available for sale
 FHLMC certificates                              $   8,956    $     52    $   (103)   $   8,905
 FNMA certificates                                   3,314          23         (97)       3,240
 Real estate mortgage investment conduit            10,131          --        (249)       9,882
                                                 ---------    --------    --------    ---------
                                                 $  22,401    $     75    $   (449)   $  22,027
                                                 =========    ========    =========   =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued


                                                               December 31, 1995
                                                 -----------------------------------------------
                                                               Gross       Gross      Estimated
                                                 Amortized   unrealized  unrealized     market
                                                    cost       gains        losses      value
                                                 -----------------------------------------------
                                                                 (in thousands)
Mortgage-backed securities held to maturity
 FHLMC certificates                              $  65,834   $   1,225    $     (80)  $   66,979
 FNMA certificates                                  33,150         522         (138)      33,534
 GNMA certificates                                   7,644         353           --        7,997
 Real estate mortgage investment conduit            30,033          95         (534)      29,594
 Collateralized mortgage obligations                    19          --           --           19
 Other mortgage-backed securities                    1,161           6          (30)       1,137
                                                 ---------    ---------    ---------    ---------

                                                 $ 137,841   $   2,201    $    (782)  $  139,260
                                                 =========    =========    =========    =========

Mortgage-backed securities available for sale
 FHLMC certificates                              $  15,081   $     373    $     (32)  $   15,422
 FNMA certificates                                   4,012          42          (44)       4,010
 Real estate mortgage investment conduit            10,384           1         (177)      10,208
                                                 ---------   ---------    ---------    ---------

                                                 $ 29,477    $     416    $    (253)  $   29,640
                                                 =========   =========    =========    =========

   Investment securities having an aggregate amortized cost of approximately $1 million were pledged to secure public deposits at December 31, 1996 and 1995.

   There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity.

   On November 15, 1995, the FASB issued a Special Report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." This guide allows enterprises to reassess the appropriateness of the classification of all securities held. A one-time reassessment can be made on one day between November 15, 1995 and December 31, 1995. Reclassifications from the held-to-maturity category that result from this one-time reassessment will not call into question the intent of an enterprise to hold other debt securities to maturity in the future.

   Based on this Special Report, on December 26, 1995, management reclassified certain mortgage-backed securities from the held-to-maturity category to the available-for-sale category. The transfer was made to satisfy asset/liability management objectives and provide an additional source of liquidity to originate and purchase loans in 1996. The transfer was made at fair value and resulted in an estimated net unrealized gain of approximately $163,000 and an increase in retained earnings of approximately $107,000, net of income taxes, based on current market values.

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE E - LOANS RECEIVABLE

   Loans receivable are summarized as follows:

                                                              December 31,
                                                          -------------------
                                                            1996       1995
                                                          --------   --------
                                                             (in thousands)

       First mortgage loans (principally conventional)
       Secured by one-to-four family residences           $265,618   $204,430
       Secured by other non-residential properties          20,427     10,294
       Construction loans                                    4,720      3,604
                                                         ---------  ---------
                                                           290,765    218,328
       Less
         Net deferred loan origination fees                    885        882
         Net unearned discount (unamortized premium)          (364)      (138)
                                                         ---------  ---------
                                                               521        744

         Total first mortgage loans                        290,244    217,584
                                                         ---------  ---------

       Consumer and other loans
       Commercial                                            3,126      2,887
       Home equity and second mortgage                       9,661     10,635
       Leases                                                3,093      3,590
       Other                                                 5,261      5,072
                                                         ---------  ---------
                                                            21,141     22,184
       Less unearned discount                                    9          9
                                                         ---------- ---------

               Total consumer and other loans               21,132     22,175

       Less allowance for loan losses                        1,806      1,484
                                                         ---------  ---------

               Total loans receivable                     $309,570   $238,275
                                                         =========  =========

   Activity in the allowance for loan losses is summarized as follows:

                                              December 31,
                                      -----------------------------  June 30,
                                       1996       1995       1994      1994
                                      --------   -------   --------  -------
                                                   (in thousands)
     Balance at beginning of period    $ 1,484   $ 1,473   $ 1,450   $ 1,656
     Provision charged to income           330        72        30      (144)
     Charge-offs                            (8)      (61)       (7)      (62)
                                       -------    -------   -------   -------
     Balance at end of period          $ 1,806    $ 1,484   $ 1,473   $ 1,450
                                       =======    =======   =======   =======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE E - LOANS RECEIVABLE - Continued

   Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due 90 days or more that are not on a non-accrual status but that management expects will eventually be paid in full, totalled approximately $2 million and $1.8 million at December 31, 1996 and 1995, respectively. Of such amounts, approximately $900,000 and $1 million at December 31, 1996 and 1995, respectively, are residential mortgage loans secured by one-to-four family residences for which management has experienced insignificant charge-offs. Interest income that would have been recorded under the original terms of such loans totalled approximately $30,000 for the year ended December 31, 1996, $49,000 for the year ended December 31, 1995, $67,000 for the six-month period ended December 31, 1994, and $134,000 for the year ended June 30, 1994. No interest income has been recognized on non-accrual loans for any of the periods presented.

   On January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

   The Bank has identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued on such loans and cash payments received are applied to reduce principal to the extent necessary to eliminate any doubt as to the ultimate collectibility of principal either in whole or in part.

   Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. An allowance for credit losses has been established for all loans identified as impaired. The recorded investment in impaired loans and the valuation for credit losses are as follows:

                                                        December 31,
                                                  ---------------------
                                                     1996        1995
                                                  ----------   ---------
                                                      (in thousands)
     Principal amount of impaired loans           $     601   $    265
     Accrued interest                                     -          -
     Deferred loan costs                                  -          -
                                                  ---------  ---------
                                                        601        265
        Less valuation allowance                        128         40
                                                  ---------  ---------
                                                  $     473  $     225
                                                  =========  =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE E - LOANS RECEIVABLE - Continued

   The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995 was $433,000 and $271,000, respectively.

   Total cash collected on impaired loans during the year ended December 31, 1996 was $300,000, of which $253,000 was credited to the principal balance outstanding on such loans and $47,000 was recognized as interest income. Interest that would have been accrued on impaired loans during the year was $46,000.

   Total cash collected on impaired loans during the year ended December 31, 1995 was $20,000, of which $12,000 was credited to the principal balance outstanding on such loans and $8,000 was recognized as interest income. Interest that would have been accrued on impaired loans during the year was
   $25,000.   Interest income recognized during the year was $8,000.

   The Bank has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 1996 and 1995. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $511,000 and $541,000 at December 31, 1996 and 1995, respectively. For the year ended December 31, 1996, loans of approximately $41,000 were disbursed to officers and directors, while principal repayments of approximately $71,000 were received.

NOTE F - LOAN SERVICING

   Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

                                                      December 31,
                                                  ---------------------
                                                    1996       1995
                                                  ---------  -----------
                                                     (in thousands)

      Mortgage loan servicing portfolios
         FHLMC                                    $  66,521  $  25,440
         Other investors                              5,861      1,506
                                                  ---------  ---------

                                                  $  72,382  $  26,946
                                                   ========   ========

   Custodial balances maintained in connection with the foregoing loan servicing totalled approximately $1,490,000 and $547,000 at December 31, 1996 and 1995, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented.

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE G - PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:

                                                          December 31,
                                       Estimated        ----------------
                                      useful lives      1996        1995
                                      ------------      ----        -----
                                                          (in thousands)

     Buildings                             30        $    5,715 $    4,863
     Leasehold improvements                 5               333        237
     Furniture, fixtures and equipme      3-7             4,436      4,064
                                                      ---------  ---------
                                                         10,484      9,164
        Less accumulated depreciation                    (5,741)    (5,363)
                                                      ---------  ---------
                                                          4,743      3,801
          Land                                            3,259      2,754
                                                      ---------  ---------
                                                     $    8,002 $    6,555
                                                      =========  =========

NOTE H - DEPOSITS

   Deposits are summarized as follows:

                                                           December 31,
    Deposit type and weighted average                    ----------------
            interest rate                                1996        1995
    ---------------------------------                    ----        ----
                                                             (in thousands)
    Demand
      December 31, 1996 0.00%                         $   3,741
      December 31, 1995 0.00%                                    $   1,573
    NOW
      December 31, 1996 0.98%                            42,513
      December 31, 1995 1.57%                                       33,581
    Money Market
      December 31, 1996 3.54%                            29,970
      December 31, 1995 2.75%                                       10,481
    Passbook Savings - Fixed Rate
      December 31, 1996 3.00%                           127,213
      December 31, 1995 3.00%                                      120,387
    Passbook Savings - Adjustable Rate
      December 31, 1996 4.88%                            60,452
      December 31, 1995 4.74%                                       68,247
                                                       --------   --------
         Total demand, transaction and
               passbook deposits                        263,889    234,269

                                  (Continued)

                                   (Continued)
                    TF Financial Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE H - DEPOSITS - Continued

                                                      December 31,
    Deposit type and weighted average            ----------------------
            interest rate                         1996         1995
    ---------------------------------            ------      ----------
                                                    (in thousands)
    Certificates of Deposit
      December 31, 1996 5.30%                    $205,199
      December 31, 1995 5.22%                                $102,800
                                                  -------    ---------
                                                 $469,088    $337,069

   The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $8.6 million and $4.4 million at December 31, 1996 and 1995, respectively.

   Interest expense on deposits for the periods indicated below is summarized as follows:

                                             December 31,          June 30,
                                ------------------------------   -----------
                                 1996      1995          1994       1994
                                -------  --------      --------  -----------
                                                (in thousands)

     Money market            $     508  $     312   $      168  $     337
     Passbook savings            6,264      7,110        3,393      7,387
     NOW                           397        520          253        656
     Certificates of deposit     7,570      5,426        2,457      4,165
                             ---------  ---------    ---------  ---------

                             $  14,739  $  13,368   $    6,271  $  12,545
                              ========   ========    =========   ========

   At December 31, 1996, scheduled maturities of certificates of deposit are as follows:

                                              Year ending December 31,
                           ------------------------------------------------------------------
                             1997     1998      1999     2000     2001   Thereafter    Total
                           --------  -------  -------   ------   ------  ----------  --------

      Amount               $137,811  $44,153  $15,434   $5,908   $1,552   $   341   $205,199
                            ======= ======= ======= ======= ======= ========= =======

      Weighted average
       interest rate           5.12%    5.49%    5.57%    5.76%    5.56%     5.93%
                               ====     ====     ====     ====     ====      ====

                    TF Financial Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE I - ADVANCES FROM THE FEDERAL HOME LOAN BANK

   Advances from the Federal Home Loan Bank consist of the following:

                                              December 31,
                           ---------------------------------------------------
                                   1996                       1995
                           -------------------------  ------------------------
                                         Weighted                 Weighted
        Due date            Amount      average rate   Amount    average rate
        --------           --------     ------------  --------   -------------
                                               (in thousands)

        1997               $  10,000         5.57%    $  5,000        5.57%
        1998                  30,000         5.85       10,000        5.57
        1999                  30,000         6.05       25,000        5.97
        2000                  25,000         6.13       15,000        6.29
        2001                       -            -       15,000        6.39
        2010                   3,359         6.70        3,359        6.70
                           ---------        -----    ---------       -----

                           $  98,359         5.98     $ 73,359        6.07%
                            ========         ====     ========       =====

   The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Unused lines of credit at the Federal Home Loan Bank were $32 million and $45 million at December 31, 1996 and 1995, respectively.

NOTE J - BENEFIT PLANS

   The Bank has a non-contributory defined benefit pension plan covering substantially all full-time employees meeting certain eligibility requirements. The benefits are based on each employee's years of service and an average earnings formula. An employee becomes fully vested upon completion of five years of qualifying service. It is the policy of the Bank to fund the maximum amount allowable under the individual aggregate cost method to the extent deductible under existing federal income tax regulations.

   Additionally, the Bank maintains a profit-sharing plan for eligible employees. Profit-sharing contributions are at the discretion of the Board of Directors. The contributions to the profit-sharing plan were $187,000 for the year ended June 30, 1994. There were no profit-sharing plan contributions for the years ended December 31, 1996 and 1995 or for the six-month period ended December 31, 1994.



                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE J - BENEFIT PLANS - Continued

   The following table sets forth the pension plan's funded status and amounts recognized in the consolidated statements of financial position at the dates indicated.

                                                                   December 31,
                                                              ----------------------
                                                                1996         1995
                                                              --------     ---------
                                                                   (in thousands)
     Actuarial present value of benefit obligations
       Accumulated benefit obligation
         Vested                                               $    1,796  $   2,453
         Non-vested                                                  137        267
                                                              ---------- ----------

                                                              $    1,933  $   2,720
                                                               =========  =========

     Projected benefit obligation for service rendered
       to date                                                $   (3,004) $  (3,594)
     Plan assets at fair value (primarily listed stocks,
       cash and short-term investments)                            1,338      2,069
                                                               ---------  ---------

     Projected benefit obligation in excess of plan assets        (1,666)    (1,525)
     Unrecognized net gain from past experience
       different from that assumed and effects of changes
       in assumptions                                                542        440
     Unrecognized net obligation being recognized over
       15 years                                                       41         47
     Adjustment to recognize minimum liability                         -       (125)
     Prior service cost not yet recognized in net periodic
       pension cost                                                  466        512
                                                              ----------  ---------

     Accrued pension cost                                     $     (617  $    (651)
                                                              ==========  =========

   The net pension cost included the following components:


                                                                                 Six-month
                                                                               period ended   Year ended
                                                     Year ended December 31,   December 31,    June 30,
                                                     ----------------------
                                                          1996     1995            1994          1994
                                                     ----------- ----------       ------        ------
                                                                         (in thousands)
Service cost - benefits earned during the period          $ 173    $ 159          $  98         $ 255
Interest cost on projected benefit obligation               196      202            100           220
Actual return on plan assets                                (59)    (193)          (100)         (197)
Net amortization and deferral                               (28)      92             28           130
                                                          -----    -----          -----         -----
     Net pension costs                                    $ 282    $ 260          $ 126         $ 408
                                                          =====    =====          =====         =====

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE J - BENEFIT PLANS - Continued

   Assumptions used to develop the net periodic pension cost were as follows:

                                                                        Six-month
                                                                      period ended   Year ended
                                            Year ended December 31,    December 31,   June 30,
                                                1996     1995             1994         1994
                                                ----     ----             ----         ----
                                                           (in thousands)

Discount rate                                    6.00%   6.00%            6.75%        6.75%
Expected long-term rate of return on assets      8.00    8.50             8.50         8.50
Rate of increase in compensation levels          6.00    6.00             6.00         6.00


   In conjunction with and subsequent to the Conversion, the Corporation adopted the following benefit plans:

   1.  Employee Stock Ownership Plan
       -----------------------------

   In 1994, the Corporation established an internally leveraged ESOP for eligible employees who have completed six months of service with the Corporation or its subsidiaries. In July 1994, the ESOP borrowed $4.2 million from the Corporation to purchase 423,200 newly issued shares of common stock. The Corporation makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Corporation accounts for its ESOP in accordance with SOP 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial position. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP shares will be recorded as a reduction of debt and accrued interest. ESOP compensation expense was $450,000, $435,000 and $358,000 in 1996, 1995 and 1994, respectively. The ESOP shares as of December 31, 1996 were as follows:

     Allocated shares                                             104,358
     Unreleased shares                                            318,842
         Total ESOP shares                                        423,200
     Fair value of unreleased shares                           $5,181,182



                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE J - BENEFIT PLANS - Continued

   2.  Management Stock Bonus Plan
       ---------------------------

   The Board of Directors also adopted a MSBP which was approved by the Corporation's stockholders on October 13, 1994. The MSBP provides that up to 211,600 shares of common stock may be granted, at the discretion of the Board, to key directors and officers at no cost to the individuals. The Corporation granted 178,292 shares on November 18, 1994 and 24,000 shares on December 18, 1995 and 9,308 shares on December 15, 1996 in the form of restricted stock payable over five years from the date of grant. The recipients of the restricted stock are entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. In the event the recipient terminates association with the Corporation for reasons other than death, disability or change in control, the recipient forfeits all rights to the allocated shares under restriction which are cancelled and revert to the Corporation for reissuance under the plan. Shares acquired by MSBP of $2.1 million were recorded at the date of award based on the market value of shares acquired by the Corporation. Shares acquired by the MSBP, which are shown as a separate component of stockholders' equity, are being amortized to expense over the five-year vesting period; $432,000, $483,000 and $45,000 was amortized to expense in 1996, 1995 and 1994, respectively. At December 31, 1996, there were no shares reserved for future grants under the plan.

   3.    Stock Option Plans
         ------------------

   The Corporation has fixed stock option plans accounted for under APB Opinion 25 and related interpretations. The plans allow the Corporation to grant options to employees and directors for up to 554,000 shares of common stock. The options, which have a term of 10 years when issued, vest either immediately or over a three-year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                         1996         1995
                                                     ----------  -----------
     Net income                     As reported      $    3,479  $    3,871
                                    Pro forma        $    3,365  $    3,871

     Primary earnings per share     As reported      $      0.83 $      0.83
                                    Pro forma        $      0.80 $      0.83

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 0% and expected volatility of 12.1% for all years; risk-free interest rates of 6.4% and 5.7%; and expected lives of five years.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE J - BENEFIT PLANS - Continued

   A summary of the status of the Corporation's fixed stock option plans as of December 31, 1996, 1995 and 1994, and changes during the periods ending on those dates is presented below:


                                           1996                     1995                          1994
                                    -------------------      -----------------------    -------------------------
                                             Weighted                    Weighted                    Weighted
                                              average                     average                     average
                                              exercise                    exercise                   exercise
                                     Shares     price         Shares        price        Shares        price
                                     ------   -------        -------     -----------     -------     ---------
Outstanding at beginning of year    514,480    $ 11.82       460,480      $   11.50           --     $      --
Granted                              41,103    $ 11.82         15.09      $   14.83      460,480     $   11.50
Exercised                            (1,667)   $ 15.09         11.50      $   11.50           --            --
Forfeited                            (2,083)   $ 11.50         11.50      $   11.50           --            --
                                    --------   -------       ------       ---------      -------     ---------
Outstanding at end of year          551,833    $ 12.06       514,480      $   11.82      460,480     $   11.50
Options exercisable at year-end     501,730                  306,820
Weighted average fair value of
  options granted during the year              $  4.34                    $    3.83


   The following information applies to options outstanding at December 31, 1996:

     Number outstanding                                     551,833
     Range of exercise prices                            $10.83-$15.88
     Weighted average exercise price                        $12.06
     Weighted average remaining contractual life            8 years

   Total compensation cost recognized for stock-based employee compensation awards was approximately $28,000 and $16,000 for 1996 and 1995, respectively.

NOTE K - INCOME TAXES

   As previously discussed in note A11, the Bank adopted SFAS No. 109 as of July 1, 1993. The cumulative effect of the change in accounting method increased net income by approximately $1.8 million and is reported separately in the consolidated statement of earnings for the period ended June 30, 1994. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 109. SFAS No. 109 had no effect on the income tax provision for the year ended June 30, 1994, exclusive of such cumulative effect adjustment.


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE K - INCOME TAXES - Continued

   The components of income tax expense before extraordinary credit are summarized as follows:

                                                               Six-month
                                                              period ended    Year ended
                                     Year ended December 31,  December 31,     June 30,
                                         1996        1995         1994          1994
                                     ----------    --------    ----------      -----
                                                        (in thousands)

     Federal
        Current                        $   2,173   $   2,033  $      841     $     473
        Deferred                             (84)        140         434           683
                                        --------    --------    --------     ---------
                                           2,089       2,173       1,275         1,156
                                        --------    --------    --------     ---------

     State and local
        Current                              343         297         161           276
        Deferred                               -           -           -           224
                                       ---------   ---------  ----------      --------
                                             343         297         161           500
                                       ---------   ---------  ----------      --------

     Income tax provision before
       extraordinary credit            $   2,432  $    2,470   $   1,436    $   1,656
                                        ========    ========    ========     ========

   The Corporation's effective income tax rate was different than the statutory federal income tax rate as follows:


                                                              Six-month
                                                            period ended   Year ended
                                    Year ended December 31,  December 31,    June 30,
                                         1996    1995           1994         1994
                                         ----    -----          -----        ----
                                 (in thousands)

Statutory federal income tax             34.0%    34.0%        34.0%        34.0%
Increase (decrease) resulting from
   Tax-exempt income                     (2.7)    (1.6)        (1.2)        (2.3)
   Bad debt deduction                      --       --           --         (0.9)
   State tax, net of federal benefit      3.8      3.0          2.9          7.6
   Other                                  5.9      3.5          4.0         (0.1)
                                         ----     ----         ----         ----

                                         41.0%    38.9%        39.7%        38.3%
                                         ====     ====           ====         ====

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE K - INCOME TAXES - Continued

   Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 1996 and 1995 for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities given the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 1996 and 1995. The Corporation's net deferred tax asset at December 31, 1996 and 1995 was comprised of the following:

                                                                   December 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ---------- ------------
                                                                      (in thousands)

     Deferred tax assets
        Deferred loan origination fees                        $      154 $      178
        Deferred compensation                                        112          2
        Accrued pension expense                                       68         68
                                                              ---------- ----------
                                                                     334        248
     Deferred tax liabilities
        Allowance for loan losses, net                               148        146
        Unrealized gain on securities available for sale              43         70
                                                              ---------- ----------
                                                                     191        216

                 Deferred tax asset                           $      143 $       32
                                                               =========  =========

   The Corporation files its income tax returns on the basis of a fiscal tax year ending June 30.

   The Bank is allowed a special bad debt deduction based on a percentage of taxable income (presently 8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. The Bank used the percentage-of-taxable income method in fiscal tax year 1994 and anticipates using the same method for its fiscal tax year 1995. If the amounts deducted are used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise, or if the Bank would cease to be a qualified thrift lender under the tax law, the amounts deducted would be subject to federal income tax at the then current corporate tax rate. Prior to July 1, 1994, no deferred taxes were recorded for the excess of the cumulative percentage of income bad debt deductions in excess of the loan loss allowance provided for financial statement purposes. Effective with the adoption of SFAS No. 109, however, the Bank is required to record, and has recorded, a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes, and a deferred tax liability for percentage of income bad debt deductions after December 31, 1987. In accordance with SFAS No. 109, the Bank has not recorded a deferred tax liability of approximately $1.9 million related to approximately $5.7 million of cumulative percentage of income bad debt deductions prior to December 31, 1987.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE K - INCOME TAXES - Continued

   Deferred tax expense (benefit) results from temporary or timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The sources and effect of these temporary and timing differences are as follows:

                                                                          Six-month
                                                                        period ended   Year ended
                                              Year ended December 31,    December 31,   June 30,
                                                    1996    1995           1994           1994
                                                    ----    ----           ----           ----
                                                                    (in thousands)
Recognition of previously deferred tax benefits    $  --    $  --           $  --        $ 620
Loan losses                                           (2)     147             254          300
Deferred compensation                                110       (2)            165          (99)
Deferred loan origination fees                       (24)      24              12           24
Depreciation                                          --      (29)             --           --
Pension expense                                       --       --              --          (68)
Unrealized securities losses                          --       --               3         (220)
Allowance on real estate held for sale                --       --              --          350
                                                                            -----         -----
                                                   $  84    $ 140           $ 434        $ 907
                                                   =====    =====           =====         =====

NOTE L - REGULATORY MATTERS

   The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3% of adjusted total assets. An OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4% - 5% of adjusted total assets for substantially all savings associations. An OTS regulation affecting all savings institutions, which was adopted in 1995, imposes an addition to the risk-based capital requirement based on an institution's sensitivity to interest rate risk. There was no material change to the Bank's excess regulatory capital position as a result of these changes in the regulatory capital requirement. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on its statement of financial position by a defined risk-weighting factor (e.g., one-to-four family residential loans carry a risk-weighted factor of 50%).

                                   (Continued)

                    TF Financial Corporation and Subsidiaries


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE L - REGULATORY MATTERS - Continued

   As of December 31, 1996, management believes that the Bank met all capital adequacy requirements to which it was subject to.

                                                                       Regulatory capital
                                            -------------------------------------------------------------------------
                                            Tangible                      Core                 Risk-based
                                             capital        Percent      capital      Percent   capital       Percent
                                            ---------       -------      -------      -------  ----------    --------
Capital under generally accepted
   accounting principles
     Corporation                            $ 72,575         11.36%      $72,575      11.36%   $ 72,575        24.71%
     Bank                                     59,208          9.20        59,208       9.20      59,208        20.18

Unrealized loss on certain
   available-for-sale securities
     Corporation                                 127          0.02           127       0.02         127         0.04
     Bank                                        127          0.01           127       0.01         127         0.04

Goodwill and other intangible assets
     Corporation                              (9,232)        (1.44)       (9,232)     (1.44)     (9,232)       (3.14)
     Bank                                     (9,232)        (1.43)       (9,232)     (1.44)     (9,232)       (3.14)

Additional capital items
   General valuation allowances - limited
     Corporation                                  --            --            --         --       1,806         0.62
     Bank                                         --            --            --         --       1,806         0.62
                                            --------         -----       -------      -----    --------        -----

Regulatory capital computed
     Corporation                              63,470          9.94       63,470        9.94      65,276        22.23
     Bank                                     50,103          7.78       50,103        7.78      51,909        17.70

Minimum capital requirement
     Corporation                               9,581          1.50       19,162        3.00      23,492         8.00
     Bank                                      9,655          1.50       19,310        3.00      23,468         8.00
                                            --------     ----------    --------     --------     --------     -----

Regulatory capital - excess
     Corporation                            $ 53,889          8.44%     $44,308        6.94%    $41,784       14.23%
                                            ========          ====      =======        ====     =======       =====

     Bank                                   $ 40,448          6.28%     $30,793        4.78%    $28,441        9.70%
                                            ========          ====      =======        ====     =======        ====

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE L - REGULATORY MATTERS - Continued

   At December 31, 1996, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution by $22.6 million and $17.9 million, respectively. There are no conditions or events which have occurred that management believes have changed the Bank's category.

   On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the Savings Association Insurance Fund
   (SAIF) administered by the Federal Deposit Insurance Corporation (FDIC) and to provide for the repayment of Financial Institution Collateral Obligation
   (FICO) bonds issued by the United States Treasury Department. Pursuant to this law, the FDIC levied a one-time special assessment of SAIF deposits equal to $0.657 per $100 of the SAIF-assessable deposit base as of March 31, 1995. Based on the Bank's deposits as of March 31, 1995, the Bank paid a special assessment of $2.2 million to recapitalize the SAIF. This expense was accrued for in the third quarter of 1996. During 1997, 1998 and 1999, the Bank Insurance Funds (BIF) will pay $322 million of FICO debt service, and SAIF will pay $458 million.

   During 1997, 1998 and 1999, the average regular annual deposit insurance assessment is estimated at $0.0129 per $100 of deposits for BIF deposits and $0.0644 per $100 of deposits for SAIF deposits. Individual institution assessments will continue to vary according to their capital and management ratings. As always, the FIDC will be able to raise the assessments as necessary to maintain the funds at their target capital ratios provided by law. After 1999, BIF and SAIF will share the FICO cost equally. Under current estimates, BIF and SAIF assessment bases would each be assessed at the rate of approximately $0.024 per $100 of deposits.

NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written. Such financial instruments are recorded in the consolidated financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

   The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Unless noted otherwise, the Corporation requires collateral to support financial instruments with credit risk.




                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - Continued

   Financial instruments, the contract or notional amounts of which represent credit risk, are as follows:

                                                 December 31,
                                               ----------------
                                               1996        1995
                                               ----        ----
                                                 (in thousands)

     Commitments to extend credit             $  24,858  $  19,496
     Commitments to purchase loans                2,852     30,737
     Standby letters of credit                      819        491
     Loans sold with recourse                       587        846
                                               --------   --------
                                              $  29,116  $  51,570
                                               ========   ========

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
   Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held generally includes residential and some commercial property.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Typically, the Bank issues letters of credit to other financial institutions and generally does not require collateral for standby letters of credit.

NOTE N - COMMITMENTS AND CONTINGENCIES

   The Bank leases branch facilities for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $229,000, $193,000 and $95,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and $188,000 for the year ended June 30, 1994.

   The minimum annual rental commitments of the Bank under all non-cancellable leases with terms of one year or more are as follows:

      Year ending December 31,

            1997                                           $  198
            1998                                              125
            1999                                               48
            2000                                               32
            2001                                                -
                                                            -----

                                                           $  403

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE N - COMMITMENTS AND CONTINGENCIES - Continued

   The Bank has a five-year contract with a third-party computer processing center which expires in 1997 with an annual commitment of approximately $500,000.

   The Corporation has employment agreements with certain key executives that provide severance pay benefits if there is a change in control of the Corporation. The agreements will continue in effect on a year-to-year basis until terminated or not renewed by the Corporation or key executives. Upon a change in control, the Corporation shall continue to pay the key executives' salary per the agreements and certain benefits for one year. The maximum contingent liability under the agreements at December 31, 1996 was $1,227,000.

   From time to time, the Corporation and its subsidiaries are parties to routine litigation, which arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the consolidated financial position or results of operations.

NOTE O - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

   The Bank is principally engaged in originating and investing in one-to-four family residential real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans which have amortization terms ranging to 30 years. The loans are generally originated on the basis of an 80% loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing collateral values in the primary lending area. However, management believes that residential real estate values are presently stable in its primary lending area and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity and to not engage in trading or significant sales activities. Therefore, the Corporation and the Bank had to use significant estimations and present value calculations to prepare this disclosure.

   Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.



                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

   Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values and recorded carrying amounts are as follows:

   Fair value of loans and deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts.

   Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

                                                                    December 31,
                                         --------------------------------------------------------------
                                                   1996                1995                1994
                                         -------------------  -------------------  --------------------
                                         Estimated            Estimated            Estimated
                                           fair     Carrying    fair     Carrying    fair     Carrying
                                           value      value     value      value     value      value
                                         ---------  --------  ---------- --------  ---------  --------
                                                                       (in thousands)
Cash and cash equivalents                 $ 54,132  $ 54,132  $ 27,032  $ 27,032 $  42,376   $42,376
Investment securities                       51,045    51,196    38,924    38,684    76,274    77,533
Mortgage-backed securities                 175,296   175,785   168,900   167,481   171,880   181,411
Securities sold under
 agreements to repurchase                   25,129    25,129        --        --        --        --



   Fair value of financial instruments with stated maturities has been estimated using present value cash flow, discounted at a rate approximating current market for similar assets and liabilities.


                                                       December 31,
                              ---------------------------------------------------------------
                                       1996                1995                 1994
                              --------------------  -------------------  --------------------
                              Estimated             Estimated            Estimated
                                 fair     Carrying    fair     Carrying    fair     Carrying
                                value      value     value      value      value      value
                              ---------  ---------  ---------- -------   ---------  ---------
                                                   (in thousands)

Assets
  Interest-bearing deposits
     with banks              $   4,221   $  4,220   $  4,231  $   4,221  $   3,977   $  4,007
Liabilities
  Deposits with stated
     maturities                204,744    205,199    102,083    102,800     87,854     87,047
  Borrowings with stated
        maturities
     Short-term                 10,038     10,000      5,003      5,000       --         --
     Long-term                  89,422     88,359     67,648     68,359       --         --


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

   Fair value of financial instrument liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand).

                                                            December 31,
                                -----------------------------------------------------------------------
                                        1996                   1995                       1994
                                -------------------   -----------------------   -----------------------
                                Estimated             Estimated                 Estimated
                                   fair    Carrying      fair        Carrying      fair        Carrying
                                  value     value       value         value       value          value
                                ---------  --------   ----------    ----------  ---------     ----------
                                                   (in thousands)

Deposits with no stated
  maturities                     $263,889   $263,889   $234,269     $234,269     $260,584     $260,584
                                 ========   ========   ========     ========     ========     ========

   The fair value of the net loan portfolio has been estimated using present value cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs and giving consideration to estimated prepayment risk and credit loss factors.

                                                    December 31,
                         -------------------------------------------------------------------
                                   1996                  1995                   1994
                         --------------------   ---------------------   --------------------
                         Estimated              Estimated               Estimated
                            fair    Carrying      fair       Carrying      fair    Carrying
                           value      value       value        value      value      value
                         ---------  ---------   ---------    ---------  ---------  ----------
                                                   (in thousands)

    Net loans             $307,942  $309,570    $242,154     $238,275    $111,700   $113,893
                           =======   =======     =======      =======     =======    =======

   There is no material difference between the carrying amount and the estimated fair value of off-balance-sheet items totalling approximately $29.1 million, $51.6 million and $6.1 million at December 31, 1996, 1995 and 1994, respectively, which are primarily comprised of floating rate loan commitments priced to market at funding.

   The Bank's remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank's deposits is required by SFAS No. 107.

NOTE Q - CONVERSION TO STOCK FORM OF OWNERSHIP

   On July 13,  1994,  the  Association  pursuant to a plan of  conversion  (the
   Plan), completed its conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings bank via the issuance of common stock. Pursuant to the Plan, the Bank transferred all of its newly issued shares to a newly organized holding company, TF Financial Corporation, and the Corporation sold 5.3 million shares of common stock at $10 per share which, after giving effect to offering expenses of $1.2 million, resulted in net cash proceeds of $51.7 million.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE Q - CONVERSION TO STOCK FORM OF OWNERSHIP - Continued

   In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held before any liquidation distribution may be made with respect to the common shares. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or further application of such retained earnings.

   At the date of the conversion, the Bank established a liquidation account in an amount equal to retained earnings reflected in the statements of financial position used in the conversion offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintained deposit accounts in the Bank after conversion.

   The Bank may not declare or pay a cash dividend on or repurchase any of its common shares if the effect thereof would cause the Bank's stockholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

NOTE R - SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING
         EXPENSE

                                                                Six-month
                                                               period ended   Year ended
                                      Year ended December 31,  December 31,    June 30,
                                         1996        1995          1994          1994
                                      ---------- -----------   ------------   ----------
                                                              (in thousands)
     Service fees, charges and other
       operating income
        Loan servicing fees             $     577   $     395  $       95    $     382
        Late charge income                     98          83          39           97
        Deposit service charges               439         435         236          499
        Recovery of local taxes                 -           -           -          386
        Other income                          156         150          81          366
                                         --------    --------   ---------     --------

                                         $  1,270    $  1,063   $     451     $  1,730
                                          =======     =======    ========      =======
     Other operating expense
        Employee education             $       22  $       35  $       11 $       25
        Insurance and surety bond             129         129          89        199
        Office supplies                       272         218         108        169
        Postage                               207         173          80        184
        Telephone                             103          77          38         79
        Service charges on bank accounts       83          82          31        122
        Supervisory examination fees          112         103          49         89
        Other expenses                      1,079         761         279        848
                                          -------   ---------    --------   --------

                                         $  2,007   $   1,578   $     685  $   1,715
                                          =======    ========    ========   ========

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE S - SHAREHOLDER RIGHTS PLAN

   The Corporation adopted a Shareholder Rights Plan (the Rights Plan) to protect shareholders from attempts to acquire control of the Corporation at an inadequate price. Under the Rights Plan, the Corporation distributed a dividend of one Preferred Share Purchase Right (a Right) for each share of outstanding common stock. The rights are currently not exercisable and will expire on November 22, 2005, unless the expiration date is extended or unless the Rights are earlier redeemed by the Corporation.

   After the Rights become exercisable, under certain circumstances, the Rights (other than rights held by a 15% beneficial owner or an "acquiring person") will entitle the holders to purchase one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $45 or purchase either the Corporation's common shares or the common shares of the potential acquirer at a substantially reduced price.

   The Corporation is entitled to redeem the Rights at $0.01 per Right prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Corporation's common stock. Following the acquisition by a person or group of beneficial ownership of 15% or more of the Corporation's common stock and prior to an acquisition of 50% or more, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

   The Rights Plan was not adopted in response to any specific effort to acquire control of the Corporation. The issuance of rights has no dilutive effect, did not affect the Corporation's reported earnings per share, and was not taxable to the Corporation or its shareholders.

                    TF Financial Corporation and Subsidiaries

                           December 31, 1996 and 1995


NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)


                                                       Three months ended
                                             ---------------------------------------
                                              Dec. 31, Sept. 30,  June 30, March 31,
                                                1996     1996       1996     1996
                                             -------- ---------  -------  ----------
   Total interest income                      $11,205  $ 9,711   $ 9,083  $ 8,990
   Total interest expense                       6,368    5,109     4,738    4,582
                                               ------   ------    ------   ------
         Net interest income                    4,837    4,602     4,345    4,408
   Provision for possible loan losses             120      120        60       30
                                                                  ------   ------
         Net interest income after provision    4,717    4,482     4,285    4,378
   Other income                                   504      296       303      691
   Other expenses                               3,253    5,089     2,657    2,746
                                               ------   ------    ------   ------
         Income before income tax provision     1,968     (311)    1,931    2,323
   Income tax provision                           776     (102)      829      929
                                               ------    ------   ------   ------
         Net income                           $ 1,192  $  (209)  $ 1,102 $  1,394
                                               ======   ======    ======   ======
Earnings per share (1)                        $  0.29   $(0.05)  $  0.26 $   0.32




                                                   Three months ended
                                           ------------------------------------
                                           Dec. 31, Sept. 30, June 30, March 31,
                                             1995     1995     1995     1995
                                             ----    -----   -------   ------
   Total interest income                   $ 8,019  $ 7,425  $ 7,093  $ 7,093
   Total interest expense                    4,122    3,657    3,422    3,202
                                            ------   ------   ------  -------
         Net interest income                 3,897    3,768    3,671    3,891
   Provision for possible loan losses           21       21       15       15
                                            ------   ------   ------   ------
         Net interest income after provision 3,876    3,747    3,656    3,876
   Other income                                311      352      252      246
   Other expenses                            2,507    2,556    2,410    2,404
                                            ------   ------   ------   ------
         Income before income tax provision  1,680    1,543    1,498    1,718
   Income tax provision                        666      594      599      709
                                            ------   ------   ------   ------
         Net income                         $1,014  $   949      899  $ 1,009
                                            ======   ======   ======   ======
Earnings per share (1)                      $ 0.23  $  0.20  $  0.19  $  0.21


(1) Per share data presented represents both primary and fully diluted share computations.




                    TF Financial Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

   Condensed financial information for TF Financial Corporation (parent company only) follows:

                                                BALANCE SHEET

                                                                   December 31,
                                                               1996           1995
                                                                 (in thousands)
      ASSETS

   Cash                                                       $      70   $     199
        Certificates of deposit - other institutions                154         150
        Investment in Third Federal                              59,208      55,500
        Investment in TF Investments                             27,580      26,224
        Other assets                                                 12           6
                                                           ------------------------

               Total assets                                   $  87,024   $  82,079
                                                               ========    ========

      LIABILITIES AND STOCKHOLDERS' EQUITY
        Loan payable to TF Investments                        $   9,740   $   8,718
        Payable to Third Federal and other liabilities            4,709          29
                                                              ---------  ----------

        Total liabilities                                        14,449       8,747

        Stockholders' equity                                     72,575      73,332
                                                               --------    --------

               Total liabilities and stockholders' equity     $  87,024   $  82,079
                                                               ========    ========

                                   (Continued)
                    TF Financial Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

                              STATEMENT OF EARNINGS

                                                                             Six-month
                                                                            period ended
                                                 Year ended December 31,    December 31,
                                                -------------------------
                                                    1996       1995            1994
                                                ---------   ----------       -----------
1994
                                                             (in thousands)

     INCOME
        Dividend income from subsidiaries     $         -   $   4,220        $        -
        Interest income                                10           6                 -
                                                ---------   ---------        ----------
            Total income                               10       4,226                 -
                                                ---------   ---------        ----------
      EXPENSES
        Interest                                      722         118                 -
        Other                                                     257               257                         56
                                                           ----------          --------                -----------
            Total expenses                            979         375                56
                                                ---------  ----------         ---------
            (Loss) income before income
                taxes and undistributed
                earnings of subsidiaries             (969)      3,851               (56)
      Income taxes                                    -           -                   -
                                                ---------------------        ----------
            (Loss) income before
                undistributed earnings
                of subsidiaries                      (969)      3,851               (56)
      Undistributed earnings of subsidiaries        4,448          20             2,663
                                                ---------  ----------           -------
            NET INCOME                        $     3,479   $   3,871          $  2,607
                                                =========   =========           =======


                                   (Continued)
                    TF Financial Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

                             STATEMENT OF CASH FLOWS

                                                                                                                Six-month
                                                                                                               period ended
                                                                                Year ended December 31,        December 31,
                                                                                -------------------------------
                                                                                   1996       1995                1994
                                                                                ---------   ---------        ---------------
                                                                                          (in thousands)

   Cash flows from operating activities
     Net income                                                                 $  3,479    $  3,871            $  2,607
     Adjustments to reconcile net income to net cash
       provided by operating activities
         Undistributed earnings from subsidiaries                                 (4,448)                           (20)     (2,663)
         Net change in assets and liabilities                                      4,676         (20)                 41
            Net cash provided by operating activities                              3,707       3,831                 (15)
                                                                                                                --------
   Cash flows from investing activities
     Capital contributions to subsidiaries                                          --          --               (47,479)
     Purchase and maturities of certificates of deposit
       in other financial institutions, net                                           (4)       (151)               --
                                                                                --------    --------            --------
            Net cash used in investing activities                                     (4)       (151)
                                                                                --------    --------            --------
   Cash flows from financing  activities Net proceeds from issuance of common stock after
       considering benefit plans                                                    --          --                47,499
     Cash dividends paid to stockholders                                          (1,258)     (1,088)               --
     Net increase in borrowings from TF Investments                                1,022                           8,718        --
     Treasury stock acquired                                                      (3,596)    (11,116)               --
                                                                                --------    --------            --------
            Net cash (used in) provided by financing
               activities                                                         (3,832)     (3,486)             47,499
                                                                                --------    --------            --------
            NET (DECREASE) INCREASE IN CASH
               AND CASH EQUIVALENTS                                                 (129)        194                   5
   Cash and cash equivalents at beginning of period                                  199           5                --
                                                                                                                --------
   Cash and cash equivalents at end of period                                   $     70    $    199            $      5
                                                                                ========    ========            ========
Supplemental disclosures
   Cash paid during the year for income taxes                                   $     80    $     32            $      -
                                                                                ========    ========            ========