Form 10-K405, Exhibit 13
period 1997-12-31
TF FINANCIAL CORP
filed 1998-03-31
CIK 921051

TF FINANCIAL CORPORATION
          ANNUAL REPORT
         DECEMBER 31, 1997




TABLE OF CONTENTS


Letter to Stockholders ...........................................   Front Cover


Corporate Profile and Stock Market Information ............................    2


Selected Financial Information and Other Data .............................    4


Management's Discussion and Analysis of
  Financial Condition and Results of Operations ...........................    6


Report of Independent Certified Public
  Accountants .............................................................   21


Consolidated Statements of Financial Condition ............................   22


Consolidated Statements of Income .........................................   23


Consolidated Statement of Changes in Stockholders' Equity .................   24


Consolidated Statements of Cash Flows .....................................   26


Notes to Consolidated Financial Statements ................................   38


Office Locations ..........................................................   64


Corporate Information.........................................        Back Cover

                           TF FINANCIAL CORPORATION



To Our Shareholders:

     I would like to share with you some of the actions we initiated in 1997 that will positively impact shareholder value.

         The most significant action initiated by the company was our Modified Dutch Auction. In October, we offered to purchase shares of our stock at prices not in excess of $26.00 per share in cash. The tender offer was designed to enhance shareholder value going forward. When the results were totaled, we had acquired just over 900,000 shares. Total shares outstanding at the end of the period have been reduced 27% from 3.963 million at December 31, 1996 to 2.886 million at December 31, 1997.

         During the year we were able to improve return on equity to 7.39% from the year earlier return of 4.74%. Earnings per share improved to $1.25, assuming dilution, from $ .83 for 1996. While improving earnings, we also substantially reduced non-performing loans from 0.30% of assets in December 1996 to 0.23% of assets at the end of 1997. The allowances for loan losses increased from 91.60% at December 31, 1996 to 146.82% of non-performing loans at December 31, 1997.

         In addition, the restructuring of departments within the Bank to shift our emphasis from wholesale to retail loan services, the addition of three automated transaction machines (ATM's), the introduction of a Visa credit card, and the addition of a senior level executive to handle our technology and information systems will all help further improve our ability to continue to be the best community bank in our market area.

         Although we have invested in talent and resources to safely increase earnings, we have controlled the expenditures. Our efficiency ratio improved during 1997 to 61.17% from 69.36% a year earlier. As we move forward with new products and services, we will continue to monitor expenses.

         We have declared a cash dividend each quarter since our first one in December 1994. That first dividend was $0.05 per share. The amount has increased steadily through the December 1997 period to $0.12. The stock market has recognized our accomplishments by trading our stock to a high of $30.00 in December 1997 from a high during 1996 of $16.25.

         The board, management and employees are extremely proud of these results. We thank you for your continued support and encouragement and the opportunity to serve you.



Sincerely,

/s/John R. Stranford
--------------------
John R. Stranford
President and Chief
Executive Officer

Corporate Profile and Related Information

TF Financial Corporation (the "Corporation") is the parent company of Third Federal Savings Bank ("Third Federal" or the "Savings Bank"), TF Investments Corporation, Teragon, Inc. and Penns Trail Development Corporation. At December 31, 1997, total assets were approximately $597.0 million. The Corporation was formed as a Delaware corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 1997, total stockholders' equity was approximately $50.1 million. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments.

Third Federal is a federally-chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Third Federal became a federally chartered mutual savings and loan association under the name "Third Federal Savings and Loan Association of Philadelphia" in 1935, and a federally chartered stock savings bank under its present name, and a wholly owned subsidiary of the Corporation, in July 1994, in connection with its mutual-to-stock conversion. Third Federal significantly expanded its operations throughout Philadelphia and Bucks Counties, Pennsylvania, in June 1992 through its acquisition of Doylestown Federal Savings and Loan Association ("Doylestown"). In September 1996, Third Federal expanded its operations into Mercer County, New Jersey, through its acquisition of three branches, along with the related deposits, of Cenlar Federal Savings Bank. Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Third Federal conducts its business from its main office in Newtown, Pennsylvania, and thirteen full service branch offices located in Philadelphia and Bucks Counties, Pennsylvania and Mercer County, New Jersey.

Third Federal attracts  deposits  (approximately  $450.4 million at December 31,
1997) from the general public and uses such deposits, together with borrowings (approximately $88.4 million at December 31, 1997) and other funds, primarily to invest in mortgage-backed and investment securities and to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences in its market area. To a much lesser extent, the Savings Bank also originates commercial real estate and multi-family loans, construction loans and consumer loans.

Stock Market Information

Since its issuance in July 1994, the Corporation's common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Corporation is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD". The following table reflects the closing stock price as published by the Nasdaq National Market statistical report for the past two fiscal years.


            Fiscal 1996                     HIGH               LOW
            -----------                     ----               ---
            First Quarter                 $   15.38          $   14.00
            Second Quarter                $   15.13          $   13.94
            Third Quarter                 $   15.13          $   13.75
            Fourth Quarter                $   16.25          $   14.50

            Fiscal 1997                     HIGH               LOW
            -----------                     ----               ---
            First Quarter                 $   19.25          $   16.50
            Second Quarter                $   19.63          $   16.63
            Third Quarter                 $   25.69          $   19.13
            Fourth Quarter                $   30.00          $   23.25

The number of shareholders of record of common stock as of March 11, 1998, was approximately 690. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 11, 1998, there were 3,187,233 shares of the common stock of the Corporation outstanding.

Dividend Policy

The Corporation's ability to pay dividends to stockholders is dependent in part upon the dividends it receives from Third Federal. Among other limitations, Third Federal may not declare or pay a cash dividend on any of its stock if the effect thereof would cause Third Federal's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with Third Federal's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). It is the Corporation's policy to pay dividends when it is deemed prudent to do so. The Board of Directors will consider the payment of a dividend on a quarterly basis, after giving consideration to the level of profits for the previous quarter and other relevant information. The following charts show the Corporation's history of dividend payments.

Dividend History

                                 HISTORY
           -----------------------------------------------------
              Financial       Declaration        Dividend Amount
            Period Ended          Date             (per share)
            ------------          ----             -----------

            June 30, 1994         None                 $0.00
          December 31, 1994   January 25, 1995         $0.05
            June 30, 1995       July 26, 1995          $0.07
            March 31, 1996      April 24, 1996         $0.08
          December 31, 1996   January 22, 1997         $0.10

Change in Accounting Period

On August 19, 1994, the Board of Directors of TF Financial Corporation approved a change in the Corporation's fiscal year end from June 30 to December 31. This change was instituted to enable the Corporation to present its financial reports on a fiscal year end that is more prevalent in the financial services industry.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

Financial Condition                                              At December 31,              At June 30,
(Dollars in Thousands, except per share data)           1997       1996       1995       1994       1994      1993
---------------------------------------------------------------------------------------------------------------------
Total Assets ......................................   $597,047   $647,853   $490,358   $431,828   $436,043   $388,681
Loans Receivable, Net .............................   $250,711    309,570    238,275    113,893    119,043    143,299
Mortgage-backed Securities available
For sale, at fair value ...........................     36,847     22,027     29,640       --         --         --
Mortgage-backed securities held to maturity at cost    144,074    153,758    137,841    181,411    154,288     95,836
Securities purchased under agreements to resell ...     10,000     25,129       --         --         --         --
Investment securities available
For sale, at fair value ...........................     32,037     12,652     15,044     41,002     40,316       --

Investment securities held to maturity, at cost ...     52,822     38,544     23,640     36,531     25,859     72,137

Cash and cash equivalents(1) ......................     41,625     54,132     27,032     42,376     78,466     57,948

Savings deposits ..................................    450,429     469,088   337,069    347,631    367,133    350,328
Other borrowings ..................................     88,359     98,359     73,359       --          900      3,900
Retained earnings .................................     43,176     39,750     37,529     34,746     32,139     27,673
Total stockholder's equity ........................     50,095     72,575     73,332     79,972        N/A        N/A

Book value per common share .......................   $  17.36   $  18.31   $  17.08   $  16.38        N/A        N/A
Tangible book value per common share ..............   $  14.49   $  15.99   $  17.08   $  16.38        N/A        N/A

------------------------------------------------------------------------------------------------------------------------------------
Summary of Operations                                                  Year ended           Six months ended         Year ended
                                                                       ----------           ----------------         ----------
(Dollars in Thousands, except per                                      December 31,            December 31,            June 30,
                                                                      ------------            ------------            --------
Share data)                                                 1997     1996 (2)     1995      1994        1993       1994        1993
------------------------------------------------------------------------------------------------------------------------------------
Interest income ......................................    $43,189    $38,989   $ 29,630   $ 13,901   $ 12,124   $ 24,516     $25,880
Interest expense .....................................     24,080     20,797     14,403      6,271      6,594     12,789      14,358
Net interest income ..................................     19,109     18,192     15,227      7,630      5,530     11,727      11,522
Provision for loan losses ............................        397        330         72         30          4       (144)         48
Non-interest income ..................................      2,327      1,794      1,161        617      1,249      1,903       1,895
Non-interest expense .................................     13,583     13,745      9,975      4,601      4,690      9,452       9,644
Net income before cumulative effect
 Of change in accounting method ......................      4,874      3,479      3,871      2,180      1,355      2,666       2,870
Net income ...........................................      4,874      3,479      3,871      2,607      3,155      4,466       2,870
Earnings per common share - basic
   Continuing operations .............................    $  1.33    $  0.86   $   0.84   $   0.45        N/A         N/A       N/A
   Cumulative effect of accounting changes ...........         --         --              $   0.08        N/A         N/A       N/A
   Earnings per common share & common share equivalent    $  1.33    $  0.86   $   0.84   $   0.53        N/A         N/A       N/A
Earnings per common share - assuming dilution
   Continuing operations .............................    $  1.25    $  0.83   $   0.83   $   0.45        N/A         N/A       N/A
   Cumulative effect of accounting changes ...........         --         --              $   0.08        N/A         N/A       N/A
   Earnings per common share & common share equivalent    $  1.33    $  0.83   $   0.83   $   0.53        N/A         N/A       N/A

------------------------------------------------------------------------------------------------------------------------------------
Performance Ratios and Other
                                                                Year ended             Six months ended            Year ended
Selected data                                                  December, 31              December 31,               June, 30,
                                                               ------------              ------------               ---------
                                                          1997    1996(2)   1995     1994 (3)(4) 1993 (3)(4)    1994     1993
------------------------------------------------------------------------------------------------------------------------------------

Return on average assets .........................        0.77%    0.62%    0.88%       1.00%       0.68%       0.67%    0.77%
Return on average equity .........................        7.39%    4.74%    4.99%       5.40%       9.03%       8.59%   10.99%
Average equity to average assets .................       10.46%   12.91%   17.54%      18.48%       7.53%       7.65%    7.00%
Average interest rate spread .....................        2.72%    2.76%    2.84%       3.15%       2.61%       2.86%    2.90%
Non-performing loans to total assets .............        0.23%    0.30%    0.37%       0.42%       0.86%       0.48%    1.48%
Non-performing loans to total loans ..............        0.55%    0.64%    0.76%       1.48%       1.63%       1.49%    2.42%
Allowance for loan losses to non-performing loans       146.82%   91.60%   82.31%      87.13%      78.22%      84.71%   47.85%
Allowance for loan losses to total loans .........        0.80%    0.58%    0.62%       1.29%       1.25%       1.19%    1.13%
Savings Bank regulatory capital
    Core .........................................        7.16%    7.77%   12.21%      13.57%       7.63%       7.37%    7.12%
    Tangible .....................................        7.16%    7.77%   12.21%      13.57%       7.63%       7.37%    7.12%
    Risk based ...................................       17.41%   17.68%   27.07%      39.46%      20.40%      21.27%   17.30%

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

         The following discussion and analysis should be read in conjunction with the Corporation's consolidated financial statements and is intended to assist in understanding and evaluating the major changes in the financial condition and results of operations of the Corporation with a primary focus on an analysis of operating results.

         Certain forward-looking statements contained herein are subject to risks and uncertainties. The Corporation's actual results may differ materially from those set forth in such forward-looking statements. Reference is made to the Corporation's reports filed with the Securities and Exchange Commission for a discussion of factors that may cause such differences to occur.

         The Corporation's income on a consolidated basis is derived substantially from its investment in its subsidiary, Third Federal. The earnings of Third Federal depend primarily on its net interest income. Net interest income is affected by the interest income that Third Federal receives from its loans and investments and by the interest expense that the Savings Bank incurs on its deposits, borrowings and other sources of funds. The difference between average rate of interest earned on interest earning assets and the average rate paid on interest bearing liabilities is the "interest rate spread". When interest earning assets equal or exceed interest bearing liabilities, any positive interest rate spread will produce net interest income. During the years ended December 31, 1997, December 31, 1996, and December 31, 1995, the average net interest rate spread was 2.72%, 2.76% and 2.84% respectively.


         In addition, Third Federal receives income from service charges and other fees and occasionally from sales of investment securities and real estate owned. The Savings Bank incurs expenses in addition to interest expense in the form of salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.

Interest Rate Sensitivity Analysis

         The Corporation's asset/liability strategy for 1998 is to maintain its present positive gap position (interest-earning assets subject to repricing greater than interest-bearing liabilities subject to repricing) for periods of up to five years so that the impact of a slightly rising rate environment on net interest income will not be significant to the Corporation's results of operations. Effective monitoring of these interest sensitivity gaps is the priority of the Corporation's asset/liability management committee.

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

Gap Table

                                3 Months    3 Months    1 to 3       3 to 5        5 to 10    10 to 20     Over 20
                                 or Less     to 1 Year   Years        Years         Years       Years        Years       Total
                                 --------    --------  ---------    ---------      --------    -------       ------     ---------
Interest-earning assets:
  Loans receivable - net (1) .. $  50,859  $  65,747   $  42,256    $  28,444     $  50,680  $  11,745    $     980     $ 250,711
  Mortgage-backed
    securities available
    for sale (2)...............     3,823      6,006      11,491        5,452         6,325      3,328          422        36,847
  Mortgage-backed securities
    held to maturity (2).......    14,947     23,482      44,930       21,318        24,732     13,014        1,651       144,074
Investment securities
  available for sale ..........    16,993      7,015       8,029            0             0          0            0        32,037
  Investment securities
    held to maturity ..........    10,530          0       7,815       12,815        21,662          0            0        52,822
Certificates of deposit-
  other Bank...................     1,137       1,200        400            0             0          0            0         2,737
Other earning assets ..........    52,033       1,231       3,279           0             0          0            0        56,543
                                 --------    --------  ---------    ---------      --------    -------       ------     ---------
Total interest-
  earning assets ..............  $150,322    $104,681  $ 118,200    $  68,029      $103,399    $28,087       $3,053     $ 575,771
                                 ========    ========  =========    =========      ========    =======       ======     =========

Interest-bearing
liabilities: (3)
Non-interest bearing
  deposits .................... $     462  $   1,148   $   1,200    $   1,928      $    271  $     28             0     $   5,037
  NOW and Super NOW
    accounts ..................     3,426      9,160       9,966        6,584         8,271      2,381          572        40,360
Savings accounts ..............     5,394     15,514      29,132       32,340        43,379     34,972       13,498       174,229
Money market deposit
  accounts ....................     3,336      8,622      10,515        4,842         4,029      1,274          159        32,777
Certificates of deposit .......    32,684    103,619      56,213        5,510             0         0             0       198,026
Borrowings ....................         0     25,000      60,000            0             0      3,359            0        88,359
                                ---------   --------    --------    ---------      --------  ---------      -------      --------
Total interest-bearing
  Liabilities ................. $  45,302   $163,063    $167,026    $  51,204      $ 55,950  $  42,014      $14,229      $538,788
                                =========   ========    ========    =========      ========  =========      =======      ========
Interest sensitivity gap ...... $ 105,020   $(58,382)  $ (48,826)   $  16,825      $ 47,449  $ (13,927)    $(11,176)    $  36,983
                                =========   ========    ========    =========      ========  =========      =======      ========
Cumulative interest
  sensitivity Gap.............. $ 105,020   $ 46,638     $(2,188)   $  14,637      $ 62,086  $  48,159     $ 36,983     $  36,983
                                =========   ========    ========    =========      ========  =========      =======      ========
Ratio of interest-
  earning assets To
  interest-bearing
  liabilities .................    331.82%     64.20%      70.77%      132.86%       184.81%     66.85%       21.46%       106.86%
                                =========   ========    ========    =========      ========  =========      =======      ========
Ratio of cumulative
 gap to Total assets ... ......     17.60%      7.81%      -0.37%        2.45%        10.40%      8.07%        6.20%         6.20%
                                =========   ========    ========    =========      ========  =========      =======      ========

----------------------------------
(1) Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due. Fixed rate loans are included in the period in which they are scheduled  to be  repaid  and  adjusted  to  take  into  account  estimated prepayments based upon assumptions estimating the prepayments in the interest rate environment prevailing during the fourth calendar quarter of 1997. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future commitments and loans in process.
(2) Reflects estimated prepayments in the interest rate environment prevailing during the fourth quarter of 1997
(3) Certificates of deposit are included in the period in which they are scheduled to mature. Passbook and statement savings accounts are assumed to decay at a rate of 12%, 10% and 10% for the first three years, respectively, and 12% per year thereafter. Passbook, statement savings, NOW, and MMDA accounts are generally subject to immediate withdrawal, however, management considers a portion of these accounts to be core deposits having significantly longer effective maturities based upon the Savings Bank's historical retention of such deposits in changing interest rate environments and the presentation of run off of such deposits based upon the financial industry's experience.

Average Balance Sheet

The following tables sets forth information relating to the Corporation's average balance sheets and reflects the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs are computed by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods indicated, however, management does not believe the use of month-end balances has caused any material difference in the information presented.

                                             Year Ended December 31,         Year Ended December 31,         Year Ended December 31,
                                                      1997                             1996                          1995
                                        --------------------------------  ------------------------------- --------------------------
                                                                Average                           Average                    Average
                                        Average                 Yield/    Average                 Yield/  Average             Yield/
                                        Balance     Interest    Cost      Balance     Interest    Cost    Balance   Interest   Cost
                                        -------     --------    ----      -------     --------    ----    -------   --------   ----

Interest-earning assets:
  Loans receivable (4)                  $293,023    $23,050      7.87%    $298,800    $23,116      7.74%  $149,741  $11,501    7.68%
  Mortgage-backed securities             185,391     12,514      6.75%     162,973     11,041      6.77%   173,301   11,877    6.85%
  Investment securities                   90,708      5,683      6.27%      44,598      2,728      6.12%    64,844    3,870    5.97%
  Securities purchased under
  Agreements to resell                     9,744        555      5.70%       3,761        160      4.25%        --      --       --
  Other interest-earning assets(1)        32,713      1,387      4.24%      43,024      1,944      4.52%    43,271   2,382     5.50%
                                        --------     ------               --------     ------             --------
      Total interest-earning assets     $611,579    $43,189      7.06%    $553,156    $38,989      7.05%  $431,157 $29,630     6.87%
                                        --------                          --------                        --------
Non interest-earning assets               18,987                           $14,714                         $10,901
                                        --------                          --------                        --------
      Total assets                      $630,566                          $567,870                        $442,058
                                        ========                          ========                        ========
Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
    Savings deposits                     456,345    $18,211      3.99%    $382,511    $14,739      3.85%  $337,699 $13,368     3.96%
    Borrowings                            97,942      5,869      5.99%     102,526      6,058      5.91%    19,870   1,035     5.21%
                                          ------      -----               -------      -----               -------  -----
      Total interest-bearing
        liabilities..................   $554,287    $24,080      4.34%    $485,037    $20,797      4.29%  $357,569 $14,403     4.03%
                                        ========    =======               ========    =======             ======== =======
Non interest-bearing liabilities          10,293                             9,498                          $6,528
     Total liabilities                   564,580                           494,535                         364,097
Stockholders' equity                      65,986                            73,335                          77,961
                                       --------                          --------                        --------
     Total liabilities and
       Stockholders' equity             $630,566                          $567,870                        $442,058
                                         ========                          ========                        ========
Net interest income                                 $19,109                           $18,192                      $15,227
                                                    =======                           =======                      =======
Interest rate spread (2)                                         2.72%                             2.76%                       2.84%
Net yield on interest-earning assets (3)                         3.12%                             3.29%                       3.53%
Ratio of interest-earning assets to
  Average interest bearing liabilities                            110%                              114%                        121%

(1)  Includes interest-bearing deposits in other banks.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

Changes to Financial Condition

         The Corporation's total assets at December 31, 1997 and December 31, 1996 totaled $597.0 million and $647.9 million, respectively, a decrease of $50.9 million or 7.9%. This decrease was primarily as a result of the $12.5 million or 23.1% decrease in cash and cash equivalents, the $15.1 million or 60.2% decrease in securities purchased under agreements to resell, the $58.9 million or 19.0% decrease in loans receivable, partially offset by the $33.7 million or 65.8% increase in investment securities and the $5.1 million or 2.9% increase in mortgage-backed securities for the fiscal year ended December 31, 1997. The decrease in loans receivable was primarily the result of the sale of $43.6 million of mortgage loans, coupled with the normal amortization of such loans. This net decrease in assets funded the decrease in total savings deposits of $18.7 million or 4.0% at December 31, 1997 to $450.4 million from $469.1 million as of December 31, 1996, the $10.0 million or 10.2% decrease in Federal Home Loan Bank advances, along with the increase in treasury stock of $26.9 million to $41.6 million at December 31, 1997. The decrease in savings deposits was primarily the result of management's decision to price deposits less aggressively. The decrease in Federal Home Loan Bank Advances was due to maturing advances during the period.

Total consolidated stockholders' equity of the Corporation decreased $22.5 million to $50.1 million at December 31, 1997 from $72.6 million at December 31, 1996. The 31.0% decrease is primarily attributed to the repurchase of shares of the Corporation's outstanding common stock, at a total cost of $27.0 million coupled with the payment of $1.4 million in dividends to shareholders, partially offset by the addition of $4.9 million of net income for the period. The decrease in total consolidated stockholders' equity coupled with the decrease of $50.9 million in total assets resulted in a decrease in consolidated stockholders' equity as a percentage of total assets to 8.4% at December 31, 1997 from 11.2 % at December 31, 1996.


Comparison of Years Ended December 31, 1997 and December 31, 1996

Net Income. Net Income of $4.9 million for the fiscal year ended December 31, 1997 increased $1.4 million, or 40.1%, over net income of $3.5 million for the fiscal year ended December 31, 1996. The increase in earnings is primarily due to the $917,000, or 5.0%, increase in net interest income, the $533,000, or 29.7%, increase in non-interest income and the $162,000 decrease in non-interest expense, partially offset by the $150,000 increase in income tax expense. Net interest income before provision for loan losses was $19.1 million for the fiscal year ended December 31, 1997 as compared to $18.2 million for the same period in 1996, an increase of $917,000, or 5.0%. Total interest income increased $4.2 million or 10.8% to $43.2 million from $39.0 million from December 31, 1996 to December 31, 1997 respectively. For these same periods, total interest expense was $24.1 million and $20.8 million, respectively, an increase of $3.3 million, or 15.8%. Non-interest income was $2.3 million and $1.8 million, respectively for these same periods, an increase of $533,000, or 29.7%. The increase in non-interest income was attributed to the gains on sale of investment securities, mortgage loans and loan servicing rights. Operating expense (non-interest expense) was $13.6 million and $13.7 million for the fiscal years ended December 31, 1997 and December 31, 1996, respectively. The decrease in operating expense was attributable to the decrease in federal deposit insurance premiums and the absence of the one-time "SAIF" assessment of $2.6 million offset by an increase in the costs associated with the operation of the branch offices acquired from Cenlar Federal Savings Bank.

Total Interest Income. For the fiscal year ended December 31, 1997, total interest income increased to $43.2 million from $39.0 million for the fiscal year ended December 31, 1996. This increase of $4.2 million, or 10.8%, is due primarily to the $3.0 million, or 108.3%, increase in income on investment securities to $5.7 million for the fiscal year ended December 31, 1997 from $2.7 million for the same period in 1996. This increase was also due to the $1.5 million, or 13.3%, increase in interest income on mortgage-backed securities to $12.5 million for the fiscal year ended December 31, 1997 from $11.0 million for the same period in 1996. The average balance of mortgage-backed securities increased $22.4 million to $185.4 million from $163.0 million while the average yield on mortgage-backed securities decreased to 6.75% from 6.77% when comparing these same periods. The increase in total interest income attributed to investment and mortgage-backed securities, $4.5 million, was partially offset by the decrease in income on loans and other interest earning assets. During the same time periods the average balance of investment securities increased by $46.1 million to $90.7 million from $44.6 million, with the average yield increasing to 6.27% from 6.12%. Interest on loans declined by $66,000, or .3%, for the fiscal year ended December 31, 1997 as compared to the similar period in 1996 as a result of the decrease in the average balance to $293.0 million from $298.8 million. Interest on securities purchased under agreements to resell increased to $555,000 for the fiscal year ended December 31, 1997 from $160,000 for the fiscal year ended December 31, 1996, primarily as the result in the increase in the average balance to $9.7 million from $3.8 million for the same periods. Interest on other interest earning assets declined by $557,000 or 28.7%, to $1.4 million from $1.9 million for the fiscal year ended December 31, 1997 compared to the similar period ended December 31, 1996, primarily as a result of a decrease in the average yield to 4.24% from 4.52% coupled with the decrease in the average balance of other interest earning assets to $32.7 million from $43.0 million for those same periods. The increases in the average balances of mortgage-backed and investment securities are a result of the reinvestment of the cash proceeds received from the acquisition of the $137.6 million in deposit balances from Cenlar Savings Bank on September 20, 1996.

Total interest expense. Total interest expense increased to $24.1 million for the fiscal year ended December 31, 1997 from $20.8 million for the fiscal year ended December 31, 1996. This increase of $3.3 million, or 15.8%, in total interest expense is a result of the increase in the average balance of savings deposits to $456.3 million from $382.5 million for the fiscal years ended
December 31, 1997 and 1996, respectively, together with the increase in the average rate paid to 3.99% from 3.85% for those same periods. The increase in average savings deposits was primarily the result of the acquisition of $137.6 million in deposit balances during 1996. The increase in total interest expense was partially offset by the $189,000 decrease in interest expense on Federal Home Loan Bank advances for the fiscal year ended December 31, 1997. The average balance of Federal Home Loan Bank advances decreased $4.6 million to $97.9 million for the fiscal year ended December 31, 1997 from $102.5 million for the same period in 1996 while the average rate paid increased to 5.99% from 5.91%. The average balance of total interest-bearing liabilities increased to $554.3 million during the fiscal year ended December 31, 1997 from $485.0 million during the fiscal year ended December 31, 1996 primarily as a result of the acquisition of $137.6 million in deposit balances. The increase in average balances of savings deposits was utilized primarily to fund the purchase of investment and mortgage-backed securities.

Net Interest Income. Net interest income for the fiscal year ended December 31, 1997 increased by $917,000, or 5%, to $19.1 million from $18.2 million for the same period in 1996. This increase is primarily due to the increase in interest-earning assets partially offset by the increase to interest-bearing liabilities. The average balances of interest-earning assets increased $58.4 million or 10.6% to $611.6 million for the fiscal year ended December 31, 1997 from $553.2 million for the comparable period in 1996. During these same periods, the average balances on interest-bearing liabilities increased $69.3 million or 14.3% to $554.3 million from $485.0 million. The average rate paid on interest-bearing liabilities increased from 4.29% to 4.34% while the yield on interest-earning assets increased from 7.05% to 7.06% for the fiscal year periods ended December 31, 1996 and 1997 respectively.

Allowance for Loan Losses. The allowance for loan losses increased $223,000, or 12.3% to $2.0 million at December 31, 1997 from $1.8 million at December 31, 1996. Such totals correlate to non-performing loans of $1.4 million at December 31, 1997 and $2.0 million at December 31, 1996. The increase in the allowance for loan losses resulted from the addition of $397,000 to the provision for loan losses and the deduction of $174,000 of net charge offs for losses on loans. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. At December 31, 1997, the allowance for loan losses was 146.8% of non-performing loans as compared to 91.6% of non-performing loans at December 31, 1996. While management maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income increased $533,000, or 29.7%, to $2.3 million for the fiscal year ended December 31, 1997 from $1.8 million for the similar period in 1996. This increase can be attributed to the gain on the sale of loan servicing rights of $330,000, the increase in the gain on the sale of investment securities of

$77,000, the increase in the gain on the sale of loans of $308,000, partially offset by the decrease in other operating income of $67,000 in 1997, and the absence of the gain on the sale real estate acquired through foreclosure of $115,000 in 1996.

Non-interest Expense. Total non-interest expense decreased to $13.6 million for the fiscal year ended December 31, 1997 as compared to $13.7 million for the similar period in 1996. This decrease of $162,000, or 1.2%, is primarily attributable to the decrease in federal deposit insurance premiums of $2.6 million offset by a $617,000 increase in employee compensation and benefits, the $520,000 increase in occupancy and equipment, the $713,000 increase in amortization of intangibles, and the $323,000 increase in other operating expense. The decrease in federal deposit insurance premiums was primarily due to the absence of the "SAIF" assessment previously discussed. The increases in compensation and benefit costs were primarily a result of increased staffing necessary to support the operation of the three branch offices associated with the acquisition of the $137.6 million of deposit balances, coupled with salary increases resulting from annual performance reviews. The increase in occupancy and equipment expenses are due to the continued operation of the three branch offices purchased from Cenlar Federal Savings Bank. The increase in amortization of intangibles was the result of the acquisition of the $137.6 million in deposit balances. The increase in other operating expenses are primarily due to costs associated with the acquisition of the three branch offices purchased from Cenlar Federal Savings Bank.

Income Tax Expense. For the fiscal year ended December 31, 1997, income taxes increased to $2.6 million from $2.4 million for the same period in 1996. This increase of $150,000 is primarily attributed to the increase in net income before taxes to $7.5 million from $5.9 million for the fiscal year periods ended December 31, 1997 and 1996, respectively, while partially offset by the reversal of certain deferred tax liabilities.


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

Non-interest Expense. Total non-interest expense increased to $13.7 million for the fiscal years ended December 31, 1996 as compared to $10.0 million for the similar period in 1995. This increase of $3.7 million, or 37.8%, is primarily attributable to the increase in federal deposit insurance premiums of $2.1 million, a $749,000 increase in employee compensation and benefits, the $62,000 increase in professional fees, the $429,000 increase in other operating costs and the increase of $244,000 in amortization of intangibles. The increase in federal deposit insurance premium was due to the "SAIF" assessment previously discussed. The increases in compensation and benefit costs were primarily a result of increased staffing necessary to support the acquisition of the three branch offices associated with the acquisition of the $137.6 million of deposit balances, coupled with salary increases resulting from annual performance reviews. Benefit costs were also increased due to the increases in costs associated with Employee Stock Ownership Plans utilizing Corporation stock (portions of the costs of benefit plans utilizing Corporation stock change as the market value of the stock changes). The increase in other operating expenses are primarily due to increases in the costs associated with current lending activities coupled with the costs associated with the continued operation of the three branch offices purchased from Cenlar Federal Savings Bank. The increase in amortization of intangibles was the result of the acquisition of the $137.6 million in deposit balances.

Income Tax Expense. For the fiscal year ended December 31, 1996, income taxes decreased to $2.4 million from $2.5 million for the same period in 1995. This decrease of $38,000 is primarily attributed to the decrease in net income before taxes to $5.9 million from $6.3 million for the fiscal year periods ended December 31, 1996 and 1995, respectively, primarily as a result of the SAIF assessment previously mentioned.

Liquidity and Capital Resources

Under current regulations, the Savings Bank must have core capital equal to 3% of total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets.

On December 31, 1997, the Savings Bank exceeded its three regulatory capital requirements as follows:

                                         Amount      Percent
                                         ------      -------
Tangible capital .............          $42,544        7.16%
Tangible capital requirement .            8,902        1.50%
Excess over requirement ......          $33,642        5.66%
Core Capital .................          $42,544        7.16%
Core Capital requirement .....           17,804        3.00%
Excess over requirement ......          $24,740        4.16%
Risk based capital ...........          $44,573       17.41%
Risk based capital requirement           20,487        8.00%
Excess over requirement ......          $24,086        9.41%

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

         The Savings Bank's liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Savings Bank's primary source of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal. During the past several years, the Savings Bank has used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, repurchase its common stock, and increase the Savings Bank's, along with the Corporation's, liquidity. The Savings Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank of Pittsburgh. As of December 31, 1997, such borrowed funds total $88.4 million. Loan prepayments, maturing investments and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition.

         The Savings Bank is required under federal regulations to maintain certain specified levels of "liquid investments", which include certain United States government obligations and other approved investments. Current regulations require the Savings Bank to maintain liquid assets of not less than 4% of its net withdrawable accounts plus short term borrowings. Short term liquid assets must consist of not less than 1% of such accounts and borrowings, which amount is also included within the 4% requirement. These levels may be changed from time to time by the regulators to reflect current economic conditions. The Savings Bank has generally maintained liquidity far in excess of regulatory requirements. The Savings Bank's regulatory liquidity was 21.01%, 24.16% and 12.48% at December 31, 1997, 1996 and 1995, respectively, and its short term liquidity was 11.3%, 19.8%, and 7.0%, at such dates, respectively.

         The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 1998, is approximately $136.3 million. To the extent that these deposits do not remain at the Savings Bank upon maturity, the Savings Bank believes that it can replace these funds with deposits, excess liquidity, FHLB advances or other borrowings. It has been the Savings Bank's experience that substantial portions of such maturing deposits remain at the Savings Bank.

At December 31, 1997, the Savings Bank had outstanding commitments to originate loans of $22.7 million. Also outstanding at December 31, 1997 were commitments to purchase $304,000 of loans from correspondents along with commitments to purchase $1.5 million of investment securities. Funds required to fill these commitments are derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 1997, the Savings Bank had outstanding commitments to sell loans of $6.9 million.


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


Year 2000 Issue

The Corporation is utilizing both internal and external resources to identify, correct or reprogram, and test its computer systems for the year 2000 compliance. The year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. The Corporation presently believes that the year 2000 problem will not pose significant operational problems for the Corporation's computer systems as so modified and reprogramed. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Corporation's primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Management believes the year 2000 compliance expense will not have a material adverse effect on the Corporation.


Other Matters

         On September 26, 1997 the Corporation commenced a "Modified Dutch Auction" self tender offer for the purchase of up to 900,000 shares, or approximately 22% of its 4,088,432 common shares outstanding at that time. The "Modified Dutch Auction" self tender offer expired on October 27, 1997 with shareholders tendering 1,064,083 shares or approximately 26% of the common shares outstanding. The Corporation repurchased 901,199 shares or approximately 84.5% of all shares tendered, with all shares tendered and not purchased returned to stockholders. The shares repurchased were repurchased at a price of $26.00 per share with a total cost of $23.4 million.

FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TF FINANCIAL CORPORATION AND SUBSIDIARIES

December 31, 1997 and 1996

                                C O N T E N T S



                                                                            Page


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                            21


FINANCIAL STATEMENTS

        CONSOLIDATED STATEMENTS OF FINANCIAL POSITION                         22

        CONSOLIDATED STATEMENTS OF EARNINGS                                   23

        CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY             24

        CONSOLIDATED STATEMENTS OF CASH FLOWS                                 26

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            28

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors
TF Financial Corporation


        We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




/s/ Grant Thornton
Philadelphia, Pennsylvania
January 22, 1998

                   TF Financial Corporation and Subsidiaries

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                  December 31,

                                                                                             1997          1996
                                                                                            -------      -------
            ASSETS                                                                              (in thousands)
Cash and cash  equivalents                                                                 $ 41,625     $ 54,132
Certificates of deposit in other financial institutions                                       2,737        4,220
Securities  purchased under agreements to resell                                             10,000       25,129
Investment  securities  available for sale - at market value                                 32,037       12,652
Investment  securities  held to maturity (market value of $53,026 and
  $38,393 as of December 31, 1997 and 1996,  respectively)                                   52,822       38,544
Mortgage-backed  securities available for sale - at market value                             36,847       22,027
Mortgage-backed  securities held to maturity (market value of $145,723
  and $153,269 as of December 31, 1997 and 1996, respectively)                              144,074      153,758
Loans receivable, net                                                                       250,711      309,570
Federal Home Loan Bank stock - at cost                                                        4,918        4,918
Accrued interest receivable                                                                   3,957        4,247
Premises and equipment, net                                                                   7,889        8,002
Goodwill and other intangible assets                                                          8,274        9,232
Other assets                                                                                  1,156        1,422
                                                                                            -------      -------
                        TOTAL ASSETS                                                      $ 597,047    $ 647,853
                                                                                          =========    =========

                LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities
   Deposits                                                                               $ 450,429    $ 469,088
   Advances from the Federal Home Loan Bank                                                  88,359       98,359
   Advances from borrowers for taxes and insurance                                            1,591        2,364
   Accrued interest payable                                                                   2,470        2,030
   Other liabilities                                                                          4,103        3,437
                                                                                            -------      -------
                        Total liabilities                                                   546,952      575,278
                                                                                            -------      -------
 Stockholders' equity
   Preferred stock, no par value; 2,000,000 shares authorized
     at December 31, 1997 and 1996, none issued                                                  --           --
   Common stock, $0.10 par value; 10,000,000 shares authorized,
     5,290,000 shares issued, 2,886,251 and 3,962,544 shares
     outstanding at December 31, 1997 and 1996, respectively,
     net of shares in treasury:  1997 - 2,102,767; 1996 - 1,008,614                             529          529
   Retained earnings                                                                         43,176       39,750
   Additional paid-in capital                                                                51,775       51,645
   Unearned ESOP shares                                                                      (3,010)      (3,188)
   Shares acquired by MSBP                                                                     (895)      (1,322)
   Treasury stock - at cost                                                                 (41,649)     (14,712)
   Net unrealized gain (loss) on securities available for sale, net of tax                      169         (127)
                                                                                            -------      -------
                        Total stockholders' equity                                           50,095       72,575
                                                                                            -------      -------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 597,047    $ 647,853
                                                                                          =========    =========

The accompanying notes are an integral part of these statements.

                   TF Financial Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF EARNINGS

                            Year ended December 31,

                                                                            1997      1996      1995
                                                                            ----      ----      ----
                                                                     (in thousands, except per share data)

Interest income
        Loans, including fees                                              $23,050   $23,116   $11,501
        Mortgage-backed securities                                          12,514    11,041    11,877
        Investment securities                                                5,683     2,728     3,870
        Interest-bearing deposits and other                                  1,942     2,104     2,382
                                                                           -------   -------   -------
                        TOTAL INTEREST INCOME                               43,189    38,989    29,630
                                                                           -------   -------   -------
Interest expense
        Deposits                                                            18,211    14,739    13,368
        Borrowings                                                           5,869     6,058     1,035
                                                                           -------   -------   -------
                        TOTAL INTEREST EXPENSE                              24,080    20,797    14,403
                                                                           -------   -------   -------
                        NET INTEREST INCOME                                 19,109    18,192    15,227

Provision for possible loan losses                                             397       330        72
                                                                           -------   -------   -------
                        NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE
                          LOAN LOSSES                                       18,712    17,862    15,155
                                                                           -------   -------   -------
Non-interest income
        Gain on sale of real estate acquired through foreclosure                --       115        82
        Gain on sale of investment securities                                  407       330        16
        Gain on sale of loans                                                  387        79        --
        Gain on sale of loan servicing rights                                  330        --        --
        Service fees, charges and other operating income                     1,203     1,270     1,063
                                                                           -------   -------   -------
                        TOTAL NON-INTEREST INCOME                            2,327     1,794     1,161
                                                                           -------   -------   -------
Non-interest expense
        Employee compensation and benefits                                   6,445     5,828     5,079
        Occupancy and equipment                                              1,952     1,432     1,357
        Federal deposit insurance premium                                      299     2,929       791
        Data processing                                                        667       505       448
        Professional fees                                                      579       508       446
        Advertising                                                            354       292       276
        Other operating                                                      2,330     2,007     1,578
        Amortization of goodwill and other intangible assets                   957       244        --
                                                                           -------   -------   -------
                        TOTAL NON-INTEREST EXPENSE                          13,583    13,745     9,975
                                                                           -------   -------   -------
                        INCOME BEFORE INCOME TAXES                           7,456     5,911     6,341

Income taxes                                                                 2,582     2,432     2,470
                                                                           -------   -------   -------
                        NET INCOME                                         $ 4,874   $ 3,479   $ 3,871
                                                                           =======   =======   =======

Earnings per common share - basic                                          $  1.33   $  0.86   $  0.84

Earnings per common share - assuming dilution                              $  1.25   $  0.83   $  0.83


The accompanying notes are an integral part of these statements.

                   TF Financial Corporation and Subsidiaries

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years ended December 31, 1997, 1996 and 1995

                                                                                                            Net unrealized
                                                                                                            gain (loss) on
                                    Common stock                                                              securities
                                   ---------------   Additional  Unearned     Shares                          available
                                              Par      paid-in     ESOP    acquired by Treasury   Retained   for sale, net
                                   Shares     value    capital    shares       MSBP      stock    earnings      of tax       Total
                                   ------     -----    -------    ------       ----      -----    --------  --------------   -----
                                                                       (dollars in thousands)

Balance at January 1, 1995       4,875,812   $  529   $   51,234 $ (3,809) $   (2,090)  $      --  $34,746    $     (638)   $79,972

Allocation of ESOP shares           31,719       --          117      318          --          --       --            --        435

Shares awarded by MSBP              24,000       --           --       --          --          --       --            --         --

Amortization of MSBP expense            --       --          124       --         359          --       --            --        483

Purchase of treasury stock        (765,500)      --           --       --          --     (11,100)      --            --    (11,100)

Treasury stock acquired from ESOP   (1,089)      --           --       --          --         (16)      --            --        (16)

Cash dividends on common stock          --       --           --       --          --          --   (1,088)           --     (1,088)

Net unrealized gain on securities
        available for sale              --       --           --       --          --          --       --           775        775

Net income for the year ended
        December 31, 1995               --       --           --       --          --          --    3,871            --      3,871
                                 ---------      ---       ------   ------      ------     -------   ------          ----     ------
Balance at December 31, 1995     4,164,942      529       51,475   (3,491)     (1,731)    (11,116)  37,529           137     73,332

Allocation of ESOP shares           30,319       --          147      303          --          --       --            --        450

Shares awarded by MSBP               9,308       --           --       --          --          --       --            --         --

Amortization of MSBP expense            --       --           23       --         409          --       --            --        432

Purchase of treasury stock        (242,025)      --           --       --          --       3,596)      --            --     (3,596)

Cash dividends on common stock          --       --           --       --          --          --   (1,258)           --     (1,258)

Net unrealized loss on securities
        available for sale              --       --           --       --          --          --       --          (264)      (264)

Net income for the year ended
        December 31, 1996               --       --           --       --          --          --    3,479            --      3,479
                                 ---------      ---       ------   ------      ------     -------   ------          ----     ------
Balance at December 31, 1996     3,962,544      529       51,645   (3,188)     (1,322)    (14,712)  39,750          (127)    72,575

(Continued)

                   TF Financial Corporation and Subsidiaries

                  Years ended December 31, 1997, 1996 and 1995

                                                                                                            Net unrealized
                                                                                                            gain (loss) on
                                    Common stock                                                              securities
                                   ---------------   Additional  Unearned     Shares                          available
                                              Par      paid-in     ESOP    acquired by Treasury   Retained   for sale, net
                                   Shares     value    capital    shares       MSBP      stock    earnings      of tax       Total
                                   ------     -----    -------    ------       ----      -----    --------  --------------   -----
                                                                       (dollars in thousands)

Balance at December 31, 1996       3,962,544    $ 529 $51,645    $(3,188)  $(1,322)   $(14,712)   $39,750    $     (127)   $ 72,575

Allocation of ESOP shares             17,860       --     173        178        --          --         --            --         351

Amortization of MSBP expense              --       --      31         --       427          --         --            --         458

Purchase of treasury stock        (1,100,068)      --     (74)        --        --     (27,027)        --            --     (27,101)

Cash dividends on common stock            --       --      --         --        --          --     (1,433)           --      (1,433)

Net unrealized gain on investment
  securities available for sale           --       --      --         --        --          --         --           296         296

Exercise of stock options              5,915       --      --         --        --          90        (15)           --          75

Net income for the year
  ended December 31, 1997                 --       --      --         --        --          --      4,874            --       4,874
                                   ---------    ----- -------    -------   -------    --------    -------    ----------    --------
Balance at December 31, 1997       2,886,251    $ 529 $51,775    $(3,010)  $  (895)   $(41,649)   $43,176    $      169    $ 50,095
                                   =========    ===== =======    =======   =======    ========    =======    ==========    ========




         The accompanying notes are an integral part of this statement.

                   TF Financial Corporation and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Year ended December 31,



                                                                                        1997         1996         1995
                                                                                        ----         ----         ----
                                                                                              (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                                  $   4,874    $   3,479    $   3,871
        Adjustments to reconcile net income to net cash provided
                        by operating activities
                Amortization of
                        Mortgage loan servicing rights                                     68           21           --
                        Deferred loan origination fees                                   (156)        (197)        (117)
                        Premiums and discounts on investment securities, net               63          (69)         (31)
                        Premiums and discounts on mortgage-backed securities
                                and loans, net                                            208          139          166
                        Goodwill and other intangibles                                    957          244           --
                Deferred income taxes                                                    (233)         (84)         140
                Provision for loan losses and provision for losses on real estate         402          333           74
                Depreciation of premises and equipment                                    708          560          509
                Stock-based benefit programs                                              809          882          919
                Gain on sale of
                        Investment securities                                            (407)        (330)         (16)
                        Real estate acquired through foreclosure                           --         (115)         (82)
                        Mortgage loans                                                   (387)         (79)          --
                        Loan servicing rights                                            (330)          --           --
                (Increase) decrease in
                        Accrued interest receivable                                       290         (817)          (7)
                        Other assets                                                       19         (580)        (238)
                Increase in
                        Accrued interest payable                                          440          267          980
                        Other liabilities                                                 477          723          697
                                                                                    ---------    ---------    ---------
                                NET CASH PROVIDED BY OPERATING
                                  ACTIVITIES                                            7,802        4,377        6,865
                                                                                    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
        Loan originations and principal payments on loans, net                        (22,672)     (38,475)     (37,289)
        Principal repayments on mortgage-backed securities
                held to maturity                                                       33,732       28,450       24,171
        Principal repayments on mortgage-backed securities available
                for sale                                                                2,746        3,050           --
        Purchases of loans                                                            (13,927)     (83,704)     (87,165)
        Proceeds from loan sales                                                       95,261       22,648           --
        Purchases and maturities of certificates of deposit in other
                financial institutions, net                                             1,483            1         (214)
        Purchases of investment and mortgage-backed securities
                held to maturity                                                     (125,219)     (49,069)     (18,445)
        Purchase of investment securities and mortgage-backed
                securities available for sale                                        (140,694)     (22,917)          --

                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                            Year ended December 31,

                                                                                         1997            1996            1995
                                                                                      ---------       ---------        ---------
                                                                                                    (in thousands)
        Purchase and maturities of securities purchased under
                agreement to resell, net                                              $  15,129       $ (25,129)       $      --
        Proceeds from maturities of investment securities held to maturity               83,007          17,551           20,987
        Proceeds from maturities of investment securities available for sale             86,225          20,500           23,000
        Proceeds from the sale of investment and mortgage-backed securities
                available for sale                                                       22,126           9,279            4,014
        Proceeds from the sale of loan servicing rights                                     981              --               --
        Purchase of Federal Home Loan Bank stock                                             --          (1,250)          (1,968)
        Proceeds from sales of real estate acquired through foreclosure                      --             722              221
        Purchase of premises and equipment                                                 (595)         (2,007)            (370)
        Premium paid for deposit liabilities                                                 --          (9,476)              --
                                                                                      ---------       ---------        ---------
                                NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES      37,583        (129,826)         (73,058)
                                                                                      ---------       ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES
        Net (decrease) increase in demand deposit/NOW accounts,
                passbook savings accounts and certificates of deposit                   (18,659)        132,019          (10,562)
        Net (decrease) increase in advances from Federal Home Loan Bank                 (10,000)         25,000           73,359
        Net (decrease) increase in advances from borrowers for
                taxes and insurance                                                        (773)            384              256
        Treasury stock acquired                                                         (27,027)         (3,596)         (11,116)
        Common stock dividends paid                                                      (1,433)         (1,258)          (1,088)
                                                                                      ---------       ---------        ---------
                                NET CASH (USED IN) PROVIDED BY FINANCING
                                  ACTIVITIES                                            (57,892)        152,549           50,849
                                                                                      ---------       ---------        ---------
                                NET (DECREASE) INCREASE IN CASH AND CASH
                                  EQUIVALENTS                                           (12,507)         27,100          (15,344)
Cash and cash equivalents at beginning of year                                           54,132          27,032           42,376
                                                                                      ---------       ---------        ---------
Cash and cash equivalents at end of year                                              $  41,625       $  54,132        $  27,032
                                                                                      =========       =========        =========

Supplemental disclosure of cash flow information
        Cash paid for
                Interest on deposits and advances                                     $  23,640       $  20,530        $  13,423
                Income taxes                                                          $   2,436       $   2,235        $   1,943
        Non-cash transactions
                Transfers from loans to real estate acquired through
                        foreclosure                                                   $     231       $     327        $     127
                Transfer of investment and mortgage-backed securities
                        to available for sale                                         $      --       $      --        $  29,640
                Securitization of mortgage loans held for investment                  $      --       $  27,854        $      --


        The accompanying notes are an integral part of these statements.

                   TF Financial Corporation and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     TF Financial Corporation (TF Financial) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly-owned subsidiaries, Third Federal Savings Bank (Third Federal or the Bank), TF Investments Corporation (TF Investments) and Teragon, Inc. (Teragon), a mortgage banking subsidiary (collectively, "the Corporation"). Third Federal is a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution which conducts operations from its main office in Newtown, Pennsylvania, ten full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and three full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

     The Bank is subject to regulations of certain state and federal agencies and, accordingly, they are periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

     1.    Principles    of    Consolidation    and   Basis   of    Presentation
           ---------------------------------------------------------------------

     The consolidated financial statements include the accounts of TF Financial and its wholly-owned subsidiaries: Third Federal, TF Investments, Teragon and Penns Trail Development Corporation. All material intercompany balances and transactions have been eliminated in consolidation.

     The accounting policies of the Corporation conform to generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting policies are summarized below.

     2. Acquisitions
        ------------

     On September 20, 1996, the Bank acquired three Mercer County, New Jersey offices and related deposits of Cenlar Federal Savings Bank. The Bank assumed $137.6 million in deposits in exchange for $126.5 million in cash. As a result of the acquisition, the Bank added a core deposit intangible of $2.9 million and goodwill of $6.6 million.


                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

     4.  Investment and Mortgage-Backed Securities
         -----------------------------------------

     The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires the Bank to classify its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading or available for sale. The Corporation does not engage in security trading activities.

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

     5. Loans Receivable
        ----------------

     Loans receivable are stated at unpaid principal balances less the allowance for loan losses and net deferred loan origination fees and unamortized premiums. Loan origination fees and unamortized premiums on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

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


                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

     The Corporation accounts for loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures."

     6. Premises and Equipment
        ----------------------

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

     7.  Mortgage Servicing Rights
         -------------------------

     On January 1, 1997, the Corporation adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." SFAS No. 125 applies a control-oriented, financial components approach to financial asset transfer transactions whereby the Corporation: (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred; (2) derecognizes financial assets when control has been surrendered; and (3) derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership; (ii) the transferee has the right to pledge or exchange the transferred assets or is a qualifying special-purpose entity, and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Corporation accounts for the transfer as a secured borrowing. The adoption of this statement did not have a material impact on the Corporation's consolidated financial position or results of operations.



                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     8. Benefit Plans
        -------------

     The Corporation has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with one year of service, as defined by the ESOP. The Corporation accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees. In addition, the Corporation established a Management Stock Bonus Plan (MSBP) for key directors and personnel.

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

     9.  Income Taxes
         ------------

     The Corporation accounts for income taxes under the liability method specified in SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     10.  Advertising Costs
          -----------------

     The Corporation expenses advertising costs as incurred.


                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     11. Earnings Per Share
         ------------------

     On December 15, 1997, the Corporation adopted the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Prior periods' earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.

     12. New Financial Accounting Standards
         ----------------------------------

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for years beginning after December 15, 1997. This new statement requires entities presenting a complete set of financial statements to include details of comprehensive income. Comprehensive income consists of net income or loss for the current period and income, expenses, gains, and losses that bypass the income statement and are reported directly in a separate component of equity. The adoption of SFAS No. 130 will not have a material impact on the Corporation's consolidated financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for all periods beginning after December 15, 1997. SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers.

     13. Reclassifications
         -----------------

     Certain prior year amounts have been reclassified to conform to the current period presentation.

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE B - CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of the following:

                                                                   December 31,
                                                            ---------------------------
                                                             1997      1996      1995
                                                            -------   -------   -------
                                                                   (in thousands)

Cash and due from banks                                     $14,222   $14,737   $ 9,926
Interest-bearing deposits in other financial institutions    25,628    38,120    15,606
Federal funds sold                                            1,775     1,275     1,500
                                                            -------   -------   -------
                                                            $41,625   $54,132   $27,032
                                                            =======   =======   =======

NOTE C - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     The Bank enters into purchases of mortgage-backed securities under agreements to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 1997 and 1996 consist of mortgage-backed securities.

     The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the consolidated statement of financial position. The securities underlying the agreements are book-entry securities. During the year, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. At December 31, 1997 and 1996, these agreements matured within 30 days and substantially all agreements to resell securities purchased were outstanding with one dealer. Securities purchased under agreements to resell averaged $9.7 million and $3.8 million during 1997 and 1996, respectively, and the maximum amounts outstanding at any month-end during 1997 and 1996 was $25.3 million and $25.1 million, respectively.

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES

     The amortized cost, gross unrealized gains and losses, and estimated market value of the Corporation's investment and mortgage-backed securities at December 31, 1997 and 1996 are summarized as follows:

                                                                   December 31, 1997
                                                -------------------------------------------------
                                                              Gross          Gross     Estimated
                                                Amortized   unrealized      unrealized   market
                                                   cost       gains          losses      value
                                                   ----       -----          ------      -----
                                                                 (in thousands)
Investment securities held to maturity
        U.S. Government and federal agencies    $  50,278   $     190    $     (35)   $  50,433
        State and political subdivisions            2,544          49           --        2,593
                                                ---------   ---------    ---------    ---------
                                                   52,822         239          (35)      53,026
Mortgage-backed securities held to maturity       144,074       2,096         (447)     145,723
                                                ---------   ---------    ---------    ---------
                                                $ 196,896   $   2,335    $    (482)   $ 198,749
                                                =========   =========    =========    =========
Investment securities available for sale
        U.S. Government and federal agencies    $  31,254   $      75    $      (2)   $  31,327
        Equity securities (SLMA stock)                 10         200           --          210
        Mutual funds                                  500          --           --          500
                                                ---------   ---------    ---------    ---------
                                                   31,764         275           (2)      32,037
Mortgage-backed securities available for sale      36,843         182         (178)      36,847
                                                ---------   ---------    ---------    ---------
                                                $  68,607   $     457    $    (180)   $  68,884
                                                =========   =========    =========    =========

                                                                December 31, 1996
                                               -----------------------------------------------
                                                             Gross         Gross     Estimated
                                               Amortized   unrealized    unrealized   market
                                                   cost      gains        losses      value
                                                   ----      -----        ------      -----
                                                             (in thousands)
Investment securities held to maturity
        U.S. Government and federal agencies   $  34,976   $      57    $    (179)   $  34,854
        State and political subdivisions           3,068           3          (31)       3,040
        Corporate debt securities                    500          --           (1)         499
                                               ---------   ---------    ---------    ---------
                                                  38,544          60         (211)      38,393
Mortgage-backed securities held to maturity      153,758       1,136       (1,625)     153,269
                                               ---------   ---------    ---------    ---------
                                               $ 192,302   $   1,196    $  (1,836)   $ 191,662
                                               =========   =========    =========    =========




                                   (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                              December 31, 1996
                                                -------------------------------------------
                                                             Gross       Gross    Estimated
                                                Amortized  unrealized  unrealized   market
                                                   cost      gains       losses     value
                                                   ----      -----       ------     -----
                                                                (in thousands)
Investment securities available for sale
        U.S. Government and federal agencies    $ 11,976   $     40    $     (1)   $ 12,015
        Equity securities (SLMA stock)                10        129          --         139
        Mutual funds                                 500         --          (2)        498
                                                --------   --------    --------    --------
                                                  12,486        169          (3)     12,652
Mortgage-backed securities available for sale     22,401         75        (449)     22,027
                                                --------   --------    --------    --------
                                                $ 34,887   $    244    $   (452)   $ 34,679
                                                ========   ========    ========    ========

     Gross realized gains were $407,000, $330,000 and $16,000 for the years ended December 31, 1997, 1996 and 1995, respectively. These gains resulted from the sale of investment and mortgage-backed securities of $22 million, mortgage-backed securities of $9.3 million and the sale of investment securities of $4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     The  amortized   cost  and  estimated   market  value  of  investment   and
     mortgage-backed securities, by contractual maturity, are shown below.

                                                              December 31, 1997
                                                -------------------------------------------
                                                   Held to maturity    Available for sale
                                                --------------------- ---------------------
                                                           Estimated             Estimated
                                                Amortized   market    Amortized   market
                                                   cost     value       cost      value
                                                   ----     -----       ----      -----
                                                               (in thousands)
Investment securities
        Due in one year or less                 $  3,499   $  3,501   $ 23,777   $ 24,009
        Due after one year through five years     27,780     27,868      7,987      8,028
        Due after five years through 10 years     16,768     16,799         --         --
        Due after 10 years                         4,775      4,858         --         --
                                                --------   --------   --------   --------
                                                  52,822     53,026     31,764     32,037
Mortgage-backed securities                       144,074    145,723     36,843     36,847
                                                --------   --------   --------   --------
                                                $196,896   $198,749   $ 68,607   $ 68,884
                                                ========   ========   ========   ========




                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996



NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

     The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

                                                                           December 31, 1997
                                                         ------------------------------------------------
                                                                         Gross       Gross      Estimated
                                                         Amortized    unrealized  unrealized      market
                                                            cost         gains       losses       value
                                                            ----         -----       ------       -----
                                                                           (in thousands)
Mortgage-backed securities held to maturity
        FHLMC certificates                               $  76,523   $   1,508    $     (44)   $  77,987
        FNMA certificates                                   22,927         340          (71)      23,196
        GNMA certificates                                    7,483         213           --        7,696
        Real estate mortgage investment conduit             36,389          35         (319)      36,105
        Other mortgage-backed securities                       752          --          (13)         739
                                                          --------   ---------    ---------    ---------
                                                         $ 144,074   $   2,096    $    (447)   $ 145,723
                                                         =========   =========    =========    =========
Mortgage-backed securities available for sale
        FHLMC certificates                               $  19,099   $     142    $     (18)   $  19,223
        FNMA certificates                                    7,851          36          (24)       7,863
        Real estate mortgage investment conduit              9,893           4         (136)       9,761
                                                          --------   ---------    ---------    ---------
                                                         $  36,843   $     182    $    (178)   $  36,847
                                                         =========   =========    =========    =========

                                                                        December 31, 1996
                                                         ------------------------------------------------
                                                                       Gross       Gross      Estimated
                                                         Amortized   unrealized   unrealized    market
                                                             cost      gains       losses       value
                                                             ----      -----       ------       -----
                                                                          (in thousands)
Mortgage-backed securities held to maturity
        FHLMC certificates                               $  90,016   $     697    $    (698)   $  90,015
        FNMA certificates                                   27,547         198         (261)      27,484
        GNMA certificates                                    6,043         205           --        6,248
        Real estate mortgage investment conduit             29,220          34         (643)      28,611
        Other mortgage-backed securities                       932           2          (23)         911
                                                         ---------   ---------    ---------    ---------
                                                         $ 153,758   $   1,136    $  (1,625)   $ 153,269
                                                         =========   =========    =========    =========

Mortgage-backed securities available for sale
        FHLMC certificates                               $   8,956   $      52    $    (103)   $   8,905
        FNMA certificates                                    3,314          23          (97)       3,240
        Real estate mortgage investment conduit             10,131          --         (249)       9,882
                                                         ---------   ---------    ---------    ---------
                                                         $  22,401   $      75    $    (449)   $  22,027
                                                         =========   =========    =========    =========

                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

     Investment securities having an aggregate amortized cost of approximately $7 million and $1 million were pledged to secure public deposits at December 31, 1997 and 1996, respectively.

     There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity.

NOTE E - LOANS RECEIVABLE

     Loans receivable are summarized as follows:

                                                                       December 31,
                                                                  ----------------------
                                                                      1997       1996
                                                                      ----       ----
                                                                      (in thousands)
First mortgage loans (principally conventional)
Secured by one-to-four family residences                           $198,328   $265,618
Secured by other non-residential properties                          26,653     20,427
Construction loans                                                    5,052      4,720
                                                                    -------    -------
                                                                    230,033    290,765
Less net deferred loan origination fees and unamortized premiums        133        521
                                                                    -------    -------
        Total first mortgage loans                                  229,900    290,244
                                                                    -------    -------

Consumer and other loans
Commercial                                                            2,798      3,126
Home equity and second mortgage                                      12,147      9,661
Leases                                                                1,671      3,093
Other                                                                 6,230      5,261
                                                                    -------    -------
                                                                     22,846     21,141
Less unearned discount                                                    6          9
                                                                    -------    -------

                Total consumer and other loans                       22,840     21,132

Less allowance for loan losses                                        2,029      1,806
                                                                    -------    -------

                Total loans receivable                             $250,711   $309,570
                                                                   ========   ========

                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE E - LOANS RECEIVABLE - Continued

     Activity in the allowance for loan losses is summarized as follows:

                                                December 31,
                                       ------------------------------
                                         1997       1996       1995
                                         ----       ----       ----
`                                             (in thousands)

        Balance at beginning of year   $ 1,806    $ 1,484    $ 1,473
        Provision charged to income        397        330         72
        Charge-offs                       (174)        (8)       (61)
                                       -------    -------    -------
        Balance at end of year         $ 2,029    $ 1,806    $ 1,484
                                       =======    =======    =======

     Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due 90 days or more that are not on a non-accrual status but that management expects will eventually be paid in full, totalled approximately $1.4 million and $2 million at December 31, 1997 and 1996, respectively. Of such amounts, approximately $800,000 at December 31, 1997 and 1996 are residential mortgage loans secured by one-to-four family residences for which management has experienced insignificant charge-offs. Interest income that would have been recorded under the original terms of such loans totalled approximately $19,000, $30,000 and $49,000 for the years ended December 31, 1997, 1996 and 1995, respectively. No interest income has been recognized on non-accrual loans for any of the periods presented.

     The Corporation accounts for loans in accordance with SFAS No. 114, as amended by SFAS No. 118. SFAS No. 114 requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

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









                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE E - LOANS RECEIVABLE - Continued

     Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. An allowance for credit losses has been established for all loans identified as impaired. The recorded investment in impaired loans and the valuation for credit losses are as follows:

                                                      December 31,
                                                     --------------
                                                      1997    1996
                                                      ----    ----
                                                     (in thousands)

                Principal amount of impaired loans   $  81   $  601
                Less valuation allowance                12      128
                                                     -----   ------
                                                     $  69   $  473
                                                     =====   ======

     The average recorded investment in impaired loans during the years ended December 31, 1997 and 1996 was $463,000 and $433,000, respectively.

     Total cash collected on impaired loans during the year ended December 31, 1997 was $447,000, of which $434,000 was credited to the principal balance outstanding on such loans and $13,000 was recognized as interest income. Interest that would have been accrued on impaired loans during the year was $43,000.

     Total cash collected on impaired loans during the year ended December 31, 1996 was $300,000, of which $253,000 was credited to the principal balance outstanding on such loans and $47,000 was recognized as interest income. Interest that would have been accrued on impaired loans during the year was $46,000.

     The Bank has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 1997 and 1996. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $493,000 and $511,000 at December 31, 1997 and 1996, respectively. For the year ended December 31, 1997, principal repayments of approximately $18,000 were received and no funds were disbursed to executive officers, directors or their related interests.

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996





NOTE F - LOAN SERVICING

     Mortgage  loans  serviced for others are not  included in the  accompanying
     consolidated   statements  of  financial  position.  The  unpaid  principal balances of these loans are summarized as follows:

                                                   December 31,
                                                ------------------
                                                 1997       1996
                                                 ----       ----
                                                  (in thousands)

     Mortgage loan servicing portfolios
       FHLMC                                    $18,775   $66,521
       Other investors                            7,630     5,861
                                                -------   -------
                                                $26,405   $72,382
                                                =======   =======

     Custodial balances maintained in connection with the foregoing loan servicing totalled approximately $523,000 and $1,490,000 at December 31, 1997 and 1996, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented

NOTE G - PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                         December 31,
                                        Estimated     -----------------
                                       useful lives     1997      1996
                                       ------------     ----      ----
                                                       (in thousands)

    Buildings                                30       $ 5,790   $ 5,715
    Leasehold improvements                    5           322       333
    Furniture, fixtures and equipment       3-7         4,955     4,436
                                                      -------   -------
                                                       11,067    10,484
    Less accumulated depreciation                       6,437     5,741
                                                      -------   -------
                                                        4,630     4,743
    Land                                                3,259     3,259
                                                      -------   -------
                                                      $ 7,889   $ 8,002
                                                      =======   =======

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE H - DEPOSITS

     Deposits are summarized as follows:

                                                              December 31,
                                                          -------------------
    Deposit type                                            1997       1996
------------------------------------------------          --------   --------

                                                             (in thousands)

Demand                                                    $  5,037   $  3,741

NOW                                                         40,360     42,513

Money Market                                                32,777     29,970

Passbook Savings - Fixed Rate                              122,952    127,213

Passbook Savings - Adjustable Rate                          51,277     60,452
                                                          --------   --------
                Total demand, transaction and
                      passbook deposits                    252,403    263,889

Certificates of Deposit                                    198,026    205,199
                                                          --------   --------
                                                          $450,429   $469,088
                                                          ========   ========

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $9.4 million and $8.6 million at December 31, 1997 and 1996, respectively.

     At December 31, 1997, scheduled maturities of certificates of deposit are as follows:

                              Year ending December 31,
   ---------------------------------------------------------------------------
      1998      1999       2000       2001       2002   Thereafter     Total
   --------  --------   --------   --------   --------  ----------    --------
                                  (in thousands)

   $136,326  $ 44,391   $ 11,821   $  2,103   $  2,948   $    437     $198,026
   ========  ========   ========   ========   ========   ========     ========

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE I - ADVANCES FROM THE FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consist of the following:

                                             December 31,
                          ------------------------------------------------------
                                 1997                         1996
                          ----------------------      --------------------------
                                      Weighted                        Weighted
           Due date        Amount   average rate       Amount       average rate
           --------        ------   ------------       ------       ------------
                                   (in thousands)

             1997         $    -           - %        $10,000             5.57%
             1998          30,000        5.85          30,000             5.85
             1999          30,000        6.05          30,000             6.05
             2000          25,000        6.13          25,000             6.13
             2010           3,359        6.70           3,359             6.70
                           ------        ----         -------             ----
                          $88,359        6.03%        $98,359             5.98%
                          =======        ====         =======             ====

     The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Unused lines of credit at the Federal Home Loan Bank were $30 million and $32 million at December 31, 1997 and 1996, respectively.

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

     Additionally, the Bank maintains a profit-sharing plan for eligible employees. Profit-sharing contributions are at the discretion of the Board of Directors. There were no profit-sharing plan contributions for the years ended December 31, 1997, 1996 and 1995.





                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE J - BENEFIT PLANS - Continued

     The following table sets forth the pension plan's funded status and amounts recognized in the consolidated statements of financial position at the dates indicated.

                                                                 December 31,
                                                            --------------------
                                                               1997       1996
                                                               ----       ----
                                                                (in thousands)
Actuarial present value of benefit obligations
  Accumulated benefit obligation
    Vested                                                   $ 1,765    $ 1,796
    Non-vested                                                   186        137
                                                             -------    -------
                                                             $ 1,951    $ 1,933
                                                             =======    =======
Projected benefit obligation for service rendered
        to date                                              $(2,609)   $(3,004)
Plan assets at fair value (primarily listed stocks,
        cash and short-term investments)                       1,762      1,338
                                                             -------    -------
Projected benefit obligation in excess of plan assets           (847)    (1,666)
Unrecognized net (gain) loss from past experience
        different from that assumed and effects of changes
        in assumptions                                          (256)       542
Unrecognized net obligation being recognized over
        15 years                                                  36         41
Prior service cost not yet recognized in net periodic
        pension cost                                             419        466
                                                             -------    -------
Accrued pension cost                                         $  (648)   $  (617)
                                                             =======    =======

     The net pension cost included the following components:

                                                        Year ended December 31,
                                                       -------------------------
                                                         1997     1996     1995
                                                        -----    -----    -----
                                                            (in thousands)

Service cost - benefits earned during the year          $ 157    $ 173    $ 159
Interest cost on projected benefit obligation             160      196      202
Actual return on plan assets                             (244)     (59)    (193)
Net amortization and deferral                             180      (28)      92
                                                        -----    -----    -----
                Net pension costs                       $ 253    $ 282    $ 260
                                                        =====    =====    =====

                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE J - BENEFIT PLANS - Continued

     Assumptions used to develop the net periodic pension cost were as follows:


                                                         Year ended December 31,
                                                         -----------------------
                                                          1997    1996    1995
                                                          ----    ----    ----

          Discount rate                                   6.00%   6.00%   6.00%
          Expected long-term rate of return on assets     8.00    8.00    8.50
          Rate of increase in compensation levels         4.00    6.00    6.00

     The Corporation also maintains the following benefit plans:

     1. Employee Stock Ownership Plan
        -----------------------------

     In 1994,  the  Corporation  established  an internally  leveraged  ESOP for eligible employees who have completed six months of service with the Corporation or its subsidiaries. In July 1994, the ESOP borrowed $4.2 million from the Corporation to purchase 423,200 newly issued shares of common stock. The Corporation makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Corporation accounts for its ESOP in accordance with SOP 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial position. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP shares will be recorded as a reduction of debt and accrued interest. ESOP compensation expense was $351,000, $450,000 and $435,000 in 1997, 1996 and 1995, respectively.

          Allocated shares                        122,218
          Unreleased shares                       300,982
                                               ----------
                Total ESOP shares                 423,200
                                               ==========

          Fair value of unreleased shares      $9,029,460
                                               ==========


                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE J - BENEFIT PLANS - Continued

     2. Management Stock Bonus Plan
        ---------------------------

     The Board of Directors also adopted a MSBP which was approved by the Corporation's stockholders on October 13, 1994. The MSBP provides that up to 211,600 shares of common stock may be granted, at the discretion of the Board, to key directors and officers at no cost to the individuals. The Corporation granted 178,292 shares on November 18, 1994, 24,000 shares on December 18, 1995, and 9,308 shares on December 15, 1996 in the form of restricted stock payable over five years from the date of grant. The recipients of the restricted stock are entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. In the event the recipient terminates association with the Corporation for reasons other than death, disability or change in control, the recipient forfeits all rights to the allocated shares under restriction which are cancelled and revert to the Corporation for reissuance under the plan. Shares acquired by MSBP of $2.1 million were recorded at the date of award based on the market value of shares acquired by the Corporation. Shares acquired by the MSBP, which are shown as a separate component of stockholders' equity, are being amortized to expense over the five-year vesting period; $458,000, $432,000 and $483,000 was amortized to expense in 1997, 1996 and 1995, respectively. At December 31, 1997, there were no shares reserved for future grants under the plan.

     3. Stock Option Plans
        ------------------

     The Corporation has fixed stock option plans accounted for under APB Opinion No. 25 and related interpretations. The plans allow the Corporation to grant options to employees and directors for up to 794,000 shares of common stock. The options, which have a term of 10 years when issued, vest either immediately or over a three to five year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant. Had compensation cost for the plans been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                           1997         1996         1995
                                           ----         ----         ----
           Net income
                   As reported           $ 4,874      $ 3,479      $ 3,871
                   Pro forma             $ 4,726      $ 3,365      $ 3,871

           Basic earnings per share
                   As reported           $  1.33      $  0.86      $  0.84
                   Pro forma             $  1.29      $  0.83      $  0.83

           Diluted earnings per share
                   As reported           $  1.25      $  0.83      $  0.83
                   Pro forma             $  1.21      $  0.80      $  0.83

                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996


NOTE J - BENEFIT PLANS - Continued

     These pro forma amounts may not be representative of future disclosures because they do not take into effect the pro forma compensation expense related to grants before 1995.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: no dividend yield for all years; expected volatility of 21%, 12.1% and 12.1%; risk-free interest rate of 6.4%, 6.4% and 5.7%; and expected lives of five years for all options.

     A summary of the status of the Corporation's fixed stock option plans as of December 31, 1997, and changes for each of the years in the three years then ended was as follows:

                                                      1997                 1996                1995
                                                ------------------   ------------------  --------------------
                                                         Weighted             Weighted             Weighted
                                                         average              average              average
                                                Number   exercise    Number   exercise   Number    exercise
                                                   of    price per     of     price per    of     price per
                                                shares     share     shares     share    shares    share
                                                ------     -----     ------     -----    ------    -----

        Outstanding at beginning of year        551,833   $11.82    514,480   $11.82    460,480   $11.50
        Options granted                         170,155    16.62     41,103    15.09     55,000    14.53
        Options exercised                        (5,915)   11.50     (1,667)   11.50       (500)   11.50
        Options forfeited                       (20,198)   16.50     (2,083)   11.50       (500)   11.50
                                                -------             -------             -------

        Outstanding at end of year              695,875    13.08    551,833    12.06    514,480    11.82
                                                =======             =======             =======

        Options exercisable at year-end         545,924             501,730             306,820
                                                =======             =======             =======

        Weighted average fair value of
                options granted during year               $ 5.42              $ 4.34              $ 3.83

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                         Options outstanding                Options exercisable
                             -----------------------------------------   --------------------------
                                              Weighted
                                Number        average        Weighted       Number        Weighted
                             outstanding at   remaining      average     exercisable at   average
        Range of exercise     December 31,   contractual     exercise     December 31,    exercise
             prices              1997       life (years)      price          1997           price
             ------              ----       ------------      -----          ----           -----

        $11.50 to $17.25      686,720         7.5 years       $12.99        544,529         $12.13
        $18.00 to $19.25        9,155         9.6 years       $18.57          1,395         $18.50

     Total compensation cost recognized for stock-based employee compensation awards was approximately $99,000, $28,000 and $16,000 for 1997, 1996 and 1995, respectively.

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE K - INCOME TAXES

     The components of income tax expense are summarized as follows:

                                                       Year ended December 31,
                                                    -----------------------------
                                                      1997       1996       1995
                                                    -------    -------    -------
                                                           (in thousands)
        Federal
                Current                             $ 2,420    $ 2,173    $ 2,033
                Deferred                               (233)       (84)       140
                                                    -------    -------    -------
                                                      2,187      2,089      2,173

        State and local - current                       395        343        297
                                                    -------    -------    -------

        Income tax provision                        $ 2,582    $ 2,432    $ 2,470
                                                    =======    =======    =======

     The Corporation's effective income tax rate was different than the statutory federal income tax rate as follows:

                                                     Year ended December 31,
                                                     -----------------------
                                                      1997     1996     1995
                                                      ----     ----     ----
                                                           (in thousands)

        Statutory federal income tax                  34.0%    34.0%    34.0%
        Increase (decrease) resulting from
                Tax-exempt income                     (1.8)    (2.7)    (1.6)
                State tax, net of federal benefit      3.5      3.8      3.0
                Other                                 (1.1)     5.9      3.5
                                                      ----     ----     ----

                                                      34.6%    41.0%    38.9%
                                                      ====     ====     ====



                                   (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE K - INCOME TAXES - Continued

     Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 1997 and 1996 for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities given the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 1997 and 1996. The Corporation's net deferred tax asset at December 31, 1997 and 1996 was comprised of the following:

                                                                 December 31,
                                                                 ------------
                                                                 1997   1996
                                                                 ----   ----
                                                                (in thousands)

      Deferred tax assets
              Deferred loan origination fees                     $130   $154
              Deferred compensation                               135    112
              Accrued pension expense                              68     68
              Amortization                                        123     --
              Unrealized loss on securities available for sale     --     81
                                                                 ----   ----
                                                                  456    415
                                                                 ----   ----
      Deferred tax liabilities
              Allowance for loan losses, net                       37    148
              Unrealized gain on securities available for sale    108     --
                                                                 ----   ----
                                                                  145    148
                                                                 ----   ----

                       Deferred tax asset                        $311   $267
                                                                 ====   ====

     The Corporation files its income tax returns on the basis of a fiscal tax year ending June 30.

     Prior to 1996, the Bank was permitted to deduct a percentage of its taxable income as an addition to a bad debt reserve for tax purposes regardless of the Bank's charge-off experience. This special deduction was repealed for taxable years following 1995. The Bank is now required to compute its bad debt deductions for tax purposes using the specific charge-off method. Moreover, the Bank is required, beginning in 1998, to recapture approximately $2.4 million of its total tax bad debt reserve of approximately $8.1 million into taxable income over a four-year period. Deferred tax liabilities have been accrued in respect of the amount of the reserve to be recaptured.

     The Bank is not required to recapture approximately $5.7 million of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. In accordance with SFAS No. 109, the Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve would amount to approximately $1.9 million.

                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE K - INCOME TAXES - Continued

     Deferred tax expense (benefit) results from temporary or timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The sources and effect of these temporary and timing differences are as follows:

                                                       Year ended December 31,
                                                       -----------------------
                                                        1997     1996     1995
                                                       -----    -----    -----
                                                            (in thousands)

    Recognition of deferred tax  expenses (benefits)
            Loan losses                                $(111)   $   2    $ 147
            Deferred compensation                        (24)    (110)      (2)
            Deferred loan origination fees                24       24       24
            Depreciation                                  --       --      (29)
            Amortization                                (122)      --       --
                                                       -----    -----    -----

                                                       $(233)   $ (84)   $ 140
                                                       =====    =====    =====

NOTE L - REGULATORY MATTERS

     The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3% of adjusted total assets.




                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE L - REGULATORY MATTERS - Continued

     As of December 31, 1997, management believes that the Bank met all capital adequacy requirements to which it was subject to.

                                                                               Regulatory capital
                                                 ----------------------------------------------------------------------------
                                                                               December 31, 1997
                                                 ----------------------------------------------------------------------------
                                                 Tangible                  Core                      Risk-based
                                                  capital     Percent     capital      Percent        capital       Percent
                                                 --------     -------     --------     -------       --------      --------
Capital under generally accepted
        accounting principles
                Corporation                      $ 50,095      8.51%      $ 50,095       8.51%       $ 50,095        19.56%
                Bank                               50,987      8.58         50,987       8.58          50,987        19.91

Unrealized gain on certain
        available-for-sale securities
                Corporation                          (169)    (0.03)          (169)     (0.03)           (169)       (0.06)
                Bank                                 (169)    (0.03)          (169)     (0.03)           (169)       (0.06)

Goodwill and other intangible assets
                Corporation                        (8,274)    (1.41)        (8,274)     (1.41)         (8,274)       (3.23)
                Bank                               (8,274)    (1.39)        (8,274)     (1.39)         (8,274)       (3.23)

Additional capital items
        General valuation allowances - limited
                Corporation                            --        --             --         --           2,029         0.79
                Bank                                   --        --             --         --           2,029         0.79
                                                 --------      ----       --------       ----        --------         ----
Regulatory capital computed
                Corporation                        41,652      7.07         41,652       7.07          43,681        17.06
                Bank                               42,544      7.16         42,544       7.16          44,573        17.41

Minimum capital requirement
                Corporation                         8,831      1.50         17,662       3.00          20,491         8.00
                Bank                                8,902      1.50         17,804       3.00          20,487         8.00
                                                 --------      ----       --------       ----        --------         ----
Regulatory capital - excess
                Corporation                      $ 32,821      5.57%      $ 23,990       4.07%       $ 23,190         9.06%
                                                 ========      ====       ========       ====        ========         ====

                Bank                             $ 33,642      5.66%      $ 24,740       4.16%       $ 24,086         9.41%
                                                 ========      ====       ========       ====        ========         ====


                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE L - REGULATORY MATTERS - Continued

                                                                                 Regulatory capital
                                                ------------------------------------------------------------------------------------
                                                                                 December 31, 1996
                                                ------------------------------------------------------------------------------------
                                                 Tangible                        Core                     Risk-based
                                                  capital        Percent       capital      Percent        capital         Percent
                                                 --------        -------       -------      -------       ----------       -------
Capital under generally accepted
        accounting principles
                Corporation                      $ 72,575         11.36%      $ 72,575       11.36%$       72,575           24.71%
                Bank                               59,208          9.20         59,208        9.20         59,208           20.18

Unrealized loss on certain
        available-for-sale securities
                Corporation                           127          0.02            127        0.02            127            0.04
                Bank                                  127          0.01            127        0.01            127            0.04

Goodwill and other intangible assets
                Corporation                        (9,232)        (1.44)        (9,232)      (1.44)        (9,232)          (3.14)
                Bank                               (9,232)        (1.43)        (9,232)      (1.43)        (9,232)          (3.14)

Additional capital items
        General valuation allowances - limited
                Corporation                            --            --             --          --          1,806            0.62
                Bank                                   --            --             --          --          1,806            0.62
                                                 --------          ----        -------        ----        -------           -----

Regulatory capital computed
                Corporation                        63,470          9.94         63,470        9.94         65,276           22.23
                Bank                               50,103          7.78         50,103        7.78         51,909           17.70

Minimum capital requirement
                Corporation                         9,581          1.50         19,162        3.00         23,492            8.00
                Bank                                9,655          1.50         19,310        3.00         23,468            8.00
                                                 --------          ----        -------        ----        -------           -----
Regulatory capital - excess
                Corporation                      $ 53,889          8.44%       $44,308        6.94%       $41,784           14.23%
                                                 ========          ====        =======        ====        =======           =====

                Bank                             $ 40,448          6.28%       $30,793        4.78%       $28,441            9.70%
                                                 ========          ====        =======        ====        =======            ====





                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE L - REGULATORY MATTERS - Continued

     At December 31, 1997, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution by $19 million and $13 million, respectively. There are no conditions or events which have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

     On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the Savings Association Insurance Fund
     (SAIF) administered by the Federal Deposit Insurance Corporation (FDIC) and to provide for the repayment of Financial Institution Collateral Obligation
     (FICO) bonds issued by the United States Treasury Department. Pursuant to this law, the FDIC levied a one-time special assessment of SAIF deposits equal to $0.657 per $100 of the SAIF-assessable deposit base as of March 31, 1995. Based on the Bank's deposits as of March 31, 1995, the Bank paid a special assessment of $2.2 million to recapitalize the SAIF. This expense was accrued for in the third quarter of 1996. During 1998, 1999 and 2000, the Bank Insurance Funds (BIF) will pay $322 million of FICO debt service, and SAIF will pay $458 million.

     During 1998, 1999 and 2000, the average regular annual deposit insurance assessment is estimated at $0.0129 per $100 of deposits for BIF deposits and $0.0644 per $100 of deposits for SAIF deposits. Individual institution assessments will continue to vary according to their capital and management ratings. As always, the FDIC will be able to raise the assessments as necessary to maintain the funds at their target capital ratios provided by law. After 2000, BIF and SAIF will share the FICO cost equally. Under current estimates, BIF and SAIF assessment bases would each be assessed at the rate of approximately $0.024 per $100 of deposits.

     The Bank maintains a liquidation account for the benefit of eligible savings account holders who maintained deposit accounts in the Bank after the Bank converted to a stock form of ownership. The Bank may not declare or pay a cash dividend on or repurchase any of its common shares if the effect thereof would cause the Bank's stockholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

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



                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - Continued

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

     Financial instruments, the contract or notional amounts of which represent credit risk, are as follows:

                                                          December 31,
                                                        -----------------
                                                         1997      1996
                                                        -------   -------
                                                          (in thousands)

        Commitments to extend credit                    $22,720   $24,858
        Commitments to purchase loans                       304     2,852
        Standby letters of credit                           787       819
        Loans sold with recourse                            572       587
                                                        -------   -------

                                                        $24,383   $29,116
                                                        =======   =======

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

NOTE N - COMMITMENTS AND CONTINGENCIES

     The Bank had commitments to sell mortgage loans to investors of $6.9 million and $4.7 million outstanding at December 31, 1997 and 1996, respectively.

     The Bank leases branch facilities for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $296,000, $229,000 and $193,000 for the years ended December 31, 1997, 1996 and 1995, respectively.


                                   (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE N - COMMITMENTS AND CONTINGENCIES - Continued

     The minimum annual rental commitments of the Bank under all non-cancellable leases with terms of one year or more are as follows:

     Year ending December 31,
     ------------------------

                1998           $       230
                1999                    52
                2000                    35
                               -----------

                               $       317
                               ===========

     The Bank has a five-year contract with a third-party computer processing center which expires in 2002 with an annual commitment of approximately $109,000.

     The Corporation has employment agreements with certain key executives that provide severance pay benefits if there is a change in control of the Corporation. The agreements will continue in effect on a year-to-year basis until terminated or not renewed by the Corporation or key executives. Upon a change in control, the Corporation shall continue to pay the key executives' salary per the agreements and certain benefits for one year. The maximum contingent liability under the agreements at December 31, 1997 was $1,486,973.

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

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity or available for sale and to not engage in trading or significant sales activities. Therefore, the Corporation and the Bank had to use significant estimations and present value calculations to prepare this disclosure.

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

     Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

                                                     December 31,
                                      ------------------------------------------
                                               1997                1996
                                      --------------------  --------------------
                                      Estimated             Estimated
                                         fair     Carrying     fair     Carrying
                                         value      value      value      value
                                         -----      -----      -----      -----
                                                     (in thousands)

Cash and cash equivalents              $ 41,625   $ 41,625   $ 54,132   $ 54,132
Investment securities                    85,063     84,859     51,045     51,196
Mortgage-backed securities              182,570    180,921    175,296    175,785
Securities purchased under
        agreements to resell             10,000     10,000     25,129     25,129





                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996



NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

     Fair value of financial instruments with stated maturities has been estimated using present value cash flow, discounted at a rate approximating current market for similar assets and liabilities.

                                                                   December 31,
                                                   -----------------------------------------
                                                            1997               1996
                                                   -------------------   -------------------
                                                   Estimated             Estimated
                                                     fair     Carrying     fair     Carrying
                                                     value      value      value     value
                                                     -----      -----      -----     -----
                                                                 (in thousands)
Assets
        Interest-bearing deposits with banks       $  2,740   $  2,737   $  4,221   $  4,220
Liabilities
        Deposits with stated maturities             197,345    198,026    204,744    205,199
        Borrowings with stated maturities
                Short-term (due within 6 months)      5,000      5,000     10,038     10,000
                Long-term                            83,178     83,359     89,422     88,359


     Fair value of financial instrument liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand).

                                                      December 31,
                          ---------------------------------------------------------------
                                   1997                1996                 1995
                          -------------------  --------------------  --------------------
                          Estimated            Estimated             Estimated
                            fair     Carrying    fair      Carrying    fair      Carrying
                            value      value     value       value     value     value
                            -----      -----     -----       -----     -----     -----
                                                    (in thousands)
Deposits with no stated
        maturities        $252,403   $252,403   $263,889   $263,889   $234,269   $234,269
                          ========   ========   ========   ========   ========   ========

     The fair value of the net loan portfolio has been estimated using present value cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs and giving consideration to estimated prepayment risk and credit loss factors.

                                                      December 31,
                          ---------------------------------------------------------------
                                   1997                1996                 1995
                          -------------------  --------------------  --------------------
                          Estimated            Estimated             Estimated
                            fair     Carrying    fair      Carrying    fair      Carrying
                            value      value     value       value     value       value
                            -----      -----     -----       -----     -----       -----
                                                    (in thousands)

         Net loans        $254,568   $250,711   $307,942   $309,570   $242,154   $238,275
                          ========   ========   ========   ========   ========   ========

                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996



NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

     There is no material difference between the carrying amount and the estimated fair value of off-balance-sheet items totalling approximately $24.4 million and $29.1 million at December 31, 1997 and 1996, respectively, which are primarily comprised of floating rate loan commitments priced to market at funding.

     The Bank's remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank's deposits is required by SFAS No. 107.

NOTE Q - SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING
                         EXPENSE

                                                    Year ended December 31,
                                                    -----------------------
                                                    1997     1996     1995
                                                   ------   ------   ------
                                                        (in thousands)

Service fees, charges and other operating income
        Loan servicing fees                        $  512   $  577   $  395
        Late charge income                             92       98       83
        Deposit service charges                       471      439      435
        Other income                                  128      156      150
                                                   ------   ------   ------

                                                   $1,203   $1,270   $1,063
                                                   ======   ======   ======

Other operating expense
        Employee education                         $   49   $   22   $   35
        Insurance and surety bond                     149      129      129
        Office supplies                               318      272      218
        Postage                                       218      207      173
        Telephone                                     130      103       77
        Service charges on bank accounts              111       83       82
        Supervisory examination fees                  144      112      103
        Other expenses                              1,211    1,079      761
                                                   ------   ------   ------

                                                   $2,330   $2,007   $1,578
                                                   ======   ======   ======

NOTE R - SHAREHOLDER RIGHTS PLAN

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

                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE R - SHAREHOLDER RIGHTS PLAN - Continued

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

NOTE S - EARNINGS PER SHARE

     The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                  Year ended December 31, 1997
                                                             -----------------------------------------
                                                                               Weighted
                                                                                average
                                                               Income             shares     Per share
                                                             (numerator)     (denominator)     amount
                                                             -----------     -------------     ------
Net income                                                    $4,874,000
                                                              ==========

Basic earnings per share
        Income available to common stockholders              $ 4,874,000        3,656,924     $   1.33
                                                                                              ========
Effect of dilutive securities
        Stock options                                               --            251,667
                                                             -----------        ---------
Diluted earnings per share
        Income available to common stockholders plus
                effect of dilutive securities                 $4,874,000        3,908,591     $   1.25
                                                              ==========        =========     ========



                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996



NOTE S - EARNINGS PER SHARE - Continued

                                                                   Year ended December 31, 1996
                                                             ----------------------------------------
                                                                             Weighted
                                                                             average
                                                               Income        shares        Per share
                                                             (numerator)  (denominator)      amount
                                                             -----------  -------------      ------
Net income                                                    $3,479,000
                                                              ==========

Basic earnings per share
        Income available to common stockholders              $ 3,479,000    4,066,615       $   0.86
                                                                                            ========
Effect of dilutive securities
        Stock options                                                 --      127,372
                                                              ----------    ---------

Diluted earnings per share
        Income available to common stockholders plus
                effect of dilutive securities                 $3,479,000    4,193,987       $   0.83
                                                              ==========    =========       ========

     There were options to purchase 13,103 shares of common stock at $15.88 per share were outstanding during the year which were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. The options, which expire on December 18, 2006, were still outstanding at December 31, 1997.

                                                                   Year ended December 31, 1995
                                                             ----------------------------------------
                                                                             Weighted
                                                                             average
                                                               Income        shares        Per share
                                                             (numerator)  (denominator)      amount
                                                             -----------  -------------      ------
Net income                                                    $3,871,000
                                                              ==========

Basic earnings per share
        Income available to common stockholders               $3,871,000    4,583,610       $   0.84
                                                                                            ========
Effect of dilutive securities
        Stock options                                                 --       76,107
                                                              ----------    ---------
Diluted earnings per share
        Income available to common stockholders plus
                effect of dilutive securities                 $3,871,000    4,659,717       $   0.83
                                                              ==========    =========       ========

     There were options to purchase 52,000 shares of common stock at a range of $14.75 to $15.06 per share were outstanding during the year which were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares; 42,000 of the options, which expire through December 18, 2005, were still outstanding at December 31, 1997.

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996



NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                                                             Three months ended
                                                                 ------------------------------------------
                                                                 Dec 31,     Sept. 30,  June 30,  March 31,
                                                                  1997       1997        1997       1997
                                                                --------   --------    --------   --------
                                                                    (in thousands, except per share data)
Total interest income                                           $  9,990   $ 10,918    $ 11,106   $ 11,175
Total interest expense                                             5,845      5,985       6,136      6,114
                                                                --------   --------    --------   --------
                Net interest income                                4,145      4,933       4,970      5,061
Provision for possible loan losses                                    15        202          75        105
                                                                --------   --------    --------   --------
                Net interest income after provision                4,130      4,731       4,895      4,956
Other income                                                         504        945         488        390
Other expenses                                                     3,351      3,506       3,318      3,408
                                                                --------   --------    --------   --------
                Income before income tax provision                 1,283      2,170       2,065      1,938
Income tax provision                                                 205        803         800        774
                                                                --------   --------    --------   --------
                Net income                                      $  1,078   $  1,367    $  1,265   $  1,164
                                                                ========   ========    ========   ========
Earnings per common share - basic                               $   0.34   $   0.36    $   0.33   $   0.30
Earnings per common share - assuming dilution                   $   0.30   $   0.34    $   0.32   $   0.29


                                                                           Three months ended
                                                                ------------------------------------------
                                                                 Dec 31,   Sept. 30,   June 30,   March 31,
                                                                  1996       1996        1996       1996
                                                                --------   --------    --------   --------
                                                                    (in thousands, except per share data)
Total interest income                                           $ 11,205   $  9,711    $  9,083   $  8,990
Total interest expense                                             6,368      5,109       4,738      4,582
                                                                --------   --------    --------   --------
                Net interest income                                4,837      4,602       4,345      4,408
Provision for possible loan losses                                   120        120          60         30
                                                                --------   --------    --------   --------
                Net interest income after provision                4,717      4,482       4,285      4,378
Other income                                                         504        296         303        691
Other expenses                                                     3,253      5,089       2,657      2,746
                                                                --------   --------    --------   --------
                Income (loss) before income tax provision
                     (benefit)                                     1,968       (311)      1,931      2,323
Income tax provision (benefit)                                       776       (102)        829        929
                                                                --------   --------    --------   --------
                Net income (loss)                               $  1,192   $   (209)   $  1,102   $  1,394
                                                                ========   ========    ========   ========
Earnings (loss) per common share - basic                        $   0.31   $  (0.04)   $   0.26   $   0.33
Earnings (loss) per common share - assuming dilution            $   0.29   $  (0.05)   $   0.26   $   0.33

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

     Condensed financial information for TF Financial Corporation (parent company only) follows:

                                 BALANCE SHEET

                                                                                December 31,
                                                                             -----------------
                                                                               1997      1996
                                                                             -------   -------
                                                                              (in thousands)
                ASSETS

Cash                                                                         $   127   $    70
Certificates of deposit - other institutions                                     171       154
Investment in Third Federal                                                   47,081    59,208
Investment in TF Investments                                                   2,832    27,580
Investment in Teragon                                                             28        --
Other assets                                                                       8        12
                                                                             -------   -------

                        Total assets                                         $50,247   $87,024
                                                                             =======   =======

                LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
        Loan payable to TF Investments                                       $   103   $ 9,740
        Payable to Third Federal and other liabilities                            49     4,709
                                                                             -------   -------

                        Total liabilities                                        152    14,449

Stockholders' equity                                                          50,095    72,575
                                                                             -------   -------
                        Total liabilities and stockholders' equity           $50,247   $87,024
                                                                             =======   =======












                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996




NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

                             STATEMENT OF EARNINGS

                                                                          Year ended December 31,
                                                                      -----------------------------
                                                                         1997      1996       1995
                                                                      -------   -------    -------
                                                                              (in thousands)
INCOME
        Dividend income from subsidiaries                             $ 1,276   $    --    $ 4,220
        Interest income                                                    10        10          6
                                                                      -------   -------    -------

                Total income                                            1,286        10      4,226
                                                                      -------   -------    -------
EXPENSES
        Interest                                                          256       722        118
        Other                                                             226       257        257
                                                                      -------   -------    -------

                Total expenses                                            482       979        375
                                                                      -------   -------    -------

                Income (loss) before undistributed earnings
                  of subsidiaries                                         803      (969)     3,851

Undistributed earnings of subsidiaries                                  4,072     4,448         20
                                                                      -------   -------    -------

                NET INCOME                                            $ 4,874   $ 3,479    $ 3,871
                                                                      =======   =======    =======






                                  (Continued)

                   TF Financial Corporation and Subsidiaries

                           December 31, 1997 and 1996


NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

                            STATEMENT OF CASH FLOWS

                                                                                Year ended December 31,
                                                                           --------------------------------
                                                                             1997        1996        1995
                                                                           --------    --------    --------
                                                                                     (in thousands)
Cash flows from operating activities
        Net income                                                         $  4,874    $  3,479    $  3,871
        Adjustments to reconcile net income to net cash
                (used in) provided by operating activities
                        Undistributed earnings from subsidiaries             (4,072)     (4,448)        (20)
                        Net change in assets and liabilities                 (4,656)      4,676         (20)
                                                                           --------    --------    --------
                        Net cash (used in) provided by operating
                             activities                                      (3,854)      3,707       3,831
                                                                           --------    --------    --------
Cash flows from investing activities
        Capital distribution to/from subsidiaries                            42,025          --          --
        Purchase and maturities of certificates of deposit
                in other financial institutions, net                            (17)         (4)       (151)
                                                                           --------    --------    --------
                                Net cash provided by (used in) investing
                                     activities                              42,008          (4)       (151)
                                                                           --------    --------    --------
Cash flows from financing activities
        Cash dividends paid to stockholders                                  (1,433)     (1,258)     (1,088)
        Net (decrease) increase in borrowings from
                TF Investments                                               (9,637)      1,022       8,718
        Treasury stock acquired                                             (27,027)     (3,596)    (11,116)
                                                                           --------    --------    --------

                                Net cash used in financing activities       (38,097)     (3,832)     (3,486)
                                                                           --------    --------    --------

                                NET INCREASE (DECREASE) IN CASH                  57        (129)        194

Cash at beginning of year                                                        70         199           5
                                                                           --------    --------    --------

Cash at end of year                                                        $    127    $     70    $    199
                                                                           ========    ========    ========

Supplemental disclosure of cash flow information
        Cash paid during the year for income taxes                         $     63    $     80    $     32
                                                                           ========    ========    ========

                           THIRD FEDERAL SAVINGS BANK
                           --------------------------

                                OFFICE LOCATIONS

                                CORPORATE OFFICE

                                  3 Penns Trail
                             Newtown, PA 18940-3433
                                 (215) 579-4000

                                   OPERATIONS

                                 (215) 579-4600

                       BUCKS COUNTY, PENNSYLVANIA BRANCHES


Newtown Office                           Feasterville Office                      Doylestown Office
3 Penns Trail                            Buck Hotel Complex                       60 North Main St.
Newtown, PA  18940-3433                  Feasterville, PA  19053-2209             Doylestown, PA  18901-3730
(215) 579-4607                           (215) 364-7096                           (215) 348-0921


New Britain Office                       Cross Keys Office                        Warminster Office
100 Town Center                          834 North Easton Highway                 601 Louis Drive
New Britain, PA  18901-5199              Doylestown, PA  18901-1007               Warminster, PA  18974-2843
(215) 345-5800                           (215) 348-5566                           (215) 672-7990


                                         Loan Center
                                         950 Newtown-Yardley Road
                                         Newtown, PA  18940-4018
                                         (215) 968-4444


                   PHILADELPHIA COUNTY, PENNSYLVANIA BRANCHES


Frankford Office                         Mayfair Office                           Bridesburg Office
4625 Frankford Ave.                      Roosevelt Blvd. at Unruh                 Orthodox & Almonds Sts.
Philadelphia, PA  19124-5889             Philadelphia, PA 19149-2494              Philadelphia, PA  19137-1626
(215) 289-1440                           (215) 332-7650                           (215) 743-6673

Fishtown Office                          Woodhaven Office
York & Memphis Sts.                      Knights Road Center
Philadelphia, PA  19125-3029             Knights & Woodhaven Rds.
(215) 423-2314                           Philadelphia, PA  19154-2810
                                         (215) 824-0151


                       MERCER COUNTY, NEW JERSEY BRANCHES


Ewing Office                            Princeton Office                       Hamilton Square Office
2075 Pennington Road                    Princeton Shopping Center              1850 Route 33
Trenton, NJ  08618-1003                 301 N. Hamilton Street                 Hamilton Square, NJ  08690-1712
(609) 883-7033                          Princeton, NJ  08540-3512              (609) 890-1333
                                        (609) 683-4488


                 MEET OUR BORAD OF DIRECTORS AND MANAGEMENT TEAM



                                  [GROUP PHOTO]


         William J. Happ, Jr., William H. Yerkes, III, Thomas J. Gola, George A. Olsen, Albert M. Tantala, John R. Stranford, Carl F. Gregory, Robert N. Dusek



                            TF Financial Corporation
                               Board of Directors
Carl F. Gregory                  Robert N. Dusek                             John R. Stranford
Thomas J. Gola                   Chairman of the Board                       George A. Olsen

                               Executive Officers

William C. Niemczura             John R. Stranford                           Elizabeth Davidson Maier
Senior Vice President            President and Chief                         Senior Vice President and
and Treasurer                    Executive Officer                           Corporate Secretary

                             Third Federal Savings Bank
                               Board of Directors

John R. Stranford                 Carl F. Gregory                            Thomas J. Gola
Robert N. Dusek                  Chairman of the Board                       William H. Yerkes, III
George A. Olsen                                                              William J. Happ, Jr.
Albert M. Tantala

                               Executive Officers

William C. Niemczura             John R. Stranford                           Earl A. Pace, Jr.
Senior Vice President and        President and Chief                         Senior Vice President
Chief Financial Officer          Executive Officer                           Chief  Information Officer

Thomas J. Sposito, II                                                        Elizabeth Davidson Maier
Senior Vice President and                                                    Senior Vice President and
Retail Banking Officer                                                       Corporate Secretary

================================================================================

Independent Auditors                   Special Counsel                           Transfer Agent and Registrar

Grant Thornton, LLP              Malizia, Spidi, Sloane & Fisch, P.C.           American Securities Transfer &
Two Commerce Square                     One Franklin Square                              Trust, Inc.
2001 Market Street               1301 K Street,NW., Ste. 700 East                938 Quail Street, Suite 101
Philadelphia, PA 19103-7080           Washington, D.C. 20005                       Lakewood, CO 80215-5513
