Form 10-K, Exhibit 13
period 1998-12-31
TF FINANCIAL CORP
filed 1999-03-31
CIK 921051

TF FINANCIAL CORPORATION


To Our Shareholders:


         In 1998, your company completed the restructuring of its team and systems necessary to take us into the next century as a full service community bank.

         We are very pleased to announce that Floyd Haggar joined our team as Senior Vice President and Chief Lending Officer. Floyd brings experience in commercial lending for over 20 years in our local marketplace. With his staff now in place, we are seeing a substantial increase in our earning assets. Our commercial loan portfolio grew by 87% for the year as a result of these efforts.

         Total assets have increased 11.5% from $597.0 million at December 31, 1997 to $665.6 million at the end of 1998. During the same period, our book value per share increased 6.2% from $17.36 at December 31, 1997 to $18.43 at December 31, 1998. Earnings per share rose 4.5% from $1.33 for 1997 to $1.39 for 1998. Our increased earnings have contributed to our steady improvement to Return on Equity. Return on Equity increased 5.4% from 7.39% in 1997 to 7.79% in 1998.

         During this past year, we installed our new client-server computer system. This new system, which has been tested extensively for Year 2000 compliance, has enabled us to better serve both our consumer and commercial clientele. In addition, a Year 2000 Steering Committee was established to deal with the challenges of the millennium change to both our in-house systems as well as the systems of our vendors and customers.

         In October 1998, the Board approved the repurchase of 5% of the Company's outstanding stock. With the depressed trading value of recent months, this should have the effect of enhancing stockholder value. Management and the Board of Directors believe that together with our employees, we have the ability to face the challenges of increased competition. We are committed to further increasing earnings growth and maximizing shareholder value while maintaining our traditions of community banking.

         We appreciate the opportunity to continue to serve you.


Sincerely,

/s/John R. Stranford
--------------------------
John R. Stranford
President and Chief
Executive Officer

                            TF FINANCIAL CORPORATION
                                  ANNUAL REPORT
                                DECEMBER 31, 1998

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------

Letter to Stockholders......................................   Front Cover


Corporate Profile and Stock Market Information........................   2


Selected Financial Information and Other Data.........................   4


Management's Discussion and Analysis of
  Financial Condition and Results of Operations.......................   6


Report of Independent Certified Public
  Accountants .......................................................   19


Consolidated Statements of Financial Position........................   20


Consolidated Statements of Earnings.................................... 21


Consolidated Statement of Changes in Stockholders'
  Equity and Comprehensive Income.......................................22


Consolidated Statements of Cash Flows...................................24


Notes to Consolidated Financial Statements...........................   26


Office Locations.....................................................   64


Corporate Information.........................................  Back Cover

Corporate Profile and Related Information

         TF Financial Corporation (the "Corporation") is the parent company of Third Federal Savings Bank ("Third Federal" or the "Savings Bank"), TF Investments Corporation, Teragon Financial Corporation and Penns Trail Development Corporation. At December 31, 1998, total assets were approximately $665.6 million. The Corporation was formed as a Delaware corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 1998, total stockholders' equity was approximately $52.7 million. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments.

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

         Third Federal attracts deposits (approximately $438.9 million at December 31, 1998) from the general public and uses such deposits, together with borrowings (approximately $163.4 million at December 31, 1998) and other funds, primarily to invest in mortgage-backed and investment securities and to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences. To a lesser extent, the Savings Bank also originates and purchases commercial real estate and multi-family loans, construction loans and consumer loans.

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


         Fiscal 1998                        HIGH          LOW
         -----------                        ----          ---
         First Quarter                     $29.50        $24.75
         Second Quarter                    $30.00        $24.25
         Third Quarter                     $26.50        $17.38
         Fourth Quarter                    $20.38        $16.13

         Fiscal 1997                        HIGH           LOW
         -----------                        ----           ---
         First Quarter                     $19.25         $16.50
         Second Quarter                    $19.63         $13.63
         Third Quarter                     $25.69         $19.13
         Fourth Quarter                    $30.00         $23.25

The number of shareholders of record of common stock as of March 22, 1999, was approximately 673. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 22, 1999, there were 3,041,010 shares of the common stock of the Corporation outstanding.

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

Dividend History

                                    HISTORY
          -----------------------------------------------------------------
            Financial               Declaration             Dividend Amount
          Period Ended                  Date                  (per share)
          ------------              -----------             ---------------

          June 30, 1994                 None                     $0.00
          December 31, 1994        January 25, 1995              $0.05
          June 30, 1995            July 26, 1995                 $0.07
          March 31, 1996           April 24, 1996                $0.08
          December 31, 1996        January 22, 1997              $0.10
          December 31, 1997        January 22, 1998              $0.12
          December 31, 1998        January 22, 1999              $0.12


Change in Accounting Period

         On August 19, 1994, the Board of Directors of TF Financial Corporation approved a change in the Corporation's fiscal year end from June 30 to December
31. This change was instituted to enable the Corporation to present its financial reports on a fiscal year end that is more prevalent in the financial services industry.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

--------------------------------------------------------------------------------------------------------
                                                                     At December 31,
Financial Condition                                                  ---------------
(Dollars in Thousands, except per share data)       1998       1997       1996       1995       1994
--------------------------------------------------------------------------------------------------------
Total Assets ..................................   $665,609   $597,047   $647,853   $490,358   $431,828

Loans Receivable, Net .........................    240,841    250,711    309,570    238,275    113,893
Mortgage-backed Securities available
  for sale, at fair value .....................     75,285     36,847     22,027     29,640         --

Mortgage-backed securities held to maturity
  at cost .....................................    180,964    144,074    153,758    137,841    181,411

Securities purchased under agreements to resell         --     10,000     25,129         --         --
Investment securities available
  for sale, at fair value .....................      9,042     32,037     12,652     15,044     41,002

Investment securities held to maturity, at
  cost.........................................     80,895     52,822     38,544     23,640     36,531

Cash and cash equivalents(1) ..................     42,703     41,625     54,132     27,032     42,376

Savings deposits ..............................    438,913    450,429    469,088    337,069    347,631

Other borrowings ..............................    163,359     88,359     98,359     73,359         --

Retained earnings .............................     45,762     43,176     39,750     37,529     34,746

Total stockholders' equity ....................     52,660     50,095     72,575     73,332     79,972

Book value per common share ...................   $  18.43   $  17.36   $  18.31   $  17.08   $  16.38

Tangible book value per common share ..........   $  15.84   $  14.49   $  15.99   $  17.08   $  16.38

----------------------------------------------------------------------------------------------------------------------
                                                              Year ended                  Six months ended  Year ended
                                                             ------------                 ----------------  ----------
Summary of Operations                                         December 31,                   December 31,    June 30,
(Dollars in Thousands, except per                            ------------                    ------------   ----------
Share data)                                        1998 (3)      1997     1996 (2)    1995      1994 (4)      1994
----------------------------------------------------------------------------------------------------------------------
Interest income ................................     $43,579     $43,189   $38,989   $29,630   $13,901      $24,516

Interest expense ...............................      26,195      24,080    20,797    14,403     6,271       12,789

Net interest income ............................      17,384      19,109    18,192    15,227     7,630       11,727

Provision for loan losses ......................          60         397       330        72        30         (144)

Non-interest income ............................       1,579       2,327     1,794     1,161       617        1,903

Non-interest expense ...........................      12,766      13,583    13,745     9,975     4,601        9,452

Net income before cumulative effect
  of change in accounting method ...............       3,830       4,874     3,479     3,871     2,180        2,666

Net income .....................................       4,038       4,874     3,479     3,871     2,607        4,466
Earnings per common share - basic

   Continuing operations .......................      $ 1.32      $ 1.33    $ 0.86    $ 0.84    $ 0.45          N/A

   Cumulative effect of accounting changes .....      $ 0.07        --        --        --      $ 0.08          N/A

   Earnings per common share - basic ...........      $ 1.39      $ 1.33    $ 0.86    $ 0.84    $ 0.53          N/A

Earnings per common share - assuming dilution

   Continuing operations .......................      $ 1.20      $ 1.25    $ 0.83        --    $ 0.45          N/A

   Cumulative effect of accounting changes .....      $ 0.06          --        --        --    $ 0.08          N/A

   Earnings per common share - assuming dilution      $ 1.26      $ 1.25    $ 0.83    $ 0.83    $ 0.53          N/A

----------------------------------------------------------------------------------------------------------------------
Performance Ratios and Other                                     Year ended                Six months ended Year ended
Selected data                                                   December, 31                 December, 31    June, 30
                                                                ------------                  ------------  ----------
                                                  1998(3)     1997        1996(2)     1995      1994(4)(5)   1994
----------------------------------------------------------------------------------------------------------------------
Return on average assets ..................         0.61%      0.77%        0.62%      0.88%      1.00%      0.67%

Return on average equity ..................         7.79%      7.39%        4.74%      4.99%      5.40%      8.59%

Average equity to average assets ..........         7.81%     10.46%       12.91%     17.54%     18.48%      7.65%

Average interest rate spread ..............         2.44%      2.72%        2.76%      2.84%      3.15%      2.86%

Non-performing loans to total assets ......         0.25%      0.23%        0.30%      0.37%      0.42%      0.48%

Non-performing loans to total loans .......         0.66%      0.55%        0.64%      0.76%      1.48%      1.49%

Allowance for loan losses to non-performing
  loans ...................................       119.16%    146.82%       91.60%     82.31%     87.13%     84.71%

Allowance for loan losses to total loans ..         0.79%      0.80%        0.58%      0.62%      1.29%      1.19%

Savings Bank regulatory capital

    Core ..................................         6.79%      7.16%        7.77%     12.21%     13.57%      7.37%

    Tangible ..............................         6.79%      7.16%        7.77%     12.21%     13.57%      7.37%

    Risk based ............................        17.73%     17.41%       17.68%     27.07%     39.46%     21.27%

 Dividend payout ratio (6)                         38.10%     32.00%       37.35%     28.92%      N/A        N/A



1. Consists of cash, cash due from banks, interest-bearing deposits, and federal funds sold with maturities of less than three months.
2. Includes a $1.4 million after tax one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF").
3. Income and income related ratios for the year ended 12/31/1998 include the cumulative effect of a change in accounting for certain investments of $208,000 (SFAS #133).
4. Income related ratios exclude the one-time cumulative effect of a change in accounting for certain investments of $427,000 for the six months ended 12/31/94 (SFAS #115) and change in accounting for income taxes of $1.8 million for the fiscal year end 6/30/94 (SFAS #109).
5. Ratios for six month periods are stated on an annualized basis. Such ratios are not necessarily indicative of the results that may be expected for the full year.
6. Payout ratio is dividends paid for the period divided by earnings per common share assuming dilution after cumulative effect of accounting changes.

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

         The Corporation's income on a consolidated basis is derived substantially from its investment in its subsidiary, Third Federal. The earnings of Third Federal depend primarily on its net interest income. Net interest income is affected by the interest income that Third Federal receives from its loans and investments and by the interest expense that the Savings Bank incurs on its deposits, borrowings and other sources of funds. The difference between average rate of interest earned on interest earning assets and the average rate paid on interest bearing liabilities is the "interest rate spread". When interest earning assets equal or exceed interest bearing liabilities, any positive interest rate spread will produce net interest income. During the years ended December 31, 1998, December 31, 1997, and December 31, 1996, the average net interest rate spread was 2.44%, 2.72% and 2.76% respectively.

         In addition, Third Federal receives income from service charges and other fees and occasionally from sales of investment securities and real estate owned. The Savings Bank incurs expenses in addition to interest expense in the form of salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.

Interest Rate Sensitivity Analysis

         The Corporation's asset/liability strategy for 1999 is to maintain its present positive gap position (interest-earning assets subject to repricing greater than interest-bearing liabilities subject to repricing) for periods of up to five years so that the impact of a slightly rising rate environment on net interest income will not be significant to the Corporation's results of operations. Effective monitoring of these interest sensitivity gaps is the priority of the Corporation's asset/liability management committee.

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

Gap Table  --  As of December 31, 1998


                                           3 Months     3 Months     1 to 3      3 to 5     5 to 10   10 to 20   Over 20
                                            or Less    to 1 Year     Years       Years       Years     Years      Years       Total
                                            -------    ---------     -----       -----       -----     -----      -----       -----
Interest-earning assets:
  Loans receivable - net (1).......         $51,655     $69,215     $57,838     $28,769     $30,753    $2,489       $122    $240,841
  Mortgage-backed securities
available for sale (2) ............           5,426      12,311      21,619      13,087      15,792     7,050         0       75,285
  Mortgage-backed securities held
to maturity (2)....................          13,042      29,595      51,969      31,461      35,972    16,947      1,978     180,964
  Investment securities available
for sale...........................           5,007       4,035           0           0           0         0          0       9,042
  Investment securities held
to maturity........................          50,170       9,223       8,142     10,645        2,715         0          0      80,895
  Certificates of deposit-other
    Bank...........................             972       1,208          58           0           0         0          0       2,238
  Other earning assets.............          43,466       2,293       6,112           0           0         0          0      51,871
                                            -------     -------     -------      ------      ------    ------      -----     -------
      Total interest-earning assets......  $169,738    $127,880    $145,738     $83,962     $85,232   $26,486     $2,100    $641,136
                                            =======     =======     =======      ======      ======    ======      =====     =======

Interest-bearing liabilities: (3)
  Non-interest bearing deposits....     $    795    $ 1,985    $  1,934    $    925    $    535    $     56    $      1    $  6,231
  NOW and Super NOW accounts.......        3,378     10,132      10,637       7,067       8,877       4,266         614      44,971
  Savings accounts.................        4,971     14,913      27,879      30,753      41,252      33,258      12,838     165,864
  Money market deposit accounts....        3,015      9,045      10,856       4,763       3,733       1,017         127      32,556
  Certificates of deposit                 90,910     42,822      47,832       5,282       2,128         317           0     189,291
  Borrowings ......................       10,000     15,000      30,000      20,000      85,000       3,359           0     163,359
                                          ------     ------      ------      ------      ------      ------      ------     -------
      Total interest-bearing
       Liabilities ................     $113,069    $93,897    $129,138    $ 68,790    $141,525    $ 42,273    $ 13,580    $602,272
                                         =======     ======     =======     =======     =======      ======     =======     =======
Interest sensitivity gap...........     $ 56,669    $33,983     $16,600     $15,172    $(56,293)   $(15,787)   $(11,480)   $ 38,864
                                         -------     ------      ------      ------     -------     -------     -------     -------
Cumulative interest sensitivity
  Gap..............................     $ 56,669    $90,652    $107,252    $122,424    $ 66,131    $ 50,344    $ 38,864    $ 38,864
                                         =======     ======     =======     =======     =======     =======     =======     =======
Ratio of interest-earning assets
 To interest-bearing liabilities...       150.12%    136.19%     112.85%     122.06%      60.22%      62.65%      15.46%     106.45%
                                         =======     ======     =======     =======     =======     =======     =======     =======
Ratio of cumulative gap to
 Total assets......................         8.51%     13.62%      16.11%      18.39%       9.94%       7.56%       5.84%       5.84%
                                         =======     ======     =======     =======     =======     =======     =======     =======

----------------------------------
(1) Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due. Fixed rate loans are included in the period in which they are scheduled to be repaid and adjusted to take into account estimated prepayments based upon assumptions estimating the prepayments in the interest rate environment prevailing during the fourth calendar quarter of 1998. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future commitments and loans in process.
(2) Reflects estimated prepayments in the interest rate environment prevailing during the fourth quarter of 1998
(3) Certificates of deposit are included in the period in which they are scheduled to mature. Passbook and statement savings accounts are assumed to decay at a rate of 12%, 10% and 10% for the first three years, respectively, and 12% per year thereafter. Passbook, statement savings, NOW, and MMDA accounts are generally subject to immediate withdrawal, however, management considers a portion of these accounts to be core deposits having significantly longer effective maturities based upon the Savings Bank's historical retention of such deposits in changing interest rate environments and the presentation of run off of such deposits based upon the financial industry's experience.

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


                                                 Year Ended December 31,       Year Ended December 31,     Year ended December 31,
                                                          1998                           1997                        1996
                                                 -----------------------       -----------------------     -----------------------
                                                                   Average                       Average                     Average
                                               Average             Yield/   Average              Yield/   Average            Yield/
                                               Balance   Interest   Cost    Balance    Interest   Cost    Balance  Interest   Cost
                                               -------   --------  -------  -------    --------  -------  -------  --------  -------

 Assets:
 Interest-earning assets:
   Loans receivable (4)....................    $232,924   $18,657    8.01%  $293,023    $23,050   7.87%  $298,800  $23,116   7.74%

   Mortgage-backed securities..............     251,785    16,357    6.50%   185,391     12,514   6.75%   162,973   11,041   6.77%
   Investment securities...................     115,801     6,918    5.97%    90,708      5,683   6.27%    48,359    2,888   5.97%
   Other interest-earning assets(1)........      40,413     1,647    4.08%    42,457      1,942   4.57%    43,024    1,944   4.52%
                                                 ------     -----             ------      -----      -     ------    -----
     Total interest-earning assets.........    $640,923   $43,579    6.80%  $611,579    $43,189   7.06%  $553,156  $38,989   7.05%
                                               ========   =======           ========    =======           =======   ======
 Non interest-earning assets...............      22,428                       18,987                     $ 14,714
                                                 ------                       ------                      -------
     Total assets..........................    $663,351                     $630,566                     $567,870
                                               ========                     ========                      =======
 Liabilities and Stockholders' Equity:
   Interest-bearing liabilities:
     Savings deposits......................     447,995   $17,397    3.88%   456,345    $18,211   3.99%  $382,511  $14,739   3.85%
     Borrowings............................     152,942     8,798    5.75%    97,942      5,869   5.99%   102,526    6,058   5.91%
                                                -------     -----             ------      -----     --    -------    -----
       Total interest-bearing liabilities..    $600,937   $26,195    4.36%  $554,287    $24,080   4.34%  $485,037  $20,797   4.29%
                                               ========   =======           ========    =======           =======   ======
 Non interest-bearing liabilities..........      10,582                       10,293                        9,498
       Total liabilities...................     611,519                      564,580                      494,535
 Stockholders' equity......................      51,832                       65,986                       73,335
                                                 ------                      -------                      -------
       Total liabilities and Stockholders'
         equity............................    $663,351                     $630,566                     $567,870
                                               ========                     ========                      =======
 Net interest income.......................               $17,384                       $19,109                    $18,192
                                                          =======                       =======                     ======
 Interest rate spread (2)..................                          2.44%                        2.72%                      2.76%
 Net yield on interest-earning assets (3)..                          2.71%                        3.12%                      3.29%
 Ratio of interest-earning assets to
   Average interest bearing liabilities....                           107%                         110%                       114%

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

Changes to Financial Condition

         The Corporation's total assets at December 31, 1998 and December 31, 1997 totaled $665.6 million and $597.0 million, respectively, an increase of $68.6 million or 11.5%. This increase was primarily as a result of the $75.3 million or 41.6% increase in mortgaged-backed securities, the $5.1 million or 6.0% increase in investment securities, the $4.3 million or 86.4% increase in Federal Home Loan Bank stock, partially offset by the $10.0 million or 100% decrease in securities purchased under agreements to resell and the $9.9 million or 3.9% decrease in loans receivable, net. This net increase in assets was funded by the increase in advances from the Federal Home Loan Bank of $75.0 million or 84.9%, the $2.6 million or 6% increase in retained earnings, partially offset by the $11.5 million or 2.6% decrease in total savings deposits. The increase in mortgage-backed securities was directly funded by the increase in advances from the Federal Home Loan Bank. The decrease in savings deposits was primarily the result of management's decision to price deposits less aggressively.

         Total consolidated stockholders' equity of the Corporation increased $2.6 million to $52.7 million at December 31, 1998 from $50.1 million at December 31, 1997. The 5.1% increase is primarily attributed to the addition of $4.0 million of net income offset by the $1.4 million payment of dividends to shareholders. The increase in total consolidated stockholders' equity coupled with the increase of $68.6 million in total assets resulted in a decrease in consolidated stockholders' equity as a percentage of total assets to 7.9% at December 31, 1998 from 8.4 % at December 31, 1997.

Comparison of Years Ended December 31, 1998 and December 31, 1997

Net Income. Net Income of $4.0 million for the fiscal year ended December 31, 1998 decreased $836,000, or 17.2%, over net income of $4.9 million for the fiscal year ended December 31, 1997. The decrease in earnings is primarily due to the $1.7 million, or 9.0%, decrease in net interest income, the $748,000, or 32.1%, decrease in non-interest income, partially offset by the $817,000 decrease in non-interest expense, the $275,000 decrease in income tax expense and the $208,000 cumulative effect of accounting changes. Net interest income before provision for loan losses was $17.4 million for the fiscal year ended December 31, 1998 as compared to $19.1 million for the same period in 1997, a decrease of $1.7 million, or 9.0%. Total interest income increased $390,000 or 0.9% to $43.6 million at December 31, 1998, from $43.2 million at December 31, 1997. For these same periods, total interest expense was $26.2 million and $24.1 million, respectively, an increase of $2.1 million, or 8.8%. Non-interest income was $1.6 million and $2.3 million, respectively, for these same periods, a decrease of $748,000, or 32.1%. The decrease in non-interest income was primarily attributed to the decrease in gain on sale of servicing rights, the decrease in the gain on sale of loans, the decrease in the gain on sale of investment securities, the decrease in service charges and other operating income partially offset by the increase in gain on sale of real estate acquired through foreclosure. Operating expense (non-interest expense) was $12.8 million and $13.6 million for the fiscal years ended December 31, 1998 and December 31, 1997, respectively. The decrease in operating expense was attributable to the decrease in employee compensation and benefits, the decrease in occupancy and equipment and data processing expenses.

Total Interest Income. For the fiscal year ended December 31, 1998, total interest income increased to $43.6 million from $43.2 million compared to the fiscal year ended December 31, 1997. This increase of $390,000, or 0.9%, is due primarily to the $3.8 million, or 30.7%, increase in income on mortgage-backed securities. This increase was also due to the $1.2 million, or 21.7%, increase in interest income on investment securities offset by the $295,000, or 15.2% decrease in interest on other interest bearing deposits and the $4.4 million, or 19.1% decrease in interest income on loans. The average balance of mortgage-backed securities increased $66.4 million to $251.8 million from $185.4 million while the average yield on mortgage-backed securities decreased to 6.50% from 6.75% when comparing these same periods. The increase in total interest income attributed to investment and mortgage-backed securities and other interest earning assets of $4.8 million was offset by the decrease in income on loans.

During the same time periods the average balance of investment securities increased by $25.1 million to $115.8 million from $90.7 million, with the average yield decreasing to 5.97% from 6.27%. Interest on loans declined by $4.4 million, or 19.1%, for the fiscal year ended December 31, 1998, as compared to the similar period in 1997 as a result of the decrease in the average balance to $232.9 million from $293.0 million. Interest on securities purchased under agreements to resell decreased to $198,000 for the fiscal year ended December 31, 1998 from $555,000 for the fiscal year ended December 31, 1997, primarily as the result of the decrease in the average balance to $3.6 million from $9.7 million for the same periods. Interest on other interest earning assets increased by $295,000 or 15.2%, to $1.6 million from $1.9 million for the fiscal year ended December 31, 1998 compared to the similar period ended December 31, 1997. This decrease is the result of the $2.0 million decrease in the average balance to $40.4 million from $32.7 million coupled with the decrease in the average yield to 4.08% from 4.57% for those same periods. The increase in the average balances of mortgage-backed securities were funded primarily with advances from the Federal Home Loan Bank and cash flow from repayments.

Total interest expense. Total interest expense increased to $26.2 million for the fiscal year ended December 31, 1998 from $24.1 million for the fiscal year ended December 31, 1997. This increase of $2.1 million, or 8.8%, in total interest expense is a result of the increase in the average balance of Federal Home Loan Bank advances to $152.9 million from $97.9 million for the fiscal years ended December 31, 1998 and 1997, respectively, which was partially offset by the decrease in the average rate paid on advances to 5.75% from 5.99% for those same periods. The increase in total interest expense was also partially offset by the $814,000 decrease in interest expense on savings deposits for the fiscal year ended December 31, 1998. The average balance of savings deposits decreased $8.4 million to $448.0 million for the fiscal year ended December 31, 1998 from $456.3 million for the same period in 1997 while the average rate paid decreased to 3.88% from 3.99%. The average balance of interest-bearing liabilities increased to $600.9 million during the fiscal year ended December 31, 1998 from $554.3 million during the fiscal year ended December 31, 1997 primarily as a result of the increase in Federal Home Loan advances. The increase in Federal Home Loan Bank advances was used primarily to fund the purchase of mortgage-backed securities.

Net Interest Income. Net interest income for the fiscal year ended December 31, 1998 decreased by $1.7 million, or 9.0%, to $17.4 million from $19.1 million for the same period in 1997. This decrease is primarily due to the increase in interest-bearing liabilities partially offset by the increase in interest-earning assets. The average balances of interest-bearing liabilities increased $46.7 million or 8.4% to $600.9 million for the fiscal year ended December 31, 1998 from $554.3 million for the comparable period in 1997. During these same periods, the average balances on interest-earning assets increased $29.3 million or 4.8% to $640.9 million from $611.6 million. The average rate paid on interest-bearing liabilities increased from 4.34% to 4.36% while the yield on interest-earning assets decreased from 7.06% to 6.80% for the fiscal year periods ended December 31, 1997 and 1998 respectively.

Allowance for Loan Losses. The allowance for loan losses decreased $120,000, or 5.9% to $1.9 million at December 31, 1998 from $2.0 million at December 31, 1997. Non-performing loans increased to $1.6 million at December 31, 1998 from $1.4 million at December 31, 1997. The decrease in the allowance for loan losses resulted from the deduction of $180,000 of net charge-offs for losses partially offset by the addition of $60,000 to the provision for loan losses. The provision for losses on loans is the method by which the allowance for losses on loans is adjusted during the period. At December 31, 1998, the allowance for loan losses was 119.2% of non-performing loans as compared to 146.8% of non-performing loans at December 31, 1997. While management maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income decreased $748,000, or 32.1%, to $1.6 million for the fiscal year ended December 31, 1998 from $2.3 million for the similar period in 1997. This decrease can be attributed to the $330,000 decrease in the gain on the sale of loan servicing rights, the $58,000 decrease in gain on the sale of investment securities, the $296,000 decrease in gain on sale of loans and the decrease in other operating income of $108,000, partially offset by the increase in gain on sale of real estate acquired through foreclosure of $44,000.

Non-interest Expense. Total non-interest expense decreased to $12.8 million for the fiscal year ended December 31, 1998 when compared to $13.6 million for the similar period in 1997. This decrease of $817,000, or 6.0%, is primarily attributable to the $244,000 decrease in employee compensation and benefits, the $208,000 decrease in data processing and the $125,000 decrease in other operating expense. This decrease was also attributed to a lesser extent to the $98,000 decrease in occupancy and equipment expense and the $72,000 decrease in amortization of goodwill and other intangible assets. The decrease in non-interest expense is, in part, the result of management's implementation of certain cost cutting measures during the fiscal year ended December 31, 1998.

Income Tax Expense. For the fiscal year ended December 31, 1998, income taxes decreased to $2.3 million from $2.6 million for the same period in 1997. This decrease of $275,000 is primarily attributed to the decrease in income before taxes to $6.1 million from $7.5 million for the fiscal year periods ended December 31, 1998 and 1997, respectively.


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

Liquidity and Capital Resources

         Under current regulations, the Savings Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets.

         On December 31, 1998, the Savings Bank exceeded its three regulatory capital requirements as follows:

                                               Amount         Percent
                                               ------         -------

Tangible capital                               $45,034         6.79%
Tangible capital requirement                     9,943         1.50%
                                                 -----         -----

Excess over requirement                        $35,091         5.29%
                                               =======         =====

Core capital.........................          $45,034         6.79%
Core capital requirement.............           26,515         4.00%
                                                ------         -----

Excess over requirement..............          $18,519         2.79%
                                               =======         =====

Risk based capital...................          $46,943        17.73%
Risk based capital requirement.......           21,178         8.00%
                                                ------        ------

Excess over requirement..............          $25,765         9.73%
                                               =======         =====

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

         The Savings Bank's liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Savings Bank's primary source of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal. During the past several years, the Savings Bank has used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, repurchase its common stock, and increase the Savings Bank's, along with the Corporation's, liquidity. The Savings Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank of Pittsburgh. As of December 31, 1998, such borrowed funds total $163.4 million. Loan prepayments, maturing investments and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition.

         The Savings Bank is required under federal regulations to maintain certain specified levels of "liquid investments", which include certain United States government obligations and other approved investments. Current regulations require the Savings Bank to maintain liquid assets of not less than 4% of its net withdrawable accounts plus short term borrowings. Short term liquid assets must consist of not less than 1% of such accounts and borrowings, which amount is also included within the 4% requirement. These levels may be changed from time to time by the regulators to reflect current economic conditions. The Savings Bank has generally maintained liquidity far in excess of regulatory requirements. The Savings Bank's regulatory liquidity was 28.69%, 21.01% and 24.16% at December 31, 1998, 1997 and 1996, respectively, and its short term liquidity was 19.9%, 11.3%, and 19.8%, at such dates, respectively.

         The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 1999, is approximately $133.7 million. To the extent that these deposits do not remain at the Savings Bank upon maturity, the Savings Bank believes that it can replace these funds with deposits, excess liquidity, FHLB advances or other borrowings. It has been the Savings Bank's experience that substantial portions of such maturing deposits remain at the Savings Bank.

         At December 31, 1998, the Savings Bank had outstanding commitments to originate loans of $12.2 million. Also outstanding at December 31, 1998 were commitments to fund unused lines of credit and undisbursed balances of construction loans of $21.7 million. Funds required to fill these commitments are derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 1998, the Savings Bank had no outstanding commitments to sell loans.

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

Year 2000 Issue

Readiness Efforts

         In 1998, a comprehensive project plan ("Plan") to address the Year 2000 problem and related issues as those relate to the Corporation's operations was developed, approved by the Board of Directors and implemented. The Corporation's Year 2000 effort is proceeding in accordance with the written Plan. Progress reports are provided to the Board at least monthly.

         The Year 2000 issue is the result of potential problems with software and computer systems or any equipment with computer chips that store the year portion of the date as just two-digits. Systems using this two-digit approach may not be able to determine whether 00 represents the year 2000 or 1900. The problem, if not corrected, will make those systems fail altogether or, even worse, allow them to generate incorrect calculations causing a disruption of normal computer and related operations.

         The Corporation's Plan is divided into four broad areas of concern: hardware, software, service providers and customers. Year 2000 issues being addressed in each of these areas include both information related technology and non-information related technology. A project team that consists of key members of The Corporation's technology staff, representatives of functional business units and senior management was developed. From the assessment, The Corporation identified and prioritized those systems deemed to be mission critical or those that have a significant impact on normal operations. Formal communications with those providers of data processing capabilities and other external counter parties were initiated in 1997 and 1998 to assess the Year 2000 readiness of their products and services. Thus far, responses indicate that most of the significant providers are currently following plans developed to address processing of transactions beginning January 1, 2000.

Costs

         The total cost to The Corporation of these Year 2000 compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. In total, The Corporation estimates that its costs, excluding personnel expenses, for Year 2000 remediation and testing of its computer systems amounted to less than $25,000 for the twelve month period ending December 31, 1998. At September 31, 1998, there are no material, incomplete tasks pursuant to the Corporation's Plan.

Risk Assessment

         Based upon current information related to the progress of its major vendors and service providers, management has determined that the Year 2000 issue will not pose significant operational problems for its computer systems. The determination is based on the ability of those vendors and service providers to renovate, in a timely manner, the products and services on which The Corporation's systems rely. However, The Corporation can give no assurances that the systems of these suppliers will be timely renovated. The Corporation is exposed to operational disruptions from external entities that have direct or indirect business relationships with the Corporation, such as telecommunication service providers, customers, vendors, payment system providers and others. Despite the best efforts of management to address these issues, the vast number of external business relationships makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material adverse impact on the operations the Corporation.

Contingency Plan

         Realizing that some disruption may occur despite its best efforts, The Corporation is in the process of developing contingency plans for each critical system in the event that one or more of those systems fail. While this is an ongoing process, The Corporation expects to have the contingency plan substantially completed by July 31, 1999.

        FINANCIAL STATEMENTS AND REPORT OF
     INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     TF FINANCIAL CORPORATION AND SUBSIDIARIES

            December 31, 1998 and 1997

                                    CONTENTS

                                                                          Page
                                                                          ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         19


FINANCIAL STATEMENTS

         CONSOLIDATED STATEMENTS OF FINANCIAL POSITION                     20

         CONSOLIDATED STATEMENTS OF EARNINGS                               21

         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              AND COMPREHENSIVE INCOME                                     22

         CONSOLIDATED STATEMENTS OF CASH FLOWS                             24

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                        26

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors
TF Financial Corporation


         We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/Grant Thornton LLP
---------------------------
GRANT THORNTON LLP

Philadelphia, Pennsylvania
January 15, 1999

                    TF Financial Corporation and Subsidiaries

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                  December 31,

                  ASSETS                                                              1998              1997
                                                                                   ---------         ---------
                                                                                          (in thousands)
Cash and cash equivalents                                                          $  42,703         $  41,625
Certificates of deposit in other financial institutions                                2,238             2,737
Securities purchased under agreements to resell                                          -              10,000
Investment securities available for sale - at market value                             9,042            32,037
Investment securities held to maturity (market value of $81,094 and
    $53,026 as of December 31, 1998 and 1997, respectively)                           80,895            52,822
Mortgage-backed securities available for sale - at market value                       75,285            36,847
Mortgage-backed securities held to maturity (market value of $182,560
    and $145,723 as of December 31, 1998 and 1997, respectively)                     180,964           144,074
Loans receivable, net                                                                240,841           250,711
Federal Home Loan Bank stock - at cost                                                 9,168             4,918
Accrued interest receivable                                                            4,558             3,957
Premises and equipment, net                                                            9,017             7,889
Goodwill and other intangible assets                                                   7,389             8,274
Real estate held for investment                                                        2,348               -
Other assets                                                                           1,160             1,156
                                                                                     -------           -------
              TOTAL ASSETS                                                          $665,608          $597,047
                                                                                     =======           =======
              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits                                                                          $438,913          $450,429
  Advances from the Federal Home Loan Bank                                           163,359            88,359
  Advances from borrowers for taxes and insurance                                      1,204             1,591
  Accrued interest payable                                                             4,166             2,470
  Other liabilities                                                                    5,306             4,103
                                                                                     -------            ------
            Total liabilities                                                        612,948           546,952
                                                                                     -------           -------
Stockholders' equity
    Preferred stock, no par value; 2,000,000 shares authorized
      at December 31, 1998 and 1997, none issued                                         -                 -
    Common stock, $0.10 par value; 10,000,000 shares authorized,
      5,290,000 shares issued, 2,857,932 and 2,886,251 shares
      outstanding at December 31, 1998 and 1997, respectively,
      net of shares in treasury:  1998 - 2,143,319; 1997 - 2,102,767                     529               529
    Retained earnings                                                                 45,762            43,176
    Additional paid-in capital                                                        51,957            51,775
    Unearned ESOP shares                                                              (2,888)           (3,010)
    Shares acquired by MSBP                                                             (468)             (895)
    Treasury stock - at cost                                                         (42,386)          (41,649)
    Accumulated other comprehensive income                                               154               169
                                                                                    --------          --------
              Total stockholders' equity                                              52,660            50,095
                                                                                    --------          --------
              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $665,608          $597,047
                                                                                     =======           =======


The accompanying notes are an integral part of these statements.

                    TF Financial Corporation and Subsidiaries

                       CONSOLIDATED STATEMENTS OF EARNINGS

                             Year ended December 31,

                                                                         1998             1997              1996
                                                                     ----------        ----------        ----------
                                                                        (in thousands, except per share data)
Interest income
    Loans, including fees                                            $  18,657         $  23,050         $  23,116
    Mortgage-backed securities                                          16,357            12,514            11,041
    Investment securities                                                6,918             5,683             2,728
    Interest-bearing deposits and other                                  1,647             1,942             2,104
                                                                      --------          --------          --------
           TOTAL INTEREST INCOME                                        43,579            43,189            38,989
                                                                      --------          --------          --------
Interest expense
    Deposits                                                            17,397            18,211            14,739
    Borrowings                                                           8,798             5,869             6,058
                                                                      --------          --------          --------
           TOTAL INTEREST EXPENSE                                       26,195            24,080            20,797
                                                                      --------          --------          --------
           NET INTEREST INCOME                                          17,384            19,109            18,192
Provision for possible loan losses                                          60               397               330
                                                                      --------          --------          --------
           NET INTEREST INCOME AFTER PROVISION
               FOR POSSIBLE LOAN LOSSES                                 17,324            18,712            17,862
                                                                      --------          --------          --------
Non-interest income
    Gain on sale of real estate acquired through foreclosure                44               -                 115
    Gain on sale of investment and mortgage-backed securities              349               407               330
    Gain on sale of loans                                                   91               387                79
    Gain on sale of loan servicing rights                                  -                 330               -
    Service fees, charges and other operating income                     1,095             1,203             1,270
                                                                      --------          --------          --------
           TOTAL NON-INTEREST INCOME                                     1,579             2,327             1,794
                                                                      --------          --------          --------
Non-interest expense
    Employee compensation and benefits                                   6,201             6,445             5,828
    Occupancy and equipment                                              1,854             1,952             1,432
    Federal deposit insurance premium                                      275               299             2,929
    Data processing                                                        459               667               505
    Professional fees                                                      554               579               508
    Advertising                                                            333               354               292
    Other operating                                                      2,205             2,330             2,007
    Amortization of goodwill and other intangible assets                   885               957               244
                                                                      --------          --------          --------
           TOTAL NON-INTEREST EXPENSE                                   12,766            13,583            13,745
                                                                      --------          --------          --------
           INCOME BEFORE INCOME TAXES AND
               CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    6,137             7,456             5,911
Income taxes                                                             2,307             2,582             2,432
                                                                      --------          --------          --------
           INCOME BEFORE CUMULATIVE EFFECT OF
               ACCOUNTING CHANGE                                         3,830             4,874             3,479
Cumulative effect of accounting change                                     208               -                 -
                                                                      --------          --------          --------
           NET INCOME                                                $   4,038         $   4,874         $   3,479
                                                                      ========          ========          ========

Earnings per common share - basic                                    $    1.39         $    1.33         $    0.86
Earnings per common share - assuming dilution                        $    1.26         $    1.25         $    0.83


The accompanying notes are an integral part of these statements.

                    TF Financial Corporation and Subsidiaries

                      CONSOLIDATED STATEMENT OF CHANGES IN
                  STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                  Years ended December 31, 1998, 1997 and 1996

                                                                                                       Accumulated
                                        Common stock                                                      other
                                      ---------------- Additional Unearned  Shares                       Compre-             Compre-
                                                 Par     paid-in   ESOP  acquired by Treasury  Retained  hensive             hensive
                                      Shares     value   capital   shares   MSBP      stock    earnings   income     Total    income
                                      ------     -----   -------   ------   ----      -----    --------   ------     -----    ------
                                                               (dollars in thousands)
Balance at January 1, 1996            4,164,942   $529  $51,475   (3,491)  (1,731)   $(11,116) $37,529   $ 137     $ 73,332
Allocation of ESOP shares                30,319     -       147      303       -           -        -       -           450
Shares awarded by MSBP                    9,308     -        -        -        -           -        -       -            -
Amortization of MSBP expense                -       -        23       -       409          -        -       -           432
Purchase of treasury stock             (242,025)    -        -        -        -       (3,596)      -       -        (3,596)
Cash dividends on common stock              -       -        -        -        -           -    (1,258)     -        (1,258)
Other comprehensive income, net
    of reclassification adjustments
    and taxes                               -       -        -        -        -           -        -     (264)        (264) $ (264)
Net income for the year ended
    December 31, 1996                       -       -        -        -        -           -     3,479      -         3,479   3,479
                                      ---------    ---   ------   -------  -------    --------  ------    -----      ------   -----
Comprehensive income                                                                                                         $3,215
                                                                                                                              =====
Balance at December 31, 1996          3,962,544    529   51,645   (3,188)  (1,322)    (14,712)  39,750    (127)      72,575
Allocation of ESOP shares                17,860     -       173      178       -           -        -       -           351
Amortization of MSBP expense                -       -        31       -       427          -        -       -           458
Purchase of treasury stock           (1,100,068)    -       (74)      -        -      (27,027)      -       -       (27,101)
Cash dividends on common stock              -       -        -        -        -           -    (1,433)     -        (1,433)
Exercise of stock options                 5,915     -        -        -        -           90      (15)     -            75
Other comprehensive income, net
    of reclassification adjustments
    and taxes                               -       -        -        -        -           -        -      296          296     296
Net income for the year
    ended December 31, 1997                 -       -        -        -        -           -     4,874      -         4,874   4,874
                                      ---------    ---   ------   -------  -------    --------  ------    -----      ------   -----
Comprehensive income                                                                                                         $5,170
                                                                                                                              =====
Balance at December 31, 1997          2,886,251    529   51,775   (3,010)    (895)    (41,649)  43,176     169       50,095


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

               CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS'
                   EQUITY AND COMPREHENSIVE INCOME - CONTINUED

                  Years ended December 31, 1998, 1997 and 1996

                                                                                                        Accumulated
                                          Common stock                                                      other
                                      ------------------ Additional Unearned  Shares                       Compre-           Compre-
                                                   Par    paid-in    ESOP    acquired  Treasury  Retained  hensive           hensive
                                        Shares     value  capital   shares   by MSBP   stock    earnings   income   Total    income
                                        ------     -----  -------   ------   --------  -----    --------   ------   -----    ------
                                                               (dollars in thousands)
Balance at December 31, 1997           $2,886,251   $529  $51,775   $(3,010) $(895) $(41,649)  $43,176     $169   $ 50,095

Allocation of ESOP shares                  12,233     -       166       122     -         -         -        -         288

Amortization of MSBP                           -      -        33        -     427        -         -        -         460

Purchase of treasury stock                (50,000)    -       (17)       -      -       (924)       -        -        (941)

Cash dividends - common stock                  -      -        -         -      -         -     (1,387)      -      (1,387)

Exercise of options                         9,448     -        -         -      -        187       (65)      -         122

Other comprehensive income, net
    of reclassification adjustments
    and taxes                                                                                               (15)       (15)  $  (15)

Net income for the year ended
    December 31, 1998                          -      -        -         -      -         -      4,038       -       4,038    4,038
                                        ---------    ---   ------    -------  -----  --------   ------      ---     ------    -----
Comprehensive income                                                                                                         $4,023
                                                                                                                              =====
Balance at December 31, 1998           $2,857,932   $529  $51,957   $(2,888) $(468) $(42,386)  $45,762     $154    $52,660
                                        =========    ===   ======     =====    ===    ======    ======      ===     ======


The accompanying  notes are an integral part of this statement.

                    TF Financial Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,


                                                                               1998              1997              1996
                                                                           ------------      ------------      ------------
                                                                                            (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                              $   4,038         $   4,874         $   3,479
    Adjustments to reconcile net income to net cash provided
           by operating activities
        Amortization of
           Mortgage loan servicing rights                                          16                68                21
           Deferred loan origination fees                                        (118)             (156)             (197)
           Premiums and discounts on investment securities, net                   100                63               (69)
           Premiums and discounts on mortgage-backed securities
               and loans, net                                                     705               208               139
           Goodwill and other intangibles                                         677               957               244
        Deferred income taxes                                                    (135)             (233)              (84)
        Provision for loan losses and provision for
           losses on real estate                                                   60               402               333
        Depreciation of premises and equipment                                    847               708               560
        Stock-based benefit programs                                              748               809               882
        Gain on sale of
           Investment securities                                                 (681)             (407)             (330)
           Real estate acquired through foreclosure                               (44)              -                (115)
           Mortgage loans                                                         (91)             (387)              (79)
           Loan servicing rights                                                  -                (330)              -
        (Increase) decrease in
           Accrued interest receivable                                           (601)              290              (817)
           Other assets                                                            30               (56)             (580)
        Increase in
           Accrued interest payable                                             1,696               440               267
           Other liabilities                                                    1,338               477               723
                                                                            ---------         ---------         ---------
               NET CASH PROVIDED BY OPERATING
                   ACTIVITIES                                                   8,585             7,727             4,377
                                                                            ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Loan originations and principal payments on loans, net                     30,983           (22,672)          (38,475)
    Principal repayments on mortgage-backed securities
        held to maturity                                                       60,899            33,732            28,450
    Principal repayments on mortgage-backed securities available
        for sale                                                               19,292             2,746             3,050
    Purchases of loans                                                        (40,708)          (13,927)          (83,704)
    Proceeds from loan sales                                                   19,496            95,261            22,648
    Purchases and maturities of certificates of deposit in other
        financial institutions, net                                               499             1,483                 1
    Purchases of investment and mortgage-backed securities
        held to maturity                                                     (293,959)         (125,219)          (49,069)
    Purchase of investment securities and mortgage-backed
        securities available for sale                                        (251,164)         (140,694)          (22,917)


                                   (Continued)
                                       24

                    TF Financial Corporation and Subsidiaries

                             Year ended December 31,

                                                                          1998             1997              1996
                                                                      ------------     ------------      ------------
                                                                                     (in thousands)
    Purchase and maturities of securities purchased under
        agreement to resell, net                                     $  10,000         $  15,129        $  (25,129)
    Proceeds from maturities of investment securities
        held to maturity                                               123,842            83,007            17,551
    Proceeds from maturities of investment securities
        available for sale                                             223,376            86,225            20,500
    Proceeds from the sale of investment and mortgage-backed
        securities available for sale                                   37,373            22,126             9,279
    Proceeds from the sale of loan servicing rights                        -                 981               -
    Purchase of Federal Home Loan Bank stock                            (4,250)              -              (1,250)
    Purchase of real estate held for investment                         (2,348)              -                 -
    Proceeds from sales of real estate acquired through foreclosure        246               -                 722
    Purchase of premises and equipment                                  (1,975)             (595)           (2,007)
    Premium paid for deposit liabilities                                   -                 -              (9,476)
                                                                      --------          --------          --------
               NET CASH (USED IN) PROVIDED BY
                     INVESTING ACTIVITIES                              (68,398)           37,583          (129,826)
                                                                      --------          --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net (decrease) increase in demand deposit/NOW accounts,
        passbook savings accounts and certificates of deposit          (11,516)          (18,659)          132,019
    Net increase (decrease) in advances from Federal Home
        Loan Bank                                                       75,000           (10,000)           25,000
    Net (decrease) increase in advances from borrowers for
        taxes and insurance                                               (387)             (773)              384
    Treasury stock acquired                                               (941)          (27,027)           (3,596)
    Exercise of stock options                                              122                75               -
    Common stock dividends paid                                         (1,387)           (1,433)           (1,258)
                                                                      --------          --------          --------
               NET CASH PROVIDED BY (USED IN)
                     FINANCING ACTIVITIES                               60,891           (57,817)          152,549
                                                                      --------          --------          --------
               NET INCREASE (DECREASE) IN CASH AND
                     CASH EQUIVALENTS                                    1,078           (12,507)           27,100
Cash and cash equivalents at beginning of year                          41,625            54,132            27,032
                                                                      --------          --------         ---------
Cash and cash equivalents at end of year                             $  42,703         $  41,625        $   54,132
                                                                      ========          ========         =========
Supplemental disclosure of cash flow information
    Cash paid for
        Interest on deposits and advances                            $  24,498        $  23,640         $   20,530
        Income taxes                                                 $   2,651        $   2,436         $    2,235
    Non-cash transactions
        Transfers from loans to real estate acquired through
           foreclosure                                               $     159        $     231         $      327
        Securitization of mortgage loans held for investment         $      -         $      -          $   27,854


The accompanying notes are an integral part of these statements.

                    TF Financial Corporation and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1997




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    TF Financial Corporation (TF Financial) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiaries, Third Federal Savings Bank (Third Federal or the Bank) and TF Investments Corporation (TF Investments). Third Federal is a federally chartered-stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution which conducts operations from its main office in Newtown, Pennsylvania, ten full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and three full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

    The Bank is subject to regulations of certain state and federal agencies and, accordingly, it is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

    1.  Principles of Consolidation and Basis of Presentation
        -----------------------------------------------------

    The consolidated financial statements include the accounts of TF Financial and its wholly owned subsidiaries: Third Federal, TF Investments, Teragon, Inc., and Penns Trail Development Corporation (collectively, the Corporation). All material intercompany balances and transactions have been eliminated in consolidation.

    The accounting policies of the Corporation conform to generally accepted accounting principles and predominant practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting policies are summarized below.

    2.  Cash and Cash Equivalents
        -------------------------

    The Corporation considers cash, due from banks, federal funds sold and interest-bearing deposits in other financial institutions, with original terms to maturity of less than three months, as cash equivalents for presentation purposes in the consolidated statements of financial position and cash flows.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    3.  Investment and Mortgage-Backed Securities
        -----------------------------------------

    The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires the Bank to classify its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading, or available for sale. The Corporation does not engage in security trading activities.

    Investment, mortgage-backed and marketable equity securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income. Realized gains and losses on the sale of securities are recognized using the specific identification method.

    Investment and mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method over the period to maturity. The Corporation has the ability and it is management's intention to hold such assets to maturity.

    4.  Loans Receivable
        ----------------

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

    The Corporation accounts for loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    5.  Premises and Equipment
        ----------------------

    Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets.

    On January 1, 1996, the Corporation adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles, and how to value long-lived assets to be disposed of. The adoption of SFAS No. 121 did not have a material impact on the Corporation's consolidated financial position or results of operations.

    6.  Goodwill and Other Intangible Assets
        ------------------------------------

    On September 20, 1996, the Bank acquired three Mercer County, New Jersey offices and related deposits of Cenlar Federal Savings Bank. The Bank assumed $137.6 million in deposits in exchange for $126.5 million in cash. As a result of the acquisition, the Bank recorded core deposit intangible of $2.9 million and goodwill of $6.6 million.

    The core deposit intangible acquired is being amortized on an accelerated basis over 10 years. The goodwill acquired is being amortized on a straight-line basis over 15 years.

    7.  Real Estate Held for Investment
        -------------------------------
    Real estate held for investment is carried at the lower of cost or market value.

    8.  Transfers of Financial Assets
        -----------------------------

    On January 1, 1997, the Corporation adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125. SFAS No. 125 applies a control-oriented, financial components approach to financial asset transfer transactions whereby the Corporation: (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred; (2) derecognizes financial assets when control has been surrendered; and (3) derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership; (ii) the transferee has the right to pledge or exchange the transferred assets or is a qualifying special-purpose entity, and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which entitles it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Corporation accounts for the transfer as a secured borrowing. The adoption of this statement did not have a material impact on the Corporation's consolidated financial position or results of operations.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    9.  Benefit Plans
        -------------

    The Corporation has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with one year of service, as defined by the ESOP. The Corporation accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-6, Employers' Accounting for Employee Stock Ownership Plans. SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees. In addition, the Corporation established a Management Stock Bonus Plan (MSBP) for key directors and personnel.

    On January 1, 1996, the Corporation adopted SFAS No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Corporation's employee stock option plan is accounted for under APB Opinion No. 25.

    On January 1, 1998, the corporation adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It eliminates certain disclosures and requires additional information about changes in the benefit obligation and the fair values of plan assets. The financial statement disclosures have been revised to reflect the provisions of SFAS No. 132.

    10.  Income Taxes
         ------------

    The Corporation accounts for income taxes under the liability method specified in SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    11.  Advertising Costs
         -----------------

    The Corporation expenses advertising costs as incurred.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    12.  Earnings Per Share
         ------------------

    On December 15, 1997, the Corporation adopted the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Prior periods' earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.

    13.  Comprehensive Income
         --------------------

    On January 1, 1998, the Corporation adopted SFAS No. 130, Reporting Comprehensive Income. SFAS 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income consists of net unrealized gains and losses on investment securities available for sale. Comprehensive income for 1998, 1997 and 1996 was $4,023,000, $5,170,000 and $3,215,000, respectively. The components of other comprehensive income are as follows:


                                                                 December 31, 1998
                                                    ----------------------------------------------
                                                                         Tax
                                                    Before tax        (expense)        Net of tax
                                                      amount           benefit           amount
                                                    ----------         --------        ----------
                                                                (dollars in thousands)
       Unrealized gains on securities
          Unrealized holding gains arising
          during period                             $     324        $     (126)       $      198
       Reclassification adjustment for
          gains realized in net income                   (349)              136              (213)
                                                     --------         ---------         ---------

       Other comprehensive income, net              $     (25)       $       10        $      (15)
                                                     ========         =========         =========



                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


                                                                 December 31, 1997
                                                    ----------------------------------------------
                                                                         Tax
                                                    Before tax        (expense)        Net of tax
                                                      amount           benefit           amount
                                                    ----------         --------        ----------
                                                                (dollars in thousands)
       Unrealized gains on securities
          Unrealized holding gains arising
          during period                             $     892        $     (348)       $      544
       Reclassification adjustment for
          gains realized in net income                   (407)              159              (248)
                                                     --------         ---------         ---------

       Other comprehensive income, net              $     485        $     (189)       $      296
                                                     ========         =========         =========


                                                                 December 31, 1996
                                                    ----------------------------------------------
                                                                         Tax
                                                    Before tax        (expense)        Net of tax
                                                      amount           benefit           amount
                                                    ----------         --------        ----------
                                                                (dollars in thousands)
       Unrealized gains on securities
          Unrealized holding gains arising
          during period                             $    (103)       $       40        $      (63)
       Reclassification adjustment for
          gains realized in net income                   (330)              129              (201)
                                                     --------         ---------         ---------

       Other comprehensive income, net              $    (433)       $      169        $     (264)
                                                     ========         =========         =========


    14.  New Financial Accounting Standards
         ----------------------------------
    On January 1, 1998, the Corporation adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about a company's operating segments. Management has determined that under current conditions, the Corporation will report one business segment.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative instrument (gains and losses) depends on the intended use of the derivative and resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is permitted only as of the beginning of any fiscal quarter. On October 1, 1998, the Corporation adopted SFAS No. 133. Concurrent with the adoption, the Corporation transferred $23,198,000 of mortgage-backed securities from the held to maturity category to the available for sale category and recorded $349,000, net of taxes, of unrealized holding gains in other comprehensive income. The Corporation also transferred $19,671,000 of mortgage-backed securities to the trading category and reported a cumulative effect adjustment of $208,000, net of taxes, resulting from the accounting change.

    15.  Reclassifications
         -----------------

    Certain prior year amounts have been reclassified to conform to the current period presentation.

NOTE B - CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of the following:

                                                         December 31,
                                             -----------------------------------
                                                1998         1997        1996
                                             ----------   ----------  ----------
                                                       (in thousands)

           Cash and due from banks           $  25,509    $  14,222   $  14,737
           Interest-bearing deposits in
             other financial institutions       16,444       25,628      38,120
           Federal funds sold                      750        1,775       1,275
                                            ----------    ---------   ---------

                                             $  42,703    $  41,625   $  54,132
                                              ========     ========    ========

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE C - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

    The Bank enters into purchases of securities under agreements to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 1997, consist of mortgage-backed securities.

    The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the consolidated statements of financial position. The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. At December 31, 1997, these agreements matured within 30 days and substantially all agreements to resell securities purchased were outstanding with one dealer. Securities purchased under agreements to resell averaged $3.6 million and $9.7 million during 1998 and 1997, respectively, and the maximum amounts outstanding at any month-end during 1998 and 1997, was $10 million and $25.3 million, respectively.

NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The amortized cost, gross unrealized gains and losses, and estimated market value of the Corporation's investment and mortgage-backed securities at December 31, 1998 and 1997, are summarized as follows:

                                                                           December 31, 1998
                                                    ----------------------------------------------------------------
                                                                         Gross            Gross           Estimated
                                                    Amortized         unrealized       unrealized           market
                                                      cost               gains           losses             value
                                                    ---------         ----------       ----------         ---------
                                                                           (in thousands)
        Investment securities held to maturity
           U.S. Government and federal agencies      $ 73,612          $   197          $    (62)        $  73,747
           State and political subdivisions             4,283               78               -               4,361
           Corporate debt securities                    3,000              -                 (14)            2,986
                                                      -------           ------           -------           -------
                                                       80,895              275               (76)           81,094
        Mortgage-backed securities
           held to maturity                           180,964            1,937              (341)          182,560
                                                      -------           ------           -------           -------
                                                     $261,859          $ 2,212          $   (417)         $263,654
                                                      =======           ======           =======           =======
        Investment securities available for sale
           U.S. Government and federal agencies      $  8,000          $    45          $    -               8,045
           Mutual funds                                   500              -                  (3)              497
           Other                                          500              -                 -                 500
                                                      -------           ------           -------           -------
                                                        9,000               45                (3)            9,042
        Mortgage-backed securities
           available for sale                          75,075              316              (106)           75,285
                                                      -------           ------           -------          --------
                                                     $ 84,075          $   361          $   (109)        $  84,327
                                                      =======           ======           =======          ========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                                           December 31, 1997
                                                    ----------------------------------------------------------------
                                                                         Gross            Gross           Estimated
                                                    Amortized         unrealized       unrealized           market
                                                      cost               gains           losses             value
                                                    ---------         ----------       ----------         ---------
                                                                           (in thousands)
        Investment securities held to maturity
           U.S. Government and federal agencies      $ 50,278         $    190          $    (35)         $ 50,433
           State and political subdivisions             2,544               49               -               2,593
                                                      -------           ------           -------           -------
                                                       52,822              239               (35)           53,026
        Mortgage-backed securities held to maturity   144,074            2,096              (447)          145,723
                                                      -------           ------           -------           -------
                                                     $196,896          $ 2,335          $   (482)         $198,749
                                                      =======           ======           =======           =======
        Investment securities available for sale
           U.S. Government and federal agencies      $ 31,254          $    75          $     (2)         $ 31,327
           Equity securities (SLMA stock)                  10              200               -                 210
           Mutual funds                                   500              -                 -                 500
                                                      -------           ------           -------           -------
                                                       31,764              275                (2)           32,037
        Mortgage-backed securities available for sale  36,843              182              (178)           36,847
                                                      -------           ------           -------           -------
                                                     $ 68,607          $   457          $   (180)         $ 68,884
                                                      =======           ======           =======           =======

    Gross realized gains were $349,000, $407,000 and $330,000 for the years ended December 31, 1998, 1997 and 1996, respectively. These gains resulted from the sale of investment and mortgage-backed securities of $37.4 million, $22.1 million and $9.3 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

    The   amortized   cost  and  estimated   market  value  of  investment   and
    mortgage-backed securities, by contractual maturity, are shown below.

                                                                           December 31, 1998
                                                    ----------------------------------------------------------------
                                                            Held to maturity                   Available for sale
                                                    ----------------------------       -----------------------------
                                                                       Estimated                          Estimated
                                                    Amortized           market         Amortized            market
                                                      cost              value             cost              value
                                                    ---------         ----------       ----------         ---------
                                                                           (in thousands)
        Investment securities
           Due in one year or less                   $ 32,829         $ 32,781          $  1,000          $    997
           Due after one year through five years       23,961           24,085             8,000             8,045
           Due after five years through 10 years       19,077           19,106               -                 -
           Due after 10 years                           5,028            5,122               -                 -
                                                      -------          -------           -------           -------
                                                       80,895           81,094             9,000             9,042
       Mortgage-backed securities                     180,964          182,560            75,075            75,285
                                                      -------          -------           -------           -------
                                                     $261,859         $263,654          $ 84,075          $ 84,327
                                                      =======          =======           =======           =======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997




NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

    The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

                                                                           December 31, 1998
                                                    ----------------------------------------------------------------
                                                                         Gross            Gross           Estimated
                                                    Amortized         unrealized       unrealized           market
                                                      cost               gains           losses             value
                                                    ---------         ----------       ----------         ---------
                                                                           (in thousands)
       Mortgage-backed securities held to
             maturity
         FHLMC certificates                          $ 47,239       $    1,172       $        (7)         $ 48,404
         FNMA certificates                             12,726              143               (13)           12,856
         GNMA certificates                             56,318              474               -              56,792
         Real estate mortgage investment conduit       64,180              148              (312)           64,016
         Other mortgage-backed securities                 501              -                  (9)              492
                                                      -------        ---------        ----------           -------
                                                     $180,964       $    1,937       $      (341)         $182,560
                                                      =======        =========        ==========           =======
       Mortgage-backed securities available for
             sale
         FHLMC certificates                          $ 13,110       $      106       $        (2)         $ 13,214
         FNMA certificates                             32,119               81               (22)           32,178
         GNMA certificates                             10,194               90               -              10,284
         Real estate mortgage investment conduit       19,652               39               (82)           19,609
                                                      -------        ---------        ----------           -------
                                                     $ 75,075       $      316       $      (106)         $ 75,285
                                                      =======        =========        ==========           =======

                                                                           December 31, 1997
                                                    ----------------------------------------------------------------
                                                                         Gross            Gross           Estimated
                                                    Amortized         unrealized       unrealized           market
                                                      cost               gains           losses             value
                                                    ---------         ----------       ----------         ---------
                                                                           (in thousands)
      Mortgage-backed securities held to
             maturity
         FHLMC certificates                          $ 76,523        $   1,508          $    (44)         $ 77,987
         FNMA certificates                             22,927              340               (71)           23,196
         GNMA certificates                              7,483              213               -               7,696
         Real estate mortgage investment conduit       36,389               35              (319)           36,105
         Other mortgage-backed securities                 752              -                 (13)              739
                                                      -------         --------           -------           -------
                                                     $144,074        $   2,096          $   (447)         $145,723
                                                      =======         ========           =======           =======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued


                                                                           December 31, 1997
                                                    ----------------------------------------------------------------
                                                                         Gross            Gross           Estimated
                                                    Amortized         unrealized       unrealized           market
                                                      cost               gains           losses             value
                                                    ---------         ----------       ----------         ---------
                                                                           (in thousands)
       Mortgage-backed securities available for
             sale
         FHLMC certificates                         $  19,099      $       142        $      (18)        $  19,223
         FNMA certificates                              7,851               36               (24)            7,863
         Real estate mortgage investment conduit        9,893                4              (136)            9,761
                                                     -------        ----------         ---------          --------
                                                    $  36,843      $       182        $     (178)        $  36,847
                                                     ========       ==========         =========          ========


    Investment securities having an aggregate amortized cost of approximately $5.0 million and $7.0 million were pledged to secure public deposits at December 31, 1998 and 1997, respectively.

    There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity.

NOTE E - LOANS RECEIVABLE

    Loans receivable are summarized as follows:

                                                                                                December 31,
                                                                                        -------------------------
                                                                                          1998             1997
                                                                                        --------         --------
                                                                                               (in thousands)
          First mortgage loans (principally conventional)
          Secured by one-to-four family residences                                      $152,819          $198,328
          Secured by other non-residential properties                                     55,208            26,653
          Construction loans                                                               5,352             5,052
                                                                                         -------           -------
                                                                                         213,379           230,033
          Less net deferred loan origination fees and unamortized premiums                    67               133
                                                                                         -------           -------

              Total first mortgage loans                                                $213,312          $229,900
                                                                                         -------           -------


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE E - LOANS RECEIVABLE - Continued

                                                                                                December 31,
                                                                                        -------------------------
                                                                                          1998             1997
                                                                                        --------         --------
                                                                                               (in thousands)
       Consumer and other loans
          Commercial                                                                    $  6,666          $  2,798
          Home equity and second mortgage                                                 12,995            12,147
          Leases                                                                           2,305             1,671
          Other                                                                            7,521             6,230
                                                                                         -------           -------
                                                                                          29,487            22,846
          Less unearned discount                                                              49                 6
                                                                                         -------           -------

                      Total consumer and other loans                                      29,438            22,840

          Less allowance for loan losses                                                   1,909             2,029
                                                                                         -------           -------

                      Total loans receivable                                            $240,841          $250,711
                                                                                         =======           =======

    Activity in the allowance for loan losses is summarized as follows:


                                                                                       December 31,
                                                                     ------------------------------------------------
                                                                         1998             1997              1996
                                                                     ------------     ------------      -------------
                                                                                     (in thousands)

       Balance at beginning of year                                 $    2,029        $    1,806        $    1,484
       Provision charged to income                                          60               397               330
       Charge-offs, net                                                   (180)             (174)               (8)
                                                                     ---------         ---------         ---------
       Balance at end of year                                       $    1,909        $    2,029        $    1,806
                                                                     =========         =========         =========

    Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due 90 days or more that are not on a non-accrual status but that management expects will eventually be paid in full, totalled approximately $1.6 million and $1.4 million at December 31, 1998, and 1997, respectively. Of such amounts, approximately $900,000 and $800,000 at December 31, 1998 and 1997, are residential mortgage loans secured by one-to-four family residences for which management has experienced insignificant charge-offs. Interest income that would have been recorded under the original terms of such loans totalled approximately $43,000, $19,000 and $30,000 for the years ended December 31, 1998, 1997 and 1996, respectively. No interest income has been recognized on non-accrual loans for any of the periods presented.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE E - LOANS RECEIVABLE - Continued

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

    Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. An allowance for credit losses has been established for all loans identified as impaired. As of December 31, 1998 and 1997, the recorded investment in impaired loans was immaterial.

    The Bank has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of loans at December 31, 1998 and 1997. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $385,000 and $401,000 at December 31, 1998 and 1997, respectively. For the year ended December 31, 1998, principal repayments of approximately $16,000 were received and no funds were disbursed to executive officers, directors or their related interests.

NOTE F - LOAN SERVICING

    Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

                                                        December 31,
                                                ---------------------------
                                                   1998              1997
                                                ---------          --------
                                                       (in thousands)
      Mortgage loan servicing portfolios
        FHLMC                                   $  15,116         $  18,775
        Other investors                             6,103             7,630
                                                 --------          --------
                                                $  21,219         $  26,405
                                                 ========          ========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE F - LOAN SERVICING - Continued

    Custodial balances maintained in connection with the foregoing loan servicing totalled approximately $408,000 and $523,000 at December 31, 1998 and 1997, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented.

NOTE G - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

                                                                   December 31,
                                                Estimated     ----------------------
                                              useful lives    1998              1997
                                              ------------    ----              ----
                                                                          (in thousands)


        Buildings                                   30     $    5,906        $    5,790
        Leasehold improvements                       5            709               322
        Furniture, fixtures and equipment          3-7          6,436             4,955
                                                            ---------         ---------
                                                               13,051            11,067
        Less accumulated depreciation                           7,293             6,437
                                                            ---------         ---------
                                                                5,758             4,630
        Land                                                    3,259             3,259
                                                            ---------         ---------
                                                           $    9,017        $    7,889
                                                            =========         =========


NOTE H - DEPOSITS

    Deposits are summarized as follows:


                                                                   December 31,
                                                              ----------------------
                                                              1998              1997
                                                              ----              ----
                                                                  (in thousands)

      Demand                                                $    6,231        $   5,037
      NOW                                                       44,971           40,360
      Money Market                                              32,556           32,777
      Passbook savings - fixed rate                            122,213          122,952
      Passbook savings - adjustable rate                        43,651           51,277
                                                              --------         --------
             Total demand, transaction and
                   passbook deposits                           249,622          252,403
      Certificates of deposit                                  189,291          198,026
                                                               -------          -------
                                                              $438,913         $450,429
                                                               =======          =======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE H - DEPOSITS - Continued

    The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $13.3 million and $9.4 million at December 31, 1998 and 1997, respectively.


    At December 31, 1998, scheduled maturities of certificates of deposit are as follows:

                                               Year ending December 31,
    --------------------------------------------------------------------------------------------------------------
       1999           2000            2001             2002               2003        Thereafter         Total
    -----------    ------------     ------------     ------------      ------------   ----------      ------------
                                                   (in thousands)

     $133,732      $  23,582       $  24,250        $    3,282         $    4,128     $      317        $189,291
      =======       ========        ========         =========          =========      =========         =======


NOTE I - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank consist of the following:


                                                          December 31,
                              --------------------------------------------------------------------
                                          1998                                   1997
                              -----------------------------           ----------------------------
                                                  Weighted                             Weighted
           Due date               Amount       average rate             Amount       average rate
           --------               ------       ------------             ------       ------------
                                                        (in thousands)

           1998                    $     -             - %            $  30,000         5.85%
           1999                      30,000          6.05                30,000         6.05
           2000                      25,000          6.13                25,000         6.13
           2003                      20,000          5.60                   -            -
           2005                      15,000          5.37                   -            -
           2008                      70,000          5.61                   -            -
           2010                       3,359          6.70                 3,359         6.70
                                    -------                            --------

                                   $163,359          5.77             $  88,359         6.03
                                    =======                            ========

    The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Unused lines of credit at the Federal Home Loan Bank were $30 million at December 31, 1998.

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE J - BENEFIT PLANS

    The Bank maintains a 401(k) profit-sharing plan for eligible employees. Contributions to the plan are at the discretion of the Board of Directors. There were no profit-sharing plan contributions for the years ended December 31, 1998, 1997 and 1996.

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

                                                                     December 31,
                                                            ------------------------------
                                                                1998              1997
                                                            -----------        -----------
                                                                    (in thousands)
       Change in benefit obligation
          Benefit obligation at beginning of year            $    2,609        $    3,004
          Service cost                                               62               157
          Interest cost                                             201               160
          Actual gain                                               250              (670)
          Increase due to plan amendments                           171               -
          Benefits paid                                            (161)              (42)
                                                             ----------         ---------

          Benefits obligation at end of year                 $    3,132        $    2,609
                                                              =========         =========

       Change in plan assets
          Fair value of plan assets at beginning of year     $    1,762        $    1,338
          Actual return on plan assets                              (50)              244
          Employer contribution                                     410               222
          Benefits paid                                            (161)              (42)
                                                              ---------         ---------

          Fair value of plan assets at end of year           $    1,961        $    1,762
                                                              =========         =========

       Funded status
          Unrecognized transaction asset                     $   (1,171)       $     (847)
          Unrecognized net actuarial loss                            31                36
          Unrecognized prior service cost                           543               419
          Prepaid (accrued) benefit cost                            201              (256)
                                                              ---------         ---------

                                                             $     (396)       $     (648)
                                                              =========         =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE J - BENEFIT PLANS - Continued

                                                                          1998             1997              1996
                                                                      ------------     ------------      ------------

       Weighted-average assumptions as of December 31
          Discount rate                                                   7.25%             6.00%            6.00%
          Expected return on plan assets                                  8.00              8.00             8.00
          Rate of compensation increase                                   4.00              6.00             6.00

       Components of net periodic benefit cost
          Service cost                                             $        62       $       157       $      173
          Interest cost                                                    201               160              196
          Expected return on plan assets                                  (157)             (116)            (143)
          Amortization of prior service cost                                52                52               56
                                                                    ----------        ----------        ---------

          Net periodic benefit cost                                $       158       $       253       $      282
                                                                    ==========        ==========        =========


    The Corporation also maintains the following benefit plans:

    1.  Employee Stock Ownership Plan
        -----------------------------

    In 1994, the Corporation established an internally leveraged ESOP for eligible employees who have completed six months of service with the Corporation or its subsidiaries. The ESOP borrowed $4.2 million from the Corporation to purchase 423,200 newly issued shares of common stock. The Corporation makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Corporation accounts for its ESOP in accordance with SOP 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial position. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $288,000, $351,000 and $450,000 in 1998, 1997 and 1996, respectively.


       Allocated shares                                 119,500
       Unreleased shares                                288,800
                                                      ---------
             Total ESOP shares                          408,300
                                                      =========
       Fair value of unreleased shares               $4,981,800
                                                      =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE J - BENEFIT PLANS - Continued

    2.  Management Stock Bonus Plan
        ---------------------------

    The Board of Directors also adopted a MSBP which was approved by the Corporation's stockholders on October 13, 1994. The MSBP provides that up to 211,600 shares of common stock may be granted, at the discretion of the Board, to key directors and officers at no cost to the individuals. The Corporation granted 178,292 shares on November 18, 1994, 24,000 shares on December 18, 1995, and 9,308 shares on December 15, 1997, in the form of restricted stock payable over five years from the date of grant. The recipients of the restricted stock are entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. In the event the recipient terminates association with the Corporation for reasons other than death, disability or change in control, the recipient forfeits all rights to the allocated shares under restriction which are cancelled and revert to the Corporation for reissuance under the plan. Shares acquired by MSBP of $2.1 million were recorded at the date of award based on the market value of shares acquired by the Corporation. Shares acquired by the MSBP, which are shown as a separate component of stockholders' equity, are being amortized to expense over the five-year vesting period; $460,000, $458,000 and $432,000 was amortized to expense in 1998, 1997 and 1996, respectively. At December 31, 1998, there were no shares reserved for future grants under the plan.

    3.  Stock Option Plans
        ------------------

    The Corporation has fixed stock option plans accounted for under APB Opinion No. 25 and related interpretations. The plans allow the Corporation to grant options to employees and directors for up to 794,000 shares of common stock. The options, which have a term of 10 years when issued, vest either immediately or over a three to five year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant. Had compensation cost for the plans been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                            1998         1997         1996
                                          --------     --------      --------
       Net income
          As reported                     $  4,038     $  4,874      $  3,479
          Pro forma                       $  3,885     $  4,726      $  3,365

       Basic earnings per share
          As reported                     $   1.39     $   1.33      $   0.86
          Pro forma                       $   1.34     $   1.29      $   0.83

       Diluted earnings per share
          As reported                     $   1.26     $   1.25      $   0.83
          Pro forma                       $   1.21     $   1.21      $   0.80


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE J - BENEFIT PLANS - Continued

    These pro forma amounts may not be representative of future disclosures because they do not take into effect the pro forma compensation expense related to grants before 1995.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively: no dividend yield for all years; expected volatility of 34%, 21% and 12.1%, risk-free interest rate of 5.25%, 6.4% and 6.4%; and expected lives of five years for all options.

    A summary of the status of the Corporation's fixed stock option plans as of December 31, 1998, and changes for each of the years in the three-year period then ended was as follows:

                                                    1998                      1997                  1996
                                            ---------------------     --------------------   ----------------------
                                                       Weighted                  Weighted                Weighted
                                                         average                 average                 average
                                               Number   exercise      Number     exercise     Number     exercise
                                                 of     price per       of       price per      of       price per
                                              shares      share       shares      share        shares      share
                                            ----------   --------     -------    ---------    ------     ---------
       Outstanding at beginning of year       695,875     $13.08      551,833     $12.06      514,480     $11.82
       Options granted                         13,325      22.46      170,155      16.62       41,103      15.09
       Options exercised                      (10,486)     12.85       (5,915)     11.50       (1,667)     11.50
       Options forfeited                       (2,695)     15.78      (20,198)     16.50       (2,083)     11.50
                                              -------                 -------                 -------

       Outstanding at end of year             696,019     $13.24      695,875     $13.08      551,833     $12.06
                                              =======                 =======                 =======

       Options exercisable at year-end        524,813                 478,919                 461,285
                                              =======                 =======                 =======
       Weighted average fair value of
          options granted during year        $   8.72                $   5.42                $   4.34

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                  Options outstanding                      Options exercisable
                                       ---------------------------------------------   ---------------------------
                                                         Weighted
                                            Number        average         Weighted        Number         Weighted
                                       outstanding at    remaining         average     exercisable at    average
       Range of exercise               December 31,      contractual       exercise     December 31,     exercise
           prices                        1998            life (years)       price         1998            price
       ----------------                --------------    -----------      ----------   --------------    ---------
       $11.50 to $17.25                   675,154          6.8 years       $12.97         522,482        $12.14
       $18.00 to $19.25                    15,615          9.2 years        18.73           2,248         18.32
       $26.00 to $27.88                     5,250          9.5 years        27.79              83         26.00

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE J - BENEFIT PLANS - Continued

    Total compensation cost recognized for stock-based employee compensation awards was approximately $116,000, $99,000 and $28,000 for 1998, 1997 and
    1996, respectively.

NOTE K - INCOME TAXES

    The components of income tax expense are summarized as follows:

                                                                     Year ended December 31,
                                                        ----------------------------------------------
                                                          1998             1997              1996
                                                          ----             ----              ----
                                                                       (in thousands)
       Federal
          Current                                      $    2,162        $    2,420        $    2,173
          Deferred                                           (152)             (233)              (84)
                                                        ---------         ---------         ---------
                                                            2,010             2,187             2,089

       State and local - current                              297               395               343
                                                        ---------         ---------         ---------
       Continuing operations                                2,307             2,582             2,432

       Cumulative effect of accounting change                 125               -                 -
                                                        ---------         ---------         ---------

       Income tax provision                            $    2,432        $    2,582        $    2,432
                                                        =========         =========         =========



    The Corporation's effective income tax rate was different than the statutory federal income tax rate as follows:

                                                      Year ended December 31,
                                                   ---------------------------
                                                   1998         1997      1996
                                                   ----         ----      ----
                                                         (in thousands)

        Statutory federal income tax               34.0%        34.0%     34.0%
        Increase (decrease) resulting from
           Tax-exempt income                       (3.6)        (1.8)     (2.7)
           State tax, net of federal benefit        3.1          3.5       3.8
           Other                                    6.1         (1.1)      5.9
                                                 ------       ------    ------

                                                   39.6%        34.6%     41.0%
                                                 ======       ======    ======


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE K - INCOME TAXES - Continued

    Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 1998 and 1997, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 1998 and 1997. The Corporation's net deferred tax asset at December 31, 1998 and 1997, was comprised of the following:

                                                            December 31,
                                                      -----------------------
                                                         1998          1997
                                                      ----------    ---------
                                                           (in thousands)
        Deferred tax assets
           Deferred loan origination fees             $      107    $    130
           Deferred compensation                             176         135
           Allowance for loan losses, net                     79          68
           Amortization                                      226         123
           Other                                               3         -
                                                       ---------    --------
                                                             591         456
                                                       ---------    --------
        Deferred tax liabilities
           Accrued pension expense                            20          37
           Unrealized gain on securities
             available for sale                               98         108
                                                       ---------    --------
                                                             118         145
                                                       ---------    --------

               Deferred tax asset                     $      473   $     311
                                                       =========    ========

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

    The Bank is not required to recapture approximately $5.7 million of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. In accordance with SFAS No. 109, the Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve, would amount to approximately $1.9 million.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE K - INCOME TAXES - Continued

    Deferred tax expense (benefit) results from temporary or timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The sources and effect of these temporary and timing differences are as follows:


                                                                                  Year ended December 31,
                                                                       --------------------------------------------
                                                                         1998             1997              1996
                                                                       --------        ---------         ----------
                                                                                    (in thousands)
    Recognition of deferred tax  expenses (benefits)
       Loan losses                                                     $  (118)           $  (111)         $     2
       Deferred compensation                                               (40)               (24)            (110)
       Deferred loan origination fees                                       24                 24               24
       Amortization                                                       (103)              (122)             -
       Pension                                                              88                -                -
       Reserves                                                             (3)               -                -
                                                                        ------             ------           ------

                                                                       $  (152)           $  (233)         $   (84)
                                                                        ======             ======           ======

NOTE L - REGULATORY MATTERS

    The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets at December 31, 1998.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE L - REGULATORY MATTERS - Continued

    As of December 31, 1998, management believes that the Bank met all capital adequacy requirements to which it was subject.

                                                                       Regulatory capital
                                               ----------------------------------------------------------------------
                                                                        December 31, 1998
                                               ----------------------------------------------------------------------
                                               Tangible                  Core                   Risk-based
                                                capital    Percent      capital     Percent      capital      Percent
                                               --------    -------      -------     -------     ----------    -------
      Capital under generally accepted
          accounting principles
             Corporation                      $ 52,660      8.00%     $ 52,660       8.00%     $ 52,660       19.68%
             Bank                               52,577      7.93        52,577       7.93        52,577       19.86

      Unrealized gain on certain
         available-for-sale securities
             Corporation                          (154)    (0.02)         (154)     (0.02)         (154)      (0.06)
             Bank                                 (154)    (0.02)         (154)     (0.02)         (154)      (0.06)

      Goodwill and other intangible assets
             Corporation                        (7,389)    (1.12)       (7,389)     (1.12)       (7,389)      (2.76)
             Bank                               (7,389)    (1.12)       (7,389)     (1.12)       (7,389)      (2.79)

      Additional capital items
         General valuation allowances-limited
             Corporation                           -         -             -          -           1,909        0.72
             Bank                                  -         -             -          -           1,909        0.72
                                               -------    ------       -------     ------       -------      ------
      Regulatory capital computed
             Corporation                        45,117      6.86        45,117       6.86        47,026       17.58
             Bank                               45,034      6.79        45,034       6.79        46,943       17.73

      Minimum capital requirement
             Corporation                         9,871      1.50        26,323       4.00        21,405        8.00
             Bank                                9,943      1.50        26,515       4.00        21,178        8.00
                                               -------    ------       -------     ------       -------      ------
      Regulatory capital - excess
             Corporation                      $ 35,246      5.36%     $ 18,794       2.86%     $ 25,621        9.58%
                                               =======    ======       =======     ======       =======      ======

             Bank                             $ 35,091      5.29%     $ 18,519       2.79%     $ 25,765        9.73%
                                               =======    ======       =======     ======       =======      ======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE L - REGULATORY MATTERS - Continued

                                                                           Regulatory capital
                                                  ----------------------------------------------------------------------
                                                                            December 31, 1997
                                                  ----------------------------------------------------------------------
                                                  Tangible                  Core                  Risk-based
                                                   capital     Percent     capital     Percent      capital      Percent
                                                  --------     -------     -------     -------      -------      -------
      Capital under generally accepted
          accounting principles
             Corporation                          $ 50,095      8.51%     $ 50,095       8.51%     $ 50,095       19.56%
             Bank                                   50,987      8.58        50,987       8.58        50,987       19.91

   Unrealized gain on certain
          available-for-sale securities
             Corporation                              (169)    (0.03)         (169)     (0.03)         (169)      (0.06)
             Bank                                     (169)    (0.03)         (169)     (0.03)         (169)      (0.06)

      Goodwill and other intangible assets
             Corporation                            (8,274)    (1.41)       (8,274)     (1.41)       (8,274)      (3.23)
             Bank                                   (8,274)    (1.39)       (8,274)     (1.39)       (8,274)      (3.23)

      Additional capital items
          General valuation allowances-limited
             Corporation                                -        -              -          -          2,029        0.79
             Bank                                       -        -              -          -          2,029        0.79
                                                   -------     -----       -------      -----       -------       -----

      Regulatory capital computed
             Corporation                            41,652      7.07        41,652       7.07        43,681       17.06
             Bank                                   42,544      7.16        42,544       7.16        44,573       17.41

      Minimum capital requirement
             Corporation                             8,831      1.50        17,662       3.00        20,491        8.00
             Bank                                    8,902      1.50        17,804       3.00        20,487        8.00
                                                   -------     -----       -------      -----       -------       -----
      Regulatory capital - excess
             Corporation                          $ 32,821      5.57%     $ 23,990       4.07%     $ 23,190        9.06%
                                                   =======     =====       =======      =====       =======       =====
             Bank                                 $ 33,642      5.66%     $ 24,740       4.16%     $ 24,086        9.41%
                                                   =======     =====       =======      =====       =======       =====

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE L - REGULATORY MATTERS - Continued

    At December 31, 1998, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution by $20 million and $12 million, respectively. There are no conditions or events which have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

    On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the Savings Association Insurance Fund
    (SAIF) administered by the Federal Deposit Insurance Corporation (FDIC) and to provide for the repayment of Financial Institution Collateral Obligation
    (FICO) bonds issued by the United States Treasury Department. Pursuant to this law, the FDIC levied a one-time special assessment of SAIF deposits equal to $0.657 per $100 of the SAIF-assessable deposit base as of March 31, 1995. Based on the Bank's deposits as of March 31, 1995, the Bank paid a special assessment of $2.2 million to recapitalize the SAIF. This expense was accrued for in the third quarter of 1996. During 1999, the Bank Insurance Funds (BIF) will pay $322 million of FICO debt service, and SAIF will pay $458 million.

    During 1999, the average regular annual deposit insurance assessment is estimated at $0.0129 per $100 of deposits for BIF deposits and $0.0644 per $100 of deposits for SAIF deposits. Individual institution assessments will continue to vary according to their capital and management ratings. As always, the FDIC will be able to raise the assessments as necessary to maintain the funds at their target capital ratios provided by law. After 1999, BIF and SAIF will share the FICO cost equally. Under current estimates, BIF and SAIF assessment bases would each be assessed at the rate of approximately $0.024 per $100 of deposits.

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

                           December 31, 1998 and 1997



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

    Financial instruments, the contract or notional amounts of which represent credit risk, are as follows:

                                                           December 31,
                                                 ----------------------------
                                                    1998              1997
                                                 ----------        ----------
                                                        (in thousands)

        Commitments to extend credit             $  30,341         $  22,720
        Commitments to purchase loans                  -                 304
        Standby letters of credit                    3,604               787
        Loans sold with recourse                       364               572
                                                  --------          --------
                                                 $  34,309         $  24,383
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

NOTE N - COMMITMENTS AND CONTINGENCIES

    The Bank had no commitments to sell mortgage loans to investors at December 31, 1998 compared to $6.9 million outstanding at December 31, 1997.

    The Bank leases branch facilities for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $315,000, $296,000 and $229,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE N - COMMITMENTS AND CONTINGENCIES - Continued

    The minimum annual rental commitments of the Bank under all non-cancellable leases with terms of one year or more are as follows:

         Year ending December 31,

                  1999                                  $  280
                  2000                                     159
                  2001                                     124
                                                         -----
                                                        $  563
                                                         =====

    The Bank has a contract with a third-party computer processing center which expires in 2002 with an annual commitment of approximately $109,000.

    The Corporation has employment agreements with certain key executives that provide severance pay benefits if there is a change in control of the Corporation. The agreements will continue in effect on a year-to-year basis until terminated or not renewed by the Corporation or key executives. Upon a change in control, the Corporation shall continue to pay the key executives' salary per the agreements and certain benefits for one year. The maximum contingent liability under the agreements at December 31, 1998, was approximately $1,956,000.

    From time to time, the Corporation and its subsidiaries are parties to routine litigation, which arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Corporation's consolidated financial position or results of operations.

NOTE O - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

    The Bank is principally engaged in originating and investing in one-to-four family residential and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans which have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing collateral values in the primary lending area. However, management believes that residential and commercial real estate values are presently stable in its primary lending area and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity or available for sale and to not engage in trading or significant sales activities. Therefore, the Corporation and the Bank had to use significant estimations and present value calculations to prepare this disclosure.

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

    Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.


                                                                           December 31,
                                                    ---------------------------------------------------------------
                                                                1998                              1997
                                                    --------------------------        -----------------------------
                                                     Estimated                         Estimated
                                                       fair           Carrying            fair           Carrying
                                                       value            value             value            value
                                                     ---------        --------         ---------         --------
                                                                              (in thousands)
      Cash and cash equivalents                     $  42,703        $  42,703         $  41,625         $  41,625
      Investment securities                            90,136           89,937            85,063            84,859
      Mortgage-backed securities                      257,845          256,249           182,570           180,921
      Securities purchased under
         agreements to resell                              -                -             10,000            10,000


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

    The fair value of financial instruments with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar assets and liabilities.

                                                                             December 31,
                                                    --------------------------------------------------------------
                                                               1998                                1997
                                                    --------------------------        ----------------------------
                                                    Estimated                          Estimated
                                                      fair            Carrying           fair             Carrying
                                                      value            value             value             value
                                                    ---------         --------         ---------          --------
                                                                            (in thousands)
      Assets
         Interest-bearing deposits with banks       $   2,244        $   2,238         $   2,740         $   2,737
      Liabilities
         Deposits with stated maturities              187,816          189,291           197,345           198,026
         Borrowings with stated maturities
             Short-term (due within 6 months)          14,978           15,000             5,000             5,000
             Long-term                                145,303          148,359            83,178            83,359

    The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

                                                                             December 31,
                                                    --------------------------------------------------------------
                                                              1998                                 1997
                                                    --------------------------        ----------------------------
                                                    Estimated                          Estimated
                                                      fair            Carrying           fair             Carrying
                                                      value            value             value             value
                                                    ---------         --------         ---------          --------
                                                                            (in thousands)
      Deposits with no stated
         maturities                                 $ 249,622        $ 249,622         $ 252,403         $ 252,403
                                                      =======          =======           =======           =======

    The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs, and giving consideration to estimated prepayment risk and credit loss factors.

                                                                             December 31,
                                                    --------------------------------------------------------------
                                                              1998                                 1997
                                                    --------------------------        ----------------------------
                                                    Estimated                          Estimated
                                                      fair            Carrying           fair             Carrying
                                                      value            value             value             value
                                                    ---------         --------         ---------          --------
                                                                            (in thousands)
      Net loans                                     $ 245,375        $ 240,841         $ 254,568         $ 250,711
                                                      =======          =======           =======           =======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

    There is no material difference between the carrying amount and the estimated fair value of off-balance-sheet items totalling approximately $34.3 million and $24.4 million at December 31, 1998 and 1997, respectively, which are primarily comprised of floating rate loan commitments priced to market at funding.

    The Bank's remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank's deposits is required by SFAS No. 107.

NOTE Q - SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING
         EXPENSE

                                                                                     Year ended December 31,
                                                                                     -----------------------
                                                                         1998             1997              1996
                                                                         ----             ----              ----
                                                                                      (in thousands)

       Service fees, charges and other operating income
          Loan servicing fees                                       $      317        $      512        $      577
          Late charge income                                                85                92                98
          Deposit service charges                                          435               471               439
          Other income                                                     258               128               156
                                                                     ---------         ---------         ---------

                                                                    $    1,095        $    1,203        $    1,270
                                                                     =========         =========         =========
       Other operating expense
          Employee education                                        $       34        $       49        $       22
          Insurance and surety bond                                        142               149               129
          Office supplies                                                  233               318               272
          Postage                                                          163               218               207
          Telephone                                                        173               130               103
          Service charges on bank accounts                                 280               111                83
          Supervisory examination fees                                     140               144               112
          Other expenses                                                 1,040             1,211             1,079
                                                                     ---------         ---------         ---------

                                                                    $    2,205        $    2,330        $    2,007
                                                                     =========         =========         =========

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

                           December 31, 1998 and 1997


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

                                                                               Year ended December 31, 1998
                                                                     ---------------------------------------------
                                                                                        Weighted
                                                                                          average
                                                                        Income             shares        Per share
                                                                     (numerator)     (denominator)         amount
                                                                      ---------       -----------        ---------
       Basic earnings per share
          Income before cumulative effect of accounting change      $    3,830                           $  1.32
          Cumulative effect of accounting change                           208                              0.07
                                                                     ---------                            ------
          Income available to common stockholders                   $    4,038          2,894,651        $  1.39
                                                                     =========                            ======
       Effect of dilutive securities
          Stock options                                                                   300,844
                                                                                        ---------
       Diluted earnings per share
          Income before cumulative effect of accounting change      $    3,830                           $  1.20
          Cumulative effect of accounting change                           208                              0.06
                                                                     ---------                            ------
          Income available to common stockholders
              plus effect of dilutive securities                    $    4,038          3,195,495        $  1.26
                                                                     =========          =========         ======


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE S - EARNINGS PER SHARE - Continued

    There were options to purchase 5,250 shares of common stock at a range of $26.00 to $28.00 per share which were outstanding during 1998 which were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares. The options, which expire through December 31, 2008, were still outstanding at December 31, 1998.

                                                                            Year ended December 31, 1997
                                                                 --------------------------------------------------
                                                                                       Weighted
                                                                                        average
                                                                     Income             shares        Per share
                                                                  (numerator)        (denominator)         amount
                                                                   ---------          -----------        ---------
       Net income                                                 $ 4,874,000
                                                                   ==========
       Basic earnings per share
          Income available to common stockholders                 $ 4,874,000           3,656,924        $  1.33
                                                                                                          ======
       Effect of dilutive securities
          Stock options                                                   -               251,667
                                                                   ----------          ----------
       Diluted earnings per share
          Income available to common stockholders plus
              effect of dilutive securities                       $ 4,874,000           3,908,591        $  1.25
                                                                   ==========          ==========         ======

                                                                            Year ended December 31, 1996
                                                                 --------------------------------------------------
                                                                                        Weighted
                                                                                        average
                                                                    Income              shares           Per share
                                                                  (numerator)        (denominator)         amount
                                                                   ---------          -----------        ---------
       Net income                                                 $ 3,479,000
                                                                   ==========
       Basic earnings per share
          Income available to common stockholders                 $ 3,479,000           4,066,615        $  0.86
                                                                                                          ======
       Effect of dilutive securities
          Stock options                                                   -               127,372
                                                                   ----------           ---------
       Diluted earnings per share
          Income available to common stockholders plus
              effect of dilutive securities                       $ 3,479,000           4,193,987        $  0.83
                                                                   ==========           =========         ======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE S - EARNINGS PER SHARE - Continued

    There were options to purchase 13,103 shares of common stock at $15.88 per share which were outstanding during 1996 which were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. The options, which expire on December 18, 2006, were still outstanding at December 31, 1996.

NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED)

                                                                        Three months ended
                                                   ---------------------------------------------------------------
                                                     Dec. 31,          Sept. 30,        June 30,         March 31,
                                                       1998              1998             1998             1998
                                                     --------         ---------         --------         ---------
                                                                (in thousands, except per share data)
    Total interest income                           $  11,061        $  11,379         $  10,998         $  10,141
    Total interest expense                              6,851            7,092             6,590             5,662

          Net interest income                           4,210            4,287             4,408             4,479

    Provision for possible loan losses                     15               15                15                15
                                                     --------         --------          --------          --------
          Net interest income after provision           4,195            4,272             4,393             4,464

    Other income                                          135              338               686               420
    Other expenses                                      2,730            3,208             3,453             3,375
                                                     --------         --------          --------          --------
          Income before income taxes and
              cumulative effect of accounting
              change                                    1,600            1,402             1,626             1,509

    Income taxes                                          620              534               637               516
                                                     --------         --------          --------          --------
          Income before cumulative effect
              of accounting change                        980              868               989               993

    Cumulative effect of accounting change                208              -                 -                 -
                                                     --------         --------          --------          --------
          Net income                                $   1,188        $     868         $     989         $     993
                                                     ========         ========          ========          ========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued

                                                                        Three months ended
                                                   ---------------------------------------------------------------
                                                     Dec. 31,          Sept. 30,        June 30,         March 31,
                                                       1998              1998             1998             1998
                                                     --------         ---------         --------         ---------
                                                                (in thousands, except per share data)
    Earnings per common share before cumulative
          effect of accounting change
       Basic                                       $     0.34       $     0.30        $     0.34      $     0.34
       Diluted                                     $     0.32       $     0.27        $     0.30      $     0.31

    Cumulative effect of accounting change
       Basic                                             0.07           -                    -              -
       Diluted                                           0.06           -                    -              -

    Earnings per common share
       Basic                                       $     0.41       $     0.30        $     0.34      $     0.34
       Diluted                                     $     0.38       $     0.27        $     0.30      $     0.31


                                                                        Three months ended
                                                   ---------------------------------------------------------------
                                                     Dec. 31,          Sept. 30,        June 30,         March 31,
                                                       1998              1998             1998             1998
                                                     --------         ---------         --------         ---------
                                                                (in thousands, except per share data)
    Total interest income                          $    9,990        $  10,918         $  11,106       $  11,175
    Total interest expense                              5,845            5,985             6,136           6,114
                                                    ---------        ---------         ---------       ---------
             Net interest income                        4,145            4,933             4,970           5,061

    Provision for possible loan losses                     15              202                75             105
                                                    ---------        ---------         ---------       ---------
             Net interest income after provision        4,130            4,731             4,895           4,956

    Other income                                          504              945               488             390
    Other expenses                                      3,351            3,506             3,318           3,408
                                                    ---------        ---------         ---------       ---------
             Income before income taxes                 1,283            2,170             2,065           1,938

    Income taxes                                          205              803               800             774
                                                    ---------        ---------         ---------       ---------
             Net income                            $    1,078       $    1,367        $    1,265      $    1,164
                                                    =========        =========         =========       =========

    Earnings per common share - basic              $     0.34       $     0.36        $     0.33      $     0.30
    Earnings per common share - assuming dilution  $     0.30       $     0.34        $     0.32      $     0.29


                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

    Condensed financial information for TF Financial Corporation (parent company only) follows:

                                  BALANCE SHEET

                                                               December 31,
                                                          ---------------------
                                                           1998         1997
                                                           ----         ----
                                                              (in thousands)
             ASSETS

Cash                                                      $   990     $    127
Certificates of deposit - other institutions                  172          171
Investment securities available-for-sale                      500           -
Investment in Third Federal                                49,221       47,081
Investment in TF Investments                                2,439        2,832
Investment in Teragon                                         219           28
Other assets                                                   14            8
                                                           ------       ------

                  Total assets                            $53,555      $50,247
                                                           ======       ======

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
    Loan payable to TF Investments                        $    -       $   103
    Payable to Third Federal and other liabilities            895           49
                                                           ------       ------
       Total liabilities                                      895          152

Stockholders' equity                                       52,660       50,095
                                                           ------       ------

       Total liabilities and stockholders' equity         $53,555      $50,247
                                                           ======       ======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997



NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

                              STATEMENT OF EARNINGS

                                                                               Year ended December 31,
                                                                    ----------------------------------------------
                                                                        1998             1997             1996
                                                                    ----------       -----------       -----------
                                                                                   (in thousands)
        INCOME
           Dividend income from subsidiaries                        $    3,198        $    1,276     $         -
           Interest income                                                  13                10                10
                                                                     ---------         ---------         ---------

                  Total income                                           3,211             1,286                10
                                                                     ---------         ---------         ---------
        EXPENSES
           Interest                                                          8               256               722
           Other                                                           170               226               257
                                                                     ---------         ---------         ---------

                  Total expenses                                           178               482               979
                                                                     ---------         ---------         ---------
                  Income (loss) before undistributed earnings
                      of subsidiaries                                    3,033               804              (969)

        Undistributed earnings of subsidiaries                           1,005             4,070             4,448
                                                                     ---------         ---------         ---------

                  NET INCOME                                        $    4,038        $    4,874        $    3,479
                                                                     =========         =========         =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 1998 and 1997


NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

                             STATEMENT OF CASH FLOWS

                                                                                 Year ended December 31,
                                                                      --------------------------------------------
                                                                         1998             1997              1996
                                                                      --------         ---------          --------
                                                                                     (in thousands)
        Cash flows from operating activities
           Net income                                                 $  4,038          $  4,874          $  3,479
           Adjustments to reconcile net income to net cash
               provided by (used in) operating activities
                  Undistributed earnings from subsidiaries              (1,005)           (4,070)           (4,448)
                  Net change in assets and liabilities                     857            (4,733)            4,676
                                                                        ------           -------           -------
                      Net cash provided by (used in) operating
                           activities                                    3,890            (3,929)            3,707
                                                                        ------           -------           -------
        Cash flows from investing activities
           Capital distribution (to) from subsidiaries                    (217)           42,025               -
           Purchase of investment securities available for sale           (500)              -                 -
           Purchase and maturities of certificates of deposit
               in other financial institutions, net                         (1)              (17)               (4)
                                                                        ------           -------           -------
                      Net cash (used in) provided by investing
                           activities                                     (718)           42,008                (4)
                                                                        ------           -------           -------
        Cash flows from financing activities
           Cash dividends paid to stockholders                          (1,387)           (1,433)           (1,258)
           Net (decrease) increase in borrowings from
               TF Investments                                             (103)           (9,637)            1,022
           Treasury stock acquired                                        (941)          (27,027)           (3,596)
           Exercise of stock options                                       122                75               -
                                                                       -------           -------           -------
                      Net cash used in financing activities             (2,309)          (38,022)           (3,832)
                                                                       -------           -------           -------
                      NET INCREASE (DECREASE) IN CASH                      863                57              (129)

        Cash at beginning of year                                          127                70               199
                                                                       -------           -------           -------
        Cash at end of year                                           $    990          $    127          $     70
                                                                       =======           =======           =======
        Supplemental disclosure of cash flow information
           Cash paid during the year for income taxes                 $     36          $     63          $     80
                                                                       =======           =======           =======

                           THIRD FEDERAL SAVINGS BANK

                                OFFICE LOCATIONS

                                CORPORATE OFFICE

                                  3 Penns Trail
                             Newtown, PA 18940-3433
                                 (215) 579-4000

                                   OPERATIONS

                                 (215) 579-4600

                       BUCKS COUNTY, PENNSYLVANIA BRANCHES

Newtown Office                           Feasterville Office                      Doylestown Office
3 Penns Trail                            Buck Hotel Complex                       60 North Main St.
Newtown, PA 18940-3433                   Feasterville, PA 19053-2209              Doylestown, PA 18901-3730
(215) 579-4607                           (215) 364-7096                           (215) 348-9021

Newtown Office                           New Britain Office                       Cross Keys Office
950 Newtown-Yardley Road                 600 Town Center                          834 North Easton Highway
Newtown, PA 18940-4018                   New Britain, PA 18901-5199               Doylestown, PA 18901-1007
(215) 968-4444                           (215) 345-5800                           (215) 348-5566

                                         Warminster Office
                                         601 Louis Drive
                                         Warminster, PA 18974-2843
                                         (215) 672-7900

                   PHILADELPHIA COUNTY, PENNSYLVANIA BRANCHES

Frankford Office                         Mayfair Office                           Bridesburg Office
4625 Frankford Ave.                      Roosevelt Blvd. at Unruh                 Orthodox & Almond Sts.
Philadelphia, PA 19124-5889              Philadelphia, PA 19149-2494              Philadelphia, PA 19137-1626
(215) 289-1400                           (215) 332-7650                           (215) 743-6673

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

                       MERCER COUNTY, NEW JERSEY BRANCHES

Ewing Office                             Princeton Office                         Hamilton Square Office
2075 Pennington Road                     Princeton Shopping Center                1850 Route 33
Trenton, NJ 08618-1003                   301 N. Harrison St.                      Hamilton Square, NJ 08690-1712
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

                               Executive Officers

William C. Niemczura                        John R. Stranford                           Elizabeth Davidson Maier
Senior Vice President and                   President and Chief                         Senior Vice President and
Chief Financial Officer                     Executive Officer                           Corporate Secretary

Thomas J. Sposito, II                       Earl A. Pace, Jr.                           Floyd P. Haggar
Senior Vice President and                   Senior Vice President                       Senior Vice President and
Retail Banking Officer                      Chief Information Officer                   Chief Lending Officer

Independent Auditors                        Special Counsel                             Transfer Agent and Registrar
Grant Thornton, LLP                         Malizia, Spidi, Sloane & Fisch, P.C.        American Securities Transfer &
Two Commerce Square                         One Franklin Square                         Trust, Inc.
2001 Market Street                          1301 K Street, N.W., Ste. 700 East          938 Quail Street, Suite 101
Philadelphia, PA 19103-7080                 Washington, DC 20005                        Lakewood, CO 80215-5513