Form 10-K405, Exhibit 13
period 1999-12-31
TF FINANCIAL CORP
filed 2000-03-29
CIK 921051

THE COMMUNITY IS OUR FOCUS



                            TF FINANCIAL CORPORATION
                            ------------------------
                               1999 ANNUAL REPORT

Contents


Introduction                                 1

Letter to Shareholders                       2

Community Banking                            5

Board of Directors
   and Management Team                       8

Financial Statements
   and Supplementary Data                    9

Office Locations             Inside Back Cover

                               [GRAPHICS OMITTED]

The demands on the financial services industry have increasingly moved towards faster, easier, more convenient modes of operation. Here at Third Federal Savings Bank, we have worked to satisfy those demands without losing sight of our tradition of personalized service. It is our continued mission to remain focused on delivering the quality services our customers desire and deserve. Our reputation was built on a solid foundation of community values, and these values will continue to guide us as our community grows. We're proud of the customer relationships we foster.


                         Your good neighbor since 1921

To our stockholders:

This past year has been one of challenge and change. Interest rates have been rising on the anticipation of rate increases by the Federal Reserve Board. Bank stocks have fallen out of favor with equity pouring into technology stocks. We have taken advantage of the depressed market in our stock by repurchasing a total of 10% of our outstanding shares during 1999. Furthermore, on January 18, 2000 our Board authorized the repurchase of an additional 5% of the Company's stock.

During 1999, our total assets increased 8% to $721 million and our loans increased 19% to $288 million. Our net income increased by 9.5% to $4.422 million compared to 1998 net income of $4.038 million. Basic earnings per share rose from $1.39 to $1.60 or 15% while diluted earnings per share rose 21% from $1.26 to $1.52.

Many new products and services were introduced throughout the year including our debit card, telephone banking and our Internet web page at www.thirdfedbank.com. Scheduled for release in the coming months will be online banking, bill paying services and check imaging. While maintaining our traditions of community banking we will continue to offer non-traditional banking products and services. The technology we select will focus on the customer as a way to develop new and enhance existing relationships. We will focus on determining what our customers need and then implementing the technology or service to best serve those needs.

Two new branch offices were opened in 1999. Our new Lawrenceville, New Jersey branch office complements our Mercer County franchise. The second branch office was opened in Newtown Township, Bucks County, Pennsylvania. We are proud of our success over the past year in increasing our consumer and commercial loan portfolios while reducing our ratio of non-performing assets by 10% from 0.29% to 0.26% of assets, both of which are substantially below industry average.

Management and the Board of Directors are committed to increasing earnings growth and maximizing stockholder value as well as maintaining our commitment to our customers and communities throughout our branch network.

Thank you for your continued support, encouragement and the opportunity to serve you.

/s/ John R. Stranford

President and Chief Executive Officer

We work hard to realize our customers' vision for financial services and security. By looking through their eyes, we have shaped a business that caters directly to individual needs. Customer satisfaction is always priority one.

The customer's
perception is                      [GRAPHICS OMITTED]
our reality.

                                   TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 3

                               [GRAPHIC OMITTED]

Our job is not just to listen, but to understand, so we can help provide the right solutions.

                               [GRAPHICS OMITTED]

                          ---------------------------
                               COMMUNITY BANKING

                        In matters of customer service,
                              we go the extra step.


In this fast paced world of change, our personal-service banking philosophy is a welcome alternative to the often less-than-personal treatment you might get from a "mega-bank." We know that our customers' financial needs are important to them. What makes us special is that it's also important to us. Community involvement is, and will continue to be, our most valued tradition.

The value of this tradition is more than just words. It is a working system that our staff is committed to providing everyday. We are proud of the superior performance of our employees and the exceptional quality assistance they provide. It is through them that we understand the distinct needs of each community, allowing us to continue providing the personalized service we so greatly value. That is why we are careful to employ a team of professionals that share our guiding business principle, one that is dedicated to the financial success of our customers, and in turn, the success of our company.



                                   TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 5

                               [GRAPHICS OMITTED]

--------------------
COMMUNITY BANKING


1999 has been a successful year of growth. We've relied on our shareholders, customers, and employees for our continued prosperity. From commercial to personal banking, we continue to work to generate profitable business endeavors today so our shareholders' enjoy ongoing financial growth.

It is our philosophy to always keep both the shareholders and customers informed of changing banking trends and services, keeping everyone involved in their financial futures and abreast of changing technologies. That is why we provide a multitude of banking services to satisfy all of our customers' needs...

Senior Checking

Debit Cards

Direct Deposit

Investment Accounts

Loans Business Banking

Telephone Banking

Internet Banking



Our debit card provides convenient,
fast and secure access to funds...           [VISA CARD GRAPHICS OMITTED]
allowing one card for shopping
and obtaining cash.

                               [GRAPHICS OMITTED]


At Third Federal Savings Bank, we uphold traditional banking values while providing a wealth of non-traditional products and services. We strive to maintain an atmosphere of stability, dependability, trust and loyalty by always matching customers' needs with the services that best suit those needs.


Soon Internet Baking will allow
customers to view their account,
manage cash and pay bills all online.

                                   TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 7

                     --------------------------------------
                     BOARD OF DIRECTORS AND MANAGEMENT TEAM

                               [GRAPHICS OMITTED]

TF Financial Corporation
Board of Directors

Carl F. Gregory
Thomas J. Gola
John R. Stranford
George A. Olsen
Robert N. Dusek
  Chairman of the Board

Executive Officers

John R. Stranford
President and
Chief Executive Officer

Elizabeth Davidson Maier
Senior Vice President and Corporate Secretary

Dennis R. Stewart
Senior Vice President and
Chief Financial Officer

Third Federal Savings Bank
Board of Directors

John R. Stranford
Robert N. Dusek
George A. Olsen
Thomas J. Gola
Albert M. Tantala
William H. Yerkes, III
William J. Happ, Jr.
Carl F. Gregory
  Chairman of the Board

Executive Officers

John R. Stranford
President and
Chief Executive Officer

Elizabeth Davidson Maier
Senior Vice President and
Corporate Secretary

Thomas J. Sposito, II
Senior Vice President and
Retail Banking Officer

Earl A. Pace, Jr.
Senior Vice President and
Chief Information Officer

Floyd P. Haggar
Senior Vice President and
Chief Lending Officer

Dennis R. Stewart
Senior Vice President and
Chief Financial Officer

Independent Auditors
Grant Thornton, LLP
Two Commerce Square
2001 Market Street
Philadelphia, PA 19103-7080

Special Counsel
Malizia Spidi & Fisch, PC
1301 K Street, N.W.
Suite 700 East
Washington, D.C. 20005

Transfer Agent and Registrar
American Securities
Transfer & Trust, Inc.
12039 West Alameda Parkway
Suite #Z-2
Lakewood, CO 80228

Contents

Corporate Profile and Related Information                     10

Selected Financial Information and Other Data                 11

Management's Discussion and Analysis of
   Financial Condition and Results of Operations              13

Report of Independent Certified
   Public Accountants                                         19

Consolidated Statements of Financial Position                 20

Consolidated Statements of Earnings                           21

Consolidated Statement of Changes in
   Stockholders' Equity and Comprehensive Income              22

Consolidated Statements of Cash Flows                         24

Notes to Consolidated Financial Statements                    26


                                   TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 9

Corporate Profile and Related Information

TF Financial Corporation (the "Corporation") is the parent company of Third Federal Savings Bank ("Third Federal" or the "Savings Bank") and its subsidiary Third Delaware Corporation, TF Investments Corporation, Teragon Financial Corporation and Penns Trail Development Corporation. At December 31, 1999, total assets were approximately $721.9 million. The Corporation was formed as a Delaware corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 1999, total stockholders' equity was approximately $48.4 million. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments.

Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Third Federal expanded its operations in Philadelphia and Bucks
Counties, Pennsylvania, in June 1992 through its acquisition of Doylestown Federal Savings and Loan Association ("Doylestown"). In September 1996, Third Federal expanded its operations into Mercer County, New Jersey, through its acquisition of three branch offices and approximately $143 million of deposits from Cenlar Federal Savings Bank. Third Federal added a fourth branch office in Mercer County in December, 1999 with the Corporation's acquisition of Village Financial Corporation ("Village"). The Village acquisition was consistent with Third Federal's strategic goal of growing its market share within its market area and reaching into adjacent market areas, through low-cost, fill-in or market-extension acquisitions. Third Federal currently operates fifteen branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. Third Federal expects to open its sixteenth branch office in Bucks County, Pennsylvania during the first quarter of 2000.

Third Federal attracts  deposits  (approximately  $401.7 million at December 31,
1999) from the general public and uses such deposits, together with borrowings (approximately $264.3 million at December 31, 1999) and other funds, primarily to invest in mortgage-backed and investment securities and to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences. To a lesser extent, Third Federal also originates and purchases commercial real estate and multi-family loans, construction loans and consumer loans.

Stock Market Information

Since its issuance in July 1994, the Corporation's common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Corporation is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD".

The number of stockholders of record of common stock as of March 20, 2000, was approximately 635. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 20, 2000, there were 2,843,874 shares of the common stock of the Corporation outstanding.

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

Stock Price and Dividend History

Quarter ended                       Quoted market price
-------------                       -------------------     Dividend
                                    High          Low    paid per share
                                    ----          ---    --------------
December 31, 1999                  $15.375      $12.500      $0.13
September 30, 1999                 $19.375      $14.500      $0.12
June 30, 1999                      $21.188      $15.500      $0.12
March 31,1999                      $19.000      $15.875      $0.12
December 31, 1998                  $20.375      $16.125      $0.12
September 30, 1998                 $26.500      $17.375      $0.12
June 30, 1998                      $30.000      $24.250      $0.12
March 31,1998                      $29.500      $24.750      $0.12

                                       TF Financial Corporation and Subsidiaries

                          ----------------------------
                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

(Dollars in thousands, except per share data)                                     At December 31,
Financial condition                                              1999       1998       1997       1996       1995
                                                               ------------------------------------------------------
Total assets                                                   $721,874   $665,608   $597,047   $647,853   $431,828
Loans receivable, net                                           287,979    240,841    250,711    309,570    238,275
Mortgage-backed securities available
  for sale, at fair value                                       132,515     75,285     36,847     22,027     29,640
Mortgage-backed securities held to maturity, at cost            159,888    180,964    144,074    153,758    137,841
Securities purchased under agreements to resell                      --         --     10,000     25,129        --
Investment securities available for sale, at fair value          21,930      9,042     32,037     12,652     15,044
Investment securities held to maturity, at cost                  66,760     80,895     52,822     38,544     23,640
Cash and cash equivalents(l)                                     16,715     42,703     41,625     54,132     27,032
Deposits                                                        401,698    438,913    450,429    469,088    337,069
Advances from the Federal Home Loan Bank
  and other borrowings                                          264,299    163,359     88,359     98,359     73,359
Retained earnings                                                48,760     45,762     43,176     39,750     37,529
Total stockholders' equity                                       48,447     52,660     50,095     72,575     73,332
Book value per common share                                    $  18.81   $  18.43   $  17.36   $  18.31   $  17.08
Tangible book value per common share                           $  16.26   $  15.84   $  14.49   $  15.99   $  17.08
                                                               ======================================================

                                                                         At or for the year ended December 31,
 Summary of operations                                            1999       1998       1997       1996       1995
                                                               ------------------------------------------------------
Interest income                                                $ 47,022   $ 43,579    $43,189    $38,989   $ 29,630
Interest expense                                                 27,974     26,195     24,080     20,797     14,403
Net interest income                                              19,048     17,384     19,109     18,192     15,227
Provision for loan losses                                           300         60        397        330         72
Non-interest income                                               1,593      1,579      2,327      1,794      1,161
Non-interest expense                                             13,533     12,766     13,583     13,745      9,975
Net income before cumulative effect
  of change in accounting method                                  4,422      3,830      4,874      3,479      3,871
Net income                                                        4,422      4,038      4,874      3,479      3,871
Earnings per common share - basic
Continuing operations                                          $   1.60   $   1.32   $   1.33   $   0.86   $   0.84
Cumulative effect of accounting changes                              --   $   0.07         --         --         --
Earnings per common share - basic                              $   1.60   $   1.39   $   1.33   $   0.86   $   0.84
Earnings per common share assuming dilution
Continuing operations                                          $   1.52   $   1.20   $   1.25   $   0.83   $   0.83
Cumulative effect of accounting changes                              --   $   0.06         --         --         --
Earnings per common share - assuming dilution                  $   1.52   $   1.26   $   1.25   $   0.83   $   0.83
                                                               ======================================================

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 11

                                       TF Financial Corporation and Subsidiaries

                          ----------------------------
                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

Performance ratios and other selected data         1999       1998       1997       1996       1995
                                                   ------------------------------------------------------
Return on average assets                           0.62%      0.58%      0.77%      0.62%      0.88%
Return on average equity                           8.60%      7.39%      7.39%      4.74%      4.99%
Average equity to average assets                   7.17%      7.74%     10.46%     12.91%     17.54%
Average interest rate spread                       2.54%      2.44%      2.72%      2.76%      2.84%
Non-performing loans to total assets               0.18%      0.24%      0.23%      0.30%      0.37%
Non-performing loans to total loans                0.45%      0.65%      0.55%      0.64%      0.76%
Allowance for loan losses to
         non-performing loans                    145.56%    119.16%    146.82%     91.60%     82.31%
Allowance for loan losses to total loans           0.66%      0.78%      0.80%      0.58%      0.62%
Savings Bank regulatory capital
Core                                               5.76%      6.79%      7.16%      7.77%     12.21%
Tangible                                           5.76%      6.79%      7.16%      7.77%     12.21%
Risk-based                                        12.83%     17.73%     17.41%     17.68%     27.07%
Dividend payout ratio(4)                          32.24%     38.10%     32.00%     37.35%     28.92%

(1) Consists of cash, cash due from banks, interest-bearing deposits with maturities of less than three months, and federal funds sold.
(2) Includes a $1.4 million after tax one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF").
(3) Income and income related ratios for the year-ended December 31, 1998 include the cumulative effect of a change in accounting for certain investments of $208,000 (SFAS #133).
(4) Payout ratio is dividends paid for the period divided by earnings per common share assuming dilution after cumulative effect of accounting changes.

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

This document contains statements that project the future operations of the Corporation which involve risks and uncertainties. The Corporation's actual results may differ significantly from the results discussed in these forward-looking statements. Statements concerning future performance, developments, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties, including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates.

The Corporation's income on a consolidated basis is derived substantially from its investment in its subsidiary, Third Federal. The earnings of Third Federal depend primarily on its net interest income. Net interest income is affected by the interest income that Third Federal receives from its loans and investments and by the interest expense that the Third Federal incurs on its deposits, borrowings and other sources of funds. In addition, the mix of the Third Federal's interest bearing assets and liabilities can have a significant effect on the Third Federal's net interest income; loans generally have higher yields than securities; retail deposits generally have lower interest rates than other borrowings.

Third Federal also receives income from service charges and other fees and occasionally from sales of investment securities and real estate owned. Third Federal incurs expenses in addition to interest expense in the form of salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.

Changes to Financial Condition

The Corporation's total assets at December 31, 1999 and December 31, 1998 totaled $721.9 million and $665.6 million, respectively, an increase of $56.3 million or 8.5%. This increase was primarily as a result of the $36.2 million or 14.1% increase in mortgaged-backed securities, and a $47.1 million or 19.6% increase in loans receivable. These increases were offset by a decrease in cash and cash equivalents of $26.0 million. Deposit balances decreased by $37.2 million, mainly as a result of decreased certificates of deposit balances resulting from management's decision to price certificates of deposit less aggressively. The net increase in assets and decrease in deposits were funded by the increase in advances from the Federal Home Loan Bank (the "FHLB") of $85.2 million and a $15.8 million increase in other borrowings.

Total consolidated stockholders' equity decreased $4.2 million to $48.4 million at December 31, 1999. The decrease is largely the result of $4.4 million in net income offset by a $3.2 million decrease in accumulated other comprehensive income and a $4.6 million increase in the cost of treasury stock. During the year the Corporation repurchased approximately 304,000 shares of its common stock in order to benefit from what management perceived to be a depressed market value of the Corporation's common stock.


                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 13

Average Balance Sheet

The following table sets forth information (dollars in thousands) relating to the Corporation's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs are computed by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively for the periods indicated.

                                                                   Year ended December 31,
                                             1999                            1998                          1997
                               --------------------------------------------------------------------------------------------
                                Average              Average     Average             Average   Average             Average
                                Balance    Interest  Yld/Cost    Balance   Interest Yld/Cost    Balance  Interest  Yld/Cost
                                -------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
Loans receivable (4)            $285,439    $21,843    7.65%   $232,924     $18,657    8.01%   $293,023   $23,050    7.87%
Mortgage-backed
securities                       278,537     17,831    6.40%    251,785      16,357    6.50%    185,391    12,514    6.75%
Investment securities            113,731      6,646    5.84%    115,801       6,918    5.97%     90,708     5,683    6.27%
Other interest-
earning assets(1)                 14,331        702    4.90%     40,413       1,647    4.08%     42,457     1,942    4.57%
                                 ------------------             -------------------             -----------------
Total interest-
earning assets                   692,038      47,022   6.79%    640,923      43,579    6.80%    611,579    43,189    7.06%
                                              ------                         ------                        ------
Non interest-earning assets       25,803                         22,428                          18,987
                                 -------                        -------                         -------
Total assets                     717,841                        663,351                         630,566
                                 =======                        =======                         =======
Liabilities and
stockholders' equity
Interest-bearing liabilities:
Deposits                         416,514      14,645   3.52%    447,995      17,397    3.46%    456,345    18,211    3.99%
Advances from the
FHLB and borrowings              240,371      13,329   5.55%    152,942       8,798    5.75%     97,942     5,869    5.99%
                                 ------------------             -------------------             -----------------
Total interest-
bearing liabilities              656,885      27,974   4.26%    600,937      26,195    4.36%    554,287    24,080    4.34%
                                              ------                         ------                        ------
Non interest-
bearing liabilities                9,514                         10,582                          10,293
                                --------                       --------                        --------
Total liabilities                666,399                        611,519                         564,580
Stockholders' equity              51,442                         51,832                          65,986
                                --------                       --------                        --------
Total liabilities and
stockholders' equity            $717,841                       $663,351                        $630,566
                                ========                       ========                        ========
Net interest income                         $ 19,048                       $ 17,384                        $ 19,109
                                            ========                       ========                        ========
Interest rate spread (2)                               2.53%                           2.44%                         2.72%
Net yield on interest-
earning assets (3)                                     2.75%                           2.71%                         3.12%
Ratio of average interest-
earning assets to average
interest bearing liabilities                            105%                            107%                          110%


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

Rate/Volume Analysis

The following table presents, for the periods indicated, the change in interest income and interest expense (in thousands) attributed to (i) changes in volume (changes in the weighted average balance of the total interest earning asset and interest bearing liability portfolios multiplied by the prior year rate), and
(ii) changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately based on the absolute value of changes due to volume and changes due to rate.

                                              1999 vs 1998                      1998 vs 1997
                                     ----------------------------------------------------------------
                                           Increase (decrease)                Increase (decrease)
                                                 due to                            due to
                                     ----------------------------------------------------------------
                                      Volume        Rate      Net      Volume       Rate      Net
                                      ---------------------------------------------------------------
Interest income:
Loans receivable, net                $ 4,055    $  (869)   $ 3,186    $(4,810)    $  417    $(4,393)
Mortgage-backed securities             1,727       (253)     1,474      3,483        360      3,843
Investment securities                   (123)      (149)      (272)     1,053        182      1,235
Other interest-earning assets         (1,226)       281       (945)        91       (386)      (295)
                                     --------------------------------------------------------------
Total interest-earning assets          4,433       (990)     3,443       (183)       573       (390)
                                     ==============================================================
Interest expense:
Deposits                              (1,186)    (1,566)    (2,752)       325     (1,139)      (814)
Advances from the
FHLB and borrowings                    4,848       (317)     4,531      2,734        195      2,929
                                     --------------------------------------------------------------
Total interest-bearing liabilities     3,662     (1,883)     1,779      3,059       (944)     2,115
                                     ==============================================================
Net change in net interest income    $   771    $   893    $ 1,664    $(3,242)    $1,517    $(1,725)
                                     ==============================================================


       Comparison of Years Ended December 31, 1999 and December 31, 1998

Net Income. Net income was $4.4 million for the fiscal year ended December 31, 1999, an increase of $384,000 or 9.5% compared with the year ended December 31, 1998.

The increase in earnings is mainly the result of a $1.7 million increase in net interest income, offset by an increase of $240,000 in the provision for possible loan losses, and a $767,000 increase in non-interest expenses. In addition, during 1998 the Corporation recorded $208,000 (after tax) income related to the adoption of Statement of Financial Accounting Standards No. 133, while no such income was recorded during 1999.

Total Interest Income. For the year ended December 31, 1999, total interest income increased to $47.0 million compared to $43.6 million from the year ended December 31, 1998. The $3.4 million increase in interest income was mainly the result of a $52.5 increase in the average balance of loans receivable which occurred as a result of the purchase of $83.6 million of loans during the year, offset by net reductions in loans receivable of $35.6 million caused by repayments of existing loans having exceeded new loan originations.

Interest income also increased due to a $26.8 million increase in the average balance of mortgage-backed securities. Offsetting these items which caused interest income to increase was the reduction caused by a $26.1 million decrease in the average balance of the Corporation's other interest-earning assets that were low yielding and short-term in nature. Also having a negative effect on the Corporation's 1999 interest income was the high level of loan prepayments early in the year, the result of relatively low market rates of interest that cause borrowers to seek to refinance their existing loans.

Total Interest Expense. Total interest expense increased to $28.0 million for the year ended December 31, 1999. This increase is mainly the result of an $87.4 million increase in the average balance of FHLB advances and other borrowings. Offsetting this increase were the reductions attributable to a lower level of deposits at a lower average cost. Each of these elements was the result of a lowering of certificate of deposit balances caused by management's decision to price such deposits less aggressively.

Allowance For Loan Losses. The allowance for loan losses was approximately $1.9 million at December 31, 1999 and 1998. Non-performing loans were approximately $1.3 million at December 31, 1999 compared to $1.6 million a year earlier. Charge-off's were $292,000 during 1999 compared to $180,000 during 1998. At December 31, 1999 the allowance for loan losses was 145.6% of non-performing loans as compared to 119.2% of non-performing loans at December 31, 1998. While management maintains Third Federal's allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 15

Non-Interest Income. Total non-interest income was $1.6 million during 1999 compared with $1.6 million during 1998. During 1999 the Corporation recorded gains on the sale of real estate of $354,000 compared to $44,000 during 1998. The 1999 gains included $350,000 related to the sale of the Corporation's real estate held for investment, and $4,000 related to real estate acquired through foreclosure. During 1998 the Corporation recorded a total of $440,000 from the sales of loans and securities, while there were no such gains recorded during 1999.

Non-Interest Expense. Total non-interest expense increased by $767,000 during 1999 compared to 1998. This increase occurred mainly from a $569,000 increase in employee compensation and benefits, the result of a new branch office, lending, sales and support staff associated with the expansion of the Corporation's retail banking facilities and efforts. In addition, during 1998, the Corporation ceased outsourcing its information technology needs, resulting in a shift of expenses out of data processing and into other non-interest expense categories.

Income Tax Expense. The Corporation's effective tax rate was 35.1% during 1999 compared to 39.6% during 1998. The decrease occurred as a result of certain tax reduction efforts initiated during 1998.

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

Total Interest Income. For the fiscal year ended December 31, 1998, total interest income increased to $43.6 million from $43.2 million compared to the fiscal year ended December 31, 1997. This increase of $390,000, or 0.9%, is due primarily to the $3.8 million, or 30.7%, increase in income on mortgage-backed securities, a $1.2 million, or 21.7%, increase in interest income on investment securities, offset by a $4.4 million, or 19.1% decrease in interest income on loans. The average balance of mortgage-backed securities increased $66.4 million to $251.8 million from $185.4 million while the average balance of loans decreased by $60.1 million. In addition, the average balance of investment securities increased by $25.1 million to $115.8 during 1998 million from $90.7 million during 1997.

Total Interest Expense. Total interest expense increased to $26.2 million for the fiscal year ended December 31, 1998 from $24.1 million for the fiscal year ended December 31, 1997. This increase of $2.1 million, or 8.8%, in total interest expense is a result of the increase in the average balance of FHLB advances to $152.9 million from $97.9 million for the fiscal year ended December 31, 1997. The increase in total interest expense was partially offset by an $814,000 decrease in interest expense on deposits, mainly attributable to lower market interest rates. The increase in FHLB advances was used primarily to fund the purchase of mortgage-backed securities.

Allowance For Loan Losses. The allowance for loan losses decreased $120,000, or 5.9%, to $1.9 million at December 31, 1998 from $2.0 million at December 31, 1997. Non-performing loans increased to $1.6 million at December 31, 1998 from $1.4 million at December 31, 1997. The decrease in the allowance for loan losses resulted from $180,000 of net charge-off's, partially offset by the addition of $60,000 to the allowance. While management maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income decreased $748,000, or 32.1%, to $1.6 million for the fiscal year ended December 31, 1998 from $2.3 million for the same period in 1997. This decrease can be attributed to the $330,000 decrease in the gain on the sale of loan servicing rights, the $58,000 decrease in gain on the sale of investment securities, the $296,000 decrease in gain on sale of loans and the decrease in other operating income of $108,000, partially offset by the increase in gain on sale of real estate acquired through foreclosure of $44,000.

Non-Interest Expense. Total non-interest expense decreased to $12.8 million for the fiscal year ended December 31, 1998 when compared to $13.6 million for the same period in 1997. This decrease of $817,000, or 6.0%, is primarily attributable to the $244,000 decrease in employee compensation and benefits, the $208,000 decrease in data processing and the $125,000 decrease in other operating expense. The decrease in non-interest expense is, in part, the result of management's implementation of certain cost cutting measures during the fiscal year ended December 31, 1998.

Income Tax Expense. For the fiscal year ended December 31, 1998, income taxes decreased to $2.3 million from $2.6 million for the same period in 1997. This decrease of $275,000 is primarily attributed to the decrease in income before taxes to $6.1 million from $7.5 million for the fiscal year periods ended December 31, 1998 and 1997, respectively.

                        Liquidity and Capital Resources

Liquidity. The Savings Bank's liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Savings Bank's primary sources of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal. During the past several years, the Savings Bank has used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, repurchase its common stock, and increase the Savings Bank's, along with the Corporation's, liquidity. The Savings Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the FHLB. As of December 31, 1999, such borrowed funds totaled $248.5 million. Loan prepayments, maturing investments and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Savings Bank is required under federal regulations to maintain certain specified levels of "liquid investments", which include certain United States government obligations and other approved investments. Current regulations require the Savings Bank to maintain liquid assets of not less than 4% of its net withdrawable accounts plus short term borrowings. Short-term liquid assets must consist of not less than 1% of such accounts and borrowings, which amount is also included within the 4% requirement. These levels may be changed from time to time by the regulators to reflect current economic conditions. The Savings Bank was in compliance with all of its liquidity requirements at December 31, 1999.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2000, is approximately $90.7 million. To the extent that these deposits do not remain at the Savings Bank upon maturity, the Savings Bank believes that it can replace these funds with deposits, excess liquidity, FHLB advances or other borrowings. It has been the Savings Bank's experience that substantial portions of such maturing deposits remain at the Savings Bank.

At December 31, 1999, the Savings Bank had outstanding commitments to originate loans or fund unused lines of credit of $54.8 million. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 1999, the Savings Bank had no outstanding commitments to sell loans.

Capital. Under current regulations, the Savings Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 1999, the Savings Bank met its three regulatory capital requirements.

Management believes that under current regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in areas in which the Savings Bank operates, could adversely affect future earnings and as a result, the ability of the Savings Bank to meet its future minimum capital requirements.

                         Asset And Liability Management

The Savings Bank has established an Asset/Liability Management Committee (ALCO) for the purpose of monitoring and managing market risk, which is defined as the risk of loss arising from changes in market rates and prices.

The type of market risk which most affects the Corporation's financial instruments is interest rate risk, which is best quantified by measuring the change in net interest income that would occur under specific changes in interest rates. Substantially all of the Savings Bank's interest bearing assets and liabilities are exposed to interest rate risk.

Because the Corporation's bank subsidiary is a savings bank and is regulated by the OTS, it has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk.

Net Interest Income ("NII"). In order to measure interest rate risk internally, the Corporation uses computer programs which enable it to simulate the changes that will occur to the Savings Bank's NII over several interest rate scenarios which are developed by "shocking" interest rates (i.e. moving them immediately and permanently) basis points up and down in 100 basis point increments from the current level of interest rates, and by "ramping" interest rates in such a manner as to adversely affect the Savings Bank's simulated net interest income. In addition to the level of interest rates, the most critical assumption regarding the estimated amount of the Savings Bank's NII is the expected prepayment speed of the Savings Bank's 1-4 family residential loans, and related mortgage backed securities, the book value of which comprises approximately 64% of the Corporation's total assets. For this prepayment speed assumption the Corporation uses median expected prepayment speeds which are obtained from a reliable third party source. The Corporation also incorporates into its simulations the effects of the interest rate caps and interest rate floors that are part of the majority of the Savings Bank's variable rate loans.

The Corporation uses its business planning forecast as the basis for its NII simulations. Therefore, planned business activities are incorporated into the measurement horizon. Such activities include assumptions about substantial new loan and deposit volumes, the pricing of loan and deposit products, and other assumptions about future activities that may or may not be realized. In order to quantify the Corporation's NII exposure, the Corporation focuses on the simulation of net interest income in the "ramped up 100 basis points over 12 months" scenario. ALCO evaluates the simulation results and makes adjustments to the Savings Bank's

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 17
planned activities if in its view there is a need to do so. At December 31, 1999, the change in net interest income over a one-year horizon using these methodologies was a $511,000 or a 2.3% decrease in expected net interest income. However, these measurements are highly subjective in nature and are not intended to be a forecast interest income under any rate scenario for the year 2000 or for any other period.

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

                   Impact of Future Accounting Pronouncements

Future accounting pronouncements being presently discussed have not been formulated in detail sufficient to enable the Corporation to assess their impact on the future financial condition or results of operations of the Corporation.

                                   Year 2000

Like many financial institutions, the Corporation relies on computers to conduct its business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. The Corporation has operated and evaluated its computer systems following January 1, 2000 and has not identified any errors or experienced any computer system malfunctions. The Corporation will continue to monitor its information systems to assess whether its systems are at risk of misinterpreting any future dates and will develop appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Corporation has not been informed of any such problem experienced by any of its vendors or customers, nor by any of the municipal agencies that provide services to the Corporation.

Nevertheless, it is too soon to conclude that there will not be any problems arising from the Year 2000 problem, particularly at some of the Corporation's vendors. The Corporation will continue to monitor its significant vendors of goods and services with respect to Year 2000 problems they may encounter as those issues may affect the Corporation's financial position, results of operations and cash flows. The Corporation does not believe at this time that these potential problems will materially impact the ability of the Corporation to continue its operations; however, no assurance can be given that this will be the case.

Accountants and
Management Consultants                                     GRANT THORNTON [LOGO]
The US Member Firm of                                      GRANT THORNTON LLP
Grant Thornton International



               Report of Independent Certified Public Accountants

Board of Directors
TF Financial Corporation

         We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
January 13, 2000

Suite 300
Two Commerce Square
2001 Market Street
Philadelphia, PA 19103-7080
Tel: 215 561-4200
Fax: 215 561-1066

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 19

TF Financial Corporation and Subsidiaries

                        -------------------------------
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)                                                                 Year ended December 31,
Assets                                                                             1999          1998
                                                                               -------------------------
Cash and cash  equivalents                                                      $ 16,715       $ 42,703
Certificates  of deposit in other
  financial  institutions                                                            847          2,238
Investment  securities available for sale - at market value                       21,930          9,042
Investment  securities held to maturity (market value
  of $64,538 and $81,094 as of December  31, 1999 and 1998,  respectively)        66,760         80,895
Mortgage-backed  securities available for sale - at market value                 132,515         75,285
Mortgage-backed securities held to maturity
  (market value of $154,188 and $182,560
  as of December 31, 1999 and 1998,  respectively)                               159,888        180,964
Loans receivable,  net                                                           287,979        240,841
Federal Home Loan Bank stock - at cost                                            13,042          9,168
Accrued interest receivable                                                        4,958          4,558
Premises and equipment,  net                                                       9,177          9,017
Goodwill and other intangible assets, net                                          6,570          7,389
Real estate held for investment                                                        -          2,348
Other  assets                                                                      1,493          1,160
                                                                                -----------------------
Total  assets                                                                   $721,874       $665,608
                                                                                =======================


Liabilities and stockholders' equity

Liabilities
Deposits                                                                        $401,698       $438,913
Advances from the Federal Home Loan Bank                                         248,533        163,359
 Other borrowings                                                                 15,766              -
Advances from borrowers for taxes and insurance                                    1,198          1,204
Accrued  interest  payable                                                         3,749          4,166
Other  liabilities                                                                 2,483          5,306
                                                                                -----------------------
Total  liabilities                                                               673,427        612,948
                                                                                -----------------------
Stockholders'  equity
Preferred  stock, no par value;  2,000,000 shares
  authorized at December 31, 1999 and 1998,  none issued                               -              -
Common  stock,  $0.10 par value; 10,000,000 shares authorized,
  5,290,000 shares issued, 2,576,160 and 2,857,932 shares outstanding at December 31, 1999 and 1998, respectively, net of shares in treasury:
  1999 - 2,437,226; 1998 - 2,143,298                                                 529            529
Retained earnings                                                                 48,760         45,762
Additional  paid-in  capital                                                      52,076         51,957
Unearned ESOP shares                                                              (2,766)        (2,888)
Shares  acquired by MSBP                                                             (71)          (468)
Treasury  stock - at cost                                                        (46,996)       (42,386)
Accumulated  other  comprehensive  income (loss)                                  (3,085)           154
                                                                                -----------------------
Total  stockholders'  equity                                                      48,447         52,660
                                                                                -----------------------
Total  liabilities and  stockholders' equity                                    $721,874       $665,608
                                                                                =======================

The accompanying  notes are an integral part of these statements.

                                       TF Financial Corporation and Subsidiaries

                        --------------------------------
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                              Year Ended December 31,
(in thousands except per share data)                          1999      1998      1997
                                                            ---------------------------
Interest income
Loans, including fees                                       $21,843   $18,657   $23,050
Mortgage-backed securities                                   17,831    16,357    12,514
Investment securities                                         6,646     6,918     5,683
Interest-bearing deposits and other                             702     1,647     1,942
                                                            ---------------------------
Total interest income                                        47,022    43,579    43,189
                                                            ---------------------------
Interest expense
Deposits                                                     14,645    17,397    18,211
Borrowings                                                   13,329     8,798     5,869
                                                            ---------------------------
Total interest expense                                       27,974    26,195    24,080
                                                            ---------------------------
Net interest income                                          19,048    17,384    19,109
Provision for possible loan losses                              300        60       397
                                                            ---------------------------
Net interest income after provision
for possible loan losses                                     18,748    17,324    18,712
                                                            ---------------------------
Non-interest income
Gain on sale of real estate                                     354        44        --
Gain on sale of investment and mortgage-backed securities        --       349       407
Gain on sale of loans                                            --        91       387
Gain on sale of loan servicing rights                            --        --       330
Service fees, charges and other operating income              1,239     1,095     1,203
                                                            ---------------------------
Total non-interest income                                     1,593     1,579     2,327
                                                            ---------------------------
Non-interest expense
Employee compensation and benefits                            6,770     6,201     6,445
Occupancy and equipment                                       2,055     1,854     1,952
Federal deposit insurance premium                               258       275       299
Data processing                                                  19       459       667
Professional fees                                               718       554       579
Advertising                                                     320       333       354
Other operating                                               2,572     2,205     2,330
Amortization of goodwill and other intangible assets            821       885       957
                                                            ---------------------------
Total non-interest expense                                   13,533    12,766    13,583
                                                            ---------------------------
Income before income taxes and
cumulative effect of accounting change                        6,808     6,137     7,456
Income taxes                                                  2,386     2,307     2,582
                                                            ---------------------------
Income before cumulative effect of
accounting change                                             4,422     3,830     4,874
Cumulative effect of accounting change                           --       208        --
                                                            ---------------------------
Net income                                                  $ 4,422   $ 4,038   $ 4,874
                                                            ===========================
Earnings per common share - basic                           $  1.60   $  1.39   $  1.33
Earnings per common share - assuming dilution               $  1.52   $  1.26   $  1.25

The accompanying notes are an integral part of these statements.

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 21

TF Financial Corporation and Subsidiaries

                        --------------------------------
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

                   Years ended December 31, 1999, 1998, 1997

                                                                                                    Accumu-
                                                                                                    lated
                                                                                                    Other
                                                    Addi-              Shares                        Compre-
                                  Common Stock     tional   Unearned  acquired                      hensive
                                           Par     paid-in   ESOP       by     Treasury   Retained   income            Comprehensive
(in thousands, except share data)Shares   value    capital   shares    MSBP     stock     earnings   (loss)       Total     income
                                 ---------------------------------------------------------------------------------------------------
Balance at January 1, 1997     3,962,544 $  529   $ 51,645  $(3,188) $(1,322) $(14,712) $39,750 $  (127)     $   72,575
Allocation of ESOP shares         17,860     --        173      178       --        --       --       --            351
Amortization of MSBP expense          --     --         31       --      427        --       --       --            458
Purchase of treasury stock    (1,100,068)    --        (74)      --       --   (27,027)      --       --        (27,101)
Cash dividends on
  common stock                        --     --         --       --       --        --   (1,433)      --         (1,433)
Exercise of stock options          5,915     --         --       --       --        90      (15)      --             75
Other comprehensive income,
  net of reclassification
  adjustments and taxes               --     --         --       --       --        --       --      296            296      296
Net income for the year
  ended December 31, 1997             --     --         --       --       --        --    4,874       --          4,874    4,874
                               --------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                      $5,170
                               ==================================================================================================

Balance at December 31, 1997   2,886,251    529     51,775   (3,010)    (895)  (41,649)  43,176      169         50,095
Allocation of ESOP shares         12,233     --        166      122       --        --       --       --            288
Amortization of MSBP                  --     --         33       --      427        --       --       --            460
Purchase of treasury stock       (50,000)    --        (17)      --       --      (924)      --       --           (941)
Cash dividends -
  common stock                        --     --         --       --       --        --   (1,387)      --         (1,387)
Exercise of options                9,448     --         --       --       --       187      (65)      --            122
Other comprehensive loss,
  net of reclassification
  adjustments and taxes               --     --         --       --       --        --       --      (15)           (15)  $  (15)
Net income for the year ended
  December 31, 1998                   --     --         --       --       --        --    4,038       --          4,038    4,038
                               --------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                      $4,023
                               ==================================================================================================
Balance at December 31, 1998   2,857,932    529     51,957   (2,888)    (468)  (42,386)  45,762      154         52,660

                                                                     (Continued)
22

                                       TF Financial Corporation and Subsidiaries

                        --------------------------------
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      AND COMPREHENSIVE INCOME - CONTINUED

                   Years ended December 31, 1999, 1998, 1997

                                                                                                    Accumu-
                                                                                                    lated
                                                                                                    Other
                                                   Addi-                Shares                      Compre-
                                  Common Stock     tional    Unearned  acquired                    hensive
                                           Par     paid-in     ESOP       by    Treasury  Retained  income           Comprehensive
(in thousands, except share data)Shares   value    capital    shares     MSBP    stock    earnings  (loss)   Total      income
                               ----------------------------------------------------------------------------------------------------
Balance at December 31, 1998   2,857,932   $529   $ 51,957   $(2,888)   $(468) $(42,386) $45,762  $ (154)   $52,660
Allocation of ESOP shares         12,156     --         86       122       --        --       --      --        208
Shares awarded by MSBP                --     --         --        --       --        --       --      --         --
Amortization of MSBP expense          --     --         33        --      397        --       --      --        430
Purchase of treasury stock      (303,578)    --         --        --       --    (4,800)      --      --     (4,800)
Cash dividends on
  common stock                        --     --         --        --       --        --   (1,359)     --     (1,359)
Exercise of options                9,650     --         --        --       --       190      (65)     --        125
Other comprehensive loss,
  net of taxes                        --     --         --        --       --        --       --  (3,239)   $(3,239)     (3,239)
Net income for the year
  ended December 31, 1999             --     --         --        --       --        --    4,422      --      4,422       4,422
                               ------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                    $ 1,183
                               ================================================================================================
Balance at December 31, 1999   2,576,160   $529   $ 52,076   $(2,766)   $ (71) $(46,996) $48,760  $3,085    $48,447
                               ================================================================================================

The accompanying notes are an integral part of this statement.

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 23

TF Financial Corporation and Subsidiaries

                   ------------------------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)                                                                     Year ended December 31,
                                                                            1999          1998         1997
                                                                        ------------------------------------
Cash flows from operating activities
  Net income                                                            $   4,422    $   4,038    $   4,874
  Adjustments to reconcile net income to net cash provided
      by operating activities
    Amortization of
      Mortgage loan servicing rights                                           14           16           68
      Deferred loan origination fees                                          (75)        (118)        (156)
      Premiums and discounts on investment securities, net                     36          100           63
      Premiums and discounts on mortgage-backed securities
        and loans, net                                                        607          705          208
      Goodwill and other intangibles                                          819          677          957
    Deferred income taxes                                                      99         (135)        (233)
    Provision for loan losses and provision for losses on real estate         306           60          402
    Depreciation of premises and equipment                                    903          847          708
    Stock-based benefit programs                                              637          748          809
    Gain on sale of
      Investment securities                                                    --         (681)        (407)
      Real estate acquired through foreclosure                                 (5)         (44)          --
      Sale of real estate held for investment                                (350)          --           --
      Mortgage loans                                                           --          (91)        (387)
      Loan servicing rights                                                    --           --         (330)
    (Increase) decrease in
      Accrued interest receivable                                            (400)        (601)         290
      Other assets                                                           (208)          30          (56)
    Increase (decrease) in
      Accrued interest payable                                               (417)       1,696          440
      Other liabilities                                                    (2,822)       1,338          477
                                                                        ------------------------------------
          Net cash provided by operating
            activities                                                      3,566        8,585        7,727
                                                                        ------------------------------------
Cash flows from investing activities
  Loan originations and principal payments on loans, net                   35,634       30,983      (22,672)
  Principal repayments on mortgage-backed securities
    held to maturity                                                       56,448       60,899       33,732
  Principal repayments on mortgage-backed securities available
    for sale                                                               20,258       19,292        2,746
  Purchases of loans                                                      (83,643)     (40,708)     (13,927)
  Proceeds from loan sales                                                     --       19,496       95,261
  Purchases and maturities of certificates of deposit in other
    financial institutions, net                                             1,391          499        1,483
  Purchases of investment and mortgage-backed securities
    held to maturity                                                     (189,650)    (293,959)    (125,219)
  Purchase of investment securities and mortgage-backed
    securities available for sale                                        (108,882)    (251,164)    (140,694)

                                                                     (Continued)
24

                                       TF Financial Corporation and Subsidiaries

                    ----------------------------------------
               CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

(in thousands)                                                              Year ended December 31,
                                                                          1999        1998         1997
                                                                       -----------------------------------
  Purchase and maturities of securities purchased under
    agreement to resell, net                                           $      --    $  10,000    $  15,129
  Proceeds from maturities of investment securities
    held to maturity                                                     174,104      123,842       83,007
  Proceeds from maturities of investment securities
    available for sale                                                     6,000      223,376       86,225
  Proceeds from the sale of investment and mortgage-backed
    securities available for sale                                          3,145       37,373       22,126
  Proceeds from the sale of loan servicing rights                             --           --          981
  Purchase of Federal Home Loan Bank stock                                (3,874)      (4,250)          --
  Sale (purchase) of real estate held for investment                       2,698       (2,348)          --
  Proceeds from sales of real estate acquired through foreclosure            195          246           --
  Purchase of premises and equipment                                      (1,063)      (1,975)        (595)
                                                                       -----------------------------------
          Net cash (used in) provided by
            investing activities                                         (87,239)     (68,398)      37,583
                                                                       -----------------------------------
Cash Flows from financing activities
  Net decrease in demand deposit/NOW accounts, passbook
    savings accounts and certificates of deposit                         (37,215)     (11,516)     (18,659)
  Net increase (decrease) in advances from Federal Home
    Loan Bank                                                             85,174       75,000      (10,000)
  Net increase in securities sold under agreements to repurchase          15,766           --           --
  Net decrease in advances from borrowers for taxes and insurance             (6)        (387)        (773)
  Treasury stock acquired                                                 (4,800)        (941)     (27,027)
  Exercise of stock options                                                  125          122           75
  Common stock dividends paid                                             (1,359)      (1,387)      (1,433)
                                                                       -----------------------------------
          Net cash provided by (used in)
            financing activities                                          57,685       60,891      (57,817)
                                                                       -----------------------------------
          Net increase (decrease) in cash and
            cash equivalents                                             (25,988)       1,078      (12,507)
Cash and cash equivalents at beginning of year                            42,703       41,625       54,132
                                                                       -----------------------------------
Cash and cash equivalents at end of year                               $  16,715    $  42,703    $  41,625
                                                                       ===================================
Supplemental disclosure of cash flow information
  Cash paid for
    Interest on deposits and advances                                  $  28,391    $  24,498    $  23,640
    Income taxes                                                       $   1,988    $   2,651    $   2,436
  Non-cash transactions
    Transfers from loans to real estate acquired through foreclosure   $     434    $     159    $     231

The accompanying notes are an integral part of these statements.

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 25

TF Financial Corporation and Subsidiaries

                            -----------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TF Financial Corporation (TF Financial) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiaries, Third Federal Savings Bank (Third Federal or the Bank) and TF Investments Corporation (TF Investments). Third Federal is a federally chartered-stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution which conducts operations from its main office in Newtown, Pennsylvania, ten full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and four full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

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

1. Principles of Consolidation and Basis of Presentation
   -----------------------------------------------------

The consolidated financial statements include the accounts of TF Financial and its wholly owned subsidiaries: Third Federal, and its wholly owned subsidiary, Third Delaware Corporation, TF Investments, Teragon Financial Corporation and Penns Trail Development Corporation (collectively, the Corporation). All material intercompany balances and transactions have been eliminated in consolidation.

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

3. Investment and Mortgage-Backed Securities
   -----------------------------------------

The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires the Corporation to classify its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading, or available for sale. The Corporation does not presently engage in security trading activities.

Investment, mortgage-backed and marketable equity securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income. Realized gains and losses on the sale of securities are recognized using the specific identification method.

Investment and mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method. The Corporation has the ability and it is management's intention to hold such assets to maturity.

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

The Bank provides an allowance for accrued but uncollected interest when the loan becomes more than ninety days past due or is identified as impaired. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is no longer impaired, in which case the loan is returned to accrual status.

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

The Corporation accounts for impairment of assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles, and how to value long-lived assets to be disposed of. No impaired assets existed at December 31, 1999 and 1998.

6. Goodwill and Other Intangible Assets
   ------------------------------------

In 1996, the Bank acquired three Mercer County, New Jersey offices and related deposits of Cenlar Federal Savings Bank. The Bank assumed $137.6 million in deposits in exchange for $126.5 million in cash. As a result of the acquisition, the Bank recorded core deposit intangible of $2.9 million and goodwill of $6.6 million.

The core deposit intangible acquired is being amortized on an accelerated basis over 10 years. The goodwill acquired is being amortized on a straight-line basis over 15 years. Amortization expense for 1999, 1998 and 1997 was $819,000, $677,000 and $957,000, respectively.

7. Real Estate Held for Investment
   -------------------------------

Real estate held for investment is carried at the lower of cost or market value.

8. Transfers of Financial Assets
   -----------------------------

The Corporation accounts for the transfer of financial assets in accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125. SFAS No. 125 applies a control-oriented, financial components approach to financial asset transfer transactions whereby the Corporation: (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred; (2) derecognizes financial assets when control has been surrendered; and (3) derecognizes liabilities once they are extinguished.

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 27

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

9. Benefit Plans
   -------------

The Corporation has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with six months of service, as defined by the ESOP. The Corporation accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-6, Employers' Accounting for Employee Stock Ownership Plans. SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees. In addition, the Corporation established a Management Stock Bonus Plan (MSBP) for directors and key personnel.

The Corporation accounts for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Corporation's employee stock option plan is accounted for under APB Opinion No. 25.

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

12. Earnings Per Share
    ------------------

The Corporation follows the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

13. Comprehensive Income

On  January  1,  1998,  the   Corporation   adopted  SFAS  No.  130,   Reporting
Comprehensive Income. SFAS 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Corporation's other comprehensive income consists of net unrealized gains and losses on investment securities available for sale. Comprehensive income for 1999, 1998 and 1997 was $1,183,000 and $4,023,000 and $5,170,000, respectively. The components of other comprehensive income (loss) are as follows (in thousands):

                                                           December 31, 1999
                                                     -------------------------------
                                                     Before tax    Tax    Net of tax
                                                       amount    benefit    amount
                                                      ----------------------------
Unrealized losses on securities
    Unrealized holding losses arising during period   $(4,927)   $ 1,688   $(3,239)
                                                      ----------------------------
    Other comprehensive loss, net                     $(4,927)   $ 1,688   $(3,239)
                                                      ============================

                                                            December 31, 1998
                                                                    Tax
                                                     Before tax   (expense) Net of tax
                                                        amount     benefit    amount
                                                        ----------------------------
Unrealized losses on securities
    Unrealized holding losses arising during period     $ 324      $(126)     $ 198
Reclassification adjustment for gains realized
    in net income                                        (349)       136       (213)
                                                        ---------------------------
Other comprehensive income, net                         $ (25)     $  10      $ (15)
                                                        ===========================

                                                             December 31, 1997
                                                                    Tax
                                                     Before tax   (expense)   Net of tax
                                                       amount      benefit      amount
                                                       -------------------------------
Unrealized gains on securities
    Unrealized holding gains arising during period      $ 892       $(348)      $ 544
Reclassification adjustment for gains realized
    in net income                                        (407)        159        (248)
                                                        -----------------------------
Other comprehensive income, net                         $(485)      $(189)      $ 296
                                                        =============================

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 29

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


14. Segment Reporting
    -----------------

On January 1, 1998, the Corporation adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about a company's operating segments. Management has determined that, under current conditions, the Corporation will report one business segment.

15. Derivatives
    -----------

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

16.  Reclassifications
     -----------------

Certain prior year amounts have been reclassified to conform to the current period presentation.

NOTE B - CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following (in thousands):

                                                               December 31,
                                                              1999      1998
                                                            -----------------

Cash and due from banks                                     $11,578   $25,509
Interest-bearing deposits in other financial institutions     5,037    16,444
Federal funds sold                                              100       750
                                                            -----------------
                                                            $16,715   $42,703
                                                            =================

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998


NOTE C - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

The Bank  enters  into  purchases  of  securities  under  agreements  to  resell
substantially  identical  securities.   There  were  no  outstanding  securities
purchased under agreements to resell at December 31, 1999 or 1998.

The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the consolidated statements of financial position. The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. Securities purchased under agreements to resell averaged $1.4 million and $3.6 million during 1999 and 1998, respectively, and the maximum amounts outstanding at any month-end during 1999 and 1998, was $10.3 million and $10.0 million, respectively.

NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated market value of the Corporation's investment and mortgage-backed securities at December 31, 1999 and 1998, are summarized as follows (in thousands):

                                                         December 31, 1999
                                                        Gross        Gross        Estimated
                                            Amortized unrealized    unrealized     market
                                               cost     gains        losses        value
                                           -----------------------------------------------
Investment securities held to maturity
    U.S Government and federal agencies    $  57,455   $      12    $  (1,967)   $  55,500
    State and political subdivisions           4,284          22         (138)       4,168
    Corporate debt securities                  5,021          --         (151)       4,870
                                           -----------------------------------------------
                                              66,760          34       (2,256)      64,538
Mortgage-backed securities
    held to maturity                         159,888         159       (5,859)     154,188
                                           -----------------------------------------------
                                           $ 226,648   $     193    $  (8,115)   $ 218,726
                                           ===============================================
Investment securities available for sale
    U.S. Government and federal agencies   $  11,994   $      --    $    (436)   $  11,558
    State and political subdivisions           3,783          --          (87)       3,696
    Corporate debt securities                  6,053          --         (220)       5,833
    Mutual funds                                 500          --           (7)         493
    Other                                        500          --         (150)         350
                                           -----------------------------------------------
                                              22,830          --         (900)      21,930
Mortgage-backed securities
    available for sale                       136,291          16       (3,792)     132,515
                                           -----------------------------------------------
                                           $ 159,121   $      16    $  (4,692)   $ 154,445
                                           ===============================================

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 31

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                         December 31, 1998
                                                        Gross        Gross        Estimated
                                            Amortized unrealized    unrealized     market
                                               cost     gains        losses        value
                                           -------------------------------------------------
Investment securities held to maturity
    U.S Government and federal agencies    $  73,612   $     197    $     (62)   $  73,747
    State and political subdivisions           4,283          78           --        4,361
    Corporate debt securities                  3,000          --          (14)       2,986
                                           -------------------------------------------------
                                              80,895         275          (76)      81,094
Mortgage-backed securities
    held to maturity                         180,964       1,937         (341)     182,560
                                           -------------------------------------------------
                                           $ 261,859   $   2,212    $    (417)   $ 263,654
                                           ===============================================
Investment securities available for sale
    U.S. Government and federal agencies   $   8,000   $      45    $      --    $   8,045
    Mutual funds                                 500          --           (3)         497
    Other                                        500          --           --          500
                                           -------------------------------------------------
                                               9,000          45           (3)       9,042
Mortgage-backed securities
    available for sale                        75,075         316         (106)      75,285
                                           -------------------------------------------------
                                           $  84,075   $     361    $    (109)   $ (84,327)
                                           ===============================================


Gross realized gains were $-0- and $349,000 and $407,000 for the years ended December 31, 1999, 1998 and 1997, respectively. These gains resulted from the sale of investment and mortgage-backed securities of $3.1 million, $37.4 million and $22.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

The amortized cost and estimated market value of investment and mortgage-backed securities, by contractual maturity, are shown below.

                                                       December 31, 1999
                                              Held to maturity     Available for sale
                                           -------------------------------------------
                                                      Estimated              Estimated
                                            Amortized   market    Amortized    market
                                               cost     value        cost      value
                                           -------------------------------------------
Investment securities
    Due in one year or less                 $  5,389   $  5,402  $   1,000   $    843
    Due after one year through five years     48,012     46,415     16,047     15,465
    Due after five years through 10 years     11,090     10,531      2,000      1,926
    Due after ten years                        2,269      2,190      3,783      3,696
                                           ------------------------------------------
                                              66,760     64,538     22,830     21,930
    Mortgage-backed securities               159,888    154,188    136,291    132,515
                                           ------------------------------------------
                                            $226,648   $218,726  $ 159,121   $154,445
                                           ==========================================

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                            December 31, 1998
                                                 -----------------------------------------
                                                   Held to maturity     Available for sale
                                                 -----------------------------------------
                                                           Estimated              Estimated
                                                 Amortized   market    Amortized    market
                                                    cost     value        cost      value
                                                 -----------------------------------------
Investment securities
         Due in one year or less                 $ 32,829   $ 32,781   $  1,000   $    997
         Due after one year through five years     23,961     24,085      8,000      8,045
         Due after five years through 10 years     19,077     19,106         --         --
         Due after 10 years                         5,028      5,122         --         --
                                                 -----------------------------------------
                                                   80,895     81,094      9,000      9,042
Mortgage-backed securities                        180,964    182,560     75,075     75,285
                                                 -----------------------------------------
                                                 $261,859   $263,654   $ 84,075   $ 84,327
                                                 =========================================

The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

                                                              December 31, 1999
                                                               Gross      Gross     Estimated
                                                  Amortized  unrealized  unrealized    market
                                                     cost      gains       losses      value
                                                 --------------------------------------------
Mortgage-backed securities held to maturity
         FHLMC certificates                       $  52,625   $     94   $ (1,742)   $ 50,977
         FNMA certificates                           24,983         28     (1,066)     23,945
         GNMA certificates                           46,651         37     (2,011)     44,677
         Real estate mortgage investment conduit     35,271         --     (1,036)     34,235
         Other mortgage-backed securities               358         --         (4)        354
                                                 --------------------------------------------
                                                  $ 159,888   $    159   $ (5,859)   $154,188
                                                  ===========================================

Mortgage-backed securities available for sale
         FHLMC certificates                       $   7,331   $      5   $   (103)   $  7,233
         FNMA certificates                           29,780         10     (1,827)     27,963
         GNMA certificates                            8,759         --       (421)      8,338
         Real estate mortgage investment conduit     90,421          1     (1,441)     88,981
                                                 --------------------------------------------
                                                  $ 136,291   $     16   $ (3,792)   $132,515
                                                 ============================================

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 33

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued


                                                                December 31, 1998
                                                    ----------------------------------------------
                                                                 Gross      Gross       Estimated
                                                    Amortized  unrealized  unrealized      market
                                                       cost      gains       losses        value
                                                   -----------------------------------------------
Mortgage-backed securities held to maturity
         FHLMC certificates                        $  47,239   $   1,172    $      (7)   $  48,404
         FNMA certificates                            12,726         143          (13)      12,856
         GNMA certificates                            56,318         474           --       56,792
         Real estate mortgage investment conduit      64,180         148         (312)      64,016
         Other mortgage-backed securities                501          --           (9)         492
                                                   -----------------------------------------------
                                                   $ 180,964   $   1,937    $    (341)   $ 182,560
                                                   ===============================================

Mortgage-backed securities available for sale
         FHLMC certificates                        $  13,110   $     106    $      (2)   $  13,214
         FNMA certificates                            32,119          81          (22)      32,178
         GNMA certificates                            10,194          90           --       10,284
         Real estate mortgage investment conduit      19,652          39          (82)      19,609
                                                   -----------------------------------------------
                                                   $  75,075   $     316    $    (106)   $  75,285
                                                   ===============================================

Investment securities having an aggregate amortized cost of approximately $5.0 million and $5.0 million were pledged to secure public deposits at December 31, 1999 and 1998, respectively.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity.


NOTE E - LOANS RECEIVABLE

Loans receivable are summarized as follows (in thousands):

                                                                                December 31,
                                                                              1999       1998
                                                                            -------------------
First mortgage loans (principally conventional)
         Secured by one-to-four family residences                           $168,057   $152,819
         Secured by other non-residential properties                          65,346     55,208
         Construction loans                                                   12,074      5,352
                                                                            -------------------
                                                                             245,477    213,379
         Less net deferred loan origination fees and unamortized premiums         99         67
                                                                            -------------------
               Total first mortgage loans                                   $245,378   $213,312
                                                                            ===================

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

                                                    December 31,
                                                  1999        1998
                                               ---------------------
Consumer and other loans
         Commercial                            $   9,339   $   6,666
         Home equity and second mortgage          16,816      12,995
         Leases                                    3,195       2,305
         Other                                    14,945       7,521
                                               ---------------------
                                                  44,295      29,487
Unearned premiums (discount)                         223         (49)
                                               ---------------------
              Total consumer and other loans      44,518      29,438

Less allowance for loan losses                     1,917       1,909
                                               ---------------------
              Total loans receivable           $ 287,979   $ 240,841
                                               =====================

Activity in the allowance for loan losses is summarized as follows:

                                        December 31,
                                 1999       1998       1997
                               -----------------------------
Balance at beginning of year   $ 1,909    $ 2,029    $ 1,806
Provision charged to income        300         60        397
Charge-offs, net                  (292)      (180)      (174)
                               -----------------------------
Balance at end of year         $ 1,917    $ 1,909    $ 2,029
                               =============================

Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, totalled approximately $1.3 million and $1.6 million at December 31, 1999, and 1998, respectively. Interest income that would have been recorded under the original terms of such loans totalled approximately $70,000 and $43,000 and $19,000 for the years ended December 31, 1999, 1998 and 1997, respectively. No interest income has been recognized on non-accrual loans for any of the periods presented.

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

The Bank identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued on such loans and cash payments received are applied to reduce principal.

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. An allowance for credit losses has been established for all loans identified as impaired.


                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 35

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE E - LOANS RECEIVABLE - Continued

The Bank has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of loans at December 31, 1999 and 1998. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $368,000 and $385,000 at December 31, 1999 and 1998, respectively. For the year ended December 31, 1999, principal repayments of approximately $17,000 were received and no funds were disbursed to executive officers, directors or their related interests.

NOTE F - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position.

The unpaid principal balances of these loans are summarized as follows (in thousands):

                                       December 31,
                                       1999      1998
                                     -----------------
Mortgage loan servicing portfolios
         FHLMC                       $11,944   $15,116
         Other investors               3,933     6,103
                                     -----------------
                                     $15,877   $21,219
                                     =================

Custodial balances maintained in connection with the foregoing loan servicing totalled approximately $437,000 and $408,000 at December 31, 1999 and 1998, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented.

NOTE G - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):


                                          Estimated          December 31,
                                         useful lives       1999      1998
                                         ----------------------------------
Buildings                                  30 years      $  5,723   $ 5,906
Leasehold improvements                      5 years         1,004       709
Furniture, fixtures and equipment         3-7 years         7,077     6,436
                                                         ------------------
                                                           13,804    13,051
Less accumulated depreciation                               8,128     7,293
                                                         ------------------
                                                            5,676     5,758
Land                                                        3,501     3,259
                                                         ------------------
                                                         $  9,177   $ 9,017
                                                         ==================

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE H - DEPOSITS

         Deposits are summarized as follows (in thousands):

                                             December 31,
        Deposit type                       1999        1998
-------------------------------------------------------------
Demand                                   $  7,033   $  6,231
NOW                                        45,804     44,971
Money Market                               32,793     32,556
Passbook savings - fixed rate             123,033    122,213
Passbook savings - adjustable rate         36,457     43,651
                                         -------------------
         Total demand, transaction and
         passbook deposits                245,120    249,622
Certificates of deposit                   156,578    189,291
                                         -------------------
                                         $401,698   $438,913
                                         ===================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $12.2 million and $13.3 million at December 31, 1999 and 1998, respectively.

At December 31, 1999, scheduled maturities of certificates of deposit are as follows:

                              Year ending December 31,
         2000       2001     2002     2003    2004     Thereafter        Total
         ----------------------------------------------------------------------
         $90,669   $52,701  $5,749   $5,694  $1,387    $      378      $156,578
         ======================================================================

NOTE I - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of the following (in thousands):

                                             December 31,
                                  1999                       1998
         -----------------------------------------------------------------------
         Contractual                 Weighted                     Weighted
         maturity date     Amount  average rate        Amount    average rate
         -----------------------------------------------------------------------
         1999             $     -         -%          $ 30,000      6.05%
         2000              35,174      5.53             25,000      6.13
         2001               5,000      6.52                  -         -
         2002              10,000      4.85                  -         -
         2003              20,000      5.60             20,000      5.60
         2004              45,000      5.03                  -         -
         2005              15,000      5.35             15,000      5.35
         2006              20,000      5.15                  -         -
         2008              70,000      5.62             70,000      5.62
         2009              25,000      4.86                  -         -
         2010               3,359      6.70              3,359      6.70
                         --------                    ---------
                         $248,533      5.77          $163,359       6.03
                         ========                    ========

The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Unused lines of credit at the Federal Home Loan Bank were $9.8 million at December 31, 1999.

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 37

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE J - BENEFIT PLANS

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes discretionary matching contributions equal to 100% of the first $600 deferred. Contributions to the 401(k) plan totaled $40,000, $43,000, and $44,000 in 1999, 1998 and 1999, respectively.

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

The following table sets forth the pension plan's funded status and amounts recognized in the consolidated statements of financial position at the dates indicated (in thousands).

                                                              December 31,
                                                          --------------------
                                                            1999        1998
                                                          --------------------
Change in benefit obligation
         Benefit obligation at beginning of year          $ 3,132     $ 2,609
         Service cost                                          46          62
         Interest cost                                        203         201
         Actuarial gain (loss)                               (394)        250
         Increase due to plan amendments                       --         171
         Benefits paid                                        (89)       (161)
                                                          --------------------
         Benefits obligation at end of year               $ 2,898     $ 3,132
                                                          ===================
Change in plan assets
         Fair value of plan assets at beginning of year   $ 1,961     $ 1,762
         Actual return on plan assets                          41         (50)
         Employer contribution                                 69         410
         Benefits paid                                        (89)       (161)
                                                          --------------------
         Fair value of plan assets at end of year         $ 2,382     $ 1,961
                                                          ===================
Funded status
         Unfunded accumulated benefits                    $  (516)     (1,171)
         Unrecognized transition obligation                    25          31
         Unrecognized net actuarial loss (gain)               (59)        201
         Unrecognized prior service cost                      305         543
                                                          --------------------
         Prepaid (accrued) benefit cost                   $  (245)    $  (396)
                                                          ===================

                                                             1999        1998        1997
                                                            ------------------------------
Weighted-average assumptions as of December 31
         Discount rate                                       6.50%       7.25%       6.00%
         Expected return on plan assets                      8.00        8.00        8.00
         Rate of compensation increase                       4.00        4.00        6.00

Components of net periodic benefit cost
         Service cost                                     $    47     $    62     $   157
         Interest cost                                        203         201         160
         Expected return on plan assets                      (176)       (157)       (116)
         Amortization of prior service cost                    65          52          52
                                                          -------------------------------
         Net periodic benefit cost                        $   139     $   158     $   253
                                                          ===============================
38

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE J - BENEFIT PLANS - Continued

The Corporation also maintains the following benefit plans:

1.  Employee Stock Ownership Plan
    -----------------------------

In 1994, the Corporation established an internally leveraged ESOP for eligible employees who have completed six months of service with the Corporation or its subsidiaries. The ESOP borrowed $4.2 million from the Corporation to purchase 423,200 newly issued shares of common stock. The Corporation makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Corporation accounts for its ESOP in accordance with SOP 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial position. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $151,000, $288,000 and $351,000 in 1999, 1998 and 1997, respectively.

                                       1999        1998
                                  -----------------------
Allocated shares                     122,000      119,500
Unreleased shares                    276,600      288,800
                                  -----------------------

         Total ESOP shares           398,600      408,300
                                  =======================

Fair value of unreleased shares   $3,665,000   $4,981,800
                                  =======================

2.  Management Stock Bonus Plan
    ---------------------------

The Board of Directors also adopted a MSBP which was approved by the Corporation's stockholders on October 13, 1994. The MSBP provides that up to 211,600 shares of common stock may be granted, at the discretion of the Board, to directors and key officers at no cost to the individuals. The Corporation granted 178,292 shares on November 18, 1994, 24,000 shares on December 18, 1995, and 9,308 shares on December 15, 1997, in the form of restricted stock payable over five years from the date of grant. The recipients of the restricted stock are entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. In the event the recipient terminates association with the Corporation for reasons other than death, disability or change in control, the recipient forfeits all rights to the allocated shares under restriction which are cancelled and revert to the Corporation for reissuance under the plan. Shares acquired by MSBP of $2.1 million were recorded at the date of award based on the market value of shares acquired by the Corporation. Shares acquired by the MSBP, which are shown as a separate component of stockholders' equity, are being amortized to expense over the five-year vesting period; $430,000, $460,000 and $458,000 was amortized to expense in 1999, 1998 and 1997, respectively. At December 31, 1998, there were no shares reserved for future grants under the plan.

3.  Stock Option Plans
    ------------------

The Corporation has fixed stock option plans accounted for under APB Opinion No. 25 and related interpretations. The plans allow the Corporation to grant options to employees and directors for up to 794,000 shares of common stock. The options, which have a term of 10 years when issued, vest either immediately or over a three to five year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant. Had compensation cost for the plans been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated on the following page.

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 39

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE J - BENEFIT PLANS - Continued


                                     1999      1998      1997
                                    --------------------------
         Net income (in thousands)
                  As reported       $4,422    $4,038    $4,874
                  Pro forma         $4,243    $3,885    $4,726

         Basic earnings per share
                  As reported       $1.60     $1.39     $1.33
                  Pro forma         $1.53     $1.34     $1.29

         Diluted earnings per share
                  As reported       $1.52     $1.26     $1.25
                  Pro forma         $1.46     $1.21     $1.21


These pro forma amounts may not be representative of future disclosures because they do not take into effect the pro forma compensation expense related to grants before 1995.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: a dividend yield of 3.73%, 0% and 0%; expected volatility of 30%, 34% and 21%, risk-free interest rate of 5.87%, 5.25% and 6.4%; and expected lives of six, five and five years for all options.

A summary of the status of the Corporation's fixed stock option plans as of December 31, 1999, and changes for each of the years in the three-year period then ended was as follows:

                                                    1999                      1998                 1997
                                            --------------------------------------------------------------------
                                                            Weighted              Weighted             Weighted
                                                            average               average              average
                                             Number         exercise    Number    exercise   Number    exercise
                                               of           price per     of      price per    of      price per
                                             shares           share     shares      share    shares    share
                                             -------------------------------------------------------------------
         Outstanding at beginning of year   696,019          $13.24    695,875     $13.08    551,833    $12.06
         Options granted                     17,515           16.31     13,325      22.46    170,155     16.62
         Options exercised                   (9,650)          13.00    (10,486)     12.85     (5,915)    11.50
         Options forfeited                   (6,017)          20.24     (2,695)     15.78    (20,198)    16.50
                                            -------                    -------               -------
         Outstanding at end of year         697,867          $13.26    696,019     $13.24    695,875    $13.08
                                            =======                    =======               =======

         Options exercisable at year-end    578,917                    524,813               478,919
                                            =======                    =======               =======
         Weighted average fair value of
           options granted during year     $   4.57                   $   8.72              $   5.42


                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE J - BENEFIT PLANS - Continued

The following table summarizes information about stock options outstanding at December 31, 1999:

                           Options outstanding                         Options exercisable
         ------------------------------------------------------------------------------------------

                                              Weighted
                                 Number       average        Weighted      Number         Weighted
                              outstanding at  remaining      average     exercisable at   average
         Range of exercise    December 31,   contractual     exercise     December 31,    exercise
              prices             1999        life (years)     price          1999          price
         ------------------------------------------------------------------------------------------

         $11.50 to $17.25       675,423       5.5 years        $   13.00    574,038        $12.42
         $18.00 to $19.25        17,194       8.5 years            19.00      3,829         18.53
         $26.00 to $27.88         5,250       8.3 years            27.90      1,050         27.90


Total compensation cost recognized for stock-based employee compensation awards was approximately $117,000, $116,000 and $99,000 for 1999, 1998 and 1997,
respectively.


NOTE K - INCOME TAXES

The components of income tax expense are summarized as follows (in thousands):

                                            Year ended December 31,
                                           1999      1998       1997
                                         ----------------------------
Federal
         Current                         $ 2,254   $ 2,162    $ 2,420
         Deferred                             99      (152)      (233)
                                         ----------------------------
                                           2,353     2,010      2,187

State and local - current                     33       297        395
                                         ----------------------------
Continuing operations                      2,386     2,307      2,582

Cumulative effect of accounting change        --       125         --
                                         ----------------------------
Income tax provision                     $ 2,386   $ 2,432    $ 2,582
                                         ============================


The Corporation's effective income tax rate was different than the statutory federal income tax rate as follows:

                                                             Year ended December 31,
                                                          1999       1998           1997
                                                        ---------------------------------
Statutory federal income tax                              34.0%      34.0%          34.0%
Increase (decrease) resulting from
                  Tax-exempt income                       (5.1)      (3.6)          (1.8)
                  State tax, net of federal benefit        0.3        3.1            3.5
                  Other                                    5.9        6.1           (1.1)
                                                        ---------------------------------
                                                          35.1%      39.6%          34.6
                                                        =================================



                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 41

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE K - INCOME TAXES - Continued

Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 1999 and 1998, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 1999 and 1998. The Corporation's net deferred tax asset at December 31, 1999 and 1998, was composed of the following:

                                                      December 31,
                                                     1999     1998
                                                   ---------------
Deferred tax assets
Deferred loan origination fees                     $   83   $  107
Deferred compensation                                 288      176
Allowance for loan losses, net                        202       79
Amortization                                          290      226
Unrealized loss on securities available for sale    1,590       --
Other                                                  --        3
                                                   ---------------
                                                    2,453      591
                                                   ---------------
Deferred tax liabilities
Accrued pension expense                               391       20
Unrealized gain on securities available for sale       --       98
                                                   ---------------
                                                      391      118
                                                   ---------------
Deferred tax asset                                 $2,062   $  473
                                                   ===============

The Corporation files its income tax returns on the basis of a fiscal tax year ending June 30.

The Bank, is required, beginning in 1998, to recapture approximately $2.4 million of its total tax bad debt reserve of approximately $8.1 million into taxable income over a six-year period. Deferred tax liabilities have been accrued in respect of the amount of the reserve to be recaptured.

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

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE L - REGULATORY MATTERS

The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets at December 31, 1999.

As of December 31, 1999, management believes that the Bank met all capital adequacy requirements to which it was subject.

                                                              Regulatory capital

                                                              December 31, 1999

                                      Tangible                Core                 Risk-based
                                       capital     Percent   capital      Percent    capital    Percent
                                       ----------------------------------------------------------------
                                                            (dollars in thousands)
Capital under generally accepted
accounting principles                  $45,246       6.26%   $45,246        6.26%   $45,246       13.33%

Unrealized (loss) on certain
available-for-sale securities            2,987       0.41      2,987        0.41      2,987        0.88

Goodwill and other intangible assets    (6,570)     (0.91)    (6,570)      (0.91)    (6,570)      (1.94)

Additional capital items
General valuation allowances -
limited                                     --         --         --          --      1,917        0.56
                                       ----------------------------------------------------------------
Regulatory capital computed             41,663       5.76     41,663        5.76     43,580       12.83

Minimum capital requirement             10,843       1.50     28,916        4.00     27,156        8.00
                                       ----------------------------------------------------------------
Regulatory capital - excess            $30,820       4.26%   $12,747        1.76%   $16,424        4.83%
                                       ================================================================

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 43

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE L - REGULATORY MATTERS - Continued

                                                                  Regulatory capital
                                                                  December 31, 1998
                                        Tangible                  Core                 Risk-based
                                        capital    Percent       capital      Percent    capital    Percent
                                       ----------------------------------------------------------------------
                                                                (dollars in thousands)
Capital under generally accepted
         accounting principles         $52,577       7.93%       $52,577       7.93%       $52,577      19.86%

Unrealized gain on certain
         available-for-sale securities    (154)     (0.02)          (154)     (0.02)          (154)     (0.06)

Goodwill and other intangible assets    (7,389)     (1.12)        (7,389)     (1.12)        (7,389)     (2.79)

Additional capital items
         General valuation allowances -
         limited                            --         --             --         --          1,909       0.72
                                       ----------------------------------------------------------------------

Regulatory capital computed             45,034       6.79         45,034       6.79         46,943      17.73

Minimum capital requirement              9,943       1.50         26,515       4.00         21,178       8.00
                                       ----------------------------------------------------------------------

Regulatory capital - excess            $35,091       5.29%       $18,519       2.79%       $25,765       9.73%
                                       ======================================================================


At December 31, 1999, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution by $10 million and $5 million, respectively. There are no conditions or events which have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

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

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998


NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become receivable or payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Corporation requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows (in thousands):

                                  December 31,
                                 1999      1998
                               -----------------

Commitments to extend credit   $54,778   $30,341
Standby letters of credit        3,687     3,604
Loans sold with recourse           278       364
                               -----------------
                               $58,743   $34,309
                               =================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held generally includes residential and some commercial property.

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

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 45

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE N - COMMITMENTS AND CONTINGENCIES

The Bank had no commitments to sell mortgage loans to investors at December 31, 1999 and 1998.

The Bank leases branch facilities for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $298,000, $315,000 and $296,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The minimum annual rental commitments of the Bank under all non-cancellable leases with terms of one year or more are as follows:

         Year ending December 31,

         2000        $        138
         2001                 140
         2002                 140
         2003                 128
         2004                 103
         Thereafter           170
                     ------------
                     $        819
                     ============

The Bank has a contract with a third-party computer processor which expires in 2002 with an annual commitment of approximately $109,000.

The  Corporation  has employment  agreements  with certain key  executives  that provide severance pay benefits if there is a change in control of the Corporation. The agreements will continue in effect on a year-to-year basis until terminated or not renewed by the Corporation or key executives. Upon a change in control, the Corporation shall continue to pay the key executives' salary per the agreements and certain benefits for one year. The maximum contingent liability under the agreements at December 31, 1999, was approximately $2,003,000.

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

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

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

Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices (in thousands).

                                                       December 31,
                                          --------------------------------------
                                                  1999             1998
                                          --------------------------------------

                                          Estimated           Estimated
                                             fair    Carrying   fair   Carrying
                                             value     value    value    value
                                          --------------------------------------

         Cash and cash equivalents        $ 16,715  $ 16,715  $ 42,703 $ 42,703
         Investment securities              86,468    88,690    90,136   89,937
         Mortgage-backed securities        286,703   292,403   257,845  256,249


                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 47

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

The  fair  value  of  financial  instruments  with  stated  maturities  has been
estimated   using  the  present  value  of  cash  flows,   discounted  at  rates
approximating current market rates for similar assets and liabilities.

                                                                    December 31,
                                                             1999                  1998
                                                     -------------------------------------------
                                                     Estimated             Estimated
                                                       fair     Carrying     fair      Carrying
                                                       value     value       value       value
                                                     -------------------------------------------
Assets
         Interest-bearing deposits with banks        $    845   $    847   $  2,244   $  2,238
Liabilities
         Deposits with stated maturities              155,952    156,578    187,816    189,291
         Borrowings with stated maturities
                  Short-term (due within 6 months)     40,937     40,940     14,978     15,000
                  Long-term                           202,554    223,359    145,303    148,359

The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

                                                       December 31,
                                                   1999                1998
                                          -----------------------------------------
                                           Estimated           Estimated
                                              fair    Carrying   fair      Carrying
                                              value     value    value      value
                                          -----------------------------------------
         Deposits with no stated maturities $245,120  $245,120  $249,622  $249,622
                                            ======================================


The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs, and giving consideration to estimated prepayment risk and credit loss factors.

                                                       December 31,
                                          -----------------------------------------
                                                   1999                1998
                                          -------------------- --------------------
                                           Estimated           Estimated
                                              fair    Carrying   fair      Carrying
                                              value     value    value      value
                                          -----------------------------------------

                  Net loans                $285,800  $287,979  $245,375    $240,841
                                           ========================================

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

There is no material difference between the carrying amount and the estimated fair value of off-balance-sheet items totalling approximately $58.7 million and $34.3 million at December 31, 1999 and 1998, respectively, which are primarily comprised of floating rate loan commitments priced to market at funding.

The Bank's remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank's deposits is required by SFAS No. 107.

NOTE Q - SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

                                                                   Year ended December 31,
                                                                    1999     1998     1997
                                                                  ------------------------
Service fees, charges and other operating income (in thousands)
         Loan servicing fees                                      $  358   $  317   $  512
         Late charge income                                           74       85       92
         Deposit service charges                                     548      435      471
         Other income                                                259      258      128
                                                                  ------------------------
                                                                  $1,239   $1,095   $1,203
                                                                  ========================

Other operating expense (in thousands)
         Employee education                                       $   36   $   34   $   49
         Insurance and surety bond                                   127      142      149
         Office supplies                                             202      233      318
         Postage                                                     137      163      218
         Telephone                                                   187      173      130
         Service charges on bank accounts                            385      280      111
         Supervisory examination fees                                139      140      144
         Other expenses                                            1,359    1,040    1,211
                                                                  ------------------------
                                                                  $2,572   $2,205   $2,330
                                                                  ========================

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

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 49

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998


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

NOTE S - EARNINGS PER SHARE

The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data):

                                                              Weighted
                                                              average
                                                    Income   shares        Per share
                                                 (numerator)(denominator)   amount
                                                 ------------------------------------

Net income                                        $   4,422
                                                  =========
    Basic earnings per share
        Income available to common stockholders   $   4,422   2,759,690       $ 1.60
                                                                              ======
Effect of dilutive securities
    Stock options                                      --       158,666
Diluted earnings per share                        ----------------------
    Income available to common stockholders
        plus effect of dilutive securities        $   4,422   2,918,356       $ 1.52
                                                  ==================================

50

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998


NOTE S - EARNINGS PER SHARE - Continued

There were options to purchase 246,109 shares of common stock at a range of $14.50 to $28.00 per share which were outstanding during 1999 which were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares. The options, which expire through October 31, 2009, were still outstanding at December 31, 1999.

                                                               Year ended December 31, 1998

                                                                           Weighted
                                                                           average
                                                            Income         shares     Per share
                                                          (numerator)    (denominator)  amount
                                                          -------------------------------------
Basic earnings per share
    Income before cumulative effect of accounting change   $  3,830                   $   1.32
    Cumulative effect of accounting change                      208                       0.07
                                                           --------                   --------
    Income available to common stockholders                $  4,038       2,894,651   $   1.39
                                                           ========                   ========
Effect of diluted securities
    Stock options                                                           300,844
                                                                          ---------
Diluted earning per share
    Income before cumulative effect of accounting change   $  3,830                   $   1.20
    Cumulative effect of accounting change                      208                       0.06
                                                           --------                   --------
    Income available to common stockholders
        Plus effect of dilutive securities                 $  4,038       3,195,495   $   1.26
                                                           ===================================

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

                                                   Year ended December 31, 1997

                                                              Weighted
                                                              average
                                                    Income    shares      Per share
                                                 (numerator)(denominator)  amount
                                                 --------------------------------

Net income                                        $   4,874
                                                  =========
Basic earnings per share
        Income available to common stockholders   $   4,874   3,656,924   $   1.33
                                                                          ========
Effect of dilutive securities
    Stock options                                      --       251,667
                                                  ---------------------
Diluted earnings per share
    Income available to common stockholders
        effect of dilutive securities             $   4,874   3,908,591   $   1.25
                                                  ================================

There were no antidilutive options at December 31, 1997.

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 51

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998


NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED)

                                                                Three months ended
                                                      Dec. 31,  Sept. 30  June 30,  March 31,
                                                        1999      1999      1999      1999
                                                      ---------------------------------------
                                                       (in thousands, except per share data)
Total interest income                                 $12,103   $11,882   $11,944   $11,093
Total interest expense                                  7,169     7,028     7,145     6,632
    Net interest income                                 4,934     4,854     4,799     4,461
Provision for possible loan losses                        120        90        60        30
                                                      ---------------------------------------
    Net interest income after provision                 4,814     4,764     4,739     4,431
Other income                                              674       298       297       324
Other expense                                           3,423     3,456     3,434     3,220
                                                      ---------------------------------------
    Income before taxes                                 2,065     1,606     1,602     1,535
Income taxes                                              707       551       577       551
                                                      ---------------------------------------
    Net income                                        $ 1,358   $ 1,055   $ 1,025   $   984
                                                      =======================================
Earnings per share - basic                            $  0.50   $  0.38   $  0.37   $  0.35
Earnings per share - assuming dilution                $  0.49   $  0.36   $  0.35   $  0.33


                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998




NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED) - CONTINUED

                                                                Three months ended
                                                      Dec. 31,  Sept. 30  June 30,  March 31,
                                                         1998      1998      1998      1998
                                                     ----------------------------------------
                                                       (in thousands, except per share data)
Total interest income                                 $11,061   $11,379   $10,998   $10,141
Total interest expense                                  6,851     7,092     6,590     5,662
    Net interest income                                 4,210     4,287     4,408     4,479
Provision for possible loan losses                         15        15        15        15
                                                     ----------------------------------------
    Net interest income after provision                 4,195     4,272     4,393     4,464
Other income                                              135       338       686       420
Other expense                                           2,730     3,208     3,453     3,375
                                                     ----------------------------------------
    Income before income taxes and
    cumulative effect of accounting change              1,600     1,402     1,626     1,509
    Net income                                            620       534       637       516
                                                     ----------------------------------------
    Income before cumulative effect
    of accounting change                                  980       868       989       993
Cumulative effect of accounting change                    208        --        --        --
                                                     ----------------------------------------
    Net income                                        $ 1,188   $   868   $   989   $   993
                                                     ========================================
Earning per common share before cumulative
    effect of accounting change
    Basic                                             $  0.34   $  0.30   $  0.34   $  0.34
    Diluted                                           $  0.32   $  0.27   $  0.30   $  0.31
Cumulative effect of accounting change
    Basic                                                0.07      --        --        --
    Diluted                                              0.06      --        --        --
Earnings per common share
    Basic                                             $  0.41   $  0.30   $  0.34   $  0.34
    Diluted                                           $  0.38   $  0.27   $  0.30   $  0.31

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 53

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows (in thousands):

         BALANCE SHEET

                                                                     December 31,
                                                                    1999      1998
                                                                  ------------------
                     ASSETS
Cash                                                              $ 2,387   $   990
Certificates of deposit - other institutions                          181       172
Investment securities available-for-sale                              350       500
Investment in Third Federal                                        42,409    49,221
Investment in TF Investments                                        2,564     2,439
Investment in Teragon                                                  19        23
Investment in Penns Trail Development                                 412       196
Other assets                                                          125        14
                                                                  ------------------
                     Total assets                                 $48,447   $53,555
                                                                  =================
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Loan payable to TF Investments                                $    --   $    --
    Payable to Third Federal and other liabilities                     --   $   895
                                                                  ------------------
                     Total liabilities                                 --       895
Stockholders' equity                                               48,447   $52,660
                                                                  -----------------
                     Total liabilities and stockholders' equity   $48,447   $53,555
                                                                  =================

                                       TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998


NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - CONTINUED

         STATEMENT OF EARNINGS

                                          Year ended December 31,
                                          1999     1998     1997
                                          -----------------------
INCOME
    Equity in earnings of subsidiaries   $4,528   $4,203   $5,346
    Interest and dividend income            125       13       10
                                         ------------------------
            Total income                  4,653    4,216    5,356
                                         ------------------------
EXPENSES
    Interest                                 --        8      256
    Other                                   231      170      226
                                         ------------------------
            Total income                    231      178      482
                                         ------------------------
            NET INCOME                   $4,422   $4,038   $4,874
                                         ========================

                                  TF FINANCIAL CORPORATION 1999 ANNUAL REPORT 55

TF Financial Corporation and Subsidiaries

                            -----------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998

NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - CONTINUED

         STATEMENT OF CASH FLOW

                                                                      December 31,
                                                              1999        1998        1997
                                                          -----------------------------------
Cash flows from operating activities
    Net income                                             $  4,422    $  4,038    $  4,874
    Adjustments to reconcile net income to net cash
        provided by (used in) operating activities
        Equity in earnings of subsidiaries                   (4,528)     (4,203)     (5,346)
        Net change in assets and liabilities                   (954)        840      (3,732)
                                                          -----------------------------------
            Net cash provided by (used in) operating
            activities                                       (1,060)        675      (4,204)
                                                          -----------------------------------
Cash flows from investing activities
    Capital distribution from subsidiaries                    8,500       2,998      43,300
    Purchase of investment securities available for sale         --        (501)         --
    Purchase and maturities of certificates of deposit
        in other financial institutions, net                     (9)         (1)        (17)
                                                          -----------------------------------
            Net cash (used in) provided by investing
            activities                                        8,491       2,496      42,283
                                                          -----------------------------------
Cash flows from financing activities
    Cash dividends paid to stockholders                      (1,359)     (1,387)     (1,433)
    Net (decrease) increase in borrowing from
        TF Investments                                           --        (103)     (9,637)
    Treasury stock acquired                                  (4,800)       (941)    (27,027)
    Exercise of stock options                                   125         122          75
                                                          -----------------------------------
            Net cash used in financing activities            (6,034)     (2,309)    (38,022)
                                                          -----------------------------------
            NET INCREASE IN CASH                              1,397         863          57
Cash at beginning of year                                       990         127          70
                                                          -----------------------------------
Cash at end of year                                        $  2,387    $    990    $    127
                                                          ===================================
Supplemental disclosure of cash flow information
    Cash paid during the year for income taxes             $     57    $     63    $     63
                                                          ===================================

                            ------------------------
                           THIRD FEDERAL SAVINGS BANK

                                Corporate Office
                                 3 Penns Trail
                             Newtown, PA 18940-3433
                                  215.579.4000

                                   Operations
                                  215.579.4600
             www.thirdfedbank.com - e-mail: service@thirdfedbank.com
--------------------------------------------------------------------------------
                      Bucks County, Pennsylvania Branches

Feasterville Office
Buck Hotel Complex
Feasterville, PA 19053-2209
215.364.7096

New Britain Office
600 Town Center
New Britain, PA 18901-5199
215.345.5800

Cross Keys Office
834 North Easton Highway
Doylestown, PA 18901-1007
215.348.5566

Warminster Office
601 Louis Drive
Warminster, PA 18974-2843
215.672.7990

Newtown Office
950 Newtown-Yardley Road
Newtown, PA 18940-4018
215.968.4444

Doylestown Office
60 North Main Street
Doylestown, PA 18901-3730
215.348.9021


                               [GRAPHICS OMITTED]
--------------------------------------------------------------------------------
                   Philadelphia County, Pennsylvania Branches

Frankford Office
4625 Frankford Avenue
Philadelphia, PA 19124-5889
215.289.1400

Fishtown Office
York & Memphis Streets
Philadelphia, PA 19125-3029
215.423.2314

Mayfair Office
Roosevelt Blvd. at Unruh
Philadelphia, PA 19149-2494
215.332.7650

Bridesburg Office
Orthodox & Almond Streets
Philadelphia, PA 19137-1626
215.743.6673

Woodhaven Office
Knights Road Center
Knights & Woodhaven Roads
Philadelphia, PA 19154-2810
215.824.0151

--------------------------------------------------------------------------------
                       Mercer County, New Jersey Branches

Ewing Office
2075 Pennington Road
Trenton, NJ 08618-1003
609.883.7033

Princeton Office
Princeton Shopping Center
301 N. Harrison Street
Princeton, NJ 08540-3512
609.683.4488

Hamilton Square Office
1850 Route 33
Hamilton Square, NJ 08690-1712
609.890.1333

Quakerbridge Road Office
590 Lawrence Square Blvd.
Lawrenceville, NJ 08648-2674
609.689.1010