Form 10-K405, Exhibit 13
period 2000-12-31
TF FINANCIAL CORP
filed 2001-03-28
CIK 921051

EXHIBIT 13

TO OUR STOCKHOLDERS

         The millennium Year 2000 has been one of challenge and change. Interest rates rose throughout most of the year. Toward year-end, with the economy beginning to soften, rates began their decline. As the economy turned and technology stocks fell out of favor, banks with good core earnings began to experience an upturn.

         Throughout this past year, we have made great strides in our endeavor to convert from a savings bank to a full service community bank. Our loan portfolio has grown by 25.6% to $361.8 million, enabling us to increase our interest rate spread by 6.7%, while many financial institutions saw compression in their spreads. With non-performing assets to total assets of 0.23%, our asset quality continues to be very strong. Tangible book value per share increased 16.79% to $18.99 at year-end. Earnings per diluted share rose 12.5% to $1.71. This has enabled us to raise the dividend per share to $0.14 during the first quarter of 2001. Our December 31, 2000 stock price of $16.75 represents an increase in trading price during the year of 26.42%.

         Many new banking products were introduced throughout the year including Internet Banking and Online Bill Payment. During the first quarter of 2001, we will introduce Check Imaging. We have developed many new products that are directed toward serving the needs of the small businesses in our market area. We believe the large regional banks have neglected this segment. Management and the Board of Directors are committed to implementing the latest technology necessary to further assist us in our mission to become a full service community bank.

         Our mission continues to be increasing shareholder value while serving the needs of our communities. These two priorities complement each other very well. The TF Financial Board and I would like to take this opportunity to thank you for your continued support.



                                          /s/ John R. Stranford
                                          --------------------------------------
                                          John R. Stranford
                                          President and Chief Executive Officer

Corporate Profile and Related Information

TF Financial Corporation (the "Corporation") is the parent company of Third Federal Savings Bank ("Third Federal" or the "Savings Bank") and its subsidiary Third Delaware Corporation, TF Investments Corporation, Teragon Financial Corporation and Penns Trail Development Corporation. At December 31, 2000, total assets were approximately $723.3 million. The Corporation was formed as a Delaware corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 2000, total stockholders' equity was approximately $53.1 million. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments.

Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Third Federal expanded its operations in Philadelphia and Bucks
Counties, Pennsylvania, in June 1992 through its acquisition of Doylestown Federal Savings and Loan Association ("Doylestown"). In September 1996, Third Federal expanded its operations into Mercer County, New Jersey, through its acquisition of three branch offices and approximately $143 million of deposits from Cenlar Federal Savings Bank. Third Federal added a fourth branch office in Mercer County in December, 1999 with the Corporation's acquisition of Village Financial Corporation ("Village"). During the first quarter of 2000 the
Corporation   closed  a  branch   facility  in  its  home  office  location  and
simultaneously opened a larger, freestanding branch at a nearby site. As of December 31, 2000 Third Federal operated fifteen branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey.

Third Federal attracts  deposits  (approximately  $400.9 million at December 31,
2000) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (approximately $244.9 million at December 31, 2000) and other funds, primarily to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences, or purchase securities secured by such loans. Third Federal also originates and purchases commercial real estate and multi-family loans, construction loans and consumer loans, and purchases other investment securities.

Stock Market Information

Since its issuance in July 1994, the Corporation's common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Corporation is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD".

The number of shareholders of record of common stock as of March 19, 2001, was approximately 600. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

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


Stock Price and Dividend History


                                                             Dividend paid
Quarter ended                   Quoted market price            per share
-------------                ------------------------          ---------
                               High             Low
                             -------          -------
December 31, 2000            $16.750          $13.250           $0.13
September 30, 2000           $15.000          $13.438           $0.13
June 30, 2000                $14.875          $13.250           $0.13
March 31,2000                $15.750          $12.750           $0.13
December 31, 1999            $15.375          $12.500           $0.13
September 30, 1999           $19.375          $14.500           $0.12
June 30, 1999                $21.188          $15.500           $0.12
March 31,1999                $19.000          $15.875           $0.12

SELECTED FINANCIAL INFORMATION AND OTHER DATA

Financial Condition                                                             At December 31,
                                                      --------------------------------------------------------------
(Dollars in thousands, except per share data)           2000          1999          1998         1997         1996
                                                      --------      --------      --------     --------     --------
Total assets                                          $723,297      $721,874      $665,608     $597,047     $647,853
Loans receivable, net                                  361,806       287,979       240,841      250,711      309,570
Mortgage-backed securities available for sale,
  at fair value                                         97,914       132,515        75,285       36,847       22,027
Mortgage-backed securities held to maturity,
  at cost                                              135,142       159,888       180,964      144,074      153,758
Securities purchased under agreements to resell            ---           ---           ---       10,000       25,129
Investment securities available for sale, at
  fair value                                            18,865        21,930         9,042       32,037       12,652
Investment securities held to maturity, at cost         63,461        66,760        80,895       52,822       38,544
Cash and cash equivalents(l)                            10,618        16,715        42,703       41,625       54,132
Deposits                                               400,851       401,698       438,913      450,429      469,088
Advances from the Federal Home Loan Bank and
  other borrowings                                     259,821       264,299       163,359       88,359       98,359
Retained earnings                                       51,604        48,760        45,762       43,176       39,750
Total stockholders' equity                              53,109        48,447        52,660       50,095       72,575
Book value per common share                             $21.32        $18.81        $18.43       $17.36       $18.31
Tangible book value per common share                    $18.99        $16.26        $15.84       $14.49       $15.99


Summary of Operations                                                At or for the year ended December 31,
                                                      --------------------------------------------------------------
                                                        2000          1999         1998(3)       1997        1996(2)
                                                      --------      --------      --------     --------     --------
Interest income                                        $48,708       $47,022       $43,579      $43,189      $38,989
Interest expense                                        28,921        27,974        26,195       24,080       20,797
Net interest income                                     19,787        19,048        17,384       19,109       18,192
Provision for loan losses                                  410           300            60          397          330
Non-interest income                                      1,432         1,589         1,535        2,327        1,794
Non-interest expense                                    14,404        13,529        12,722       13,583       13,745
Net income before cumulative effect of change
  in accounting method                                   4,482         4,422         3,830        4,874        3,479
Net income                                               4,482         4,422         4,038        4,874        3,479
Earnings per common share - basic
Continuing operations                                    $1.76         $1.60         $1.32        $1.33        $0.86
Cumulative effect of accounting changes                    ---           ---         $0.07          ---          ---
Earnings per common share - basic                        $1.76         $1.60         $1.39        $1.33        $0.86
Earnings per common share - diluted
Continuing operations                                    $1.71         $1.52         $1.20        $1.25        $0.83
Cumulative effect of accounting changes                    ---           ---         $0.06          ---          ---
Earnings per common share - diluted                      $1.71         $1.52         $1.26        $1.25        $0.83

Performance Ratios and Other Selected Data
Return on average assets                                  0.63%         0.62%         0.58%        0.77%        0.62%
Return on average equity                                  9.18%         8.60%         7.39%        7.39%        4.74%
Average equity to average assets                          6.86%         7.17%         7.74%       10.46%       12.91%
Average interest rate spread                              2.70%         2.54%         2.44%        2.72%        2.76%
Non-performing loans to total assets                      0.20%         0.18%         0.24%        0.23%        0.30%
Non-performing loans to total loans                       0.41%         0.45%         0.65%        0.55%        0.64%
Allowance for loan losses to non-performing loans       115.97%       145.56%       119.16%      146.82%       91.60%
Allowance for loan losses to total loans                  0.47%         0.66%         0.78%        0.80%        0.58%
Savings Bank regulatory capital
Core                                                      6.10%         5.76%         6.79%        7.16%        7.77%
Tangible                                                  6.10%         5.76%         6.79%        7.16%        7.77%
Risk based                                               11.81%        12.83%        17.73%       17.41%       17.68%
Dividend payout ratio (4)                                30.41%        32.24%        38.10%       32.00%       37.35%

----------------
(1) Consists of cash, cash due from banks, interest-bearing deposits with maturities of less than three months, and federal funds sold.
(2)  Includes  a  $1.4  million  after  tax  one-time   special   assessment  to
     recapitalize the Savings Association Insurance Fund ("SAIF").

(3) Income and income related ratios for the year-ended December 31, 1998 include the cumulative effect of a change in accounting for certain investments of $208,000 (SFAS #133).
(4) Payout ratio is dividends paid for the period divided by earnings per common share - diluted after cumulative effect of accounting changes.

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

           This document contains statements that project the future operations of the Corporation which involve risks and uncertainties. The Corporation's actual results may differ significantly from the results discussed in these forward-looking statements. Statements concerning future performance, developments, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties, including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

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


  Changes to Financial Condition

             The Corporation's total assets at December 31, 2000 and December 31, 1999 totaled $723.3 million and $721.9 million, respectively. During the year loans receivable increased by $73.8 million or 25.6%, largely as a result of the purchase of $73 million of seasoned, single-family residential loans during the fourth quarter. This loan purchase was funded in part with the proceeds from the sale of $41.9 million in mortgage-backed securities - available for sale. The remainder of the purchase was funded with cash and cash equivalents and advances from the Federal Home Loan Bank.

             Investment securities and mortgage-backed securities decreased in total by $65.7 million during 2000. This decrease was the result of the purchase of $108.1 million in securities plus a $4.5 million gain in the fair value of the available for sale portfolios, off-set by the previously mentioned $41.9 million sold plus the repayment or maturity of an additional $136.4 million.

             Deposit balances decreased by $0.9 million; certificates of deposit decreased by $3.0 million, while the remaining or "core" deposit categories increased by $2.1 million. In addition, advances from the Federal Home Loan Bank and other borrowings (collectively, "borrowings") decreased by $4.5 million. The combined net increase in assets and decrease in deposits and borrowings was funded by a $6.1 million decrease in cash and cash equivalents.

           Total consolidated stockholders' equity increased $4.7 million to $53.1 million at December 31, 2000. The increase is largely the result of $4.4 million in net income plus a $2.7 million increase in accumulated other comprehensive income, less a $1.2 million increase in the cost of treasury stock. During the year the Corporation repurchased approximately 138,000 shares of its common stock in order to benefit from what management perceived to be a depressed market value of the Corporation's common stock.

  Average Balance Sheet

           The following table sets forth information (dollars in thousands) relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs are computed by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively for the periods indicated.

                                           2000                                1999                                1998
                              --------------------------------   ---------------------------------  --------------------------------
                               Average                 Average    Average                 Average     Average               Average
                               Balance    Interest    Yld/Cost    Balance     Interest    Yld/Cost    Balance     Interest  Yld/Cost
                               -------    --------    --------    -------     --------    --------    -------     --------  --------
ASSETS
Interest-earning assets:
Loans receivable (4)          $299,770     $23,756       7.92%    $285,439     $21,843       7.65%    $232,924     $18,657     8.01%
Mortgage-backed securities     278,434      18,449       6.63%     278,537      17,831       6.40%     251,785      16,357     6.50%
Investment securities          100,274       6,180       6.16%     113,731       6,646       5.84%     115,801       6,918     5.97%
Other interest-earning
assets(1)                        5,236         323       6.17%      14,331         702       4.90%      40,413       1,647     4.08%
                              --------     -------                --------     -------                  ------       -----
Total interest-earning
assets                         683,714      48,708       7.12%     692,038      47,022       6.79%     640,923      43,579     6.80%
                                           -------                             -------                              ------
Non interest-earning
assets                          28,529                              25,803                              22,428
                              --------                            --------                              ------
Total assets                   712,243                             717,841                             663,351
                              ========                            ========                             =======
LIABILITIES AND
STOCKHOLDERS'EQUITY:
Interest-bearing
liabilities
Deposits                       410,330      15,082       3.68%     416,514      14,645       3.52%     447,995      17,397     3.46%
Advances from the FHLB
and borrowings                 243,656      13,839       5.68%     240,371      13,329       5.55%     152,942       8,798     5.75%
                              --------     -------                --------     -------                 -------       -----
Total interest-bearing
liabilities                    653,986      28,921       4.42%     656,885      27,974       4.26%     600,937      26,195     4.36%
                                           -------                             -------                              ------
Non interest-bearing
liabilities                      9,432                               9,514                              10,582
                              --------                            --------                              ------
Total liabilities              663,418                             666,399                             611,519
Stockholders' equity            48,825                              51,442                              51,832
                              --------                            --------                              ------
Total liabilities and
stockholders' equity          $712,243                            $717,841                            $663,351
                              ========                            ========                            ========
Net interest income                        $19,787                             $19,048                             $17,384
                                           =======                             =======                             =======
Interest rate spread (2)                                 2.70%                               2.53%                             2.44%
Net yield on
interest-earning assets
(3)                                                      2.89%                               2.75%                             2.71%
Ratio of average
interest-earning assets
to average interest
bearing liabilities                                       105%                                105%                              107%

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

                                                   2000 Vs 1999                     1999 Vs 1998
                                         ---------------------------------  -------------------------------
                                            Increase (decrease) due to       Increase (decrease) due to
                                         ---------------------------------  -------------------------------
                                             Volume      Rate        Net      Volume      Rate       Net
                                             ------      ----        ---      ------      ----       ---
                                         ------------------------------------------------------------------
Interest income:
Loans receivable, net                         $1,123     $  790     $1,913     $4,055   $  (869)    $3,186
Mortgage-backed securities                        (7)       624        617      1,727      (253)     1,474
Investment securities                           (816)       350       (466)      (123)     (149)      (272)
Other interest-earning assets                   (525)       147       (378)    (1,226)      281       (945)
                                         ------------------------------------------------------------------
Total interest-earning assets                   (225)     1,911      1,686      4,433      (990)     3,443
                                         ------------------------------------------------------------------
Interest expense:
Deposits                                        (221)       658        437     (1,186)   (1,566)    (2,752)
Advances from the FHLB and borrowings            188        322        510      4,848      (317)     4,531
                                         ------------------------------------------------------------------
Total interest-bearing liabilities               (33)       980        947      3,662    (1,883)     1,779
                                         ------------------------------------------------------------------
Net change in net interest income             $ (192)      $931       $739    $   771   $   893     $1,664
                                         ==================================================================

Comparison of Years Ended December 31, 2000 and December 31, 1999

Net Income. Net income was $4.482 million for the fiscal year ended December 31, 2000, an increase of $60,000 compared with the year ended December 31, 1999.

While net income is essentially unchanged from 1999, the Corporation's basic earnings per share increased by 10% to $1.76 per share during 2000 due to the 84,706 net decrease in shares outstanding during the year. This decrease occurred as a result of the Corporation's share repurchases during 2000 which resulted in the repurchase of 138,112 shares of common stock, less 41,250 shares issued as a result of stock option exercises and less 12,156 shares allocated to employee stock ownership plan participants at year end.

Total Interest Income. For the year ended December 31, 2000, total interest income increased to $48.7 million compared to $47.0 million from the year ended December 31, 1999. The $1.7 million increase in interest income was mainly the result of a $14.3 million increase in the average balance of loans receivable combined with a 27 basis point increase in the average rate paid on such loans. This rate increase is the result of the Corporation's loan origination and purchase activities during 2000, a period during which market interest rates, and thus the interest rates on new loans closed and purchased, were higher than those on the Corporation's existing portfolio.

Interest income also increased due to a 23 basis point increase in the average interest rate on mortgage-backed securities. This rate increase also is the result of the Corporation's securities purchases during 2000, a period in which market interest rates on new purchases exceeded those interest rates on the Corporation's existing mortgage-backed securities.

Total Interest Expense. Total interest expense increased to $28.9 million for the year ended December 31, 2000. This increase is mainly the result of higher market interest rates during the period and, consequently, higher rates paid on the Corporation's new certificates of deposit and borrowings.


Allowance for Loan Losses. The allowance for loan losses was approximately $1.7 million at December 31, 2000 and $1.9 million at December 31, 1999. Non-performing loans were approximately $1.5 million at December 31, 2000 compared to $1.4 million a year earlier. Charge-off's were $613,000 during 2000 compared to $292,000 during 1999. The increase in charge-off's during 2000 is largely the result of a one-time, comprehensive review of the Corporation's student loan portfolio. At December 31, 2000 the allowance for loan losses was 116.0% of non-performing loans as compared to 145.6% of non-performing loans at December 31, 1999. While management maintains Third Federal's allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income was $1.4 million during 2000 compared with $1.6 million during 1999. During 1999 the Corporation recorded a one-time gain of $350,000 on the sale of real estate held for investment compared to no such gain during 2000.

Non-interest Expense. Total non-interest expense increased by $875,000 during 2000 compared to 1999. This increase occurred mainly from $569,000 increase in employee compensation and benefits, the result of the full year effect of two new branch offices, lending, sales and support staff associated with the expansion of the Corporation's retail banking facilities throughout 1999 and early 2000. In addition, during 2000 the Corporation intentionally increased its advertising expenditures by $391,000 and decreased by $333,000 expenditures related to the use of outside professional services for special projects.

Income Tax Expense. The Corporation's effective tax rate was 30.5% during 2000 compared to 35.1% during 1999. The decrease occurred as a result of certain tax reduction efforts initiated during 1998 and 1999.


Comparison of Years Ended December 31, 1999 and December 31, 1998

Net Income. Net income was $4.4 million for the fiscal year ended December 31, 1999, an increase of $384,000 or 9.5% compared with the year ended December 31, 1998.

The increase in earnings is mainly the result of a $1.7 million increase in net interest income, offset by an increase of $240,000 in the provision for possible loan losses, and a $807,000 increase in non-interest expenses. In addition, during 1998 the Corporation recorded $208,000 (after tax) income related to the adoption of Statement of Financial Accounting Standards No. 133, while no such income was recorded during 1999.

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


Allowance for Loan Losses. The allowance for loan losses was approximately $1.9 million at December 31, 1999 and 1998. Non-performing loans were approximately $1.4 million at December 31,

1999 compared to $1.6 million a year earlier. Charge-off's were $292,000 during 1999 compared to $180,000 during 1998. At December 31, 1999 the allowance for loan losses was 145.6% of non-performing loans as compared to 119.2% of non-performing loans at December 31, 1998. While management maintains Third Federal's allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income was $1.6 million during 1999 compared with $1.5 million during 1998. The 1999 gains included $350,000 related to the Corporation's real estate held for investment. During 1998, the Corporation recorded a total of $440,000 from the sales of loans and securities, while there were no such gains recorded during 1999.

Non-interest Expense. Total non-interest expense increased by $807,000 during 1999 compared to 1998. This increase occurred mainly from $569,000 increase in employee compensation and benefits, the result of a new branch office, lending, sales and support staff associated with the expansion of the Corporation's retail banking facilities. In addition, during 1998, the Corporation ceased outsourcing its information technology needs, resulting in a shift of expenses out of data processing and into other non-interest expense categories.

Income Tax Expense. The Corporation's effective tax rate was 35.1% during 1999 compared to 39.6% during 1998. The decrease occurred as a result of certain tax reduction efforts initiated during 1998.


Liquidity and Capital Resources

         Liquidity. The Savings Bank's liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Savings Bank's primary sources of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal. During the past several years, the Savings Bank has used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, repurchase its common stock, and increase the Savings Bank's, along with the Corporation's, liquidity. The Savings Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank. As of December 31, 2000, such borrowed funds totaled $244.9 million. Loan prepayments, maturing investments and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition.

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

The Savings Bank was in compliance with all of its liquidity requirements at December 31, 2000.

           The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2001, is approximately $126.2 million. To the extent that these deposits do not remain at the Savings Bank upon maturity, the Savings Bank believes that it can replace these funds with deposits, excess liquidity, FHLB advances or other borrowings. It has been the Savings Bank's experience that substantial portions of such maturing deposits remain at the Savings Bank.

           At December 31, 2000, the Savings Bank had outstanding commitments to originate loans or fund unused lines of credit of $42.5 million. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 2000, the Savings Bank had no outstanding commitments to sell loans.

            Capital. Under current regulations, the Savings Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 2000, the Savings Bank met its three regulatory capital requirements.

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


ASSET AND LIABILITY MANAGEMENT


The Savings Bank has established an Asset/Liability Management Committee (ALCO) for the purpose of monitoring and managing market risk, which is defined as the risk of loss of net interest income or economic value arising from changes in market rates and prices.

The type of market risk which most affects the Corporation's financial instruments is interest rate risk, which is best quantified by measuring the change in net interest income that would occur under specific changes in interest rates. Substantially all of the Savings Bank's interest bearing assets and liabilities are exposed to interest rate risk. Loss of economic value is measured using reports generated by the OTS wherein the current market value of portfolio equity, or economic value, is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. Gap reports are used to measure the amount of, and expected change during a one-year forward period, the net amount of assets and liabilities repricing, pre-paying and maturing during future periods.

         Because the Corporation's bank subsidiary is a savings bank and is regulated by the OTS, it has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk.

         Interest Rate Risk Measurements. In order to measure interest rate risk internally, the Corporation uses computer programs which enable it to simulate the changes that will occur to the Savings Bank's net interest income ("NII") over several interest rate scenarios which are developed by "shocking" market interest rates (i.e. moving them immediately and permanently) up and down in 100 basis point increments from their current levels, and by "ramping" interest rates in such a manner as to adversely affect the Savings Bank's simulated net interest income. In addition to the level of interest rates, the most critical assumption regarding the estimated amount of the Savings Bank's NII is the expected prepayment speed of the Savings Bank's 1-4 family residential loans, and related mortgage backed securities, the book value of which comprises approximately 61% of the Corporation's total assets. For this prepayment speed assumption the Corporation uses median expected prepayment speeds which are obtained from a reliable third party source. The Corporation also incorporates into its simulations the effects of the interest rate caps and interest rate floors that are part of the majority of the Savings Bank's variable rate loans.


The Corporation uses its business planning forecast as the basis for its NII simulations. Therefore, planned business activities are incorporated into the measurement horizon. Such activities include assumptions about substantial new loan and deposit volumes, the pricing of loan and deposit products, and other assumptions about future activities that may or may not be realized. In order to quantify the Corporation's NII exposure, the Corporation focuses on the simulation of net interest income in the "shocked up 200 basis points" scenario. The Corporation also uses the results of the OTS model's forecast of market value of portfolio equity under different interest rate scenarios. In addition, the Corporation prepares current period and one-year forward "gap" reports in order to show potential mis-matches of repricing or cash flows from the
Corporation's current and projected interest rate sensitive assets and liabilities. ALCO evaluates the simulation results, the OTS model results and the "gap" reports and makes adjustments to the Savings Bank's planned activities if in its view there is a need to do so.


At December 31, 2000, the change in net interest income over a one-year horizon using simulation methodologies was a $600,000 or a 3.1% decrease in expected net interest income. The market value of portfolio equity decreased by $16.4 million in the "up 200 basis points" interest rate scenario, and the Corporation estimated its one-year negative gap (i.e. liabilities repricing/maturing in excess of assets repricing/maturing) to be $57.3 million. However, these measurements are highly subjective in nature and are not intended to be a forecast interest income or economic value under any rate scenario for the year 2001 or for any other period.

Impact of Inflation and Changing Prices

         The consolidated financial statements and related data have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation.

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

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors
TF Financial Corporation


         We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the following consolidated financial statements present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/Grant Thornton LLP


Philadelphia, Pennsylvania
January 25, 2001

                    TF Financial Corporation and Subsidiaries

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                                                                  December 31,
                  ASSETS                                                                   2000              1999
                                                                                       ------------      ------------
                                                                                             (in thousands)
Cash and cash equivalents                                                               $ 10,618         $  16,715
Certificates of deposit in other financial institutions                                      191               847
Investment securities available for sale - at fair value                                  18,865            21,930
Investment securities held to maturity (fair value of $61,919 and
    $64,538 as of December 31, 2000 and 1999, respectively)                               63,461            66,760
Mortgage-backed securities available for sale - at fair value                             97,914           132,515
Mortgage-backed securities held to maturity (fair value of $133,458
    and $154,188 as of December 31, 2000 and 1999, respectively)                         135,142           159,888
Loans receivable, net                                                                    361,806           287,979
Federal Home Loan Bank stock - at cost                                                    13,042            13,042
Accrued interest receivable                                                                5,523             4,958
Premises and equipment, net                                                                9,410             9,177
Goodwill and other intangible assets, net                                                  5,809             6,570
Other assets                                                                               1,516             1,493
                                                                                       ---------         ---------
                  TOTAL ASSETS                                                         $ 723,297         $ 721,874
                                                                                       =========         =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits                                                                           $ 400,851          $401,698
    Advances from the Federal Home Loan Bank                                             244,859           248,533
    Other borrowings                                                                      14,962            15,766
    Advances from borrowers for taxes and insurance                                        1,158             1,198
    Accrued interest payable                                                               4,670             3,749
    Other liabilities                                                                      3,688             2,483
                                                                                       ---------         ---------
                Total liabilities                                                        670,188           673,427
                                                                                       ---------         ---------
Stockholders' equity
    Preferred stock, no par value; 2,000,000 shares authorized
        at December 31, 2000 and 1999, none issued                                             -                 -
    Common stock, $0.10 par value; 10,000,000 shares authorized,
        5,290,000 shares issued, 2,491,454 and 2,576,160 shares
        outstanding at December 31, 2000 and 1999, respectively,
        net of shares in treasury:  2000 - 2,534,088; 1999 - 2,437,226                       529               529
    Retained earnings                                                                     51,604            48,760
    Additional paid-in capital                                                            52,161            52,076
    Unearned ESOP shares                                                                  (2,644)           (2,766)
    Shares acquired by MSBP                                                                   (4)              (71)
    Treasury stock - at cost                                                             (48,173)          (46,996)
    Accumulated other comprehensive loss                                                    (364)           (3,085)
                                                                                       ---------         ---------
                  Total stockholders' equity                                              53,109            48,447
                                                                                       ---------         ---------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 723,297         $ 721,874
                                                                                       =========         =========

The accompanying notes are an integral part of these statements.

                   TF Financial Corporation and Subsidiaries

                       CONSOLIDATED STATEMENTS OF EARNINGS

                             Year ended December 31,


                                                                          2000             1999              1998
                                                                      ------------     ------------      ------------
                                                                          (in thousands, except per share data)
Interest income
    Loans, including fees                                            $  23,756         $  21,843         $  18,657
    Mortgage-backed securities                                          18,449            17,831            16,357
    Investment securities                                                6,180             6,646             6,918
    Interest-bearing deposits and other                                    323               702             1,647
                                                                     ---------         ---------         ---------
           TOTAL INTEREST INCOME                                        48,708            47,022            43,579
                                                                     ---------         ---------         ---------
Interest expense
    Deposits                                                            15,082            14,645            17,397
    Borrowings                                                          13,839            13,329             8,798
                                                                     ---------         ---------         ---------
           TOTAL INTEREST EXPENSE                                       28,921            27,974            26,195
                                                                     ---------         ---------         ---------
           NET INTEREST INCOME                                          19,787            19,048            17,384
Provision for possible loan losses                                         410               300                60
                                                                     ---------         ---------         ---------
           NET INTEREST INCOME AFTER PROVISION
               FOR POSSIBLE LOAN LOSSES                                 19,377            18,748            17,324
                                                                     ---------         ---------         ---------
Non-interest income
    Gain on sale of real estate held for investment                          -               350                 -
    Gain on sale of investment and mortgage-backed securities               46               -                 349
    Gain on sale of loans                                                   33               -                  91
    Service fees, charges and other operating income                     1,353             1,239             1,095
                                                                     ---------         ---------         ---------
           TOTAL NON-INTEREST INCOME                                     1,432             1,589             1,535
                                                                     ---------         ---------         ---------
Non-interest expense
    Employee compensation and benefits                                   7,339             6,770             6,201
    Occupancy and equipment                                              2,392             2,055             1,854
    Federal deposit insurance premium                                       85               258               275
    Data processing                                                         14                19               459
    Professional fees                                                      385               718               554
    Advertising                                                            711               320               333
    Other operating                                                      2,717             2,568             2,161
    Amortization of goodwill and other intangible assets                   761               821               885
                                                                     ---------         ---------         ---------
           TOTAL NON-INTEREST EXPENSE                                   14,404            13,529            12,722
                                                                     ---------         ---------         ---------
           INCOME BEFORE INCOME TAXES AND
               CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    6,405             6,808             6,137
Income taxes                                                             1,923             2,386             2,307
                                                                     ---------         ---------         ---------
           INCOME BEFORE CUMULATIVE EFFECT OF
               ACCOUNTING CHANGE                                         4,482             4,422             3,830
Cumulative effect of accounting change                                       -                 -               208
                                                                     ---------         ---------         ---------
           NET INCOME                                                $   4,482         $   4,422         $   4,038
                                                                     =========         =========         =========
Earnings per share - basic                                           $    1.76         $    1.60         $    1.39
                                                                     =========         =========         =========
Earnings per share - diluted                                         $    1.71         $    1.52         $    1.26
                                                                     =========         =========         =========

The accompanying notes are an integral part of these statements.

                              TF Financial Corporation and Subsidiaries

                      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                            Years ended December 31, 2000, 1999 and 1998

                                  (in thousands, except share data)

                                                                                                     Accumu
                                                                                                     lated
                              Common stock        Addi-                                              other
                         -----------------------  tional  Unearned    Shares                         compre-              Compre-
                                          Par     paid-in   ESOP    acquired by  Treasury   Retained hensive              hensive
                           Shares        value    capital  shares       MSBP       stock    earnings  (loss)   Total      income
                         ---------      --------  -------  -------   -------     --------   -------- -------  -------   -----------
Balance at
  January 1, 1998        2,886,251      $    529  $51,775  $(3,010)    $(895)    $(41,649)  $43,176   $ 169   $50,095
Allocation of ESOP
  shares                    12,233             -      166      122         -            -         -       -       288
Amortization of MSBP
  expense                        -             -       33        -       427            -         -       -       460
Purchase of treasury
  stock                    (50,000)            -      (17)       -         -         (924)        -       -      (941)
Cash dividends -
  common stock                   -             -        -        -         -            -    (1,387)      -    (1,387)
Exercise of options          9,448             -        -        -         -          187       (65)      -       122
Other comprehensive
  loss, net of
  reclassification
  adjustments
  and taxes                      -             -        -        -         -            -         -     (15)      (15)      $   (15)
Net income for the
  year ended
  December 31, 1998              -             -        -        -         -            -     4,038       -     4,038         4,038
                         ---------      --------    -----  -------     -----     --------   ------- -------   -------       -------
Comprehensive income                                                                                                        $ 4,023
                                                                                                                            =======
Balance at
  December 31, 1998      2,857,932           529   51,957   (2,888)     (468)     (42,386)   45,762     154    52,660
Allocation of ESOP
  shares                    12,156             -       86      122         -            -         -       -       208
Amortization of MSBP
  expense                        -             -       33        -       397            -         -       -       430
Purchase of treasury
  stock                   (303,578)            -        -        -         -       (4,800)        -       -    (4,800)
Cash dividends on
  common stock                   -             -        -        -         -            -    (1,359)      -    (1,359)
Exercise of options          9,650             -        -        -         -          190       (65)      -       125
Other comprehensive
  loss, net of taxes             -             -        -        -         -            -         -  (3,239)   (3,239)       (3,239)
Net income for the
  year ended
  December 31, 1999              -             -        -        -         -            -     4,422       -     4,422         4,422
                         ---------     ---------  -------  -------    ------     --------  -------- -------   -------       -------
Comprehensive income                                                                                                        $ 1,183
                                                                                                                            =======
Balance at
  December 31, 1999      2,576,160           529   52,076   (2,766)      (71)     (46,996)   48,760  (3,085)   48,447


                                                                   (Continued)

                         TF Financial Corporation and Subsidiaries

                       Years ended December 31, 2000, 1999 and 1998

                             (in thousands, except share data)

                                                                                                      Accumu
                                                                                                      lated
                              Common stock        Addi-                                               other
                         -----------------------  tional  Unearned    Shares                          compre-                Compre-
                                          Par     paid-in   ESOP    acquired by  Treasury   Retained  hensive                hensive
                           Shares        value    capital  shares       MSBP       stock    earnings   (loss)     Total      income
                         ---------      --------  -------  -------   -------     --------   --------  -------    -------   ---------
Balance at
  December 31, 1999      2,576,160      $    529  $52,076  $(2,766)    $ (71)    $(46,996)  $48,760   $(3,085)  $48,447
Allocation of ESOP
  shares                    12,156             -       52      122         -            -         -         -       174
Amortization of MSBP
  expense                        -             -       33        -        67            -         -         -       100
Purchase of treasury
  stock                   (138,112)            -        -        -         -       (1,972)        -         -    (1,972)
Cash dividends on
  common stock                   -             -        -        -         -            -    (1,326)        -    (1,326)
Exercise of stock
  options                   41,250             -        -        -         -          795      (312)        -       483
Other comprehensive
  income, net of
  reclassification
  adjustments and
  taxes                          -             -        -        -         -            -         -     2,721     2,721     $2,721
Net income for the
  year ended
  December 31, 2000              -             -        -        -         -            -     4,482         -     4,482      4,482
                         ---------      --------  -------  -------     -----     --------   -------   -------   -------     ------
Comprehensive income                                                                                                        $7,203
                                                                                                                            ======
Balance at
  December 31, 2000      2,491,454    $      529  $52,161  $(2,644)    $  (4)    $(48,173)  $51,604   $  (364)  $53,109
                         ========= =============  =======  =======     =====     ========   =======   =======   =======

                  The accompanying notes are an integral part of this statement.

                    TF Financial Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                                                          2000             1999              1998
                                                                      ------------     ------------      ------------
                                                                                     (in thousands)
OPERATING ACTIVITIES
    Net income                                                        $  4,482         $   4,422         $   4,038
    Adjustments to reconcile net income to net cash provided
           by operating activities
        Amortization of
           Mortgage loan servicing rights                                   13                14                16
           Deferred loan origination fees                                 (119)              (75)             (118)
           Premiums and discounts on investment securities, net             65                36               100
           Premiums and discounts on mortgage-backed securities
               and loans, net                                             (544)              607               705
           Goodwill and other intangibles                                  761               821               677
        Deferred income taxes                                             (122)               99              (135)
        Provision for loan losses and provision for losses on real estate  459               306                60
        Depreciation of premises and equipment                           1,040               903               847
        Stock-based benefit programs                                       274               637               748
        Gain on sale of
           Investment securities                                           (46)              -                (681)
           Real estate acquired through foreclosure                        (48)               (5)              (44)
           Sale of real estate held for investment                           -              (350)              -
           Mortgage loans                                                  (33)              -                 (91)
        (Increase) decrease in
           Accrued interest receivable                                    (565)             (400)             (601)
           Other assets                                                   (283)             (210)               30
        Increase (decrease) in
           Accrued interest payable                                        921              (417)            1,696
           Other liabilities                                              (122)           (2,822)            1,338
                                                                   ------------        ---------         ---------
               NET CASH PROVIDED BY OPERATING
                   ACTIVITIES                                            6,133             3,566             8,585
                                                                   -----------         ---------         ---------
INVESTING ACTIVITIES
    Loan originations and principal payments on loans, net              (2,831)           35,634            30,983
    Principal repayments on mortgage-backed securities
        held to maturity                                                24,827            56,448            60,899
    Principal repayments on mortgage-backed securities available
        for sale                                                        11,925            20,258            19,292
    Purchases of loans                                                 (72,990)          (83,643)          (40,708)
    Proceeds from loan sales                                             1,669               -              19,496
    Purchases and maturities of certificates of deposit in other
        financial institutions, net                                        656             1,391               499
    Purchases of investment and mortgage-backed securities
        held to maturity                                               (96,595)         (189,650)         (293,959)
    Purchase of investment securities and mortgage-backed
        securities available for sale                                  (11,508)         (108,882)         (251,164)

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                             Year ended December 31,

                                                                         2000             1999              1998
                                                                      ------------     ------------      ------------
                                                                                      (in thousands)
    Purchase and maturities of securities purchased under
        agreement to resell, net                                      $      -         $     -           $  10,000
    Proceeds from maturities of investment securities
        held to maturity                                                99,726           174,104           123,842
    Proceeds from maturities of investment securities
        available for sale                                                   -             6,000           223,376
    Proceeds from the sale of investment and mortgage-backed
        securities available for sale                                   41,892             3,145            37,373
    Purchase of Federal Home Loan Bank stock                                 -            (3,874)           (4,250)
    Sale (purchase) of real estate held for investment                       -             2,698            (2,348)
    Proceeds from sales of real estate acquired through foreclosure        452               195               246
    Purchase of premises and equipment                                  (1,273)           (1,063)           (1,975)
                                                                      --------         ---------          --------
               NET CASH USED IN
                     INVESTING ACTIVITIES                               (4,050)          (87,239)          (68,398)
                                                                      --------         ---------          --------
FINANCING ACTIVITIES
    Net decrease in demand deposit/NOW accounts, passbook
        savings accounts and certificates of deposit                      (847)          (37,215)          (11,516)
    Net increase (decrease) in advances from Federal Home
        Loan Bank                                                       (3,674)           85,174            75,000
    Net increase (decrease) in securities sold under
        agreements to repurchase                                          (804)           15,766                 -
    Net decrease in advances from borrowers for taxes and insurance        (40)               (6)             (387)
    Treasury stock acquired                                             (1,972)           (4,800)             (941)
    Exercise of stock options                                              483               125               122
    Common stock dividends paid                                         (1,326)           (1,359)           (1,387)
                                                                      --------         ---------          --------
               NET CASH PROVIDED BY (USED IN)
                     FINANCING ACTIVITIES                               (8,180)           57,685            60,891
                                                                      --------         ---------          --------
               NET INCREASE (DECREASE) IN CASH AND
                     CASH EQUIVALENTS                                   (6,097)          (25,988)            1,078
Cash and cash equivalents at beginning of year                          16,715            42,703            41,625
                                                                      --------         ---------          --------
Cash and cash equivalents at end of year                              $ 10,618         $  16,715          $ 42,703
                                                                      ========         =========          ========
Supplemental disclosure of cash flow information
    Cash paid for
        Interest on deposits and advances                             $ 28,122         $  28,391          $ 24,498
        Income taxes                                                  $  1,675         $   1,940          $  2,651
    Non-cash transactions
        Transfers from loans to real estate acquired through
           foreclosure                                                $    127         $     434          $    159

The accompanying notes are an integral part of these statements.

                    TF Financial Corporation and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2000 and 1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    TF Financial Corporation (TF Financial) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiaries, Third Federal Savings Bank (Third Federal or the Bank) and TF Investments Corporation (TF Investments). Third Federal is a federally chartered-stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution that conducts operations from its main office in Newtown, Pennsylvania, eleven full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and four full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

    The Bank is subject to regulations of certain state and federal agencies and, accordingly, those regulatory authorities periodically examine it. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

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

    The accounting policies of the Corporation conform to accounting principles generally accepted in the United States of America (US GAAP) and predominant practices within the banking industry. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting policies are summarized below.

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

    3.  Investment and Mortgage-Backed Securities
        -----------------------------------------

    The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Corporation classifies its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading, or available for sale. The Corporation does not presently engage in security trading activities.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

    In June 1998, the SFAS No. 133, ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities" as amended in June, 1999 by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June, 2000, by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS 133). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. On October 1, 1998, the Corporation adopted SFAS No.
    133. Concurrent with the adoption, the Corporation transferred $23,198,000 of mortgage-backed securities from the held to maturity category to the available for sale category and recorded $349,000, net of taxes, of unrealized holding gains in other comprehensive income. The Corporation also transferred $19,671,000 of mortgage-backed securities to the trading category and reported a cumulative effect adjustment of $208,000, net of taxes, resulting from the accounting change.

    Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119") requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS 119 at December 31, 2000, 1999 or 1998.


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

    Management's periodic evaluation of the adequacy of the loan loss allowance is based on the Bank's historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Actual losses may be higher or lower than historical trends, which vary. The allowance for loan losses is increased by charges to income and decreased by charge-off's (net of recoveries).

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

    6.  Goodwill and Other Intangible Assets
        ------------------------------------

    The Bank acquired three Mercer County, New Jersey offices and related deposits of Cenlar Federal Savings Bank. The Bank assumed $137.6 million in deposits in exchange for $126.5 million in cash. As a result of the acquisition, the Bank recorded core deposit intangible of $2.9 million and goodwill of $6.6 million. The core deposit intangible acquired is being amortized on an accelerated basis over 10 years. The goodwill acquired is being amortized on a straight-line basis over 15 years. Amortization expense for 2000, 1999 and 1998 was $761,000, $819,000 and $677,000, respectively.

    The Corporation accounts for impairment of assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles, and how to value long-lived assets to be disposed of. No impaired assets existed at December 31, 2000 and 1999.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


    7.  Transfers of Financial Assets
        -----------------------------

    The Corporation accounted for the transfer of financial assets in accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125. SFAS No. 125 applies a control-oriented, financial components approach to financial asset transfer transactions whereby the Corporation: (1)
    recognizes the financial and servicing assets it controls and the liabilities it has incurred; (2) derecognizes financial assets when control has been surrendered; and (3) derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership; (ii) the transferee has the right to pledge or exchange the transferred assets or is a qualifying special-purpose entity, and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which entitles it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Corporation accounts for the transfer as a secured borrowing.

    In September 2000, the Financial Accounting Standards Board issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replacing SFAS No. 125. This new statement revises the standard for accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The new standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and reclassification of collateral and for disclosures relating to securitizations transactions and collateral this statement is effective for fiscal years ending after December 15, 2000 with earlier application not allowed and is to be applied prospectively. Management does not expect this new standard to have a material impact upon the Company's consolidated financial statements.


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

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

    The corporation follows SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 revises employers'
    disclosures about pension and other postretirement benefit plans. It eliminates certain disclosures and requires additional information about changes in the benefit obligation and the fair values of plan assets. The financial statement disclosures have been revised to reflect the provisions of SFAS No. 132.

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

    11.  Earnings Per Share
         ------------------

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

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    12.  Comprehensive Income
         --------------------

    On January 1, 1998, the Corporation adopted SFAS No. 130, Reporting Comprehensive Income. SFAS 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Corporation's other comprehensive income consists of net unrealized gains and losses on investment securities available for sale. Comprehensive income for 2000, 1999 and 1998 was $7,203,000, $1,183,000, and $4,023,000, respectively. The components of other comprehensive income (loss) are as follows:

                                                                                   December 31, 2000
                                                                     -----------------------------------------------
                                                                                           Tax
                                                                     Before tax        (expense)         Net of tax
                                                                        amount           benefit           amount
                                                                     -----------      -------------     -----------
                                                                                     (in thousands)
       Unrealized gains on securities
          Unrealized holding gains arising during period             $  4,165         $   (1,414)          $  2,751
       Reclassification adjustment for gains realized
          in net income                                                   (46)                16                (30)
                                                                     ---------        ----------           --------
       Other comprehensive income, net                               $  4,119         $   (1,398)          $  2,721
                                                                     ========         ==========           ========

                                                                                   December 31, 1999
                                                                     -----------------------------------------------
                                                                                           Tax
                                                                     Before tax        (expense)         Net of tax
                                                                        amount           benefit           amount
                                                                     -----------      -------------     -----------
                                                                                     (in thousands)
       Unrealized losses on securities
          Unrealized holding losses arising during period           $  (4,927)         $   1,688         $  (3,239)
                                                                    ---------          ---------         ---------
       Other comprehensive loss, net                                $  (4,927)         $   1,688         $  (3,239)
                                                                    =========          =========         =========

                                                                                   December 31, 1998
                                                                     -----------------------------------------------
                                                                                           Tax
                                                                     Before tax        (expense)         Net of tax
                                                                        amount           benefit           amount
                                                                     -----------      -------------     -----------
                                                                                     (in thousands)
       Unrealized gains on securities
          Unrealized holding gains arising during period            $     324         $     (126)       $      198
       Reclassification adjustment for gains realized
          in net income                                                  (349)               136              (213)
                                                                    ---------         ----------        ----------

       Other comprehensive income, net                              $     (25)        $       10        $      (15)
                                                                    =========         ==========        ==========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    13.  Segment Reporting
         ------------------

         On January 1, 1998, the Corporation adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and holds assets, and about major customers, regardless of whether that information is used in making operating decisions.

    The Corporation has one reportable segment, "Community Banking." All of the Corporation's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Corporation supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment or unit.

    14.  Reclassifications
         -----------------

    Certain prior year amounts have been reclassified to conform to the current period presentation.

NOTE B - CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of the following:

                                                                                   December 31,
                                                                         -------------------------------
                                                                             2000              1999
                                                                         ------------      -------------
                                                                                 (in thousands)

           Cash and due from banks                                       $    8,744         $  11,578
           Interest-bearing deposits in other financial institutions          1,774             5,037
           Federal funds sold                                                   100               100
                                                                         ----------         ---------
                                                                         $   10,618         $  16,715
                                                                         ==========         =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE C - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

    The Bank enters into purchases of securities under agreements to resell substantially identical securities. There were no outstanding securities purchased under agreements to resell at December 31, 2000 or 1999.

    The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the consolidated statements of financial position. The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. Securities purchased under agreements to resell averaged $0 and $1.4 million during 2000 and 1999, respectively, and the maximum amounts outstanding at any month-end during 2000 and 1999 were $0 and $10.3 million, respectively.

NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The amortized cost, gross unrealized gains and losses, and fair value of the Corporation's investment and mortgage-backed securities at December 31, 2000 and 1999, are summarized as follows:

                                                                             December 31,  2000
                                                   ----------------------------------------------------------------
                                                                        Gross            Gross
                                                    Amortized        unrealized       unrealized          Fair
                                                       cost             gains            losses           value
                                                   ---------------   -------------    ------------      -----------
                                                                           (in thousands)
        Investment securities held to maturity
           U.S. Government and federal agencies    $   52,499     $         11     $      (1,494)     $     51,016
           State and political subdivisions             5,958              133              (112)            5,979
           Corporate debt securities                    5,004                -               (80)            4,924
                                                   ----------     ------------     --------------     ------------
                                                       63,461              144            (1,686)           61,919
        Mortgage-backed securities
           held to maturity                           135,142              339            (2,023)          133,458
                                                   ----------     ------------     --------------     ------------

                                                   $  198,603     $        483     $      (3,709)     $    195,377
                                                   ==========     ============     ==============     ============

        Investment securities available for sale
           U.S. Government and federal agencies    $   12,003     $          -     $         (36)     $     11,967
           Corporate debt securities                    6,034                -               (30)            6,004
           Mutual funds                                   500                -                (6)              494
           Other                                          500                -              (100)              400
                                                   ----------     ------------     --------------     ------------
                                                       19,037                -              (172)           18,865
        Mortgage-backed securities
           available for sale                          98,298              173              (557)           97,914
                                                   ----------     ------------     --------------     ------------
                                                   $  117,335     $        173     $        (729)     $    116,779
                                                   ==========     ============     ==============     ============

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                                           December 31, 1999
                                                   --------------------------------------------------------------
                                                                       Gross          Gross
                                                   Amortized       unrealized       unrealized           Fair
                                                      cost             gains          losses             value
                                                   ----------      -------------    ------------      -----------
                                                                         (in thousands)
        Investment securities held to maturity
           U.S. Government and federal agencies     $  57,455     $       12        $   (1,967)        $  55,500
           State and political subdivisions             4,284             22              (138)            4,168
           Corporate debt securities                    5,021              -              (151)            4,870
                                                    ---------     ----------        ----------         ---------
                                                       66,760             34            (2,256)           64,538
        Mortgage-backed securities
           held to maturity                           159,888            159            (5,859)          154,188
                                                    ---------     ----------        ----------         ---------

                                                    $ 226,648     $      193        $   (8,115)        $ 218,726
                                                    =========     ==========        ==========         =========

        Investment securities available for sale
           U.S. Government and federal agencies     $  11,994     $        -        $     (436)        $  11,558
           State and political subdivisions             3,783              -               (87)            3,696
           Corporate debt securities                    6,053              -              (220)            5,833
           Mutual funds                                   500              -                (7)              493
           Other                                          500              -              (150)              350
                                                   ----------     ----------        ----------         ---------
                                                       22,830              -              (900)           21,930
        Mortgage-backed securities
           available for sale                         136,291             16            (3,792)          132,515
                                                   ----------     ----------        ----------         ---------
                                                   $  159,121     $       16        $   (4,692)        $ 154,445
                                                   ==========     ==========        ==========         =========

    Gross realized gains were $151,000, $-0- and $379,000 for the years ended December 31, 2000, 1999 and 1998, respectively. These gains resulted from the sale of investment and mortgage-backed securities of $18.9 million, $3.1 million and $31.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

    Gross realized losses were $105,000, $-0- and $30,000 for the years ended December 31, 2000, 1999 and 1998, respectively. These losses resulted from the sale of investment and mortgage-backed securities of $23.0 million, $-0-and $5.9 million for the years ended December 31, 2000, 1999 and 1998, respectively.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999

NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

     The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

                                                                          December 31, 2000
                                                   -------------------------------------------------------------------
                                                            Held to maturity                  Available for sale
                                                   --------------------------------   --------------------------------
                                                   Amortized              Fair        Amortized              Fair
                                                      cost                value          cost                value
                                                   ---------------   --------------   --------------    --------------
                                                                           (in thousands)
        Investment securities
           Due in one year or less                 $    5,004        $   4,924        $    1,003        $      897
           Due after one year through five years       45,329           44,044            16,034            15,969
           Due after five years through 10 years       10,859           10,736             2,000             1,999
           Due after 10 years                           2,269            2,215                 -                 -
                                                   ----------        ---------        ----------        -----------
                                                       63,461           61,919            19,037            18,865
       Mortgage-backed securities                     135,142          133,458            98,298            97,914
                                                   ----------        ---------        ----------        -----------
                                                   $  198,603        $ 195,377        $  117,335        $  116,779
                                                   ==========        =========        ==========        ==========

    The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

                                                                                        December 31, 2000
                                                   ------------------------------------------------------------------
                                                                          Gross           Gross
                                                   Amortized           unrealized       unrealized         Fair
                                                        cost              gains           losses           value
                                                   ---------------   -------------    ------------      -------------
                                                                            (in thousands)
       Mortgage-backed securities held to
             maturity
         FHLMC certificates                        $   45,971         $    251        $     (420)       $   45,802
         FNMA certificates                             20,756               26              (378)           20,404
         GNMA certificates                             41,090               48              (620)           40,518
         Real estate mortgage investment conduit       27,043               14              (603)           26,454
         Other mortgage-backed securities                 282                -                (2)              280
                                                   ----------         --------        -----------       ----------
                                                   $  135,142         $    339        $   (2,023)       $  133,458
                                                   ==========         ========        ===========       ==========
       Mortgage-backed securities available for
             sale
         FHLMC certificates                        $    1,419         $     17        $       (5)       $    1,431
         FNMA certificates                             26,097               16              (434)           25,679
         GNMA certificates                              7,593                -               (32)            7,561
         Real estate mortgage investment conduit       63,189              140               (86)           63,243
                                                   ----------         --------        ----------        ----------
                                                   $   98,298         $    173        $     (557)       $   97,914
                                                   ==========         ========        ===========       ==========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999


NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                                                        December 31, 1999
                                                   ------------------------------------------------------------------
                                                                       Gross            Gross
                                                   Amortized         unrealized       unrealized           Fair
                                                        cost           gains            losses             value
                                                   ---------------   -------------    ------------      -------------
                                                                            (in thousands)
       Mortgage-backed securities held to
             maturity
         FHLMC certificates                        $   52,625     $         94        $   (1,742)       $   50,977
         FNMA certificates                             24,983               28            (1,066)           23,945
         GNMA certificates                             46,651               37            (2,011)           44,677
         Real estate mortgage investment conduit       35,271                -            (1,036)           34,235
         Other mortgage-backed securities                 358                -                (4)              354
                                                   ----------     ------------        ----------        ----------
                                                   $  159,888     $        159        $   (5,859)       $  154,188
                                                   ==========     ============        ==========        ==========
       Mortgage-backed securities available for
             sale
         FHLMC certificates                        $    7,331     $          5        $     (103)       $    7,233
         FNMA certificates                             29,780               10            (1,827)           27,963
         GNMA certificates                              8,759                -              (421)            8,338
         Real estate mortgage investment conduit       90,421                1            (1,441)           88,981
                                                   ----------     ------------         ---------        ----------
                                                   $  136,291     $         16         $  (3,792)       $  132,515
                                                   ==========     ============         =========        ==========

    Investment securities having an aggregate amortized cost of approximately $21.0 million and $5.0 million were pledged to secure public deposits at December 31, 2000 and 1999, respectively.

    There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity.

NOTE E - LOANS RECEIVABLE

    Loans receivable are summarized as follows:

                                                                                                December 31,
                                                                                      -------------------------------
                                                                                          2000              1999
                                                                                      ------------      -------------
                                                                                                  (in thousands)
       First mortgage loans (principally conventional)
          Secured by one-to-four family residences                                    $  211,065        $  168,057
          Secured by other non-residential properties                                     77,486            65,346
          Construction loans                                                              13,950            12,074
                                                                                      ----------        ----------
                                                                                         302,501           245,477
       Less net deferred loan origination fees and unamortized premiums                   (1,430)              (99)
                                                                                      ----------        -----------
              Total first mortgage loans                                              $  301,071        $  245,378
                                                                                      ==========        ==========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE E - LOANS RECEIVABLE - Continued

                                                                                                 December 31,
                                                                                      -------------------------------
                                                                                          2000              1999
                                                                                      ------------      -------------
                                                                                                  (in thousands)
       Consumer and other loans
          Commercial                                                                  $   14,630        $    9,339
          Home equity and second mortgage                                                 20,887            16,816
          Leases                                                                           3,493             3,195
          Other                                                                           23,006            14,945
                                                                                      ----------        ----------
                                                                                          62,016            44,295
          Unearned premiums                                                                  433               223
                                                                                      ----------        ----------
                      Total consumer and other loans                                      62,449            44,518

          Less allowance for loan losses                                                  (1,714)           (1,917)
                                                                                      ----------        ----------
                      Total loans receivable                                          $  361,806        $  287,979
                                                                                      ==========        ==========

    Activity in the allowance for loan losses is summarized as follows:

                                                                                                December 31,
                                                                     ----------------------------------------------
                                                                         2000             1999              1998
                                                                     ------------     ------------      -----------
                                                                                            (in thousands)
       Balance at beginning of year                                  $   1,917        $    1,909        $    2,029
       Provision charged to income                                         410               300                60
       Charge-off's, net                                                  (613)             (292)             (180)
                                                                     ----------       ----------        ----------
       Balance at end of year                                        $   1,714        $    1,917        $    1,909
                                                                     =========        ==========        ==========

    Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, totaled approximately $1.5 million and $1.4 million at December 31, 2000, and 1999, respectively. Interest income that would have been recorded under the original terms of such loans totaled approximately $112,000, $70,000 and $43,000 for the years ended December 31, 2000, 1999 and 1998, respectively. No interest income has been recognized on non-accrual loans for any of the periods presented.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE E - LOANS RECEIVABLE - Continued


    The Bank has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of loans at December 31, 2000 and 1999. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $1,290,000 and $402,000 at December 31, 2000 and 1999, respectively. For the year ended December 31, 2000, principal repayments of approximately $27,000 were received and funds of $915,000 were disbursed to executive officers, directors or their related interests.

NOTE F - LOAN SERVICING

    Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

                                                           December 31,
                                                -----------------------------
                                                    2000              1999
                                                ------------      -----------
                                                            (in thousands)
       Mortgage loan servicing portfolios
          FHLMC                                 $    9,209         $  11,944
          Other investors                            4,894             3,933
                                                ----------         ---------
                                                $   14,103         $  15,877
                                                ==========          ========


    Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $240,000 and $437,000 at December 31, 2000 and 1999, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented.


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999

NOTE G - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

                                                                                                 December 31,
                                                                     Estimated        ----------------------------------
                                                                     useful lives         2000              1999
                                                                     ------------     ------------      ------------
                                                                                              (in thousands)

        Buildings                                                       30 years      $    5,747        $    5,723
        Leasehold improvements                                           5 years           1,263             1,004
        Furniture, fixtures and equipment                              3-7 years           7,849             7,077
                                                                                      -----------       ----------
                                                                                          14,859            13,804
        Less accumulated depreciation                                                      9,166             8,128
                                                                                      -----------       ----------
                                                                                           5,693             5,676
        Land                                                                               3,717             3,501
                                                                                      -----------       ----------
                                                                                      $    9,410        $    9,177
                                                                                      ==========        ==========

NOTE H - DEPOSITS

    Deposits are summarized as follows:

                                                                                                 December 31,
                                                                                      ------------------------------
                        Deposit type                                                      2000              1999
      -------------------------------------------------                               ------------      ------------
                                                                                              (in thousands)
       Demand                                                                         $   12,096        $    7,025
       NOW                                                                                35,127            37,926
       Money Market                                                                       44,325            40,799
       Passbook savings                                                                  155,699           159,370
                                                                                         -------        ----------
              Total demand, transaction and
                    passbook deposits                                                    247,247           245,120
       Certificates of deposit                                                           153,604           156,578
                                                                                      ----------        ----------
                                                                                      $  400,851        $  401,698
                                                                                      ==========        ==========

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $17.5 million and $12.2 million at December 31, 2000 and 1999, respectively.

    At December 31, 2000, scheduled maturities of certificates of deposit are as follows:

                           Year ending December 31,
   ------------------------------------------------------------------------
      2001     2002      2003      2004       2005    Thereafter    Total
   --------  --------  --------  --------   --------  ----------  ---------
                               (in thousands)
   $126,205  $ 16,421  $  7,514  $  1,576   $  1,559  $      329  $ 153,604
   ========  ========  ========  ========   ========  --========  =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999





NOTE I - ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

    Advances from the Federal Home Loan Bank consist of the following:

                                             December 31,
                       -------------------------------------------------------
                                 2000                         1999
                       ---------------------------   -------------------------
         Contractual                    Weighted                    Weighted
        maturity date    Amount       average rate   Amount       average rate
        -------------  ----------     ------------   --------     ------------
                                    (in thousands)

           2000        $        -             -%     $ 35,174         5.53%
           2001            47,500          6.75         5,000         6.52
           2002             5,000          6.05        10,000         4.85
           2003            12,000          6.18        20,000         5.60
           2004            52,000          5.23        45,000         5.03
           2005             5,000          6.58        15,000         5.35
           2006            25,000          5.44        20,000         5.15
           2008            70,000          5.62        70,000         5.62
           2009            25,000          4.86        25,000         4.86
           2010             3,359          6.70         3,359         6.70
                       ----------                    --------
                       $  244,859          5.73      $248,533         5.37
                       ==========                    ========

    The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Unused lines of credit at the Federal Home Loan Bank were $13.5 million at December 31, 2000.

    Other borrowings comprise repurchase agreements entered into with a primary broker-dealer. These agreements totaled $15.0 million and $15.8 million, matured within one year at each year end, were at interest rates of 6.61% and 5.49%, and were collateralized by investment and mortgage-backed securities of $20.8 and $19.1 million as of December 31, 2000 and 1999, respectively.

NOTE J - BENEFIT PLANS

    The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes discretionary matching contributions equal to 100% of the first $600 deferred. Contributions to the 401(k) plan totaled $48,000, $40,000 and $43,000 in 2000, 1999 and 1998, respectively.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE J - BENEFIT PLANS - Continued

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

                                                               December 31,
                                                           --------------------
                                                            2000         1999
                                                           -------      -------
                                                               (in thousands)

Change in benefit obligation
   Benefit obligation at beginning of year                 $ 2,898      $ 3,132
   Service cost                                                 68           46
   Interest cost                                               210          203
   Actuarial gain (loss)                                       (81)        (394)
   Benefits paid                                               (78)         (89)
                                                           -------      -------
   Benefits obligation at end of year                      $ 3,017      $ 2,898
                                                           =======      =======

Change in plan assets
   Fair value of plan assets at beginning of year          $ 2,382      $ 1,961
   Actual return on plan assets                                 61           41
   Employer contribution                                       348          469
   Benefits paid                                               (78)         (89)
                                                           -------      -------
   Fair value of plan assets at end of year                $ 2,713      $ 2,382
                                                           =======      =======
Funded status
   Unfunded accumulated benefits                           $  (304)     $  (516)
   Unrecognized transition obligation                           20           25
   Unrecognized net actuarial loss (gain)                        3          (59)
   Unrecognized prior service cost                             424          305
                                                           -------      -------
   Prepaid (accrued) benefit cost                          $   143      $  (245)
                                                           =======      =======


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE J - BENEFIT PLANS - Continued

                                                                         2000             1999              1998
                                                                      ------------     ------------      ------------
       Weighted-average assumptions as of December 31
          Discount rate                                                   7.50%             6.50%            7.25%
          Expected return on plan assets                                  8.00              8.00             8.00
          Rate of compensation increase                                   4.00              4.00             4.00

       Components of net periodic benefit cost
          Service cost                                                $     68         $      47         $      62
          Interest cost                                                    210               203               201
          Expected return on plan assets                                  (204)             (176)             (157)
          Amortization of prior service cost                                65                65                52
                                                                      --------         ---------         ---------

          Net periodic benefit cost                                   $    139         $     139         $     158
                                                                      ========         =========         =========

    The Corporation also maintains the following benefit plans:

    1.  Employee Stock Ownership Plan
        -----------------------------

    The Corporation established an internally leveraged ESOP for eligible employees who have completed six months of service with the Corporation or its subsidiaries. The ESOP borrowed $4.2 million from the Corporation to purchase 423,200 newly issued shares of common stock. The Corporation makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Corporation accounts for its ESOP in accordance with SOP 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial position. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $112,000, $151,000 and $288,000 in 2000, 1999 and 1998, respectively.

                                                      2000              1999
                                                  ----------        ----------

       Allocated shares                              124,700           122,000
       Unreleased shares                             264,400           276,600
                                                  ----------        ----------
             Total ESOP shares                       389,100           398,600
                                                  ==========        ==========
       Fair value of unreleased shares            $4,428,700        $3,665,000
                                                  ==========        ==========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE J - BENEFIT PLANS - Continued

    2.  Management Stock Bonus Plan
        ---------------------------

    The Board of Directors also adopted a MSBP that was approved by the Corporation's stockholders on October 13, 1994. The MSBP provides that up to 211,600 shares of common stock may be granted, at the discretion of the Board, to directors and key officers at no cost to the individuals. The Corporation granted 178,292 shares on November 18, 1994, 24,000 shares on December 18, 1995, and 9,308 shares on December 15, 1998, in the form of restricted stock payable over five years from the date of grant. The recipients of the restricted stock are entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. In the event the recipient terminates association with the Corporation for reasons other than death, disability or change in control, the recipient forfeits all rights to the allocated shares under restriction which are cancelled and revert to the Corporation for reissuance under the plan. Shares acquired by MSBP of $2.1 million were recorded at the date of award based on the market value of shares acquired by the Corporation. Shares acquired by the MSBP, which are shown as a separate component of stockholders' equity, are being amortized to expense over the five-year vesting period; $100,000, $430,000 and $460,000 was amortized to expense in 2000, 1999 and 1998, respectively. At December 31, 2000, there were no shares reserved for future grants under the plan.

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

                                            2000          1999           1998
                                         ---------     ----------     ----------
Net income
   As reported                           $   4,482     $    4,422     $    4,038
   Pro forma                             $   4,306     $    4,243     $    3,885

Basic earnings per share
   As reported                           $    1.76     $     1.60     $     1.39
   Pro forma                             $    1.70     $     1.53     $     1.34

Diluted earnings per share
   As reported                           $    1.71     $     1.52     $     1.26
   Pro forma                             $    1.65     $     1.46     $     1.21



                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE J - BENEFIT PLANS - Continued

    These pro forma amounts may not be representative of future disclosures because they do not take into effect the pro forma compensation expense related to grants before 1995.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998, respectively: a dividend yield of 3.20%, 3.73% and 0%; expected volatility of 30%, 30% and 34%, risk-free interest rate of 6.20%, 5.87% and 5.25%, and expected lives of six, six and five years for all options.

    A summary of the status of the Corporation's fixed stock option plans as of December 31, 2000, and changes for each of the years in the three-year period then ended was as follows:

                                                   2000                     1999                   1998
                                            ---------------------    --------------------  ----------------------
                                                        Weighted                Weighted                Weighted
                                                        average                 average                 average
                                             Number     exercise       Number   exercise    Number      exercise
                                               of       price per        of     price per     of        price per
                                             shares      share         share     shares     shares        share
                                            ---------  ----------    --------            -----------  -----------
       Outstanding at beginning of year       697,867     $13.26      696,019     $13.24      695,875     $13.08
       Options granted                         45,930      13.82       17,515      16.31       13,325      22.46
       Options exercised                      (41,250)     11.72       (9,650)     13.00      (10,486)     12.85
       Options forfeited                      (42,737)     15.62       (6,017)     20.24       (2,695)     15.78
                                            ---------                 -------                 -------
       Outstanding at end of year             659,810     $13.22      697,867     $13.26      696,019     $13.24
                                            =========                 =======                 =======
       Weighted average fair value of
          options granted during year       $    3.73                 $  4.57                 $  8.72

    The following table summarizes information about stock options outstanding at December 31, 2000:

                                          Options outstanding                     Options exercisable
                            -------------------------------------------------  ---------------------------
                                               Weighted
                                Number         average           Weighted         Number          Weighted
                             outstanding at    remaining         average       exercisable at     average
       Range of exercise     December 31,     contractual        exercise       December 31,      exercise
            prices               2000            price          life (years)       2000            price
       --------------------  --------------   ------------     --------------  ---------------  ----------
       $11.50-14.125            437,346        4.16 years         11.64           407,846        $  11.50
       $14.50-18.00             207,139        6.24 years         15.89           134,011           15.84
       $19.00-28.00              15,325        7.75 years         22.33             5,436           22.56

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE J - BENEFIT PLANS - Continued

    Total compensation cost recognized for stock-based employee compensation awards was approximately $110,000, $117,000 and $116,000 for 2000, 1999 and
    1998, respectively.

NOTE K - INCOME TAXES

    The components of income tax expense are summarized as follows:

                                                     Year ended December 31,
                                                   ----------------------------
                                                    2000       1999      1998
                                                   -------    -------   -------
                                                            (in thousands)

 Federal
    Current                                        $ 1,875    $ 2,254   $ 2,162
    Change in lieu of income tax relating
        to stock compensation                          170          -         -
    Deferred                                          (122)        99      (152)
                                                   -------    -------   -------
                                                     1,923      2,353     2,010

 State and local - current                               -         33       297
                                                   -------    -------   -------
 Continuing operations                                          2,386     2,307

 Cumulative effect of accounting change                  -          -       125
                                                   -------    -------   -------

 Income tax provision                              $ 1,923    $ 2,386   $ 2,432
                                                   =======    =======   =======

    The Corporation's effective income tax rate was different than the statutory federal income tax rate as follows:

                                                  Year ended December 31,
                                               -------------------------------
                                                 2000        1999        1998
                                                ------      ------      ------

Statutory federal income tax                     34.0%       34.0%       34.0%
Increase (decrease) resulting from
   Tax-exempt income                             (6.7)       (5.1)       (3.6)
   State tax, net of federal benefit              0.0         0.3         3.1
   Other                                          3.2         5.9         6.1
                                                ------      ------      ------
                                                 30.5%       35.1%       39.6%
                                                ======      ======      ======

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE K - INCOME TAXES - Continued

    Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 2000 and 1999, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2000 and 1999. The Corporation's net deferred tax asset at December 31, 2000 and 1999, was composed of the following:

                                                                   December 31,
                                                               -----------------
                                                                2000       1999
                                                               ------     ------
                                                                 (in thousands)
  Deferred tax assets
     Deferred loan origination fees                            $   59     $   83
     Deferred compensation                                        288        288
     Allowance for loan losses, net                               494        202
     Amortization                                                 334        290
     Unrealized loss on securities available for sale             192      1,590
     Other                                                          1          -
                                                               ------     ------
                                                                1,368      2,453
                                                               ------     ------
  Deferred tax liabilities
     Accrued pension expense                                      582        391
                                                               ------     ------
                                                                  582        391
                                                               ------     ------
      Deferred tax asset                                       $  786     $2,062
                                                               ======     ======

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

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE L - REGULATORY MATTERS

    The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets at December 31, 2000.

    As of December 31, 2000, management believes that the Bank met all capital adequacy requirements to which it was subject.

                                                                           Regulatory capital
                                                 ------------------------------------------------------------------------
                                                                           December 31, 2000
                                                 ------------------------------------------------------------------------
                                                  Tangible                  Core                 Risk-based
                                                  capital    Percent       capital     Percent      capital      Percent
                                                  -------    -------      --------    --------   ----------     ---------
                                                                         (dollars in thousands)
       Capital under generally accepted
          accounting principles                   $49,976      6.95%      $49,976       6.95%      $49,976       12.96%

       Unrealized (loss) on certain
          available-for-sale securities              (309)    (0.04)         (309)     (0.04)         (309)      (0.08)

       Goodwill and other intangible assets        (5,809)    (0.81)       (5,809)     (0.81)       (5,809)      (1.51)

       Additional capital items
          General valuation allowances -
              limited                                   -         -             -          -         1,714        0.44
                                                  -------     -----       -------      -----       -------       -----
       Regulatory capital computed                 43,858      6.10        43,858       6.10        45,572       11.81

       Minimum capital requirement                 10,792      1.50        28,778       4.00        30,836        8.00
                                                  -------     -----       -------      -----       -------       -----
       Regulatory capital - excess                $33,066      4.60%      $15,080       2.10%      $14,736        3.81%
                                                  =======     =====       =======      =====       =======       =====

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE L - REGULATORY MATTERS - Continued

                                                                           Regulatory capital
                                                 ------------------------------------------------------------------------
                                                                           December 31, 2000
                                                 ------------------------------------------------------------------------
                                                  Tangible                  Core                 Risk-based
                                                  capital    Percent       capital     Percent      capital      Percent
                                                  -------    -------      --------    --------   ----------     ---------
                                                                         (dollars in thousands)
       Capital under generally accepted
          accounting principles                 $45,246        6.26%     $45,246         6.26%      $45,246       13.33%

       Unrealized (loss) on certain
          available-for-sale securities           2,987        0.41        2,987         0.41         2,987        0.88

       Goodwill and other intangible assets      (6,570)      (0.91)      (6,570)       (0.91)       (6,570)      (1.94)

       Additional capital items
          General valuation allowances -
              limited                                 -           -            -            -         1,917        0.56
                                                -------       -----      -------        -----       -------       -----
       Regulatory capital computed               41,663        5.76       41,663         5.76        43,580       12.83

       Minimum capital requirement               10,843        1.50       28,916         4.00        27,156        8.00
                                                -------       -----      -------        -----       -------       -----
       Regulatory capital - excess              $30,820        4.26%     $12,747         1.76%      $16,424        4.83%
                                                =======       =====      =======        =====       =======       =====

    At December 31, 2000, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution. There are no conditions or events that have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

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


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



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

    Financial instruments, the contract amounts of which represent credit risk, are as follows:

                                                            December 31,
                                                  ------------------------------
                                                      2000              1999
                                                  ------------      ------------
                                                          (in thousands)

        Commitments to extend credit              $   42,455        $   54,778
        Standby letters of credit                      3,656             3,687
        Loans sold with recourse                         268               278
                                                  ----------        ----------
                                                  $   46,379        $   58,743
                                                  ==========        ==========

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

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE N - COMMITMENTS AND CONTINGENCIES

    The Bank had no commitments to sell mortgage loans to investors at December 31, 2000 and 1999.

    The Bank leases branch facilities for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $343,000, $298,000 and $315,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

    The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more are as follows:

         Year ending December 31,
         ------------------------

                  2001                            $  268,555
                  2002                               142,540
                  2003                               130,495
                  2004                               109,255
                  2005                                67,967
                  Thereafter                         115,425
                                                  ----------
                                                  $  834,237
                                                  ==========

    The Bank has a contract with a third-party computer processor which expires in 2002 with an annual commitment of approximately $109,000.

    The Corporation has employment agreements with certain key executives that provide severance pay benefits if there is a change in control of the Corporation. The agreements will continue in effect on a year-to-year basis until terminated or not renewed by the Corporation or key executives. Upon a change in control, the Corporation shall continue to pay the key executives' salary per the agreements and certain benefits for one year. The maximum contingent liability under the agreements at December 31, 2000, was approximately $2,003,000.

    From time to time, the Corporation and its subsidiaries are parties to routine litigation, which arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Corporation's consolidated financial position or results of operations.

NOTE O - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

    The Bank is principally engaged in originating and investing in one-to-four family residential and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans that have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing collateral values in the primary lending area. However, management believes that residential and commercial real estate values are presently stable in its primary lending area and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




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

    Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

                                                             December 31,
                                           ------------------------------------------------
                                                      2000                 1999
                                           -----------------------  -----------------------
                                               Fair      Carrying      Fair       Carrying
                                               value       value       value        value
                                            ----------  ----------  ---------    ----------
                                                              (in thousands)
       Cash and cash equivalents           $  10,618    $  10,618   $  16,715     $  16,715
       Investment securities                  80,784       82,326      86,468        88,690
       Mortgage-backed securities            231,372      233,056     286,703       292,403



                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

    The fair value of financial instruments with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar assets and liabilities.

                                                                       December 31,
                                                   ------------------------------------------------
                                                              2000                 1999
                                                   -----------------------  -----------------------
                                                    Estimated                Estimated
                                                       Fair      Carrying      Fair       Carrying
                                                       value       value       value        value
                                                    ----------  ----------  ---------    ----------
                                                                      (in thousands)
       Assets
          Interest-bearing deposits with banks      $     190    $      191   $     845   $     847
       Liabilities
          Deposits with stated maturities             153,296       153,604     155,952     156,578
          Borrowings with stated maturities
             Short-term (due within 6 months)          62,486        62,462      40,937      40,940
             Long-term                                198,493       197,359     216,737     223,359

    The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

                                                             December 31,
                                           ------------------------------------------------
                                                      2000                 1999
                                           -----------------------  -----------------------
                                             Estimated              Estimated
                                               Fair      Carrying      Fair       Carrying
                                               value       value       value        value
                                            ----------  ----------  ---------    ----------
                                                              (in thousands)
       Deposits with no stated
          maturities                       $  247,247   $ 247,247   $  245,120    $  245,120
                                           ==========   =========   ==========    ==========

    The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs, and giving consideration to estimated prepayment risk and credit loss factors.

                                                             December 31,
                                           ------------------------------------------------
                                                      2000                 1999
                                           -----------------------  -----------------------
                                             Estimated              Estimated
                                               Fair      Carrying      Fair       Carrying
                                               value       value       value        value
                                            ----------  ----------  ---------    ----------
                                                              (in thousands)
       Net loans                             $ 367,667  $ 361,806    $ 285,800     $ 287,979
                                             =========  =========    =========     =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

    There is no material difference between the carrying amount and the estimated fair value of off-balance-sheet items totaling approximately $46.4 million and $58.7 million at December 31, 2000 and 1999, respectively, which are primarily comprised of floating rate loan commitments priced to market at funding.

    The Bank's remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank's deposits is required by SFAS No. 107.

NOTE Q - SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING
            EXPENSE

                                                         Year ended December 31,
                                                        ------------------------
                                                         2000     1999     1998
                                                        ------   ------   ------
                                                              (in thousands)

  Service fees, charges and other operating income
     Loan servicing fees                                $  329   $  358   $  317
     Late charge income                                    126       74       85
     Deposit service charges                               548      548      435
     Other income                                          350      259      258
                                                        ------   ------   ------
                                                        $1,353   $1,239   $1,095
                                                        ======   ======   ======
  Other operating expense
     Employee education                                 $   37   $   36   $   34
     Insurance and surety bond                             120      127      142
     Office supplies                                       202      202      233
     Loan expense                                          342      238      207
     Loan servicing fees                                   258      284      140
     Postage                                               140      137      163
     Telephone                                             242      187      173
     Service charges on bank accounts                      423      385      280
     Supervisory examination fees                          138      139      140
     Other expenses                                        815      833      649
                                                        ------   ------   ------
                                                        $2,717   $2,568   $2,161
                                                        ======   ======   ======

NOTE R - SHAREHOLDER RIGHTS PLAN

    The Corporation adopted a Shareholder Rights Plan (the Rights Plan) to protect shareholders from attempts to acquire control of the Corporation at an inadequate price. Under the Rights Plan, the Corporation distributed a dividend of one Preferred Share Purchase Right (a Right) for each share of outstanding common stock. The rights are currently not exercisable and will expire on November 22, 2005, unless the expiration date is extended or unless the Corporation earlier redeems the Rights.

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




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

NOTE S - EARNINGS PER SHARE

    The following tables illustrate the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data):

                                                                        Year ended December 31, 2000
                                                            -----------------------------------------------
                                                                               Weighted
                                                                               average
                                                               Income          shares           Per share
                                                            (numerator)     (denominator)         amount
                                                            -----------     -------------      ------------
       Basic earnings per share
          Income available to common stockholders          $    4,482          2,540,242       $   1.76
                                                                                               ========
       Effect of dilutive securities
          Stock options                                             -             82,657
                                                            ---------        -----------
       Diluted earnings per share
          Income available to common stockholders plus
              effect of dilutive securities                $    4,482          2,622,899       $   1.71
                                                            =========          =========       ========

    There were options to purchase 207,929 shares of common stock at a range of $14.75 to $28.00 per share which were outstanding during 2000 which were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999


NOTE S - EARNINGS PER SHARE - Continued

                                                                  Year ended December 31, 1999
                                                          ------------------------------------------------
                                                                              Weighted
                                                                              average
                                                              Income          shares           Per share
                                                           (numerator)     (denominator)         amount
                                                           -----------     -------------      ------------
          Basic earnings per share
              Income available to common stockholders     $    4,422          2,759,690     $     1.60
                                                                                             =========
       Effect of dilutive securities
          Stock options                                            -            158,666
                                                          ----------          ---------
       Diluted earnings per share
          Income available to common stockholders
              plus effect of dilutive securities          $    4,422          2,918,356     $     1.52
                                                          ==========          =========      =========

    There were options to purchase 246,109 shares of common stock at a range of $14.50 to $28.00 per share which were outstanding during 1999 which were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                                                                                  Year ended December 31, 1998
                                                                     ------------------------------------------------------
                                                                                        Weighted
                                                                                        average
                                                                        Income          shares           Per share
                                                                     (numerator)     (denominator)         amount
                                                                     -----------     -------------      ------------
       Basic earnings per share
          Income before cumulative effect of accounting change      $    3,830                           $  1.32
          Cumulative effect of accounting change                           208                              0.07
                                                                    ----------                           -------
          Income available to common stockholders                   $    4,038          2,894,651        $  1.39
                                                                    ==========                           =======
       Effect of dilutive securities
          Stock options                                                                   300,844
                                                                                        ---------
       Diluted earnings per share
          Income before cumulative effect of accounting change      $    3,830                           $  1.20
          Cumulative effect of accounting change                           208                              0.06
                                                                    ----------                           -------
          Income available to common stockholders
              plus effect of dilutive securities                    $    4,038          3,195,495        $  1.26
                                                                    ==========          =========        =======

    There were options to purchase 5,250 shares of common stock at a range of $26.00 to $28.00 per share which were outstanding during 1998 which were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED)

                                                   Three months ended
                                        ----------------------------------------
                                         Dec. 31,   Sept. 30,   June 30,  March 31,
                                           2000       2000       2000       2000
                                         -------    -------    -------    -------
                                          (in thousands, except per share data)

 Total interest income                   $12,103    $12,249    $12,326    $12,029

 Total interest expense                    7,096      7,294      7,352      7,179
                                         -------    -------    -------    -------
    Net interest income                    5,007      4,955      4,974      4,850

 Provision for possible loan losses          145        100        120         44
                                         -------    -------    -------    -------

    Net interest income after provision    4,862      4,855      4,854      4,806

 Other income                                369        367        349        347
 Other expenses                            3,382      3,735      3,690      3,597
                                         -------    -------    -------    -------
    Income before income taxes             1,849      1,487      1,513      1,556

 Income taxes                                523        417        456        527
                                         -------    -------    -------    -------
    Net income                           $ 1,326    $ 1,070    $ 1,057    $ 1,029
                                         =======    =======    =======    =======

 Earnings per share - basic              $  0.53    $  0.42    $  0.42    $  0.40
 Earnings per share - assuming dilution  $  0.51    $  0.41    $  0.40    $  0.39


                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999



NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued

                                                  Three months ened
                                        ----------------------------------------
                                         Dec. 31,     Sept. 30,    June 30,     March 31,
                                          1999          1999        1999         1999
                                         -------      -------      -------      ---------
                                              (in thousands, except per share data)

Total interest income                    $12,103      $11,882      $11,944      $11,093
Total interest expense                     7,169        7,028        7,145        6,632
                                         -------      -------      -------      -------
   Net interest income                     4,934        4,854        4,799        4,461

Provision for possible loan losses           120           90           60           30
                                         -------      -------      -------      -------
   Net interest income after provision     4,814        4,764        4,739        4,431

Other income                                 670          298          297          324
Other expenses                             3,419        3,456        3,434        3,220
                                         -------      -------      -------      -------

       Income before income taxes          2,065        1,606        1,602        1,535

Income taxes                                 707          551          577          551
                                         -------      -------      -------      -------

   Net income                            $ 1,358      $ 1,055      $ 1,025      $   984
                                         =======      =======      =======      =======

Earnings per share - basic               $  0.50      $  0.38      $  0.37      $  0.35
Earnings per share - assuming dilution   $  0.49      $  0.36      $  0.35      $  0.33


                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999

NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

    Condensed financial information for TF Financial Corporation (parent company only) follows:

                                  BALANCE SHEET

                                                                         December 31 ,
                                                               ----------------------------
                                                                   2000            1999
                                                               ------------    ------------
                                                                       (in thousands)
                  ASSETS
Cash                                                           $    2,354        $  2,387
Certificates of deposit - other institutions                          190             181
Investment securities available-for-sale                              400             350
Investment in Third Federal                                        47,328          42,409
Investment in TF Investments                                        2,245           2,564
Investment in Teragon                                                  14              19
Investment in Penns Trail Development                                 404             412
Other assets                                                          174             125
                                                               ----------        --------
                  Total assets                                 $   53,109        $ 48,447
                                                               ==========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Total liabilities                                              $        -        $    -
Stockholders' equity                                               53,109          48,447
                                                               ----------        --------

                  Total liabilities and stockholders' equity   $   53,109       $  48,447
                                                               ==========       =========


                              STATEMENT OF EARNINGS

                                                                       Year ended December 31,
                                                             ----------------------------------------------
                                                                2000             1999              1998
                                                             -----------     ------------      ------------
                                                                            (in thousands)
        INCOME
           Equity in earnings of subsidiaries               $   4,573        $    4,528        $    4,203
           Interest and dividend income                           140               125                13
                                                            ---------        ----------        ----------
                  Total income                                  4,713             4,653             4,216
                                                            ---------        ----------        =---------
        EXPENSES
           Interest                                                 -               -                   8
           Other                                                  231               231               170
                                                            ---------        ----------        ----------
                  Total expenses                                  231               231               178
                                                            ---------        ----------        ----------
                  NET INCOME                                $   4,482        $    4,422        $    4,038
                                                            =========        ==========        ==========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2000 and 1999




NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

                             STATEMENT OF CASH FLOWS

                                                             Year ended December 31,
                                                          -----------------------------
                                                            2000       1999       1998
                                                          -------    -------    -------
                                                                 (in thousands)
Cash flows from operating activities
   Net income                                             $ 4,482    $ 4,422    $ 4,038
   Adjustments to reconcile net income to net cash
       provided by (used in) operating activities
          Equity in earnings of subsidiaries               (4,573)    (4,528)    (4,203)
          Net change in assets and liabilities                (56)      (954)       841
                                                          -------    -------    -------
              Net cash provided by (used in) operating
                   activities                                (147)    (1,060)       676
                                                          -------    -------    -------
Cash flows from investing activities
   Capital distribution from subsidiaries                   2,938      8,500      2,998
   Purchase of investment securities available for sale         -          -       (501)
   Purchase and maturities of certificates of deposit
       in other financial institutions, net                    (9)        (9)        (1)
                                                          -------    -------    -------
              Net cash provided by investing
                   activities                               2,929      8,491      2,496
                                                          -------    -------    -------
Cash flows from financing activities
   Cash dividends paid to stockholders                     (1,326)    (1,359)    (1,387)
   Net (decrease) increase in borrowings from
       TF Investments                                           -          -       (103)
   Treasury stock acquired                                 (1,972)    (4,800)      (941)
   Exercise of stock options                                  483        125        122
                                                          -------    -------    -------
              Net cash used in financing activities        (2,815)    (6,034)    (2,309)
                                                          -------    -------    -------
              NET INCREASE IN CASH                            (33)     1,397        863

Cash at beginning of year                                   2,387        990        127
                                                          -------    -------    -------
Cash at end of year                                       $ 2,354    $ 2,387    $   990
                                                          =======    =======    =======
Supplemental disclosure of cash flow information
   Cash paid during the year for income taxes             $     -    $     -    $    63
                                                          =======    =======    =======