Form 10-K405, Exhibit 13
period 2001-12-31
TF FINANCIAL CORP
filed 2002-03-28
CIK 921051

TF FINANCIAL CORPORATION 2001 ANNUAL REPORT

                                                                        CONTENTS


                                                       To Our Stockholders     1

                               Corporate Profile and Related Information       2

                             Selected Financial Information and Other Data     3

              Management's Discussion and Analysis of Financial Conditions
                                                 and Results of Operations     5

                       Report of Independent Certified Public Accountants     11

                            Consolidated Statements of Financial Position     12

                                      Consolidated Statements of Earnings     13

                Consolidated Statement of Changes in Stockholder's Equity     14

                                    Consolidated Statements of Cash Flows     15

                               Notes to Consolidated Financial Statements     17

                                   Board of Directors and Management Team     46

                                                         Office Locations     47

To Our stockholders


This past year has been a very challenging time for banks. The Federal Reserve moved aggressively to spur economic activity by reducing the fed funds rate from 6.50% in January to a low of 1.75% by year-end. Bank loan portfolio yields dropped rapidly as borrowers refinanced at the lower rates. With the economy entering a recession and the stock market dropping, insured bank deposits became the safe haven for the consumer's financial wealth. Deposit yields dropped to historic lows but at least the principal was protected from loss. For many banks, this resulted in a reduced net interest spread coupled with a reduction in loan quality caused by the recession.

Branch profitability analysis indicated that two of our offices were not performing according to our expectations. During the first quarter of 2001, we closed our office in Princeton, NJ. This office was acquired in September 1996 as part of the purchase of three offices from Cenlar Federal Savings. The deposits were transferred to our new Quakerbridge office. During the fourth quarter, we sold the deposits of our Warminster, Pa. Office.

We are very proud of our performance during this difficult year. Our interest rate spread increased from 2.70% in 2000 to 2.74% for 2001. Loans outstanding increased 4.37% to $377.6 million. Deposits increased 5.29% to $422.1 million. We repurchased a total of 60,900 shares of our stock during the year. Net income increased 27.91% to $5.733 million and basic earnings per share increased 31.82% to $2.32. Return on equity at 10.42% represents an increase of 13.51% over the previous year. All of this has helped our stock price increase 26% to $21.10 at December 31,2001. As a result, we were able to increase our quarterly dividend twice during the year to $0.15 per share.

Our bank has taken every opportunity to move forward in our mission to serve the community. This past year we met the ever-changing needs of our customers through newly implemented Sunday hours in each of our market areas. We will continue to blend the products and services of a large regional commercial bank with the personal attention of a community bank for a truly unique experience. Management and the Board of Directors are committed to implementing the latest technology necessary to further assist us in our mission to become a full service community bank.

Your continued support has enabled us to achieve these results. The Board of Directors and I would like to express our appreciation for your confidence.



                                           /s/ John R. Stranford
                                           -------------------------------------
                                           John R. Stranford
                                           President and Chief Executive Officer

Corporate Profile and Related Information

TF Financial Corporation (the "Corporation") is the parent company of Third Federal Savings Bank ("Third Federal" or the "Savings Bank") and its subsidiary Third Delaware Corporation, TF Investments Corporation, Teragon Financial Corporation and Penns Trail Development Corporation. At December 31, 2001, total assets were approximately $711.2 million. The Corporation was formed as a Delaware corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 2001, total stockholders' equity was approximately $58.0 million. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments.

Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Third Federal expanded its operations in Philadelphia and Bucks
Counties, Pennsylvania, in June 1992 through its acquisition of Doylestown Federal Savings and Loan Association ("Doylestown"). In September 1996, Third Federal expanded its operations into Mercer County, New Jersey, through its acquisition of three branch offices and approximately $143 million of deposits from Cenlar Federal Savings Bank. Third Federal added a fourth branch office in Mercer County in December, 1999 with the Corporation's acquisition of Village Financial Corporation ("Village"). During the first quarter of 2000 the Corporation closed the branch facility in its administrative office location and simultaneously opened a larger, freestanding branch at a nearby site. During the first quarter of 2001 the Corporation closed its branch facility in Princeton, New Jersey and transferred the deposits to its branch office in Lawrenceville, New Jersey. During December 2001 the Corporation closed the sale of $10.2 million in deposits at what had been a leased branch facility in Warminster, Pennsylvania. As of December 31, 2001 Third Federal operated thirteen branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey.

Third Federal attracts  deposits  (approximately  $422.1 million at December 31,
2001) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (approximately $222.4 million at December 31, 2001) and other funds, primarily to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences, or purchase securities secured by such loans. Third Federal also originates and purchases commercial real estate and multi-family loans, construction loans and consumer loans, and purchases other investment securities.

Stock Market Information

Since its issuance in July 1994, the Corporation's common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Corporation is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD".

The number of shareholders of record of common stock as of March 18, 2002, was approximately 600. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

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

Stock Price and Dividend History


Quarter ended                    Quoted market price
                                 --------------------   Dividend paid
                                    High        Low       per share
                                 --------     -------   -------------

December 31, 2001                 $21.750     $18.880       $0.15
September 30, 2001                $23.700     $17.800       $0.15
June 30, 2001                     $19.790     $16.950       $0.14
March 31,2001                     $18.063     $15.625       $0.14
December 31, 2000                 $16.750     $13.250       $0.13
September 30, 2000                $15.000     $13.438       $0.13
June 30, 2000                     $14.875     $13.250       $0.13
March 31,2000                     $15.750     $12.750       $0.13

SELECTED FINANCIAL INFORMATION AND OTHER DATA

(Dollars in thousands, except per share data)                                 At December 31,
                                                      -----------------------------------------------------------------
Financial Condition                                      2001           2000          1999         1998         1997
                                                      -----------------------------------------------------------------

Total assets                                          $711,204      $723,297      $721,874     $665,608     $597,047
Loans receivable, net                                  377,635       361,806       287,979      240,841      250,711
Mortgage-backed securities
  available for sale, at fair value                     99,763        97,914       132,515       75,285       36,847
Mortgage-backed securities
  held to maturity, at cost                             93,367       135,142       159,888      180,964      144,074
Securities purchased
  under agreements to resell                                 -             -             -            -       10,000
Investment securities available
  for sale, at fair value                               22,671        18,865        21,930        9,042       32,037
Investment securities held
  to maturity, at cost                                   9,866        63,461        66,760       80,895       52,822
Cash and cash equivalents(l)                            69,139        10,618        16,715       42,703       41,625
Deposits                                               422,052       400,851       401,698      438,913      450,429
Advances from the Federal Home
  Loan Bank and other borrowings                       222,359       259,821       264,299      163,359       88,359
Retained earnings                                       56,370        52,061        48,905       45,842       43,176
Total stockholders' equity                              57,975        53,109        48,447       52,660       50,095
Book value per common share                             $23.51        $21.32        $18.81       $18.43       $17.36
Tangible book value
  per common share                                      $21.44        $18.99        $16.26       $15.84       $14.49
                                                      -----------------------------------------------------------------

                                                                   At or for the year ended December 31,
                                                      -----------------------------------------------------------------
Summary of Operations                                    2001           2000          1999        1998(2)       1997
                                                      -----------------------------------------------------------------
Interest income                                        $46,747       $48,708       $47,022      $43,579      $43,189
Interest expense                                        26,908        28,921        27,974       26,195       24,080
Net interest income                                     19,839        19,787        19,048       17,384       19,109
Provision for loan losses                                  500           410           300           60          397
Non-interest income                                      3,172         1,432         1,589        1,535        2,327
Non-interest expense                                    14,708        14,404        13,529       12,722       13,583
Net income before cumulative effect
  of change in accounting method                         5,733         4,482         4,422        3,830        4,874
Net income                                               5,733         4,482         4,422        4,038        4,874
Earnings per common share - basic
Continuing operations                                    $2.32         $1.76         $1.60        $1.32        $1.33
Cumulative effect of
  accounting change                                          -             -             -        $0.07            -
Earnings per common share - basic                        $2.32         $1.76         $1.60        $1.39        $1.33
Earnings per common share - diluted
Continuing operations                                    $2.15         $1.71         $1.52        $1.20        $1.25
Cumulative effect of accounting change                       -             -             -        $0.06            -
Earnings per common share - diluted                      $2.15         $1.71         $1.52        $1.26        $1.25
                                                       -----------------------------------------------------------------


                                                                       Continued



Performance Ratios and Other Selected Data               2001           2000          1999        1998         1997
                                                      -----------------------------------------------------------------
Return on average assets                                 0.82%         0.63%         0.62%        0.58%        0.77%
Return on average equity                                10.42%         9.18%         8.60%        7.39%        7.39%
Average equity to average assets                         7.83%         6.86%         7.17%        7.74%       10.46%
Average interest rate spread                             2.74%         2.70%         2.54%        2.44%        2.72%
Non-performing loans to total assets                     0.53%         0.20%         0.18%        0.24%        0.23%
Non-performing loans to total loans                      0.99%         0.41%         0.45%        0.65%        0.55%
Allowance for loan losses to
  non-performing loans                                  52.22%       115.97%       145.56%      119.16%      146.82%
Allowance for loan losses to total loans                 0.52%         0.47%         0.66%        0.78%        0.80%
Savings Bank regulatory capital
  Core                                                   6.95%         6.18%         5.76%        6.79%        7.16%
  Tangible                                               6.95%         6.18%         5.76%        6.79%        7.16%
  Risk based                                            14.95%        11.97%        12.83%       17.73%       17.41%
Dividend payout ratio (3)                               26.98%        30.41%        32.24%       38.10%       32.00%
                                                      -----------------------------------------------------------------


(1) Consists of cash, cash due from banks, interest-bearing deposits with maturities of less than three months, and federal funds sold.

(2) Income and income related ratios for the year-ended December 31, 1998 include the cumulative effect of a change in accounting for certain investments of $208,000 (SFAS #133).

(3) Payout ratio is dividends paid for the period divided by earnings per common share - diluted after cumulative effect of accounting change.

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

Changes to Financial Condition

Assets. The Corporation's total assets at December 31, 2001 were $711.2 million, a decrease of $12.1 million during the year. The decrease was mainly the combined result of the net change in various asset categories as described more fully below.

Loans receivable, net increased by $15.8 million or 4.4%. During the year market interest rates were relatively low compared to the interest rates many borrowers were paying the Bank on loans held in the Bank's loan portfolio causing a large number of borrowers with the higher coupons to refinance their loans. Many of these loans were refinanced elsewhere. Thus, the Bank subsidized its own loan originations with approximately $74.6 million in loan purchases.

Investment securities held to maturity decreased by $53.6 million during 2001 mainly as a result of $64.5 million in callable investment securities being called during the 2001, primarily during the first half of the year. These callable bonds had been yielding the Corporation 5.93% at the beginning of the year. The cash proceeds from these securities were invested in fed funds, earning approximately the federal funds rate minus 25 basis points, for the remainder of the year. As a result, the Corporation's cash and cash equivalents increased by $58.5 million during 2001. While this cash was accumulating, the Federal Reserve Board lowered the federal funds rate; the rate stood at 6.50% on January 1, 2001 and was lowered eleven times to 1.75% at December 31, 2001. Thus the Corporation's increasing cash was reinvested at a time of falling interest rates and thus had a negative effect on the Corporation's interest income.

Mortgage-backed securities held to maturity decreased by $41.8 million during 2001. This decrease occurred due to the increased prepayment of the underlying mortgages comprising the securities, which was the result of near record low mortgage rates during the second half of 2001, resulting in an increased number of mortgagors refinancing their mortgages into lower interest rates. In addition, the Corporation sold $4.9 million of mortgage-backed securities, mainly during the first quarter of 2001.

The Corporation's other assets increased by $8.9 million during 2001 as a result of the Savings Bank's purchase of $9.0 million in bank-owned life insurance. The increase in the cash surrender value associated with such insurance was $174,000 during 2001 and is included in other operating income in the Corporation's consolidated statement of earnings.

Liabilities. The Corporation's total liabilities were $653.2 million at December 31, 2001, a decrease of $17.0 million during 2001.

Deposits increased by $21.2 million; certificates of deposit decreased by $8.9 million, while the remaining or "core" deposit categories increased by $30.1 million. These net changes occurred even after the sale of $3.7 million in certificates of deposit, and $7.1 million in other core deposits during December of 2001. Management believes that deposit growth occurred mainly as a result of increased sales initiatives and focused advertising campaigns implemented by the Corporation, but also due to external factors that were causing deposit growth to occur throughout the community banking industry.

Advances from the Federal Home Loan Bank and other borrowings (collectively, "borrowings") decreased by $37.5 million. Throughout the year the Corporation used excess cash from loan and security repayments, and deposit increases to repay maturing borrowings.

Stockholder' equity. Total consolidated stockholders' equity increased $4.9 million to $58.0 million at December 31, 2001. The increase is largely the result of $5.7 million in net income, plus a $1.1 million increase in accumulated other comprehensive income, less $1.4 million in cash dividends paid to the Corporation's common stockholders, less a $0.7 million increase in the cost of treasury stock. During the year the Corporation repurchased approximately 60,900 shares of its common stock at an average price of $18.19 per share.

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

                                           2001                           2000                         1999
                            ----------------------------------------------------------------------------------------------
                            Average               Average     Average             Average     Average             Average
                            Balance     Interest  Yld/Cost    Balance   Interest  Yld/Cost    Balance   Interest  Yld/Cost
                            ----------------------------------------------------------------------------------------------

ASSETS
Interest-earning assets:
Loans receivable (4)          $359,928   $28,443    7.90%    $299,770   $23,756     7.92%    $285,439   $21,843    7.65%
Mortgage-backed
  securities                   212,951    13,749    6.46%     278,434    18,449     6.63%     278,537    17,831    6.40%
Investment securities           51,384     3,015    5.87%     100,274     6,180     6.16%     113,731     6,646    5.84%
Other interest-
  earning assets(1)             49,206     1,540    3.13%       5,236       323     6.17%      14,331       702    4.90%
                              --------   -------             --------   -------              --------   -------
Total interest-
  earning assets               673,469    46,747    6.94%     683,714    48,708     7.12%     692,038    47,022    6.79%
                                         -------                        -------                         -------
Non interest-
  earning assets                29,202                         28,529                          25,803
                              --------                       --------                        --------
Total assets                   702,671                        712,243                         717,841
                              ========                       ========                        ========
LIABILITIES AND
STOCKHOLDERS'EQUITY:
Interest-bearing liabilities
Deposits                       409,688    14,043    3.43%     410,330    15,082     3.68%     416,514    14,645    3.52%
Advances from the
  FHLB and borrowings          230,078    12,865    5.59%     243,656    13,839     5.68%     240,371    13,329    5.55%
                              --------   -------             --------   -------              --------   -------
Total interest-bearing
  liabilities                  639,766    26,908    4.20%     653,986    28,921     4.42%     656,885    27,974    4.26%
                                         -------                        -------                         -------
Non interest-bearing
  liabilities                    7,865                          9,432                           9,514
                              --------                       --------                        --------
Total liabilities              647,631                        663,418                         666,399
Stockholders' equity            55,040                         48,825                          51,442
                              --------                       --------                        --------
Total liabilities and
  stockholders' equity        $702,671                       $712,243                        $717,841
                              ========                       ========                        ========
Net interest income                      $19,839                        $19,787                         $19,048
                                        ========                       ========                        ========
Interest rate spread (2)                            2.74%                           2.70%                          2.53%
Net yield on interest-
  earning assets(3)                                 2.95%                           2.89%                          2.75%
Ratio of average
  interest-earning assets
  to average interest
  bearing liabilities                                105%                            105%                           105%



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


                                                   2001 Vs 2000                     2000 Vs 1999
                                            Increase (decrease) due to       Increase (decrease) due to
                                         -----------------------------------------------------------------
                                           Volume      Rate        Net      Volume      Rate       Net
                                         -----------------------------------------------------------------
Interest income:
Loans receivable, net                        $4,740       $(53)    $4,687     $1,123        $790    $1,913
Mortgage-backed securities                   (4,229)      (471)    (4,700)        (7)        624       617
Investment securities                        (2,884)      (281)    (3,165)      (816)        350      (466)
Other interest-earning assets                 1,450       (233)     1,217       (525)        147      (378)
                                         -----------------------------------------------------------------
Total interest-earning assets                  (923)    (1,038)    (1,961)      (225)      1,911     1,686
                                         =================================================================
Interest expense:
Deposits                                        (23)    (1,016)    (1,039)      (221)        658       437
Advances from the FHLB and borrowings          (761)      (213)      (974)       188         322       510
                                         -----------------------------------------------------------------
Total interest-bearing liabilities             (784)    (1,229)    (2,013)       (33)        980       947
                                         =================================================================
Net change in net interest income             $(139)      $191        $52      $(192)       $931      $739
                                         =================================================================


       Comparison of Years Ended December 31, 2001 and December 31, 2000

Net Income. Net income was $5.733 million for the fiscal year ended December 31, 2001, an increase of $1.251 million or 27.9% compared with the year ended December 31, 2000.

In addition, the Corporation's basic earnings per share increased by 31.8% to $2.32 per share during 2001, exceeding the percentage growth in net income by 14%, due to the 25,468 net decrease in shares outstanding during the year. This decrease occurred as the combined result of the Corporation's share repurchases during 2001, which resulted in the repurchase of 60,900 shares of common stock, less 23,276 shares issued as a result of stock option exercises and less 12,156 shares allocated to employee stock ownership plan participants at year end.

Total Interest Income. For the year ended December 31, 2001, total interest income decreased to $46.7 million compared to $48.7 million from the year ended December 31, 2000. The $2.0 million decrease in interest income was mainly the result of a $65.5 million decrease in the average balance of mortgage-backed securities and a $48.9 million decrease in the average balance of investment securities. These decreases were mainly the direct result of lower market interest rates during 2001 compared to 2000, causing an acceleration of prepayments of the Corporation's mortgage-backed securities and the early redemption or "call" of the callable bonds in the Corporation's investment securities portfolios. The Corporation was able to reinvest a portion of these proceeds into loans receivable that on average increased by $60.1 million during 2001. However, an average of $49.2 million was maintained in cash and cash equivalents, earning an average interest rate of 3.13%, which is substantially less than these funds were earning while invested in mortgage-backed securities or investment securities.

At year-end 2001, cash and cash equivalents totaled $69.1 million and was earning the federal funds rate minus 25 basis points or approximately 1.50%. Thus, the Corporation's earnings during 2002 will be significantly affected by the general level of market interest rates and the timing of its reinvestment of cash and cash equivalents into other interest-bearing assets, or the use of the cash and cash equivalents to reduce interest-bearing liabilities.

Total Interest Expense. Total interest expense decreased to $26.9 million from $28.9 million for the year ended December 31, 2001 compared to 2000. This decrease is mainly the result of lower market interest rates during the period and, consequently, lower rates paid on the Corporation's new certificates of deposit. In addition, the Corporation lowered the interest rates paid on several of its other deposit products in order to keep them in line with short-term market interest rates, mainly the federal funds rate. During 2001 the Federal
Reserve Board lowered the federal funds rate eleven times by a total of 475 basis points. The Corporation reacted to this situation by lowering certain administered deposit account rates by 25 to 75 basis points during the fourth quarter of 2001.

Allowance for Loan Losses. The allowance for loan losses was approximately $2.0 million at December 31, 2001 and $1.7 million at December 31, 2000. The provision for loan losses was $500,000 during 2001 compared with $410,000 during 2000. Charge-offs were $242,000 during 2001 compared to $613,000 during 2000. In addition, the allowance for loan losses was 0.52% of gross loans receivable at December 2001 compared with 0.47% at December 31, 2000 while gross loans receivable grew by approximately

$16.1 million. Thus, the growth in the allowance for loan losses is consistent with the growth in the loan portfolio and the level of actual charge-offs. While management maintains Third Federal's allowance for losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income was $3.2 million during 2001 compared with $1.4 million during 2000. Several items had an impact on the $1.8 million increase in non-interest income. The Corporation recorded a one-time gain of $1.1 million related to the sale of $10.8 million in deposits and the related closure of its Warminster, Pennsylvania branch office. In addition, the Corporation recorded a $444,000 non-recurring gain on the sale of $1.3 million of land that had been held as a potential site for an administrative facility. Finally, Third Federal purchased $9 million in bank-owned life insurance on approximately September 1, 2001. This asset produced an increase in its cash surrender value of $174,000 during 2001, which income is included in other operating income.

Non-interest Expense. Total non-interest expense increased by $304,000 during 2001 compared to 2000. This increase occurred mainly from a $489,000 or 6.6% increase in employee compensation and benefits. In addition, during 2001 the Corporation decreased its advertising expenditures by $204,000 and decreased by $122,000 other operating expenses, mainly those related to bank service charges because the Corporation ceased using a third-party bank for its item processing activities and rather used its own personnel and technology.

Income Tax Expense. The Corporation's effective tax rate was 26.5% during 2001 compared to 30.0% during 2000. The decrease occurred as a result of certain tax reduction efforts initiated during 2001 and 2000.


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

Total Interest Income. For the year ended December 31, 2000, total interest income increased to $48.7 million compared to $47.0 million from the year ended December 31, 1999. The $1.7 million increase in interest income was mainly the result of a $14.3 million increase in the average balance of loans receivable combined with a 27 basis point increase in the average rate received on such loans. This rate increase is the result of the Corporation's loan origination and purchase activities during 2000, a period during which market interest rates, and thus the interest rates on new loans closed and purchased, were higher than those on the Corporation's existing portfolio.

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

Allowance for Loan Losses. The allowance for loan losses was approximately $1.7 million at December 31, 2000 and $1.9 million at December 31, 1999. Non-performing loans were approximately $1.5 million at December 31, 2000 compared to $1.4 million a year earlier. Charge-offs were $613,000 during 2000 compared to $292,000 during 1999. The increase in charge-offs during 2000 is largely the result of a one-time, comprehensive review of the Corporation's student loan portfolio. At December 31, 2000 the allowance for loan losses was 116.0% of non-performing loans as compared to 145.6% of non-performing loans at December 31, 1999. While management maintains Third Federal's allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income was $1.4 million during 2000 compared with $1.6 million during 1999. During 1999 the Corporation recorded a one-time gain of $350,000 on the sale of real estate held for investment compared to no such gain during 2000.

Non-Interest Expense. Total non-interest expense increased by $875,000 during 2000 compared to 1999. This increase occurred mainly from $569,000 increase in employee compensation and benefits, the result of the full year effect of two new branch offices, lending, sales and support staff associated with the expansion of the Corporation's retail banking facilities throughout 1999 and early 2000. In addition, during 2000 the Corporation increased its advertising expenditures by $391,000 and decreased by $333,000 expenditures related to the use of outside professional services for special projects.

Income Tax Expense. The Corporation's effective tax rate was 30.0% during 2000 compared to 35.1% during 1999. The decrease occurred as a result of certain tax reduction efforts initiated during 1998 and 1999.

                        Liquidity and Capital Resources

Liquidity. The Savings Bank's liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Savings Bank's primary sources of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal. During the past several years, the Savings Bank has used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, repurchase its common stock, and increase the Savings Bank's, along with the Corporation's, liquidity. The Savings Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank. As of December 31, 2001, such borrowed funds totaled $222.4 million. Loan prepayments, maturing investments and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2002, is approximately $100.0 million. To the extent that these deposits do not remain at the Savings Bank upon maturity, the Savings Bank believes that it can replace these funds with deposits, excess liquidity, FHLB advances or other borrowings. It has been the Savings Bank's experience that substantial portions of such maturing deposits remain at the Savings Bank.

At December 31, 2001, the Savings Bank had outstanding commitments to originate loans or fund unused lines of credit of $28.8 million. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 2001, the Savings Bank had no outstanding commitments to sell loans.

Capital. Under current regulations, the Savings Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 2001, the Savings Bank met its three regulatory capital requirements.

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

                         Asset and Liability Management

The Savings Bank has established an Asset/Liability Management Committee (ALCO) for the purpose of monitoring and managing market risk, which is defined as the risk of loss of net interest income or economic value arising from changes in market interest rates and prices.

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

Interest Rate Risk Measurements. In order to measure interest rate risk internally, the Corporation uses computer programs which enable it to simulate the changes that will occur to the Savings Bank's net interest income ("NII") over several interest rate scenarios which are developed by "shocking" market interest rates (i.e. moving them immediately and permanently) up and down in 100 basis point increments from their current levels, and by "ramping" interest rates in such a manner as to adversely affect the Savings Bank's simulated net interest income. In addition to the level of interest rates, the most critical assumption regarding the estimated amount of the Savings Bank's NII is the expected prepayment speed of the Savings Bank's 1-4 family residential loans, and related mortgage backed securities, the book value of which comprises approximately 58% of the Corporation's total assets. For this prepayment speed assumption the Corporation uses median expected prepayment speeds which are obtained from a reliable third party source. The Corporation also incorporates into its simulations the effects of the interest rate caps and interest rate floors that are part of the majority of the Savings Bank's variable rate loans.

The Corporation uses its business planning forecast as the basis for its NII simulations. Therefore, planned business activities are incorporated into the measurement horizon. Such activities include assumptions about substantial new loan and deposit volumes, the pricing of loan and deposit products, and other assumptions about future activities that may or may not be realized. In order to quantify the Corporation's NII exposure at December 31, 2001, the Corporation focused on the simulation of net interest income in the "shocked up 200 basis points" and "shocked down 100 basis points" scenarios. The Corporation also used the results of the OTS model's forecast of market value of portfolio equity under different interest rate scenarios. In addition, the Corporation prepared current period and one-year forward "gap" reports in order to show potential mis-matches of repricing or cash flows from the Corporation's current and projected interest rate sensitive assets and liabilities. ALCO evaluated the simulation results, the OTS model results and the "gap" reports and will make adjustments to the Savings Bank's planned activities if in its view there is a need to do so.

At December 31, 2001, the most adverse change in net interest income over the one-year horizon commencing January 1, 2002 using the "shocked up 200 basis points" and "shocked down 100 basis points" simulation methodologies was a $3.2 million or a 15% decrease in expected net interest income. The Corporation estimated its one-year positive gap (i.e. assets repricing/maturing in excess of liabilities repricing/maturing) to be $65.5 million in the "shocked up 200 basis points" scenario, and $135.4 million in the "shocked down 100 basis points" scenario, compared to $87.8 million under the "rates unchanged" interest rate scenario. However, these measurements are highly subjective in nature and are not intended to be a forecast of net interest income under any rate scenario for the year 2002 or for any other period.

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

               Report of Independent Certified Public Accountants


Board of Directors
TF Financial Corporation


         We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the following consolidated financial statements present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/Grant Thornton LLP

Philadelphia, Pennsylvania
January 24, 2002

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                                                          December 31,
                                                                                                     ----------------------
                   ASSETS                                                                              2001         2000
                                                                                                     ----------------------
                                                                                                        (in thousands)

Cash and cash equivalents                                                                            $ 69,139      $ 10,618
Certificates of deposit in other financial institutions                                                   194           191
Investment securities available for sale - at fair value                                               22,671        18,865
Investment securities held to maturity (fair value of $9,830
         and $61,919 as of December 31, 2001 and 2000, respectively)                                    9,866        63,461
Mortgage-backed securities available for sale - at fair value                                          99,763        97,914
Mortgage-backed securities held to maturity (fair value of $94,735
         and $133,458 as of December 31, 2001 and 2000, respectively)                                  93,367       135,142
Loans receivable, net                                                                                 377,635       361,806
Federal Home Loan Bank stock - at cost                                                                 11,368        13,042
Accrued interest receivable                                                                             4,154         5,523
Premises and equipment, net                                                                             7,484         9,410
Goodwill and other intangible assets, net                                                               5,099         5,809
Other assets                                                                                           10,464         1,516
                                                                                                     ----------------------
                   TOTAL ASSETS                                                                      $711,204      $723,297
                                                                                                     ======================


                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
         Deposits                                                                                    $422,052      $400,851
         Advances from the Federal Home Loan Bank                                                     222,359       244,859
         Other borrowings                                                                                   -        14,962
         Advances from borrowers for taxes and insurance                                                1,241         1,158
         Accrued interest payable                                                                       3,762         4,670
         Other liabilities                                                                              3,815         3,688
                                                                                                     ----------------------
                   Total liabilities                                                                  653,229       670,188
                                                                                                     ----------------------

Stockholders' equity
         Preferred stock, no par value; 2,000,000 shares authorized
                  at December 31, 2001 and 2000, none issued                                                -             -
         Common stock, $0.10 par value; 10,000,000 shares authorized,
                  5,290,000 shares issued, 2,465,986 and 2,491,454 shares
                  outstanding at December 31, 2001 and 2000, respectively,
                  net of shares in treasury:  2001 - 2,571,712; 2000 - 2,534,088                          529           529
         Retained earnings                                                                             56,370        52,061
         Additional paid-in capital                                                                    51,652        51,704
         Unearned ESOP shares                                                                          (2,523)       (2,644)
         Shares acquired by MSBP                                                                            -            (4)
         Treasury stock - at cost                                                                     (48,838)      (48,173)
         Accumulated other comprehensive income (loss)                                                    785          (364)
                                                                                                     ----------------------
                   Total stockholders' equity                                                          57,975        53,109
                                                                                                     ----------------------
                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $711,204      $723,297
                                                                                                     ======================

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF EARNINGS

                                                                      Year ended December 31,
                                                                 ----------------------------
                                                                    2001      2000      1999
                                                                 ----------------------------
                                                            (in thousands, except per share data)
Interest income
         Loans, including fees                                   $28,443   $23,756   $21,843
         Mortgage-backed securities                               13,749    18,449    17,831
         Investment securities                                     3,015     6,180     6,646
         Interest-bearing deposits and other                       1,540       323       702
                                                                 ----------------------------
                           TOTAL INTEREST INCOME                  46,747    48,708    47,022
                                                                 ----------------------------
Interest expense
         Deposits                                                 14,043    15,082    14,645
         Borrowings                                               12,865    13,839    13,329
                                                                 ----------------------------
                           TOTAL INTEREST EXPENSE                 26,908    28,921    27,974
                                                                 ----------------------------
                           NET INTEREST INCOME                    19,839    19,787    19,048
                                                                 ----------------------------
Provision for possible loan losses                                   500       410       300

                           NET INTEREST INCOME AFTER PROVISION
                                    FOR POSSIBLE LOAN LOSSES      19,339    19,377    18,748
                                                                 ----------------------------

Non-interest income
         Service fees, charges and other operating income          1,734     1,353     1,239
         Gain on sale of deposits                                  1,092         -         -
         Gain on sale of real estate held for investment             444         -       350
         Gain (loss) on sale of investment and mortgage-backed
            securities                                              (126)       46         -
         Gain on sale of loans                                        28        33         -
                                                                 ----------------------------
                           TOTAL NON-INTEREST INCOME               3,172     1,432     1,589
                                                                 ----------------------------
Non-interest expense
         Employee compensation and benefits                        7,865     7,376     6,805
         Occupancy and equipment                                   2,493     2,392     2,055
         Federal deposit insurance premium                            75        85       258
         Professional fees                                           486       385       718
         Advertising                                                 507       711       320
         Other operating                                           2,572     2,694     2,552
         Amortization of goodwill and other intangible assets        710       761       821
                                                                 ----------------------------
                           TOTAL NON-INTEREST EXPENSE             14,708    14,404    13,529
                                                                 ----------------------------
                           INCOME BEFORE INCOME TAXES              7,803     6,405     6,808

Income taxes                                                       2,070     1,923     2,386
                                                                 ----------------------------
                           NET INCOME                            $ 5,733   $ 4,482   $ 4,422
                                                                 ============================
Earnings per share - basic                                       $  2.32   $  1.76   $  1.60
                                                                 ============================
Earnings per share - diluted                                     $  2.15   $  1.71   $  1.52
                                                                 ============================

  The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                        Years ended December 31, 2001, 2000 and 1999
                                  --------------------------------------------------------------------------------------------------
                                                               (in thousands, except share data)

                                                                                                         Accumu-
                                                                                                         lated
                                                                                                         other
                                      Common stock   Additional Unearned  Shares                         compre-            Compre-
                                                Par   paid-in   ESOP      acquired  Treasury  Retained   income             hensive
                                  Shares        Value capital   shares    by MSBP   stock     earnings   (loss)    Total    income
                                  --------------------------------------------------------------------------------------------------
Balance at January 1, 1999        2,857,932   $  529   $51,877 $(2,888) $(468)    $(42,386)  $45,842  $   154   $52,660
Allocation of ESOP shares            12,156        -        86     122      -            -         -        -       208
Amortization of MSBP expense              -        -        33       -    397            -         -        -       430
Purchase of treasury stock         (303,578)       -         -       -      -       (4,800)        -        -    (4,800)
Cash dividends - common stock             -        -         -       -      -            -    (1,359)       -    (1,359)
Exercise of options                   9,650        -       (65)      -      -          190         -        -       125
Other comprehensive loss, net of
  taxes                                   -        -         -       -      -            -         -   (3,239)   (3,239)  $(3,239)
Net income for the year ended
December 31, 1999                         -        -         -       -      -            -     4,422        -     4,422     4,422
                                  --------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                      $ 1,183
                                  ==================================================================================================
Balance at December 31, 1999      2,576,160   $  529   $51,931 $(2,766) $ (71)    $(46,996)  $48,905  $(3,085)  $48,447
                                  ==================================================================================================
Allocation of ESOP shares            12,156        -        52     122      -            -         -        -       174
Amortization of MSBP expense              -        -        33       -     67            -         -        -       100
Purchase of treasury stock         (138,112)       -         -       -      -       (1,972)        -        -    (1,972)
Cash dividends - common stock             -        -         -       -      -            -    (1,326)       -    (1,326)
Exercise of options                  41,250        -      (312)      -      -          795         -        -       483
Other comprehensive income, net of
  taxes                                   -        -         -       -      -            -         -    2,721     2,721   $ 2,721
Net income for the year ended
  December 31, 2000                       -        -         -       -      -            -     4,482        -     4,482     4,482
                                  --------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                      $ 7,203
                                  --------------------------------------------------------------------------------------------------
Balance at December 31, 2000      2,491,454   $  529   $51,704 $(2,644) $  (4)    $(48,173)  $52,061  $  (364)  $53,109
                                  ==================================================================================================
Allocation of ESOP shares            12,156        -       112     121      -            -         -        -       233
Amortization of MSBP expense              -        -         3       -      4            -         -        -         7
Purchase of treasury stock          (60,900)       -         -       -      -       (1,110)        -        -    (1,110)
Cash dividends - common stock             -        -         -       -      -            -    (1,424)       -    (1,424)
Exercise of options                  23,276        -      (167)      -      -          445         -        -       278
Other  comprehensive  income, net
  of taxes                                -        -         -       -      -            -         -    1,149     1,149   $ 1,149
Net income for the year ended
December 31, 2001                         -        -         -       -      -            -     5,733        -     5,733     5,733
                                  --------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                      $ 6,882
                                  ==================================================================================================
Balance at December 31, 2001      2,465,986   $  529   $51,652 $(2,523) $   -     $(48,838)  $56,370  $   785   $57,975
                                  ==================================================================================================

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Year ended December 31,
                                                                      -----------------------------------
                                                                           2001         2000         1999
                                                                      -----------------------------------
                                                                                 (in thousands)
OPERATING ACTIVITIES
Net income                                                            $   5,733    $   4,482    $   4,422
Adjustments to reconcile net income to net cash provided
        by operating activities
     Amortization of
     Mortgage loan servicing rights                                          14           13           14
     Deferred loan origination fees                                        (387)        (119)         (75)
     Premiums and  discounts on  investment  securities, net                 36           65           36
     Premiums and discounts on mortgage-backed
        securities and loans, net                                           (72)        (544)         607
     Goodwill and other intangibles                                         710          761          821
Deferred income taxes                                                      (172)        (122)          99
Provision  for loan losses and  provision for losses on real estate         510          459          306
Depreciation of premises and equipment                                    1,092        1,040          903
Increase in value of bank-owned life insurance                             (174)           -            -
Stock-based benefit programs                                                240          274          637
(Gain) loss on sale of
     Investment and mortgage-backed securities                              126          (46)           -
     Real estate acquired through foreclosure                               (27)         (48)          (5)
     Property, equipment and real estate held for investment               (444)           -         (350)
     Mortgage loans                                                         (28)         (33)           -
     Deposits                                                            (1,092)           -            -
(Increase) decrease in
     Accrued interest receivable                                          1,369         (565)        (400)
     Other assets                                                           248         (283)        (210)
Increase (decrease) in
     Accrued interest payable                                              (908)         921         (417)
     Other liabilities                                                     (470)        (122)      (2,822)
                                                                       ----------------------------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                   6,304        6,133        3,566
                                                                       ----------------------------------
INVESTING ACTIVITIES
     Loan originations and principal payments on loans, net              57,493       (2,831)      35,634
     Principal repayments on mortgage-backed securities
        held to maturity                                                 41,456       24,827       56,448
     Principal repayments on mortgage-backed securities
        available for sale                                               22,415       11,925       20,258
     Purchases of loans                                                 (74,647)     (72,990)     (83,643)
     Proceeds from loan sales                                             1,480        1,669            -
     Purchases and maturities of certificates of deposit in other
        financial institutions, net                                          (3)         656        1,391
     Purchases of investment and mortgage-backed securities
        held to maturity                                                      -      (96,595)    (189,650)
     Purchase of investment securities and mortgage-backed
        securities available for sale                                   (47,364)     (11,508)    (108,882)



                                                                     (Continued)

                                                                                       Year ended December 31,
                                                                                ------------------------------------
                                                                                    2001         2000         1999
                                                                                ------------------------------------
                                                                                             (in thousands)
Purchase of bank-owned life insurance                                           $  (9,000)   $       -    $       -
Proceeds from maturities of investment securities
   held to maturity                                                                51,233       99,726      174,104
Proceeds from maturities of investment securities
   available for sale                                                              18,501            -        6,000
Proceeds from the sale of investment and mortgage-backed
   securities available for sale                                                    4,890       41,892        3,145
(Purchase) redemption of Federal Home Loan Bank stock                               1,674            -       (3,874)
Sale (purchase) of property, equipment and real estate held for investment          1,635            -        2,698
Proceeds from sales of real estate acquired through foreclosure                       163          452          195
Purchase of premises and equipment                                                   (357)      (1,273)      (1,063)
                                                                                ------------------------------------
                     NET CASH (USED IN) PROVIDED BY
                          INVESTING ACTIVITIES                                     69,569       (4,050)     (87,239)
                                                                                ------------------------------------
FINANCING ACTIVITIES
   Net increase (decrease) in demand deposit/NOW accounts, passbook
      savings accounts and certificates of deposit                                 31,989         (847)     (37,215)
   Funding of sale of deposits                                                     (9,706)           -            -
   Net increase (decrease) in advances from Federal Home Loan Bank                (22,500)      (3,674)      85,174
   Net increase (decrease) in securities sold under agreements to repurchase      (14,962)        (804)      15,766
   Net increase (decrease) in advances from borrowers for taxes and insurance          83          (40)          (6)
   Treasury stock acquired                                                         (1,110)      (1,972)      (4,800)
   Exercise of stock options                                                          278          483          125
   Common stock dividends paid                                                     (1,424)      (1,326)      (1,359)
                                                                                ------------------------------------
                     NET CASH PROVIDED BY (USED IN)
                        FINANCING ACTIVITIES                                      (17,352)      (8,180)      57,685
                                                                                ------------------------------------
                     NET INCREASE (DECREASE) IN CASH AND
                         CASH EQUIVALENTS                                          58,521       (6,097)     (25,988)
Cash and cash equivalents at beginning of year                                     10,618       16,715       42,703
                                                                                ------------------------------------
Cash and cash equivalents at end of year                                        $  69,139    $  10,618    $  16,715
                                                                                ====================================
Supplemental disclosure of cash flow information
  Cash paid for
    Interest on deposits and advances from Federal Home Loan Bank               $  27,816    $  28,122    $  28,391
    Income taxes                                                                $   2,495    $   1,675    $   1,940
  Non-cash transactions
    Transfers from loans to real estate acquired through
      foreclosure                                                               $       -    $     127    $     434

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2001 and 2000




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    TF Financial Corporation (TF Financial) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiary, Third Federal Savings Bank (Third Federal or the Bank). Third Federal is a federally chartered-stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution that conducts operations from its main office in Newtown, Pennsylvania, ten full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and three full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

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

    3.  Investment and Mortgage-Backed Securities

    The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Corporation classifies its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading, or available for sale. The Corporation does not presently engage in security trading activities.

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

    The Corporation accounts for derivatives under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended in June, 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities
    - Deferral of the Effective Date of FASB Statement No. 133," and in June, 2000, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS No. 133). SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS No. 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any change in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings

    SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119") requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2001, 2000 or 1999.

                           December 31, 2001 and 2000




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

    The Corporation accounts for loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

    The Bank identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued on such loans and cash payments received are applied to reduce principal.

    Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. When necessary an allowance for loan losses has been established for all loans identified as impaired.

    On July 6, 2001, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues, SAB No. 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loan loses in accordance with US GAAP. The adoption of SAB No. 102 did not have a material impact on the Corporation's financial position or results of operations.

    5.  Premises and Equipment

    Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets.

    In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"). SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. However, SFAS No. 144 makes changes to the scope and certain measurement requirements of existing accounting guidance. SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of this statement is not expected to have a significant impact on the financial condition or results of operations of the Corporation.

                           December 31, 2001 and 2000




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6.  Goodwill and Other Intangible Assets

The Bank acquired three Mercer County, New Jersey offices and related deposits of Cenlar Federal Savings Bank. The Bank assumed $137.6 million in deposits in exchange for $126.5 million in cash. As a result of the acquisition, the Bank recorded core deposit intangible of $2.9 million and goodwill of $6.6 million. The core deposit intangible acquired is being amortized on an accelerated basis over 10 years. The goodwill acquired is being amortized on a straight-line basis over 15 years. Amortization expense for 2001, 2000 and 1999 was $710,000, $761,000, and $819,000, respectively.

On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for the Corporation are as follows:

o all business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

o intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability

o goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

o effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

o all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

The goodwill acquired from the acquisition of the offices and related deposits of Cenlar Federal Savings Bank was recorded as an unidentifiable intangible asset under SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions", and is not at the present time subject to the provisions of SFAS No. 142. Accordingly, the Corporation will continue to amortize all of its goodwill as of January 1, 2002.

7.  Transfers of Financial Assets

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

In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replacing SFAS No. 125. This new statement revises the standard for accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The new standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and reclassification of collateral and for disclosures relating to securitizations transactions and collateral this statement is effective for fiscal years ending after December 15, 2000 with earlier application not allowed and is to be applied prospectively. The adoption of this new standard did not have a material impact upon the Corporation's consolidated financial statements.

                           December 31, 2001 and 2000



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

    10. Advertising Costs

    The Corporation expenses advertising costs as incurred.

    11. Earnings Per Share

    The Corporation follows the provisions of SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

                           December 31, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    12. Comprehensive Income

    The Corporation follows SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Corporation's other comprehensive income consists of net unrealized gains and losses on investment securities available for sale. Comprehensive income for 2001, 2000 and 1999 was $6,882,000, $7,203,000, and $1,183,000, respectively. The components of other comprehensive income (loss) are as follows:

                                                                                       December 31, 2001
                                                                         ------------------------------------------------
                                                                                              Tax
                                                                         Before tax         (expense)         Net of tax
                                                                           amount            benefit            amount
                                                                         ------------------------------------------------
                                                                                         (in thousands)
Unrealized gains on securities
         Unrealized holding gains arising during period                    $ 1,872            $ (640)           $ 1,232
Reclassification adjustment for losses realized in net income                  126               (43)                83
                                                                           --------------------------------------------
Other comprehensive income, net                                            $ 1,746            $ (597)           $ 1,149
                                                                           ============================================

                                                                                       December 31, 2000
                                                                         ------------------------------------------------
                                                                                              Tax
                                                                         Before tax         (expense)         Net of tax
                                                                           amount            benefit            amount
                                                                         ------------------------------------------------
                                                                                         (in thousands)
Unrealized gains on securities
         Unrealized holding gains arising during period                    $ 4,165          $ (1,414)           $ 2,751
Reclassification adjustment for gains realized in net income                   (46)               16                (30)
                                                                           --------------------------------------------
Other comprehensive income, net                                            $ 4,119          $ (1,398)           $ 2,721
                                                                           ============================================


                                                                                       December 31, 1999
                                                                         ------------------------------------------------
                                                                                              Tax
                                                                         Before tax         (expense)         Net of tax
                                                                           amount            benefit            amount
                                                                         ------------------------------------------------
                                                                                         (in thousands)
Unrealized losses on securities
         Unrealized holding losses arising during period                 $ (4,927)            $ 1,688         $ (3,239)
                                                                         ---------------------------------------------
Other comprehensive loss, net                                            $ (4,927)            $ 1,688         $ (3,239)
                                                                         =============================================


                                                                     (Continued)

                           December 31, 2001 and 2000




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    13. Segment Reporting

    The Corporation follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and holds assets, and about major customers, regardless of whether that information is used in making operating decisions.

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

NOTE B - CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of the following:

                                                                   December 31,
                                                             ---------------------
                                                                2001         2000
                                                             ---------------------
                                                                 (in thousands)

Cash and due from banks                                      $ 11,176      $ 8,744
Interest-bearing deposits in other financial institutions      57,863        1,774
Federal funds sold                                                100          100
                                                             ---------------------
                                                             $ 69,139      $10,618
                                                             =====================


                           December 31, 2001 and 2000



NOTE C - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

    The Bank has entered into purchases of securities under agreements to resell substantially identical securities. However, there were no securities purchased under agreements to resell at during the years ended December 31, 2001 or 2000.



NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The amortized cost, gross unrealized gains and losses, and fair value of the Corporation's investment and mortgage-backed securities at December 31, 2001 and 2000, are summarized as follows:

                                                                                  December 31, 2001
                                                              -------------------------------------------------------
                                                                                Gross            Gross
                                                              Amortized       unrealized      unrealized        Fair
                                                                 cost           gains           losses          value
                                                              -------------------------------------------------------
                                                                                   (in thousands)
Investment securities held to maturity
         State and political subdivisions                     $  5,743          $   44                -      $  5,787
         Corporate debt securities                               4,123               -              (80)        4,043
                                                              -------------------------------------------------------
                                                                 9,866              44              (80)        9,830
Mortgage-backed securities held to maturity                     93,367           1,449              (81)       94,735
                                                              -------------------------------------------------------
                                                              $103,233          $1,493          $  (161)     $104,565
                                                              =======================================================
Investment securities available for sale
         U.S. Government and federal agencies                 $ 11,018          $   10          $   (99)     $ 10,929
         Corporate debt securities                              11,070             202              (27)       11,245
         Mutual funds                                              500               -               (3)          497
                                                              -------------------------------------------------------
                                                                22,588             212             (129)       22,671

Mortgage-backed securities available for sale                   98,656           1,491             (384)       99,763
                                                              -------------------------------------------------------
                                                              $121,244          $1,703          $  (513)     $122,434
                                                              =======================================================

                           December 31, 2001 and 2000




NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                                                December 31, 2000
                                                            ------------------------------------------------------------
                                                                               Gross            Gross
                                                             Amortized       unrealized      unrealized        Fair
                                                                cost           gains           losses          value
                                                            ------------------------------------------------------------
                                                                               (in thousands)
Investment securities held to maturity
         U.S. Government and federal agencies                 $ 52,499           $  11        $ (1,494)      $ 51,016
         State and political subdivisions                        5,958             133            (112)         5,979
         Corporate debt securities                               5,004               -             (80)         4,924
                                                            ------------------------------------------------------------
                                                                63,461             144          (1,686)        61,919

Mortgage-backed securities held to maturity                    135,142             339          (2,023)       133,458
                                                            ------------------------------------------------------------
                                                              $198,603           $ 483        $ (3,709)      $195,377
                                                            ============================================================
Investment securities available for sale
         U.S. Government and federal agencies                  $12,003           $   -        $    (36)      $ 11,967
         Corporate debt securities                               6,034               -             (30)         6,004
         Mutual funds                                              500               -              (6)           494
         Other                                                     500               -            (100)           400
                                                            ------------------------------------------------------------
                                                                19,037               -            (172)        18,865

Mortgage-backed securities available for sale                   98,298             173            (557)        97,914
                                                            ------------------------------------------------------------
                                                              $117,335           $ 173        $   (729)      $116,779
                                                            ============================================================

    Gross realized gains were $7,000, $151,000, and $-0- for the years ended December 31, 2001, 2000 and 1999, respectively. These gains resulted from the sale of investment and mortgage-backed securities of $507,000, $18.9 million, and $3.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

    Gross realized losses were $133,000, $105,000, and $-0- for the years ended December 31, 2001, 2000 and 1999, respectively. These losses resulted from the sale of investment and mortgage-backed securities of $4.4 million, $23.0 million, and $-0- for the years ended December 31, 2001, 2000 and 1999, respectively.

                           December 31, 2001 and 2000




NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

    The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

                                                                            December 31, 2001
                                                           ------------------------------------------------------------
                                                                Held to maturity              Available for sale
                                                           ------------------------------------------------------------
                                                           Amortized           Fair          Amortized          Fair
                                                             cost             value            cost             value
                                                           ------------------------------------------------------------
                                                                             (in thousands)
Investment securities
         Due in one year or less                            $     -          $     -          $ 2,521         $  2,536
         Due after one year through five years                4,453            4,374           20,067           20,135
         Due after five years through 10 years                3,144            3,166                -                -
         Due after 10 years                                   2,269            2,290                -                -
                                                           ------------------------------------------------------------
                                                              9,866            9,830           22,588           22,671
Mortgage-backed securities                                   93,367           94,735           98,656           99,763
                                                           ------------------------------------------------------------
                                                           $103,233         $104,565         $121,244         $122,434
                                                           ============================================================

    The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

                                                                                December 31, 2001
                                                            ----------------------------------------------------------
                                                                              Gross           Gross
                                                           Amortized        unrealized       unrealized         Fair
                                                             cost             gains           losses            value
                                                            ----------------------------------------------------------
                                                                             (in thousands)

Mortgage-backed securities held to maturity
         FHLMC certificates                                 $35,000           $  789        $  (36)            $35,754
         FNMA certificates                                   15,739              168           (35)             15,871
         GNMA certificates                                   29,877              274             -              30,151
         Real estate mortgage investment conduit             12,550              218            (3)             12,765
         Other mortgage-backed securities                       201                -            (7)                194
                                                            ----------------------------------------------------------
                                                            $93,367           $1,449        $  (81)            $94,735
                                                            ==========================================================
Mortgage-backed securities available for sale
         FHLMC certificates                                 $ 1,077           $   31             -             $ 1,108
         FNMA certificates                                   22,415               74           (30)             22,459
         GNMA certificates                                    5,462               53             -               5,515
         Real estate mortgage investment conduit             69,702            1,333          (354)             70,681
                                                            ----------------------------------------------------------
                                                            $98,656          $ 1,491        $ (384)            $99,763
                                                            ===========================================================

                           December 31, 2001 and 2000




NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                                            December 31, 2000
                                                            ----------------------------------------------------------
                                                                             Gross         Gross
                                                           Amortized       unrealized     unrealized            Fair
                                                             cost            gains         losses               value
                                                            ----------------------------------------------------------
                                                                             (in thousands)
Mortgage-backed securities held to maturity
         FHLMC certificates                                $ 45,971           $  251       $  (420)           $ 45,802
         FNMA certificates                                   20,756               26          (378)             20,404
         GNMA certificates                                   41,090               48          (620)             40,518
         Real estate mortgage investment conduit             27,043               14          (603)             26,454
         Other mortgage-backed securities                       282              -              (2)                280
                                                           -----------------------------------------------------------
                                                           $135,142           $  339       $(2,023)           $133,458
                                                           ===========================================================
Mortgage-backed securities available for sale
         FHLMC certificates                                $  1,419           $   17       $    (5)           $  1,431
         FNMA certificates                                   26,097               16          (434)             25,679
         GNMA certificates                                    7,593                -           (32)              7,561
         Real estate mortgage investment conduit             63,189              140           (86)             63,243
                                                           -----------------------------------------------------------
                                                           $ 98,298           $  173       $  (557)           $ 97,914
                                                           ===========================================================


    Investment securities having an aggregate amortized cost of approximately $4.0 and $21.0 million were pledged to secure public deposits at December 31, 2001 and 2000, respectively.

    There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity.

                           December 31, 2001 and 2000

NOTE E - LOANS RECEIVABLE

    Loans receivable are summarized as follows:

                                                                                          December 31,
                                                                                     ------------------------
                                                                                       2001          2000
                                                                                     ------------------------
                                                                                          (in thousands)
First mortgage loans (principally conventional)
         Secured by one-to-four family residences                                    $222,016        $211,065
         Secured by other non-residential properties                                   93,572          77,486
         Construction loans                                                             9,824          13,950
                                                                                     ------------------------
                                                                                      325,412         302,501
Less net deferred loan origination fees and unamortized premiums                         (633)         (1,501)
                                                                                     ------------------------
                  Total first mortgage loans                                          324,779         301,000
                                                                                     ========================
Consumer and other loans
         Commercial                                                                     9,285          14,630
         Home equity and second mortgage                                               25,640          20,887
         Leases                                                                         3,544           3,493
         Other                                                                         16,154          23,113
                                                                                     ------------------------
                                                                                       54,623          62,123
Unearned premiums                                                                         205             397
                                                                                     ------------------------
                  Total consumer and other loans                                       54,828          62,520
                                                                                     ------------------------
         Less allowance for loan losses                                                (1,972)         (1,714)
                                                                                     ------------------------
                  Total loans receivable                                             $377,635        $361,806
                                                                                     ========================

    Activity in the allowance for loan losses is summarized as follows:

                                                                                     December 31,
                                                                    -----------------------------------------
                                                                       2001              2000            1999
                                                                    -----------------------------------------
                                                                                     (in thousands)
Balance at beginning of year                                        $ 1,714           $ 1,917         $ 1,909
Provision charged to income                                             500               410             300
Charge-offs, net                                                       (242)             (613)           (292)
                                                                    -----------------------------------------
Balance at end of year                                              $ 1,972           $ 1,714         $ 1,917
                                                                    =========================================

    Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, totaled approximately $3.8 million and $1.5 million at December 31, 2001 and 2000, respectively. Interest income that would have been recorded under the original terms of such loans totaled approximately $284,000, $112,000, and $70,000 for the years ended December 31, 2001, 2000 and 1999, respectively. No interest income has been recognized on non-accrual loans for any of the periods presented.

    The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2001 and 2000. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $1,039,000, and $1,290,000 at December 31, 2001 and 2000, respectively. For the year ended December 31, 2001, principal repayments of approximately $251,000 were received and no funds were disbursed to executive officers, directors or their related interests.

                           December 31, 2001 and 2000


NOTE F - LOAN SERVICING

    Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

                                                              December 31,
                                                        ------------------------
                                                           2001            2000
                                                        ------------------------
                                                             (in thousands)
Mortgage loan servicing portfolios
         FHLMC                                          $ 6,789          $ 9,209
         Other investors                                  7,068            4,894
                                                        ------------------------
                                                        $13,857          $14,103
                                                        ========================


    Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $287,000, and $240,000 at December 31, 2001 and 2000, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented.

NOTE G - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

                                          Estimated             December 31,
                                        useful lives      ----------------------
                                                             2001          2000
                                        ---------------------------------------
                                                           (in thousands)

Buildings                                 30 years        $ 5,772       $ 5,747
Leasehold improvements                     5 years          1,264         1,263
Furniture, fixtures and equipment         3-7 years         8,123         7,849
                                                          ---------------------
                                                           15,159        14,859
Less accumulated depreciation                              10,201         9,166
                                                          ---------------------
                                                            4,958         5,693
Land                                                        2,526         3,717
                                                          ---------------------
                                                          $ 7,484       $ 9,410
                                                          ======================


NOTE H - DEPOSITS

    Deposits are summarized as follows:
                                                               December 31,
                                                      --------------------------
                                                          2001              2000
                                                      --------------------------
                                                             (in thousands)

Demand                                                 $18,200           $12,096
NOW                                                     46,990            35,127
Money Market                                            42,557            44,325
Passbook savings                                       169,576           155,699
                                                      --------------------------
Total demand, transaction and passbook deposits        277,323           247,247
Certificates of deposit                                144,729           153,604
                                                      --------------------------
                                                      $422,052          $400,851
                                                      ==========================

    The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $17.3 million and $17.5 million at December 31, 2001 and 2000, respectively.

                           December 31, 2001 and 2000


    At December 31, 2001, scheduled maturities of certificates of deposit are as follows:

                                  Year ending December 31,
-----------------------------------------------------------------------------------------
   2002          2003         2004           2005         2006    Thereafter        Total
-----------------------------------------------------------------------------------------
                                   (in thousands)
$99,994         $25,805       $8,423       $8,757        $1,414        $336     $144,729
=========================================================================================


NOTE I - ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

    Advances from the Federal Home Loan Bank consist of the following:

                                        December 31,
                ------------------------------------------------------------
                        2001                              2000
                ------------------------------------------------------------
 Contractual                 Weighted                             Weighted
maturity date     Amount   average rate                Amount   average rate
                ------------------------------------------------------------
                                      (in thousands)

    2001        $      -            -  %             $ 47,500           6.75%
    2002          15,000         5.52                   5,000           6.05
    2003          27,000         5.70                  12,000           6.18
    2004          52,000         5.23                  52,000           5.23
    2005           5,000         6.58                   5,000           6.58
    2006          25,000         5.44                  25,000           5.44
    2008          70,000         5.62                  70,000           5.62
    2009          25,000         4.86                  25,000           4.86
    2010           3,359         6.70                   3,359           6.70
                ------------------------------------------------------------
                $222,359         5.46%               $244,859           5.73%
                ============================================================

    The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Unused lines of credit at the Federal Home Loan Bank were $20 million at December 31, 2001.

    Other borrowings comprise repurchase agreements entered into with a primary broker-dealer. There were no borrowings categorized as other borrowings for the period ended December 31, 2001. At year end December 31, 2000, these agreements totaled $15.0 million, matured within one year at year end, were at interest rates of 6.61%, and were collateralized by investment and mortgage-backed securities of $20.8 million.

NOTE J - BENEFIT PLANS

    The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes discretionary matching contributions equal to 100% of the first $600 deferred. Contributions to the 401(k) plan totaled $48,000, $48,000, and $40,000 in 2001, 2000 and 1999, respectively.

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

                           December 31, 2001 and 2000


NOTE J - BENEFIT PLANS - Continued

    The following table sets forth the pension plan's funded status and amounts recognized in the consolidated statements of financial position at the dates indicated.

                                                                                                      December 31,
                                                                                                ---------------------
                                                                                                   2001          2000
                                                                                                ---------------------
                                                                                                    (in thousands)
Change in benefit obligation
  Benefit obligation at beginning of year                                                         $ 3,017       $ 2,898
  Service cost                                                                                        114            68
  Interest cost                                                                                       194           210
  Actuarial loss                                                                                      (96)          (81)
  Benefits paid                                                                                    (1,238)          (78)
                                                                                                -----------------------
  Benefits obligation at end of year                                                              $ 1,991       $ 3,017
                                                                                                =======================
Change in plan assets
  Fair value of plan assets at beginning of year                                                  $ 2,713       $ 2,382
  Actual return on plan assets                                                                        391            61
  Employer contribution                                                                               457           348
  Benefits paid                                                                                    (1,238)          (78)
                                                                                                -----------------------
  Fair value of plan assets at end of year                                                        $ 2,323       $ 2,713
                                                                                                =======================
Funded status
  Unfunded accumulated benefits                                                                   $   331       $  (304)
  Unrecognized transition obligation                                                                   15            20
  Unrecognized net actuarial loss (gain)                                                             (245)            3
  Unrecognized prior service cost                                                                     364           424
                                                                                                -----------------------
  Prepaid benefit cost                                                                            $   465       $   143
                                                                                                =======================

                                                      2001      2000      1999
                                                      ------------------------

Weighted-average assumptions as of December 31
         Discount rate                                7.00%     7.50%     6.50%
         Expected return on plan assets               8.00      8.00      8.00
         Rate of compensation increase                4.00      4.00      4.00

Components of net periodic benefit cost
         Service cost                                $ 114     $  68     $  47
         Interest cost                                 194       210       203
         Expected return on plan assets               (231)     (204)     (176)
         Amortization of prior service cost             58        65        65
                                                      ------------------------
         Net periodic benefit cost                   $ 135     $ 139     $ 139
                                                     =========================

                           December 31, 2001 and 2000


NOTE J - BENEFIT PLANS - Continued

    The Corporation also maintains the following benefit plans:

    1.  Employee Stock Ownership Plan

    The Corporation established an internally leveraged ESOP for eligible employees who have completed six months of service with the Corporation or its subsidiaries. The ESOP borrowed $4.2 million from the Corporation to purchase 423,200 newly issued shares of common stock. The Corporation makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Corporation accounts for its ESOP in accordance with SOP 93-6. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense was $162,000, $112,000, and $151,000 in 2001, 2000 and
    1999, respectively.

                                                          December 31,
                                                   ------------------------
                                                        2001          2000
                                                   ------------------------
              Allocated shares                        126,600       124,700
              Unreleased shares                       252,300       264,400
                                                   ------------------------
                       Total ESOP shares              378,900       389,100
                                                   ========================
              Fair value of unreleased shares      $5,323,500    $4,428,700
                                                   ========================


    2.  Management Stock Bonus Plan

    The Board of Directors also adopted a MSBP that was approved by the Corporation's stockholders on October 13, 1994. The MSBP provides that up to 211,600 shares of common stock may be granted, at the discretion of the Board, to directors and key officers at no cost to the individuals. The Corporation granted 178,292 shares on November 18, 1994, 24,000 shares on December 18, 1995, and 9,308 shares on December 15, 1998, in the form of restricted stock payable over five years from the date of grant. The recipients of the restricted stock are entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. In the event the recipient terminates association with the Corporation for reasons other than death, disability or change in control, the recipient forfeits all rights to the allocated shares under restriction which are cancelled and revert to the Corporation for reissuance under the plan. Shares acquired by MSBP of $2.1 million were recorded at the date of award based on the market value of shares acquired by the Corporation. Shares acquired by the MSBP, which are shown as a separate component of stockholders' equity, are being amortized to expense over the five-year vesting period; $7,000, $100,000, and $430,000 was amortized to expense in 2001, 2000 and 1999, respectively. At December 31, 2001, there were no shares reserved for future grants under the plan.

                           December 31, 2001 and 2000




NOTE J - BENEFIT PLANS - Continued

    3.  Stock Option Plans

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

                                              2001          2000         1999
                                            ---------------------------------

               Net income
                        As reported         $5,733        $4,482       $4,422
                        Pro forma           $5,542        $4,306       $4,243

               Basic earnings per share
                        As reported         $ 2.32        $ 1.76       $ 1.60
                        Pro forma           $ 2.25        $ 1.70       $ 1.53

               Diluted earnings per share
                        As reported         $ 2.15        $ 1.71       $ 1.52
                        Pro forma           $ 2.08        $ 1.65       $ 1.46


    These pro forma amounts may not be representative of future disclosures because they do not take into effect the pro forma compensation expense related to grants before 1995.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively: a dividend yield of 2.73%, 3.20%, and 3.73%; expected volatility of 32% 30%, and 30%, risk-free interest rate of 5.00%, 6.20%, and 5.87%, and expected lives of six years for all options.

    A summary of the status of the Corporation's fixed stock option plans as of December 31, 2001, and changes for each of the years in the three-year period then ended was as follows:


                                               2001                       2000                      1999
                                        ---------------------------------------------------------------------------
                                                    Weighted                   Weighted                  Weighted
                                                     average                   average                    average
                                        Number      exercise       Number      exercise      Number      exercise
                                          of        price per        of       price per        of        price per
                                        shares        share        shares       share        shares        share
                                        ---------------------------------------------------------------------------

Outstanding at beginning of year       659,810        $13.22      697,867        $13.26     696,019         $13.24
Options granted                         24,275         20.30       45,930         13.82      17,515          16.31
Options exercised                      (23,276)        12.11      (41,250)        11.72      (9,650)         13.00
Options forfeited                       (7,456)        14.89      (42,737)        15.62      (6,017)         20.24
                                       -------                    -------                   -------
Outstanding at end of year             653,353        $13.52      659,810        $13.22     697,867         $13.26
                                       -------                    -------                   -------

Weighted average fair value of
options granted during year           $   5.71                   $   3.73                  $   4.57

                           December 31, 2001 and 2000


NOTE J - BENEFIT PLANS - Continued

    The following table summarizes information about stock options outstanding at December 31, 2001:

                                          Options outstanding                      Options exercisable
------------------------------------------------------------------------------------------------------------
                                                Weighted
                             Number              average        Weighted          Number         Weighted
                         outstanding at         remaining        average      exercisable at      average
  Range of exercise       December 31,         contractual      exercise       December 31,      exercise
        prices                2001            life (years)        price            2001            price
------------------------------------------------------------------------------------------------------------
    $11.50-14.125            413,820           3.15 years         $11.63           392,220         $11.53
     $14.50-18.00            200,648           5.18 years          15.93           161,229          15.94
     $19.00-28.00             38,885           8.75 years          21.22             8,024          22.87


    Total compensation cost recognized for stock-based employee compensation awards was approximately $162,000, $110,000, and $117,000 for 2001, 2000 and
    1999, respectively.

NOTE K - INCOME TAXES

    The components of income tax expense are summarized as follows:

                                                                             Year ended December 31,
                                                                         ------------------------------
                                                                            2001       2000       1999
                                                                         ------------------------------
                                                                                 (in thousands)
Federal
         Current                                                         $ 2,257    $ 1,875    $ 2,254
         Charge in lieu of income tax relating to stock compensation           3        170          -
         Deferred                                                           (172)      (122)        99
                                                                         ------------------------------
                                                                           2,088      1,923      2,353

State and local - current                                                    (18)         -          33
                                                                         ------------------------------

Income tax provision                                                     $ 2,070    $ 1,923    $ 2,386
                                                                         =============================

    The Corporation's effective income tax rate was different than the statutory federal income tax rate as follows:

                                                   Year ended December 31,
                                                 ---------------------------
                                                 2001       2000       1999
                                                 ---------------------------

Statutory federal income tax                     34.0%      34.0%      34.0%
Increase (decrease) resulting from
         Tax-exempt income                       (5.3)      (6.7)      (5.1)
         State tax, net of federal benefit        0.0        0.0        0.3
         Other                                   (2.2)       2.7        5.9
                                                 ---------------------------
                                                 26.5%      30.0%      35.1%
                                                 ===========================

                           December 31, 2001 and 2000


NOTE K - INCOME TAXES - Continued

    Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 2001 and 2000, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2001 and 2000. The Corporation's net deferred tax asset at December 31, 2001 and 2000, was composed of the following:

                                                                                          December 31,
                                                                                   -------------------------
                                                                                        2001          2000
                                                                                   -------------------------
                                                                                        (in thousands)
        Deferred tax assets
                 Deferred loan origination fees                                       $   35        $   59
                 Deferred compensation                                                   351           288
                 Allowance for loan losses, net                                          586           494
                 Amortization                                                            361           334
                 Unrealized loss on securities available for sale                          -           192
                 Other                                                                     -             1
                                                                                 -------------------------
                                                                                       1,333         1,368
                                                                                 -------------------------
        Deferred tax liabilities
                 Accrued pension expense                                                 534           582
                 Unrealized gain on securities available for sale                        405             -
                 Other                                                                    33             -
                                                                                 -------------------------
                                                                                         972           582
                                                                                 -------------------------
                 Deferred tax asset                                              $       361   $       786
                                                                                 =========================

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

                           December 31, 2001 and 2000

NOTE L - REGULATORY MATTERS

    The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets at December 31, 2001.

    As of December 31, 2001, management believes that the Bank met all capital adequacy requirements to which it was subject.

                                                                      Regulatory capital
                                                                      December 31, 2001
                                              ---------------------------------------------------------------------
                                                   Tangible                    Core                  Risk-based
                                              Capital     Percent       Capital     Percent     Capital     Percent
                                              ---------------------------------------------------------------------

Capital under generally
         accepted accounting principles       $55,074        7.78%       $55,074       7.78%    $55,074       16.10%

Unrealized gain on certain
         available-for-sale securities           (785)      (0.11)          (785)     (0.11)       (785)      (0.23)

Goodwill and other intangible assets           (5,099)      (0.72)        (5,099)     (0.72)     (5,099)     (01.50)
Additional capital items
         General valuation allowances -
                  limited                           -           -              -          -       1,972        0.58
                                              ---------------------------------------------------------------------
Regulatory capital computed                    49,190        6.95         49,190       6.95      51,162       14.95

Minimum capital requirement                    10,618        1.50         28,313       4.00      27,374        8.00
                                              ---------------------------------------------------------------------
Regulatory capital - excess                   $38,572        5.45%       $20,877       2.95%    $23,788        6.95%
                                              =====================================================================

                           December 31, 2001 and 2000




NOTE L - REGULATORY MATTERS - Continued

                                                                      Regulatory capital
                                                                      December 31, 2000
                                              ---------------------------------------------------------------------
                                                  Tangible                   Core                  Risk-based
                                              Capital      Percent      Capital      Percent     Capital    Percent
                                              ---------------------------------------------------------------------
Capital under generally
         accepted accounting principles       $49,976         6.95%     $49,976        6.95%    $49,976       12.97%

Unrealized loss on certain
         available-for-sale securities            309         0.04          309        0.04         309        0.08

Goodwill and other intangible assets           (5,809)       (0.81)      (5,809)      (0.81)     (5,809)      (1.51)
Additional capital items
         General valuation allowances -
                  limited                           -            -            -           -       1,654        0.43
                                              ---------------------------------------------------------------------
Regulatory capital computed                    44,476         6.18       44,476        6.18      46,130       11.97

Minimum capital requirement                    10,801         1.50       28,803        4.00      30,836        8.00
                                              ---------------------------------------------------------------------
Regulatory capital - excess                   $33,675         4.68%     $15,673        2.18%    $15,294        3.97%
                                              =====================================================================

    At December 31, 2001, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution. There are no conditions or events that have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

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

                           December 31, 2001 and 2000




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

Financial instruments, the contract amounts of which represent credit risk, are as follows:

                                                          December 31,
                                                     ---------------------
                                                     2001             2000
                                                     ---------------------
                                                        (in thousands)

               Commitments to extend credit          $28,799        $42,455
               Standby letters of credit               2,338          3,656
               Loans sold with recourse                  175            268
                                                     ----------------------
                                                     $31,312        $46,379
                                                     ======================


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

                           December 31, 2001 and 2000


NOTE N - COMMITMENTS AND CONTINGENCIES

The Bank had no commitments to sell mortgage loans to investors at December 31, 2001 and 2000.

The Bank leases branch facilities for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $316,000, $343,000, and $298,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more are as follows:

                        Year ending December 31,
                    ------------------------------

                    2002                  $142,540
                    2003                   130,495
                    2004                   109,255
                    2005                    67,967
                    2006                    38,475
                    Thereafter              76,950
                    ------------------------------
                                          $565,682
                    ==============================


The  Corporation  has employment  agreements  with certain key  executives  that provide severance pay benefits if there is a change in control of the Corporation. The agreements will continue in effect on a year-to-year basis until terminated or not renewed by the Corporation or key executives. Upon a change in control, the Corporation shall continue to pay the key executives' salary per the agreements and certain benefits for one year. The maximum contingent liability under the agreements at December 31, 2001, was approximately $2,294,000.

From time to time, the Corporation and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Corporation's consolidated financial position or results of operations.

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

                           December 31, 2001 and 2000


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

Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

                                                          December 31,
                                       ----------------------------------------------
                                                 2001                     2000
                                       ----------------------------------------------
                                         Fair        Carrying       Fair     Carrying
                                         value        value         value      value
                                       ----------------------------------------------
                                                        (in thousands)

Cash and cash equivalents               $ 69,139     $ 69,139    $ 10,618    $ 10,618
Investment securities                     32,501       32,537      80,784      82,326
Mortgage-backed securities               194,498      193,130     231,372     233,056


The  fair  value  of  financial  instruments  with  stated  maturities  has been
estimated   using  the  present  value  of  cash  flows,   discounted  at  rates
approximating current market rates for similar assets and liabilities.

                                                         December 31,
                                       ----------------------------------------------
                                                 2001                    2000
                                       ----------------------------------------------
                                         Fair        Carrying     Fair       Carrying
                                         value        value       value        value
                                       ----------------------------------------------
                                                        (in thousands)

Assets
  Interest-bearing deposits with banks  $    194     $    194    $    190    $    191
Liabilities
  Deposits with stated maturities        146,227      144,729     153,296     153,604
  Borrowings with stated maturities
   Short-term (due  within 6 months)           -            -      62,486      62,462
   Long-term                             231,648      222,359     198,493     197,359

                           December 31, 2001 and 2000


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

                                                                           December 31,
                                                     --------------------------------------------------------------
                                                              2001                               2000
                                                     --------------------------------------------------------------
                                                     Fair            Carrying            Fair           Carrying
                                                     value             value             value            value
                                                     --------------------------------------------------------------
                                                                          (in thousands)

Deposits with no stated maturities                  $277,323         $277,323           $247,247       $247,247


The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs, and giving consideration to estimated prepayment risk and credit loss factors.

                                                                           December 31,
                                                     ---------------------------------------------------------------
                                                              2001                               2000
                                                     ---------------------------------------------------------------
                                                      Fair           Carrying              Fair           Carrying
                                                      value            value              value            value
                                                     ---------------------------------------------------------------
                                                                          (in thousands)

Net loans                                           $386,302         $377,635           $367,667       $361,806

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

The Bank's remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank's deposits is required by SFAS No. 107.

                           December 31, 2001 and 2000


NOTE Q - SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

                                                                Year ended December 31,
                                                         ---------------------------------
                                                           2001         2000          1999
                                                         ---------------------------------
                                                                   (in thousands)

Service fees, charges and other operating income
         Loan servicing fees                             $  241       $  329        $  358
         Late charge income                                 105          126            74
         Deposit service charges                            835          548           548
         Bank-owned life insurance value increase           174            -             -
         Other income                                       379          350           259
                                                         ---------------------------------
                                                         $1,734       $1,353        $1,239
                                                         =================================
Other operating expense
         Insurance and surety bond                       $  128       $  120        $  127
         Office supplies                                    249          202           202
         Loan expense                                       359          342           238
         Loan servicing fees                                223          258           284
         Postage                                            261          140           137
         Telephone                                          286          242           187
         Service charges on bank accounts                   205          423           385
         Supervisory examination fees                       141          138           139
         Other expenses                                     720          829           853
                                                         ---------------------------------
                                                         $2,572       $2,694        $2,552
                                                         =================================

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

                           December 31, 2001 and 2000


NOTE S - EARNINGS PER SHARE

The following tables illustrate the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data):

                                                                          Year ended December 31, 2001
                                                                  --------------------------------------------
                                                                                    Weighted
                                                                                    average
                                                                     Income          shares        Per share
                                                                  (numerator)    (denominator)       amount
                                                                  --------------------------------------------
Basic earnings per share
         Income available to common stockholders                    $5,733         2,466,149         $2.32
                                                                                                     =========
Effect of dilutive securities
         Stock options                                                   -           203,880
                                                                  --------------------------
Diluted earnings per share
         Income available to common stockholders plus
            effect of dilutive securities                           $5,733         2,670,029         $2.15
                                                                  ============================================

There were options to purchase 10,000 shares of common stock at a range of $20.88 to $28.00 per share which were outstanding during 2001 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.


                                                                            Year ended December 31, 2000
                                                                  --------------------------------------------
                                                                                    Weighted
                                                                                    average
                                                                     Income          shares        Per share
                                                                  (numerator)    (denominator)       amount
                                                                  --------------------------------------------
Basic earnings per share
         Income available to common stockholders                    $4,482         2,540,242         $1.76
                                                                                                     =========
Effect of dilutive securities
         Stock options                                                   -            82,657
                                                                  --------------------------
Diluted earnings per share
         Income available to common stockholders plus
                  effect of dilutive securities                     $4,482         2,622,899         $1.71
                                                                  ============================================

There were options to purchase 207,929 shares of common stock at a range of $14.75 to $28.00 per share which were outstanding during 2000 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.


                                                                            Year ended December 31, 1999
                                                                  --------------------------------------------
                                                                                    Weighted
                                                                                    average
                                                                     Income          shares        Per share
                                                                  (numerator)    (denominator)      amount
                                                                  --------------------------------------------

Basic earnings per share
         Income available to common stockholders                    $4,422         2,759,690         $1.60
                                                                                                     =====
Effect of dilutive securities
         Stock options                                                   -           158,666
                                                                  --------------------------
Diluted earnings per share
         Income available to common stockholders plus
                  effect of dilutive securities                     $4,422         2,918,356         $1.52
                                                                  ============================================

There were options to purchase 246,109 shares of common stock at a range of $14.50 to $28.00 per share that were outstanding during 1999 which were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                           December 31, 2001 and 2000



NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED)

                                                                           Three months ended
                                                        --------------------------------------------------------
                                                        Dec. 31,          Sept. 30,       June 30,     March 31,
                                                          2001               2001           2001         2001
                                                        --------------------------------------------------------
                                                            (in thousands, except per share data)

Total interest income                                   $11,130           $11,470         $11,817        $12,330
Total interest expense                                    6,431             6,653           6,733          7,091
         Net interest income                              4,699             4,817           5,084          5,239

Provision for possible loan losses                          127               124             124            125
                                                        --------------------------------------------------------
         Net interest income after provision              4,572             4,693           4,960          5,114
Other income                                              1,489               474             809            400
Other expenses                                            3,784             3,627           3,486          3,811
                                                        --------------------------------------------------------

         Income before income taxes                       2,277             1,540           2,283          1,703
Income taxes                                                641               389             595            445
                                                        --------------------------------------------------------
         Net income                                     $ 1,636           $ 1,151         $ 1,688        $ 1,258
                                                        ========================================================
Earnings per share - basic                              $  0.66           $  0.47         $  0.69        $  0.51
                                                        ========================================================
Earnings per share - assuming dilution                  $  0.61           $  0.43         $  0.64        $  0.48
                                                        ========================================================


                                                                           Three months ended
                                                        --------------------------------------------------------
                                                        Dec. 31,          Sept. 30,       June 30,     March 31,
                                                         2000               2000           2000          2000
                                                        --------------------------------------------------------
                                                                    (in thousands, except per share data)

Total interest income                                   $12,103           $12,249         $12,326        $12,029
Total interest expense                                    7,096             7,294           7,352          7,179
         Net interest income                              5,007             4,955           4,974          4,850
Provision for possible loan losses                          145               100             120             44
                                                        --------------------------------------------------------
         Net interest income after provision              4,862             4,855           4,854          4,806
Other income                                                369               367             349            347
Other expenses                                            3,382             3,735           3,690          3,597
                                                        --------------------------------------------------------
         Income before income taxes                       1,849             1,487           1,513          1,556
Income taxes                                                523               417             456            527
                                                        --------------------------------------------------------
         Net income                                     $ 1,326           $ 1,070         $ 1,057        $ 1,029
                                                        ========================================================
Earnings per share - basic                              $  0.53           $  0.42         $  0.42        $  0.40
                                                        ========================================================
Earnings per share - assuming dilution                  $  0.51           $  0.41         $  0.40        $  0.39
                                                        ========================================================


                           December 31, 2001 and 2000



NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

    Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEET

                                                                                 December 31 ,
                                                                            --------------------
                                                                            2001         2000
                                                                            --------------------
                                                                               (in thousands)
                   ASSETS
Cash                                                                        $ 2,458      $ 2,354
Certificates of deposit - other institutions                                    194          190
Investment securities available-for-sale                                          -          400
Investment in Third Federal                                                  52,551       47,328
Investment in TF Investments                                                  2,261        2,245
Investment in Teragon                                                            10           14
Investment in Penns Trail Development                                           275          404
Other assets                                                                    226          174
                                                                            --------------------
                   Total assets                                             $57,975      $53,109
                                                                            ====================

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Total liabilities                                                           $     -      $     -
Stockholders' equity                                                         57,975       53,109
                                                                            --------------------
                   Total liabilities and stockholders' equity               $57,975      $53,109
                                                                            ====================

                                                                            --------------------
STATEMENT OF EARNINGS

                                                                                   Year ended December 31,
                                                                            ---------------------------------
                                                                              2001          2000         1999
                                                                            ---------------------------------
                                                                                      (in thousands)

INCOME
    Equity in earnings of subsidiaries                                      $ 5,825      $ 4,573      $ 4,528
    Interest and dividend income                                                108          140          125
    Other                                                                        29            -            -
                                                                            ---------------------------------
                   Total income                                               5,962        4,713        4,653
                                                                            ---------------------------------
EXPENSES
    Other                                                                       229          231          231
                                                                            ---------------------------------
                   Total expenses                                               229          231          231
                                                                            ---------------------------------
                   NET INCOME                                               $ 5,733      $ 4,482      $ 4,422
                                                                            =================================

                           December 31, 2001 and 2000


NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

STATEMENT OF CASH FLOWS

                                                                                    Year ended December 31,
                                                                         --------------------------------------------
                                                                          2001               2000              1999
                                                                         --------------------------------------------
                                                                                  (in thousands)

Cash flows from operating activities
   Net income                                                            $ 5,733           $ 4,482           $ 4,422
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities
       Equity in earnings of subsidiaries                                 (5,825)           (4,573)           (4,528)
       Gain on sale investment securities available for sale                  (7)                -                -
   Net change in assets and liabilities                                      (97)              (56)             (954)
                                                                         -------------------------------------------
   Net cash provided by (used in) operating activities                      (196)             (147)           (1,060)
                                                                         -------------------------------------------
Cash flows from investing activities
   Capital distribution from subsidiaries                                  2,053             2,938             8,500
   Sale of investment securities available for sale                          507                 -                -
   Purchase and maturities of certificates of deposit
      in other financial institutions, net                                    (4)               (9)               (9)
                                                                         -------------------------------------------
Net cash provided by investing activities                                  2,556             2,929             8,491
                                                                         -------------------------------------------
Cash flows from financing activities
   Cash dividends paid to stockholders                                    (1,424)           (1,326)           (1,359)
   Net (decrease) increase in borrowings from
     Treasury stock acquired                                              (1,110)           (1,972)           (4,800)
   Exercise of stock options                                                 278               483               125
                                                                         -------------------------------------------
Net cash used in financing activities                                     (2,256)           (2,815)           (6,034)
                                                                         -------------------------------------------
NET INCREASE (DECREASE) IN CASH                                              104               (33)            1,397
Cash at beginning of year                                                  2,354             2,387               990
                                                                         -------------------------------------------
Cash at end of year                                                      $ 2,458           $ 2,354           $ 2,387
                                                                         -------------------------------------------
Supplemental disclosure of cash flow information
   Cash paid during the year for income taxes                            $     -           $     -           $    -
                                                                         -------------------------------------------



TF Financial Corporation
----------------------------------------------------------------------------------------------

Board of Directors                         Executive Officers

Robert N. Dusek                            John R. Stranford
Chairman of the Board                      President and Chief Executive Officer

John R. Stranford                          Elizabeth Davidson Maier
                                           Senior Vice President and Corporate Secretary
Carl F. Gregory
                                           Dennis R. Stewart
Thomas J. Gola                             Senior Vice President and Chief Financial Officer

George A. Olsen


Third Federal Savings Bank
----------------------------------------------------------------------------------------------

Board of Directors                         Executive Officers

John R. Stranford                          John R. Stranford
Chairman of the Board                      President and Chief Executive Officer

Carl F. Gregory                            Elizabeth Davidson Maier
Chairman Emeritus                          Corporate Secretary

Robert N. Dusek                            Dennis R. Stewart
                                           Senior Vice President and Chief Financial Officer
Thomas J. Gola
                                           Floyd P. Haggar
George A. Olsen                            Senior Vice President and Chief Lending Officer

Albert M. Tantala                          Kent C. Lufkin
                                           Senior Vice President and Retail Banking Officer
William H. Yerkes, III
                                           Earl A. Pace, Jr.
William J. Happ, Jr.                       Senior Vice President and Chief Information Officer

Dennis L. McCartney




Independent Auditors           Special Counsel               Transfer Agent and Registrar
Grant Thornton LLP             Malizia Spidi & Fisch, P.C.   Computershare Investor Services
Two Commerce Square            1100 New York Avenue, NW      350 Indiana Street
2001 Market Street             Suite 340 West                Suite 800
Philadelphia, PA  19103-7080   Washington, DC  20005         Golden, CO  80401



                           Third Federal Savings Bank
----------------------------------------------------------------------------------------------


                 Corporate Office                       Operations
                  3 Penns Trail                        215-579-4600
             Newtown, PA  18940-3433                www.thirdfedbank.com
                   215-579-4000                email:  service@thirdfedbank.com


                                    Pennsylvania Branches

                                         Bucks County

    Feasterville Office               New Britain Office                  Cross Keys Office
    Buck Hotel Complex                  600 Town Center               834 North Easton Highway
Feasterville, PA  19053-2209      New Britain, PA  18901-5199        Doylestown, PA  18901-1007
        215-364-7096                     215-345-5800                      215-348-5566


                   Newtown Office                   Doylestown Office
             Route 332 and Campus Drive           60 North Main Street
              Newtown, PA  18940-4018          Doylestown, PA  18901-3730
                   215-968-4444                       215-348-9021


                                     Philadelphia County

       Frankford Office                 Fishtown Office                      Mayfair Office
   4625 Frankford Avenue              York & Memphis Streets          Roosevelt Blvd. at Unruh
Philadelphia, PA  19124-5889      Philadelphia, PA  19125-3029      Philadelphia, PA  19149-2494
        215-289-1400                     215-423-2314                      215-332-7650


                 Bridesburg Office                      Woodhaven Office
             Orthodox & Almond Streets                Knights Road Center
              Philadelphia, PA  19137-1626         Knights & Woodhaven Roads
                   215-743-6673                   Philadelphia, PA  19154-2810
                                                        215-824-0151

                                    New Jersey Branches

                 Ewing Office                       Quakerbridge Road Office
             2075 Pennington Road                 590 Lawrence Square Blvd. So.
              Ewing, NJ  08618-1003              Lawrenceville, NJ 08648-2674
                   609-883-7033                          609-689-1010

                                  Hamilton Square Office
                                      1850 Route 33
                              Hamilton Square, NJ 08690-1712
                                      609-890-1333

                                      -47-