Form 10-K, Exhibit 13
period 2002-12-31
TF FINANCIAL CORP
filed 2003-03-28
CIK 921051

To our stockholders


Throughout 2002 interest rates continued to decline as the Federal Reserve attempted to stimulate our weakened economic environment. Technology stocks led the decline in all major stock markets. The negative impact on household investment and retirement plans was dramatic. This led many families to seek the safety of insured deposits where the yields were low but their principal was protected from loss. Through the introduction of "seven-day-a-week" banking hours in each of our market areas and by maintaining our focus on superior customer service initiatives, we experienced a 5% gain in deposits to $442.6 million.

The one bright spot for families around the country was the opportunity to refinance their mortgages at a much lower interest rate. The rate of refinancing during 2002 was unprecedented. Because our portfolio contains a large amount of mortgage-related investment securities and loans, we received a record amount of prepayments throughout 2002. We ramped up our lending operations to reinvest these funds in short-to-intermediate-term mortgages and consumer loans. Despite our best efforts, loan repayments exceeded our lending and loan purchase transactions. This left us with over $100 million in liquidity at a very low yield at December 31, 2002.

We plan to continue our aggressive lending and loan purchase programs aimed primarily at the short and intermediate term to limit our interest rate risk profile. As prepayments slow, our liquidity will be reinvested at higher rates.

In the first quarter of 2003, we opened our fourteenth branch in the Northern Liberties section of Philadelphia. This section of Northeast Philadelphia has experienced a substantial amount of redevelopment in recent years. Property values are rising and the improvements are expected to continue for the foreseeable future. We expect this office to be a strong loan and deposit generator.

We will continue to serve our customers with the personal attention of a community bank while offering the products and services of a regional bank. We are committed to increasing profitability and shareholder value in the future.

The Board of Directors and I would like to express our appreciation to our employees, shareholders and customers for your continued support and confidence.



/s/John R. Stranford

John R. Stranford
President and Chief Executive Officer

Corporate Profile and Related Information

TF Financial Corporation (the "Corporation") is the parent company of Third Federal Savings Bank ("Third Federal" or the "Savings Bank") and its subsidiary Third Delaware Corporation, TF Investments Corporation, Teragon Financial Corporation and Penns Trail Development Corporation. At December 31, 2002, total assets were approximately $721.0 million. The Corporation was formed as a Delaware corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 2002, total stockholders' equity was approximately $62.8 million. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments.

Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Third Federal expanded its operations in Philadelphia and Bucks
Counties, Pennsylvania in June 1992 through its acquisition of Doylestown Federal Savings and Loan Association ("Doylestown"). In September 1996, Third Federal expanded its operations into Mercer County, New Jersey, through its acquisition of three branch offices and approximately $143 million of deposits from Cenlar Federal Savings Bank. Third Federal added a fourth branch office in Mercer County in December, 1999 with the Corporation's acquisition of Village Financial Corporation ("Village"). During the first quarter of 2000 the Corporation closed the branch facility in its administrative office location in Newtown and simultaneously opened a larger, freestanding branch at a nearby site. During the first quarter of 2001 the Corporation closed its branch facility in Princeton, New Jersey and transferred the deposits to its branch office in Lawrenceville, New Jersey. During December 2001 the Corporation closed the sale of $10.2 million in deposits at what had been a leased branch facility in Warminster, Pennsylvania. As of December 31, 2002 Third Federal operated thirteen branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. During the first quarter of 2003 the Savings Bank opened its fourteenth branch office in the Northern Liberties neighborhood in Philadelphia.

Third Federal attracts  deposits  (approximately  $442.6 million at December 31,
2002) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (approximately $207.4 million at December 31, 2002) and other funds, primarily to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences, or purchase securities secured by such loans. Third Federal also originates and purchases commercial real estate and multi-family loans, construction loans and consumer loans, and purchases other investment securities.

Stock Market Information

Since its issuance in July 1994, the Corporation's common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Corporation is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD".

The number of shareholders of record of common stock as of March 17, 2003, was approximately 550. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

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

Stock Price and Dividend History

                                Quoted market price          Dividend paid
Quarter ended                  High              Low           per share
-------------                  ----              ---         -------------
December 31, 2002            $25.510           $20.330           $0.15
September 30, 2002           $23.710           $19.700           $0.15
June 30, 2002                $24.800           $22.070           $0.15
March 31,2002                $23.500           $21.050           $0.15
December 31, 2001            $21.750           $18.880           $0.15
September 30, 2001           $23.700           $17.800           $0.15
June 30, 2001                $19.790           $16.950           $0.14
March 31, 2001               $18.063           $15.625           $0.14

SELECTED FINANCIAL INFORMATION AND OTHER DATA

Financial Condition                                                            At December 31,
                                                                               ---------------
(Dollars in thousands, except per share data)           2002           2001          2000         1999         1998
                                                        ----           ----          ----         ----         ----
Total assets                                          $721,032      $711,204      $723,297     $721,874     $665,608
Loans receivable, net                                  370,092       377,635       361,806      287,979      240,841
Mortgage-backed securities available for sale,
  at fair value                                        115,243        99,763        97,914      132,515       75,285
Mortgage-backed securities held to maturity,
  at amortized cost                                     54,592        93,367       135,142      159,888      180,964
Securities purchased under agreements to
  resell                                                     -             -             -            -            -
Investment securities available for sale, at
  fair value                                            27,243        22,671        18,865       21,930        9,042
Investment securities held to maturity, at
  amortized cost                                        14,563         9,866        63,461       66,760       80,895
Cash and cash equivalents(l)                           100,580        69,139        10,618       16,715       42,703
Deposits                                               442,558       422,052       400,851      401,698      438,913
Advances from the Federal Home Loan Bank and
  other borrowings                                     207,359       222,359       259,821      264,299      163,359
Retained earnings                                       59,978        56,370        52,061       48,905       45,842
Total stockholders' equity                              62,840        57,975        53,109       48,447       52,660
Book value per common share                             $25.31        $23.51        $21.32       $18.81       $18.43
Tangible book value per common share                    $23.34        $21.44        $18.99       $16.26       $15.84



Summary of Operations                                           At or for the year ended December 31,
                                                                -------------------------------------
                                                         2002           2001          2000         1999        1998(2)
                                                         ----           ----          ----         ----        -------
Interest income                                        $40,455       $46,747       $48,708      $47,022      $43,579
Interest expense                                        22,660        26,908        28,921       27,974       26,195
Net interest income                                     17,795        19,839        19,787       19,048       17,384
Provision for loan losses                                  988           500           410          300           60
Non-interest income                                      3,304         3,172         1,432        1,589        1,535
Non-interest expense                                    13,414        14,708        14,404       13,529       12,722
Net income before cumulative effect of change
  in accounting method                                   5,092         5,733         4,482        4,422        3,830
Net income                                               5,092         5,733         4,482        4,422        4,038
Earnings per common share - basic
Continuing operations                                    $2.06         $2.32         $1.76        $1.60        $1.32
Cumulative effect of accounting change                       -             -             -            -        $0.07
Earnings per common share - basic                        $2.06         $2.32         $1.76        $1.60        $1.39
Earnings per common share - diluted
Continuing operations                                    $1.91         $2.19         $1.72        $1.54        $1.23
Cumulative effect of accounting change                       -             -             -            -        $0.07
Earnings per common share - diluted                      $1.91         $2.19         $1.72        $1.54        $1.30

Performance Ratios and Other Selected Data
Return on average assets                                 0.71%         0.82%         0.63%        0.62%        0.58%
Return on average equity                                 8.47%        10.42%         9.18%        8.60%        7.39%
Average equity to average assets                         8.34%         7.83%         6.86%        7.17%        7.74%
Average interest rate spread                             2.42%         2.74%         2.70%        2.54%        2.44%
Non-performing loans to total assets                     0.53%         0.53%         0.20%        0.18%        0.24%
Non-performing loans to total loans                      1.03%         0.99%         0.41%        0.45%        0.65%
Allowance for loan losses to non-performing loans        53.86%        52.22%       115.97%      145.56%      119.16%
Allowance for loan losses to total loans                 0.55%         0.52%         0.47%        0.66%        0.78%
Savings Bank regulatory capital
Core                                                     6.85%         6.95%         6.18%        5.76%        6.79%
Tangible                                                 6.85%         6.95%         6.18%        5.76%        6.79%
Risk based                                              15.25%        14.95%        11.97%       12.83%       17.73%
Dividend payout ratio (3)                               31.41%        26.48%        30.23%       31.82%       36.92%


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

The Corporation's income on a consolidated basis is derived substantially from its investment in its subsidiary, Third Federal. The earnings of Third Federal depend primarily on its net interest income. Net interest income is affected by the interest income that Third Federal receives from its loans and investments and by the interest expense that Third Federal incurs on its deposits, borrowings and other sources of funds. In addition, the mix of Third Federal's interest bearing assets and liabilities can have a significant effect on Third Federal's net interest income; loans generally have higher yields than securities; retail deposits generally have lower interest rates than other borrowings.

Third Federal also receives income from service charges and other fees and occasionally from sales of investment securities and real estate owned. Third Federal incurs expenses in addition to interest expense in the form of salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.


Changes to Financial Condition

Assets. The Corporation's total assets at December 31, 2002 were $721.0 million, an increase of $9.8 million during the year. The increase was mainly the combined result of the net change in various asset categories as described more fully below.

Loans receivable, net, decreased by $7.5 million or 2.0%. During the year, market interest rates were relatively low compared to the interest rates many borrowers were paying the Savings Bank on loans held in the Savings Bank's loan portfolio causing a large number of borrowers with the higher interest rates on their loans to refinance them. Many of these loans were refinanced elsewhere. While the Savings Bank originated $80.9 million in loans, repayments of existing loans totaled $147.3 million. Consequently, the Savings Bank subsidized its own loan originations with approximately $74.6 million of loan purchases. Purchased loans generally have lower yields than otherwise equivalent originated loans.

Investment securities available for sale increased by $4.6 million, net, and mortgage-backed securities available for sale increased by $15.5 million, net during 2002. The Corporation purchased $103.2 million of these securities during the year, $38.4 million were sold generating gains of $1.2 million, and $44.7 million matured or were otherwise repaid. The securities sales were undertaken in order to realize the gains that had accumulated due to decreasing market interest rates. The securities purchased were generally short-term in nature with less than a four year average life in order to lessen the Corporation's interest rate risk as compared to the purchase of longer average life securities even though the longer securities generally have higher yields.

Mortgage-backed securities held to maturity decreased by $38.8 million or 41.5% during 2002. This decrease occurred due to the increased prepayment of the underlying mortgages comprising the securities, which was the result of near record low mortgage rates throughout the year, resulting in an increased number of mortgagors refinancing their mortgages into lower interest rates.

As a result of the net decrease in the Corporation's mortgage-related assets, growth in deposits, and the inability to repay long-term borrowings from the Federal Home Loan Bank without incurring substantial prepayment penalties, the Corporation's cash and cash equivalents grew by $31.4 million and totaled $100.6 million or 14% of total assets at December 31, 2002.

Liabilities. The Corporation's total liabilities were $658.2 million at December 31, 2002, an increase of $5.0 million during 2002.

Deposits increased by $20.5 million; certificates of deposit increased by $2.0 million, while the remaining or "core" deposit categories increased by $18.5 million. Management believes that deposit growth occurred mainly as a result of successful sales initiatives and focused advertising campaigns implemented by the Corporation, but also due to external factors that were causing deposit growth to occur throughout the community banking industry.

Advances from the Federal Home Loan Bank decreased by $15.0 million. Throughout the year the Corporation used excess cash from loan and security repayments, and deposit increases to repay maturing borrowings.

Stockholders' equity. Total consolidated stockholders' equity increased $4.9 million to $62.8 million at December 31, 2002. The increase is largely the result of $5.1 million in net income, plus a $1.1 million increase in accumulated other comprehensive income, less $1.5 million in cash dividends paid to the Corporation's common stockholders. In addition, during the year the Corporation repurchased approximately 16,900 shares of its common stock at an average price of $22.26 per share.

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


                                             2002                                2001                               2000
                                             ----                                ----                               ----
                               Average                 Average     Average                 Average     Average              Average
                               Balance     Interest    Yld/Cost    Balance     Interest    Yld/Cost    Balance    Interest  Yld/Cost
                               -------     --------    --------    -------     --------    --------    -------    --------  --------
ASSETS
Interest-earning assets:
Loans receivable (4)          $362,104     $25,662       7.09%    $359,928     $28,443       7.90%    $299,770    $23,756     7.92%
Mortgage-backed securities     200,316      11,423       5.70%     212,951      13,749       6.46%     278,434     18,449     6.63%
Investment securities           50,072       2,271       4.54%      51,384       3,015       5.87%     100,274      6,180     6.16%
Other interest-earning
  assets(1)                     74,058       1,099       1.48%      49,206       1,540       3.13%       5,236        323     6.17%
                              --------     -------                --------      ------                --------     ------
Total interest-earning
  assets                       686,550      40,455       5.89%     673,469      46,747       6.94%     683,714     48,708     7.12%
                                           -------                              ------                             ------
Non interest-earning
  assets                        34,494                              29,202                              28,529
                              --------                            --------                            --------
Total assets                  $721,044                            $702,671                            $712,243
                              ========                            ========                            ========

LIABILITIES AND
STOCKHOLDERS'EQUITY
Interest-bearing
  liabilities:
Deposits                      $433,522      10,506       2.42%    $409,688      14,043       3.43%    $410,330     15,082     3.68%
Advances from the FHLB
  and borrowings               219,797      12,154       5.53%     230,078      12,865       5.59%     243,656     13,839     5.68%
                              --------     -------                --------      ------                --------     ------
Total interest-bearing
  liabilities                  653,319      22,660       3.47%     639,766      26,908       4.20%     653,986     28,921     4.42%
                                           -------                              ------                             ------
Non interest-bearing
  liabilities                    7,603                               7,865                               9,432
                              --------                            --------                            --------
Total liabilities              660,922                             647,631                             663,418
Stockholders' equity            60,122                              55,040                              48,825
                              --------                            --------                            --------
Total liabilities and
  stockholders' equity        $721,044                            $702,671                            $712,243
                              ========                            ========                            ========
Net interest income                        $17,795                             $19,839                            $19,787
                                           =======                             =======                            =======
Interest rate spread (2)                                 2.42%                               2.74%                            2.70%
Net yield on
  interest-earning assets (3)                            2.59%                               2.95%                            2.89%
Ratio of average
  interest-earning assets
  to average interest
  bearing liabilities                                     105%                                105%                             105%

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

                                                2002 vs 2001                     2001 vs 2000
                                                ------------                     ------------
                                         Increase (decrease) due to       Increase (decrease) due to
                                        ----------------------------------------------------------------
                                         Volume      Rate        Net      Volume      Rate       Net
                                        ----------------------------------------------------------------
Interest income:
Loans receivable, net                   $   171    $(2,952)   $(2,781)   $ 4,740    $   (53)   $ 4,687
Mortgage-backed securities                 (784)    (1,542)    (2,326)    (4,229)      (471)    (4,700)
Investment securities                       (75)      (669)      (744)    (2,884)      (281)    (3,165)
Other interest-earning assets               577     (1,018)      (441)     1,450       (233)     1,217
                                        --------------------------------------------------------------
Total interest-earning assets              (111)    (6,181)    (6,292)      (923)    (1,038)    (1,961)
                                        --------------------------------------------------------------

Interest expense:
Deposits                                    777     (4,314)    (3,537)       (23)    (1,016)    (1,039)
Advances from the FHLB and borrowings      (570)      (141)      (711)      (761)      (213)      (974)
                                        --------------------------------------------------------------
Total interest-bearing liabilities          207     (4,455)    (4,248)      (784)    (1,229)    (2,013)
                                        --------------------------------------------------------------
Net change in net interest income       $  (318)   $(1,726)   $(2,044)   $  (139)   $   191    $    52
                                        ==============================================================

Comparison of Years Ended December 31, 2002 and December 31, 2001

Net Income. Net income was $5.092 million for the fiscal year ended December 31, 2002, a decrease of $641,000 or 11.2% compared with the year ended December 31, 2001. The Corporation's pre-tax income decreased by $1.1 million during 2002 compared with 2001: net interest income decreased by $2.0 million; provisions for possible loan losses increased by $488,000; non-interest income increased by $132,000 and non-interest expenses decreased by $1.3 million.

The Corporation's diluted earnings per share were $1.91 during 2002, a 12.8% decrease from $2.19 diluted earnings per share reported during 2001. The percentage decrease in diluted earnings per share is slightly larger than the percentage decrease in net income because a rising common stock price combined with outstanding stock options created an additional 26,700 dilutive shares.

Total Interest Income. For the year ended December 31, 2002, total interest income decreased to $40.4 million compared to $46.7 million for the year ended December 31, 2001. The $6.3 million decrease in interest income was mainly the result of the repayment of $147.3 million in higher yielding loans receivable, net of the origination and purchase of $140.9 million in loans at substantially lower yields. In addition, the Corporation's adjustable rate loans continued to adjust downward, also due to the continued decrease in market interest rates. As a result, the overall yield on the Corporation's loan portfolio decreased by 81 basis points during 2002. A similar result of low market interest rates combined with high loan prepayments caused the average yield on the Corporation's mortgage-backed securities portfolios to decrease by 76 basis points. At December 31, 2002 prepayments of mortgage-related earning assets were still high. Thus, the Corporation's interest income could be adversely affected during 2003 barring an increase in longer term market interest rates and resulting relief from high loan prepayments.

These mortgage-related loan repayments caused an average of $74.1 million to be maintained in cash and cash equivalents during 2002, earning an average interest rate of 1.48%, which is substantially less than these funds were earning while invested in loans and mortgage-backed securities. At year-end 2002, cash and cash equivalents totaled $100.6 million and was earning the federal funds rate minus 25 basis points or approximately 1.00%. Thus, the Corporation's earnings during 2003 will be significantly affected by the general level of market interest rates and the timing of its reinvestment of cash and cash equivalents into other interest-bearing assets, or the use of the cash and cash equivalents to reduce interest-bearing liabilities.

Total Interest Expense. Total interest expense decreased to $22.7 million from $26.9 million for the year ended December 31, 2002 compared to 2001. This decrease is the result of lower market interest rates during the period and, consequently, lower rates paid on the Corporation's new certificates of deposit; in addition, the Corporation lowered the interest rates paid on several of its other deposit products in order to keep them in line with short-term market interest rates.

Allowance for Loan Losses. The allowance for loan losses was approximately $2.047 million at December 31, 2002 and $1.972 million at December 31, 2001. The provision for loan losses was $988,000 during 2002 compared with $500,000 during 2001. Charge-offs were $913,000 during 2002 compared to $242,000 during 2001. Charge-offs during 2002 included approximately $625,000 during the second quarter attributable to a default by the servicer of the Corporation's purchased lease portfolio. The Corporation now services these leases itself. While management maintains Third Federal's allowance for losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-interest Income. Total non-interest income was $3.3 million during 2002 compared with $3.2 million during 2001. During 2002 the Corporation sold approximately $37.2 million mortgage-backed and investment securities available for sale and realized gains of $1.2 million. During 2001 the Corporation recorded a one-time gain of $1.1 million related to the sale of $10.8 million in deposits and the related closure of its Warminster, Pennsylvania branch office. In addition, during 2001 the Corporation recorded a $444,000 non-recurring gain on the sale of $1.3 million of land that had been held as a potential site for an administrative facility. Finally, Third Federal purchased $9 million in bank-owned life insurance in September 2001. This asset produced an increase in its cash surrender value, which is included in other operating income, of $520,000 during 2002 compared with $174,000 during 2001.

Non-interest Expense. Total non-interest expense decreased by $1.3 million during 2002 compared to 2001. This decrease occurred from a $426,000 decrease in employee compensation and benefits, and occupancy and equipment expenses that, in turn, is largely related to the sale of a branch office at the end of 2001. In addition, during 2002 the Corporation decreased by $236,000 other operating expenses, $110,000 of which related to bank service charges because the Corporation ceased drawing checks on and using a third-party bank for its corporate and customer item processing activities, and rather used its own personnel and technology. Finally, the Corporation's amortization of goodwill and other intangible assets decreased by $488,000 upon the required adoption of Statement of Financial Accounting Standards No. 147 as of January 1, 2002.

Income Tax Expense. The Corporation's effective tax rate was 24.0% during 2002 compared to 26.5% during 2001. The decrease occurred as a result of certain tax reduction efforts initiated during 2001 and 2000, including the effect of a full year of income during 2002 related to bank-owned life insurance.

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

The Savings Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank. As of December 31, 2002, such borrowed funds totaled $207.4 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2003 is $27 million. At December 31, 2002 the Savings Bank had a $20 million unused line of credit and up to approximately $191 million of additional collateral-based borrowing capacity at the Federal Home Loan Bank.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2003, is approximately $96.7 million. To the extent that these deposits do not remain at the Savings Bank upon maturity, the Savings Bank believes that it can replace these funds with deposits, excess liquidity, Federal Home Loan Bank advances or other borrowings. It has been the Savings Bank's experience that substantial portions of such maturing deposits remain at the Savings Bank.

At December 31, 2002, the Savings Bank had outstanding commitments to originate loans or fund unused lines of credit of $37.5 million. The loan commitments will be funded during the twelve months ending December 31, 2003. The unused lines of credit can be funded at any time. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 2002, the Savings Bank had no outstanding commitments to sell loans.

The Corporation also has obligations under lease agreements. Payments required under such lease agreements will be approximately $190,000 during the year ending December 31, 2003.

Capital. Under current regulations, the Savings Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 2002, the Savings Bank met its three regulatory capital requirements.

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

Interest Rate Risk Measurements. In order to measure interest rate risk internally, the Corporation uses computer programs which enable it to simulate the changes that will occur to the Savings Bank's net interest income ("NII") over several interest rate scenarios which are developed by "shocking" market interest rates (i.e. moving them immediately and permanently) up and down in 100 basis point increments from their current levels, and by "ramping" interest rates in such a manner as to adversely affect the Savings Bank's simulated net interest income. In addition to the level of interest rates, the most critical assumption regarding the estimated amount of the Savings Bank's NII is the expected prepayment speed of the Savings Bank's 1-4 family residential loans, and related mortgage backed securities, the book value of which comprises approximately 59% of the Corporation's total assets. For this prepayment speed assumption the Corporation uses median expected prepayment speeds which are obtained from a reliable third party source. The Corporation also incorporates into its simulations the effects of the interest rate caps and interest rate floors that are part of the majority of the Savings Bank's variable rate loans.

The Corporation uses its business planning forecast as the basis for its NII simulations. Therefore, planned business activities are incorporated into the measurement horizon. Such activities include assumptions about substantial new loan and deposit volumes, the pricing of loan and deposit products, and other assumptions about future activities that may or may not be realized. In order to quantify the Corporation's NII exposure at December 31, 2002, the Corporation focused on the simulation of net interest income in the "ramped up 200 basis points" and "shocked down 50 basis points" scenarios. The Corporation also used the results of the most recently available OTS model's forecast of market value of portfolio equity under different interest rate scenarios. In addition, the Corporation prepared current period and one-year forward "gap" reports in order to show potential mis-matches of repricing or cash flows from the Corporation's current and projected interest rate sensitive assets and liabilities. ALCO evaluated the simulation results, the OTS model results and the "gap" reports and will make adjustments to the Savings Bank's planned activities if in its view there is a need to do so.


At December 31, 2002, the most adverse change in net interest income over the two-year horizon commencing January 1, 2003 using the "ramped up 200 basis points" and "shocked down 50 basis points" simulation methodologies was a $2.0 million or a 4% decrease in expected net interest income. The Corporation estimated its one-year positive gap (i.e. assets repricing/maturing in excess of liabilities repricing/maturing) to be $71.0 million in the "ramped up 200 basis points" scenario, and $185.1 million in the "shocked down 50 basis points" scenario, compared to $148.4 million under the "rates unchanged" interest rate scenario. Essentially, the Corporation's net interest income is highly sensitive to the movement of short-term interest rates because of the large amount of cash and cash equivalents on hand at December 31, 2002, and highly sensitive to the movement of long-term interest rates because of the resulting effect on the prepayment speeds of the Corporation's mortgage-related earning assets. However, these measurements are highly subjective in nature and are not intended to be a forecast of net interest income under any rate scenario for the year 2003 or for any other period.

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

Critical Accounting Policies

Certain critical accounting policies of the Corporation require the use of significant judgment and accounting estimates in the preparation of the consolidated financial statements and related data of the Corporation. These accounting estimates require management to make assumptions about matters that are highly uncertain at the time the accounting estimate is made. Management believes that the most critical accounting policy requiring the use of accounting estimates and judgment is the determination of the allowance for loan losses. If the financial condition of a significant amount of debtors should deteriorate more than the Corporation has estimated, present reserves for loan losses may be insufficient and additional provisions for loan losses may be required. The allowance for loan losses was $2,047,000 at December 31, 2002.

  Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS 143 also requires the enterprise to record the contra to the initial obligation as an increase to the carrying amount of the related long-lived asset (i.e., the associated asset retirement costs) and to depreciate that cost over the remaining useful life of the asset. The liability is adjusted at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. Enterprises are required to adopt SFAS 143 for fiscal years beginning after June 15, 2002. Management does not expect the adoption of SFAS 143 to have a material effect on the Corporation's financial position, results of operations, or cash flows.

In October 2001, the FASB issued SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and certain provisions of APB Opinion No. 30 "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 establishes standards for long-lived assets to be disposed of, and redefines the valuation and presentation of discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS 144 did not have a material effect on the Corporation's financial position, results of operations, or cash flows.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 eliminates extraordinary accounting treatment for reporting gain or loss on debt extinguishment, and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 related to the rescission of FASB Statement No. 4 are applicable in fiscal years beginning after May 15, 2002. Management does not expect the adoption of these provisions of SFAS 145 to have a material effect on the Corporation's financial position, results of operations, or cash flows. The provisions related to FASB Statement No. 13 are effective for transactions occurring after May 15, 2002, and all other provisions are effective for financial statements issued on or after May 15, 2002; however, early application is encouraged. Debt extinguishments reported as extraordinary items prior to scheduled or early adoption of SFAS 145 would be reclassified in most cases following adoption. The adoption of these provisions of SFAS 145 did not have a material effect on the Corporation's financial position, results of operations, or cash flows.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The requirements of SFAS 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002; however, early application is encouraged. Management does not expect the adoption of SFAS 146 to have a material effect on the Corporation's financial position, results of operations, or cash flows.

In November 2002, the FASB issued FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect
Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. Management is currently evaluating the effects of the recognition provisions of FIN 45; however, it does not expect that the adoption of these provisions will have a material effect on the Corporation's financial position, results of operations, or cash flows. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the disclosure requirements of FIN 45 did not have a material effect on the Corporation's financial position, results of operations, or cash flows.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation- Transition and Disclosure," which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. Finally, SFAS 148 amends APB Opinion 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. SFAS 148 is effective for fiscal and interim periods ending after December 15, 2002. The adoption of SFAS 148 did not have a material effect on the Corporation's financial position, results of operations, or cash flows.

               Report of Independent Certified Public Accountants


Board of Directors
TF Financial Corporation


         We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the following consolidated financial statements present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note A6 to the consolidated financial statements, the Corporation adopted Statement of Financial Standards No. 147, "Acquisitions of Certain Financial Institutions," effective January 1, 2002.



/s/Grant Thornton LLP

Philadelphia, Pennsylvania
January 23, 2003

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                   December 31


                                                                        2002         2001
                                                                        ----         ----
                                                                         (in thousands)
         ASSETS
Cash and cash equivalents                                            $ 100,580    $  69,139
Certificates of deposit in other financial institutions                    220          194
Investment securities available for sale - at fair value                27,243       22,671
Investment securities held to maturity (fair value of $15,187
  and $9,830 as of December 31, 2002 and 2001, respectively)            14,563        9,866
Mortgage-backed securities available for sale - at fair value          115,243       99,763
Mortgage-backed securities held to maturity (fair value of $57,346
  and $94,735 as of December 31, 2002 and 2001, respectively)           54,592       93,367
Loans receivable, net                                                  370,092      377,635
Federal Home Loan Bank stock - at cost                                  11,424       11,368
Accrued interest receivable                                              3,576        4,154
Premises and equipment, net                                              6,742        7,484
Core deposit intangible asset, net of accumulated amortization of
  $2,271 and $2,049 as of December 31, 2002 and 2001, respectively         553          775
Goodwill, net of accumulated amortization of $2,328                      4,324        4,324
Other assets                                                            11,880       10,464
                                                                     ---------    ---------
         TOTAL ASSETS                                                $ 721,032    $ 711,204
                                                                     =========    =========


         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits                                                           $ 442,558    $ 422,052
  Advances from the Federal Home Loan Bank                             207,359      222,359
  Advances from borrowers for taxes and insurance                        1,330        1,241
  Accrued interest payable                                               2,897        3,762
  Other liabilities                                                      4,048        3,815
                                                                     ---------    ---------
         Total liabilities                                             658,192      653,229
                                                                     ---------    ---------
Stockholders' equity
  Preferred stock, no par value; 2,000,000 shares authorized
    at December 31, 2002 and 2001, none issued                               -            -
  Common stock, $0.10 par value; 10,000,000 shares authorized,
    5,290,000 shares issued, 2,482,586 and 2,465,986 shares
    outstanding at December 31, 2002 and 2001, respectively,
    net of shares in treasury:  2002 - 2,567,268; 2001 - 2,571,712         529          529
  Retained earnings                                                     59,978       56,370
  Additional paid-in capital                                            51,647       51,652
  Unearned ESOP shares                                                  (2,401)      (2,523)
  Treasury stock - at cost                                             (48,809)     (48,838)
  Accumulated other comprehensive income                                 1,896          785
                                                                     ---------    ---------
         Total stockholders' equity                                     62,840       57,975
                                                                     ---------    ---------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 721,032    $ 711,204
                                                                     =========    =========

The accompanying notes are an integral part of these statements

                       CONSOLIDATED STATEMENTS OF EARNINGS

                             Year ended December 31,

                                                                          2002       2001        2000
                                                                          ----       ----        ----
                                                                    (in thousands, except per share data)
Interest income
  Loans, including fees                                               $ 25,662   $ 28,443    $ 23,756
  Mortgage-backed securities                                            11,423     13,749      18,449
  Investment securities                                                  2,271      3,015       6,180
  Interest-bearing deposits and other                                    1,099      1,540         323
                                                                      --------   --------    --------
         TOTAL INTEREST INCOME                                          40,455     46,747      48,708
                                                                      --------   --------    --------

Interest expense
  Deposits                                                              10,506     14,043      15,082
  Borrowings                                                            12,154     12,865      13,839
                                                                      --------   --------    --------
         TOTAL INTEREST EXPENSE                                         22,660     26,908      28,921
                                                                      --------   --------    --------
         NET INTEREST INCOME                                            17,795     19,839      19,787
                                                                      --------   --------    --------

Provision for possible loan losses                                         988        500         410

         NET INTEREST INCOME AFTER PROVISION
           FOR POSSIBLE LOAN LOSSES                                     16,807     19,339      19,377
                                                                      --------   --------    --------

Non-interest income
  Service fees, charges and other operating income                       2,114      1,734       1,353
  Gain on sale of deposits                                                   -      1,092           -
  Gain on sale of real estate held for investment                            -        444           -
  Gain  (loss) on sale of investment and mortgage-backed securities      1,190       (126)         46
  Gain on sale of loans                                                      -         28          33
                                                                      --------   --------    --------
         TOTAL NON-INTEREST INCOME                                       3,304      3,172       1,432
                                                                      --------   --------    --------
Non-interest expense
  Employee compensation and benefits                                     7,629      7,865       7,376
  Occupancy and equipment                                                2,303      2,493       2,392
  Federal deposit insurance premium                                         75         75          85
  Professional fees                                                        408        486         385
  Advertising                                                              441        507         711
  Other operating                                                        2,336      2,572       2,694
  Amortization of core deposit intangible asset                            222        266         317
  Amortization of goodwill                                                   -        444         444
                                                                      --------   --------    --------
         TOTAL NON-INTEREST EXPENSE                                     13,414     14,708      14,404
                                                                      --------   --------    --------
         INCOME BEFORE INCOME TAXES                                      6,697      7,803       6,405

Income taxes                                                             1,605      2,070       1,923
                                                                      --------   --------    --------

         NET INCOME                                                   $  5,092   $  5,733    $  4,482
                                                                      ========   ========    ========

Earnings per share - basic                                            $   2.06   $   2.32    $   1.76
                                                                      ========   ========    ========

Earnings per share - diluted                                          $   1.91   $   2.19    $   1.72
                                                                      ========   ========    ========

  The accompanying notes are an integral part of these statements.

                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                             Years ended December 31, 2002, 2001 and 2000

                                  (in thousands, except share data)

                                                                                                            Accumu-
                                                                                                            lated
                                   Common Stock                                                             Compre-
                                   -------------     Additional Unearned    Shares                          hensive          Compre-
                                            Par       paid-in     ESOP    acquired by   Treasury Retained   income           hensive
                                   Shares  value      capital    shares      MSBP        stock   earnings   (loss)    Total  income
                                   ------  -----      -------    ------      ----        -----   --------  -------    -----  ------
Balance at January 1, 2000      2,576,160   $529      $51,931    $(2,766)   $ (71)    $(46,996)  $ 48,905  $(3,085) $48,447
Allocation of ESOP shares          12,156      -           52        122        -            -          -        -      174
Amortization of MSBP expense            -      -           33          -       67            -          -        -      100
Purchase of treasury stock       (138,112)     -            -          -        -       (1,972)         -        -   (1,972)
Cash dividends - common stock           -      -            -          -        -            -     (1,326)       -   (1,326)
Exercise of options                41,250      -         (312)         -        -          795          -        -      483
Other comprehensive income,
  net of taxes                          -      -            -          -        -            -          -    2,721    2,721  $ 2,721
Net income for the year ended
  December 31, 2000                     -      -            -          -        -            -      4,482        -    4,482    4,482
                                ---------   ----      -------    -------    -----     --------   --------  -------  -------  -------
Comprehensive income                                                                                                         $ 7,203
                                                                                                                             =======
Balance at December 31, 2000    2,491,454   $529      $51,704    $(2,644)   $  (4)    $(48,173)  $52,061   $  (364) $53,109
                                =========   ====      =======    =======    =====     ========   ========  =======  =======
Allocation of ESOP shares          12,156   $  -      $   112    $   121    $   -     $      -   $      -  $     -  $   233
Amortization of MSBP expense            -      -            3          -        4            -          -        -        7
Purchase of treasury stock        (60,900)     -            -          -        -       (1,110)         -        -   (1,110)
Cash dividends - common stock           -      -            -          -        -            -     (1,424)       -   (1,424)
Exercise of options                23,276      -         (167)         -        -          445          -        -      278
Other comprehensive income,
  net of taxes                          -      -            -          -        -            -          -    1,149    1,149  $ 1,149
Net income for the year ended
  December 31, 2001                     -      -            -          -        -            -      5,733        -    5,733    5,733
                               ----------   ----      -------    -------    -----     --------   --------  -------  -------  -------
Comprehensive income                                                                                                         $ 6,882
                                                                                                                             =======
Balance at December 31, 2001    2,465,986   $529      $51,652    $(2,523)   $   -     $(48,838)  $ 56,370  $   785  $57,975
                               ==========   ====      =======    =======    =====     ========   ========  =======  =======


                                                                     (Continued)

                  Years ended December 31, 2002, 2001 and 2000

                        (in thousands, except share data)

                                                                                                            Accumu-
                                                                                                            lated
                                   Common Stock                                                             Compre-
                                   -------------     Additional Unearned    Shares                          hensive          Compre-
                                            Par       paid-in     ESOP    acquired by   Treasury Retained   income           hensive
                                   Shares  value      capital    shares      MSBP        stock   earnings   (loss)    Total  income
                                   ------  -----      -------    ------      ----        -----   --------  -------    -----  ------
Balance at December 31, 2001    2,465,986    $529     $51,652    $(2,523)   $   -     $(48,838)   $56,370   $  785  $57,975
                                =========    ====     =======    =======    ====      ========    =======   ======  =======
Allocation of ESOP shares          12,156    $  -     $   151    $   122    $   -     $      -    $     -   $    -  $   273
Amortization of MSBP expense            -       -           -          -        -            -          -        -        -
Purchase of treasury stock        (16,894)      -           -          -        -         (376)         -        -     (376)
Cash dividends - common stock           -       -           -          -        -            -     (1,484)       -   (1,484)
Exercise of options                21,338       -        (156)         -        -          405          -        -      249
Other  comprehensive  income,
  net of taxes                          -       -           -          -        -            -          -    1,111    1,111  $ 1,111
Net income for the year ended
  December 31, 2002                     -       -           -          -        -            -      5,092        -    5,092    5,092
                                ---------    ----     -------    -------    -----     --------    -------   ------  -------  -------
Comprehensive income                                                                                                         $ 6,203
                                                                                                                             =======
Balance at December 31, 2002    2,482,586    $529     $51,647    $(2,401)   $   -     $(48,809)   $59,978   $1,896  $62,840
                                =========    ====     =======    =======    =====     ========    =======   ======  =======

         The accompanying notes are an integral part of this statement.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                                                               2002         2001         2000
                                                                               ----         ----         ----
                                                                                     (in thousands)
OPERATING ACTIVITIES
  Net income                                                              $   5,092    $   5,733    $   4,482
  Adjustments to reconcile net income to net cash provided
   by operating activities
    Amortization of
      Mortgage loan servicing rights                                             14           14           13
      Deferred loan origination fees                                           (201)        (387)        (119)
      Premiums and  discounts on  investment  securities, net                   108           36           65
      Premiums and discounts on mortgage-backed
       securities and loans, net                                                758          (72)        (544)
      Goodwill and other intangibles                                            222          710          761
    Deferred income taxes                                                       (19)        (172)        (122)
    Provision  for loan losses and  provision for losses on real estate         988          510          459
    Depreciation of premises and equipment                                    1,014        1,092        1,040
    Increase in value of bank-owned life insurance                             (520)        (174)           -
    Stock-based benefit programs                                                273          240          274
    (Gain) loss on sale of
       Investment and mortgage-backed securities                             (1,190)         126          (46)
       Real estate acquired through foreclosure                                 (60)         (27)         (48)
       Property, equipment and real estate held for investment                    -         (444)           -
       Mortgage loans                                                             -          (28)         (33)
       Deposits                                                                   -       (1,092)           -
    (Increase) decrease in
       Accrued interest receivable                                              578        1,369         (565)
       Other assets                                                             (89)         248         (283)
    Increase (decrease) in
       Accrued interest payable                                                (865)        (908)         921
       Other liabilities                                                       (318)        (470)        (122)
                                                                          ---------     --------     --------
         NET CASH PROVIDED BY OPERATING
           ACTIVITIES                                                         5,785        6,304        6,133
                                                                          ---------     --------     --------
INVESTING ACTIVITIES
  Loan originations                                                         (80,943)     (48,526)     (74,555)
  Purchases of loans                                                        (59,926)     (74,647)     (72,990)
  Loan principal payments                                                   147,296      106,019       71,724
  Principal repayments on mortgage-backed securities
    held to maturity                                                         41,499       41,456       24,827
  Principal repayments on mortgage-backed securities
    available for sale                                                       39,005       22,415       11,925
  Proceeds from loan sales                                                        -        1,480        1,669
  Purchases and maturities of certificates of deposit in other
    financial institutions, net                                                 (26)          (3)         656
  Purchases of investment and mortgage-backed securities
    held to maturity                                                         (9,650)           -      (96,595)
  Purchase of investment securities and mortgage-backed
    securities available for sale                                          (103,201)     (47,364)     (11,508)

                                   (Continued)

                             Year ended December 31,

                                                                                      2002         2001         2000
                                                                                   ---------    ---------    ---------
                                                                                              (in thousands)
Purchase of bank-owned life insurance                                              $       -    $  (9,000)   $       -
Proceeds from maturities of investment securities
  held to maturity                                                                     2,060       51,233       99,726
Proceeds from maturities of investment securities
  available for sale                                                                   8,000       18,501            -
Proceeds from the sale of investment and mortgage-backed
  securities available for sale                                                       38,380        4,890       41,892
(Purchase) redemption of Federal Home Loan Bank stock                                    (56)       1,674            -
(Purchase) sale of property, equipment and real estate held for investment              (769)       1,635            -
Proceeds from sales of real estate acquired through foreclosure                          275          163          452
Purchase of premises and equipment                                                      (272)        (357)      (1,273)
                                                                                   ---------    ---------    ---------
         NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES                                                       21,672       69,569       (4,050)
                                                                                   ---------    ---------    ---------
FINANCING ACTIVITIES
  Net increase (decrease) in demand deposit/NOW accounts, passbook
    savings accounts and certificates of deposit                                      20,506       31,989         (847)
  Funding of sale of deposits                                                              -       (9,706)           -
  Net decrease in advances from Federal Home
    Loan Bank                                                                        (15,000)     (22,500)      (3,674)
  Net decrease in securities sold under agreements to repurchase                           -      (14,962)        (804)
  Net increase (decrease) in advances from borrowers for taxes and insurance              88           83          (40)
  Treasury stock acquired                                                               (376)      (1,110)      (1,972)
  Exercise of stock options                                                              249          278          483
  Common stock dividends paid                                                         (1,484)      (1,424)      (1,326)
                                                                                   ---------    ---------    ---------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES                                                        3,984      (17,352)      (8,180)
                                                                                   ---------    ---------    ---------
         NET INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS                                                           31,441       58,521       (6,097)

Cash and cash equivalents at beginning of year                                        69,139       10,618       16,715
                                                                                   ---------    ---------    ---------
Cash and cash equivalents at end of year                                           $ 100,580    $  69,139    $  10,618
                                                                                   =========    =========    =========
Supplemental disclosure of cash flow information
  Cash paid for
    Interest on deposits and advances from Federal Home Loan Bank                  $  23,525    $  27,816    $  28,122
    Income taxes                                                                   $   2,050    $   2,495    $   1,675
  Non-cash transactions
    Transfers from loans to real estate acquired through
      foreclosure                                                                  $       -    $       -    $     127

        The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


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

    1.  Principles of Consolidation and Basis of Presentation
        -----------------------------------------------------

    The consolidated financial statements include the accounts of Corporation and its wholly owned subsidiaries: Third Federal, and its wholly owned subsidiary, Third Delaware Corporation, TF Investments, Teragon Financial Corporation and Penns Trail Development Corporation (collectively, the Corporation). All material intercompany balances and transactions have been eliminated in consolidation.

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

                           December 31, 2002 and 2001



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

    SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119") requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Corporation did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2002, 2001 or 2000.

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

                           December 31, 2002 and 2001



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

                                   (Continued)

                           December 31, 2002 and 2001



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6.  Goodwill and Other Intangible Assets
    ------------------------------------

    In 1996 the Bank acquired three Mercer County, New Jersey offices and related deposits of Cenlar Federal Savings Bank. The Bank assumed $137.6 million in deposits in exchange for $126.5 million in cash. As a result of the acquisition, the Bank recorded core deposit intangible of $2.8 million and goodwill of $6.7 million. The core deposit intangible acquired is being amortized on an accelerated basis over 10 years. The goodwill acquired from the acquisition was recorded as an unidentifiable intangible asset under SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions."

    On January 1, 2002, the Corporation adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Intangible Assets," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The adoption of these statements did not have a material impact on the financial condition or results of operations of the Corporation.

    On October 1, 2002 the FASB issued SFAS No. 147,"Acquisitions of Certain Financial Institutions." Except for transactions between two or more mutual enterprises, SFAS No. 147 removes the acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. Thus, the requirement of SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired ("SFAS 72 goodwill") as an unidentifiable intangible no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include within its scope long-term customer relationship intangible assets of financial institutions such as depositor-relationship intangible assets. Consequently, those intangible assets are subject to undiscounted cash flow recoverability tests and impairment loss recognition and measurement provisions. Finally, SFAS No. 147 provides that branch acquisitions that meet the definition of a business should be accounted for as a business combination. SFAS No. 147 was effective October 1, 2002, although earlier application was permitted. The Corporation has elected to apply SFAS No. 147 as of January 1, 2002.

    The Corporation had $4,324,000 of SFAS 72 goodwill and $553,000 of core deposit intangible assets at December 31, 2001 remaining from the 1996 branch acquisition that management of the Corporation has concluded was a business combination in accordance with SFAS No. 147. In addition, the Corporation has tested the goodwill and core deposit intangible assets for impairment prior to its fiscal year ending December 31, 2002. No impairment has been recognized.

                                   (Continued)

                           December 31, 2002 and 2001



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    7.  Transfers of Financial Assets
        -----------------------------

    The Corporation accounts for the transfer of financial assets in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings

    8.  Benefit Plans
        -------------

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

                                  (Continued)

                           December 31, 2002 and 2001



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    The Corporation has several fixed stock option plans that allow the Corporation to grant options to employees and directors for up to 794,000 shares of common stock. The options, which have a term of 10 years when issued, vest either immediately or over a three to five year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant. The Corporation accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Corporation's employee stock option plans are accounted for using the intrinsic value method under APB Opinion No. 25. No stock-based compensation expense is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of the grant.

     Had compensation cost for the plans been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below. Information for the years ended December 31, 2001 and 2000 has been revised to more accurately account for forfeitures.

                                                                 2002        2001        2000
                                                              ---------   ---------   ---------
Net income
  As reported                                                 $   5,092   $   5,733   $   4,482
  Deduct: stock-based compensation expense determined
    using the fair value method, net of related tax effects          58          64          52
                                                              ---------   ---------   ---------
  Pro forma                                                   $   5,034   $   5,669   $   4,430
                                                              =========   =========   =========

Basic earnings per share
  As reported                                                 $    2.06   $    2.32   $    1.76
  Deduct: stock-based compensation expense determined
    using the fair value method, net of related tax effects        0.02        0.02        0.02
                                                              ---------   ---------   ---------
  Pro forma                                                   $    2.04   $    2.30   $    1.74
                                                              =========   =========   =========

Diluted earnings per share
  As reported                                                 $    1.91   $    2.19   $    1.72
  Deduct: stock-based compensation expense determined
    using the fair value method, net of related tax effects        0.01        0.01        0.00
                                                              ---------   ---------   ---------
    Pro forma                                                 $    1.90   $    2.18   $    1.72
                                                              =========   =========   =========

Weighted  average fair value of options  granted during the
    year                                                      $    6.60   $    5.49   $    3.48

                                   (Continued)

                           December 31, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002, 2001 and 2000, respectively: a dividend yield of 2.78%, 3.23%, and 4.32%; expected volatility of 29%, 30%, and 30%, risk-free interest rate of 2.78%, 5.02%, and 6.16%, and expected lives of six years for all options.

    9.  Income Taxes
        ------------

    The  Corporation  accounts  for  income  taxes  under the  liability  method specified in SFAS No. 109, "Accounting for Income Taxes" whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

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

                           December 31, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    12. Comprehensive Income
        --------------------

    The Corporation follows SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Corporation's other comprehensive income consists of net unrealized gains and losses on investment securities available for sale. Comprehensive income for 2002, 2001 and 2000 was $6,203,000, $6,882,000, and $7,203,000, respectively. The components of other comprehensive income are as follows:

                                                                                    December 31, 2002
                                                                                    -----------------
                                                                                           Tax
                                                                   Before tax           (expense)         Net of tax
                                                                     amount              benefit            amount
                                                                     ------              -------            ------
                                                                                      (in thousands)
Unrealized gains on securities
         Unrealized holding gains arising during period              $  2,872            $ (976)           $ 1,896
Reclassification adjustment for gains realized
         in net income                                                 (1,190)              405               (785)
                                                                     --------            ------            -------
Other comprehensive income, net                                      $  1,682            $ (571)           $ 1,111
                                                                     ========            ======            =======

                                                                                    December 31, 2001
                                                                                    -----------------
                                                                                           Tax
                                                                   Before tax           (expense)         Net of tax
                                                                     amount              benefit            amount
                                                                     ------              -------            ------
                                                                                     (in thousands)
Unrealized gains on securities
         Unrealized holding gains arising during period               $ 1,615            $ (549)           $ 1,066
Reclassification adjustment for losses realized
         in net income                                                    126               (43)                83
                                                                      -------            ------            -------
Other comprehensive income, net                                       $ 1,741            $ (592)           $ 1,149
                                                                      =======            ======            =======

                                                                                    December 31, 2000
                                                                                    -----------------
                                                                                           Tax
                                                                   Before tax           (expense)         Net of tax
                                                                     amount              benefit            amount
                                                                     ------              -------            ------
                                                                                     (in thousands)
Unrealized gains on securities
         Unrealized holding gains arising during period               $ 4,165          $ (1,414)           $ 2,751
Reclassification adjustment for gains realized in net income              (46)               16               (30)
                                                                      -------          --------            -------
Other comprehensive income, net                                       $ 4,119          $ (1,398)           $ 2,721
                                                                      =======          ========            =======

                                   (Continued)

                           December 31, 2002 and 2001



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    13. Segment Reporting
        -----------------

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

NOTE B - CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of the following:

                                                                December 31,
                                                            -------------------
                                                              2002        2001
                                                            --------   --------
                                                              (in thousands)

Cash and due from banks                                     $  6,657   $ 11,176
Interest-bearing deposits in other financial institutions     93,823     57,863
Federal funds sold                                               100        100
                                                            --------   --------
                                                            $100,580   $ 69,139
                                                            ========   ========

                           December 31, 2002 and 2001



NOTE C - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

    The Bank has entered into purchases of securities under agreements to resell substantially identical securities. However, there were no securities purchased under agreements to resell during the years ended December 31, 2002 or 2001.



NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The amortized cost, gross unrealized gains and losses, and fair value of the Corporation's investment and mortgage-backed securities at December 31, 2002 and 2001, are summarized as follows:

                                                                December 31, 2002
                                                                -----------------
                                                             Gross       Gross
                                                Amortized  unrealized  unrealized       Fair
                                                   cost      gains       losses         value
                                                ---------   ---------    -------      ---------
                                                                  (in thousands)
Investment securities held to maturity
  State and political subdivisions              $   3,700   $     180    $     -      $   3,880
  U.S. Government and federal agencies              4,000         125          -          4,125
  Corporate debt securities                         6,863         319          -          7,182
                                                ---------   ---------    -------      ---------
                                                   14,563         624          -         15,187

Mortgage-backed securities held to maturity        54,592       2,754          -         57,346
                                                ---------   ---------    -------      ---------
                                                $  69,155   $   3,378    $     -      $  72,533
                                                =========   =========    =======      =========
Investment securities available for sale
  U.S. Government and federal agencies          $  15,964   $     120    $     -      $  16,084
  Corporate debt securities                        10,034         163          -         10,197
  State and political subdivisions                    453          11          -            464
  Mutual funds                                        500           -         (2)           498
                                                ---------   ---------    -------      ---------
                                                   26,951         294         (2)        27,243

Mortgage-backed securities available for sale     112,663       2,634        (54)       115,243
                                                ---------   ---------    -------      ---------
                                                $ 139,614   $   2,928    $   (56)     $ 142,486
                                                =========   =========    =======      =========

                                   (Continued)

                    TF Financial Corporation and Subsidiaries

                           December 31, 2002 and 2001




NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                              December 31, 2001
                                                              -----------------
                                                              Gross         Gross
                                                Amortized   unrealized    unrealized      Fair
                                                  cost        gains         losses        value
                                                ---------   ---------    ---------    ---------
                                                              (in thousands)
Investment securities held to maturity
  State and political subdivisions              $   5,743   $      44     $      -    $   5,787
  Corporate debt securities                         4,123           -          (80)       4,043
                                                ---------   ---------    ---------    ---------
                                                    9,866          44          (80)       9,830

Mortgage-backed securities held to maturity        93,367       1,449          (81)      94,735
                                                ---------   ---------    ---------    ---------

                                                $ 103,233   $   1,493    $    (161)   $ 104,565
                                                =========   =========    =========    =========
Investment securities available for sale
  U.S. Government and federal agencies          $  11,018   $      10    $     (99)   $  10,929
  Corporate debt securities                        11,070         202          (27)      11,245
  Mutual funds                                        500           -           (3)         497
                                                ---------   ---------    ---------    ---------
                                                   22,588         212         (129)      22,671

Mortgage-backed securities available for sale      98,656       1,491         (384)      99,763
                                                ---------   ---------    ---------    ---------

                                                $ 121,244   $   1,703    $    (513)   $ 122,434
                                                =========   =========    =========    =========

    Gross realized gains were $1,190,000, $7,000, and $151,000 for the years ended December 31, 2002, 2001 and 2000, respectively. These gains resulted from the sale of investment and mortgage-backed securities of $37.2 million, $507,000, and $18.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

    Gross realized losses were $0, $133,000, and $105,000 for the years ended December 31, 2002, 2001 and 2000, respectively. These losses resulted from the sale of investment and mortgage-backed securities of $0 million, $4.4 million, and $23.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.


                                   (Continued)

                           December 31, 2002 and 2001



NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

    The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

                                                      December 31, 2002
                                                      -----------------
                                           Available for sale   Held to maturity
                                           ------------------   ----------------
                                           Amortized    Fair    Amortized     Fair
                                             cost       value     cost        value
                                             ----       -----     ----        -----
                                                     (in thousands)
Investment securities
   Due in one year or less                 $ 18,471   $ 18,518   $      -   $      -
   Due after one year through five years      8,027      8,261     11,193     11,640
   Due after five years through 10 years          -          -      2,155      2,326
   Due after 10 years                           453        464      1,215      1,121
                                           --------   --------   --------   --------
                                             26,951     27,243     14,563     15,187
Mortgage-backed securities                  112,663    115,243     54,592     57,346
                                           --------   --------   --------   --------
                                           $139,614   $142,486   $ 69,155   $ 72,533
                                           ========   ========   ========   ========

    The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

                                                             December 31, 2002
                                                             -----------------
                                                              Gross       Gross
                                                Amortized   unrealized  unrealized      Fair
                                                  cost        gains       losses        Value
                                                ---------   ---------    -------      ---------
                                                              (in thousands)
Mortgage-backed securities held to maturity
  FHLMC certificates                            $  21,870   $   1,399    $     -      $  23,269
  FNMA certificates                                11,781         480          -         12,261
  GNMA certificates                                18,278         852          -         19,130
  Real estate mortgage investment conduit           2,519          23          -          2,542
  Other mortgage-backed securities                    144           -          -            144
                                                ---------   ---------    -------      ---------
                                                $  54,592   $   2,754    $     -      $  57,346
                                                =========   =========    =======      =========
Mortgage-backed securities available for sale
  FHLMC certificates                            $     663   $      36          -      $     699
  FNMA certificates                                11,385         493          -         11,878
  GNMA certificates                                     -           -          -              -
  Real estate mortgage investment conduit         100,615       2,105        (54)       102,666
                                                ---------   ---------    -------      ---------
                                                $ 112,663   $   2,634    $   (54)     $ 115,243
                                                =========   =========    =======      =========

                                   (Continued)

                           December 31, 2002 and 2001


NOTE D - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                             December 31, 2001
                                                             -----------------
                                                              Gross       Gross
                                                Amortized   unrealized  unrealized    Fair
                                                  cost        gains       losses      Value
                                                ---------   ---------    -------  ---------
                                                              (in thousands)
Mortgage-backed securities held to maturity
  FHLMC certificates                            $ 35,000   $    789    $    (36)   $ 35,754
  FNMA certificates                               15,739        168         (35)     15,871
  GNMA certificates                               29,877        274           -      30,151
  Real estate mortgage investment conduit         12,550        218          (3)     12,765
  Other mortgage-backed securities                   201          -          (7)        194
                                                --------   --------    --------    --------
                                                $ 93,367   $  1,449    $    (81)   $ 94,735
                                                ========   ========    ========    ========

Mortgage-backed securities available for sale
  FHLMC certificates                            $  1,077   $     31           -    $  1,108
  FNMA certificates                               22,415         74         (30)     22,459
  GNMA certificates                                5,462         53           -       5,515
  Real estate mortgage investment conduit         69,702      1,333        (354)     70,681
                                                --------   --------    --------    --------
                                                $ 98,656   $  1,491    $   (384)   $ 99,763
                                                ========   ========    ========    ========

    Investment securities having an aggregate amortized cost of approximately $5.0 and $4.0 million were pledged to secure public deposits at December 31, 2002 and 2001, respectively.

    There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity.

                           December 31, 2002 and 2001

NOTE E - LOANS RECEIVABLE

    Loans receivable are summarized as follows:

                                                                           December 31,
                                                                           ------------
                                                                          2002         2001
                                                                          ----         ----
                                                                        (in thousands)
First mortgage loans (principally conventional)
  Secured by one-to-four family residences                           $ 227,953    $ 222,016
  Secured by other non-residential properties                           85,493       93,572
  Construction loans                                                    12,026        9,824
                                                                     ---------    ---------
                                                                       325,472      325,412
Net deferred loan origination cost (fees) and unamortized premiums         377         (633)
                                                                     ---------    ---------
         Total first mortgage loans                                    325,849      324,779
                                                                     ---------    ---------

Consumer and other loans
  Commercial                                                             8,005        9,285
  Home equity and second mortgage                                       25,480       25,640
  Leases                                                                 2,246        3,544
  Other                                                                 10,490       16,154
                                                                     ---------    ---------
                                                                        46,221       54,623
                                                                     ---------    ---------
Unearned premiums                                                           69          205
                                                                     ---------    ---------
         Total consumer and other loans                                 46,290       54,828
                                                                     ---------    ---------
  Less allowance for loan losses                                        (2,047)      (1,972)
                                                                     ---------    ---------
         Total loans receivable                                      $ 370,092    $ 377,635
                                                                     =========    =========

  Activity in the allowance for loan losses is summarized as follows:

                                                   December 31,
                                                   ------------
                                       2002            2001            2000
                                      -------         -------         -------
                                                   (in thousands)
Balance at beginning of year          $ 1,972         $ 1,714         $ 1,917
Provision charged to income               988             500             410
Charge-offs, net                         (913)           (242)           (613)
                                      -------         -------         -------
Balance at end of year                $ 2,047         $ 1,972         $ 1,714
                                      =======         =======         =======

    Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, totaled approximately $3.8 million and $3.8 million at December 31, 2002 and 2001, respectively. Interest income that would have been recorded under the original terms of such loans totaled approximately $307,000, $284,000, and $112,000 for the years ended December 31, 2002, 2001 and 2000, respectively. No interest income has been recognized on non-accrual loans for any of the periods presented.


                                   (Continued)

                           December 31, 2002 and 2001



NOTE E - LOANS RECEIVABLE - Continued

    The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2002 and 2001. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $1,112,000, and $1,039,000 at December 31, 2002 and 2001, respectively. For the year ended December 31, 2002, principal repayments of approximately $27,000 were received and $100,000 was disbursed to executive officers, directors or their related interests.

NOTE F - LOAN SERVICING

    Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

                                                             December 31,
                                                        2002             2001
                                                      -------          -------
                                                           (in thousands)
Mortgage loan servicing portfolios
  FHLMC                                               $ 3,758          $ 6,789
  Other investors                                       8,203            7,068
                                                      -------          -------
                                                      $11,961          $13,857
                                                      =======          =======


    Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $149,000, and $287,000 at December 31, 2002 and 2001, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented.

NOTE G - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

                                                              December 31,
                                          Estimated       ---------------------
                                        useful lives        2002          2001
                                        ------------      -------       -------
                                                             (in thousands)

Buildings                                 30 years        $ 6,483       $ 6,454
Leasehold improvements                     5 years          1,264         1,264
Furniture, fixtures and equipment         3-7 years         8,390         8,147
                                                          -------       -------
                                                           16,137        15,865
Less accumulated depreciation                              11,238        10,224
                                                          -------       -------
                                                            4,899         5,641
Land                                                        1,843         1,843
                                                          -------       -------
                                                          $ 6,742       $ 7,484
                                                          =======       =======

                           December 31, 2002 and 2001


NOTE H - GOODWILL AND CORE DEPOSIT INTANGIBLE ASSET

A reconciliation of net income and earnings per share to amounts excluding goodwill amortization for years prior to 2002 is as follows:


(000s in thousands except per share amounts)                        2002     2001     2000
                                                                   ------   ------   ------
     Reported net income                                           $5,092   $5,733   $4,482
     Add back: goodwill amortization, net of related tax benefit        -      293      293
                                                                   ------   ------   ------
     Adjusted net income                                           $5,092   $6,026   $4,775
                                                                   ======   ======   ======

Basic earnings per share
     Reported net income                                           $ 2.06   $ 2.32   $ 1.76
     Add back: goodwill amortization, net of related tax benefit        -     0.12     0.12
                                                                   ------   ------   ------
     Adjusted net income                                           $ 2.06   $ 2.44   $ 1.88
                                                                   ======   ======   ======

Diluted earnings per share
     Reported net income                                           $ 1.87   $ 2.15   $ 1.71
     Add back: goodwill amortization, net of related tax benefit        -     0.11     0.11
                                                                   ------   ------   ------
     Adjusted net income                                           $ 1.87   $ 2.26   $ 1.82
                                                                   ======   ======   ======


Core deposit intangible amortization for each of the five years subsequent to December 31, 2002 is estimated to be as follows:

                        Year ending December 31,
                        ------------------------

                    2003                         $185,000
                    2004                          154,500
                    2005                          129,250
                    2006                           83,989
                                                 --------
                                                 $552,739
                                                 ========

                           December 31, 2002 and 2001

NOTE I - DEPOSITS

    Deposits are summarized as follows:

                                                               December 31,
Deposit type                                                 2002        2001
------------                                              --------     --------
                                                             (in thousands)

Demand                                                     $20,810      $18,200
NOW                                                         48,496       46,990
Money Market                                                43,677       42,557
Passbook savings                                           182,813      169,576
                                                          --------     --------
Total demand, transaction and passbook deposits            295,796      277,323
Certificates of deposit                                    146,762      144,729
                                                          --------     --------
                                                          $442,558     $422,052
                                                          ========     ========

    The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $19.7 million and $17.3 million at December 31, 2002 and 2001, respectively.

    At December 31, 2002, scheduled maturities of certificates of deposit are as follows:

                            Year ending December 31,
--------------------------------------------------------------------------------
   2003        2004     2005      2006      2007      Thereafter      Total
   ----        ----     ----      ----      ----      ----------      -----
                             (in thousands)
$96,669     $27,193   $16,233   $1,471    $4,883        $  313     $146,762
=======     =======   =======   ======    ======        ======     ========

                           December 31, 2002 and 2001




NOTE J - ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

    Advances from the Federal Home Loan Bank consist of the following:

                                            December 31,
                                            ------------
                              2002                             2001
                              ----                             ----
 Contractual                        Weighted                         Weighted
maturity date          Amount     average rate          Amount     average rate
-------------          ------     ------------          ------     ------------
                           (in thousands)

    2002            $       -            - %           $15,000          5.52%
    2003               27,000         5.70              27,000          5.70
    2004               52,000         5.23              52,000          5.23
    2005                5,000         6.58               5,000          6.58
    2006               25,000         5.44              25,000          5.44
    2008               70,000         5.62              70,000          5.62
    2009               25,000         4.86              25,000          4.86
    2010                3,359         6.70               3,359          6.70
                     --------         ----            --------          ----

                     $207,359         5.46%           $222,359          5.46%
                     ========         ====            ========          ====

    The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Unused lines of credit at the Federal Home Loan Bank were $20 million at December 31, 2002.


NOTE K - BENEFIT PLANS

    The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes discretionary matching contributions equal to 100% of the first $600 deferred. Contributions to the 401(k) plan totaled $52,000, $48,000, and $48,000 in 2002, 2001 and 2000, respectively.


                                   (Continued)

                           December 31, 2002 and 2001




NOTE K - BENEFIT PLANS - Continued

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

                                                   December 31,
                                                 ------------------
                                                  2002       2001
                                                 -------    -------
                                                   (in thousands)

Change in benefit obligation
Benefit obligation at beginning of year          $ 1,991    $ 3,017
Service cost                                         172        114
Interest cost                                        163        194
Plan amendments                                       42          -
Actuarial loss                                      (405)       (96)
Benefits paid                                       (161)    (1,238)
                                                 -------    -------
Benefits obligation at end of year               $ 2,612    $ 1,991
                                                 =======    =======

Change in plan assets
Fair value of plan assets at beginning of year   $ 2,323    $ 2,713
Actual return on plan assets                         114        391
Employer contribution                                450        457
Benefits paid                                       (161)    (1,238)
                                                 -------    -------
Fair value of plan assets at end of year         $ 2,725    $ 2,323
                                                 =======    =======

Funded status
Unfunded accumulated benefits                    $   114    $   331
Unrecognized transition obligation                     9         15
Unrecognized net actuarial loss (gain)               325       (245)
Unrecognized prior service cost                      344        364
                                                 -------    -------
Prepaid benefit cost                             $   792    $   465
                                                 =======    =======

                                   (Continued)

                           December 31, 2002 and 2001


NOTE K - BENEFIT PLANS - Continued

                                                  2002      2001      2000
                                                  ----      ----      ----

Weighted-average assumptions as of December 31
  Discount rate                                   6.75%     7.00%     7.50%
  Expected return on plan assets                  8.00      8.00      8.00
  Rate of compensation increase                   4.00      4.00      4.00

Components of net periodic benefit cost
  Service cost                                   $ 172     $ 114     $  68
  Interest cost                                    163       194       210
  Expected return on plan assets                  (185)     (231)     (204)
  Amortization of prior service cost                67        58        65
                                                 -----     -----     -----
  Net periodic benefit cost                      $ 217     $ 135     $ 139
                                                 =====     =====     =====

    The Corporation also maintains the following benefit plans:

    1.  Employee Stock Ownership Plan

    The Corporation established an internally leveraged ESOP for eligible employees who have completed six months of service with the Corporation or its subsidiaries. The ESOP borrowed $4.2 million from the Corporation to purchase 423,200 newly issued shares of common stock. The Corporation makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Corporation accounts for its ESOP in accordance with SOP 93-6. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense was $197,000, $162,000, and $112,000 in 2002, 2001 and
    2000, respectively.

                                                          2002          2001
                                                       ----------    ----------

              Allocated shares                            133,200       126,600
              Unreleased shares                           240,100       252,300
                                                       ----------    ----------
                       Total ESOP shares                  373,300       378,900
                                                       ==========    ==========
              Fair value of unreleased shares          $5,933,900    $5,323,500
                                                       ==========    ==========


                                   (Continued)

                           December 31, 2002 and 2001




NOTE K - BENEFIT PLANS - Continued

    2.  Stock Option Plans
        ------------------

    A summary of the status of the Corporation's fixed stock option plans as of December 31, 2002, and changes for each of the years in the three-year period then ended is as follows:

                                          2002                 2001                 2000
                                          ----                 ----                 ----
                                             Weighted              Weighted             Weighted
                                             average               average              Average
                                    Number   exercise     Number   exercise    Number   Exercise
                                      of     price per      of     price per     of     price per
                                     shares    share      shares     share     shares    share
                                     ------    -----      ------     -----     -----     -----

Outstanding at beginning of year    652,443    $13.52    659,759    $13.23    698,185    $13.27
Options granted                      32,150     24.77     24,275     20.30     45,930     13.82
Options exercised                   (21,338)    11.66    (23,276)    11.81    (41,250)    11.72
Options forfeited                    (4,282)    15.93     (8,315)    15.03    (43,106)    15.62
                                    -------              -------              -------
Outstanding at end of year          658,973    $14.11    652,443    $13.52    659,759    $13.23
                                    =======              =======              =======



    The following table summarizes information about stock options outstanding at December 31, 2002:

                                     Options outstanding              Options exercisable
                     ------------------------------------------   ---------------------------
                                          Weighted
                         Number           average      Weighted     Number           Weighted
                     outstanding at      remaining     average   exercisable at      average
  Range of exercise   December 31,       contractual   exercise    December 31,      exercise
        prices            2002           life (years)   price        2002             price
        ------            ----           ------------   -----        ----             -----
     $11.50-14.13       393,770           2.15 years    $11.64     377,570           $11.56
     $14.50-18.00       195,343           4.14 years     15.97     187,410            16.02
     $19.00-28.00        69,860           8.69 years     22.88      15,182            22.17


                           December 31, 2002 and 2001


NOTE L - INCOME TAXES

    The components of income tax expense are summarized as follows:

                                                                            Year ended December 31,
                                                                          2002       2001       2000
                                                                          ----       ----       ----
                                                                                (in thousands)
Federal
         Current                                                       $ 1,623    $ 2,257    $ 1,875
         Charge in lieu of income tax relating to stock compensation         -          3        170
         Deferred                                                          (19)      (172)      (122)
                                                                       -------    -------    -------
                                                                         1,604      2,088      1,923

State and local - current                                                    1        (18)         -
                                                                       -------    -------    -------
Income tax provision                                                   $ 1,605    $ 2,070    $ 1,923
                                                                       =======    =======    =======

    The Corporation's effective income tax rate was different than the statutory federal income tax rate as follows:

                                                   Year ended December 31,
                                                   -----------------------
                                                 2002       2001       2000
                                                 ----       ----       ----

Statutory federal income tax                     34.0%      34.0%      34.0%
Increase (decrease) resulting from
         Tax-exempt income                       (8.3)      (5.3)      (6.7)
         State tax, net of federal benefit        0.0        0.0        0.0
         Other                                   (1.7)      (2.2)       2.7
                                                 ----       ----       ----
                                                 24.0%      26.5%      30.0%
                                                 ====       ====       ====

                                   (Continued)

                           December 31, 2002 and 2001


NOTE L - INCOME TAXES - Continued

    Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 2002 and 2001, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2002 and 2001. The Corporation's net deferred tax asset (liability) at December 31, 2002 and 2001, was composed of the following:

                                                           December 31,
                                                           ------------
                                                         2002       2001
                                                         ----       ----
                                                          (in thousands)
 Deferred tax assets
   Deferred loan origination fees                     $    12    $    35
   Deferred compensation                                  330        351
   Allowance for loan losses, net                         746        586
   Amortization                                           221        361
                                                      -------    -------
                                                        1,309      1,333
                                                      -------    -------
 Deferred tax liabilities
   Accrued pension expense                                492        534
   Unrealized gain on securities available for sale       976        405
   Other                                                   32         33
                                                      -------    -------
                                                        1,500        972
                                                      -------    -------
   Deferred tax (liability) asset                     $  (191)   $   361
                                                      =======    =======

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

                           December 31, 2002 and 2001



NOTE M - REGULATORY MATTERS

    The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets at December 31, 2002.

    As of December 31, 2002, management believes that the Bank met all capital adequacy requirements to which it was subject.

                                                                       Regulatory capital
                                                                       ------------------
                                                                       December 31, 2002
                                                                       -----------------
                                                    Tangible                   Core                 Risk-based
                                              Capital      Percent      Capital      Percent    Capital     Percent
                                              -------      -------      -------      -------    -------     -------
Capital under generally
  accepted accounting principles              $55,712        7.80%      $55,712        7.80%    $55,712       16.66%

Unrealized gain on certain
  available-for-sale securities                (1,896)      (0.27)       (1,896)      (0.27)     (1,896)      (0.57)

Goodwill and other intangible assets           (4,877)      (0.68)       (4,877)      (0.68)     (4,877)      (1.46)
Additional capital items
  General valuation allowances - limited            -           -             -           -       2,047        0.62
                                              -------       -----       -------       -----     -------       -----

Regulatory capital computed                    48,939        6.85        48,939        6.85      50,983       15.25

Minimum capital requirement                    10,712        1.50        28,565        4.00      26,746        8.00
                                              -------       -----       -------       -----     -------       -----

Regulatory capital - excess                   $38,227        5.35%      $20,374        2.85%    $24,237        7.25%
                                              =======       =====       =======       =====     =======       =====


                                   (Continued)

                           December 31, 2002 and 2001



NOTE M- REGULATORY MATTERS - Continued

                                                                       Regulatory capital
                                                                       ------------------
                                                                       December 31, 2001
                                                                       -----------------
                                                    Tangible                   Core                 Risk-based
                                              Capital      Percent      Capital      Percent    Capital     Percent
                                              -------      -------      -------      -------    -------     -------
Capital under generally
  accepted accounting principles              $55,074        7.78%      $55,074        7.78%    $55,074       16.10%

Unrealized loss on certain
  available-for-sale securities                  (785)      (0.11)         (785)      (0.11)       (785)      (0.23)

Goodwill and other intangible assets           (5,099)      (0.72)       (5,099)      (0.72)     (5,099)      (1.50)
Additional capital items
  General valuation allowances - limited            -           -             -           -       1,972        0.58
                                            ---------       -----     ---------       -----   ---------       -----

Regulatory capital computed                    49,190        6.95        49,190        6.95      51,162       14.95

Minimum capital requirement                    10,618        1.50        28,313        4.00      27,374        8.00
                                            ---------       -----     ---------       -----   ---------       -----
Regulatory capital - excess                 $  38,572        5.45%    $  20,877        2.95%  $  23,788        6.95%
                                            =========       =====     =========       =====   =========       =====


    At December 31, 2002, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution. There are no conditions or events that have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

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

                           December 31, 2002 and 2001



NOTE N - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

    Financial instruments, the contract amounts of which represent credit risk, are as follows:

                                                               December 31,
                                                               ------------
                                                            2002           2001
                                                            ----           ----
                                                              (in thousands)

               Commitments to extend credit              $35,983        $28,799
               Standby letters of credit                   1,548          2,338
               Loans sold with recourse                      163            175
                                                       ---------      ---------
                                                       $  37,694      $  31,312
                                                       =========      =========

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

                           December 31, 2002 and 2001



NOTE O - COMMITMENTS AND CONTINGENCIES

    The Bank had no commitments to sell mortgage loans to investors at December 31, 2002 and 2001.

    The Bank leases branch facilities for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $279,000, $316,000, and $343,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

    The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more are as follows:

                         Year ending December 31,
                         ------------------------

                    2003                       $190,001
                    2004                        139,364
                    2005                         78,285
                    2006                         38,475
                    2007                         38,475
                    Thereafter                   38,475
                                               --------
                                               $523,075
                                               ========


    The Corporation has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Corporation. The agreements will continue in effect until terminated or not renewed by the Corporation or key executives. Upon a change in control, the Corporation shall make a lump-sum payment or continue to pay the key executives' salaries per the agreements, and reimburse the executive for certain benefits for one year. The maximum contingent liability under the agreements at December 31, 2002 was approximately $2,439,000.

    From time to time, the Corporation and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Corporation's consolidated financial position or results of operations.

NOTE P - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

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

                           December 31, 2002 and 2001



NOTE Q- FAIR VALUE OF FINANCIAL INSTRUMENTS

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

    Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

                                                  December 31,
                                                  ------------
                                      2002                       2001
                                      ----                       ----
                                 Fair       Carrying       Fair     Carrying
                                 value       value         value      value
                                 -----       -----         -----      -----
                                                (in thousands)

Cash and cash equivalents       $100,580    $100,580     $ 69,139   $ 69,139
Investment securities             42,431      41,806       32,501     32,537
Mortgage-backed securities       172,589     169,835      194,498    193,130


                                   (Continued)

                           December 31, 2002 and 2001



NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

    The fair value of financial instruments with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar assets and liabilities.

                                                             December 31,
                                                             ------------
                                                    2002                   2001
                                                    ----                   ----
                                               Fair    Carrying       Fair     Carrying
                                               value    value         value     value
                                               -----    -----         -----     -----
                                                               (in thousands)
Assets
  Interest-bearing deposits with banks     $    220    $    220    $    194    $    194
Liabilities
  Deposits with stated maturities           149,033     146,762     146,227     144,729
  Borrowings with stated maturities
    Short-term (due within 6 months)         15,125      15,000           -           -
    Long-term                               210,613     192,359     231,648     222,359

    The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

                                                        December 31,
                                                        ------------
                                              2002                 2001
                                              ----                 ----
                                          Fair     Carrying     Fair    Carrying
                                          value     Value       value     value
                                          -----     -----       -----     -----
                                                     (in thousands)

Deposits with no stated maturities     $295,796    $295,796    $277,323 $277,323
                                       ========    ========    ======== ========

    The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs, and giving consideration to estimated prepayment risk and credit loss factors.


                                     December 31,
                                     ------------
                         2002                        2001
                         ----                        ----
                    Fair      Carrying          Fair      Carrying
                    value      value            value       value
                    -----      -----            -----       -----
                                    (in thousands)

Net loans          $382,796   $370,092         $386,302   $377,635
                   ========   ========         ========   ========


                                   (Continued)

                           December 31, 2002 and 2001



NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

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

NOTE R - SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING
            EXPENSE

                                                         Year ended December 31,
                                                         -----------------------
                                                          2002     2001     2000
                                                          ----     ----     ----

(in thousands)

Service fees, charges and other operating income
  Loan servicing fees                                   $  338   $  241   $  329
  Late charge income                                        99      105      126
  Deposit service charges                                  750      835      548
  Bank-owned life insurance value increase                 520      174        -
  Other income                                             407      379      350
                                                        ------   ------   ------
                                                        $2,114   $1,734   $1,353
                                                        ======   ======   ======

Other operating expense
  Insurance and surety bond                             $  146   $  128   $  120
  Office supplies                                          192      249      202
  Loan expense                                             272      359      342
  Loan servicing fees                                      127      223      258
  Postage                                                  299      261      140
  Telephone                                                262      286      242
  Service charges on bank accounts                          95      205      423
  Supervisory examination fees                             148      141      138
  Other expenses                                           795      720      829
                                                        ------   ------   ------
                                                        $2,336   $2,572   $2,694
                                                        ======   ======   ======

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

                                   (Continued)

                           December 31, 2002 and 2001



NOTE S - SHAREHOLDER RIGHTS PLAN - Continued

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

NOTE T - EARNINGS PER SHARE

    The following tables illustrate the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data). Diluted earnings per share calculations for the years ended December 31, 2001 and 2000 have been revised to more accurately account for the tax benefit associated with the exercise of non-qualified stock options. As originally reported, diluted earnings per share for the years ended December 31, 2001 and 2000 were $2.15 and $1.71, respectively.

                                                                 Year ended December 31, 2002
                                                                 ----------------------------
                                                                           Weighted
                                                                           average
                                                            Income          shares          Per share
                                                           (numerator)    (denominator)       Amount
                                                           -----------    -------------       ------

Basic earnings per share
  Income available to common stockholders                    $ 5,092       2,473,044       $  2.06

Effect of dilutive securities
  Stock options                                                    -         175,144         (0.15)
                                                             -------       ---------       -------
Diluted earnings per share
  Income available to common stockholders plus
    effect of dilutive securities                            $ 5,092       2,648,188       $  1.91
                                                             =======       =========       =======

    There were options to purchase 27,150 shares of common stock at a range of $25.35 to $28.00 per share which were outstanding during 2002 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                                   (Continued)

                           December 31, 2002 and 2001



NOTE T - EARNINGS PER SHARE - Continued

                                                               Year ended December 31, 2001
                                                               ----------------------------
                                                                           Weighted
                                                                           average
                                                            Income          shares        Per share
                                                         (numerator)    (denominator)       Amount
                                                         -----------    -------------       ------
Basic earnings per share
  Income available to common stockholders                   $ 5,733      2,466,149       $  2.32

Effect of dilutive securities
  Stock options                                                   -        148,412         (0.13)
                                                            -------      ---------       -------
Diluted earnings per share
  Income available to common stockholders plus
    effect of dilutive securities                           $ 5,733      2,614,561       $  2.19
                                                            =======      =========       =======

    There were options to purchase 10,000 shares of common stock at a range of $20.88 to $28.00 per share which were outstanding during 2001 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                                                               Year ended December 31, 2000
                                                               ----------------------------
                                                                            Weighted
                                                                             average
                                                             Income          shares        Per share
                                                           (numerator)    (denominator)      amount
                                                           -----------    -------------      ------
Basic earnings per share
  Income available to common stockholders                     $ 4,482       2,540,242      $  1.76

Effect of dilutive securities
  Stock options                                                     -          58,895        (0.04)
                                                              -------       ---------      -------
Diluted earnings per share
  Income available to common stockholders plus
    effect of dilutive securities                             $ 4,482       2,599,137      $  1.72
                                                              =======       =========      =======

    There were options to purchase 207,929 shares of common stock at a range of $14.75 to $28.00 per share which were outstanding during 2000 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                           December 31, 2002 and 2001



NOTE U - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED)

                                                                      Three months ended
                                                                      ------------------
                                                  Dec. 31,      Sept. 30,       June 30,    March 31,
                                                    2002          2002            2002        2002
                                                   ------       -------         -------     -------
                                                        (in thousands, except per share data)
Total interest income                              $9,377       $10,038         $10,453     $10,587
Total interest expense                              5,390         5,625           5,778       5,867

    Net interest income                             3,987         4,413           4,675       4,720

Provision for possible loan losses                    150           150             538         150
                                                   ------       -------         -------     -------

    Net interest income after provision             3,837         4,263           4,137       4,570

Other income                                        1,316           982             466         540
Other expenses                                      3,255         3,433           3,306       3,420
                                                   ------       -------         -------     -------

    Income before income taxes                      1,898         1,812           1,297       1,690

Income taxes                                          460           438             302         405
                                                   ------       -------         -------     -------
    Net income                                     $1,438       $ 1,374         $   995     $ 1,285
                                                   ======       =======         =======     =======


Earnings per share - basic                         $ 0.58       $  0.55         $  0.40     $  0.52
Earnings per share - assuming dilution             $ 0.54       $  0.52         $  0.37     $  0.49


                                   (Continued)

                           December 31, 2002 and 2001



NOTE U - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued

                                                            Three months ended
                                                            ------------------
                                              Dec. 31,     Sept. 30,   June 30,    March 31,
                                                2001         2001        2001       2001
                                               -------     -------     -------     -------
                                                   (in thousands, except per share data)
Total interest income                          $11,130     $11,470     $11,817     $12,330
Total interest expense                           6,431       6,653       6,733       7,091

  Net interest income                            4,699       4,817       5,084       5,239

Provision for possible loan losses                 127         124         124         125
                                               -------     -------     -------     -------

  Net interest income after provision            4,572       4,693       4,960       5,114

Other income                                     1,489         474         809         400
Other expenses                                   3,784       3,627       3,486       3,811
                                               -------     -------     -------     -------

  Income before income taxes                     2,277       1,540       2,283       1,703

Income taxes                                       641         389         595         445
                                               -------     -------     -------     -------

  Net income                                   $ 1,636     $ 1,151     $ 1,688     $ 1,258
                                               =======     =======     =======     =======

Earnings per share - basic                     $  0.66     $  0.47     $  0.69     $  0.51
Earnings per share - assuming dilution         $  0.62     $  0.44     $  0.65     $  0.49

                           December 31, 2002 and 2001



NOTE V - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

    Condensed financial information for TF Financial Corporation (parent company only) follows:

                                  BALANCE SHEET
                                                                 December 31,
                                                                 ------------
                                                                2002       2001
                                                              -------    -------
                                                                (in thousands)
                                     ASSETS

Cash                                                          $ 5,683    $ 2,458
Certificates of deposit - other institutions                      220        194
Investment securities available-for-sale                            -          -
Investment in Third Federal                                    53,311     52,551
Investment in TF Investments                                    2,282      2,261
Investment in Teragon                                               9         10
Investment in Penns Trail Development                           1,045        275
Other assets                                                      315        226
                                                              -------    -------
          Total assets                                        $62,865    $57,975
                                                              =======    =======

          LIABILITIES AND STOCKHOLDERS' EQUITY

Total liabilities                                             $    25    $     -
Stockholders' equity                                           62,840     57,975
                                                              -------    -------
           Total liabilities and stockholders' equity         $62,865    $57,975
                                                              =======    =======

                              STATEMENT OF EARNINGS

                                                      Year ended December 31,
                                                      -----------------------
                                                    2002        2001        2000
                                                    ----        ----        ----
                                                           (in thousands)
 INCOME
   Equity in earnings of subsidiaries             $5,269      $5,825      $4,573
   Interest and dividend income                      110         108         140
   Other                                               -          29           -
                                                  ------      ------      ------

         Total income                              5,379       5,962       4,713

 EXPENSES
   Other                                             287         229         231
                                                  ------      ------      ------

         Total expenses                              287         229         231
                                                  ------      ------      ------

         NET INCOME                               $5,092      $5,733      $4,482
                                                  ======      ======      ======


                                   (Continued)

                           December 31, 2002 and 2001



NOTE V - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued

                             STATEMENT OF CASH FLOWS

                                                           Year ended December 31,
                                                         2002       2001       2000
                                                       -------    -------    -------
                                                              (in thousands)
Cash flows from operating activities
  Net income                                           $ 5,092    $ 5,733    $ 4,482
  Adjustments to reconcile net income to net cash
    provided  by (used in)  operating activities
      Equity in earnings of subsidiaries                (5,269)    (5,825)    (4,573)
      Gain on sale of investment securities                  -         (7)         -
      Net change in assets and liabilities                 (64)       (97)       (56)
                                                       -------    -------    -------

         Net cash used in operating activities            (241)      (196)      (147)
                                                       -------    -------    -------

Cash flows from investing activities
  Capital distribution from subsidiaries                 5,853      2,053      2,938
  Capital contribution to subsidiary                      (750)         -          -
  Sale of investment securities available for sale           -        507          -
  Purchase and maturities of certificates of deposit
    in other financial institutions, net                   (26)        (4)        (9)
                                                       -------    -------    -------

         Net cash provided by investing activities       5,077      2,556      2,929
                                                       -------    -------    -------

Cash flows from financing activities
  Cash dividends paid to stockholders                   (1,484)    (1,424)    (1,326)
  Treasury stock acquired                                 (376)    (1,110)    (1,972)
  Exercise of stock options                                249        278        483
                                                       -------    -------    -------

         Net cash used in financing activities          (1,611)    (2,256)    (2,815)
                                                       -------    -------    -------

         NET INCREASE (DECREASE) IN CASH                 3,225        104        (33)
                                                       -------    -------    -------

Cash at beginning of year                                2,458      2,354      2,387
                                                       -------    -------    -------

Cash at end of year                                    $ 5,683    $ 2,458    $ 2,354
                                                       =======    =======    =======

Supplemental disclosure of cash flow information
  Cash paid during the year for income taxes           $     -    $     -    $     -
                                                       =======    =======    =======
