Form 10-K, Exhibit 13
period 2003-12-31
TF FINANCIAL CORP
filed 2004-03-30
CIK 921051

TF FINANCIAL CORPORATION   2003 ANNUAL REPORT

BOARD OF DIRECTORS

Dennis L. McCartney
John R. Stranford
Robert N. Dusek (Chairman)
George A. Olsen
Carl F. Gregory
Albert M. Tantala

CONTENTS


1        To Our Stockholders

2        Corporate Profile and Related Information

3        Selected Financial Information and Other Data

5        Management's Discussion and Analysis
         of Financial Position and Results of Operations

15       Report of Independent Certified Public Accountants

16       Consolidated Statements of Financial Position


17       Consolidated Statements of Operations

18       Consolidated Statement of Changes
                  in Stockholders' Equity

19       Consolidated Statements of Cash Flows

21       Notes to Consolidated Financial Statements

48       Board of Directors and Management Team

49       Office Locations

TO OUR STOCKHOLDERS

The past year has been one of significant developments at our Company. As you read about these events, I would like you to know that we have a renewed focus in our mission to produce a solid, sustainable stream of earnings and dividends, build value by continuing to invest a portion of earnings back into the banking franchise, and establish a reputation throughout our Company and the communities we serve so as to make our employees proud to work for us, and our customers proud to do business with us. In our view, pride creates loyalty and loyalty is the cornerstone of highly successful community banking franchises.

As you likely know, there has been a change in leadership at the Company and its banking subsidiary, Third Federal Bank. As of June 30th, Jack Stranford retired after over thirty-five years of service. The Board and I thank Jack for guiding the Company through its first ten years as a public company, and he remains on TF Financial's Board of Directors. On July 1st, I was appointed President and Chief Executive Officer of TF Financial and Third Federal Bank. After 30 years in this industry, I am privileged to be able to use my varied banking background under the guidance of your Board of Directors to achieve our mission. Long-time director George Olsen assumed the position of Chairman at Third Federal Bank. Earlier in the year, directorship of the Company was strengthened with the addition of Albert Tantala and Dennis McCartney. Finally, it was with great regret that the Company accepted the resignation of Thomas Gola from the Board for health reasons. His wit and wisdom will be missed by us all.

Regarding the business of the Company, the most significant event to occur during the year was the debt refinancing. After months of deliberation, the management and Board of the Company made the very difficult decision to incur a sizeable expense in order to eliminate what would have been a tremendous drag on the Company's financial performance for years. After repaying and refinancing nearly $188 million in high-cost borrowings, we emerged as a smaller and much more profitable Company, as borne out by our fourth quarter 2003 core earnings, with higher regulatory capital ratios. Shareholder and customer reaction to this event was overwhelmingly positive, and we thank them for their support and understanding. We truly believe that we have "reset the clock" as it were, and established the platform from which we intend to grow future earnings.

The commitment of the Board and management to be a highly successful community bank is stronger than ever. In order to achieve this goal, we know that we need to establish a reputation as a banking organization that provides a complete array of products and services to both personal and business customers. We also know that we must deliver fast, high-quality service in order to set us apart from our competitors. So, during the year, we added to and improved our product delivery, technology and customer service, and these efforts will continue into 2004. We also expanded our product offerings for both deposit account customers and loan prospects. Perhaps most importantly, we strengthened our sales force by adding key people and new initiatives in our commercial banking and mortgage lending areas. Further enhancements are underway that will strengthen our marketing efforts, improve the training of our employees, increase our community involvement, add to our lending sales force, and further improve the quality and efficiency of our product delivery systems.

Much is occurring in our markets, but these events and challenges are actually opportunities for us to achieve our mission. Mergers and acquisitions are occurring all around us, but they often displace good employees and customers looking to realign themselves with a high-quality community bank. There continues to be a substantial number of new regulatory requirements that reshape our industry. While these new laws and regulations often impose costly and complex changes, companies such as ours, with the ability to react quickly and readily adapt technology and operations, will be rewarded.

While all of these events have been going on in and around the Company, shareholders in TF Financial Corporation enjoyed a 41% total return during 2003. While it may be unreasonable to expect these returns every year, we believe that, over the long run, stockholders will continue to benefit from an investment in our stock, provided that your Board and management achieve what they fully intend to achieve: building value and earnings by creating and maintaining a highly regarded, successful retail banking franchise. We thank you in advance for your continued support.

/s/Kent C. Lufkin

Kent C. Lufkin
President and Chief Executive Officer

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

Corporate Profile and Related Information

TF Financial Corporation (the "Company") is the parent company of Third Federal Savings Bank ("Third Federal" or the "Savings Bank") and its subsidiary Third Delaware Corporation, TF Investments Corporation, Teragon Financial Corporation and Penns Trail Development Corporation. At December 31, 2003, total assets were approximately $606.8 million. The Company was formed as a Delaware corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 2003, total stockholders' equity was approximately $55.5 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments.

Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community-oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. During the first quarter of 2003 the Savings Bank opened its fourteenth branch office in the Northern Liberties neighborhood in Philadelphia. As of December 31, 2003 Third Federal operated branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey.

Third Federal attracts  deposits  (approximately  $459.3 million at December 31,
2003) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (approximately $86.9 million at December 31, 2003) and other funds, primarily to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences, or purchase securities secured by such loans. Third Federal also originates and purchases commercial real estate and multi-family loans, construction loans and consumer loans, and purchases other investment securities.

Stock Market Information

Since its issuance in July 1994, the Company's common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Company is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD."

The number of shareholders of record of common stock as of March 22, 2004, was approximately 550. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Dividend Policy

The Company's ability to pay dividends to stockholders is dependent in part upon the dividends it receives from Third Federal. Among other limitations, Third Federal may not declare or pay a cash dividend on any of its stock if the effect thereof would cause Third Federal's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with Third Federal's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). It is the Company's policy to pay dividends when it is deemed prudent to do so. The Board of Directors will consider the payment of a dividend on a quarterly basis, after giving consideration to the level of profits for the previous quarter and other relevant information.

Stock Price and Dividend History

Quarter ended              Quoted market price       Dividend paid
                           High     Low              per share
December 31, 2003          $35.27   $31.50           $0.15
September 30, 2003         $31.97   $28.01           $0.15
June 30, 2003              $32.75   $25.00           $0.15
March 31,2003              $25.95   $24.50           $0.15
December 31, 2002          $25.51   $20.33           $0.15
September 30, 2002         $23.71   $19.70           $0.15
June 30, 2002              $24.80   $22.07           $0.15
March 31, 2002             $23.50   $21.05           $0.15

                                                              2003 ANNUAL REPORT
================================================================================

Selected  Financial  Information  and Other Data

                                                              At  December  31,
(Dollars in thousands, except per share data)
Financial Position                              2003         2002        2001        2000        1999
                                             ----------------------------------------------------------
Total assets                                 $ 606,752    $ 721,032   $ 711,204   $ 723,297   $ 721,874
Loans receivable, net                          404,649      370,092     377,635     361,806     287,979
Mortgage-backed securities available
  for sale, at fair value                      106,774      115,243      99,763      97,914     132,515
Mortgage-backed securities held to
  maturity, at amortized cost                   23,630       54,592      93,367     135,142     159,888
Investment securities available for sale,
  at fair value                                 14,443       27,243      22,671      18,865      21,930
Investment securities held to maturity,
  at amortized cost                             10,389       14,563       9,866      63,461      66,760
Cash and cash equivalents(1)                     8,241      100,580      69,139      10,618      16,715
Deposits                                       459,343      442,558     422,052     400,851     401,698
Advances from the Federal Home Loan
  Bank and other borrowings                     86,853      207,359     222,359     259,821     264,299
Retained earnings                               52,626       59,978      56,370      52,061      48,905
Total stockholders' equity                      55,480       62,840      57,975      53,109      48,447
Book value per common share                  $   21.37    $   25.31   $   23.51   $   21.32   $   18.81
Tangible book value per common share         $   19.56    $   23.34   $   21.44   $   18.99   $   16.26
                                             ----------------------------------------------------------

                                                           At or for the year ended December 31,
Summary of Operations                             2003         2002        2001        2000        1999
                                             ----------------------------------------------------------
Interest income                              $  32,377    $  40,455   $  46,747   $  48,708   $  47,022
Interest expense                                15,252       22,660      26,908      28,921      27,974
Net interest income                             17,125       17,795      19,839      19,787      19,048
Provision for loan losses                          330          988         500         410         300
Non-interest income                              2,690        3,304       3,172       1,432       1,589
Non-interest expense                            28,703       13,414      14,708      14,404      13,529
Net income (loss)                            $  (5,834)   $   5,092   $   5,733   $   4,482   $   4,422
Earnings (loss) per common share - basic     $   (2.30)   $    2.06   $    2.32   $    1.76   $    1.60
Earnings (loss) per common share - diluted   $   (2.30)   $    1.91   $    2.19   $    1.72   $    1.54
                                             ----------------------------------------------------------

                                                                                             (Continued)

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

Selected Financial Information and Other Data - Continued

Performance Ratios and Other Selected Data                2003       2002       2001       2000       1999
                                                       ----------------------------------------------------
Return on average assets                                  n. m.      0.71%      0.82%      0.63%      0.62%
Return on average equity                                  n. m.      8.47%     10.42%      9.18%      8.60%
Average equity to average assets                          9.01%      8.34%      7.83%      6.86%      7.17%
Average interest rate spread                              2.55%      2.42%      2.74%      2.70%      2.54%
Non-performing loans to total assets                      0.38%      0.53%      0.53%      0.20%      0.18%
Non-performing loans to total loans                       0.56%      1.03%      0.99%      0.41%      0.45%
Allowance for loan losses to non-performing loans        92.51%     53.86%     52.22%    115.97%    145.56%
Allowance for loan losses to total loans                  0.52%      0.54%      0.52%      0.47%      0.66%

Savings Bank regulatory capital
Core                                                      7.29%      6.85%      6.95%      6.18%      5.76%
Tangible                                                  7.29%      6.85%      6.95%      6.18%      5.76%
Risk based                                               14.47%     15.25%     14.95%     11.97%     12.83%
Dividend payout ratio(2)                                  n. m.     31.41%     26.48%     30.23%     31.82%
                                                       ----------------------------------------------------

n. m. = not meaningful
(1) Consists of cash, cash due from banks, interest-bearing deposits with original maturities of less than three months, and federal funds sold.
(2) Payout ratio is dividends paid for the period divided by earnings per common share.

                                                              2003 ANNUAL REPORT
================================================================================

           Management's Discussion and Analysis of Financial Position
                            and Results of Operations

General

The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and is intended to assist in understanding and evaluating the major changes in the financial position and results of operations of the Company with a primary focus on an analysis of operating results.

This document contains statements that project the future operations of the Company which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Statements concerning future performance, developments, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties, including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time-to-time by or on behalf of the Company.

The Company's income on a consolidated basis is derived substantially from its investment in its subsidiary, Third Federal. The earnings of Third Federal depend primarily on its net interest income. Net interest income is affected by the interest income that Third Federal receives from its loans and investments and by the interest expense that Third Federal incurs on its deposits, borrowings and other sources of funds. In addition, the mix of Third Federal's interest-bearing assets and liabilities can have a significant effect on Third Federal's net interest income; loans generally have higher yields than securities; retail deposits generally have lower interest rates than other borrowings.

Third Federal also receives income from service charges and other fees and occasionally from sales of investment securities and real estate owned. Third Federal incurs expenses in addition to interest expense in the form of salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.

Changes to Financial Position

Assets. The Company's total assets at December 31, 2003 were $606.8 million, a decrease of $114.3 million during the year. This decrease in total assets is a direct result of a debt refinancing transaction, which occurred during the third quarter of 2003. At that time, the Company completed a series of transactions (the "debt refinancing") that resulted in the repayment and refinancing of $187.4 million of Federal Home Loan Bank borrowings which carried a weighted average interest rate of 5.46%. $80 million of these borrowings were refinanced at 3.23%; the remaining $107.4 million was repaid. A prepayment fee of $13.8 million was assessed by the Federal Home Loan Bank. A portion of the funds used to repay these borrowings came from the sale of $70.2 million of investment securities available for sale and $9.5 million of mortgage-backed securities available for sale, which had been yielding a combined 1.93%. The loss on the sale of these securities was $0.4 million. Management believed that it was in the best interest of the Company's shareholders and the Bank's employees and customers to replace these high-cost borrowings in order to improve the Company's future net interest income and thus its overall financial performance. Subsequently, the Company's net interest income was $5.5 million during the fourth quarter of 2003, an increase of $1.4 million when compared with the third quarter of 2003. Management expects the higher level of net interest income to continue into 2004.

                               [GRAPHIC OMITTED]

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

The Company's loans receivable portfolio at December 31, 2003 was $404.6 million, a $34.6 million or 9.3% increase since December 31, 2002. During 2003 there were $165.9 million of prepayments of existing mortgages in the loans receivable portfolio; however, offsetting this reduction was the origination of $178.6 million in predominately consumer and single-family residential mortgage loans, and the purchase of $24.2 million in newly originated, single-family residential mortgage loans.

Mortgage-backed securities available for sale decreased by $8.5 million during 2003. During the first six months of 2003 the Company sold $14.5 million of mortgage-backed securities available for sale, generating gains of $0.6 million. An additional $9.5 million were sold as part of the debt refinancing. Further reduction of the mortgage-backed securities available for sale portfolio occurred due to $62.2 million in repayments throughout 2003. Offsetting these reductions were the purchases of $82.4 million of such securities. The remaining net change in the portfolio was caused by $1.7 million amortization of purchase premiums and a $3.0 million reduction in the fair value of such securities.

Investment securities available for sale decreased by $12.8 million during the year. During the first six months of 2003 the Company purchased $91.1 million of such securities in order to redeploy its cash and cash equivalents into interest-bearing assets with higher yields. During the third quarter of 2003 the Company sold $70.2 million of these securities as part of the debt refinancing, plus an additional $0.5 million. During the fourth quarter, the Company purchased $7.6 million in investment securities available for sale. The remaining net change in the portfolio was caused by $40.0 million in maturities and redemptions, and $0.5 million decrease in the fair value of such securities.

Mortgage-backed securities held to maturity decreased by $31.0 million or 56.7% during 2003. This large decrease occurred due to the high prepayment rate of the underlying mortgages comprising the securities, which was the result of near record low mortgage rates throughout 2003, resulting in an increased number of mortgagors refinancing their mortgages into lower interest rates.

The Company's cash and cash equivalents decreased $92.3 million to $8.2 million at December 31, 2003. It is the Company's intent to keep cash and cash equivalents at this minimal level and use its line of credit at the Federal Home Loan Bank to fund its day-to-day cash needs, if necessary.

Liabilities. The Company's total liabilities were $551.3 million at December 31, 2003, a decrease of $106.9 million during 2003.

Deposits increased by $16.8 million; certificates of deposit increased by $0.2 million, while the remaining or "core" deposit categories increased by $16.6 million. Management believes that deposit growth occurred mainly as a result of successful sales initiatives and focused advertising campaigns implemented by the Company, but also due to external factors that caused deposit growth to occur throughout the community banking industry.

Advances from the Federal Home Loan Bank decreased by $120.5 million, largely the result of the debt refinancing, which caused a $107.4 million net reduction. It is the intent of the Company to fund a portion of its interest-bearing assets, not funded by deposits, with longer term advances from the Federal Home Loan Bank, and fund its day-to-day cash needs and shorter term interest-bearing assets not otherwise funded with deposits using draws on its line of credit with the Federal Home Loan Bank. At December 31, 2003 the Saving Bank's line of credit was $30 million of which $9.9 million was drawn.

Stockholders' equity. Total consolidated stockholders' equity decreased $7.3 million to $55.5 million at December 31, 2003. The decrease is largely the result of a $5.8 million net loss, a $2.3 million decrease in accumulated other comprehensive income, and $1.5 million in cash dividends paid to the Company's common stockholders. Offsetting these decreases was a $2.3 million increase in stockholders' equity attributable to the exercise of stock options for 92,092 shares, and the allocation of 20,549 shares to participants in the Company's employee stock ownership plan.

                                                              2003 ANNUAL REPORT
================================================================================

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

                                      2003                          2002                           2001
                         --------------------------------------------------------------------------------------------
                           Average             Average    Average            Average   Average               Average
                           balance  Interest  yld/cost    balance  Interest  yld/cost  balance   Interest    yld/cost
                         --------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
Loans receivable(1)       $378,414    23,372      6.18%  $362,104    25,662    7.09%   $359,928   $28,443      7.90%
Mortgage-backed
  securities               154,721     6,725      4.35%   200,316    11,423    5.70%    212,951    13,749      6.46%
Investment securities       62,747     1,806      2.88%    50,072     2,271    4.54%     51,384     3,015      5.87%
Other interest-
  earning assets(2)         45,590       474      1.04%    74,058     1,099    1.48%     49,206     1,540      3.13%
                          --------   -------             --------   -------            --------   -------
Total interest-
  earning assets           641,472    32,377      5.05%   686,550    40,455    5.89%    673,469    46,747      6.94%
                                     -------                        -------                       -------
Non interest-
  earning assets            33,839                         34,494                        29,202
                          --------                       --------                      --------
Total assets              $675,311                       $721,044                      $702,671
                          ========                       ========                      ========

LIABILITIES AND
STOCKHOLDERS' EQUITY:
Interest-bearing liabilities
Deposits                   449,925     7,044      1.57%   433,522    10,506    2.42%    409,688    14,043      3.43%
Advances from the FHLB
  and borrowings           160,325     8,208      5.12%   219,797    12,154    5.53%    230,078    12,865      5.59%
                          --------   -------             --------   -------            --------   -------
Total interest-bearing
  liabilities              610,250    15,252      2.50%   653,319    22,660    3.47%    639,766    26,908      4.20%
                                     -------                        -------                       -------
Non interest-bearing
  liabilities                4,195                          7,603                         7,865
                          --------                       --------                      --------
Total liabilities          614,445                        660,922                       647,631
Stockholders' equity        60,866                         60,122                        55,040
                          --------                       --------                      --------
Total liabilities and
  stockholders' equity    $675,311                       $721,044                      $702,671
                          ========                       ========                      ========
Net interest income                  $17,125                        $17,795                       $19,839
                                     =======                        =======                       =======
Interest rate spread(3)                           2.55%                      2.42%                             2.74%
Net yield on interest-
  earning assets(4)                               2.67%                      2.59%                             2.95%
Ratio of average interest-
  earning assets to
  average interest-
  bearing liabilities                              105%                       105%                              105%


(1) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
(2)  Includes interest-bearing deposits in other banks.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

Rate/Volume Analysis

The following table presents, for the periods indicated, the change in interest income and interest expense (in thousands) attributed to (i) changes in volume (changes in the weighted average balance of the total interest-earning asset and interest-bearing liability portfolios multiplied by the prior year rate), and
(ii) changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately based on the absolute value of changes due to volume and changes due to rate.

                                          2003 vs 2002                       2002 vs 2001
                                    Increase (decrease) due to         Increase (decrease) due to
                                -------------------------------------------------------------------
                                 Volume      Rate          Net        Volume     Rate        Net
                                -------------------------------------------------------------------
Interest income:
Loans receivable, net           $ 1,117    $(3,407)      $(2,290)   $   171    $(2,952)   $(2,781)
Mortgage-backed securities       (2,298)    (2,400)       (4,698)      (784)    (1,542)    (2,326)
Investment securities               489       (954)         (465)       (75)      (669)      (744)
Other interest-earning assets      (351)      (274)         (625)       577     (1,018)      (441)
                                -------------------------------------------------------------------
Total interest-earning assets    (1,043)    (7,035)       (8,078)      (111)    (6,181)    (6,292)
                                -------------------------------------------------------------------
Interest expense:
Deposits                            384     (3,846)       (3,462)       777     (4,314)    (3,537)
Advances from the FHLB
  and borrowings                 (3,097)      (849)       (3,946)      (570)      (141)      (711)
                                -------------------------------------------------------------------
Total interest-bearing
  liabilities                    (2,713)    (4,695)       (7,408)       207     (4,455)    (4,248)
                                -------------------------------------------------------------------
Net change in net
  interest income               $ 1,670    $(2,340)      $  (670)   $  (318)   $(1,726)   $(2,044)
                                ===================================================================


Comparison of Years Ended December 31, 2003 and December 31, 2002

Net Income. Net loss was $5.8 million for the fiscal year ended December 31, 2003. Net income was $5.1 million for the year ended December 31, 2002. The difference in net income of $10.1 million when comparing the year 2003 with 2002 is largely attributable to the debt refinancing, which produced a net loss for 2003 of $9.3 million after considering the income tax benefit associated with the transaction.

Pre-tax loss was $9.2 million for 2003. After adjusting for the $14.2 million pre-tax cost of the debt refinancing, pre-tax income was $5.0 million compared to pre-tax income of $6.7 million during 2002. This $1.7 million difference is mainly attributable to a $1.5 million increase in non-interest expense, after adjusting for the $13.8 million debt repayment fee, as described more fully below.

Total Interest Income. For the year ended December 31, 2003, total interest income decreased to $32.4 million compared to $40.5 million for the year ended December 31, 2002. The $8.1 million decrease in interest income was mainly the result of the repayment of $165.9 million in higher yielding loans receivable, which were replaced and supplemented by the origination and purchase of $202.8 million in loans at substantially lower yields. In addition, the Company's adjustable rate loans continued to adjust downward, also due to the continued decrease in market interest rates. As a result, the overall yield on the Company's loan portfolio decreased by 91 basis points during 2003. A similar result of low market interest rates combined with high loan prepayments caused the average yield on the Company's mortgage-backed securities portfolios to decrease by 135 basis points. At December 31, 2003 the rate of prepayment of mortgage-related earning assets had decreased.

Mortgage-related loan repayments during 2003 caused an average of $45.6 million to be maintained in cash and cash equivalents during 2003, earning an average interest rate of 1.04%, which is substantially less than these funds were earning while invested in loans and mortgage-backed securities. However, by year end 2003 the Company's cash and cash equivalents had been reduced to $8.2 million from $100.6 million at December 31, 2002 largely as a result of the debt refinancing, but also due to the Company's increased lending activities, particularly during the second half of 2003.

Total Interest Expense. Total interest expense decreased to $15.3 million from $22.7 million for the year ended December 31, 2003 compared to 2002. $3.5 million of this decrease is primarily the result of lower market interest rates during the period and, consequently, lower rates paid on the Company's new certificates of deposit; in addition, the Company lowered the interest rates paid on several of its other deposit products in order to keep them in line with short-term market interest rates.

In addition, the interest paid on Federal Home Loan Bank advances decreased by $3.9 million during 2003 compared with 2002, largely because of the debt refinancing transaction.

                                                              2003 ANNUAL REPORT
================================================================================

Allowance for Loan Losses. The allowance for loan losses was approximately $2.1 million at December 31, 2003 and $2.0 million at December 31, 2002. The provision for loan losses was $330,000 during 2003 compared with $988,000 during 2002. Charge-offs were $266,000 during 2003 compared to $913,000 during 2002. Charge-offs during 2002 included approximately $625,000 during the second quarter attributable to a default by the servicer of the Company's purchased lease portfolio. While management maintains Third Federal's allowance for losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income. Total non-interest income was $2.7 million during 2003 compared with $3.3 million during 2002. During the first six months of 2003 the Company sold $14.5 million in mortgage-backed securities and recorded gains of $0.6 million. The debt refinancing during the third quarter of 2003 produced a loss on sale of securities of $0.4 million. During 2002 the Company sold approximately $37.2 million mortgage-backed and investment securities available for sale and realized gains of $1.2 million. Service fees and other operating income increased by $0.3 million largely due to the introduction of new deposit account services during the year. However, fee income also includes $0.2 million of loan prepayment fees, largely attributable to large commercial loans, which, because of the nature of the fee, are non-recurring in nature. Gain on sale of real estate of $0.1 million resulted from the sale of operating property during 2003 while there were no such gains during 2002.

Non-Interest Expense. Total non-interest expense, excluding the $13.8 million debt prepayment fee, increased by $1.5 million during 2003 compared to 2002.

Employee compensation and benefits increased by $557,000 during 2003 compared to 2002: expense related to the employee stock ownership plan increased by $326,000 due to an increase in the shares allocated to plan participants and an increase in the per share cost associated with these allocations; the expense of the Company's defined benefit plan increased by $126,000; and, finally, there was a $66,000 one-time expense associated with the retirement of the Bank's president at June 30, 2003. The remaining increase in compensation is due to the cost of staffing a new branch, opened during the first quarter of 2003, and normal salary increases.

Professional fees increased by $201,000 during 2003 due to increased legal expense, in part related to the retirement of the Bank's president and appointment of new senior officers at the Bank, and in part due to the evaluation and adoption of various policies and procedures required by the Sarbanes-Oxley Act of 2002. Also, during the second half of 2003 the Company engaged an outside firm to completely review and then provide on-going assistance with the Bank's regulatory compliance requirements.

Other operating expenses increased by $511,000 during 2003. Loan expenses increased by $219,000 due to increased loan production. Other miscellaneous expenses include $113,000 attributable to estimated and realized losses on foreclosed real estate, and $110,000 attributable to various deposit item, robbery, and reconciling item losses that occurred throughout the year.

Income Tax Expense. The Company's effective tax rate was 36.7% during 2003 compared to 24.0% during 2002. The apparent increase in the effective tax rate during 2003 is due to the pre-tax loss for the year, produced by the debt refinancing, which produces a tax benefit at a 34% rate, further increased by the elimination of net non-taxable income from the pre-tax loss. The Company expects the effective tax rate to return to a rate below the marginal effective rate of 34% during 2004.

       Comparison of Years Ended December 31, 2002 and December 31, 2001

Net Income. Net income was $5.1 million for the fiscal year ended December 31, 2002, a decrease of $0.6 or 11.2% compared with the year ended December 31, 2001.

The Company's pre-tax income decreased by $1.1 million during 2002 compared with 2001: net interest income decreased by $2.0 million; provisions for possible loan losses increased by $488,000; non-interest income increased by $132,000; and non-interest expenses decreased by $1.3 million.

The Company's diluted earnings per share were $1.91 during 2002, a 12.8% decrease from $2.19 diluted earnings per share reported during 2001. The percentage decrease in diluted earnings per share is slightly larger than the percentage decrease in net income because a rising common stock price combined with outstanding stock options created an additional 26,700 dilutive shares.

Total Interest Income. For the year ended December 31, 2002, total interest income decreased to $40.4 million compared to $46.7 million for the year ended December 31, 2001. The $6.3 million decrease in interest income was mainly the result of the repayment of $147.3 million in higher yielding loans receivable, net of the origination and purchase of $140.9 million in loans at substantially lower yields. In addition, the Company's adjustable rate loans continued to adjust downward, also due to the continued decrease in market interest rates. As a result, the overall yield on the Company's loan portfolio decreased by 81 basis points during 2002. A similar result of low market interest rates combined with high loan prepayments caused the average yield on the Company's mortgage-backed securities portfolios to decrease by 76 basis points.

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

Total Interest Expense. Total interest expense decreased to $22.7 million from $26.9 million for the year ended December 31, 2002 compared to 2001. This decrease is the result of lower market interest rates during the period and, consequently, lower rates paid on the Company's new certificates of deposit; in addition, the Company lowered the interest rates paid on several of its other deposit products in order to keep them in line with short-term market interest rates.

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

Allowance for Loan Losses. The allowance for loan losses was approximately $2.047 million at December 31, 2002 and $1.972 million at December 31, 2001. The provision for loan losses was $988,000 during 2002 compared with $500,000 during 2001. Charge-offs were $913,000 during 2002 compared to $242,000 during 2001. Charge-offs during 2002 included approximately $625,000 during the second quarter attributable to a default by the servicer of the Company's purchased lease portfolio.

Non-Interest Income. Total non-interest income was $3.3 million during 2002 compared with $3.2 million during 2001. During 2002 the Company sold approximately $37.2 million mortgage-backed and investment securities available for sale and realized gains of $1.2 million. During 2001 the Company recorded a one-time gain of $1.1 million related to the sale of $10.8 million in deposits and the related closure of its Warminster, Pennsylvania branch office. In addition, during 2001 the Company recorded a $444,000 non-recurring gain on the sale of $1.3 million of land that had been held as a potential site for an administrative facility. Finally, Third Federal purchased $9 million in bank-owned life insurance in September 2001. This asset produced an increase in its cash surrender value, which is included in other operating income, of $520,000 during 2002 compared with $174,000 during 2001.

Non-Interest Expense. Total non-interest expense decreased by $1.3 million during 2002 compared to 2001. This decrease occurred from a $426,000 decrease in employee compensation and benefits, and occupancy and equipment expenses that, in turn, is largely related to the sale of a branch office at the end of 2001. In addition, during 2002 the Company decreased by $236,000 other operating expenses, $110,000 of which related to bank service charges because the Company ceased drawing checks on and using a third-party bank for its corporate and customer item processing activities, and rather used its own personnel and technology. Finally, the Company's amortization of goodwill and other intangible assets decreased by $488,000 upon the required adoption of Statement of Financial Accounting Standards No. 147 as of January 1, 2002.

Income Tax Expense. The Company's effective tax rate was 24.0% during 2002 compared to 26.5% during 2001. The decrease occurred as a result of certain tax reduction efforts initiated during 2001 and 2000, including the effect of a full year of income during 2002 related to bank-owned life insurance.

                        Liquidity and Capital Resources

Liquidity. The Savings Bank's liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Savings Bank's primary sources of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal. Loan prepayments, maturing investments and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition. During the past several years, the Savings Bank has used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, repurchase its common stock, and increase the Savings Bank's, along with the Company's, liquidity.

The Savings Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank. As of December 31, 2003, such borrowed funds totaled $86.9 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2004 is $22.3 million. At December 31, 2003 the Savings Bank had a $30 million line of credit, $20.1 million of which was unused, and up to approximately $299 million of additional collateral-based borrowing capacity at the Federal Home Loan Bank.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2004, is approximately $100.5 million. To the extent that these deposits do not remain at the Savings Bank upon maturity, the Savings Bank believes that it can replace these funds with deposits, excess liquidity, Federal Home Loan Bank advances or other borrowings. It has been the Savings Bank's experience that substantial portions of such maturing deposits remain at the Savings Bank.

At December 31, 2003, the Savings Bank had outstanding commitments to originate loans or fund unused lines of credit of $76.0 million. The loan commitments will be funded during the twelve months ending December 31, 2004. The unused lines of credit can be funded at any time. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. Approximately $39 million of these unused lines are not expected to be funded. At December 31, 2003, the Savings Bank had no outstanding commitments to sell loans.

The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $215,000 during the year ending December 31, 2004.

                                                              2003 ANNUAL REPORT
================================================================================

The  following  table  combines  the  Company's   contractual   obligations  and
commitments to make future payments as of December 31, 2003.

                                                   (in thousands)
                           Total    Less than 1 year  1-3 years   4-5 years  After 5 years
                          ----------------------------------------------------------------
Contractual obligations:                       Payments due by period
FHLB advances             $ 86,853      $ 22,268      $ 25,993     $ 27,725      $10,867
Time deposits              146,960       100,450        34,097       12,081          332
Operating leases           643,232       214,902       255,960      172,370           --
                          --------      --------      --------     --------      -------
Total contractual
  obligations             $877,045      $337,620      $316,050     $212,176      $11,199
                          ========      ========      ========     ========      =======

Commitments:                        Amount of commitment expirations by period
Extensions of credit       $74,716       $28,593       $24,231          $39      $21,853
Letters of credit            1,276         1,156           120           --           --
Loans sold with recourse       113            --            --           --          113
                           -------       -------       -------          ---      -------
Total commitments          $76,105       $29,749       $24,351          $39      $21,966
                           =======       =======       =======          ===      =======

Capital. Under current regulations, the Savings Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 2003, the Savings Bank met its three regulatory capital requirements.

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

The type of market risk which most affects the Company's financial instruments is interest rate risk, which is best quantified by measuring the change in net interest income that would occur under specific changes in interest rates. Substantially all of the Savings Bank's interest-bearing assets and liabilities are exposed to interest rate risk. Loss of economic value is measured using reports generated by the OTS wherein the current market value of portfolio equity, or economic value, is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. Gap reports are used to measure the amount of, and expected change during a one-year forward period, the net amount of assets and liabilities repricing, pre-paying and maturing during future periods.

Because the Company's bank subsidiary is a savings bank and is regulated by the OTS, it has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk.

Interest Rate Risk Measurements. In order to measure interest rate risk internally, the Company uses computer programs which enable it to simulate the changes that will occur to the Savings Bank's net interest income ("NII") over several interest rate scenarios which are developed by "shocking" market interest rates (i.e. moving them immediately and permanently) up and down in 100 basis point increments from their current levels, and by "ramping" interest rates in such a manner as to adversely affect the Savings Bank's simulated NII. In addition to the level of interest rates, the most critical assumption regarding the estimated amount of the Savings Bank's NII is the expected prepayment speed of the Savings Bank's 1-4 family residential loans, and related mortgage-backed securities, the book value of which comprises approximately 67% of the Company's total assets. For this prepayment speed assumption the Company uses median expected prepayment speeds which are obtained from a reliable third party source. The Company also incorporates into its simulations the effects of the interest rate caps and interest rate floors that are part of the majority of the Savings Bank's variable rate loans.

The Company uses its business planning forecast as the basis for its NII simulations. Therefore, planned business activities are incorporated into the measurement horizon. Such activities include assumptions about substantial new loan and deposit volumes, the pricing of loan and deposit products, and other assumptions about future activities that may or may not be realized. In order to quantify the Company's NII exposure at December 31, 2003, the Company focused on the simulation of net interest income in the "ramped up 200 basis points" and "shocked down 50 basis points" scenarios. The Company also used the results of the most recently available OTS model's forecast of market value of portfolio equity under different interest rate scenarios. In addition, the Company prepared current period and one-year forward "gap" reports in order to show potential mis-matches of repricing or cash flows from the Company's current and projected interest rate-sensitive assets and liabilities. ALCO evaluated the simulation results, the OTS model results and the "gap" reports and will make adjustments to the Savings Bank's planned activities if in its view there is a need to do so.

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

At December 31, 2003, the most adverse change in net interest income over the two-year horizon commencing January 1, 2004 using the "ramped up 200 basis points" and "shocked down 50 basis points" simulation methodologies was a $5.8 million or a 14% decrease in expected net interest income. The Company estimated its one-year gap (i.e. assets repricing/maturing in excess of liabilities repricing/maturing is a positive gap) to be negative $69.2 million in the "ramped up 200 basis points" scenario, and positive $63.7 million in the "shocked down 50 basis points" scenario, compared to a positive $9.5 million under the "rates unchanged" interest rate scenario. Essentially, the Company's net interest income is highly sensitive to the movement of long-term interest rates because of the resulting effect on the prepayment speeds of the Company's mortgage-related earning assets. In addition, the Company's deposits are highly insensitive to the downward movement in short term market rates due to the perceived inability of the Company to move core deposit rates much lower from where they are at December 31, 2003. However, these measurements are highly subjective in nature and are not intended to be a forecast of net interest income under any rate scenario for the years 2004, 2005 or for any other period.

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

                          Critical Accounting Policies

Certain critical accounting policies of the Company require the use of significant judgment and accounting estimates in the preparation of the consolidated financial statements and related data of the Company. These accounting estimates require management to make assumptions about matters that are highly uncertain at the time the accounting estimate is made. Management believes that the most critical accounting policy requiring the use of accounting estimates and judgment is the determination of the allowance for loan losses. If the financial position of a significant amount of debtors should deteriorate more than the Company has estimated, present reserves for loan losses may be insufficient and additional provisions for loan losses may be required. The allowance for loan losses was $2,111,000 at December 31, 2003.

                        Recent Accounting Pronouncements

The Company adopted FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others," on January 1, 2003. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company issues financial and performance letters of credit. Financial letters of credit require the Company to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Company to make payments if the customer fails to perform identified non-financial contractual obligations. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002.

The Company defines the initial fair value of these letters of credit as the fee received from the customer. The maximum potential undiscounted amount of future payments on these letters of credit as of December 31, 2003 is $1.3 million and they expire through 2005. The amounts due under these letters of credit would be reduced by any proceeds that the Company would be able to obtain in liquidating the collateral for these loans. The adoption of FIN 45 did not have a material impact on the Company's consolidated financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements," for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains and interest after that date. Subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, FIN 46(R), the provisions of which must be applied to certain variable interest entities by March 31, 2004. The Company does not anticipate a material impact from the adoption of FIN 46, which will occur in the first quarter of 2004.

                                                              2003 ANNUAL REPORT
================================================================================

On April 30, 2003 the Financial Accounting Standards Board (FASB) issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The new guidance amends Statement 133 for decisions made: as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, in connection with other FASB projects dealing with financial instruments, and regarding implementation issues raised in relation to the application of the definition of a derivative, particularly regarding the meaning of an "underlying" and the characteristics of a derivative that contains financing components. This Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. Statement 149 amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's financial position or results of operations.

On May 15, 2003 the Financial Accounting Standards Board (FASB) issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. Statement 150 affects three types of freestanding financial instruments: (1) mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets; (2) instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, including put options and forward purchase contracts; and (3) obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. Statement 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of Statement 150 did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

In October 2003, the AICPA issued SOP 03-3, "Accounting for Loans or Certain Debt Securities Acquired in a Transfer." This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities ("loans") acquired in a transfer as a result of credit quality deterioration. The statement requires recognition of the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan's contractual required payments receivable in excess of the amount of its cash flows expected at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. This statement is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material effect on the Company's consolidated financial position, results of operations or cash flows.

In December 2003, the FASB issued SFAS 132 (revised 2003) in response to requests by users of financial statements for more transparent disclosure of pension plan assets, obligations, benefit payments, contributions, and net benefit cost. In light of certain similarities between defined benefit pension arrangements and arrangements for other post-retirement benefits, SFAS 132 requires similar disclosures for both. This Statement replaces the original SFAS 132 and revises employers' disclosures about pension plans and other post-retirement benefit plans to require more information about the economic resources and obligations of such plans. SFAS 132 (revised 2003) amends the disclosure requirements of SFAS 87, SFAS 88, and SFAS 106, however, the measurement and recognition guidance is not affected. SFAS 132 (revised 2003) is effective for financial statements of public companies for the fiscal years ending after December 15, 2003, except estimated future benefit payment disclosures and disclosures of certain information about foreign plans are not required until fiscal years ending after June 15, 2004. The interim-period disclosures are effective for interim-period financial reports beginning after December 15, 2003. Disclosures for earlier annual periods presented for comparative purposes are required to be restated for the percentages of each major category of plan assets held, the accumulated benefit obligation, and plan assumptions. The disclosures for earlier interim periods presented for comparative purposes need to be restated for the components of net benefit cost. The adoption of the relevant provisions of SFAS 132 (revised 2003) and the expected adoption of the remaining provisions did not and is not expected to have a material impact on the Company's financial position or results of operations.

In June 2003, the Accounting Standards Executive Committee (AcSEC) issued a proposed SOP, "Allowance for Credit Losses," to provide guidance on how creditors should determine the allowance for credit losses related to all loans in accordance with SFAS 5, SFAS 114, and FIN 14. The proposed guidance would apply to all creditors of loans (except for governmental entities) and not just financial institutions. AcSEC began its deliberations and will continue to deliberate the proposed SOP in 2004. Based on informal discussions with the FASB in early 2004, AcSEC decided to revise the scope of the proposed SOP to provide guidance related to disclosures only.

The Bank adopted EITF 03-1, "The Meaning of Other than Temporary Impairment and Its Application to Certain Investments," as of December 31, 2003. EITF 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under FAS 115, "Accounting for Certain Investments in Debt and Equity Securities," that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. The disclosures under EITF 03-4 are required for financial statements for years ending after December 15, 2003 and are included in the Company's consolidated financial statements.

                      [THIS PAGE INTENTIONALLY LEFT BLANK

                                                              2003 ANNUAL REPORT
================================================================================

Accountants and Management Consultants
The US Member Firm of                                      Grant Thornton [LOGO]
Grant Thornton International                               GRANT THONRTON LLP



               Report of Independent Certified Public Accountants


Board of Directors
TF Financial Corporation

         We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the following consolidated financial statements present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note A6 to the consolidated financial statements, the Corporation adopted Statement of Financial Standards No. 147, "Acquisitions of Certain Financial Institutions," effective January 1, 2002.


/s/Grant Thornton LLP

Philadelphia, Pennsylvania
January 23, 2004

Suite 3100
Two Commerce Square
2001 Market Street
Philadelphia, PA 19103-7080
Tel:     215 561-4200
Fax:     215 561-1066

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                                      December 31
                                                                               ----------------------
                  ASSETS                                                            2003         2002
                                                                               ----------------------
                                                                                     (in thousands)
Cash and cash equivalents                                                      $   8,241    $ 100,580
Certificates of deposit in other financial institutions                              155          220
Investment securities available for sale - at fair value                          14,433       27,243
Investment securities held to maturity
  (fair value of $10,815 and $15,187 as of
  December 31, 2003 and 2002, respectively)                                       10,389       14,563
Mortgage-backed securities available for sale -
  at fair value                                                                  106,774      115,243
Mortgage-backed securities held to maturity
  (fair value of $24,774 and $57,346 as of
  December 31, 2003 and 2002, respectively)                                       23,630       54,592
Loans receivable, net                                                            404,649      370,092
Federal Home Loan Bank stock - at cost                                             6,825       11,424
Accrued interest receivable                                                        2,671        3,576
Premises and equipment, net                                                        6,268        6,742
Core deposit intangible asset, net of accumulated
  amortization of $2,456 and $2,271 as of
  December 31, 2003 and 2002, respectively                                           368          553
Goodwill, net of accumulated amortization of $2,328                                4,324        4,324
Other assets                                                                      18,025       11,880
                                                                               ----------------------
                  TOTAL ASSETS                                                 $ 606,752    $ 721,032
                                                                               ======================

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits                                                                     $ 459,343    $ 442,558
  Advances from the Federal Home Loan Bank                                        86,853      207,359
  Advances from borrowers for taxes and insurance                                  1,738        1,330
  Accrued interest payable                                                         1,908        2,897
  Other liabilities                                                                1,430        4,048
                                                                               ----------------------
                  Total liabilities                                              551,272      658,192
                                                                               ----------------------
Stockholders' equity
  Preferred stock, no par value; 2,000,000 shares authorized
    at December 31, 2003 and 2002, none issued                                        --           --
  Common stock, $0.10 par value; 10,000,000 shares authorized,
    5,290,000 shares issued, 2,596,037 and 2,482,586 shares
    outstanding at December 31, 2003 and 2002, respectively,
    net of shares in treasury: 2003 - 2,474,366; 2002 - 2,567,268                    529          529
  Retained earnings                                                               52,626       59,978
  Additional paid-in capital                                                      51,982       51,647
  Unearned ESOP shares                                                            (2,196)      (2,401)
  Treasury stock - at cost                                                       (47,043)     (48,809)
  Accumulated other comprehensive income                                            (418)       1,896
                                                                               ----------------------
                  Total stockholders' equity                                      55,480       62,840
                                                                               ----------------------
                  TOTAL LIABILITIES AND
                  STOCKHOLDERS' EQUITY                                         $ 606,752    $ 721,032
                                                                               ======================

The accompanying notes are an integral part of these statements

                                                              2003 ANNUAL REPORT
================================================================================

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          Year ended December 31,
                                                                    ----------------------------------
                                                                        2003        2002       2001
                                                                    ----------------------------------
                                                                 (in thousands, except per share data)
Interest income
  Loans, including fees                                              $ 23,372    $ 25,662   $ 28,443
  Mortgage-backed securities                                            6,725      11,423     13,749
  Investment securities                                                 1,806       2,271      3,015
  Interest-bearing deposits and other                                     474       1,099      1,540
                                                                    ----------------------------------
         TOTAL INTEREST INCOME                                         32,377      40,455     46,747
                                                                    ----------------------------------
Interest expense
  Deposits                                                              7,044      10,506     14,043
  Borrowings                                                            8,208      12,154     12,865
                                                                    ----------------------------------
         TOTAL INTEREST EXPENSE                                        15,252      22,660     26,908
                                                                    ----------------------------------
         NET INTEREST INCOME                                           17,125      17,795     19,839
                                                                    ----------------------------------
Provision for possible loan losses                                        330         988        500
         NET INTEREST INCOME AFTER PROVISION FOR
           POSSIBLE LOAN LOSSES                                        16,795      16,807     19,339
                                                                    ----------------------------------
Non-interest income
  Service fees, charges and other operating income                      2,372       2,114      1,734
  Gain on sale of deposits                                                 --          --      1,092
  Gain on sale of real estate                                             110          --        444
  Gain (loss) on sale of investment and mortgage-backed securities        208       1,190       (126)
  Gain on sale of loans                                                    --          --         28
                                                                    ----------------------------------
         TOTAL NON-INTEREST INCOME                                      2,690       3,304      3,172
                                                                    ----------------------------------
Non-interest expense
  Employee compensation and benefits                                    8,186       7,629      7,865
  Occupancy and equipment                                               2,488       2,303      2,493
  Federal deposit insurance premium                                        72          75         75
  Professional fees                                                       609         408        486
  Advertising                                                             551         441        507
  Other operating                                                       2,847       2,336      2,572
  Amortization of core deposit intangible asset                           185         222        266
  Amortization of goodwill                                                 --          --        444
  Debt prepayment fee                                                  13,765          --         --
                                                                    ----------------------------------
         TOTAL NON-INTEREST EXPENSE                                    28,703      13,414     14,708
                                                                    ----------------------------------
         INCOME (LOSS) BEFORE INCOME TAXES                             (9,218)      6,697      7,803
Income taxes (benefit)                                                 (3,384)      1,605      2,070
                                                                    ----------------------------------
         NET INCOME (LOSS)                                           $ (5,834)   $  5,092   $  5,733
                                                                    ==================================
Earnings (loss) per share - basic                                    $  (2.30)   $   2.06   $   2.32
                                                                    ==================================
Earnings (loss) per share - diluted                                  $  (2.30)   $   1.91   $   2.19
                                                                    ==================================

The accompanying notes are an integral part of these statements.

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                        Years ended December 31, 2003, 2002 and 2001
                          ----------------------------------------------------------------------------------------------------------
                                                                (in thousands, except share data)
                                                                                                        Accumulated
                                                                                                          Other
                               Common stock    Additional  Unearned   Shares                           Comprehensive       Compre-
                                         Par     paid-in     ESOP  acquired by  Treasury   Retained      income            hensive
                             Shares     value    capital    shares     MSBP      stock     earnings      (loss)    Total    income
                          ----------------------------------------------------------------------------------------------------------
Balance at
  January 1, 2001          2,491,454     $529    $51,704   $(2,644)     $(4)   $(48,173)    $52,061        $(364)  $53,109
Allocation of
  ESOP shares                 12,156       --        112       121       --          --          --           --       233
Amortization of
  MSBP expense                    --       --          3        --        4          --          --           --         7
Purchase of treasury stock   (60,900)      --         --        --       --      (1,110)         --           --    (1,110)
Cash dividends -
  common stock                    --       --         --        --       --          --      (1,424)          --    (1,424)
Exercise of options           23,276       --       (167)       --       --         445          --           --       278
Other comprehensive income,
  net of taxes                    --       --         --        --       --          --          --        1,149     1,149   $1,149
Net income for the
  year ended
December 31, 2001                 --       --         --        --       --          --       5,733           --     5,733    5,733
                          ----------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                         $6,882
                          ----------------------------------------------------------------------------------------------------------
Balance at
December 31, 2001          2,465,986     $529    $51,652   $(2,523)    $ --    $(48,838)    $56,370       $  785   $57,975
                          ----------------------------------------------------------------------------------------------------------
Allocation of ESOP shares     12,156       --        151       122       --          --          --           --       273
Amortization of MSBP expense      --       --         --        --       --          --          --           --        --
Purchase of treasury stock   (16,894)      --         --        --       --        (376)         --           --      (376)
Cash dividends -
  common stock                    --       --         --        --       --          --      (1,484)          --    (1,484)
Exercise of options           21,338       --       (156)       --       --         405          --           --       249
Other comprehensive
  income, net of taxes            --       --         --        --       --          --          --        1,111     1,111   $1,111
Net income for the
  year ended
December 31, 2002                 --       --         --        --       --          --       5,092           --     5,092    5,092
                          ----------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                         $6,203
                          ----------------------------------------------------------------------------------------------------------
Balance at
December 31, 2002          2,482,586     $529    $51,647   $(2,401)    $ --    $(48,809)    $59,978       $1,896   $62,840
                          ----------------------------------------------------------------------------------------------------------
Allocation of ESOP shares     20,549       --        401       205       --          --          --           --       606
Cash dividends -
  common stock                    --       --         --        --       --          --      (1,518)          --    (1,518)
Exercise of options           92,902       --       (618)       --       --       1,766          --           --     1,148
Income tax benefit
  arising from stock
  compensation                    --       --        552        --       --          --          --           --       552
Other comprehensive
  income (loss),
  net of taxes                    --       --         --        --       --          --          --       (2,314)   (2,314) $(2,314)
Net income (loss) for
  the year ended
December 31, 2003                 --      - -         --        --       --          --      (5,834)          --    (5,834)  (5,834)
                          ----------------------------------------------------------------------------------------------------------
Comprehensive
  income (loss)                                                                                                             $(8,148)
                          ----------------------------------------------------------------------------------------------------------
Balance at
December 31, 2003          2,596,037     $529    $51,982   $(2,196)    $ --    $(47,043)    $52,626       $ (418)  $55,480
                          ----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                                                              2003 ANNUAL REPORT
================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Year ended December 31,
                                                              -----------------------------------
                                                                   2003         2002         2001
                                                              -----------------------------------
                                                                           (in thousands)
OPERATING ACTIVITIES
Net income (loss)                                             $  (5,834)   $   5,092    $   5,733
Adjustments to reconcile net income to net cash provided
    by operating activities
  Amortization of
    Mortgage loan servicing rights                                   11           14           14
    Deferred loan origination fees                                 (259)        (201)        (387)
    Premiums and discounts on
      investment securities, net                                    170          108           36
    Premiums and discounts on
      mortgage-backed securities and loans, net                   1,941          758          (72)
    Goodwill and other intangibles                                  185          222          710
  Deferred income taxes                                             596          (19)        (172)
  Provision for loan losses and provision for
    losses on real estate                                           443          988          510
  Depreciation of premises and equipment                          1,041        1,014        1,092
  Increase in value of bank-owned life insurance                   (553)        (520)        (174)
  Stock-based benefit programs                                      606          273          240
  Tax benefit arising from stock compensation                       552           --           --
  (Gain) loss on sale of
    Investment and mortgage-backed securities                      (208)      (1,190)         126
    Real estate acquired through foreclosure                        (23)         (60)         (27)
    Property, equipment and real estate held for investment          --           --         (444)
    Real estate                                                    (110)          --           --
    Loans receivable                                                 --           --          (28)
    Deposits                                                         --           --       (1,092)
  (Increase) decrease in
    Accrued interest receivable                                     905          578        1,369
    Other assets                                                 (3,924)         (89)         248
  Increase (decrease) in
    Accrued interest payable                                       (989)        (865)        (908)
    Other liabilities                                            (1,427)        (318)        (470)
                                                              -----------------------------------
         NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES        (6,877)       5,785        6,304
                                                              -----------------------------------

INVESTING ACTIVITIES
  Loan originations                                            (178,578)     (80,943)     (48,526)
  Purchases of loans                                            (24,176)     (59,926)     (74,647)
  Loan principal payments                                       165,855      147,296      106,019
  Principal repayments on mortgage-backed securities
    held to maturity                                             31,013       41,499       41,456
  Principal repayments on mortgage-backed securities
    available for sale                                           62,169       39,005       22,415
  Proceeds from loan sales                                           --           --        1,480
  Purchases and maturities of certificates of deposit in
    other financial institutions, net                                65          (26)          (3)

                                                                     (Continued)

                                                                              19

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

                                                                              Year ended December 31,
                                                                       ------------------------------------
                                                                            2003         2002         2001
                                                                       ------------------------------------
                                                                                    (in thousands)
  Purchases of investment and mortgage-backed securities
    held to maturity                                                   $      --    $  (9,650)    $     --
  Purchase of investment securities and mortgage-backed
    securities available for sale                                       (181,058)    (103,201)     (47,364)
  Purchase of bank-owned life insurance                                   (1,500)          --       (9,000)
  Proceeds from maturities of investment securities
    held to maturity                                                       4,105        2,060       51,233
  Proceeds from maturities of investment securities
    available for sale                                                    40,000        8,000       18,501
  Proceeds from the sale of investment and mortgage-backed
    securities available for sale                                         95,193       38,380        4,890
  (Purchase) redemption of Federal Home Loan Bank stock                    4,599          (56)       1,674
  (Purchase) sale of property, equipment and real estate
    held for investment                                                        8         (769)       1,635
  Proceeds from sale of real estate                                        1,277          275          163
  Purchase of premises and equipment                                        (751)        (272)        (357)
                                                                       ------------------------------------
         NET CASH PROVIDED BY (USED IN)
         INVESTING ACTIVITIES                                             18,221       21,672       69,569
                                                                       ------------------------------------

FINANCING ACTIVITIES
  Net increase (decrease) in demand deposit/NOW
    accounts, passbook savings accounts and certificates
    of deposit                                                            16,785       20,506       31,989
  Funding of sale of deposits                                                 --           --       (9,706)
  Net decrease in advances from Federal Home Loan Bank                  (120,506)     (15,000)     (22,500)
  Net decrease in securities sold under agreements
    to repurchase                                                             --           --      (14,962)
  Net increase (decrease) in advances from borrowers for
    taxes and insurance                                                      408           89           83
  Treasury stock acquired                                                     --         (376)      (1,110)
  Exercise of stock options                                                1,148          249          278
  Common stock dividends paid                                             (1,518)      (1,484)      (1,424)
                                                                       ------------------------------------
         NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES            (103,683)       3,984      (17,352)
                                                                       ------------------------------------
         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (92,339)      31,441       58,521
Cash and cash equivalents at beginning of year                           100,580       69,139       10,618
                                                                       ------------------------------------
Cash and cash equivalents at end of year                               $   8,241    $ 100,580    $  69,139
                                                                       ====================================
Supplemental disclosure of cash flow information
  Cash paid for
    Interest on deposits and advances from Federal Home Loan Bank      $  16,241    $  23,525    $  27,816
    Income taxes                                                       $     250    $   2,050    $   2,495
  Non-cash transactions
    Transfers from loans to real estate acquired through foreclosure   $   1,857    $      --    $      --


The accompanying notes are an integral part of these statements.

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
TF Financial Corporation (the "Company") is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiary, Third Federal Savings Bank (Third Federal or the Bank). Third Federal is a federally chartered-stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution that conducts operations from its main office in Newtown, Pennsylvania, eleven full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and three full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

The Bank is subject to regulations of certain state and federal agencies and, accordingly, those regulatory authorities periodically examine it. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

1. Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: TF Investments, Teragon Financial Corporation, Penns Trail Development Corporation and Third Federal, and its wholly owned subsidiary, Third Delaware Corporation (collectively, the "Company"). All material intercompany balances and transactions have been eliminated in consolidation.

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America (US GAAP) and predominant practices within the banking industry. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting policies are summarized below.

2. Cash and Cash Equivalents

The Company considers cash, due from banks, federal funds sold and interest-bearing deposits in other financial institutions, with original terms to maturity of less than three months, as cash equivalents for presentation purposes in the consolidated statements of financial position and cash flows.

3. Investment and Mortgage-Backed Securities

The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company classifies its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading, or available for sale. The Company does not presently engage in security trading activities.

Investment, mortgage-backed and marketable equity securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income. Realized gains and losses on the sale of securities are recognized using the specific identification method.

The Bank adopted EITF 03-1, "The Meaning of Other than Temporary Impairment and Its Application to Certain Investments," as of December 31, 2003. EITF 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under FAS 115, "Accounting for Certain Investments in Debt and Equity Securities," that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. The disclosures under EITF 03-1 are required for financial statements for years ending after December 15, 2003 and are included in these financial statements

Investment and mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method. The Company has the ability and it is management's intention to hold such assets to maturity.

The Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended, as of January 1, 2001. The statement requires the Company to recognize all derivative instruments at fair value as either assets or liabilities. Financial derivative instruments are reported at fair value in other assets or other liabilities. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship.

                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002
NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

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

The Company adopted FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others," on January 1, 2003. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Bank issues financial and performance letters of credit. Financial letters of credit require the Bank to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Bank to make payments if the customer fails to perform identified non-financial contractual obligations. FIN 45 applied prospectively to guarantees the Bank issued or modified subsequent to December 31, 2002.

In October 2003, The AICPA issued SOP 03-3, "Accounting for Loans or Certain Debt Securities Acquired in a Transfer." This statement addresses accounting for differences between contractual cash flows and cash flow expected to be collected from an investor's initial investment in loans or debt securities ("loans") acquired in a transfer as a result of credit quality deterioration. The statement requires recognition of the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan's contractual required payments receivable in excess of the amount of its cash flows expected at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. This statement is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material effect on the Company's consolidated financial position, results of operations, or cash flows

5. Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets.

                                                                       Continued

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

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

On January 1, 2002, the Company  adopted  Financial  Accounting  Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Intangible Assets," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The adoption of these statements did not have a material impact on the financial condition or results of operations of the Company.

On October 1, 2002 the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." Except for transactions between two or more mutual enterprises, SFAS No. 147 removes the acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. Thus, the requirement of SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired ("SFAS 72 goodwill") as an unidentifiable intangible no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include within its scope long-term customer relationship intangible assets of financial institutions such as depositor-relationship intangible assets. Consequently, those intangible assets are subject to undiscounted cash flow recoverability tests and impairment loss recognition and measurement provisions. Finally, SFAS No. 147 provides that branch acquisitions that meet the definition of a business should be accounted for as a business combination. SFAS No. 147 was effective October 1, 2002, although earlier application was permitted. The Company elected to apply SFAS No. 147 as of January 1, 2002.

The Company had $4,324,000 of SFAS 72 goodwill and $553,000 of core deposit intangible assets at December 31, 2001 remaining from the 1996 branch acquisition that management of the Company concluded was a business combination in accordance with SFAS No. 147. In addition, the Company has tested the goodwill and core deposit intangible assets for impairment prior to its fiscal year ending December 31, 2003. No impairment has been recognized.

7. Transfers of Financial Assets

The Company accounts for the transfer of financial assets in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings.

8. Benefit Plans

The Company has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with six months of service, as defined by the ESOP. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees.

The Company has several fixed stock option plans that allow the Company to grant options to employees and directors for up to 794,000 shares of common stock. The options, which have a term of 10 years when issued, vest either immediately or over a three- to five-year period. The exercise price of each option equals the market price of the Company's stock on the date of grant. The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company's employee stock option plans are accounted for using the intrinsic value method under APB Opinion No. 25. No stock-based compensation expense is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of the grant.

                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Had compensation cost for the plans been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                       2003       2002       2001
                                                                   -----------------------------
Net income (loss) (in thousands)
         As reported                                               $ (5,834)   $ 5,092   $ 5,733
         Deduct: stock-based compensation expense determined
         using the fair value method, net of related tax effects         53         58        64
                                                                   -----------------------------
         Pro forma                                                 $ (5,887)   $ 5,034   $ 5,669
                                                                   =============================
Basic earnings (loss) per share
         As reported                                               $  (2.30)   $  2.06   $  2.32
         Deduct: stock-based compensation expense determined
         using the fair value method, net of related tax effects       0.02       0.02      0.02
                                                                   -----------------------------
         Pro forma                                                 $  (2.32)   $  2.04   $  2.30
                                                                   =============================
Diluted earnings (loss) per share
         As reported                                               $  (2.30)   $  1.91   $  2.19
         Deduct: stock-based compensation expense determined
         using the fair value method, net of related tax effects       0.03       0.01      0.01
                                                                   -----------------------------
         Pro forma                                                 $  (2.33)   $  1.90   $  2.18
                                                                   =============================
Weighted average fair value of options granted during the year     $   9.50    $  6.60   $  5.49

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2003, 2002 and 2001, respectively: a dividend yield of 2.09%, 2.78%, and 3.23%; expected volatility of 32%, 29%, and 30%; risk-free interest rate of 3.40%, 2.78%; and 5.02%; and expected lives of six years for all options.

9. Income Taxes

The Company accounts for income taxes under the liability method specified in SFAS No. 109, "Accounting for Income Taxes" whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

10. Advertising Costs

The Company expenses advertising costs as incurred.

11. Earnings Per Share

The Company follows the provisions of SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

                                                                       Continued

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

12. Comprehensive Income

The Company follows SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company's other comprehensive income consists of net unrealized gains and losses on investment securities available for sale.
Comprehensive income (loss) for 2003, 2002 and 2001 was $(8,148,000), $6,203,000, and $6,882,000, respectively. The components of other comprehensive income are as follows:

                                                              December 31, 2003
                                                      -----------------------------------
                                                     Before tax  Tax (expense)  Net of tax
                                                       amount      benefit        amount
                                                      -----------------------------------
                                                               (in thousands)
Unrealized losses on securities
  Unrealized holding (losses) arising during period   $(3,297)      $ 1,120       $(2,177)
Reclassification adjustment for gains realized
  in net income                                          (208)           71          (137)
                                                      -----------------------------------
Other comprehensive income (loss), net                $(3,505)      $ 1,191       $(2,314)
                                                      ===================================

                                                              December 31, 2002
                                                      -----------------------------------
                                                     Before tax  Tax (expense)  Net of tax
                                                       amount      benefit        amount
                                                      -----------------------------------
                                                               (in thousands)
Unrealized gains on securities
  Unrealized holding gains arising during period      $ 2,872       $  (976)      $ 1,896
Reclassification adjustment for gains realized
  in net income                                        (1,190)          405          (785)
                                                      -----------------------------------
Other comprehensive income, net                       $ 1,682       $  (571)      $ 1,111
                                                      ===================================

                                                              December 31, 2001
                                                      -----------------------------------
                                                     Before tax  Tax (expense)  Net of tax
                                                       amount      benefit        amount
                                                      -----------------------------------
                                                               (in thousands)
Unrealized gains on securities
  Unrealized holding gains arising during period      $ 1,615       $  (549)      $ 1,066
Reclassification adjustment for losses realized in
  net income                                              126           (43)           83
                                                      -----------------------------------
Other comprehensive income, net                       $ 1,741       $  (592)      $ 1,149
                                                      ===================================

                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

13. Segment Reporting

The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and holds assets, and about major customers, regardless of whether that information is used in making operating decisions.

The Company has one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

14.  Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation.

NOTE B - CASH AND CASH  EQUIVALENTS

Cash and cash equivalents consist of the following:

                                                               December 31,
                                                            -------------------
                                                              2003        2002
                                                            -------------------
                                                               (in thousands)
Cash and due from banks                                     $7,888       $6,657
Interest-bearing deposits in other financial institutions      353       93,823
Federal funds sold                                              --          100
                                                            -------------------
                                                            $8,241     $100,580
                                                            ===================

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE C - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company's investment and mortgage-backed securities at December 31, 2003 and 2002, are summarized as follows:

                                                           December 31, 2003
                                             -----------------------------------------------
                                                           Gross       Gross
                                              Amortized  unrealized  unrealized       Fair
                                                cost       gains       losses         value
                                             -----------------------------------------------
                                                             (in thousands)
Investment securities held to maturity
  State and political subdivisions           $   1,609   $     126    $      --    $   1,735
  U.S. Government and federal agencies           2,000          11           --        2,011
  Corporate debt securities                      6,780         289           --        7,069
                                             -----------------------------------------------
                                                10,389         426           --       10,815
Mortgage-backed securities held
  to maturity                                   23,630       1,195          (51)      24,774
                                             -----------------------------------------------
                                             $  34,019   $   1,621    $     (51)   $  35,589
                                             ===============================================
Investment securities available for sale
  U.S. Government and federal agencies       $   2,972        $ --    $     (25)   $   2,947
  Corporate debt securities                      1,000          --           (7)         993
  State and political subdivisions              10,677          34         (218)      10,493
                                             -----------------------------------------------
                                                14,649          34         (250)      14,433
Mortgage-backed securities
  available for sale                           107,192         541         (959)     106,774
                                             -----------------------------------------------
                                             $ 121,841   $     575    $  (1,209)   $ 121,207
                                             ===============================================


                                                           December 31, 2002
                                           -----------------------------------------------
                                                         Gross       Gross
                                            Amortized  unrealized  unrealized       Fair
                                              cost       gains       losses         value
                                           -----------------------------------------------
                                                           (in thousands)
Investment securities held to maturity
  State and political subdivisions         $   3,700   $     180         $ --    $   3,880
  U.S. Government and federal agencies         4,000         125           --        4,125
  Corporate debt securities                    6,863         319           --        7,182
                                           -----------------------------------------------
                                              14,563         624           --       15,187
Mortgage-backed securities held
  to maturity                                 54,592       2,754           --       57,346
                                           -----------------------------------------------
                                           $  69,155   $   3,378         $ --    $  72,533
                                           ===============================================
Investment securities available for sale
  U.S. Government and federal agencies     $  15,964   $     120         $---    $  16,084
  Corporate debt securities                   10,034         163           --       10,197
  State and political subdivisions               453          11           --          464
  Mutual funds                                   500          --           (2)         498
                                           -----------------------------------------------
                                              26,951         294           (2)      27,243
Mortgage-backed securities available
  for sale                                   112,663       2,634          (54)     115,243
                                           -----------------------------------------------
                                           $ 139,614   $   2,928    $     (56)   $ 142,486
                                           ===============================================

                                                                     (Continued)

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE C - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

Gross realized gains were $725,000, $1,190,000, and $7,000 for the years ended December 31, 2003, 2002 and 2001, respectively. These gains resulted from the sale of investment and mortgage-backed securities of $22.6 million, $37.2 million, and $507,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Gross realized losses were $517,000, $0, and $133,000 for the years ended December 31, 2003, 2002 and 2001, respectively. These losses resulted from the sale of investment and mortgage-backed securities of $72.4 million, $0 million, and $4.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

                                                     December 31, 2003
                                         ------------------------------------------
                                         Available for sale     Held to maturity
                                         ------------------------------------------
                                         Amortized     Fair    Amortized     Fair
                                            cost       value     cost        value
                                         ------------------------------------------
                                                  (in thousands)
Investment securities
  Due in one year or less                 $     --   $     --   $  1,004   $  1,017
  Due after one year through five years      3,971      3,939      9,170      9,576
  Due after five years through 10 years        611        613         --         --
  Due after 10 years                        10,067      9,881        215        222
                                          -----------------------------------------
                                            14,649     14,433     10,389     10,815
Mortgage-backed securities                 107,192    106,774     23,630     24,774
                                          -----------------------------------------
                                          $121,841   $121,207   $ 34,019   $ 35,589
                                          =========================================

The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

                                                               December 31, 2003
                                               -----------------------------------------------
                                                             Gross       Gross
                                                Amortized  unrealized  unrealized       Fair
                                                  cost       gains       losses         value
                                               -----------------------------------------------
                                                                 (in thousands)
Mortgage-backed securities held to maturity
  FHLMC certificates                            $   8,407   $     544    $      --    $   8,951
  FNMA certificates                                 7,205         211          (50)       7,366
  GNMA certificates                                 8,007         440           --        8,447
  Real estate mortgage investment conduit              11          --           (1)          10
  Other mortgage-backed securities                     --          --           --           --
                                                -----------------------------------------------
                                                $  23,630   $   1,195    $     (51)   $  24,774
                                                ===============================================
Mortgage-backed securities available for sale
  FHLMC certificates                            $   8,523   $      23    $     (21)   $   8,525
  FNMA certificates                                18,522          14         (151)      18,385
  GNMA certificates                                    --          --           --           --
  Real estate mortgage investment conduit          80,147         504         (787)      79,864
                                                -----------------------------------------------
                                                $ 107,192   $     541    $    (959)   $ 106,774
                                                ===============================================

                                                                     (Continued)

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE C - INVESTMENT AND MORTGAGE-BACKED SECURITIES - Continued

                                                               December 31, 2002
                                                -----------------------------------------------
                                                             Gross       Gross
                                                Amortized  unrealized  unrealized       Fair
                                                  cost       gains       losses         value
                                                -----------------------------------------------
                                                                 (in thousands)
Mortgage-backed securities held to maturity
  FHLMC certificates                            $  21,870   $   1,399    $      --    $  23,269
  FNMA certificates                                11,781         480           --       12,261
  GNMA certificates                                18,278         852           --       19,130
  Real estate mortgage investment conduit           2,519          23           --        2,542
  Other mortgage-backed securities                    144          --           --          144
                                                -----------------------------------------------
                                                $  54,592   $   2,754    $      --    $  57,346
                                                ===============================================
Mortgage-backed securities available for sale
  FHLMC certificates                            $     663   $      36    $      --    $     699
  FNMA certificates                                11,385         493           --       11,878
  GNMA certificates                                    --          --           --           --
  Real estate mortgage investment conduit         100,615       2,105          (54)     102,666
                                                -----------------------------------------------
                                                $ 112,663   $   2,634    $     (54)   $ 115,243
                                                ===============================================

Investment securities having an aggregate amortized cost of approximately $3.0 and $5.0 million were pledged to secure public deposits at December 31, 2003 and 2002, respectively.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity.

The table below indicates the length of time individual securities, both held-to-maturity and available-for-sale, have been in a continuous unrealized loss position at December 31, 2003:

                                           Less than 12 months      12 months or longer            Total
----------------------------------------------------------------------------------------------------------------
Description of             Number of       Fair     Unrealized      Fair     Unrealized      Fair     Unrealized
Securities                 securities      value       loss         value       loss         value        loss
----------------------------------------------------------------------------------------------------------------
                                                                    (in thousands)
Agency                        1         $  2,947     $    (25)   $     --    $     --      $  2,947    $    (25)
Corporate                     1              993           (7)         --          --           993          (7)
Municipals                    9            7,582         (218)         --          --         7,582        (218)
MBS                          21           59,778       (1,004)         56          (6)       59,834      (1,010)
----------------------------------------------------------------------------------------------------------------
Total temporarily
impaired investments         32         $ 71,300     $ (1,254)   $     56    $     (6)     $ 71,356    $ (1,260)
================================================================================================================

Management has concluded that the unrealized losses above are temporary in nature since they are primarily related to market interest rates and are not related to the underlying credit quality of the issuers. Additionally, the Company has the intent and ability to hold these investments for the time necessary to recover the amortized cost.

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE D - LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                              December 31,
                                                       ----------------------
                                                            2003         2002
                                                       ----------------------
                                                            (in thousands)

First mortgage loans (principally conventional)
  Secured by one-to-four family residences             $ 276,849    $ 227,953
  Secured by other non-residential properties             74,109       85,493
  Construction loans                                       6,591       12,026
                                                       ----------------------
                                                         357,549      325,472
Net deferred loan origination cost (fees) and
  unamortized premiums                                       903          377
                                                       ----------------------
         Total first mortgage loans                      358,452      325,849
                                                       ----------------------
Consumer and other loans
  Commercial                                              15,185        8,005
  Home equity and second mortgage                         25,199       25,480
  Leases                                                   1,371        2,246
  Other                                                    6,532       10,490
                                                       ----------------------
                                                          48,287       46,221
Unamortized premiums                                          21           69
                                                       ----------------------
         Total consumer and other loans                   48,308       46,290
                                                       ----------------------
  Less allowance for loan losses                          (2,111)      (2,047)
                                                       ----------------------
         Total loans receivable                        $ 404,649    $ 370,092
                                                       ======================


Activity in the allowance for loan losses is summarized as follows:

                                                   December 31,
                                    ---------------------------------------
                                       2003            2002            2001
                                    ---------------------------------------
                                                  (in thousands)

Balance at beginning of year        $ 2,047         $ 1,972         $ 1,714
Provision charged to income             330             988             500
Charge-offs, net                       (266)           (913)           (242)
                                    ---------------------------------------
Balance at end of year              $ 2,111         $ 2,047         $ 1,972
                                    =======================================

Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, totaled approximately $2.3 million and $3.8 million at December 31, 2003 and 2002, respectively. Interest income that would have been recorded under the original terms of such loans totaled approximately $171,000, $307,000, and $284,000 for the years ended December 31, 2003, 2002 and 2001, respectively. No interest income has been recognized on non-accrual loans for any of the periods presented.

The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2003 and 2002. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $1,291,000, and $987,000 at December 31, 2003 and 2002, respectively. For the year ended December 31, 2003, principal repayments of approximately $37,000 were received and $24,000 was disbursed to executive officers, directors or their related interests.

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE E - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

                                                         December 31,
                                                      -------------------
                                                        2003         2002
                                                      -------------------
                                                        (in thousands)
Mortgage loan servicing portfolios
  FHLMC                                               $2,018       $3,758
  Other investors                                      5,367        8,203
                                                      -------------------
                                                      $7,385      $11,961
                                                      ===================

Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $80,000, and $149,000 at December 31, 2003 and 2002, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented.

NOTE F - PREMISES  AND  EQUIPMENT

Premises and equipment are summarized as follows:

                                                        December 31,
                                    Estimated       -----------------------
                                    useful lives        2003          2002
                                    ---------------------------------------
                                                         (in thousands)
Buildings                            30 years          $6,046       $ 6,483
Leasehold improvements                5 years           1,266         1,264
Furniture, fixtures and equipment   3-7 years           8,932         8,390
                                                      ---------------------
                                                       16,244        16,137
Less accumulated depreciation                          11,668        11,238
                                                      ---------------------
                                                        4,576         4,899
Land                                                    1,692         1,843
                                                      ---------------------
                                                      $ 6,268       $ 6,742
                                                      =====================

                           December 31, 2003 and 2002

NOTE G - GOODWILL AND CORE DEPOSIT INTANGIBLE ASSET

A reconciliation of net income and earnings per share to amounts excluding goodwill amortization is as follows:

                                                                    2003         2002        2001
                                                                ----------------------------------
                                                              (in thousands except per share amounts)
  Reported net income (loss)                                    $  (5,834)   $   5,092   $   5,733
  Add back: goodwill amortization, net of related tax benefit          --           --         293
                                                                ----------------------------------
  Adjusted net income (loss)                                    $  (5,834)   $   5,092   $   6,026
                                                                ==================================
Basic earnings (loss) per share
  Reported net income (loss)                                    $   (2.30)   $    2.06   $    2.32
  Add back: goodwill amortization, net of related tax benefit          --           --        0.12
                                                                ----------------------------------
  Adjusted net income (loss)                                    $   (2.30)   $    2.06   $    2.44
                                                                ==================================
Diluted earnings (loss) per share
  Reported net income (loss)                                    $   (2.30)   $    1.91   $    2.19
  Add back: goodwill amortization, net of related tax benefit          --           --        0.11
                                                                ----------------------------------
  Adjusted net income (loss)                                    $   (2.30)   $    1.91   $    2.30
                                                                ==================================

Core deposit intangible amortization for each of the three years subsequent to December 31, 2003 is estimated to be as follows:

                            Year ending December 31,
                            -------------------------
                                 (in thousands)
                            2004                 $155
                            2005                  129
                            2006                   84
                            -------------------------
                                                 $368
                            =========================

NOTE H - DEPOSITS

Deposits are summarized as follows:

                                                              December 31,
                                                         -------------------
                                                             2003       2002
                                                         -------------------
                                                             (in thousands)
Deposit type
Demand                                                   $ 26,375   $ 20,810
NOW                                                        52,647     48,496
Money Market                                               44,688     43,677
Passbook savings                                          188,673    182,813
                                                         -------------------
Total demand, transaction and passbook deposits           312,383    295,796
Certificates of deposit                                   146,960    146,762
                                                         -------------------
                                                         $459,343   $442,558
                                                         ===================

                                                                       Continued

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE H - DEPOSITS - Continued

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $22.2 million and $19.7 million at December 31, 2003 and 2002, respectively.

At December 31, 2003, scheduled maturities of certificates of deposit are as follows:

                            Year ending December 31,
-------------------------------------------------------------------------------
  2004        2005       2006       2007       2008     Thereafter      Total
-------------------------------------------------------------------------------
                                       (in  thousands)

$100,450     $29,827     $4,270     $6,131     $5,950     $    332     $146,960
===============================================================================


NOTE I - ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank consist of the following:

                                                  December 31,
                          ------------------------------------------------------
                                    2003                               2002
                          --------------------------------------------------
                                     Weighted                     Weighted
                           Amount   average rate      Amount    average rate
                          --------------------------------------------------
                                                 (in thousands)
Principal payments
due during
2003                     $     --         --%        $ 27,000         5.70%
2004                       22,268       2.38           52,000         5.23
2005                       12,787       3.23            5,000         6.58
2006                       13,206       3.23           25,000         5.44
2007                       13,639       3.23               --           --
Thereafter                 24,953       3.23           98,359         5.46
                          ------------------------------------------------
                          $86,853       3.01%        $207,359         5.46%
                          ================================================

The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Unused lines of credit at the Federal Home Loan Bank were $20 million at December 31, 2003.

NOTE J - BENEFIT PLANS

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pre-tax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Contributions to the 401(k) plan totaled $58,000, $52,000, and $48,000 in 2003, 2002 and 2001, respectively.

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

                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE J - BENEFIT PLANS - Continued

The following tables sets forth the projected benefit obligation, funded status of the defined benefit pension plan and the amounts reflected in the consolidated statements of financial position, and fair value of assets of the plan.

                                                       December 31,
                                                   ------------------
                                                      2003       2002
                                                   ------------------
                                                      (in thousands)

Reconciliation of Projected Benefit Obligation
  Benefit obligation at beginning of year          $ 2,612    $ 1,991
  Service cost                                         191        172
  Interest cost                                        185        163
  Plan amendments                                       --         42
  Actuarial (gain) loss                                388        405
  Benefits paid                                       (348)      (161)
                                                   ------------------
  Benefits obligation at end of year               $ 3,028    $ 2,612
                                                   ==================
Reconciliation of Fair Value of Assets
  Fair value of plan assets at beginning of year   $ 2,726    $ 2,323
  Actual return on plan assets                         390        114
  Employer contribution                                 --        450
  Benefits paid                                       (348)      (161)
                                                   ------------------
  Fair value of plan assets at end of year         $ 2,768    $ 2,726
                                                   ==================
Reconciliation of Funded Status
  Funded status                                    $  (260)   $   114
  Unrecognized transition obligation                     4          9
  Unrecognized net actuarial loss (gain)               527        325
  Unrecognized prior service cost                      281        344
                                                   ------------------
  Prepaid (accrued) benefit cost at end of year    $   552    $   792
                                                   ==================

The accumulated benefit obligation at December 31, 2003 and 2002 was $2,511,000 and $2,155,000 respectively.

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. The expected employer contribution for 2004 is $0.

                                                     2003          2002
                                                     ------------------
Weighted-average assumptions used to
  determine benefit obligations, end of year
Discount rate                                        6.25%         6.75%
Rate of compensation increase                        4.00          4.00
Expected long-term return of plan assets             8.00          8.00

                                                                       Continued

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE J - BENEFIT PLANS - Continued


                                                            2003      2002      2001
                                                           -------------------------
Components of net periodic benefit cost
  Service cost                                             $ 191     $ 172     $ 114
  Interest cost                                              185       163       194
  Expected return on plan assets                            (217)     (185)     (231)
  Amortization of prior service cost                          63        63        58
  Amortization of transition obligation (asset)                4         4        --
  Recognized net actuarial (gain) loss                        13        --        --
                                                           -------------------------
  Net periodic benefit cost                                $ 239     $ 217     $ 135
                                                           =========================

                                                            2003      2002      2001
                                                           -------------------------
Weighted-average assumptions used to determine net costs
  as of December 31
  Discount rate                                             6.25%     6.75%     7.00%
  Expected return on plan assets                            8.00      8.00      8.00
  Rate of compensation increase                             4.00      4.00      4.00

The  long-term  rate of return on  assets  was  developed  through  analysis  of historical market returns, current market conditions and the fund's past experience. Estimates of future market returns by asset category are lower than actual long-term historical returns in order to reflect current market conditions.

Estimated future benefits payments are as follows:

                                           (in thousands)
                                    --------------------------------
                                    2004                     $  300
                                    2005                        309
                                    2006                        335
                                    2007                        186
                                    2008                        215
                                    2009-2013                 1,255


                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE J - BENEFIT PLANS - Continued

The asset allocation for the Bank's pension plans at the end of 2003 and 2002, and the target allocation for 2004, by asset category, follows. The fair value of plan assets for these plans is $2.8 million and $2.8 million at the end of 2003 and 2002 respectively.


                                    Percentage of plan assets at year end
                                    -------------------------------------
                                     2004            2003            2002
Asset Category
  Equity securities                   40%             41%             31%
  Fixed income securities             30%             14%             20%
  Cash                                30%             45%             49%
                                    -------------------------------------
  Total                              100%            100%            100%
                                    =====================================

The Bank's pension plan assets are managed by the Trustees of the Retirement Plan of the Bank. Assets are rebalanced at the end of each quarter. The Bank's investment strategy with respect to pension assets is to maximize return while protecting principal. The Trustees have the flexibility to adjust the asset allocation and move funds to the asset class that offers the most opportunity for investment returns.

The Company also maintains the following benefit plans:

1. Employee Stock Ownership Plan

The Company established an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company to purchase 423,200 newly issued shares of common stock. The Company makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with SOP 93-6. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense was $523,000, $197,000, and $162,000 in 2003, 2002 and 2001, respectively.


                                                     2003             2002
                                                  ---------------------------
Allocated shares                                     144,600          133,200
Unreleased shares                                    218,400          240,100
                                                  ---------------------------
         Total ESOP shares                           363,000          373,300
                                                  ---------------------------
Fair value of unreleased shares                   $7,472,100       $5,933,900
                                                  ===========================

                                                                       Continued

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO  CONSOLIDATED  FINANCIAL  STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE J - BENEFIT PLANS - Continued

2. Stock Option Plans

A summary of the status of the Company's fixed stock option plans as of December 31, 2003, and changes for each of the years in the three-year period then ended is as follows:

                                           2003                        2002                       2001
                                    -----------------------------------------------------------------------------
                                                 Weighted                   Weighted                   Weighted
                                                 average                    average                    average
                                     Number      exercise       Number      exercise       Number      exercise
                                        of       price per         of       price per        of        price per
                                     shares        share        shares        share        shares        share
                                    -----------------------------------------------------------------------------
Outstanding at beginning of year     658,973       $14.11       652,443       $13.52       659,759       $13.23
Options granted                       40,248        32.42        32,150        24.77        24,275        20.30
Options exercised                    (92,902)       12.34       (21,338)       11.66       (23,276)       11.81
Options forfeited                    (20,605)       21.09        (4,282)       15.93        (8,315)       15.03
                                     -------                    -------                    -------
Outstanding at end of year           585,714       $15.40       658,973       $14.11       652,443       $13.52
                                     =======                    =======                    =======

The following table summarizes information about stock options outstanding at December 31, 2003:

                           Options outstanding                         Options exercisable
----------------------------------------------------------------------------------------------------
                                       Weighted
                     Number            average          Weighted          Number           Weighted
                     outstanding at    remaining        average           exercisable at   average
Range of exercise    December 31,      contractual      exercise          December 31,     exercise
prices               2003              life (years)      price               2003           price
----------------------------------------------------------------------------------------------------
$10.83 - 14.30       313,508           1.16 years       $11.64             304,908         $11.59
$14.31 - 18.00       180,957           3.11 years        15.98             176,761          16.01
$18.01 - 34.14        91,249           8.53 years        27.17              23,296          22.75


NOTE K - INCOME TAXES

The components of income tax expense are summarized as follows:

                                                                    Year ended December 31,
                                                                -----------------------------
                                                                   2003       2002       2001
                                                                -----------------------------
                                                                         (in thousands)
Federal
  Current                                                       $(4,364)   $ 1,623    $ 2,257
  Charge in lieu of income tax relating to stock compensation       379         --          3
  Deferred                                                          596        (19)      (172)
                                                                -----------------------------
                                                                 (3,389)     1,604      2,088
State and local - current                                             5          1        (18)
                                                                -----------------------------
Income tax provision (benefit)                                  $(3,384)   $ 1,605    $ 2,070
                                                                =============================

                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO  CONSOLIDATED  FINANCIAL  STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE K - INCOME TAXES - Continued

The Company's effective income tax rate was different than the statutory federal income tax rate as follows:

                                              Year ended December 31,
                                         ----------------------------------
                                         2003          2002           2001
                                         ----------------------------------
                                                  (in thousands)
Statutory federal income tax (benefit)  (34.0)%         34.0%          34.0%
Increase (decrease) resulting from
  Tax-exempt income                      (2.6)          (8.3)          (5.3)
  State tax, net of federal benefit      (0.0)           0.0            0.0
  Other                                  (0.1)          (1.7)          (2.2)
                                        -----------------------------------
                                        (36.7)%         24.0%          26.5%
                                        ===================================

Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 2003 and 2002, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2003 and 2002. The Company's net deferred tax asset (liability) at December 31, 2003 and 2002, was composed of the following:

                                                        December 31,
                                                       ----------------
                                                        2003      2002
                                                       ----------------
                                                        (in thousands)

Deferred tax assets
  Deferred loan origination fees                      $   --    $   12
  Deferred compensation                                  230       330
  Allowance for loan losses, net                         650       746
  Amortization                                            70       221
  Unrealized loss on securities AFS                      215        --
  Other                                                    3        --
                                                      ----------------
                                                       1,168     1,309
Deferred tax liabilities
  Accrued pension expense                                492       492
  Unrealized gain on securities available for sale        --       976
  Other                                                  272        32
                                                      ----------------
                                                         764     1,500
                                                      ----------------
  Deferred tax (liability) asset                      $  404    $ (191)
                                                      ================

The Company files its income tax returns on the basis of a fiscal tax year ending June 30.

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

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE L - REGULATORY MATTERS

The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets at December 31, 2003.

As of December 31, 2003, management believes that the Bank met all capital adequacy requirements to which it was subject.

                                                                     Regulatory capital
                                                                     December 31, 2003
                                         ---------------------------------------------------------------------
                                                Tangible                 Core                Risk-based
                                          Capital      Percent    Capital     Percent     Capital      Percent
                                         ---------------------------------------------------------------------
Capital under generally
  accepted accounting principles         $ 48,241       8.00%    $ 48,241       8.00%    $ 48,241       15.15%
Unrealized gain on certain
  available-for-sale securities               418       0.07          418       0.07          418        0.13
Goodwill and other intangible assets       (4,692)     (0.78)      (4,692)     (0.78)      (4,692)      (1.47)
Additional capital items
General valuation allowances - limited         --         --           --         --        2,111        0.66
                                         ---------------------------------------------------------------------
Regulatory capital computed                43,967       7.29       43,967       7.29       46,078       14.47
Minimum capital requirement                 9,047       1.50       24,127       4.00       25,483        8.00
                                         ---------------------------------------------------------------------
Regulatory capital - excess              $ 34,920       5.79%    $ 19,840       3.29%    $ 20,595        6.47%
                                         ====================================================================

                                                                     Regulatory capital
                                                                     December 31, 2002
                                         ---------------------------------------------------------------------
                                                Tangible                 Core                Risk-based
                                          Capital      Percent    Capital     Percent     Capital      Percent
                                         ---------------------------------------------------------------------
Capital under generally
  accepted accounting principles         $ 55,712       7.80% $ 55,712       7.80% $ 55,712       16.66%
Unrealized loss on certain
  available-for-sale securities            (1,896)     (0.27)   (1,896)     (0.27)   (1,896)      (0.57)
Goodwill and other intangible assets       (4,877)     (0.68)   (4,877)     (0.68)   (4,877)      (1.46)
Additional capital items
  General valuation allowances - limited       --         --        --         --     2,047        0.62
                                         ---------------------------------------------------------------------
Regulatory capital computed                48,939       6.85    48,939       6.85    50,986       15.25
Minimum capital requirement                10,712       1.50    28,565       4.00    26,746        8.00
                                         ---------------------------------------------------------------------
Regulatory capital - excess              $ 38,227       5.35% $ 20,374       2.85% $ 24,240        7.25%
                                         ====================================================================

                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE L - REGULATORY MATTERS - Continued

At December 31, 2003, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution. There are no conditions or events that have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

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

NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become receivable or payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows:

                                                       December 31,
                                            ----------------------------------
                                               2003                       2002
                                            ----------------------------------
                                                      (in thousands)
Commitments to extend credit                $74,716                    $35,983
Standby letters of credit                     1,276                      1,548
Loans sold with recourse                        113                        163
                                            ----------------------------------
                                            $76,105                    $37,694
                                            ==================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held generally includes residential and some commercial property.

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

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE N - COMMITMENTS AND CONTINGENCIES

The Bank had no commitments to sell mortgage loans to investors at December 31, 2003 and 2002.

The Bank leases branch facilities and office space for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $304,000, $279,000, and $316,000, for the years ended December 31, 2003, 2002 and 2001, respectively.

The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more are as follows:

                           Year ending December 31,
                           -------------------------
                           2004            $214,902
                           2005             143,817
                           2006             112,143
                           2007             113,645
                           2008              58,725
                           Thereafter            --
                           -------------------------
                                           $643,232
                           =========================

The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. Upon a change in control, the Company shall make a lump-sum payment or continue to pay the key executives' salaries per the agreements, and reimburse the executive for certain benefits for one year. The maximum contingent liability under the agreements at December 31, 2003 was approximately $994,900.

From time-to-time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE O - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

The Bank is principally engaged in originating and investing in one-to-four family residential and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans that have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending areas will deteriorate, thereby potentially impairing collateral values in the primary lending areas. However, management believes that residential and commercial real estate values are presently stable in its primary lending areas and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Company's general practice and intent to hold its financial instruments to maturity or available for sale and to not engage in trading or significant sales activities. Therefore, the Company and the Bank had to use significant estimations and present value calculations to prepare this disclosure.

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

                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

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

Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

                                                     December 31,
                                    -------------------------------------------------
                                           2003                         2002
                                    -------------------------------------------------
                                      Fair     Carrying           Fair       Carrying
                                      value     value             value       value
                                    -------------------------------------------------
                                                     (in thousands)
Cash and cash equivalents           $  8,241   $  8,241          $100,580    $100,580
Investment securities                 25,248     24,822            42,430      41,806
Mortgage-backed securities           131,548    130,404           172,589     169,835

The  fair  value  of  financial  instruments  with  stated  maturities  has been
estimated   using  the  present  value  of  cash  flows,   discounted  at  rates
approximating current market rates for similar assets and liabilities.

                                                        December 31,
                                       --------------------------------------------
                                                2003                 2002
                                       --------------------------------------------
                                          Fair      Carrying    Fair      Carrying
                                          value      value      value      value
                                       --------------------------------------------
                                                     (in thousands)
Assets
  Interest-bearing deposits with banks   $    155   $    155   $    220   $    220
Liabilities
  Deposits with stated maturities         147,937    146,960    149,033    146,762
  Borrowings with stated maturities        86,618     86,853    225,738    207,359

The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

                                                        December 31,
                                       --------------------------------------------
                                                2003                 2002
                                       --------------------------------------------
                                          Fair      Carrying    Fair      Carrying
                                          value      value      value      value
                                       --------------------------------------------
                                                     (in thousands)
Deposits with no stated maturities        $312,383    $312,383  $295,796   $295,796
                                          =========================================

                                                                       Continued

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs, and giving consideration to estimated prepayment risk and credit loss factors.

                                                        December 31,
                                       --------------------------------------------
                                                2003                 2002
                                       --------------------------------------------
                                          Fair      Carrying    Fair      Carrying
                                          value      value      value      value
                                       --------------------------------------------
                                                     (in thousands)
Net loans                                 $412,741   $404,649   $382,796   $370,092
                                          =========================================

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are not material.

The Bank's remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank's deposits is required by SFAS No. 107.


NOTE Q - SERVICE FEES,  CHARGES AND OTHER  OPERATING  INCOME AND OTHER OPERATING
         EXPENSE

                                                    Year ended December 31,
                                                   ------------------------
                                                     2003     2002     2001
                                                   ------------------------
                                                        (in thousands)
Service fees, charges and other operating income
  Loan servicing fees                              $  358   $  338   $  241
  Late charge income                                  100       99      105
  Deposit service charges                             923      750      835
  Bank-owned life insurance value increase            553      520      174
  Other income                                        438      407      379
                                                   ------------------------
                                                   $2,372   $2,114   $1,734
                                                   ========================
Other operating expense
  Insurance and surety bond                        $  180   $  146   $  128
  Office supplies                                     234      192      249
  Loan expense                                        491      272      359
  Loan servicing fees                                  32      127      223
  Postage                                             299      299      261
  Telephone                                           283      262      286
  Service charges on bank accounts                     85       95      205
  Supervisory examination fees                        147      148      141
  Other expenses                                    1,096      795      720
                                                   ------------------------
                                                   $2,847   $2,336   $2,572
                                                   ========================

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE R - SHAREHOLDER RIGHTS PLAN

The Company adopted a Shareholder Rights Plan (the Rights Plan) to protect shareholders from attempts to acquire control of the Company at an inadequate price. Under the Rights Plan, the Company distributed a dividend of one
Preferred Share Purchase Right (a Right) for each share of outstanding common stock. The rights are currently not exercisable and will expire on November 22, 2005, unless the expiration date is extended or unless the Company earlier redeems the Rights.

After the Rights become exercisable, under certain circumstances, the Rights (other than rights held by a 15% beneficial owner or an "acquiring person") will entitle the holders to purchase one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $45 or purchase either the Company's common shares or the common shares of the potential acquirer at a substantially reduced price.

The Company is entitled to redeem the Rights at $0.01 per Right prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock. Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. The issuance of rights has no dilutive effect, did not affect the Company's reported earnings per share, and was not taxable to the Company or its shareholders.

NOTE S - EARNINGS PER SHARE

The following tables illustrate the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data):

                                                         Year ended December 31, 2003
                                                  -----------------------------------------
                                                                 Weighted average
                                                   Income            shares       Per share
                                                 (numerator)      (denominator)     amount
                                                  -----------------------------------------
Basic earnings (loss) per share
  Income (loss) available to common stockholders  $(5,834)         2,541,677         $(2.30)
Effect of dilutive securities
  Stock options                                        --                 --             --
                                                  -----------------------------------------
Diluted earnings (loss) per share
  Income available to common stockholders plus
    effect of dilutive securities                 $(5,834)         2,541,677         $(2.30)
                                                  =========================================

                                                         Year ended December 31, 2002
                                                  -----------------------------------------
                                                                 Weighted average
                                                   Income            shares       Per share
                                                 (numerator)      (denominator)     amount
                                                  -----------------------------------------
Basic earnings per share
  Income available to common stockholders         $5,092            2,473,044        $ 2.06
Effect of dilutive securities
  Stock options                                       --              175,144         (0.15)
                                                  -----------------------------------------
Diluted earnings per share
  Income available to common stockholders plus
    effect of dilutive securities                 $5,092            2,648,188        $ 1.91
                                                  =========================================

There were options to purchase 27,150 shares of common stock at a range of $25.35 to $28.00 per share which were outstanding during 2002 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                                                                       Continued

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE S - EARNINGS PER SHARE - Continued

                                                         Year ended December 31, 2001
                                                  -----------------------------------------
                                                                 Weighted average
                                                   Income            shares       Per share
                                                 (numerator)      (denominator)     amount
                                                  -----------------------------------------
Basic earnings per share
  Income available to common stockholders         $5,733            2,466,149         $ 2.32
Effect of dilutive securities
  Stock options                                       --              148,412          (0.13)
                                                  ------------------------------------------
Diluted earnings per share
  Income available to common stockholders plus
    effect of dilutive securities                 $5,733            2,614,561         $ 2.19
                                                  ==========================================

There were options to purchase 10,000 shares of common stock at a range of $20.88 to $28.00 per share which were outstanding during 2001 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED)

                                                             Three months ended
                                                ---------------------------------------------
                                                Dec. 31,     Sept. 30,    June 30,   March 31,
                                                  2003          2003        2003         2003
                                                ---------------------------------------------
                                                     (in thousands, except per share data)
Total interest income                           $7,729        $7,835      $8,156       $8,657
Total interest expense                           2,188         3,716       4,525        4,823
  Net interest income                            5,541         4,119       3,631        3,834
Provision for possible loan losses                  60            90          90           90
                                                ---------------------------------------------
  Net interest income after provision            5,481         4,029       3,541        3,744
Other income                                       636           322         648        1,084
Other expenses                                   3,887        17,478       3,599        3,739
                                                ---------------------------------------------
Income before income taxes                       2,230       (13,127)        590        1,089
Income taxes                                       714        (4,562)        154          310
                                                ---------------------------------------------
  Net income (loss)                             $1,516       $(8,565)     $  436       $  779
                                                =============================================
Earnings (loss) per share - basic               $ 0.59       $ (3.33)     $ 0.17       $ 0.31
Earnings (loss) per share - assuming dilution   $ 0.54       $ (3.33)     $ 0.16       $ 0.29

                                                                       Continued

TF FINANCIAL CORPORATION & SUBSIDIARIES
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE T - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED) - Continued

                                                          Three months ended
                                              -------------------------------------------
                                              Dec. 31,  Sept. 30,   June 30,   March 31,
                                                2002      2002        2002        2002
                                              -------------------------------------------
                                                  (in thousands, except per share data)
Total interest income                         $ 9,377     $10,038     $10,453     $10,587
Total interest expense                          5,390       5,625       5,778       5,867
  Net interest income                           3,987       4,413       4,675       4,720
Provision for possible loan losses                150         150         538         150
                                              -------------------------------------------
  Net interest income after provision           3,837       4,263       4,137       4,570
Other income                                    1,316         982         466         540
Other expenses                                  3,255       3,433       3,306       3,420
                                              -------------------------------------------
  Income before income taxes                    1,898       1,812       1,297       1,690
Income taxes                                      460         438         302         405
                                              -------------------------------------------
  Net income                                  $ 1,438     $ 1,374     $   995     $ 1,285
                                              ===========================================
Earnings per share - basic                    $  0.58     $  0.55     $  0.40     $  0.52
Earnings per share - assuming dilution        $  0.54     $  0.52     $  0.37     $  0.49

NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows:

                                                            December 31,
                                                      ----------------------
                                                         2003           2002
                                                      ----------------------
                                                           (in thousands)
BALANCE SHEET
  ASSETS
  Cash                                                $ 4,953        $ 5,683
  Certificates of deposit - other institutions            155            220
  Investment in Third Federal                          46,597         53,311
  Investment in TF Investments                          2,321          2,282
  Investment in Teragon                                     7              9
  Investment in Penns Trail Development                 1,010          1,045
  Other assets                                            488            315
                                                      ----------------------
    Total assets                                      $55,531        $62,865
                                                      ======================

  LIABILITIES AND STOCKHOLDERS' EQUITY
    Total liabilities                                 $    51        $    25
  Stockholders' equity                                 55,480         62,840
                                                      ----------------------
    Total liabilities and stockholders' equity        $55,531        $62,865
                                                      ======================

                                                                       Continued

                                                              2003 ANNUAL REPORT
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

                           December 31, 2003 and 2002

NOTE U - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - Continued


STATEMENT OF OPERATIONS

                                          Year ended December 31,
                                       ----------------------------
                                          2003       2002      2001
                                       ----------------------------
                                               (in thousands)
INCOME
  Equity in earnings of subsidiaries   $(5,556)   $ 5,269   $ 5,825
  Interest and dividend income              99        110       108
  Other                                     --         --        29
                                       ----------------------------
    Total income (loss)                 (5,457)     5,379     5,962
                                       ----------------------------

EXPENSES
  Other                                    377        287       229
                                       ----------------------------
    Total expenses                         377        287       229
                                       ----------------------------
    NET INCOME (LOSS)                  $(5,834)   $ 5,092   $ 5,733
                                       ============================

                                                           Year ended December 31,
                                                       -----------------------------
                                                          2003       2002       2001
                                                       -----------------------------
                                                                (in thousands)
STATEMENT OF CASH FLOWS
Cash flows from operating activities
  Net income (loss)                                    $(5,834)   $ 5,092    $ 5,733
  Adjustments to reconcile net income to net cash
       provided by (used in) operating activities
    Equity in (earnings) loss of subsidiaries            5,556     (5,269)    (5,825)
    (Gain) on sale of investment securities                 --         --         (7)
    Net change in assets and liabilities                  (147)       (64)       (97)
                                                       -----------------------------
      Net cash used in operating activities               (425)      (241)      (196)
                                                       -----------------------------
Cash flows from investing activities
  Capital distribution from subsidiaries                    --      5,853      2,053
  Capital contribution to subsidiary                        --       (750)        --
  Sale of investment securities available for sale          --         --        507
  Purchase and maturities of certificates of deposit
    in other financial institutions, net                    65        (26)        (4)
                                                       -----------------------------
      Net cash provided by investing activities             65      5,077      2,556
                                                       -----------------------------
Cash flows from financing activities
  Cash dividends paid to stockholders                   (1,518)    (1,484)    (1,424)
  Treasury stock acquired                                   --       (376)    (1,110)
  Exercise of stock options                              1,148        249        278
                                                       -----------------------------
      Net cash used in financing activities               (370)    (1,611)    (2,256)
                                                       -----------------------------
      NET INCREASE (DECREASE) IN CASH                     (730)     3,225        104
Cash at beginning of year                                5,683      2,458      2,354
                                                       -----------------------------
Cash at end of year                                    $ 4,953    $ 5,683    $ 2,458
                                                       =============================
Supplemental disclosure of cash flow information
  Cash paid during the year for income taxes           $    --    $    --    $    --
                                                       =============================

BOARD OF DIRECTORS AND MANAGEMENT TEAM

================================================================================================

TF FINANCIAL CORPORATION
------------------------------------------------------------------------------------------------
Board of Directors                        Executive Officers

Robert N. Dusek                           Kent C. Lufkin
Chairman of the Board                     President and Chief Executive Officer

Carl F. Gregory                           Dennis R. Stewart
                                          Executive Vice President and Chief Financial Officer
Dennis L. McCartney
                                          Elizabeth Davidson Maier
George A. Olsen                           Senior Vice President and Corporate Secretary

John R. Stranford

Albert M. Tantala



THIRD FEDERAL SAVINGS BANK
------------------------------------------------------------------------------------------------

Board of Directors                        Executive Officers

George A. Olsen                           Kent C. Lufkin
Chairman of the Board                     President and Chief Executive Officer

Carl F. Gregory                           Dennis R. Stewart
Chairman Emeritus                         Executive Vice President and Chief Financial Officer

Robert N. Dusek                           Floyd P. Haggar
                                          Senior Vice President and Chief Lending Officer
William J. Happ, Jr.
                                          Cynthia G. Mullen
Kent C. Lufkin                            Senior Vice President and Retail Banking Officer

Dennis L. McCartney                       Elizabeth Davidson Maier
                                          Senior Vice President
Kenneth A. Swanstrom
                                          Lorraine A. Wolf
Albert M. Tantala                         Corporate Secretary






Independent Auditors             Special Counsel                Transfer Agent and Registrar
Grant Thornton LLP               Malizia Spidi & Fisch, P.C.    Computershare Investor Services
Two Commerce Square              1100 New York Avenue, NW       350 Indiana Street
2001 Market Street               Suite 340 West                 Suite 800
Philadelphia, PA 19103-7080      Washington, DC 20005           Golden, CO 80401


THIRD FEDERAL SAVINGS BANK LOCATIONS

Corporate Office                        Operations
3 Penns Trail                           215.579.4600
Newtown, PA 18940-3433                  www.thirdfedbank.com
215.579.4000                            e-mail: service@thirdfedbank.com



PENNSYLVANIA BRANCHES

Bucks County

Feasterville Office                 New Britain Office                 Cross Keys Office
Buck Hotel Complex                  600 Town Center                    834 North Easton Highway
Feasterville, PA 19053-2209         New Britain, PA 18901-5199         Doylestown, PA 18901-1007
215.364.7096                        215.345.5800                       215.348.5566

Newtown Office                      Doylestown Office
Route 332 and Campus Drive          60 North Main Street
Newtown, PA 18940-4018              Doylestown, PA 18901-3730
215.968.4444      215.348.9021

Philadelphia County

Frankford Office                    Fishtown Office                    Mayfair Office
4625 Frankford Avenue               York & Memphis Streets             Roosevelt Blvd. at Unruh
Philadelphia, PA 19124-5889         Philadelphia, PA 19125-3029        Philadelphia, PA 19149-2494
215.289.1400                        215.423.2314                       215.332.7650

Bridesburg Office                   Woodhaven Office                   Northern Liberties Office
Orthodox & Almond Streets           Knights Road Center                905 North 2nd Street
Philadelphia, PA 19137-1626         Knights & Woodhaven Roads          Philadelphia, PA 19123-4226
215.743.6673                        Philadelphia, PA 19154-2810        215.922.0217
                                    215.824.0151

NEW JERSEY BRANCHES

Mercer Couty

Ewing Office                        Quakerbridge Road Office           Hamilton Square Office
2075 Pennington Road                Village Square Plaza               1850 Route 33
Ewing, NJ 08618-1003                Lawrenceville, NJ 08648-2674       Hamilton Square, NJ 08690-1712
609.883.7033                        609.689.1010                       609.890.1333
