Form 10-K, Exhibit 13
period 2004-12-31
TF FINANCIAL CORP
filed 2005-03-30
CIK 921051

Exhibit 13

CORPORATE PROFILE AND RELATED INFORMATION

TF Financial Corporation (the “Company”) is the parent company of Third Federal Bank and its subsidiaries Third Delaware Corporation and Teragon Financial Corporation (collectively, “Third Federal” or the “Bank”), TF Investments Corporation, and Penns Trail Development Corporation. At December 31, 2004, total assets were approximately $629.0 million. The Company was formed as a Delaware corporation in March 1994 at the direction of the Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the “Conversion”) and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 2004, total stockholders’ equity was approximately $61.2 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments. Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name “Polish American Savings Building and Loan Association.” Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the “FDIC”). Third Federal is a community-oriented institution offering a variety of financial services to meet the needs of the communities that it serves. As of December 31, 2004 Third Federal operated branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. Third Federal attracts deposits (approximately $459.9 million at December 31, 2004) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (approximately $102.7 million at December 31, 2004) and other funds, primarily to originate or purchase loans secured by first mortgages on owner-occupied, one-to-four family residences, or purchase securities secured by such loans. Third Federal also originates and purchases commercial real estate and multi-family loans, construction loans and consumer loans, and purchases other investment securities.

Stock Market Information

Since its issuance in July 1994, the Company’s common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Company is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of “THRD.” The number of shareholders of record of common stock as of March 21, 2005, was approximately 500. This does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms.

Dividend Policy

The Company’s ability to pay dividends to stockholders is dependent in part upon the dividends it receives from Third Federal. Among other limitations, Third Federal may not declare or pay a cash dividend on any of its stock if the effect thereof would cause Third Federal’s regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with Third Federal’s conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision (“OTS”). It is the Company’s policy to pay dividends when it is deemed prudent to do so. The Board of Directors will consider the payment of a dividend on a quarterly basis, after giving consideration to the level of profits for the previous quarter and other relevant information.

Stock Price and Dividend History

Quarter ended	Quoted market price		Dividend paid per share
	High	Low
December 31, 2004	$33.00	$28.10	$0.17
September 30, 2004	$29.61	$26.52	$0.17
June 30, 2004	$32.47	$28.00	$0.17
March 31, 2004	$34.22	$31.00	$0.15
December 31, 2003	$35.27	$31.50	$0.15
September 30, 2003	$31.97	$28.01	$0.15
June 30, 2003	$32.75	$25.00	$0.15
March 31, 2003	$25.95	$24.50	$0.15

SELECTED FINANCIAL INFORMATION AND OTHER DATA

At December 31,

(Dollars in thousands, except per share data)

Financial Position	2004	2003	2002	2001	2000
Total assets	$628,966	$606,752	$721,032	$711,204	$723,297
Loans receivable, net	442,195	404,649	370,092	377,635	361,806
Mortgage-backed securities available for sale, at fair value	103,610	106,774	115,243	99,763	97,914
Mortgage-backed securities held to maturity, at amortized cost	14,900	23,630	54,592	93,367	135,142
Investment securities available for sale, at fair value	17,625	14,443	27,243	22,671	18,865
Investment securities held to maturity, at amortized cost	7,027	10,389	14,563	9,866	63,461
Cash and cash equivalents(1)	7,900	8,241	100,580	69,139	10,618
Deposits	459,903	459,343	442,558	422,052	400,851
Advances from the Federal Home Loan Bank and other borrowings	102,747	86,853	207,359	222,359	259,821
Retained earnings	57,428	52,626	59,978	56,370	52,061
Total stockholders’ equity	61,155	55,480	62,840	57,975	53,109
Book value per common share	$22.30	$21.37	$25.31	$23.51	$21.32
Tangible book value per common share	$20.65	$19.56	$23.34	$21.44	$18.99

At or for the year ended December 31,

Summary of Operations	2004	2003	2002	2001	2000
Interest income	$31,221	$32,377	$40,455	$46,747	$48,708
Interest expense	8,866	15,252	22,660	26,908	28,921
Net interest income	22,355	17,125	17,795	19,839	19,787
Provision for loan losses	600	330	988	500	410
Non-interest income	2,608	2,690	3,304	3,172	1,432
Non-interest expense	15,329	28,703	13,414	14,708	14,404
Net income (loss)	$6,567	$(5,834)	$5,092	$5,733	$4,482
Earnings (loss) per common share—basic	$2.44	$(2.30)	$2.06	$2.32	$1.76
Earnings (loss) per common share—diluted	$2.33	$(2.30)	$1.91	$2.19	$1.72

Performance Ratios and Other Selected Data	2004	2003	2002	2001	2000
Return on average assets	1.06%	n.m.	0.71%	0.82%	0.63%
Return on average equity	11.58%	n.m.	8.47%	10.42%	9.18%
Average equity to average assets	9.16%	9.01%	8.34%	7.83%	6.86%
Average interest rate spread	3.79%	2.57%	2.44%	2.74%	2.70%
Non-performing loans to total assets	0.15%	0.38%	0.53%	0.53%	0.20%
Non-performing loans to total loans	0.22%	0.56%	1.03%	0.99%	0.41%
Allowance for loan losses to non-performing loans	240.31%	92.51%	53.86%	52.22%	115.97%
Allowance for loan losses to total loans	0.52%	0.52%	0.54%	0.52%	0.47%
Bank regulatory capital
Core	8.13%	7.29%	6.85%	6.95%	6.18%
Tangible	8.13%	7.29%	6.85%	6.95%	6.18%
Risk based	15.67%	14.47%	15.25%	14.95%	11.97%
Dividend payout ratio(2)	28.33%	n.m.	31.41%	26.48%	30.23%

n.m. = not meaningful

(1)	Consists of cash, cash due from banks, interest-bearing deposits with original maturities of less than three months, and federal funds sold.

(2)	Payout ratio is dividends paid for the period divided by earnings per common share—diluted.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND

RESULTS OF OPERATIONS

General.  The following discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and is intended to assist in understanding and evaluating the major changes in the financial position and results of operations of the Company with a primary focus on an analysis of operating results. This document contains statements that project the future operations of the Company which involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in these forward-looking statements. Statements concerning future performance, developments, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties, including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time-to-time by or on behalf of the Company.

The Company’s income on a consolidated basis is derived substantially from its investment in its subsidiary, Third Federal. The earnings of Third Federal depend primarily on its net interest income. Net interest income is affected by the interest income that Third Federal receives from its loans and investments and by the interest expense that Third Federal incurs on its deposits, borrowings and other sources of funds. In addition, the mix of Third Federal’s interest-bearing assets and liabilities can have a significant effect on Third Federal’s net interest income; loans generally have higher yields than securities; retail deposits generally have lower interest rates than other borrowings.

Third Federal also receives income from service charges and other fees and occasionally from sales of investment securities and real estate owned. Third Federal incurs expenses in addition to interest expense in the form of salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.

Critical Accounting Policies

Certain critical accounting policies of the Company require the use of significant judgment and accounting estimates in the preparation of the consolidated financial statements and related data of the Company. These accounting estimates require management to make assumptions about matters that are highly uncertain at the time the accounting estimate is made. Management believes that the most critical accounting policy requiring the use of accounting estimates and judgment is the determination of the allowance for loan losses. If the financial position of a significant amount of debtors should deteriorate more than the Company has estimated, present reserves for loan losses may be insufficient and additional provisions for loan losses may be required. The allowance for loan losses was $2,307,000 at December 31, 2004.

Financial Condition and Changes in Financial Condition

Assets.  The Company’s total assets at December 31, 2004 were $629.0 million, an increase of $22.2 million during the year. This increase in total assets is essentially due to a $37.5 million increase in loans receivable, funded in part by a $12.1 million reduction in investment and mortgage-backed securities, in part by a $15.9 million increase in advances from the Federal Home Loan Bank (“FHLB”), and in part by a $5.7 million increase in stockholders’ equity.

The Company’s loans receivable at December 31, 2004 were $442.2 million, a $37.5 million or 9.3% increase since December 31, 2003. During 2004 there were $117.9 million of prepayments of existing mortgages in the loans receivable portfolio; however, offsetting this reduction was the origination of $152.8 million in predominately commercial real estate loans and single-family residential first and second mortgage loans, and the purchase of $3.9 million in single-family residential mortgage loans.

Mortgage-backed securities available for sale decreased by $3.2 million during 2004 due to $30.1 million in repayments throughout 2004 of the underlying mortgages comprising such securities, partially offset by the purchases of $27.7 million of such securities. The remaining net change in the portfolio was caused by $0.8 million amortization of purchase premiums. Mortgage-backed securities held to maturity decreased by $8.7 million during 2004 due to prepayment of the underlying mortgages comprising the securities.

Investment securities available for sale increased by $3.2 million during the year. The Company purchased $3.0 million of such securities, mainly bank-qualified municipal bonds, during 2004. The remaining net change in the portfolio was caused by a $0.2 million increase in the fair value of such securities.

The Company’s cash and cash equivalents were $7.9 million at December 31, 2004. It is the Company’s current intent to keep cash and cash equivalents at a minimal level and use its line of credit at the FHLB to fund its day-to-day cash needs, if necessary.

Liabilities.  The Company’s total liabilities were $567.8 million at December 31, 2004, an increase of $16.5 million during 2004. Deposits increased by $0.6 million, and the mix of deposits was largely unchanged. Advances from the FHLB increased by $15.9 million. It is the current intent of the Company to fund a portion of its interest-bearing assets, not funded by deposits, with longer term advances from the FHLB, and fund its day-to-day cash needs and shorter term interest-bearing assets not otherwise funded with deposits using draws on its line of credit with the FHLB. Thus, during 2004 advances from the FHLB due in four years and beyond increased by $23.4 million to $48.3 million. In addition, at December 31, 2004 the Bank’s line of credit was $30 million of which $8.7 million was drawn.

Stockholders’ equity.  Total consolidated stockholders’ equity increased by $5.7 million to $61.2 million at December 31, 2004. The increase is largely the result of $6.6 million in net income less $1.8 million in cash dividends paid to the Company’s common stockholders. In addition there was a $3.4 million increase in stockholders’ equity attributable to the exercise of stock options for 294,925 shares and a $1.6 million increase in additional paid in capital due to the federal income tax benefit that the Company will receive due to the exercise of non-qualified stock options. The Company also purchased 166,305 shares of common stock, held in treasury, reducing stockholders’ equity by $4.7 million. Finally, there was a $0.5 million increase due to the allocation of 17,688 shares to participants in the Company’s employee stock ownership plan.

Average Balance Sheet.  The following table sets forth information (dollars in thousands) relating to the Company’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs are computed by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively for the periods indicated.

	2004			2003			2002
	Average balance	Interest	Average yld/cost	Average balance	Interest	Average yld/cost	Average balance	Interest	Average yld/cost
ASSETS
Interest-earning assets:
Loans receivable(1)	$423,482	$24,359	5.75%	$378,414	$23,372	6.18%	$362,104	$25,662	7.09%
Mortgage-backed securities	128,759	5,696	4.42%	154,721	6,725	4.35%	200,316	11,423	5.70%
Investment securities(2)	30,969	1,377	4.45%	62,747	1,966	3.13%	50,072	2,358	4.71%
Other interest-earning assets(3)	1,127	14	1.24%	45,590	474	1.04%	74,058	1,099	1.48%
Total interest-earning assets	584,337	31,446	5.38%	641,472	32,537	5.07%	686,550	40,542	5.91%
Non interest-earning assets	34,645			33,839			34,494
Total assets	$618,982			$675,311			$721,044
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities
Deposits	465,097	5,925	1.27%	449,925	7,044	1.57%	433,522	10,506	2.42%
Advances from the FHLB and borrowings	91,660	2,941	3.21%	160,325	8,208	5.12%	219,797	12,154	5.53%
Total interest-bearing liabilities	556,757	8,866	1.59%	610,250	15,252	2.50%	653,319	22,660	3.47%
Non interest-bearing liabilities	5,536			4,195			7,603
Total liabilities	562,293			614,445			660,922
Stockholders’ equity	56,689			60,866			60,122
Total liabilities and stockholders’ equity	$618,982			$675,311			$721,044
Net interest income		$22,580			$17,285			$17,882
Interest rate spread(4)			3.79%			2.57%			2.44%
Net yield on interest-earning assets(5)			3.86%			2.69%			2.60%
Ratio of average interest-earning assets to average interest- bearing liabilities			105%			105%			105%

(1)	Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
(2)

Tax equivalent adjustments to interest on investment securities were $225,000, $160,000 and $87,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34%.

(3)	Includes interest-bearing deposits in other banks.
(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis.  The following table presents, for the periods indicated, the change in interest income and interest expense (in thousands) attributed to (i) changes in volume (changes in the weighted average balance of the total interest-earning asset and interest-bearing liability portfolios multiplied by the prior year rate), and (ii) changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately based on the absolute value of changes due to volume and changes due to rate.

	2004 vs 2003 Increase (decrease) due to			2003 vs 2002 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable, net	$2,662	$(1,675)	$987	$1,117	$(3,407)	$(2,290)
Mortgage-backed securities	(1,147)	118	(1,029)	(2,298)	(2,400)	(4,698)
Investment securities	(1,224)	635	(589)	511	(903)	(392)
Other interest-earning assets	(537)	77	(460)	(351)	(274)	(625)
Total interest-earning assets	(246)	(845)	(1,091)	(1,021)	(6,984)	(8,005)
Interest expense:
Deposits	231	(1,350)	(1,119)	384	(3,846)	(3,462)
Advances from the FHLB and borrowings	(2,814)	(2,453)	(5,267)	(3,097)	(849)	(3,946)
Total interest-bearing liabilities	(2,583)	(3,803)	(6,386)	(2,713)	(4,695)	(7,408)
Net change in net interest income	$2,337	$2,958	$5,295	$1,692	$(2,289)	$(597)

Comparison of Years Ended December 31, 2004 and December 31, 2003

Net Income.  Net income was $6.6 million for the year ended December 31, 2004. Net loss was $5.8 million for the year ended December 31, 2003. The increase in net income of $12.4 million when comparing the year 2004 with 2003 is largely attributable to the debt refinancing transaction described in the next paragraph, which produced a net loss for 2003 of $9.3 million after considering the income tax benefit associated with the transaction.

During the third quarter of 2003, the Company completed a series of transactions (the “debt refinancing”) that resulted in the repayment and refinancing of $187.4 million of Federal Home Loan Bank borrowings which carried a weighted average interest rate of 5.46%. $80 million of these borrowings were refinanced at 3.23%; the remaining $107.4 million was repaid. A prepayment fee of $13.8 million was assessed by the Federal Home Loan Bank. A portion of the funds used to repay these borrowings came from the sale of $70.2 million of investment securities available for sale and $9.5 million of mortgage-backed securities available for sale, which had been yielding a combined 1.93%. The loss on the sale of these securities was $0.4 million. Management believed that it was in the best interest of the Company’s shareholders and the Bank’s employees and customers to replace these high-cost borrowings in order to improve the Company’s future net interest income and thus its overall financial performance.

Pre-tax income was $9.0 million for 2004. After adjusting for the $14.2 million pre-tax cost of the debt refinancing, pre-tax income was $5.0 million for 2003. This $4.0 million increase in adjusted pre-tax income for 2003 compared to pre-tax income for 2004 is mainly attributable to a $5.2 million increase in net interest income, less a $0.3 million increase in provisions for loan losses and a $0.4 million increase in operating expenses, as described more fully below.

Total Interest Income.  For the year ended December 31, 2004, total interest income decreased to $31.2 million compared to $32.4 million for the year ended December 31, 2003. The $1.2 million decrease in interest income was mainly the result of the decrease in the average balances of mortgage-backed securities and other interest-earning assets during 2004 compared with 2003, largely due to the effect of the debt refinancing, and also due to the high rate of mortgage-backed security repayments that occurred in 2003 because of near-record low mortgage interest rates that existed throughout much of 2003. Offsetting these net decreases in interest income was the positive effect of a $45.1 million increase in the average balance of loans receivable during 2004 when compared to 2003, although the continued high level of loan prepayments and refinancing caused the average rate on loans receivable to decrease by 43 basis points during 2004 when compared to 2003.

Beginning in June 2004, the Federal Open Market Committee raised the federal funds rate five times by 125 basis points through year end 2004. At the same time, short-term market interest rates were rising, and by year end many short-term rates had risen by 150 basis points since the beginning of the year. However, long-term interest rates remained approximately flat during 2004. This 150 basis points of so-called “flattening” of the yield curve has had, and is expected to continue to have, a neutral to slightly positive effect on the Bank’s interest income since the positive effect on the Bank’s adjustable rate and prime-based loans will offset the negative effect of expected, continued high levels of early repayment or refinancing of the Bank’s above-current-market-rate, longer-term loans.

Total Interest Expense.  Total interest expense decreased to $8.9 million from $15.3 million for the year ended December 31, 2004 compared to 2003. $1.4 million of this decrease is primarily the result of low market interest rates during 2003 and, consequently, the Company had lowered the interest rates paid on most of its deposit products in order to keep them in line with short-term market interest rates. However, by the end of 2004 the Company had begun to raise the interest rates on its deposit products in light of the previously described increase in short-term market interest rates and the need to maintain competitive pricing of the Bank’s deposit products. The Company expects to continue raising the interest rates paid on deposit products during 2005 and, therefore, expects deposit interest expense to increase.

Interest paid on advances from the FHLB decreased by $5.3 million during 2004 compared with 2003, largely because of the debt refinancing transaction.

Allowance for Loan Losses.  The allowance for loan losses was approximately $2.3 million at December 31, 2004 and $2.1 million at December 31, 2003. The provision for loan losses was $600,000 during 2004 compared with $330,000 during 2003. Charge-offs were $404,000 during 2004 compared to $266,000 during 2003. While management maintains Third Federal’s allowance for losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income.  Total non-interest income was $2.6 million during 2004 compared with $2.7 million during 2003. Service fees and other operating income increased by $0.2 million largely due to the introduction of new deposit account services. Gains on sales of real estate and securities were $0 during 2004 compared to $0.3 million during 2003.

Non-Interest Expense.  Total non-interest expense, excluding the $13.8 million debt prepayment fee paid during 2003, increased by $0.4 million during 2004 compared to 2003. Employee compensation and benefits increased by $583,000 during 2004 compared to 2003. Approximately $252,000 of this increase was due to normal salary increases and increased staff, and $271,000 of the increase was due to an increase in incentive compensation expenses. Advertising expense increased by $104,000 due to an increase in the Bank’s marketing efforts, and an expansion of the media used, to advertise its image, products, and services. During 2004 the Company incurred approximately $40,000 of expense due to the commencement of implementation of the Sarbanes-Oxley Act of 2002. Since the Company is not an accelerated filer, full implementation will not occur until 2006. At the present time, the Company estimates that it will spend in excess of $250,000 to fully implement the procedures, and produce the required documentation, required by the Sarbanes-Oxley Act.

Income Tax Expense.  The Company’s effective tax rate was 27.3% (tax expense) during 2004 compared to 36.7% (tax benefit) during 2003. The high effective tax (benefit) rate during 2003 is due to the pre-tax loss for the year produced by the debt refinancing, which pre-tax loss produces a tax benefit at a 34% rate, further increased by the elimination of net non-taxable income from the pre-tax loss.

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

Total Interest Income.  For the year ended December 31, 2003, total interest income decreased to $32.4 million compared to $40.5 million for the year ended December 31, 2002. The $8.1 million decrease in interest income was mainly the result of the repayment of $165.9 million in higher yielding loans receivable, which were replaced and supplemented by the origination and purchase of $202.8 million in loans at substantially lower yields. In addition, the Company’s adjustable rate loans continued to adjust downward, also due to the continued decrease in market interest rates. As a result, the overall yield on the Company’s loan portfolio decreased by 91 basis points during 2003. A similar result of low market interest rates combined with high loan prepayments caused the average yield on the Company’s mortgage-backed securities portfolios to decrease by 135 basis points.

Mortgage-related loan repayments during 2003 caused an average of $45.6 million to be maintained in cash and cash equivalents during 2003, earning an average interest rate of 1.04%, which is substantially less than these funds were earning while invested in loans and mortgage-backed securities. However, by year end 2003 the Company’s cash and cash equivalents had been reduced to $8.2 million from $100.6 million at December 31, 2002 largely as a result of the debt refinancing, but also due to the Company’s increased lending activities, particularly during the second half of 2003.

Total Interest Expense.  Total interest expense decreased to $15.3 million from $22.7 million for the year ended December 31, 2003 compared to 2002. $3.5 million of this decrease is primarily the result of lower market interest rates during the period and, consequently, lower rates paid on the Company’s new certificates of deposit; in addition, the Company lowered the interest rates paid on several of its other deposit products in order to keep them in line with short-term market interest rates. In addition, the interest paid on advances from the FHLB decreased by $3.9 million during 2003 compared with 2002, largely because of the debt refinancing transaction.

Allowance for Loan Losses.  The allowance for loan losses was approximately $2.1 million at December 31, 2003 and $2.0 million at December 31, 2002. The provision for loan losses was $330,000 during 2003 compared with $988,000 during 2002. Charge-offs were $266,000 during 2003 compared to $913,000 during 2002. Charge-offs during 2002 included approximately $625,000 during the second quarter attributable to a default by the servicer of the Company’s purchased lease portfolio.

Non-Interest Income.  Total non-interest income was $2.7 million during 2003 compared with $3.3 million during 2002. During the first six months of 2003 the Company sold $14.5 million in mortgage-backed securities and recorded gains of $0.6 million. The debt refinancing during the third quarter of 2003 produced a loss on sale of securities of $0.4 million. During 2002 the Company sold approximately $37.2 million of mortgage-backed and investment securities available for sale and realized gains of $1.2 million. Service fees and other operating income increased by $0.3 million largely due to the introduction of new deposit account services during the year. However, fee income also includes $0.2 million of loan prepayment fees, largely attributable to large commercial loans, which, because of the nature of the fee, are non-recurring in nature. Gain on sale of real estate of $0.1 million resulted from the sale of operating property during 2003 while there were no such gains during 2002.

Non-Interest Expense.  Total non-interest expense, excluding the $13.8 million debt prepayment fee, increased by $1.5 million during 2003 compared to 2002. Employee compensation and benefits increased by $557,000 during 2003 compared to 2002: expense related to the employee stock ownership plan increased by $326,000 due to an increase in the shares allocated to plan participants and an increase in the per share cost associated with these allocations; the expense of the Company’s defined benefit plan increased by $126,000; and, finally, there was a $66,000 one-time expense associated with the retirement of the Bank’s president at June 30, 2003. The remaining increase in compensation is due to the cost of staffing a new branch, opened during the first quarter of 2003, and normal salary increases.

Professional fees increased by $201,000 during 2003 due to increased legal expense, in part related to the retirement of the Bank’s president and appointment of new senior officers at the Bank, and in part due to the evaluation and adoption of various policies and procedures required by the Sarbanes-Oxley Act of 2002. Also, during the second half of 2003 the Company engaged an outside firm to completely review and then provide on-going assistance with the Bank’s regulatory compliance requirements.

Other operating expenses increased by $511,000 during 2003. Loan expenses increased by $219,000 due to increased loan production. Other miscellaneous expenses include $113,000 attributable to estimated and realized losses on foreclosed real estate, and $110,000 attributable to various deposit item, robbery, and reconciling item losses that occurred throughout the year.

Income Tax Expense.  The Company’s effective tax rate was 36.7% during 2003 compared to 24.0% during 2002. The apparent increase in the effective tax rate during 2003 is due to the pre-tax loss for the year, produced by the debt refinancing, which produces a tax benefit at a 34% rate, further increased by the elimination of net non-taxable income from the pre-tax loss.

Liquidity and Capital Resources

Liquidity.  The Company’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits and other cash outflows, and pay dividends in an efficient, cost-effective manner. The Company’s primary source of funds are cash on hand and dividends from its wholly-owned Bank. The Bank’s primary sources of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal. Loan prepayments, maturing investments and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition. During the past several years, the Bank has used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, repurchase its common stock, and increase the Bank’s, along with the Company’s, liquidity.

The Bank is currently able to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank. As of December 31, 2004, such borrowed funds totaled $102.7 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2005 is $23.4 million. At December 31, 2004 the Bank had a $30 million line of credit, $21.3 million of which was unused, and up to approximately $300 million of additional collateral-based borrowing capacity at the Federal Home Loan Bank.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2005, is approximately $101.7 million. To the extent that these deposits do not remain at the Bank upon maturity, the Bank believes that it can replace these funds with deposits, excess liquidity, advances from the FHLB or other borrowings. It has been the Bank’s experience that substantial portions of such maturing deposits remain at the Bank.

At December 31, 2004, the Bank had outstanding commitments to originate loans or fund unused lines of credit of $74.5 million. The loan commitments will be funded during the twelve months ending December 31, 2005. The unused lines of credit can be funded at any time. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 2004, the Bank had $1.1 million outstanding commitments to sell loans.

The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $265,000 during the year ending December 31, 2005.

The following table combines the Company’s contractual obligations and commitments to make future payments as of December 31, 2004.

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Contractual obligations:
FHLB advances	$102,747	$23,448	$30,987	$44,427	$3,885
Time deposits	146,939	101,730	29,672	15,246	291
Operating leases	786	265	381	140	—
Total contractual obligations	$250,472	$125,443	$61,040	$59,813	$4,176

	Amount of commitment expirations by period
Commitments:
Extensions of credit	$73,330	$33,361	$11,933	$1,117	$26,919
Letters of credit	1,201	1,106	95	—	—
Loans sold with recourse	109	—	—	—	109
Total commitments	$74,640	$34,467	$12,028	$1,117	$27,028

Capital Resources.  Under current regulations, the Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 2004, the Bank met its three regulatory capital requirements.

Management believes that under current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas in which the Bank operates, could adversely affect future earnings and as a result, the ability of the Bank to meet its future minimum capital requirements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation. Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank’s assets and liabilities are critical to the maintenance of acceptable performance levels.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk Management

The Bank has established an Asset/Liability Management Committee (ALCO) for the purpose of monitoring and managing market risk, which is defined as the risk of loss of net interest income or economic value arising from changes in market interest rates and prices.

The type of market risk which most affects the Company’s financial instruments is interest rate risk, which is best quantified by measuring the change in net interest income that would occur under specific changes in interest rates. Substantially all of the Bank’s interest-bearing assets and liabilities are exposed to interest rate risk. Loss of economic value is measured using reports generated by the Office of Thrift Supervision (“OTS”), using input from the Bank, wherein the current net portfolio value of the Bank’s interest-sensitive assets and liabilities is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. Gap reports are used to measure the net amount of assets and liabilities repricing, pre-paying and maturing during future periods. ALCO evaluates the simulation results, the OTS model results and the “gap” reports and will make adjustments to the Bank’s planned activities if in its view there is a need to do so.

The Bank’s exposure to interest rate risk results from, among other things, the difference in maturities in interest-earning assets and interest-bearing liabilities. Since the Bank’s assets currently have a longer maturity than its liabilities, the Bank’s earnings could be negatively impacted during a period of rising interest rates. Alternatively, in periods of falling interest rates the Bank’s mortgage loans will prepay at an increasing rate and caused the Bank to reinvest these cash flows in periods of low interest rates, also negatively affecting the Bank’s earnings. The relationship between the interest rate sensitivity of the Bank’s assets and liabilities is continually monitored by management.

Fundamentally, the Bank prices and originates loans, and prices and originates its deposits including CD’s at market interest rates. Volumes of such loans and deposits at various maturity and repricing horizons will vary according to customer preferences as influenced by the term structure of market interest rates. The Bank utilizes its investment and mortgage-backed security portfolios available for sale to generate additional interest income, to managing its liquidity, and to manage its interest rate risk. These securities are readily marketable and provide the Bank with a cash flow stream to fund asset growth or liability maturities. In addition, if management determines that it is advisable to do so, the Bank can lengthen or shorten the average maturity of all interest-bearing assets through the selection of fixed rate or variable rate securities, respectively.

The Bank utilizes advances from the FHLB in managing its interest rate risk and as a tool to augment deposits in funding asset growth. The Bank may utilize these funding sources to better match its fixed rate interest-bearing assets with longer maturities or repricing characteristics.

The nature of the Bank’s current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2004, the Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by Banks to manage interest rate risk.

The Company’s bank subsidiary is a savings bank regulated by the OTS and has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. As part of its interest rate risk management, the Bank uses the Interest Rate Risk Exposure Report, which is generated quarterly by the OTS. This report forecasts the interest rate sensitivity of net portfolio value (“NPV”) under alternative interest rate environments. The NPV is defined as the net present value of the Bank’s existing assets, liabilities and off-balance sheet instruments. The calculated estimates of change in NPV at December 31, 2004 are as follows:

Change in Interest Rates	NPV Amount	% Change	Policy Limitation
	(In Thousands)
+300 Basis Points	$57,264	-34%	+/- 50%
+200 Basis Points	$68,155	-22%	+/- 35%
+100 Basis Points	$78,427	-10%	+/- 25%
Flat Rates	$87,106	0%	0%
-100 Basis Points	$90,556	+4%	+/- 20%

Management believes that the assumptions utilized by OTS in evaluating the vulnerability of the Company’s net portfolio value to changes in interest rates are reasonable; however, the interest rate sensitivity of the Bank’s assets and liabilities as well as the estimated effect of changes in interest rates on NPV could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based. In the event the Bank should measure an excessive decline in its NPV as the result of an immediate and sustained change in interest rate, it has a number of options which it could utilize to remedy that situation. The Bank could restructure its investment portfolio through sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.

In order to measure interest rate risk internally, the Company uses computer programs which enable it to simulate the changes that will occur to the Bank’s net interest income (“NII”) over several interest rate scenarios which are developed by “shocking” market interest rates (i.e. moving them immediately and permanently) up and down in 100 basis point increments from their current levels, and by “ramping” interest rates, i.e. spreading evenly the change over the horizon period. In addition, loan production is adjusted downward in the rates up scenarios.

In addition to the level of interest rates, the most critical assumption regarding the estimated amount of the Bank’s NII is the expected prepayment speed of the Bank’s 1-4 family residential loans, and related mortgage-backed securities, the book value of which comprises approximately 69% of the Company’s total assets. For this prepayment speed assumption the Company uses median expected prepayment speeds which are obtained from a reliable third party source. The Company also incorporates into its simulations the effects of the interest rate caps and interest rate floors that are part of the majority of the Bank’s variable rate loans. Finally, the Company makes certain assumptions regarding the timing and magnitude of interest rate changes on its non-CD deposits.

The Company uses its business planning forecast as the basis for its NII simulations. Therefore, planned business activities are incorporated into the measurement horizon. Such activities include assumptions about substantial new loan and deposit volumes, the pricing of loan and deposit products, and other assumptions about future activities that may or may not be realized. In order to quantify the Company’s NII exposure at December 31, 2004, the Company focused on the simulation of net interest income over 24 months in three scenarios: ramped up 200 basis points, shocked up 200 basis points, and shocked down 100 basis points. The results of these simulations are as follows:

	Net interest income volatility versus level interest rates
Year ending	Ramp UP 200 bp	Shocked UP 200 bp	Shocked DOWN 100 bp
2005	+0.39%	-4.20%	-6.38%
2006	-3.61%	-3.89%	-12.87%

In addition, the Company prepared current period “gap” reports in order to show potential mis-matches of repricing or cash flows from the Company’s current interest rate-sensitive assets and liabilities. Negative amounts indicate that there is an excess of rate sensitive liabilities repricing during the period and, generally, the Company’s net interest income would be adversely affected by rising market interest rates. The results of these “gap” measurements are as follows: (in thousands)

	Gap: Greater (lesser) amount of assets sensitive to changes in market interest rates than liabilities
Year	Current rates	Ramp UP 200 bp	Shocked UP 200 bp	Shocked DOWN 100 bp
2005	$21,639	$(4,246)	$(40,576)	$86,949
2006	$43,790	$29,243	$8,270	$71,242
2007	$12,699	$4,927	$(6,145)	$22,219
2008-2009	$(4,689)	$(8,040)	$(11,706)	$(9,331)
2010 and beyond	$(42,026)	$9,528	$81,570	$(139,668)

Essentially, the Company’s net interest income is highly sensitive to the sustained movement of long-term interest rates because of the resulting effect on the prepayment speeds of the Company’s mortgage-related earning assets. In the interest rates up scenarios, prepayment speeds slow and the Company becomes more sensitive to rising interest rates. In addition, the Company’s deposits are highly insensitive to the downward movement in short term market rates due to the perceived inability of the Company to move non-CD deposit rates much lower from where they are at December 31, 2004. However, these assumptions and measurements are highly subjective in nature and are not intended to be a forecast of net interest income under any rate scenario for the years 2005, 2006 or for any other period.

Recent Accounting Pronouncements

On December 12, 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 requires acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable to be recorded at the present value of amounts expected to be received and prohibits carrying over or creation of valuation allowances in the initial accounting for these loans. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. SOP 03-3 is not expected to have a material impact on the Company’s results of operations or financial condition.

On March 9, 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105), which specifies that servicing assets embedded in commitments for loans to be held-for-sale should be recognized only when the servicing asset has been contractually separated from the associated loans by sale or securitization. The adoption of SAB 105 is effective for commitments entered into after March 31, 2004. The adoption of SAB 105 had no material impact on the Company’s results of operations or financial condition.

On March 18, 2004, the Emerging Issues Task Force (EITF) issued EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides recognition and measurement guidance regarding when impairments of equity and debt securities are considered other-than-temporary thereby requiring a charge to earnings, and also requires additional annual disclosures for investments in unrealized loss positions. The additional annual disclosure requirements were previously issued by the EITF in November 2003 and were effective for the Company for the year ended December 31, 2003. In September 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, which delays the recognition and measurement provisions of EITF 03-1 pending the issuance of further implementation guidance. The Company is currently evaluating the effect of the recognition and measurement provisions of EITF 03-1.

On December 16, 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) “Share-based Payment” (SFAS 123R) which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and generally requires that such transactions be accounted for using a fair value-based method with the resulting compensation cost recognized over the period that the employee is required to provide service in order to receive their compensation. SFAS 123R also amends SFAS No. 95, “Statement of Cash Flows,” requiring the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as currently required. The Company plans to adopt SFAS 123R beginning July 1, 2005 and is currently evaluating the potential impact on the Company’s results of operations and financial condition.

FINANCIAL STATEMENTS AND REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TF FINANCIAL CORPORATION AND SUBSIDIARIES

December 31, 2004 and 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and

Shareholders of TF Financial Corporation

We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the interim standards adopted by the Public Company Accounting Oversight Board (United States), the effectiveness of Third Federal Bank’s (a subsidiary of T F Financial Corporation) internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 25, 2005 expressed an unqualified opinion on management’s assertion that Third Federal Bank maintained effective internal control over financial reporting.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 25. 2005

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
	2004	2003
	(in thousands)
ASSETS
Cash and cash equivalents	$7,900	$8,241
Certificates of deposit in other financial institutions	38	155
Investment securities available for sale—at fair value	17,625	14,433
Investment securities held to maturity (fair value of $7,188 and $10,815 as of December 31, 2004 and 2003, respectively)	7,027	10,389
Mortgage-backed securities available for sale—at fair value	103,610	106,774
Mortgage-backed securities held to maturity (fair value of $15,546 and $24,774 as of December 31, 2004 and 2003, respectively)	14,900	23,630
Loans receivable, net (including loans held for sale of $680 and $0 as of December 31, 2004 and 2003, respectively)	442,195	404,649
Federal Home Loan Bank stock—at cost	7,460	6,825
Accrued interest receivable	2,500	2,671
Premises and equipment, net	5,963	6,268
Core deposit intangible asset, net of accumulated amortization of $2,611 and $2,456 as of December 31, 2004 and 2003, respectively	213	368
Goodwill	4,324	4,324
Other assets	15,211	18,025
TOTAL ASSETS	$628,966	$606,752

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits	$459,903	$459,343
Advances from the Federal Home Loan Bank	102,747	86,853
Advances from borrowers for taxes and insurance	1,778	1,738
Accrued interest payable	1,638	1,908
Other liabilities	1,745	1,430
Total liabilities	567,811	551,272

Stockholders’ equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2004 and 2003, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 2,742,345 and 2,596,037 shares outstanding at December 31, 2004 and 2003, respectively, net of shares in treasury: 2004—2,345,746; 2003—2,474,366	529	529
Retained earnings	57,428	52,626
Additional paid-in capital	51,675	51,982
Unearned ESOP shares	(2,019)	(2,196)
Treasury stock—at cost	(46,081)	(47,043)
Accumulated other comprehensive income	(377)	(418)
Total stockholders’ equity	61,155	55,480
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$628,966	$606,752

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2004	2003	2002
	(in thousands, except per share data)
Interest income
Loans, including fees	$24,359	$23,372	$25,662
Mortgage-backed securities	5,696	6,725	11,423
Investment securities	1,152	1,806	2,271
Interest-bearing deposits and other	14	474	1,099

TOTAL INTEREST INCOME	31,221	32,377	40,455

Interest expense
Deposits	5,925	7,044	10,506
Borrowings	2,941	8,208	12,154

TOTAL INTEREST EXPENSE	8,866	15,252	22,660

NET INTEREST INCOME	22,355	17,125	17,795
Provision for loan losses	600	330	988

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,755	16,795	16,807

Non-interest income
Service fees, charges and other operating income	2,600	2,372	2,114
Gain on sale of real estate	—	110	—
Gain on sale of investment and mortgage-backed securities	—	208	1,190
Gain on sale of loans	8	—	—

TOTAL NON-INTEREST INCOME	2,608	2,690	3,304

Non-interest expense
Employee compensation and benefits	8,769	8,186	7,629
Occupancy and equipment	2,518	2,488	2,303
Federal deposit insurance premium	70	72	75
Professional fees	615	609	408
Marketing and advertising	655	551	441
Other operating	2,547	2,847	2,336
Amortization of core deposit intangible asset	155	185	222
Debt prepayment fee	—	13,765	—

TOTAL NON-INTEREST EXPENSE	15,329	28,703	13,414

INCOME (LOSS) BEFORE INCOME TAXES	9,034	(9,218)	6,697

Income taxes (benefit)	2,467	(3,384)	1,605

NET INCOME (LOSS)	$6,567	$(5,834)	$5,092
Earnings (loss) per share—basic	$2.44	$(2.30)	$2.06
Earnings (loss) per share—diluted	$2.33	$(2.30)	$1.91

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

Years ended December 31, 2004, 2003 and 2002

(in thousands, except share data)

			Additional paid-in capital	Unearned ESOP shares	Treasury stock	Retained Earnings	Accumulated other comprehensive income (loss)	Total	Comprehensive income (loss)
	Common stock
	Shares	Par value
Balance at January 1, 2002	2,465,986	$529	$51,652	$(2,523)	$(48,838)	$56,370	$785	$57,975
Allocation of ESOP shares	12,156	—	151	122	—	—	—	273
Purchase of treasury stock	(16,894)	—	—	—	(376)	—	—	(376)
Cash dividends—common stock	—	—	—	—	—	(1,484)	—	(1,484)
Exercise of options	21,338	—	(156)	—	405	—	—	249
Other comprehensive income, net of taxes	—	—	—	—	—	—	1,111	1,111	$1,111
Net income for the year ended December 31, 2002	—	—	—	—	—	5,092	—	5,092	5,092
Comprehensive income									$6,203
Balance at December 31, 2002	2,482,586	$529	$51,647	$(2,401)	$(48,809)	$59,978	$1,896	$62,840
Allocation of ESOP shares	20,549	—	401	205	—	—	—	606
Cash dividends—common stock	—	—	—	—	—	(1,518)	—	(1,518)
Exercise of options	92,902	—	(618)	—	1,766	—	—	1,148
Income tax benefit arising from stock compensation	—	—	552	—	—	—	—	552
Other comprehensive income (loss), net of taxes	—	—	—	—	—	—	(2,314)	(2,314)	$(2,314)
Net income (loss) for the year ended December 31, 2003	—	—	—	—	—	(5,834)	—	(5,834)	(5,834)
Comprehensive income (loss)									$(8,148)
Balance at December 31, 2003	2,596,037	$529	$51,982	$(2,196)	$(47,043)	$52,626	$(418)	$55,480
Allocation of ESOP shares	17,688	—	354	177	—	—	—	531
Purchase of treasury stock	(166,305)	—	—	—	(4,725)	—	—	(4,725)
Cash dividends—common stock	—	—	—	—	—	(1,765)	—	(1,765)
Exercise of options	294,925	—	(2,277)	—	5,687	—	—	3,410
Income tax benefit arising from stock compensation	—	—	1,616	—	—	—	—	1,616
Other comprehensive income, net of taxes	—	—	—	—	—	—	41	41	$41
Net income for the year ended December 31, 2004	—	—	—	—	—	6,567	—	6,567	6,567
Comprehensive income									$6,608
Balance at December 31, 2004	2,742,345	$529	$51,675	$(2,019)	$(46,081)	$57,428	$(377)	$61,155

The accompanying notes are an integral part of this statement

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2004	2003	2002
	(in thousands)
OPERATING ACTIVITIES
Net income (loss)	$6,567	$(5,834)	$5,092
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Amortization of
Mortgage loan servicing rights	—	11	14
Deferred loan origination fees	(50)	(259)	(201)
Premiums and discounts on investment securities, net	74	170	108
Premiums and discounts on mortgage-backed securities, net	775	1,527	697
Premiums and discounts on loans, net	127	414	61
Core deposit intangibles	155	185	222
Deferred income taxes	(343)	596	(19)
Provision for loan losses and provision for losses on real estate	737	443	988
Depreciation of premises and equipment	973	1,041	1,014
(Increase) in value of bank-owned life insurance	(525)	(553)	(520)
Stock-based benefit programs	531	606	273
Tax benefit arising from stock compensation	1,616	552	—
(Gain) loss on sale of
Investment and mortgage-backed securities	—	(208)	(1,190)
Real estate acquired through foreclosure	(1)	(23)	(60)
Real estate	—	(110)	—
Mortgage loans available for sale	(8)	—	—
(Increase) decrease in
Accrued interest receivable	171	905	578
Other assets	3,709	(3,924)	(89)
Increase (decrease) in
Accrued interest payable	(270)	(989)	(865)
Other liabilities	(10)	(1,427)	(318)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	14,228	(6,877)	5,785

INVESTING ACTIVITIES
Loan originations	(152,846)	(178,578)	(80,943)
Purchases of loans	(3,922)	(24,176)	(59,926)
Loan principal payments	117,896	165,855	147,296
Principal repayments on mortgage-backed securities held to maturity	8,730	31,013	41,499
Principal repayments on mortgage-backed securities available for sale	30,099	62,169	39,005
Proceeds from loan sales	657	—	—
Purchases and maturities of certificates of deposit in other financial institutions, net	117	65	(26)
Purchases of investment securities held to maturity	—	—	(6,821)
Purchases of mortgage-backed securities held to maturity	—	—	(2,829)
Purchase of investment securities available for sale	(3,040)	(98,708)	(16,406)
Purchase of mortgage-backed securities available for sale	(27,701)	(82,350)	(86,795)

	Year ended December 31,
	2004	2003	2002
	(in thousands)
Purchase of bank-owned life insurance	$—	$(1,500)	$—
Proceeds from maturities of investment securities held to maturity	3,295	4,105	2,060
Proceeds from maturities of investment securities available for sale	—	40,000	8,000
Proceeds from the sale of investment and mortgage-backed securities available for sale	—	95,193	38,380
(Purchase) redemption of Federal Home Loan Bank stock	(635)	4,599	(56)
(Purchase) sale of property, equipment and real estate held for investment	3	8	(769)
Proceeds from sale of real estate	32	1,277	275
Purchase of premises and equipment	(668)	(751)	(272)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(27,983)	18,221	21,672

FINANCING ACTIVITIES
Net increase in demand deposit/NOW accounts, passbook savings accounts and certificates of deposit	560	16,785	20,506
Net increase (decrease) in advances from Federal Home Loan Bank	15,894	(120,506)	(15,000)
Net increase in advances from borrowers for taxes and insurance	40	408	89
Treasury stock acquired	(4,725)	—	(376)
Exercise of stock options	3,410	1,148	249
Common stock dividends paid	(1,765)	(1,518)	(1,484)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	13,414	(103,683)	3,984
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(341)	(92,339)	31,441
Cash and cash equivalents at beginning of year	8,241	100,580	69,139
Cash and cash equivalents at end of year	$7,900	$8,241	$100,580

Supplemental disclosure of cash flow information
Cash paid for
Interest on deposits and advances from Federal Home Loan Bank	$9,136	$16,241	$23,525
Income taxes	$1,330	$250	$2,050
Non-cash transactions
Transfers from loans to real estate acquired through foreclosure	$—	$1,857	$—

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TF Financial Corporation (the “Company”) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiary, Third Federal Bank (Third Federal or the Bank). Third Federal is a federally chartered-stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution that conducts operations from its main office in Newtown, Pennsylvania, eleven full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and three full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

The Bank is subject to regulations of certain state and federal agencies and, accordingly, those regulatory authorities conduct periodic examinations. As a consequence of the extensive regulation of commercial banking activities, the Bank’s business is particularly susceptible to being affected by state and federal legislation and regulations.

1.  Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: TF Investments, Penns Trail Development Corporation and Third Federal, and its wholly owned subsidiaries, Third Delaware Corporation and Teragon Financial Corporation, (collectively, the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

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

3.  Investment and Mortgage-Backed Securities

The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Company classifies its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading, or available for sale. The Company does not presently engage in security trading activities.

Investment, mortgage-backed and marketable equity securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income. Realized gains and losses on the sale of securities are recognized using the specific identification method.

On March 18, 2004, the Emerging Issues Task Force issued EITF 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments”. EITF 03-1 provides recognition and measurement guidance regarding treatment of equity and debt security impairment which is considered “other-than temporary” and thereby requiring a charge to earnings. EITF 03-1 also requires additional annual disclosure for investments in unrealized loss positions. The additional annual disclosure requirements were previously issued by the EITF in November 2003 and were effective for the Company for the year ended December 31, 2003. In September 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, which delays the recognition and measurement provisions of EITF 03-1 pending the issuance of further guidance.

Investment and mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method. The Company has the ability and it is management’s intention to hold such assets to maturity.

4.  Loans Receivable

Loans receivable are stated at unpaid principal balances less the allowance for loan losses, and net of deferred loan origination fees and unamortized premiums. Loan origination fees and unamortized premiums on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

Management’s periodic evaluation of the adequacy of the loan loss allowance is based on the Bank’s historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions. Actual losses may be higher or lower than historical trends, which vary. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).

The Bank provides an allowance for accrued but uncollected interest when the loan becomes more than ninety days past due or is identified as impaired. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is no longer impaired, in which case the loan is returned to accrual status.

The Company accounts for loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures.” SFAS No. 114 requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

The Company adopted FASB Interpretation (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires certain disclosures regarding the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. The Bank issues financial and performance letters of credit. Financial letters of credit require the Bank to make payment it the customer’s financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Bank to make payments if the customer fails to perform identified non-financial contractual obligations. FIN 45 applied to guarantees the Bank issued or modified subsequent to December 31, 2002.

5.  Mortgage Loans Held-for-Sale

Mortgages loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Any resulting unrealized losses are included in other income.

The Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” on July 1, 2003. Implementation issue C13, “When a Loan Commitment Is Included in the Scope of Statement 133” is included in SFAS No. 149. SFAS No. 149 amends SFAS No. 133 to add a scope exception for borrowers (all commitments) and lenders (all commitments except those relating to mortgage loans that will be held for sale). Statement 149 also amends paragraph SFAS No. 133 to require a lender to account for loan commitments related to mortgage loans that will be held for sale as derivatives. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The Bank periodically enters into commitments with its customers, which it intends to sell in the future. The Bank’s commitments to extend credit for loans intended for resale were not material at December 31, 2004.

On March 2004, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) 105, “Loan Commitments Accounted for as Derivative Instruments.” SAB 105 requires that a lender should not consider the expected cash flows related to loan servicing or include any internally developed intangible assets in determining the fair value of loan commitments accounted for as derivatives. The Company adopted SAB 105 effective for commitments entered into after June 30, 2004. The requirements of SAB 105 apply to the Company’s mortgage interest rate lock commitments related to loans held for sale. The Company’s application of SAB 105 did not have a material impact of the Company’s financial position or results of operations.

6.  Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets.

7.  Goodwill and Other Intangible Assets

In 1996 the Bank acquired three Mercer County, New Jersey offices and related deposits of Cenlar Federal Savings Bank. The Bank assumed $137.6 million in deposits in exchange for $126.5 million in cash. As a result of the acquisition, the Bank recorded core deposit intangible of $2.8 million and goodwill of $6.7 million. The core deposit intangible acquired is being amortized on an accelerated basis over 10 years. The goodwill acquired from the acquisition was recorded as an unidentifiable intangible asset under SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions.” On January 1, 2002, the Company adopted Financial Accounting Standards Board (FASB) SFAS No. 141, “Business Combinations,” SFAS No. 142, “Goodwill and Intangible Assets,” SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 147,”Acquisitions of Certain Financial Institutions.” Adoption of these statements resulted in that goodwill would no longer be amortized on a recurring basis, but rather be subject to periodic impairment testing. The Company had $4,324,000 of SFAS 72 goodwill at January 1, 2002 remaining from the 1996 branch acquisition that management of the Company has concluded was a business combination in accordance with SFAS No. 147. In addition, the Company has tested the goodwill and core deposit intangible assets for impairment prior to its fiscal year ending December 31, 2004. No impairment has been recognized.

8.  Transfers of Financial Assets

The Company accounts for the transfer of financial assets in accordance with SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings

9.  Benefit Plans

The Company has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with six months of service, as defined by the ESOP. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees.

The Company has stock option plans that allowed the Company to grant options to employees and directors. The options, which have a term of 10 years when issued, vest either immediately or over a three to five year period. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The Company accounts for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company’s employee stock option plans are accounted for using the intrinsic value method under APB Opinion No. 25. No stock-based compensation expense is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of the grant.

Had compensation cost for the plans been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below.

	2004	2003	2002
Net income (loss)
As reported	$6,567	$(5,834)	$5,092
Deduct: stock-based compensation expense determined using the fair value method, net of related tax effects	88	53	58
Pro forma	$6,479	$(5,887)	$5,034

Basic earnings (loss) per share
As reported	$2.44	$(2.30)	$2.06
Deduct: stock-based compensation expense determined using the fair value method, net of related tax effects	0.03	0.02	0.02
Pro forma	$2.41	$(2.32)	$2.04

Diluted earnings (loss) per share
As reported	$2.33	$(2.30)	$1.91
Deduct: stock-based compensation expense determined using the fair value method, net of related tax effects	0.02	0.03	0.01
Pro forma	$2.31	$(2.33)	$1.90
Weighted average fair value of options granted during the year	N/A	$9.50	$6.60

There were no option grants during 2004. The fair value of each option grant during 2003 and 2002 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2003 and 2002, respectively: a dividend yield of 2.09% and 2.78%; expected volatility 32% and 29%, risk-free interest rate of 3.40% and 2.78%, and expected lives of six years for all options.

10.  Income Taxes

The Company accounts for income taxes under the liability method specified in SFAS No. 109, “Accounting for Income Taxes” whereby deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

11.  Advertising Costs

The Company expenses marketing and advertising costs as incurred.

12.  Earnings Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share.” Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

13.  Comprehensive Income

The Company follows SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) for 2004, 2003 and 2002 was $6,608,000, $(8,148,000), and $6,203,000, respectively. The components of other comprehensive income are as follows:

	December 31, 2004
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$168	$(57)	$111
Minimum pension liability adjustment	(107)	37	(70)
Other comprehensive income, net	$61	$(20)	$41

	December 31, 2003
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized losses on securities
Unrealized holding (losses) arising during period	$(3,297)	$1,120	$(2,177)
Reclassification adjustment for gains realized in net income	(208)	71	(137)
Other comprehensive income (loss), net	$(3,505)	$1,191	$(2,314)

	December 31, 2002
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$2,872	$(976)	$1,896
Reclassification adjustment for gains realized in net income	(1,190)	405	(785)
Other comprehensive income, net	$1,682	$(571)	$1,111

14.  Segment Reporting

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company has one reportable segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

15.  Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation.

NOTE B—CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	December 31,
	2004	2003
	(in thousands)
Cash and due from banks	$7,686	$7,888
Interest-bearing deposits in other financial institutions	214	353
	$7,900	$8,241

NOTE C—INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities at December 31, 2004 and 2003, are summarized as follows:

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities held to maturity
State and political subdivisions	$1,326	$69	$—	$1,395
Corporate debt securities	5,701	92	—	5,793
	$7,027	$161	$—	$7,188
Investment securities available for sale
U.S. Government and federal agencies	$2,978	$—	$(20)	$2,958
Corporate debt securities	1,000	—	(8)	992
State and political subdivisions	13,704	121	(150)	13,675
	$17,682	$121	$(178)	$17,625

	December 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities held to maturity
State and political subdivisions	$1,609	$126	$—	$1,735
U.S. Government and federal agencies	2,000	11	—	2,011
Corporate debt securities	6,780	289	—	7,069
	$10,389	$426	$—	$10,815
Investment securities available for sale
U.S. Government and federal agencies	$2,972	$—	$(25)	$2,947
Corporate debt securities	1,000	—	(7)	993
State and political subdivisions	10,677	34	(218)	10,493
	$14,649	$34	$(250)	$14,433

The amortized cost, gross unrealized gains and losses, and estimated market value of mortgage-backed securities, by issuer, are summarized as follows:

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair Value
	(in thousands)
Mortgage-backed securities held to maturity
FHLMC certificates	$5,195	$322	$—	$5,517
FNMA certificates	5,182	135	(41)	5,276
GNMA certificates	4,516	230	—	4,746
Real estate mortgage investment conduit	7	—	—	7
	$14,900	$687	$(41)	$15,546
Mortgage-backed securities available for sale
FHLMC certificates	$6,635	$11	$(32)	$6,614
FNMA certificates	15,255	5	(152)	15,108
Real estate mortgage investment conduit	82,129	218	(459)	81,888
	$104,019	$234	$(643)	$103,610

	December 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Mortgage-backed securities held to maturity
FHLMC certificates	$8,407	$544	$—	$8,951
FNMA certificates	7,205	211	(50)	7,366
GNMA certificates	8,007	440	—	8,447
Real estate mortgage investment conduit	11	—	(1)	10
Other mortgage-backed securities	—	—	—	—
	$23,630	$1,195	$(51)	$24,774
Mortgage-backed securities available for sale
FHLMC certificates	$8,523	$23	$(21)	$8,525
FNMA certificates	18,522	14	(151)	18,385
GNMA certificates	—	—	—	—
Real estate mortgage investment conduit	80,147	504	(787)	79,864
	$107,192	$541	$(959)	$106,774

Gross realized gains were $0, $725,000, and $1,190,000 for the years ended December 31, 2004, 2003 and 2002, respectively. These gains resulted from the sale of investment and mortgage-backed securities of $0, $22.6 million, and $37.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Gross realized losses were $0, $517,000, and $0 for the years ended December 31, 2004, 2003 and 2002, respectively. These losses resulted from the sale of investment and mortgage-backed securities of $0, $72.4 million, and $0 for the years ended December 31, 2004, 2003 and 2002 respectively.

The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

	December 31, 2004
	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
	(in thousands)
Investment securities
Due in one year or less	$—	$—	$3,668	$3,725
Due after one year through five years	3,978	3,950	3,144	3,247
Due after five years through 10 years	3,855	3,871	—	—
Due after 10 years	9,849	9,804	215	216
	17,682	17,625	7,027	7,188
Mortgage-backed securities	104,019	103,610	14,900	15,546
	$121,701	$121,235	$21,927	$22,734

Investment securities having an aggregate amortized cost of approximately $3.0 million were pledged to secure public deposits at December 31, 2004 and 2003.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders’ equity.

The table below indicates the length of time individual securities, both held-to-maturity and available-for-sale, have been in a continuous unrealized loss position at December 31, 2004:

Description of Securities	Number of Securities	Less than 12 months		12 months or longer		Total
		Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair value	Unrealized Loss
	(on thousands)
U.S. Government and federal agencies	1	$—	$—	$2,957	$(20)	$2,957	$(20)
Corporate debt securities	1	—	—	993	(8)	993	(8)
State and political subdivisions	7	—	—	5,092	(150)	5,092	(150)
MBS	25	22,901	(130)	46,367	(554)	69,268	(684)
Total temporarily impaired securities	34	$22,901	$(130)	$55,409	$(732)	$78,310	$(862)

Management has attributed interest rate fluctuations as the underlying factor causing the decline in fair value of these securities. Management maintains the intent and ability to hold such securities until maturity at which point the market value of the security will no longer reflect impairment. Accordingly, management has concluded that there are no securities that are other-than-temporarily impaired as of December 31, 2004.

NOTE D—LOANS RECEIVABLE

Loans receivable are summarized as follows:

	December 31,
	2004	2003
	(in thousands)
First mortgage loans (principally conventional)
Secured by one-to-four family residences	$284,645	$276,849
Secured by other non-residential properties	83,559	74,109
Construction loans	10,286	6,591
	378,490	357,549
Net deferred loan origination costs and unamortized premiums	700	903

Total first mortgage loans	379,190	358,452

Other loans
Commercial non-real estate	30,543	15,185
Home equity and second mortgage	29,522	25,199
Commercial leases	857	1,371
Other	4,384	6,532
	65,306	48,287
Unamortized premiums	6	21

Total other loans	65,312	48,308

Less allowance for loan losses	(2,307)	(2,111)

Total loans receivable	$442,195	$404,649

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2004	2003	2002
	(in thousands)
Balance at beginning of year	$2,111	$2,047	$1,972
Provision charged to income	600	330	988
Charge-offs, net	(404)	(266)	(913)
Balance at end of year	$2,307	$2,111	$2,047

Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, totaled approximately $960,000 and $2.3 million at December 31, 2004 and 2003, respectively. Interest income that would have been recorded under the original terms of such loans totaled approximately $30,000, $171,000, and $307,000 for the years ended

December 31, 2004, 2003 and 2002, respectively. No interest income has been recognized on non-accrual loans for any of the periods presented.

The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2004 and 2003. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $82,000, and $1,291,000 at December 31, 2004 and 2003, respectively. For the year ended December 31, 2004, principal repayments of approximately $1,209,000 were received.

NOTE E—LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

	December 31,
	2004	2003
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$1,619	$2,018
FNMA	653	—
Other investors	6,997	5,367
	$9,269	$7,385

Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $198,000, and $80,000 at December 31, 2004 and 2003, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented.

NOTE F—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	Estimated useful lives	December 31,
		2004	2003
		(in thousands)
Buildings	30 years	$6,063	$6,046
Leasehold improvements	5 years	1,429	1,266
Furniture, fixtures and equipment	3-7 years	9,398	8,932
		16,890	16,244
Less accumulated depreciation		12,619	11,668
		4,271	4,576
Land		1,692	1,692
		$5,963	$6,268

NOTE G—CORE DEPOSIT INTANGIBLE ASSET

Core deposit intangible amortization for each of the years subsequent to December 31, 2004 is estimated to be as follows:

Year ending December 31,	(in thousands)
2005	$129
2006	84
$213

NOTE H—DEPOSITS

Deposits are summarized as follows:

	December 31,
Deposit type	2004	2003
	(in thousands)
Demand	$32,636	$26,375

NOW	54,887	52,647

Money Market	42,496	44,688

Passbook savings	182,945	188,673

Total demand, transaction and passbook deposits	312,964	312,383

Certificates of deposit	146,939	146,960

	$459,903	$459,343

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $26.6 million and $22.2 million at December 31, 2004 and 2003, respectively. The Bank had no broker-originated certificates of deposit at December 31, 2004 and 2003.

At December 31, 2004, scheduled maturities of certificates of deposit are as follows:

Year ending December 31,
2005	2006	2007	2008	2009	Thereafter	Total
(in thousands)
$101,730	$14,896	$14,776	$5,651	$9,595	$291	$146,939

NOTE I—ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank consist of the following:

	December 31,
	2004		2003
Principal payments due during	Amount	Weighted average rate	Amount	Weighted average rate
	(in thousands)		(in thousands)
2004	$—	—%	22,268	2.38
2005	23,448	2.90	12,787	3.23
2006	15,237	3.32	13,206	3.23
2007	15,750	3.32	13,639	3.23
2008	16,280	3.32	9,340	3.23
Thereafter	32,032	3.64	15,613	3.23
	$102,747	3.32%	$86,853	3.01%

The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. At December 31, 2004 principal payments due during 2005 included $8.7 million at a daily variable interest rate of 2.21%, pursuant to a line of credit agreement with the Federal Home Loan Bank. Unused lines of credit at the Federal Home Loan Bank were $21.3 million at December 31, 2004.

NOTE J—BENEFIT PLANS

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Contributions to the 401(k) plan totaled $65,000, $58,000, and $52,000 in 2004, 2003 and 2002, respectively.

The Bank has a non-contributory defined benefit pension plan covering substantially all full-time employees meeting certain eligibility requirements. The benefits are based on each employee’s years of service and an average earnings formula. An employee becomes fully vested upon completion of five years of qualifying service. It is the policy of the Bank to fund the maximum amount allowable under the individual aggregate cost method to the extent deductible under existing federal income tax regulations.

The following tables sets forth the projected benefit obligation, funded status of the defined benefit pension plan and the amounts reflected in the consolidated statements of financial position, and fair value of assets of the plan.

	December 31,
	2004	2003
	(in thousands)
Reconciliation of Projected Benefit Obligation
Benefit obligation at beginning of year	$3,028	$2,612
Service cost	230	191
Interest cost	190	185
Plan amendments	—	—
Actuarial loss	304	388
Benefits paid	(370)	(348)

Benefits obligation at end of year	$3,382	$3,028

Reconciliation of Fair Value of Assets
Fair value of plan assets at beginning of year	$2,768	$2,726
Actual return on plan assets	62	390
Employer contribution	30	—
Benefits paid	(370)	(348)

Fair value of plan assets at end of year	$2,490	$2,768

Reconciliation of Funded Status

Funded status	$(892)	$(260)
Unrecognized transition obligation	—	4
Unrecognized net actuarial loss	954	527
Unrecognized prior service cost	219	281
Prepaid benefit cost at end of year	$281	$552

The accumulated benefit obligation at December 31, 2004 and 2003 was $2,815,949 and $2,511,106 respectively.

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. The expected employer contribution for 2005 is $341,328.

	2004	2003
Weighted-average assumptions used to determine benefit obligations, end of year
Discount rate	6.00%	6.25%
Rate of compensation increase	4.00	4.00

	2004	2003	2002
Components of net periodic benefit cost
Service cost	$230	$191	$172
Interest cost	190	185	163
Expected return on plan assets	(210)	(217)	(185)
Amortization of prior service cost	63	63	63
Amortization of transition obligation (asset)	4	4	4
Recognized net actuarial (gain) loss	24	13	—

Net periodic benefit cost	$301	$239	$217

	2004	2003	2002
Weighted-average assumptions used to determine net benefit costs as of December 31
Discount rate	6.25%	6.75%	7.00%
Expected return on plan assets	8.00	8.00	8.00
Rate of compensation increase	4.00	4.00	4.00

The long-term rate of return on assets was developed through analysis of historical market returns, current market conditions and the fund’s past experience. Estimates of future market returns by asset category are lower than actual long-term historical returns in order to reflect current market conditions.

Estimated future benefits payments are as follows:

(in thousands)
2005	$300
2006	326
2007	54
2008	73
2009	105
2010-2014	733

The Company’s pension plan weighted-average asset allocations by asset category is as follows:

	Percentage of Plan Assets at Year End
	2004	2003
Asset Category
Equity securities	57%	41%
Debt securities	26%	14%
Cash	—	45%
Other	17%	—

Total	100%	100%

Trustees of the Retirement Plan of the Bank are responsible for defining and implementing the investment objectives and policies for the Plan’s assets. Assets are invested in accordance with sound investment practices that emphasize long-term investment fundamentals that closely match the demographics of the plan’s participants. The Plan’s goal is to earn long-term returns that match or exceed the benefit obligations of the Plan through a well-diversified portfolio structure. The Plan’s return objectives and risk parameters are managed through a diversified mix of assets. The asset mix and investment strategy are reviewed on a quarterly basis and rebalanced when necessary. The asset allocation for the Plan is targeted at 60% equity securities and 40% debt securities.

The Company also maintains the following benefit plans:

1.  Employee Stock Ownership Plan

The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. The Company makes discretionary contributions to the ESOP in order to service the ESOP’s debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with SOP 93-6. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense was $431,000, $523,000, and $197,000 in 2004, 2003 and 2002, respectively.

	2004	2003
Allocated shares	158,300	144,600
Unreleased shares	200,700	218,400

Total ESOP shares	359,000	363,000

Fair value of unreleased shares(in thousands)	$6,422	$7,472

2.  Stock Option Plans

A summary of the status of the Company’s fixed stock option plans as of December 31, 2004, and changes for each of the years in the three-year period then ended is as follows:

	2004		2003		2002
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share	Number of Shares	Weighted Average Exercise price per Share
Outstanding at beginning of year	585,714	$15.40	658,973	$14.11	652,443	$13.52
Options granted	—	—	40,248	32.42	32,150	24.77
Options exercised	(294,925)	11.56	(92,902)	12.34	(21,338)	11.66
Options forfeited	(7,717)	26.75	(20,605)	21.09	(4,282)	15.93

Outstanding at end of year	283,072	$19.09	585,714	$15.40	658,973	$14.11

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2004	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable at December 31, 2004	Weighted average exercise price
$10.83-14.99	71,409	3.02 years	$14.37	65,795	$14.42
$15.00-17.99	128,713	2.06 years	16.48	128,713	16.48
$18.00-23.49	23,521	6.00 years	20.28	17,117	20.27
$23.50-34.14	59,429	8.09 years	29.92	19,228	28.73

NOTE K—INCOME TAXES

The components of income tax expense (benefit) are summarized as follows:

	Year ended December 31,
	2004	2003	2002
	(in thousands)
Federal
Current	$508	$(4,364)	$1,623
Charge in lieu of income tax relating to stock compensation	1,616	379	—
Deferred	343	596	(19)
	2,467	(3,389)	1,604

State and local—current	—	5	1

Income tax provision	$2,467	$(3,384)	$1,605

The Company’s effective income tax rate was different than the statutory federal income tax rate as follows:

	Year ended December 31,
	2004	2003	2002
Statutory federal income tax (benefit)	34.0%	(34.0)%	34.0%
Increase (decrease) resulting from
Tax-exempt income	(3.7)	(2.6)	(8.3)
State tax, net of federal benefit	0.0	(0.0)	0.0
Other	(3.0)	(0.1)	(1.7)

	27.3%	(36.7)%	24.0%

Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 2004 and 2003, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2004 and 2003. The Company’s net deferred tax asset (liability) at December 31, 2004 and 2003, was composed of the following:

	December 31,
	2004	2003
	(in thousands)
Deferred tax assets
Deferred compensation	$277	$230
Allowance for loan losses, net	784	650
Amortization of goodwill	—	70
Unrealized loss on securities available for sale	158	215
Minimum pension liability adjustment	37	—
Other	9	3
	1,265	1,168
Deferred tax liabilities
Accrued pension expense	399	492
Prepaid expenses	51	—
Deferred loan costs	391	—
Amortization of goodwill	93	—
Other	290	272
	1,224	764

Net deferred tax asset	$41	$404

During 2003 and 2004 the Company filed its income tax returns on the basis of a fiscal tax year ending June 30. Effective July 1, 2004, the Company changed the tax year end to coincide with the fiscal reporting period end of December 31.

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

NOTE L—REGULATORY MATTERS

The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory—and possible additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets at December 31, 2004.

As of December 31, 2004, management believes that the Bank met all capital adequacy requirements to which it was subject.

	Regulatory capital December 31, 2004
	Tangible		Core		Risk-based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$55,143	8.81%	$55,143	8.81%	$55,143	16.30%

Unrealized loss on certain available-for-sale securities	307	0.04	307	0.04	307	0.09

Goodwill and other intangible assets	(4,537)	(0.72)	(4,537)	(0.72)	(4,537)	(1.34)
Additional capital items
General valuation allowances—limited	—	—	—	—	2,104	0.62

Regulatory capital computed	50,913	8.13	50,913	8.13	53,017	15.67

Minimum capital requirement	9,390	1.50	25,041	4.00	27,060	8.00

Regulatory capital—excess	$41,523	6.63%	$25,872	4.13%	$25,957	7.67%

	Regulatory capital December 31, 2003
	Tangible		Core		Risk-based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$48,241	8.00%	$48,241	8.00%	$48,241	15.15%

Unrealized loss on certain available-for-sale securities	418	0.07	418	0.07	418	0.13

Goodwill and other intangible assets	(4,692)	(0.78)	(4,692)	(0.78)	(4,692)	(1.47)

Additional capital items
General valuation allowances—limited	—	—	—	—	2,111	0.66

Regulatory capital computed	43,967	7.29	43,967	7.29	46,078	14.47

Minimum capital requirement	9,047	1.50	24,127	4.00	25,483	8.00

Regulatory capital—excess	$34,920	5.79%	$19,840	3.29%	$20,595	6.47%

At December 31, 2004, the Bank met all regulatory requirements for classification as a “well-capitalized” institution. A “well-capitalized” institution must have risk-based capital of 10% and core capital of 5%. The Bank’s capital exceeded the minimum required amounts for classification as a “well-capitalized” institution. There are no conditions or events that have occurred that management believes have changed the Bank’s classification as a “well-capitalized” institution.

The Bank maintains a liquidation account for the benefit of eligible savings account holders who maintained deposit accounts in the Bank after the Bank converted to a stock form of ownership. The Bank may not declare or pay a cash dividend on or repurchase any of its common shares if the effect thereof would cause the Bank’s stockholders’ equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

NOTE M—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become receivable or payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows:

	December 31,
	2004	2003
	(in thousands)
Commitments to extend credit	$73,330	$74,716
Standby letters of credit	1,201	1,276
Loans sold with recourse	109	113

	$74,640	$76,105

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held generally includes residential and some commercial real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE N—COMMITMENTS AND CONTINGENCIES

The Bank had optional commitments of $1,069,000 and $0 to sell mortgage loans to investors at December 31, 2004 and 2003 respectively.

The Bank leases branch facilities and office space for periods ranging up to seven years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $359,000 $304,000, and $279,000, for the years ended December 31, 2004, 2003 and 2002, respectively.

The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more are as follows:

Year ending December 31,	(in thousands)
2005	$265
2006	219
2007	162
2008	107
2009	33
Thereafter	—

$786

The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. Upon a change in control, the Company shall make a lump-sum payment or continue to pay the key executives’ salaries per the agreements, and reimburse the executive for certain benefits for one year. The maximum contingent liability under the agreements at December 31, 2004 was approximately $1,683,000.

From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE O—SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

The Bank is principally engaged in originating and investing in one-to-four family residential real estate and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans that have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing collateral values in the primary lending area. However, management believes that residential and commercial real estate values are presently stable in its primary lending area and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

NOTE P—FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity or available for sale and to not engage in trading or significant sales activities. Therefore, the Company and the Bank had to use significant estimations and present value calculations to prepare this disclosure.

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

Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values and recorded carrying amounts are as follows:

Fair value of loans and deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts.

Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

	December 31,
	2004		2003
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Cash and cash equivalents	$7,900	$7,900	$8,241	$8,241
Investment securities	24,813	24,652	25,248	24,822
Mortgage-backed securities	119,156	118,510	131,548	130,404

The fair value of financial instruments with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar assets and liabilities.

	December 31,
	2004		2003
	Fair value	Carrying value	Fair Value	Carrying value
	(in thousands)
Assets
Certificates of deposit	$38	$38	$155	$155
Liabilities
Deposits with stated maturities	145,933	146,939	147,937	146,960
Borrowings with stated maturities	101,504	102,747	86,618	86,853

The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

	December 31,
	2004		2003
	Fair value	Carrying Value	Fair value	Carrying value
	(in thousands)
Deposits with no stated maturities	$312,964	$312,964	$312,383	$312,383

The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk and credit loss factors.

	December 31,
	2004		2003
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Net loans	$445,457	$442,195	$412,741	$404,649

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

The Bank’s remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank’s deposits is required by SFAS No. 107.

NOTE Q—SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	Year ended December 31,
	2004	2003	2002
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees	$331	$358	$338
Late charge income	90	100	99
Deposit service charges	1,092	923	750
Bank-owned life insurance value increase	525	553	520
Other income	562	438	407

	$2,600	$2,372	$2,114

Other operating expense
Insurance and surety bond	$190	$180	$146
Office supplies	220	234	192
Loan expense	444	491	272
MAC expense	315	307	315
Postage	237	299	299
Telephone	273	283	262
Supervisory examination fees	130	147	148
Other expenses	738	906	702

	$2,547	$2,847	$2,336

NOTE R—SHAREHOLDER RIGHTS PLAN

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

After the Rights become exercisable, under certain circumstances, the Rights (other than rights held by a 15% beneficial owner or an “acquiring person”) will entitle the holders to purchase one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $45 or purchase either the Company’s common shares or the common shares of the potential acquirer at a substantially reduced price.

The Company is entitled to redeem the Rights at $0.01 per Right prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company’s common stock. Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company’s common stock and prior to an acquisition of 50% or more, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. The issuance of rights has no dilutive effect, does not affect the Company’s reported earnings per share, and was not taxable to the Company or its shareholders.

NOTE S—EARNINGS PER SHARE

The following tables illustrate the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data):

	Year ended December 31, 2004
	Income (numerator)	Weighted average shares (denominator)	Per share Amount
Basic earnings (loss) per share
Income (loss) available to common stockholders	$6,567	2,686,732	$2.44
Effect of dilutive securities
Stock options	—	136,518	(0.11)

Diluted earnings (loss) per share
Income available to common stockholders plus effect of dilutive securities	$6,567	2,823,250	$2.33

There were options to purchase 30,029 shares of common stock at a price of $34.14 per share which were outstanding during 2004 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

	Year ended December 31, 2003
	Income (numerator)	Weighted average shares (denominator)	Per share Amount
Basic earnings per share
Income available to common stockholders	$(5,834)	2,541,677	$(2.30)
Effect of dilutive securities
Stock options	—	—	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$(5,834)	2,541,677	$(2.30)

	Year ended December 31, 2002
	Income (numerator)	Weighted average shares (denominator)	Per share amount
Basic earnings per share
Income available to common stockholders	$5,092	2,473,044	$2.06
Effect of dilutive securities
Stock options	—	175,144	(0.15)

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$5,092	2,648,188	$1.91

There were options to purchase 27,150 shares of common stock at a range of $25.35 to $28.00 per share which were outstanding during 2002 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

NOTE T—SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED)

	Three months ended
	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004
	(in thousands, except per share data)
Total interest income	$7,848	$7,868	$7,775	$7,730
Total interest expense	2,349	2,214	2,151	2,152

Net interest income	5,499	5,654	5,624	5,578

Provision for possible loan losses	150	150	150	150

Net interest income after provision	5,349	5,504	5,474	5,428

Other income	623	595	681	709
Other expenses	3,800	3,743	3,869	3,917

Income before income taxes	2,172	2,356	2,286	2,220

Income taxes	584	642	630	611

Net income	$1,588	$1,714	$1,656	$1,609

Earnings per share—basic	$0.58	$0.64	$0.62	$0.61
Earnings per share—assuming dilution	$0.56	$0.61	$0.58	$0.57

	Three months ended
	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003
	(in thousands, except per share data)
Total interest income	$7,729	$7,835	$8,156	$8,657
Total interest expense	2,188	3,716	4,525	4,823

Net interest income	5,541	4,119	3,631	3,834

Provision for possible loan losses	60	90	90	90

Net interest income after provision	5,481	4,029	3,541	3,744

Other income	636	322	648	1,084
Other expenses	3,887	17,478	3,599	3,739

Income before income taxes	2,230	(13,127)	590	1,089

Income tax (benefit)	714	(4,562)	154	310

Net income (loss)	$1,516	$(8,565)	$436	$779

Earnings (loss) per share—basic	$0.59	$(3.33)	$0.17	$0.31
Earnings (loss) per share—assuming dilution	$0.54	$(3.33)	$0.16	$0.29

NOTE U—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEET

	December 31,
	2004	2003
	(in thousands)
ASSETS
Cash	$4,630	$4,953
Certificates of deposit—other institutions	38	155
Investment in Third Federal	53,054	46,597
Investment in TF Investments	2,347	2,321
Investment in Teragon	—	7
Investment in Penns Trail Development	1,001	1,010
Other assets	121	488

Total assets	$61,191	$55,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total liabilities	$36	$51
Stockholders’ equity	61,155	55,480

Total liabilities and stockholders’ equity	$61,191	$55,531

STATEMENT OF OPERATIONS

	Year ended December 31,
	2004	2003	2002
	(in thousands)
INCOME
Equity in earnings of subsidiaries	$6,906	$(5,556)	$5,269
Interest and dividend income	74	99	110

Total income (loss)	6,980	(5,457)	5,379

EXPENSES
Other	413	377	287

Total expenses	413	377	287

NET INCOME (LOSS)	$6,567	$(5,834)	$5,092

STATEMENT OF CASH FLOWS

	Year ended December 31,
	2004	2003	2002
	(in thousands)
Cash flows from operating activities
Net income (loss)	$6,567	$(5,834)	$5,092
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Equity in (earnings) loss of subsidiaries	(6,906)	5,556	(5,269)
Net change in assets and liabilities	357	(147)	(64)
Net cash provided by (used in) operating activities	18	(425)	(241)

Cash flows from investing activities
Capital distribution from subsidiaries	2,622	—	5,853
Capital contribution to subsidiary	—	—	(750)
Purchase and maturities of certificates of deposit in other financial institutions, net	117	65	(26)

Net cash provided by investing activities	2,739	65	5,077

Cash flows from financing activities
Cash dividends paid to stockholders	(1,765)	(1,518)	(1,484)
Treasury stock acquired	(4,725)	—	(376)
Exercise of stock options	3,410	1,148	249

Net cash used in financing activities	(3,080)	(370)	(1,611)

NET INCREASE (DECREASE) IN CASH	(323)	(730)	3,225

Cash at beginning of year	4,953	5,683	2,458

Cash at end of year	$4,630	$4,953	$5,683

Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$—	$—	$—