Form 10-K, Exhibit 13
period 2005-12-31
TF FINANCIAL CORP
filed 2006-03-30
CIK 921051

Exhibit 13.0

CONTENTS

CORPORATE PROFILE AND RELATED INFORMATION

SELECTED FINANCIAL INFORMATION AND OTHER DATA

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

CORPORATE PROFILE AND RELATED INFORMATION

TF Financial Corporation (the “Company”) is the parent company of Third Federal Bank and its subsidiaries Third Delaware Corporation and Teragon Financial Corporation (collectively, “Third Federal” or the “Bank”), TF Investments Corporation, and Penns Trail Development Corporation. At December 31, 2005, total assets were approximately $660.8 million. The Company was formed as a Delaware corporation in March 1994 at the direction of the Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the “Conversion”) and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 2005, total stockholders’ equity was approximately $62.6 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments. Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name “Polish American Savings Building and Loan Association.” Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the “FDIC”). Third Federal is a community-oriented institution offering a variety of financial services to meet the needs of the communities that it serves. As of December 31, 2005 Third Federal operated branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. Third Federal attracts deposits (approximately $470.5 million at December 31, 2005) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (approximately $121.3 million at December 31, 2005) and other funds, to originate loans secured by first mortgages and junior liens on owner-occupied, one-to-four family residences, and to originate loans secured by commercial real estate, including construction loans.

Stock Market Information

Since its issuance in July 1994, the Company’s common stock has been traded on the Nasdaq National Market. The daily stock quotation for the Company is listed in the Nasdaq National Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of “THRD.” The number of shareholders of record of common stock as of March 7, 2006, was approximately 500. This does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms.

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

Stock Price and Dividend History

	Quoted market price		Dividend paid
Quarter ended	High	Low	per share
December 31, 2005	$29.67	$27.50	$0.18
September 30, 2005	$28.97	$27.25	$0.18
June 30, 2005	$29.64	$26.75	$0.18
March 31, 2005	$32.09	$28.71	$0.18
December 31, 2004	$33.00	$28.10	$0.17
September 30, 2004	$29.61	$26.52	$0.17
June 30, 2004	$32.47	$28.00	$0.17
March 31, 2004	$34.22	$31.00	$0.15

SELECTED FINANCIAL INFORMATION AND OTHER DATA
At December 31,
(Dollars in thousands, except per share data)

Financial Position	2005	2004	2003	2002	2001
Total assets	$660,839	$628,966	$606,752	$721,032	$711,204
Loans receivable, net	490,959	442,195	404,649	370,092	377,635
Mortgage-backed securities available for sale, at fair value	83,511	103,610	106,774	115,243	99,763
Mortgage-backed securities held to maturity, at amortized cost	10,177	14,900	23,630	54,592	93,367
Investment securities available for sale, at fair value	30,401	17,625	14,443	27,243	22,671
Investment securities held to maturity, at amortized cost	4,690	7,027	10,389	14,563	9,866
Cash and cash equivalents(1)	3,821	7,900	8,241	100,580	69,139
Deposits	470,521	459,903	459,343	442,558	422,052
Advances from the Federal Home Loan Bank and other borrowings	121,260	102,747	86,853	207,359	222,359
Retained earnings	61,610	57,428	52,626	59,978	56,370
Total stockholders’ equity	62,648	61,155	55,480	62,840	57,975
Book value per common share	$23.08	$22.30	$21.37	$25.31	$23.51
Tangible book value per common share	$21.46	$20.57	$19.56	$23.34	$21.44

At or for the year ended December 31,

Summary of Operations	2005	2004	2003	2002	2001
Interest income	$33,965	$31,221	$32,377	$40,455	$46,747
Interest expense	11,532	8,866	15,252	22,660	26,908
Net interest income	22,433	22,355	17,125	17,795	19,839
Provision for loan losses	540	600	330	988	500
Non-interest income	2,728	2,608	2,690	3,304	3,172
Non-interest expense	16,168	15,329	28,703	13,414	14,708
Net income (loss)	$6,153	$6,567	$(5,834)	$5,092	$5,733
Earnings (loss) per common share—basic	$2.25	$2.44	$(2.30)	$2.06	$2.32
Earnings (loss) per common share—diluted	$2.20	$2.33	$(2.30)	$1.91	$2.19

Performance Ratios and Other Selected Data	2005	2004	2003	2002	2001
Return on average assets	0.96%	1.06%	n.m.	0.71%	0.82%
Return on average equity	10.16%	11.58%	n.m.	8.47%	10.42%
Average equity to average assets	9.40%	9.16%	9.01%	8.34%	7.83%
Average interest rate spread	3.62%	3.79%	2.57%	2.44%	2.74%
Non-performing loans to total assets	0.24%	0.15%	0.38%	0.53%	0.53%
Non-performing loans to total loans	0.32%	0.22%	0.56%	1.03%	0.99%
Allowance for loan losses to non-performing loans	166.31%	240.31%	92.51%	53.86%	52.22%
Allowance for loan losses to total loans	0.54%	0.52%	0.52%	0.54%	0.52%
Bank regulatory capital
Core	8.37%	8.13%	7.29%	6.85%	6.95%
Tangible	8.37%	8.13%	7.29%	6.85%	6.95%
Risk based	15.04%	15.67%	14.47%	15.25%	14.95%
Dividend payout ratio(2)	32.73%	28.33%	n.m.	31.41%	26.48%

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

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes, acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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

Management believes that the most critical accounting policy requiring the use of a significant amount of accounting estimates and judgment is the determination of the allowance for loan losses. Allowances are established based on pools of similar loans, delinquencies, loss experience, economic conditions generally and as they may affect individual borrowers, and other factors. Individual loans are evaluated based on cash flows or value of the underlying collateral, or both. All of these evaluation factors are subject to a high degree of uncertainty. If the financial condition and collateral values of a significant amount of debtors should deteriorate more than the Company has estimated, present allowances for loan losses may be insufficient and additional provisions for loan losses may be required. In addition, a single loan loss of a substantial amount may significantly reduce the allowance. The allowance for loan losses was $2,641,000 at December 31, 2005.

Financial Condition and Changes in Financial Condition

Assets.  The Company’s total assets at December 31, 2005 were $660.8 million, an increase of $31.9 million during the year. This increase in total assets is essentially due to a $48.8 million increase in loans receivable, funded in part by a $14.4 million reduction in investment and mortgage-backed securities, in part by an $18.5 million increase in advances from the Federal Home Loan Bank (“FHLB”), and in part by a $10.6 million increase in deposits.

The Company’s loans receivable at December 31, 2005 were $491.0 million, a $48.8 million or 11.0% increase since December 31, 2004. During 2005 there were $96.6 million of principal payments of existing loans in the loans receivable portfolio; however, offsetting this reduction was the origination of $147.6 million in predominately commercial real estate loans and single-family residential first and second mortgage loans.

Mortgage-backed securities available for sale decreased by $20.1 million during 2005 due to $27.0 million in repayments throughout 2005 of the underlying mortgages comprising such securities, partially offset by the purchases of $9.0 million of such securities. The remaining net change in the portfolio was caused by $2.1 million amortization of purchase premiums and fair value adjustments. Mortgage-backed securities held to maturity decreased by $4.7 million during 2005 due to prepayment of the underlying mortgages comprising the securities.

Investment securities available for sale increased by $12.8 million during the year. The Company purchased $13.2 million of such securities, mainly bank-qualified municipal bonds, during 2005. The remaining net change in the portfolio was caused by $0.4 million amortization of purchase premiums and fair value adjustments.

The Company’s cash and cash equivalents were $3.8 million at December 31, 2005. It is the Company’s current intent to keep cash and cash equivalents at a minimal level and use its line of credit at the FHLB to fund its day-to-day cash needs, if necessary.

Liabilities.  The Company’s total liabilities were $598.2 million at December 31, 2005, an increase of $30.4 million during 2005. Total deposits increased by $10.6 million, and certificates of deposit were 31.8% of total deposits at year end 2005. Advances from the FHLB increased by $18.5 million. It is the current intent of the Company to fund a portion of its interest-bearing assets, not funded by deposits, with longer term advances from the FHLB, and fund its day-to-day cash needs and shorter term interest-bearing assets not otherwise funded with deposits using draws on its line of credit with the FHLB. Thus, during 2005 advances from the FHLB due in four years and beyond increased slightly to $48.9 million even though $16.3 million of advances at December 31, 2004 moved from a four year maturity horizon to a three year or less maturity horizon at December 31, 2005. In addition, at December 31, 2005 the Bank’s line of credit at the FHLB was $30 million of which $16.2 million was drawn.

Stockholders’ equity.   Total consolidated stockholders’ equity increased by $1.5 million to $62.6 million at December 31, 2005. The increase is largely the result of $6.2 million in net income less $2.0 million in cash dividends paid to the Company’s common stockholders and a $1.3 million other comprehensive loss, mainly due to the fair value adjustment on available for sale securities. In addition there was a $0.8 million increase in stockholders’ equity attributable to the exercise of stock options for 49,975 shares. The Company also purchased 95,172 shares of common stock, held in treasury, reducing stockholders’ equity by $2.8 million. Finally, there was a $0.5 million increase due to the allocation of 17,025 shares to participants in the Company’s employee stock ownership plan.

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

	2005			2004			2003
	Average balance	Interest	Average yld/cost	Average balance	Interest	Average yld/cost	Average balance	Interest	Average yld/cost
ASSETS
Interest-earning assets:
Loans receivable(1)	$462,389	$27,570	5.96%	$423,482	$24,359	5.75%	$378,414	$23,372	6.18%
Mortgage-backed securities	108,029	4,875	4.51%	128,759	5,696	4.42%	154,721	6,725	4.35%
Investment securities(2)	37,357	1,774	4.75%	30,969	1,377	4.45%	62,747	1,966	3.13%
Other interest-earning assets(3)	1,910	59	3.09%	1,127	14	1.24%	45,590	474	1.04%
Total interest-earning assets	609,685	34,278	5.62%	584,337	31,446	5.38%	641,472	32,537	5.07%
Non interest-earning assets	34,215			34,645			33,839
Total assets	$643,900			$618,982			$675,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits	465,521	7,599	1.63%	465,097	5,925	1.27%	449,925	7,044	1.57%
Advances from the FHLB and borrowings	111,628	3,933	3.52%	91,660	2,941	3.21%	160,325	8,208	5.12%
Total interest-bearing liabilities	577,149	11,532	2.00%	556,757	8,866	1.59%	610,250	15,252	2.50%
Non interest-bearing liabilities	6,199			5,536			4,195
Total liabilities	583,348			562,293			614,445
Stockholders’ equity	60,552			56,689			60,866
Total liabilities and stockholders’ equity	$643,900			$618,982			$675,311
Net interest income		$22,746			$22,580			$17,285
Interest rate spread(4)			3.62%			3.79%			2.57%
Net yield on interest-earning assets(5)			3.73%			3.86%			2.69%
Ratio of average interest-earning assets to average interest- bearing liabilities			106%			105%			105%

(1)             Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

(2)             Tax equivalent adjustments to interest on investment securities were $313,000, $225,000 and $160,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34%.

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

	2005 vs 2004 Increase (decrease) due to			2004 vs 2003 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable, net	$2,297	$914	$3,211	$2,662	$(1,675)	$987
Mortgage-backed securities	(933)	112	(821)	(1,147)	118	(1,029)
Investment securities	299	98	397	(1,224)	635	(589)
Other interest-earning assets	14	31	45	(537)	77	(460)
Total interest-earning assets	1,677	1,155	2,832	(246)	(845)	(1,091)
Interest expense:
Deposits	5	1,669	1,674	231	(1,350)	(1,119)
Advances from the FHLB and borrowings	684	308	992	(2,814)	(2,453)	(5,267)
Total interest-bearing liabilities	689	1,977	2,666	(2,583)	(3,803)	(6,386)
Net change in net interest income	$988	$(822)	$166	$2,337	$2,958	$5,295

Comparison of Years Ended December 31, 2005 and December 31, 2004

Net Income.   Net income was $6.2 million for the year ended December 31, 2005 compared with net income of $6.6 million for the year ended December 31, 2004. The decrease in net income of $0.4 million when comparing the year 2005 with 2004 is largely attributable a $0.8 million increase in non-interest expense, which was not entirely offset by a $0.1 million increase in net interest income and a $0.1 million increase in non-interest income.

Total Interest Income.   For the year ended December 31, 2005, total interest income increased to $34.0 million compared to $31.2 million for the year ended December 31, 2004. The $2.8 million increase in interest income was mainly the result of the $38.9 increase in the average balances of loans receivable.

In addition, beginning in June 2004, the Federal Open Market Committee raised the federal funds rate thirteen times by a total of 325 basis points through year end 2005. During 2005, the federal funds rate, and thus the prime rate, rose by 200 basis points while longer term interest rates relevant to the Company’s loan origination activities, as measured by 5 year and 10 year U S Treasury securities, rose by approximately 65 to 15 basis points, respectively. The higher prime rate had a positive effect on the Bank’s interest income because of the positive effect on the Bank’s adjustable rate and prime-based loans. At December 31, 2005 the Company had $65.2 million in floating rate, prime-based construction, home equity, and other loans. In addition, while longer term rates were higher, permitting the Company to raise its prices on fixed rate loans, these rates were still relatively low historically, and thus new loan production at the Company exceeded expectations.

Total Interest Expense.   Total interest expense increased to $11.5 million from $8.9 million for the year ended December 31, 2005 compared to 2004. During 2005 the Bank raised the interest rates paid on many of its deposit products in order to retain existing deposit relationships, attract new deposit relationships, and generally respond to the extreme competitive pricing pressures throughout the Company’s deposit markets. As a result, the average interest rate paid on deposits rose by 36 basis points during 2005 compared with 2004, and produced a $1.7 million increase in interest expense.

Interest paid on advances from the FHLB increased by $1.0 million during 2005 compared with 2004, largely because of the need to borrow from the FHLB in order to fund the Company’s lending activities from sources other than deposit growth.

Allowance for Loan Losses.   The allowance for loan losses was approximately $2.6 million at December 31, 2005 and $2.3 million at December 31, 2004. The provision for loan losses was $540,000 during 2005 compared with $600,000 during 2004. Net recoveries of previously charged off loans were $206,000 during 2005 compared to net charge-offs of $404,000 during 2004. While management maintains the allowance for losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

Non-Interest Income.   Total non-interest income was $2.7 million during 2005 compared with $2.6 million during 2004. The increase is due to an increase in gain on sales of loans.

Non-Interest Expense.   Total non-interest expense increased by $0.8 million during 2005 compared to 2004. Employee compensation and benefits increased by $480,000 during 2005 compared to 2004. Most of this increase was due to normal salary increases and increased staff, and higher incentive related compensation; $124,000 of the increase was due to an increase in pension plan expense. Advertising expense increased by $118,000 due to an increase in the Bank’s marketing efforts, and an expansion of the media used, to advertise its image, products, and services. Professional fees increased by $199,000 largely due to costs related to the Company’s concerted efforts to greatly enhance and improve the technology infrastructure and related security.

Income Tax Expense.   The Company’s effective tax rate was 27.2% during 2005 compared to 27.3% during 2004. These effective tax rates are lower than the Company’s marginal tax rate of 34% largely due to the tax-exempt income associated with the Company’s investments in tax-exempt municipal bonds and bank-owned life insurance.

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

Total Interest Expense.   Total interest expense decreased to $8.9 million from $15.3 million for the year ended December 31, 2004 compared to 2003. $1.4 million of this decrease is primarily the result of low market interest rates during 2003 and, consequently, the Company had lowered the interest rates paid on most of its deposit products in order to keep them in line with short-term market interest rates. However, by the end of 2004 the Company had begun to raise the interest rates on its deposit products to maintain competitive pricing.

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

Non-Interest Expense.   Total non-interest expense, excluding the $13.8 million debt prepayment fee paid during 2003, increased by $0.4 million during 2004 compared to 2003. Employee compensation and benefits increased by $583,000 during 2004 compared to 2003. Approximately $252,000 of this increase was due to normal salary increases and increased staff, and $271,000 of the increase was due to an increase in incentive compensation expenses. Advertising expense increased by $104,000 due to an increase in the Bank’s marketing efforts, and an expansion of the media used, to advertise its image, products, and services. During 2004 the Company incurred approximately $40,000 of expense due to the commencement of implementation of compliance with the Sarbanes-Oxley Act of 2002.

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

Liquidity and Capital Resources

Liquidity.   The Company’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits and other cash outflows, and pay dividends in an efficient, cost-effective manner. The Company’s primary sources of funds are cash on hand and dividends from its wholly-owned Bank. The Bank’s primary sources of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal.

The Bank endeavors to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank. As of December 31, 2005, such borrowed funds totaled $121.3 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2006 is $32.7 million. At December 31, 2005 the Bank had a $30 million line of credit, $13.8 million of which was unused, and up to approximately $300 million of additional collateral-based borrowing capacity at the Federal Home Loan Bank.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2006, is approximately $92.4 million. To the extent that these deposits do not remain at the Bank upon maturity, the Bank believes that it can replace these funds with deposits, excess liquidity, advances from the FHLB or other borrowings. It has been the Bank’s experience that substantial portions of such maturing deposits remain at the Bank.

At December 31, 2005, the Bank had outstanding commitments to originate loans or fund unused lines of credit of $72.1 million. The loan commitments will be funded during the twelve months ending December 31, 2006. The unused lines of credit can be funded at any time. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 2005, the Bank had $1.1 million outstanding commitments to sell loans.

The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $401,000 during the year ending December 31, 2006.

The following table combines the Company’s contractual obligations and commitments to make future payments as of December 31, 2005.

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Contractual obligations:
FHLB advances	$121,260	$32,672	$39,688	$43,105	$5,795
Time deposits	149,673	92,402	41,248	15,409	614
Operating leases	1,724	401	599	279	445
Total contractual obligations	$272,657	$125,475	$81,535	$58,793	$6,854

	Amount of commitment expirations by period
Commitments:
Extensions of credit	$69,822	$22,272	$8,338	$499	$38,713
Letters of credit	2,220	2,220	—	—	—
Loans sold with recourse	74	—	—	—	74
Total commitments	$72,116	$24,492	$8,338	$499	$38,787

Capital Resources.   Under current regulations, the Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 2005, the Bank met its three regulatory capital requirements.

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

The type of market risk which most affects the Company’s financial instruments is interest rate risk, which is best quantified by simulating the hypothetical change in net interest income that would occur under specific changes in interest rates. Substantially all of the Bank’s interest-bearing assets and liabilities are exposed to interest rate risk. Loss of economic value is measured using reports generated by the Office of Thrift Supervision (“OTS”), using input from the Bank, wherein the current net portfolio value of the Bank’s interest-sensitive assets and liabilities is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. Gap reports prepared by the Bank are used to measure the net amount of assets and liabilities repricing, pre-paying and maturing during future periods. ALCO evaluates the simulation results, the OTS model results and the “gap” reports and will make adjustments to the Bank’s planned activities if in its view there is a need to do so.

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

The nature of the Bank’s current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2005, the Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by banks to manage interest rate risk.

The Company’s bank subsidiary is a savings bank regulated by the OTS and has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. As part of its interest rate risk management, the Bank uses the Interest Rate Risk Exposure Report, which is generated quarterly by the OTS. This report forecasts the interest rate sensitivity of net portfolio value (“NPV”) under alternative interest rate environments. The NPV is defined as the net present value of the Bank’s existing assets, liabilities and off-balance sheet instruments. The calculated estimates of change in NPV at December 31, 2005 are as follows:

Change in Interest Rates	NPV Amount	% Change	Policy Limitation
	(In Thousands)
+300 Basis Points	$52,947	-37%	+/- 50%
+200 Basis Points	$63,731	-24%	+/- 35%
+100 Basis Points	$73,974	-12%	+/- 25%
Flat Rates	$84,194	0%	0%
-100 Basis Points	$91,406	+9%	+/- 20%
-200 Basis Points	$91,564	+9%	+/- 30%

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

In addition to the level of interest rates, the most critical assumption regarding the estimated amount of the Bank’s NII is the expected prepayment speed of the Bank’s 1-4 family residential loans, and related mortgage-backed securities, the book value of which comprises approximately 64% of the Company’s total assets. For this prepayment speed assumption the Company uses its own experience and median expected prepayment speeds which are obtained from a reliable third party source. The Company also incorporates into its simulations the effects of the interest rate caps and interest rate floors that are part of the majority of the Bank’s variable rate loans. Finally, the Company makes certain assumptions regarding the timing and magnitude of interest rate changes on its non-CD deposits.

The Company uses its business planning forecast as the basis for its NII simulations. Therefore, planned business activities are incorporated into the measurement horizon. Such activities include assumptions about substantial new loan and deposit volumes, the pricing of loan and deposit products, and other assumptions about future activities that may or may not be realized. In order to quantify the Company’s NII exposure, the Company focused on the simulation of net interest income over 24 months in three scenarios: ramped up 200 basis points, shocked up 200 basis points, and shocked down 100 basis points. The results of these simulations are as follows:

At December 31, 2005	Net interest income volatility versus level interest rates
Year ending	Ramp UP 200 bp	Shocked UP 200 bp	Shocked DOWN 100 bp
2006	-0.39%	-5.24%	-3.64%
2007	-3.55%	-3.42%	-7.69%

At December 31, 2004	Net interest income volatility versus level interest rates
Year ending	Ramp UP 200 bp	Shocked UP 200 bp	Shocked DOWN 100 bp
2005	+0.39%	-4.20%	-6.38%
2006	-3.61%	-3.89%	-12.87%

In addition, the Company prepared “gap” reports in order to show potential mis-matches of repricing or cash flows from the Company’s current interest rate-sensitive assets and liabilities. Negative amounts indicate that there is an excess of rate sensitive liabilities repricing during the period and, generally, the Company’s net interest income would be adversely affected by rising market interest rates. The results of these “gap” measurements are as follows: (in thousands)

	GAP: Net rate sensitive assets (liabilities)
At December 31, 2005	2006	2007	2008	2009 and beyond
Current rates	$30,815	$26,844	$22,041	$(41,782)
Shocked down 100 bp	$111,647	$62,072	$33,276	$(169,077)
Shocked up 200 bp	$(21,353)	$(599)	$10,491	$49,379
Ramped up 200 bp	$2,161	$11,894	$15,675	$8,188

	GAP: Net rate sensitive assets (liabilities)
At December 31, 2004	2005	2006	2007	2008 and beyond
Current rates	$21,639	$43,790	$12,699	$(46,715)
Shocked down 100 bp	$86,949	$71,242	$22,219	$(148,997)
Shocked up 200 bp	$(40,576)	$8,270	$(6,145)	$69,864
Ramped up 200 bp	$(4,246)	$29,243	$4,927	$1,489

Essentially, the Company’s net interest income is highly sensitive to the sustained movement of long-term interest rates because of the resulting effect on the prepayment speeds of the Company’s mortgage-related earning assets. In the interest rates up scenarios, prepayment speeds slow and the Company becomes more sensitive to rising interest rates. In addition, the flattening of the yield curve, which has occurred over the past two years has required the Bank to reprice upward a large amount of its savings and money market accounts in order to prevent the outflows of these funds. Thus, the Bank has experienced margin compression, and expects this situation to continue given the level of interest rates that existed at December 31, 2005. However, these assumptions and measurements are highly subjective in nature and are not intended to be a forecast of net interest income under any rate scenario for the years 2006, 2007 or for any other period.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R) (SFAS 123 R), “Share-Based Payment.” This statement establishes standards for the accounting for transactions in which the entity exchanges its equity instruments in exchange for goods and services and addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Under SFAS123(R), all forms of share-based payments to employees, including employee stock options, will be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award will generally be measured at fair value at the grant date. The grant-date fair value of employee share options and similar instruments will be estimated using option pricing models. Current accounting guidance requires that the expense relating to so-called fixed plan employee stock options only be disclosed in the footnotes to the financial statements. The Company plans on implementing SFAS 123(R) on January 1, 2006 using the modified prospective method whereby the cost of share-based awards not vested as of the adoption date will be recorded in results of operations over the remaining vesting period; the Company intends to use a straight-line methodology. At the present time the Company estimates that the adoption of SFAS
123(R) will reduce net income by approximately $274,000 during the year ending December 31, 2006.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). FIN 47 requires an entity to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event if the amount can be reasonably estimated. The Interpretation provides guidance to evaluate whether fair value is reasonably estimable. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. FIN 47 is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS 154.) SFAS 154 changes the accounting for and reporting of a voluntary change in an accounting principle and replaces ABP Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” Under Opinion No. 20, most changes in an accounting principle were reported in the income statement of the period of change as a cumulative adjustment. However, under SFAS 154, a voluntary change in an accounting principle must be shown retrospectively in the financial statements, if practicable, for all periods presented. In cases where retrospective application is impracticable, an adjustment to the assets, liabilities and a corresponding adjustment to retained earnings can be made as of the beginning of the earliest period for which retrospective application is practicable rather than being reported in the income statement. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years ending after December 15, 2005. The adoption of SFAS 154 did not have a material impact on the Company’s financial position or results of operations.

In November, 2005, the FASB issued staff position FSP FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. The staff position replaced the guidance in paragraphs 10-18 of EITF Issue 03-1 with references to already established other-than-temporary impairment guidance as is set forth in FASB Statement 115, “Accounting for Certain

Investments in Debt and Equity Securities”, Staff Accounting Bulletin 59, “Accounting for Non-current Marketable Equity Securities” and APB Opinion 18, “The Equity Method of Accounting for Investments in Common Stock.” FSP FAS 115-1 clarified that an investor should recognize an impairment loss no later than when the impairment is considered other than temporary, even if a decision to sell has not been made. FSP FAS 115-1 was effective for other-than-temporary impairment analysis conducted in periods after September 15, 2005. The adoption of FSP FAS 115-1 did not have a material impact on the Company’s financial position or results of operations.

FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TF FINANCIAL CORPORATION AND SUBSIDIARIES

December 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Shareholders of TF Financial Corporation

We have audited the accompanying consolidated statements of financial position of TF Financial Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 15, 2006

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
	2005	2004
	(in thousands)
ASSETS
Cash and cash equivalents	$3,821	$7,900
Certificates of deposit in other financial institutions	40	38
Investment securities available for sale—at fair value	30,401	17,625
Investment securities held to maturity (fair value of $4,707 and $7,188 as of December 31, 2005 and 2004, respectively)	4,690	7,027
Mortgage-backed securities available for sale—at fair value	83,511	103,610
Mortgage-backed securities held to maturity (fair value of $10,385 and $15,546 as of December 31, 2005 and 2004, respectively)	10,177	14,900
Loans receivable, net (including loans held for sale of $68 and $680 as of December 31, 2005 and 2004, respectively)	490,959	442,195
Federal Home Loan Bank stock—at cost	7,432	7,460
Accrued interest receivable	3,048	2,500
Premises and equipment, net	6,289	5,963
Core deposit intangible asset, net of accumulated amortization of $2,741 and $2,611 as of December 31, 2005 and 2004, respectively	83	213
Goodwill	4,324	4,324
Other assets	16,064	15,211
TOTAL ASSETS	$660,839	$628,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$470,521	$459,903
Advances from the Federal Home Loan Bank	121,260	102,747
Advances from borrowers for taxes and insurance	1,915	1,778
Accrued interest payable	2,052	1,638
Other liabilities	2,443	1,745
Total liabilities	598,191	567,811
Stockholders’ equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2005 and 2004, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 2,714,173 and 2,742,345 shares outstanding at December 31, 2005 and 2004, respectively, net shares in treasury: 2005—2,390,943; 2004—2,345,746	529	529
Retained earnings	61,610	57,428
Additional paid-in capital	53,048	51,675
Unearned restricted stock	(1,080)	—
Unearned ESOP shares	(1,849)	(2,019)
Treasury stock—at cost	(47,920)	(46,081)
Accumulated other comprehensive income (loss)	(1,690)	(377)
Total stockholders’ equity	62,648	61,155
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$660,839	$628,966

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2005	2004	2003
	(in thousands, except per share data)
Interest income
Loans, including fees	$27,570	$24,359	$23,372
Mortgage-backed securities	4,875	5,696	6,725
Investment securities	1,461	1,152	1,806
Interest-bearing deposits and other	59	14	474

TOTAL INTEREST INCOME	33,965	31,221	32,377

Interest expense
Deposits	7,599	5,925	7,044
Borrowings	3,933	2,941	8,208

TOTAL INTEREST EXPENSE	11,532	8,866	15,252

NET INTEREST INCOME	22,433	22,355	17,125
Provision for loan losses	540	600	330

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,893	21,755	16,795

Non-interest income
Service fees, charges and other operating income	2,570	2,600	2,372
Gain on sale of real estate	—	—	110
Gain on sale of investment and mortgage-backed securities	—	—	208
Gain on sale of loans	158	8	—

TOTAL NON-INTEREST INCOME	2,728	2,608	2,690

Non-interest expense
Employee compensation and benefits	9,249	8,769	8,186
Occupancy and equipment	2,645	2,518	2,488
Federal deposit insurance premium	64	70	72
Professional fees	814	615	609
Marketing and advertising	773	655	551
Other operating	2,493	2,547	2,847
Amortization of core deposit intangible asset	130	155	185
Debt prepayment fee	—	—	13,765

TOTAL NON-INTEREST EXPENSE	16,168	15,329	28,703

INCOME (LOSS) BEFORE INCOME TAXES	8,453	9,034	(9,218)

Income tax expense (benefit)	2,300	2,467	(3,384)

NET INCOME (LOSS)	$6,153	$6,567	$(5,834)
Earnings (loss) per share—basic	$2.25	$2.44	$(2.30)
Earnings (loss) per share—diluted	$2.20	$2.33	$(2.30)

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)

Years ended December 31, 2005, 2004 and 2003

(in thousands, except share data)

								Accumulated
	Common Stock		Additional	Unearned	Unearned			other
		Par	paid-in	restricted	ESOP	Treasury	Retained	comprehensive		Comprehensive
	Shares	value	capital	stock	shares	stock	Earnings	income (loss)	Total	income (loss)
Balance at December 31, 2002	2,482,586	$529	$51,647	$—	$(2,401)	$(48,809)	$59,978	$1,896	$62,840
Allocation of ESOP shares	20,549	—	401	—	205	—	—	—	606
Cash dividends—common stock	—	—	—	—	—	—	(1,518)	—	(1,518)
Exercise of options	92,902	—	(618)	—	—	1,766	—	—	1,148
Income tax benefit arising from stock compensation	—	—	552	—	—	—	—	—	552
Other comprehensive loss, net of taxes	—	—	—	—	—	—	—	(2,314)	(2,314)	$(2,314)
Net loss for the year ended December 31, 2003	—	—	—	—	—	—	(5,834)	—	(5,834)	(5,834)
Comprehensive loss	—									$(8,148)
Balance at December 31, 2003	2,596,037	$529	$51,982	—	$(2,196)	$(47,043)	$52,626	$(418)	$55,480
Allocation of ESOP shares	17,688	—	354	—	177	—	—	—	531
Purchase of treasury stock	(166,305)	—	—	—	—	(4,725)	—	—	(4,725)
Cash dividends—common stock	—	—	—	—	—	—	(1,765)	—	(1,765)
Exercise of options	294,925	—	(2,277)	—	—	5,687	—	—	3,410
Income tax benefit arising from stock compensation	—	—	1,616	—	—	—	—	—	1,616
Other comprehensive income, net of taxes	—	—	—	—	—	—	—	41	41	$41
Net income for the year ended December 31, 2004	—	—	—	—	—	—	6,567	—	6,567	6,567
Comprehensive income	—									$6,608
Balance at December 31, 2004	2,742,345	$529	$51,675	—	$(2,019)	$(46,081)	$57,428	$(377)	$61,155
Allocation of ESOP shares	17,025	—	324	—	170	—	—	—	494
Purchase of treasury stock	(95,172)	—	—	—	—	(2,830)	—	—	(2,830)
Cash dividends—common stock	—	—	—	—	—	—	(1,971)	—	(1,971)
Restricted stock grant	—	—	1,095	(1,095)	—	—	—	—	—
Compensation expense—restricted shares	—	—	—	15	—	—	—	—	15
Exercise of options	49,975	—	(190)	—	—	991	—	—	801
Income tax benefit arising from stock compensation	—	—	144	—	—	—	—	—	144
Other comprehensive loss, net of taxes	—	—	—	—	—	—	—	(1,313)	(1,313)	$(1,313)
Net income for the year ended December 31, 2005	—	—	—	—	—	—	6,153	—	6,153	6,153
Comprehensive income	—									$4,840
Balance at December 31, 2005	2,714,173	$529	$53,048	$(1,080)	$(1,849)	$(47,920)	$61,610	$(1,690)	$62,648

The accompanying notes are an integral part of this statement

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2005	2004	2003
	(in thousands)
OPERATING ACTIVITIES
Net income (loss)	$6,153	$6,567	$(5,834)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Amortization of
Mortgage loan servicing rights	8	—	11
Deferred loan origination fees	(96)	(50)	(259)
Premiums and discounts on investment securities, net	81	74	170
Premiums and discounts on mortgage-backed securities, net	386	775	1,527
Premiums and discounts on loans, net	123	127	414
Core deposit intangibles	130	155	185
Deferred income taxes	(403)	(343)	596
Provision for loan losses and provision for losses on real estate	540	737	443
Provision for decrease in fair value of mortgage service rights	1	—	—
Depreciation of premises and equipment	961	973	1,041
Increase in value of bank-owned life insurance	(501)	(525)	(553)
Stock-based benefit programs	509	531	606
Proceeds from sale of loans originated for sale	9,765	657	—
Origination of loans held for sale	(8,995)	(1,329)	—
Tax benefit arising from stock compensation	144	1,616	552
(Gain) loss on sale of
Investment and mortgage-backed securities	—	—	(208)
Real estate acquired through foreclosure	—	(1)	(23)
Real estate	—	—	(110)
Mortgage loans available for sale	(158)	(8)	—
Income from mortgage loan derivatives	(8)	—	—
Expense associated with forward loan sales	7	—	—
(Increase) decrease in
Accrued interest receivable	(548)	171	905
Other assets	763	3,709	(3,924)
Increase (decrease) in
Accrued interest payable	414	(270)	(989)
Other liabilities	758	(10)	(1,427)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	10,034	13,556	(6,877)

	Year ended December 31,
	2005	2004	2003
	(in thousands)
INVESTING ACTIVITIES
Loan originations	$(147,629)	$(151,517)	$(178,578)
Purchases of loans	—	(3,922)	(24,176)
Loan principal payments	96,579	117,896	165,855
Principal repayments on mortgage-backed securities held to maturity	4,709	8,730	31,013
Principal repayments on mortgage-backed securities available for sale	26,959	30,099	62,169
Proceeds from loan sales	1,108	—	—
(Purchases) and maturities of certificates of deposit in other financial institutions, net	(2)	117	65
Purchase of investment securities available for sale	(13,170)	(3,040)	(98,708)
Purchase of mortgage-backed securities available for sale	(8,956)	(27,701)	(82,350)
Purchase of bank-owned life insurance	—	—	(1,500)
Proceeds from maturities of investment securities held to maturity	2,280	3,295	4,105
Proceeds from maturities of investment securities available for sale	—	—	40,000
Proceeds from the sale of investment and mortgage-backed securities available for sale	—	—	95,193
(Purchase) redemption of Federal Home Loan Bank stock	28	(635)	4,599
(Purchase) sale of property, equipment and real estate held for investment	—	3	8
Proceeds from sale of real estate	—	32	1,277
Purchase of premises and equipment	(1,287)	(668)	(751)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(39,381)	(27,311)	18,221

FINANCING ACTIVITIES
Net increase in deposits	10,618	560	16,785
Net increase (decrease) in short-term Federal Home Loan Bank advances	7,483	(1,179)	9,887
Proceeds of long-term Federal Home Loan Bank advances	26,367	30,000	80,000
Repayment of long-term Federal Home Loan Bank advances	(15,337)	(12,927)	(210,393)
Net increase in advances from borrowers for taxes and insurance	137	40	408
Treasury stock acquired	(2,830)	(4,725)	—
Exercise of stock options	801	3,410	1,148
Common stock dividends paid	(1,971)	(1,765)	(1,518)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	25,268	13,414	(103,683)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,079)	(341)	(92,339)
Cash and cash equivalents at beginning of year	7,900	8,241	100,580
Cash and cash equivalents at end of year	$3,821	$7,900	$8,241

Supplemental disclosure of cash flow information
Cash paid for
Interest on deposits and advances from Federal Home Loan Bank	$11,118	$9,136	$16,241
Income taxes	$1,475	$1,330	$250
Non-cash transactions
Transfers from loans to real estate acquired through foreclosure	$—	$—	$1,857

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TF Financial Corporation (the “Company”) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiary, Third Federal Bank (Third Federal or the Bank). Third Federal is a federally chartered-stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution that conducts operations from its main office in Newtown, Pennsylvania, twelve full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and three full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

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

2.   Cash and Cash Equivalents

The Company considers cash, due from banks, federal funds sold and interest-bearing deposits in other financial institutions, with original terms to maturity of less than three months, as cash equivalents for presentation purposes in the consolidated statements of financial position and cash flows. The Company is required to maintain certain cash reserves relating to deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

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

Investment, mortgage-backed and marketable equity securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income. Decreases in fair value deemed to be other than temporary are reported as a component of income. Realized gains and losses on the sale of securities are recognized using the specific identification method.

Investment and mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method. Decreases in fair value deemed to be other than temporary are reported as a component of income. The Company has the ability and it is management’s intention to hold such assets to maturity.

4.   Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff are stated at unpaid principal balances less the allowance for loan losses, and net of deferred loan origination fees, direct origination costs and unamortized premiums and discounts associated with purchased loans, and unearned income. Loan origination fees and unamortized premiums on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

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

The Company adopted FASB Interpretation (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires certain disclosures regarding the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. The Bank issues financial and performance letters of credit. Financial letters of credit require the Bank to make payment if the customer’s financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Bank to make payments if the customer fails to perform identified non-financial contractual obligations.

On December 12, 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 requires that acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable be recorded at the present value of amounts expected to be received and prohibits carrying over or creation of valuation allowances in the initial accounting for these loans. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. The adoption of SOP 03-3 did not have a material impact on the Company’s results of operations or financial position.

5.   Mortgage Loans Held-for-Sale

Mortgages loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Any resulting unrealized losses are included in other income. The fair value of the Bank’s loans held as available was valued in excess of cost at December 31, 2005 and 2004.

The Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” on July 1, 2004. Implementation issue C13, “When a Loan Commitment Is Included in the Scope of Statement 133” is included in SFAS No. 149. SFAS No. 149 amends SFAS No. 133 to add a scope exception for borrowers (all commitments) and lenders (all commitments except those relating to mortgage loans that will be held for sale). SFAS No. 149 also amends SFAS No. 133 to require a lender to account for as derivatives loan commitments related to mortgage loans that will be held for sale. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2004. The Bank periodically enters into commitments with its customers for loans, which it intends to sell in the future. The Bank’s commitments to extend credit for loans intended for resale were not material at December 31, 2005 and 2004.

On March 2005, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) 105, “Loan Commitments Accounted for as Derivative Instruments.” SAB 105 requires that a lender should not consider the expected cash flows related to loan servicing or include any internally developed intangible assets in determining the fair value of loan commitments accounted for as derivatives. The Company adopted SAB 105 effective for commitments entered into after June 30, 2004. The requirements of SAB 105 apply to the Bank’s mortgage interest rate lock commitments related to loans held for sale. The Company’s application of SAB 105 did not have a material impact of the Company’s financial position or results of operations.

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

7.   Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. The standard requires recognition and measurement for the impairment of long-lived assets to be held and used or to be disposed of by sale. The Company had no impaired long-lived assets at December 31, 2005 and 2004.

8.   Goodwill and Other Intangible Assets

Goodwill does not require amortization but is subject to annual impairment testing. The Company has tested the goodwill for impairment prior to its fiscal year ending December 31, 2005. No impairment has been recognized.

Core deposit intangible asset is the result of the Company’s 1996 acquisition of the deposits of Cenlar Federal Savings Bank. The core deposit intangible acquired is being amortized over 10 years and is scheduled to be fully amortized by September 30, 2006.

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

The Company has a defined benefit pension plan covering substantially all full-time employees meeting certain requirements. The Company accounts for the defined benefit plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”  which provides guidance for the various components of pension expense recognized in the income statement and any related employer pension assets or liabilities. Additionally, the Company includes reporting disclosures required by SFAS No. 132R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”.

The Company purchased $10.5 million in life insurance policies on the lives of its executives and officers prior to 2004. The Company is the owner and beneficiary of the policies. The cash surrender values of the policies are approximately $12.8 million and $12.3 million at December 31, 2005 and 2004, respectively.

The Company has stock benefit plans that allow the Company to grant options and stock to employees and directors. The options, which have a term of up to 10 years when issued, vest either immediately or over a three to five year period. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The Company accounts for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company’s employee stock option plans are accounted for using the intrinsic value method under APB Opinion No. 25. No stock-based compensation expense is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of the grant.

Had compensation cost for the plans been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below.

	2005	2004	2003
Net income (loss)
As reported	$6,153	$6,567	$(5,834)
Deduct: stock-based compensation expense determined using the fair value method, net of related tax effects	68	88	53
Pro forma	$6,085	$6,479	$(5,887)

Basic earnings (loss) per share
As reported	$2.25	$2.44	$(2.30)
Deduct: stock-based compensation expense determined using the fair value method, net of related tax effects	0.03	0.03	0.02
Pro forma	$2.22	$2.41	$(2.32)

Diluted earnings (loss) per share
As reported	$2.20	$2.33	$(2.30)
Deduct: stock-based compensation expense determined using the fair value method, net of related tax effects	0.01	0.02	0.02
Pro forma	$2.19	$2.31	$(2.32)

There were no options granted in 2004. The fair value of each option grant during 2005 and 2003 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2005	2004	2003
Weighted average assumptions
Dividend yield	2.41%	N/A	2.09%
Expected volatility	22.77%	N/A	32.00%
Risk-free interest rate	4.34%	N/A	3.40%
Fair value of options granted during the year	$6.15	N/A	$9.50
Expected lives in years	5.14	N/A	6.00

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

13.   Comprehensive Income

The Company follows SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The components of other comprehensive income (loss) are as follows:

	December 31, 2005
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized losses on securities
Unrealized holding losses arising during period	$(2,094)	$711	$(1,383)
Minimum pension liability adjustment	107	(37)	70
Other comprehensive loss, net	$(1,987)	$674	$(1,313)

	December 31, 2004
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$168	$(57)	$111
Minimum pension liability adjustment	(107)	37	(70)
Other comprehensive income, net	$61	$(20)	$41

	December 31, 2003
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized losses on securities
Unrealized holding (losses) arising during period	$(3,297)	$1,120	$(2,177)
Reclassification adjustment for gains realized in net income	(208)	71	(137)
Other comprehensive loss, net	$(3,505)	$1,191	$(2,314)

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

NOTE B—CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	December 31,
	2005	2004
	(in thousands)
Cash and due from banks	$3,684	$7,686
Interest-bearing deposits in other financial institutions	137	214
	$3,821	$7,900

NOTE C—INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities at December 31, 2005 and 2004, are summarized as follows:

	December 31, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities held to maturity
State and political subdivisions	$1,015	$21	$—	$1,036
Corporate debt securities	3,675	—	(4)	3,671
	$4,690	$21	$(4)	$4,707
Investment securities available for sale
U.S. Government and federal agencies	$5,982	$—	$(102)	$5,880
Corporate debt securities	4,002	—	(44)	3,958
State and political subdivisions	20,844	64	(345)	20,563
	$30,828	$64	$(491)	$30,401
Mortgage-backed securities held to maturity
FHLMC certificates	$3,161	$124	$—	$3,285
FNMA certificates	3,969	55	(76)	3,948
GNMA certificates	3,040	105	—	3,145
Real estate mortgage investment conduit	7	—	—	7
	$10,177	$284	$(76)	$10,385
Mortgage-backed securities available for sale
FHLMC certificates	$9,986	$3	$(303)	$9,686
FNMA certificates	12,594	1	(422)	12,173
Real estate mortgage investment conduit	63,064	—	(1,412)	61,652
	$85,644	$4	$(2,137)	$83,511

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities held to maturity
State and political subdivisions	$—	$—	$—	$—
U.S. Government and federal agencies	1,326	69	—	1,395
Corporate debt securities	5,701	92	—	5,793
	$7,027	$161	$—	$7,188
Investment securities available for sale
U.S. Government and federal agencies	$2,978	$—	$(20)	$2,958
Corporate debt securities	1,000	—	(8)	992
State and political subdivisions	13,704	121	(150)	13,675
	$17,682	$121	$(178)	$17,625
Mortgage-backed securities held to maturity
FHLMC certificates	$5,195	$322	—	5,517
FNMA certificates	5,182	135	(41)	5,276
GNMA certificates	4,516	230	—	4,746
Real estate mortgage investment conduit	7	—	—	7
	$14,900	$687	$(41)	$15,546
Mortgage-backed securities available for sale
FHLMC certificates	$6,635	$11	$(32)	$6,614
FNMA certificates	15,255	5	(152)	15,108
Real estate mortgage investment conduit	82,129	218	(459)	81,888
	$104,019	$234	$(643)	$103,610

There were no sales of investments and mortgage-backed securities during the years ended December 31, 2005 and 2004.

Gross realized gains were $725,000 for the year ended December 31, 2003. These gains resulted from the sale of investment and mortgage-backed securities of $22.6 million for the year ended December 31, 2003.

Gross realized losses were $517,000 for the year ended December 31, 2003. These losses resulted from the sale of investment and mortgage-backed securities of $72.4 million for the year ended December 31, 2003.

The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

	December 31, 2005
	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
	(in thousands)
Investment securities
Due in one year or less	$—	$—	$3,675	$3,671
Due after one year through five years	10,588	10,431	800	821
Due after five years through 10 years	7,634	7,572	215	215
Due after 10 years	12,606	12,398	—	—
	30,828	30,401	4,690	4,707
Mortgage-backed securities	85,644	83,511	10,177	10,385
	$116,472	$113,912	$14,867	$15,092

Investment securities having an aggregate amortized cost of approximately $3.0 million were pledged to secure public deposits at December 31, 2005 and 2004.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders’ equity at year end.

The table below indicates the length of time individual securities, both held-to-maturity and available-for-sale, have been in a continuous unrealized loss position at December 31, 2005:

	Number	Less than 12 months		12 months or longer		Total
Description of Securities	of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair value	Unrealized Loss
	(in thousands)
U.S. Government and federal agencies	2	$2,984	$(14)	$2,897	$(88)	$5,881	$(102)
Corporate debt securities	6	6,632	(44)	997	(4)	7,629	(48)
State and political subdivisions	20	11,061	(155)	5,042	(190)	16,103	(345)
Mortgage-backed securities	32	35,899	(657)	49,199	(1,556)	85,098	(2,213)
Total temporarily impaired securities	60	$56,576	$(870)	$58,135	$(1,838)	$114,711	$(2,708)

The unrealized losses on investments in securities issued by the U. S. Treasury and Government agencies, U. S. Government sponsored agencies and agency mortgage-backed securities were caused by changes in market interest rates. The contractual terms and contractual cash flows of these securities do not permit the issuer to settle at a price less than the amortized cost of the investment. The Company has the ability and intent to hold these investments until a market price recovery or maturity. Accordingly, the Company has determined that the unrealized losses at December 31, 2005 are not considered other-than-temporary.

The table below indicates the length of time individual securities, both held-to-maturity and available-for-sale, have been in a continuous unrealized loss position at December 31, 2004:

	Number	Less than 12 months		12 months or longer		Total
Description of Securities	of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair value	Unrealized Loss
	(in thousands)
U.S. Government and federal agencies	1	$—	$—	$2,957	$(20)	$2,957	$(20)
Corporate debt securities	1	—	—	993	(8)	993	(8)
State and political subdivisions	7	—	—	5,092	(150)	5,092	(150)
Mortgage-backed securities	25	22,901	(130)	46,367	(554)	69,268	(684)
Total temporarily impaired securities	34	$22,901	$(130)	$55,409	$(732)	$78,310	$(862)

The Company has attributed interest rate fluctuations as the underlying factor causing the decline in fair value of these securities. The Company maintains the intent and ability to hold such securities until recovery or maturity at which point the market value of the security will no longer reflect impairment. Accordingly, it has been concluded that there are no securities that are other-than-temporarily impaired as of December 31, 2004.

NOTE D—LOANS RECEIVABLE

Loans receivable are summarized as follows:

	December 31,
	2005	2004
	(in thousands)
First mortgage loans (principally conventional)
Secured by one-to-four family residences	$289,746	$284,645
Secured by other non-residential properties	89,489	83,559
Construction loans	24,888	10,286
	404,123	378,490
Net deferred loan origination costs and unamortized premiums	504	700
Total first mortgage loans	404,627	379,190
Other loans
Commercial non-real estate	48,471	30,543
Home equity and second mortgage	37,479	29,522
Commercial leases	186	857
Other	2,836	4,384
	88,972	65,306
Unamortized premiums	1	6
Total other loans	88,973	65,312
Less allowance for loan losses	(2,641)	(2,307)
Total loans receivable	$490,959	$442,195

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2005	2004	2003
	(in thousands)
Balance at beginning of year	$2,307	$2,111	$2,047
Provision charged to income	540	600	330
Charge-offs, net	(206)	(404)	(266)
Balance at end of year	$2,641	$2,307	$2,111

Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, totaled approximately $1.6 million and $960,000 at December 31, 2005 and 2004, respectively. The Company has reviewed these loans and has determined there was no impairment at December 31, 2005 and 2004.

The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2005 and 2004. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $70,000 and $82,000 at December 31, 2005 and 2004, respectively. For the year ended December 31, 2005, principal repayments of approximately $12,000 were received. No new loans to related parties were issued during the year.

NOTE E—LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

	December 31,
	2005	2004
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$1,182	$1,619
FNMA	9,696	653
Other investors	6,173	6,997
	$17,051	$9,269

Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $168,000 and $198,000 at December 31, 2005 and 2004, respectively. The net servicing revenue on mortgage loans serviced for others is immaterial for all periods presented. Mortgage servicing rights are reported as a component of other assets and were not material at December 31, 2005 and 2004.

NOTE F—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	Estimated	December 31,
	useful lives	2005	2004
		(in thousands)
Buildings	30 years	$6,472	$6,063
Leasehold improvements	5 years	1,429	1,429
Furniture, fixtures and equipment	3-7 years	10,178	9,398
		18,079	16,890
Less accumulated depreciation		13,482	12,619
		4,597	4,271
Land		1,692	1,692
		$6,289	$5,963

NOTE G—DEPOSITS

Deposits are summarized as follows:

	December 31,
Deposit type	2005	2004
	(in thousands)
Demand	$37,138	$32,636
NOW	52,319	54,887
Money Market	79,666	42,496
Passbook savings	151,725	182,945
Total demand, transaction and passbook deposits	320,848	312,964
Certificates of deposit	149,673	146,939
	$470,521	$459,903

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $31.3 million and $26.6 million at December 31, 2005 and 2004, respectively. The Bank had no broker-originated certificates of deposit at December 31, 2005 and 2004.

At December 31, 2005, scheduled maturities of certificates of deposit are as follows:

Year ending December 31,
2006	2007	2008	2009	2010	Thereafter	Total
(in thousands)
$92,402	$34,239	$7,009	$7,643	$7,766	$614	$149,673

Related party deposits are on substantially the same terms as for comparable transactions with unrelated persons. The aggregate dollar amount of these deposits was approximately $2.0 million and $1.4 million at December 31, 2005 and 2004, respectively.

NOTE H—ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank consist of the following:

	December 31,
	2005		2004
Principal payments due during	Amount	Weighted average rate	Amount	Weighted average rate
	(in thousands)		(in thousands)
2005	$—	—%	23,448	2.90%
2006	32,672	3.81	15,237	3.32
2007	22,050	3.73	15,750	3.32
2008	17,638	3.40	16,280	3.32
2009	34,566	3.84	28,147	3.60
2010	8,539	4.25	2,058	3.89
Thereafter	5,795	4.20	1,827	3.94
	$121,260	3.79%	$102,747	3.32%

The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. At December 31, 2005 principal payments due during 2006 included $16.2 million at a daily variable interest rate of 4.23%, pursuant to a line of credit agreement with the Federal Home Loan Bank. Unused lines of credit at the Federal Home Loan Bank were $13.8 million at December 31, 2005. The remaining long-term advances from the Federal Home Loan Bank are fixed rate.

NOTE I—BENEFIT PLANS

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Contributions to the 401(k) plan totaled $61,000, $65,000, and $58,000 in 2005, 2004 and 2003, respectively.

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

The following tables set forth the projected benefit obligation, funded status of the defined benefit pension plan and the amounts reflected in the consolidated statements of financial position, and fair value of assets of the plan.

	December 31,
	2005	2004
	(in thousands)
Reconciliation of Projected Benefit Obligation
Benefit obligation at beginning of year	$3,382	$3,028
Service cost	314	230
Interest cost	211	190
Plan amendments	—	—
Actuarial loss	122	304
Benefits paid	(408)	(370)
Benefits obligation at end of year	$3,621	$3,382

Reconciliation of Fair Value of Assets
Fair value of plan assets at beginning of year	$2,490	$2,768
Actual return on plan assets	77	62
Employer contribution	1,015	30
Benefits paid	(408)	(370)
Fair value of plan assets at end of year	$3,174	$2,490

Reconciliation of Funded Status
Funded status	$(447)	$(892)
Unrecognized transition obligation	—	—
Unrecognized net actuarial loss	1,162	954
Unrecognized prior service cost	156	219
Prepaid benefit cost at end of year	$871	$281

The accumulated benefit obligation at December 31, 2005 and 2004 was $3,079,000 and $2,816,000 respectively.

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, Plan assets. The expected employer contribution for 2006 is $1.0 million.

	2005	2004
Weighted-average assumptions used to determine benefit obligations, end of year
Discount rate	5.75%	6.00%
Rate of compensation increase	4.00	4.00

	2005	2004	2003
Components of net periodic benefit cost
Service cost	$314	$230	$191
Interest cost	211	190	185
Expected return on plan assets	(205)	(210)	(217)
Amortization of prior service cost	63	63	63
Amortization of transition obligation (asset)	—	4	4
Recognized net actuarial (gain) loss	42	24	13
Net periodic benefit cost	$425	$301	$239

	2005	2004	2003
Weighted-average assumptions used to determine net benefit costs as of December 31
Discount rate	6.00%	6.25%	6.75%
Expected return on plan assets	8.00	8.00	8.00
Rate of compensation increase	4.00	4.00	4.00

The expected rate of return was determined by applying the average rates of return over the past ten years on the assets which the Plan is currently invested.

Estimated future benefits payments are as follows:

(in thousands)
2006	$324
2007	49
2008	65
2009	89
2001	88
2011-2015	689

The Plan’s weighted-average asset allocations by asset category is as follows:

	Percentage of Plan Assets at Year End
	2005	2004
Asset Category
Equity securities	64%	57%
Debt securities	27	26
Other	9	17
Total	100%	100%

Trustees of the Plan are responsible for defining and implementing the investment objectives and policies for the Plan’s assets. Assets are invested in accordance with sound investment practices that emphasize long-term investment fundamentals that closely match the demographics of the plan’s participants. The Plan’s goal is to earn long-term returns that match or exceed the benefit obligations of the Plan through a well-diversified portfolio structure. The Plan’s return objectives and risk parameters are managed through a diversified mix of assets. The asset mix and investment strategy are reviewed on a quarterly basis and rebalanced when necessary. The asset allocation for the Plan is targeted at 60% equity securities and 40% debt securities.

The Company also maintains the following benefit plans:

1.   Employee Stock Ownership Plan

The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. The Company makes discretionary contributions to the ESOP in order to service the ESOP’s debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to qualifying employees based on the proportion of debt service paid in the year. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense was $387,000, $431,000 and $523,000 in 2005, 2004 and 2003, respectively.

	2005	2004
Allocated shares	165,000	158,300
Unreleased shares	184,000	200,700

Total ESOP shares	349,000	359,000

Fair value of unreleased shares (in thousands)	$5,235	$6,422

2.   Stock Compensation Plans

A summary of the status of the Company’s fixed stock option plans as of December 31, 2005, and changes for each of the years in the three-year period then ended is as follows:

	2005		2004		2003
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share	Number of Shares	Weighted Average Exercise price per Share
Outstanding at beginning of year	283,072	$19.09	585,714	$15.40	658,973	$14.11
Options granted	160,500	28.46	—	—	40,248	32.42
Options exercised	(49,975)	16.01	(294,925)	11.56	(92,902)	12.34
Options forfeited	(8,749)	28.40	(7,717)	26.75	(20,605)	21.09
Outstanding at end of year	384,848	$23.18	283,072	$19.09	585,714	$15.40

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2005	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable at December 31, 2005	Weighted average exercise price
$13.25-19.88	154,743	1.58 years	$15.81	154,743	$15.81
$19.89-29.84	205,284	5.50 years	27.41	31,455	23.40
$29.85-34.14	24,821	7.97 years	34.14	9.928	34.14
	384,848	4.08 years	$23.18	196,126	$17.96

The Company granted 39,000 shares of stock in December 2005 which will vest over a three-year period. As a result, the Company recognized $15,000 of compensation expense based on the market value of the stock on the date of the grant and the vesting period. There were no stock grants in 2004 and 2003.

NOTE J—INCOME TAXES

The components of income tax expense (benefit) are summarized as follows:

	Year ended December 31,
	2005	2004	2003
	(in thousands)
Federal
Current	$1,753	$508	$(4,364)
Charge in lieu of income tax relating to stock compensation	144	1,616	379
Deferred	403	343	596
	2,300	2,467	(3,389)

State and local—current	—	—	5
Income tax provision	$2,300	$2,467	$(3,384)

The Company’s effective income tax rate was different than the statutory federal income tax rate as follows:

	Year ended December 31,
	2005	2004	2003
Statutory federal income tax (benefit)	34.0%	34.0%	(34.0)%
Increase (decrease) resulting from
Tax-exempt income	(5.7)	(3.7)	(2.6)
State tax, net of federal benefit	(0.0)	(0.0)	(0.0)
Other	(1.1)	(3.0)	(0.1)
	27.2%	27.3%	(36.7)%

Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 2005 and 2004, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2005 and 2004. The Company’s net deferred tax asset at December 31, 2005 and 2004, was composed of the following:

	December 31,
	2005	2004
	(in thousands)
Deferred tax assets
Deferred compensation	$208	$277
Allowance for loan losses, net	885	784
Unrealized loss on securities available for sale	869	158
Minimum pension liability adjustment	—	37
Other	51	9
	2,013	1,265
Deferred tax liabilities
Accrued pension expense	504	399
Prepaid expenses	43	51
Deferred loan costs	472	391
Amortization of goodwill	263	93
Other	419	290
	1,701	1,224
Net deferred tax asset	$312	$41

Prior to 2004 the Company filed its income tax returns on the basis of a fiscal tax year ending June 30. Effective July 1, 2005, the Company changed the tax year end to coincide with the fiscal reporting period end of December 31.

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

NOTE K—REGULATORY MATTERS

The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory—and possible additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets at December 31, 2005. The risk-based capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) adjusted for the general  valuation allowances equal to 8% of  total assets classified in one of four risk-weighted categories at December 31, 2005.

As of December 31, 2005, management believes that the Bank met all capital adequacy requirements to which it was subject.

	Regulatory capital December 31, 2005
	Tangible		Core		Risk-based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$57,421	8.69%	$57,421	8.69%	$57,421	14.90%
Unrealized loss on certain available-for-sale securities	1,689	0.25	1,689	0.25	1,689	0.44
Goodwill and other intangible assets	(3,774)	(0.57)	(3,774)	(0.57)	(3,774)	(0.98)
Additional capital items
General valuation allowances—limited	—	—	—	—	2,641	0.68
Regulatory capital computed	55,336	8.37	55,336	8.37	57,977	15.04
Minimum capital requirement	9,913	1.50	26,434	4.00	30,834	8.00
Regulatory capital—excess	$45,423	6.87%	$28,902	4.37%	$27,143	7.04%

	Regulatory capital December 31, 2004
	Tangible		Core		Risk-based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$55,143	8.81%	$55,143	8.81%	$55,143	16.30%
Unrealized loss on certain available-for-sale securities	307	0.04	307	0.04	307	0.09
Goodwill and other intangible assets	(4,537)	(0.72)	(4,537)	(0.72)	(4,537)	(1.34)
Additional capital items
General valuation allowances—limited	—	—	—	—	2,104	0.62
Regulatory capital computed	50,913	8.13	50,913	8.13	53,017	15.67
Minimum capital requirement	9,390	1.50	25,041	4.00	27,060	8.00
Regulatory capital—excess	$41,523	6.63%	$25,872	4.13%	$25,957	7.67%

At December 31, 2005, the Bank met all regulatory requirements for classification as a “well-capitalized” institution. A “well-capitalized” institution must have risk-based capital of 10% and core capital of 5%. The Bank’s capital exceeded the minimum required amounts for classification as a “well-capitalized” institution. There are no conditions or events that have occurred that management believes have changed the Bank’s classification as a “well-capitalized” institution.

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

NOTE L—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows:

	December 31,
	2005	2004
	(in thousands)
Commitments to extend credit	$69,822	$73,330
Standby letters of credit	2,220	1,201
Loans sold with recourse	74	109
	$72,116	$74,640

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held generally includes residential and or commercial real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE M—COMMITMENTS AND CONTINGENCIES

The Bank had optional commitments of $1,085,000 and $1,069,000 to sell mortgage loans to investors at December 31, 2005 and 2004 respectively.

The Bank leases branch facilities and office space for periods ranging up to ten years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $420,000, $359,000, and $304,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more are as follows:

Year ending December 31,	(in thousands)
2006	$401
2007	344
2008	255
2009	179
2010	100
Thereafter	445
$1,724

The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. Upon a change in control, the Company shall make a lump-sum payment or continue to pay the key executives’ salaries per the agreements, and reimburse the executive for certain benefits for one year. The maximum contingent liability under the agreements at December 31, 2005 was approximately $1,691,000.

From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE N—SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

The Bank is principally engaged in originating and investing in one-to-four family residential real estate and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans that have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing underlying collateral values. However, management believes that residential and commercial real estate values are presently stable in its primary lending area and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

NOTE O—FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity or available for sale and to not engage in trading or significant sales activities. Therefore, the Company and the Bank use significant estimations and present value calculations to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. In addition, there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values and recorded carrying amounts are as follows:

Fair value of loans and deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts.

Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

	December 31,
	2005		2004
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Cash and cash equivalents	$3,821	$3,821	$7,900	$7,900
Investment securities	35,108	35,091	24,813	24,652
Mortgage-backed securities	93,896	93,688	119,156	118,510

The fair value of financial instruments with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar assets and liabilities.

	December 31,
	2005		2004
	Fair value	Carrying value	Fair Value	Carrying value
	(in thousands)
Assets
Certificates of deposit	$40	$40	$38	$38
Liabilities
Deposits with stated maturities	147,561	149,673	145,933	146,939
Borrowings with stated maturities	118,352	121,260	101,504	102,747

The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

	December 31,
	2005		2004
	Fair value	Carrying Value	Fair value	Carrying value
	(in thousands)
Deposits with no stated maturities	$320,848	$320,848	$312,964	$312,964

The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk and credit loss factors.

	December 31,
	2005		2004
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Net loans	$486,214	$490,959	$445,457	$442,195

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are immaterial.

The Bank’s remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank’s deposits is required by SFAS No. 107.

NOTE P—SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	Year ended December 31,
	2005	2004	2003
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees	$363	$331	$358
Late charge income	83	90	100
Deposit service charges	1,061	1,092	923
Bank-owned life insurance value increase	501	525	553
Other income	562	562	438
	$2,570	$2,600	$2,372
Other operating expense
Insurance and surety bond	$193	$190	$180
Office supplies	221	220	234
Loan expense	337	444	491
MAC expense	328	315	307
Postage	272	237	299
Telephone	306	273	283
Supervisory examination fees	138	130	147
Other expenses	698	738	906
	$2,493	$2,547	$2,847

The following tables set forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data):

	Year ended December 31, 2005
	Income (numerator)	Weighted average shares (denominator)	Per share Amount
Basic earnings per share
Income available to common stockholders	$6,153	2,736,945	$2.25
Effect of dilutive securities
Stock compensation plans	—	61,226	(0.05)

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$6,153	2,798,171	$2.20

There were options to purchase 170,321 shares of common stock at a range of $28.48 to $34.14 per share which were outstanding during 2005 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

	Year ended December 31, 2004
	Income (numerator)	Weighted average shares (denominator)	Per share Amount
Basic earnings per share
Income available to common stockholders	$6,567	2,686,732	$2.44
Effect of dilutive securities
Stock compensation plans	—	126,173	(0.11)

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$6,567	2,812,905	$2.33

There were options to purchase 30,029 shares of common stock at a price of $34.14 per share which were outstanding during 2004 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

	Year ended December 31, 2003
	Income (numerator)	Weighted average shares (denominator)	Per share amount
Basic earnings (loss) per share
Loss available to common stockholders	$(5,834)	2,541,677	$(2.30)
Effect of dilutive securities
Stock compensation plans	—	—	—
Diluted earnings (loss) per share
Income available to common stockholders plus effect of dilutive securities	$(5,834)	2,541,677	$(2.30)

Due to the net loss in 2003, the effect of stock options on diluted loss per share was not included due to the anti-dilutive impact of such items on the calculation.

NOTE R—SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE (UNAUDITED)

	Three months ended
	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	March 31, 2005
	(in thousands, except per share data)
Total interest income	$8,927	$8,570	$8,371	$8,097
Total interest expense	3,281	2,987	2,797	2,467
Net interest income	5,646	5,583	5,574	5,630
Provision for possible loan losses	90	150	150	150
Net interest income after provision	5,556	5,433	5,424	5,480
Other income	647	742	677	662
Other expenses	4,010	4,084	3,943	4,131
Income before income taxes	2,193	2,091	2,158	2,011
Income taxes	666	546	553	535
Net income	$1,527	$1,545	$1,605	$1,476
Earnings per share—basic	$0.56	$0.57	$0.59	$0.54
Earnings per share—assuming dilution	$0.55	$0.55	$0.57	$0.52

	Three months ended
	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004
	(in thousands, except per share data)
Total interest income	$7,848	$7,868	$7,775	$7,730
Total interest expense	2,349	2,214	2,151	2,152
Net interest income	5,499	5,654	5,624	5,578
Provision for possible loan losses	150	150	150	150
Net interest income after provision	5,349	5,504	5,474	5,428
Other income	623	595	681	709
Other expenses	3,800	3,743	3,869	3,917
Income before income taxes	2,172	2,356	2,286	2,220
Income tax expense	584	642	630	611
Net income	$1,588	$1,714	$1,656	$1,609
Earnings per share—basic	$0.58	$0.64	$0.62	$0.61
Earnings per share—assuming dilution	$0.56	$0.61	$0.58	$0.57

NOTE S—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEET

	December 31,
	2005	2004
	(in thousands)
ASSETS
Cash	$3,452	$4,630
Certificates of deposit—other institutions	40	38
Investment in Third Federal	55,611	53,054
Investment in TF Investments	2,392	2,347
Investment in Penns Trail Development	991	1,001
Other assets	240	121
Total assets	$62,726	$61,191

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total liabilities	$78	$36
Stockholders’ equity	62,648	61,155
Total liabilities and stockholders’ equity	$62,726	$61,191

STATEMENT OF OPERATIONS

	Year ended December 31,
	2005	2004	2003
	(in thousands)
INCOME
Equity in earnings (loss) of subsidiaries	$6,510	$6,906	$(5,556)
Interest and dividend income	72	74	99
Total income (loss)	6,582	6,980	(5,457)

EXPENSES
Other	429	413	377
Total expenses	429	413	377
NET INCOME (LOSS)	$6,153	$6,567	$(5,834)

STATEMENT OF CASH FLOWS

	Year ended December 31,
	2005	2004	2003
	(in thousands)
Cash flows from operating activities
Net income (loss)	$6,153	$6,567	$(5,834)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Equity in (earnings) loss of subsidiaries	(6,510)	(6,906)	5,556
Net change in assets and liabilities	(74)	357	(147)
Net cash provided by (used in) operating activities	(431)	18	(425)

Cash flows from investing activities
Capital distribution from subsidiaries	3,255	2,622	—
(Purchase) and maturities of certificates of deposit in other financial institutions, net	(2)	117	65
Net cash provided by investing activities	3,253	2,739	65
Cash flows from financing activities
Cash dividends paid to stockholders	(1,971)	(1,765)	(1,518)
Treasury stock acquired	(2,830)	(4,725)	—
Exercise of stock options	801	3,410	1,148
Net cash used in financing activities	(4,000)	(3,080)	(370)
NET DECREASE IN CASH	(1,178)	(323)	(730)

Cash at beginning of year	4,630	4,953	5,683
Cash at end of year	$3,452	$4,630	$4,953

Supplemental disclosure of cash flow information Cash paid during the year for income taxes	$—	$—	$—

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

TF Financial Corporation

Board of Directors

Robert N. Dusek
Chairman of the Board

Carl F. Gregory

Dennis L. McCartney

George A. Olsen

John R. Stranford

Albert M. Tantala

Executive Officers

Kent C. Lufkin
President and Chief Executive Officer

Dennis R. Stewart
Executive Vice President and Chief Financial Officer

Lorraine A. Wolf
Corporate Secretary