Form 10-K, Exhibit 13
period 2007-12-31
TF FINANCIAL CORP
filed 2008-03-26
CIK 921051

QuickLinks -- Click here to rapidly navigate through this document

CORPORATE PROFILE AND RELATED INFORMATION

        TF Financial Corporation (the "Company") is the parent company of Third Federal Bank and its subsidiaries Third Delaware Corporation and Teragon Financial Corporation (collectively, "Third Federal" or the "Bank"), TF Investments Corporation, and Penns Trail Development Corporation. At December 31, 2007, total assets were approximately $701.7 million. The Company was formed as a Delaware corporation in March 1994 at the direction of the Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 2007, total stockholders' equity was approximately $67.8 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments. Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community-oriented institution offering a variety of financial services to meet the needs of the communities that it serves. As of December 31, 2007, Third Federal operated branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. Third Federal attracts deposits (approximately $472.4 million at December 31, 2007) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (approximately $153.2 million at December 31, 2007) and other funds, to originate loans secured by first mortgages and junior liens on owner-occupied, one-to-four family residences, and to originate loans secured by commercial real estate, including construction loans.

Stock Market Information

        Since its issuance in July 1994, the Company's common stock has been traded on the Nasdaq Global Market. The daily stock quotation for the Company is listed on the Nasdaq Global Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD." The number of shareholders of record of common stock as of March 3, 2008, was approximately 457. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

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

Stock Price and Dividend History

	Quoted market price
Quarter ended			Dividend paid per share
	High	Low
December 31, 2007	$28.75	$24.64	$0.20
September 30, 2007	$30.25	$25.82	$0.20
June 30, 2007	$31.00	$29.50	$0.20
March 31, 2007	$30.81	$29.50	$0.20
December 31, 2006	$32.00	$30.25	$0.19
September 30, 2006	$33.00	$27.00	$0.19
June 30, 2006	$30.86	$28.40	$0.19
March 31, 2006	$30.99	$27.90	$0.19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        General.    The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and is intended to assist in understanding and evaluating the major changes in the financial position and results of operations of the Company with a primary focus on an analysis of operating results.

        The Company may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

        These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Company's control). The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for the Company's products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes, acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

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

        Management believes that the most critical accounting policy requiring the use of a significant amount of accounting estimates and judgment is the determination of the allowance for loan losses. Allowances are established based on pools of similar loans, delinquencies, loss experience, economic conditions generally and as they may affect individual borrowers, and other factors. Individual loans are evaluated based on cash flows or value of the underlying collateral, or both. All of these evaluation factors are subject to a high degree of uncertainty. If the financial condition and collateral values of a significant amount of debtors should deteriorate more than the Company has estimated, present allowances for loan losses may be insufficient and additional provisions for loan losses may be required. In addition, a single loan may result in the loss of a substantial amount and may significantly reduce the allowance. The allowance for loan losses was $2,842,000 at December 31, 2007.

Financial Condition and Changes in Financial Condition

        Assets.    The Company's total assets at December 31, 2007 were $701.7 million, an increase of $49.1 million during the year. This increase in total assets was mainly the combined result of the net change in various asset and liability categories discussed below.

        The Company's loans receivable held for investment at December 31, 2007 were $517.0 million, a $33.5 million or 6.9% increase since December 31, 2006. During 2007, there were originations of $121.3 million in predominately commercial real estate loans and single-family residential first and second mortgage loans. Offsetting these originations were $85.9 million of principal payments of existing loans in the loans receivable portfolio and the sale of $2.0 million of commercial loan participations. Mortgage loans available for sale at December 31, 2007 were $1.0 million, an increase of $0.1 million during the year which is the result of loan originations of $17.8 million and related sale proceeds of $17.7 million.

        Mortgage-backed securities available for sale increased by $23.8 million during 2007 due to purchases of $33.4 million and an increase of $1.5 million in the fair value of the securities. Offsetting this increase was the repayment of $11.1 million of the underlying mortgages comprising such securities. Mortgage-backed securities held to maturity decreased by $1.5 million during 2007 due to principal repayment of the underlying mortgages in the securities.

        Investment securities available for sale decreased by $2.2 million during the year due to maturities of agency and corporate notes totaling $6.5 million and the amortization of net premiums of $0.1 million. The remaining net change was attributable to purchases of $4.1 million and increases of $0.3 million to the fair value of these investment securities.

        The Company's cash and cash equivalents were $5.7 million at December 31, 2007. It is the Company's current intent to keep cash and cash equivalents at a minimal level and use its line of credit at the FHLB to fund its day-to-day cash needs.

        Liabilities.    Advances from the FHLB increased by $51.5 million, a result of new long term advances of $64.2 million and a $12.4 million increase of short-term borrowings, less scheduled amortization payments of $25.1 million. It is the current intent of the Company to fund a portion of its interest-bearing assets, not funded by deposits, with longer term advances from the FHLB, and fund its day-to-day cash needs and shorter term interest-bearing assets not otherwise funded with deposits using draws on its line of credit with the FHLB. The Bank's line of credit at the FHLB was $30 million of which $12.4 million was drawn at December 31, 2007.

        Deposit balances decreased by $5.7 million during 2007. Money market accounts increased $16.4 million while non-interest checking, interest-bearing checking, and savings decreased a combined $6.8 million during the period. Retail certificates of deposit decreased $3.6 million during the year and, when combined with maturities of broker originated certificates of deposit that totaled $11.7 million, there was an overall decrease of $15.3 million in the certificate of deposit balances during 2007.

        Stockholders' equity.    Total consolidated stockholders' equity increased by $2.2 million to $67.8 million at December 31, 2007. The increase is largely the result of $4.8 million in net income less $2.2 million in cash dividends paid to the Company's common stockholders. Accumulated other comprehensive loss decreased by $1.1 million as a result of a $1.2 million unrealized gain due to the fair value adjustment on available for sale securities offset by a $0.1 million adjustment related to the pension plan. In addition there was a $1.8 million increase in stockholders' equity attributable to the exercise of stock options for 110,035 shares. The Company also purchased 166,375 shares of common stock, held in treasury, reducing stockholders' equity by $4.7 million. Finally, there was a $0.3 million increase due to the allocation of 11,912 shares to participants in the Company's employee stock ownership plan, and an increase of $1.1 million attributable to stock grants and stock options.

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

	2007			2006
	Average balance	Interest	Average yld/cost	Average balance	Interest	Average yld/cost
ASSETS
Interest-earning assets:
Loans receivable(1)	$501,112	$32,272	6.46%	$502,048	$32,342	6.44%
Mortgage-backed securities	86,816	4,086	4.72%	81,750	3,722	4.55%
Investment securities(2)	38,666	2,141	5.55%	41,984	2,295	5.47%
Other interest-earning assets(3)	2,180	105	4.83%	1,653	94	5.69%

Total interest-earning assets	628,774	38,604	6.16%	627,435	38,453	6.13%

Non interest-earning assets	35,937			35,050

Total assets	$664,711			$662,485

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits	477,299	13,687	2.88%	468,933	10,923	2.33%
Advances from the FHLB	112,277	4,668	4.17%	122,671	4,938	4.03%

Total interest-bearing liabilities	589,576	18,355	3.12%	591,604	15,861	2.68%

Non interest-bearing liabilities	8,189			7,332

Total liabilities	597,765			598,936
Stockholders' equity	66,946			63,549

Total liabilities and stockholders' equity	$664,711			$662,485

Net interest income		$20,249			$22,592

Interest rate spread(4)			3.04%			3.45%
Net yield on interest-earning assets(5)			3.23%			3.60%
Ratio of average interest-earning assets to average interest-bearing liabilities			107%			106%

(1)
Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

(2)
Tax equivalent adjustments to interest on investment securities were $476,000 and $434,000 for the years ended December 31, 2007 and 2006 respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34%.

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

	2007 vs 2006 Increase (decrease) due to
	Volume	Rate	Net
Interest income:
Loans receivable, net	$(99)	$29	$(70)
Mortgage-backed securities	229	135	364
Investment securities(1)	(189)	35	(154)
Other interest-earning assets	27	(16)	11

Total interest-earning assets	(32)	183	151

Interest expense:
Deposits	195	2,569	2,764
Advances from the FHLB	(438)	168	(270)

Total interest-bearing liabilities	(243)	2,737	2,494

Net change in net interest income	$211	$(2,554)	$(2,343)

    (1)
    Tax equivalent adjustments to interest on investment securities were $476,000 and $434,000 for the years ended December 31, 2007 and 2006 respectively. Tax equivalent interest income is based upon a marginal effective rate of 34%.

Comparison of Years Ended December 31, 2007 and December 31, 2006

        Net Income.    Net income was $4.8 million for the year ended December 31, 2007 compared with net income of $5.5 million for the year ended December 31, 2006. The decrease in pre-tax net income of $1.0 million when comparing the year 2007 with 2006 is largely attributable to a $2.5 million increase in interest expense offset by a $0.9 million increase in non-interest income and a $0.3 million decrease in non-interest expense during the year.

        Total Interest Income.    For the year ended December 31, 2007, total interest income, on a taxable equivalent basis, increased by $151,000 to $38.6 million. Net loans outstanding increased by $33.5 million due to the Company's highly successful new loan production efforts in 2007. As a result, the Company was able to bring the 2007 average loan balances in the portfolio to comparable average loan balance levels of 2006, a year in which $16.3 million of previously purchased portfolio loans were sold. Additionally, loan yields increased by 2 basis points to 6.46% despite of a 100 basis point decrease in the prime rate during the year. At December 31, 2007, the Company had $79.7 million in floating rate, prime based construction, home equity and other loans. Interest income from mortgage-backed securities increased as a result of purchases of $33.0 million that had yields higher than those securities in the portfolio prior to the purchase.

        Total Interest Expense.    Total interest expense increased to $18.4 million from $15.9 million for the year ended December 31, 2007 compared to 2006. During 2007, largely due to competitive pressure, the Company's deposit composition shifted away from low cost savings and passbook accounts toward higher cost money market accounts and other products. Additionally, interest rates on certificates of deposit remained high despite continuously lower U.S. Treasury interest rates throughout the year. Accordingly, the average interest rate paid on deposits rose by 55 basis points during 2007 compared with 2006, and produced a $2.8 million increase in the interest expense of deposits. Interest on advances from the Federal Home Loan Bank decreased by $0.3 million during 2007 versus 2006 as a result of a $10.4 million decrease in the average balance of advances, although total FHLB advances increased by $51.5 million between the periods. The increases in advances during 2007 occurred late in the third and fourth quarter of 2007 largely because of the need to borrow from the FHLB in order to fund the Company's lending activities from sources other than deposit growth.

        Allowance for Loan Losses.    The allowance for loan losses was approximately $2.8 million at December 31, 2007 and $2.9 million at December 31, 2006. The provision for loan losses was $0 during 2007 compared with $150,000 during 2006. Net loan charge-offs were $23,000 during 2007 compared to net recoveries of $74,000 during 2006. While management maintains the allowance for losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

        Non-Interest Income.    Total non-interest income was $3.7 million during 2007 compared with $2.8 million for the same period in 2006. The increase is mainly attributable to a $777,000 settlement award related to a lease fraud which occurred prior to 2003. The increase in the value of the bank-owned life insurance of $104,000 during 2007 versus 2006 is due to the additional $2.0 million purchase during November of 2006. Additionally, loss on sale of mortgage- backed securities in the second quarter of 2006 totaled $51,000 while there was no such loss in 2007.

        Non-Interest Expense.    Total non-interest expense decreased by $266,000 to $16.9 million during 2007 compared to 2006. Employee compensation and benefits decreased $246,000 largely due to a $221,000 reduction in management incentive compensation and bonus expense. Also, expenses associated with the Company's retirement plans decreased $128,000 during the period as a result of Company contributions to the defined benefit plan made early in 2007 which reduced the pension expense. Costs related to the employee stock ownership plan also decreased because the cost per share and the number of shares allocated declined. During 2007, the Bank significantly curtailed marketing-related expenditures in an effort to reduce non-interest related expenses. This resulted in a decrease in marketing expenses of $81,000 in 2007 in contrast to 2006. Additionally, core deposit intangible amortization expense of $83,000 is included in other non-interest in 2006; however, the asset was fully amortized in 2006 and there was no such charge during 2007. Offsetting total decreases was a $306,000 expense related to the bankruptcy of one of the Company's loan servicing agents. On February 2, 2007, the Company's became aware that one of its loan servicers which was servicing 43 loans for the Company totaling $15.4 million had filed for protection and reorganization under Chapter 11 of the United States Bankruptcy Code on December 20, 2006. On March 2, 2007 the bankruptcy filing was converted to a Chapter 7 liquidation and the Company shortly thereafter obtained the servicing and began to directly service the loans.

        Income Tax Expense.    The Company's effective tax rate was 26.7% during 2007 compared to 27.9% during 2006. These effective tax rates are lower than the Company's marginal tax rate of 34% largely due to the tax-exempt income associated with the Company's investments in tax-exempt municipal bonds and bank-owned life insurance.

Liquidity and Capital Resources

        Liquidity.    The Company's liquidity is a measure of its ability to fund loans, pay withdrawals of deposits and other cash outflows, and pay dividends in an efficient, cost-effective manner. The Company's primary sources of funds are cash on hand and dividends from its wholly-owned Bank. The Bank's primary sources of funds are deposits, borrowings, and scheduled amortization and prepayment of loan and mortgage-backed security principal.

        The Bank endeavors to fund its operations internally but has, when deemed prudent, borrowed funds from the Federal Home Loan Bank. As of December 31, 2007, such borrowed funds totaled $153.2 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2008 is $28.9 million. At December 31, 2007 the Bank had a $30 million line of credit,

$17.6 million of which was unused, and up to approximately $241.6 million of additional collateral-based borrowing capacity at the Federal Home Loan Bank.

        The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2008, is approximately $141.1 million. To the extent that these deposits do not remain at the Bank upon maturity, the Bank believes that it can replace these funds with other deposits, excess liquidity, and advances from the FHLB or other borrowings. It has been the Bank's experience that substantial portions of such maturing deposits remain at the Bank.

        At December 31, 2007, the Bank had outstanding commitments to originate loans or fund unused lines of credit of $70.7 million. The loan commitments will be funded during the twelve months ending December 31, 2008. The unused lines of credit can be funded at any time. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 2007, the Bank had $2.3 million commitments to sell loans.

        The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $435,000 during the year ending December 31, 2008.

        Capital Resources.    Under current regulations, the Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 2007, the Bank met its three regulatory capital requirements.

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

Impact of Inflation and Changing Prices

        The consolidated financial statements and related data have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation. Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

Quantitative and Qualitative Disclosures About Market Risk

  Interest Rate Risk Management

        The Bank has established an Asset/Liability Management Committee (ALCO) for the purpose of monitoring and managing market risk, which is defined as the risk of loss of net interest income or economic value arising from changes in market interest rates and prices.

        The type of market risk which most affects the Company's financial instruments is interest rate risk, which is best quantified by simulating the hypothetical change in the economic value of the Bank that would occur under specific changes in interest rates. Substantially all of the Bank's interest-bearing assets and liabilities are exposed to interest rate risk. Change in economic value is measured using reports generated by the Office of Thrift Supervision ("OTS"), using input from the Bank, wherein the current net portfolio value of the Bank's interest-sensitive assets and liabilities is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. The Bank's exposure to interest rate risk results from, among other things, the difference in maturities in interest-

earning assets and interest-bearing liabilities. Since the Bank's assets currently have a longer maturity than its liabilities, the Bank's earnings could be negatively impacted during a period of rising interest rates. Alternatively, in periods of falling interest rates the Bank's mortgage loans will repay at an increasing rate and cause the Bank to reinvest these cash flows in periods of low interest rates, also negatively affecting the Bank's earnings. The relationship between the interest rate sensitivity of the Bank's assets and liabilities is continually monitored by management and ALCO.

        Fundamentally, the Bank prices and originates loans, and prices and originates its deposits including CD's at market interest rates. Volumes of such loans and deposits at various maturity and repricing horizons will vary according to customer preferences as influenced by the term structure of market interest rates. The Bank utilizes its investment and mortgage-backed security portfolios available for sale to generate additional interest income, to manage its liquidity, and to manage its interest rate risk. These securities are readily marketable and provide the Bank with a cash flow stream to fund asset growth or liability maturities. In addition, if management determines that it is advisable to do so, the Bank can lengthen or shorten the average maturity of all interest-bearing assets through the selection of fixed rate or variable rate securities, respectively.

        The Bank utilizes advances from the FHLB in managing its interest rate risk and as a tool to augment deposits in funding asset growth. The Bank typically utilizes these funding sources to better match its fixed rate interest-bearing assets with longer maturities or repricing characteristics.

        The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2007, the Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by banks to manage interest rate risk.

        The Company's bank subsidiary is a savings bank regulated by the OTS and has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. As part of its interest rate risk management, the Bank uses the Interest Rate Risk Exposure Report, which is generated quarterly by the OTS. This report forecasts the interest rate sensitivity of net portfolio value ("NPV") under alternative interest rate environments. The NPV is defined as the net present value of the Bank's existing assets, liabilities and off-balance sheet instruments. The calculated estimates of change in NPV at December 31, 2007 are as follows:

Change in Interest Rates	NPV Amount	% Change	Policy Limitation
	(In Thousands)
+300 Basis Points	$62,031	-30%	-50%
+200 Basis Points	$71,370	-19%	-35%
+100 Basis Points	$80,983	-8%	-25%
+50 Basis Points	$84,724	-4%	-15%
Flat Rates	$88,033	0%	0%
-50 Basis Points	$89,434	+2%	-10%
-100 Basis Points	$90,846	+3%	-20%
-200 Basis Points	$90,230	+2%	-30%

        Management believes that the assumptions utilized by OTS in evaluating the vulnerability of the Company's net portfolio value to changes in interest rates are reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities as well as the estimated effect of changes in interest rates on NPV could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based. At December 31, 2007, the Bank's interest rate risk using the OTS methodologies was determined to be "minimal".

Recent Accounting Pronouncements

        See Note B in the Consolidated Financial Statements for a discussion on this topic.

FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TF FINANCIAL CORPORATION AND SUBSIDIARIES

December 31, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Shareholders of TF Financial Corporation

        We have audited the accompanying consolidated balance sheets of TF Financial Corporation (a Delaware Corporation) and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their consolidated cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note A to the consolidated financial statements, the Company has adopted Financial Accounting Standards Board Statement (FASB) No. 123(R), Share-Based Payment and FASB No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, and amendment of FASB Statements No. 87, 88, 106 and 132(R) in 2006.

Philadelphia, Pennsylvania
March 21, 2008

TF Financial Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2006
	(in thousands)
ASSETS
Cash and cash equivalents	$5,680	$12,364
Certificates of deposit in other financial institutions	—	40
Investment securities available for sale—at fair value	32,363	34,524
Investment securities held to maturity (fair value of $246 and $681 as of December 31, 2007 and 2006, respectively)	244	677
Mortgage-backed securities available for sale—at fair value	98,178	74,338
Mortgage-backed securities held to maturity (fair value of $6,343 and $7,788 as of December 31, 2007 and 2006, respectively)	6,160	7,697
Loans receivable, net	517,027	483,570
Loans receivable, held for sale	1,040	969
Federal Home Loan Bank stock—at cost	8,782	7,130
Accrued interest receivable	3,036	3,030
Premises and equipment, net	6,267	6,544
Goodwill	4,324	4,324
Bank owned life insurance	15,881	15,274
Other assets	2,691	2,122

TOTAL ASSETS	$701,673	$652,603

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$472,394	$478,087
Advances from the Federal Home Loan Bank	153,221	101,701
Advances from borrowers for taxes and insurance	2,193	1,866
Accrued interest payable	3,415	3,177
Other liabilities	2,607	2,133

Total liabilities	633,830	586,964

Stockholders' equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2007 and 2006, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 2,671,083 and 2,702,845 shares outstanding at December 31, 2007 and 2006, respectively, net shares in treasury: 2007—2,459,440; 2006—2,415,766	529	529
Additional paid-in capital	53,337	52,700
Unearned ESOP shares	(1,595)	(1,703)
Treasury stock—at cost	(51,216)	(48,980)
Retained earnings	67,735	65,075
Accumulated other comprehensive loss	(947)	(1,982)

Total stockholders' equity	67,843	65,639

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$701,673	$652,603

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2007	2006
	(in thousands, except per share data)
Interest income
Loans, including fees	$32,272	$32,342
Mortgage-backed securities	4,086	3,722
Investment securities	1,665	1,861
Interest-bearing deposits and other	105	94

TOTAL INTEREST INCOME	38,128	38,019

Interest expense
Deposits	13,687	10,923
Borrowings	4,668	4,938

TOTAL INTEREST EXPENSE	18,355	15,861

NET INTEREST INCOME	19,773	22,158
Provision for loan losses	—	150

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,773	22,008

Non-interest income
Service fees, charges and other operating income	2,138	2,091
Bank owned life insurance	607	503
Gain on sale of real estate	—	29
Loss on sale of mortgage-backed securities	—	(51)
Gain on sale of loans	214	238
Other income	777	—

TOTAL NON-INTEREST INCOME	3,736	2,810

Non-interest expense
Employee compensation and benefits	10,390	10,636
Occupancy and equipment	2,812	2,834
Professional fees	698	739
Marketing and advertising	419	500
Other operating	2,583	2,376
Amortization of core deposit intangible asset	—	83

TOTAL NON-INTEREST EXPENSE	16,902	17,168

INCOME BEFORE INCOME TAXES	6,607	7,650
Income tax expense	1,762	2,136

NET INCOME	$4,845	$5,514

Earnings per share—basic	$1.78	$2.04

Earnings per share—diluted	$1.78	$2.03

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AND
COMPREHENSIVE INCOME
Years ended December 31, 2007 and 2006
(in thousands, except share data)

	Common Stock
								Accumulated other comprehensive income (loss)
	Shares	Par value	Additional paid-in capital	Unearned restricted stock	Unearned ESOP shares	Treasury stock	Retained Earnings		Total	Comprehensive income (loss)
Balance at December 31, 2005	2,714,173	$529	$53,048	(1,080)	$(1,849)	$(47,920)	$61,610	$(1,690)	$62,648
Allocation of ESOP shares	13,495	—	228	—	146	—	—	—	374
Purchase of treasury stock	(58,904)	—	—	—	—	(1,749)	—	—	(1,749)
Cash dividends—common stock	—	—	—	—	—	—	(2,049)	—	(2,049)
Restricted stock grant	—	—	(1,080)	1,080	—	—	—	—	—
Compensation expense—Restricted shares	—	—	361	—	—	—	—	—	361
Exercise of options	21,415	—	(108)	—	—	433	—	—	325
Income tax benefit arising from stock compensation	—	—	121	—	—	—	—	—	121
Stock option expense.	—	—	386	—	—	—	—	—	386
Vesting of stock grant	12,666		(256)	—	—	256	—	—	—
Unrealized gains on securities, net of tax	—	—	—	—	—	—	—	421	421	421
Adjustment to record funded status of pension (net of tax of $367)	—	—	—	—	—	—	—	(713)	(713)
Net income for the year ended December 31, 2006	—	—	—	—	—	—	5,514	—	5,514	5,514

Comprehensive income										$5,935

Balance at December 31, 2006	2,702.845	$529	$52,700	$—	$(1,703)	$(48,980)	$65,075	$(1,982)	$65,639
Allocation of ESOP shares	11,912	—	198	—	108	—	—	—	306
Purchase of treasury stock	(166,375)	—	—	—	—	(4,745)	—	—	(4,745)
Cash dividends—common stock	—	—	—	—	—	—	(2,185)	—	(2,185)
Compensation expense—restricted shares	—	—	361	—	—	—	—	—	361
Exercise of options	110,035	—	(417)	—	—	2,246	—	—	1,829
Income tax benefit arising from stock compensation	—	—	367	—	—	—	—	—	367
Stock option expense	—	—	391	—	—	—	—	—	391
Vesting of stock grant	12,666	—	(263)	—	—	263	—	—	—
Unrealized gains on securities, net of tax	—	—	—	—	—	—	—	1,180	1,180	$1,180
Adjustment to record funded status of pension (net of tax of $75)	—	—	—	—	—	—	—	(145)	(145)	(145)
Net income for the year ended December 31, 2007	—	—	—	—	—	—	4,845	—	4,845	4,845

Comprehensive income										$5,880

Balance at December 31, 2007	2,671,083	$529	$53,337	$—	$(1,595)	$(51,216)	$67,735	$(947)	$67,843

The accompanying notes are an integral part of this statement

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006
	(in thousands)
OPERATING ACTIVITIES
Net income	$4,845	$5,514
Adjustments to reconcile net income to net cash provided by
operating activities
Amortization of
Mortgage loan servicing rights	61	42
Deferred loan origination fees	(133)	(303)
Premiums and discounts on investment securities, net	89	69
Premiums and discounts on mortgage-backed securities, net	14	252
Premiums and discounts on loans, net	120	167
Core deposit intangibles	—	83
Discounts on wholesale deposits	14	20
Deferred income taxes	318	327
Provision for loan losses and provision for losses on real estate	—	150
Depreciation of premises and equipment	915	954
Increase in value of bank-owned life insurance	(607)	(502)
Stock grant expense	361	361
Stock option expense	391	386
Stock based benefit programs: ESOP	306	374
Proceeds from sale of loans originated for sale	17,708	13,044
Origination of loans held for sale	(17,810)	(14,033)
(Gain) loss on sale of
Investment and mortgage-backed securities	—	51
Real estate acquired through foreclosure	—	(29)
Mortgage loans available for sale	(213)	(104)
Mortgage loans held to maturity	(1)	(134)
(Income) expense from mortgage loan derivatives	(1)	7
Expense (income) associated with forward loan sales	2	(5)
(Increase) decrease in
Accrued interest receivable	(6)	18
Other assets	(738)	(639)
Increase (decrease) in
Accrued interest payable	238	890
Other liabilities	(242)	(75)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,631	$6,885

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended December 31,
	2007	2006
	(in thousands)
INVESTING ACTIVITIES
Loan originations	$(121,299)	$(125,660)
Loan principal payments	85,884	109,589
Principal repayments on mortgage-backed securities held to maturity	1,530	2,472
Principal repayments on mortgage-backed securities available for sale	11,067	14,263
Proceeds from loan sales	1,969	23,512
Maturities of certificates of deposit in other financial institutions, net	40	—
Purchase of investment securities available for sale	(4,111)	(3,795)
Purchase of mortgage-backed securities available for sale	(33,401)	(10,120)
Purchase of bank-owned life insurance	—	(2,000)
Proceeds from maturities of investment securities held to maturity	435	4,018
Proceeds from maturities of investment securities available for sale	6,455	—
Proceeds from the sale of mortgage-backed securities available for sale	—	4,971
(Purchase) redemption of Federal Home Loan Bank stock	(1,652)	302
Proceeds from sale of real estate	—	729
Purchase of premises and equipment	(638)	(1,209)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	$(53,721)	$17,072

FINANCING ACTIVITIES
Net (decrease) increase in deposits	(5,707)	7,546
Net increase (decrease) in short-term Federal Home Loan Bank advances	12,383	(16,190)
Proceeds from long-term Federal Home Loan Bank advances	64,235	15,535
Repayment of long-term Federal Home Loan Bank advances	(25,098)	(18,904)
Net increase (decrease) in advances from borrowers for taxes and insurance	327	(49)
Treasury stock acquired	(4,745)	(1,749)
Exercise of stock options	1,829	325
Tax benefit arising from stock compensation	367	121
Common stock dividends paid	(2,185)	(2,049)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	41,406	(15,414)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,684)	8,543
Cash and cash equivalents at beginning of year	12,364	3,821

Cash and cash equivalents at end of year	$5,680	$12,364

Supplemental disclosure of cash flow information
Cash paid for
Interest on deposits and advances from Federal Home Loan Bank	$18,117	$14,971
Income taxes	$1,380	$1,645
Capitalization of mortgage servicing rights	$244	$191

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

1.
Principles of Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: TF Investments, Penns Trail Development Corporation and Third Federal, and its wholly owned subsidiaries, Third Delaware Corporation and Teragon Financial Corporation, (collectively, the "Company"). All material intercompany balances and transactions have been eliminated in consolidation.

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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
Loans Receivable Held-for-Investment

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

        The Company accounts for impaired loans in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures." SFAS 114 requires a creditor to measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

        The Company accounts for loans acquired in a transfer in accordance with the American Institute of Certified Public Accountants' Statement of Position No. 03-3, "Accounting for Certain Loans or

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Debt Securities Acquired in a Transfer" (SOP 03-3). SOP 03-3 requires that acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable be recorded at the present value of amounts expected to be received and prohibits carrying over or creation of valuation allowances in the initial accounting for these loans.

5.
Loans Receivable Held-for-Sale

        Mortgages loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Any resulting unrealized losses are included in other income. The fair value of the Bank's loans held as available for sale was in excess of cost at December 31, 2007 and 2006.

6.
Transfers of Financial Assets

        The Company accounts for the transfer of financial assets in accordance with SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings.

7.
Premises and Equipment

        Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The standard requires recognition and measurement for the impairment of long-lived assets to be held and used or to be disposed of by sale. The Company had no impaired long-lived assets at December 31, 2007 and 2006.

8.
Goodwill and Other Intangible Assets

        Goodwill does not require amortization but is subject to annual impairment testing. The Company has tested the goodwill for impairment prior to its fiscal year ending December 31, 2007. No impairment has been recognized.

        Core deposit intangible asset is the result of the Company's 1996 acquisition of certain branches and deposits of Cenlar Federal Savings Bank. The core deposit intangible acquired was amortized over 10 years and became fully amortized during September 30, 2006.

9.
Bank Owned Life Insurance

        The Company purchased $10.5 million in life insurance policies on the lives of its executives and officers prior to 2006 and an additional $2.0 million in November 2006. The Company is the owner and beneficiary of the policies. The cash surrender values of the policies were approximately $15.9 million and $15.3 million at December 31, 2007 and 2006, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

10.
Benefit Plans

        The Company has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with six months of service, as defined by the ESOP. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees less dividends received on the allocated shares in excess of the required debt service of the plan.

        The Company has a defined benefit pension plan covering substantially all full-time employees meeting certain requirements. The Company accounts for the defined benefit plan in accordance with SFAS 87, "Employers' Accounting for Pensions" which provides guidance for the various components of pension expense recognized in the income statement and any related employer pension assets or liabilities. Additionally, the Company includes reporting disclosures required by SFAS 132R, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The Company adopted SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)". SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status including the gains and or losses and prior service costs or credits that were not recognized as components of net periodic benefit cost pursuant to SFAS 87 in the year in which the changes occur through comprehensive income. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company was required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006.

11.
Stock-Based Compensation

        The Company has stock benefit plans that allow the Company to grant options and stock to employees and directors. The options, which have a term of up to 10 years when issued, vest over a three to five year period. The exercise price of each option equals the market price of the Company's stock on the date of the grant. The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model.

        On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 123R, "Share-Based Payment," using the modified prospective transition method. Under this transition method, compensation cost to be recognized beginning in the first quarter of 2006 included: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

12.
Income Taxes

        The Company accounts for income taxes under the liability method specified in SFAS 109, "Accounting for Income Taxes" whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes due to change in tax rates is recognized in income in the period that includes the enactment date.

13.
Advertising Costs

        The Company expenses marketing and advertising costs as incurred.

14.
Earnings Per Share

        The Company follows the provisions of SFAS 128, "Earnings Per Share." Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

15.
Comprehensive Income

        The Company follows SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The components of other comprehensive income are as follows:

	December 31, 2007
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$1,787	$(607)	$1,180
Pension plan benefit adjustment related to prior service costs and actuarial losses	(220)	75	(145)

Other comprehensive income, net	$1,567	$(532)	$1,035

	December 31, 2006
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$586	$(198)	$388
Reclassification adjustment for losses realized	51	(18)	33

Other comprehensive income, net	$637	$(216)	$421

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

16.
Segment Reporting

        The Company follows SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

17.
Reclassifications

        Certain prior year amounts have been reclassified to conform to the current period presentation.

NOTE B—RECENT ACCOUNTING PRONOUNCEMENTS

        In September 2006, the Financial Accounting Standards Board (FASB) Issued Statement No. 157 (SFAS 157), "Fair Value Measurements" which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. In February 2008, FASB issued FASB Staff Position (FSP) FAS 157-2 which provides a one-year deferral of the effective date for SFAS 157 with respect to all nonfinancial assets and liabilities, except those items recognized or disclosed in the financial statements on a recurring basis (that is at least annually). The Company will adopt SFAS 157 effective January 1, 2008 which will result in increased disclosures regarding fair value measurement.

        In September 2006, the Emerging Issues Task Force (EITF) finalized Issue No. 06-5, "Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance)". This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. Application of this issue did not have a material impact on the Company's consolidated financial statements.

        The Company adopted the provisions of FASB Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes", on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with SFAS 5, "Accounting for Contingencies". As required by FIN 48, which clarifies SFAS 109, "Accounting for Income Taxes", the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE B—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

relevant tax authority. The Company is subject to income taxes in the U.S. federal jurisdiction, and the states of Pennsylvania and New Jersey. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company applied Interpretation 48 to all tax positions for which the statute of limitations remained open. The adoption of FIN 48 did not have a material impact on the results of operations or financial condition of the Company.

        In February 2007, FASB issued Statement No. 159 (SFAS 159), "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115". The statement permits entities to choose to measure many financial instruments at fair value. SFAS 159 provides an opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently, without having to apply complex hedge accounting provisions. This statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157, "Fair Value Measurements". Although the Company has decided against early adoption, the Company is currently evaluating whether it will adopt SFAS 159 and elect to carry any assets or liabilities at fair value.

        In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 109 "Written Loan Commitments Recorded at Fair Value Through Earnings", which superseded SAB 105 "Loan Commitments Accounted for as Derivative Instruments", which requires a company to include expected net future cash flows related to the associated servicing of the loan in the measurement of its written loan commitments that are accounted for at fair value through earnings. SAB 109 emphasizes the SEC's view that internally developed intangible assets should not be included in the fair value of a derivative loan commitment accounted through earnings. The guidance should be applied prospectively to commitments accounted for at fair value that are issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not anticipate a material impact as a result of this guidance on its consolidated statements.

        In December 2007, FASB issued Statement No. 141R (SFAS 141R), "Business Combinations". The statement will change how a reporting enterprise accounts for the acquisition of a business. Underlying SFAS 141R is the fundamental principle that an acquirer should measure almost all assets acquired and liabilities assumed at fair value as of the acquisition date. It is effective for acquisitions occurring in fiscal periods beginning after December 15, 2008. The Company does not anticipate a material impact as a result of this statement on its consolidated statements.

        In December 2007, FASB issued Statement No. 160 (SFAS 160), "Noncontrolling Interests in Consolidated Financial Statements: an amendment of ARB No. 51". The statement will change the accounting for, and the financial presentation of, noncontrolling equity interests in a consolidated subsidiary. SFAS 160 requires entities to apply the presentation and disclosure requirements retrospectively (e.g. by reclassifying noncontrolling interests to appear in equity) to comparative financial statements, if presented. It is effective for fiscal years beginning on or after December 15, 2008 and interim period in those fiscal years. The Company does not anticipate a material impact as a result of this statement on its consolidated statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE C—CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of the following:

	December 31,
	2007	2006
	(in thousands)
Cash and due from banks	$5,557	$5,544
Interest-bearing deposits in other financial institutions	123	6,820

	$5,680	$12,364

NOTE D—INVESTMENT AND MORTGAGE-BACKED SECURITIES

        The amortized cost, gross unrealized gains and losses, and fair value of the Company's investment securities at December 31, 2007 and 2006, are summarized as follows:

	December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities held to maturity
State and political subdivisions	$244	$2	$—	$246

	$244	$2	$—	$246

Investment securities available for sale
U.S. Government and federal agencies	$2,996	$—	$(14)	$2,982
Corporate debt securities	4,340	44	(7)	4,377
State and political subdivisions	24,628	268	(63)	24,833
Equities	150	21	—	171

	$32,114	$333	$(84)	$32,363

Mortgage-backed securities held to maturity
FHLMC certificates	$1,657	$86	$—	$1,743
FNMA certificates	2,634	48	(41)	2,641
GNMA certificates	1,869	90	—	1,959

	$6,160	$224	$(41)	$6,343

Mortgage-backed securities available for sale
FHLMC certificates	$5,478	$1	$(45)	$5,434
FNMA certificates	11,381	22	(220)	11,183
Real estate mortgage investment conduit	81,704	345	(488)	81,561

	$98,563	$368	$(753)	$98,178

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE D—INVESTMENT AND MORTGAGE-BACKED SECURITIES (Continued)

	December 31, 2006
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities held to maturity
State and political subdivisions	$677	$4	$—	$681

	$677	$4	$—	$681

Investment securities available for sale
U.S. Government and federal agencies	$5,990	$—	$(79)	$5,911
Corporate debt securities	4,003	—	(21)	3,982
State and political subdivisions	24,406	177	(154)	24,429
Equities	150	52	—	202

	$34,549	$229	$(254)	$34,524

Mortgage-backed securities held to maturity
FHLMC certificates	$2,297	$79	$—	$2,376
FNMA certificates	3,084	34	(69)	3,049
GNMA certificates	2,316	47	—	2,363

	$7,697	$160	$(69)	$7,788

Mortgage-backed securities available for sale
FHLMC certificates	$8,106	$1	$(219)	$7,888
FNMA certificates	10,765	—	(435)	10,330
Real estate mortgage investment conduit	57,365	8	(1,253)	56,120

	$76,236	$9	$(1,907)	$74,338

        There were no sales of securities during the year 2007. Gross realized losses were $51,000 for the year ended December 31, 2006. These losses resulted from the sale of mortgage-backed securities of $5.0 million during the year ended December 31, 2006.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE D—INVESTMENT AND MORTGAGE-BACKED SECURITIES (Continued)

        The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

	December 31, 2007
	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
	(in thousands)
Investment securities
Due in one year or less	$3,996	$3,975	$244	$246
Due after one year through five years	5,721	5,774	—	—
Due after five years through 10 years	12,120	12,218	—	—
Due after 10 years	10,277	10,396	—	—

	32,114	32,363	244	246
Mortgage-backed securities	98,563	98,178	6,160	6,343

	$130,677	$130,541	$6,404	$6,589

        Investment securities having an aggregate amortized cost of approximately $3.0 million were pledged to secure public deposits at December 31, 2007 and 2006.

        There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity at year end.

        The table below indicates the length of time individual securities, both held-to-maturity and available-for-sale, have been in a continuous unrealized loss position at December 31, 2007:

		Less than 12 months		12 months or longer		Total
Description of Securities	Number of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair value	Unrealized Loss
	(in thousands)
U.S. Government and federal agencies	1	$—	$—	$2,982	$(14)	$2,982	$(14)
Corporate debt securities	1	—	—	993	(7)	993	(7)
State and political subdivisions	9	—	—	5,763	(63)	5,763	(63)
Mortgage-backed securities	25	1,193	(14)	55,082	(780)	56,275	(794)

Total temporarily impaired securities	36	$1,193	$(14)	$64,820	$(864)	$66,013	$(878)

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE D—INVESTMENT AND MORTGAGE-BACKED SECURITIES (Continued)

        The table below indicates the length of time individual securities, both held-to-maturity and available-for-sale, have been in a continuous unrealized loss position at December 31, 2006:

		Less than 12 months		12 months or longer		Total
Description of Securities	Number of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair value	Unrealized Loss
	(in thousands)
U.S. Government and federal agencies	2	$—	$—	$5,911	$(79)	$5,911	$(79)
Corporate debt securities	3	—	—	3,982	(21)	3,982	(21)
State and political subdivisions	19	976	(4)	13,375	(150)	14,351	(154)
Mortgage-backed securities	38	7,298	(53)	65,827	(1,923)	73,125	(1,976)

Total temporarily impaired securities	62	$8,274	$(57)	$89,095	$(2,173)	$97,369	$(2,230)

        The unrealized losses on investments in securities issued by the U.S. Treasury and Government agencies, U.S. Government sponsored agencies and agency mortgage-backed securities were caused by changes in market interest rates. The contractual terms and contractual cash flows of these securities do not permit the issuer to settle at a price less than the amortized cost of the investment. The Company has the ability and intent to hold these investments until a market price recovery or maturity. Accordingly, the Company has evaluated relevant factors and has determined that the unrealized losses at December 31, 2007 and 2006, respectively are not considered other-than-temporary.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE E—LOANS RECEIVABLE

        Loans receivable are summarized as follows:

	December 31,
	2007	2006
	(in thousands)
Held for investment:
First mortgage loans
Secured by one-to-four residences	$272,840	$266,789
Secured by other non-residential properties	109,740	93,607
Construction loans	35,507	34,944

Total first mortgage loans	418,087	395,340

Other loans
Commercial non-real estate	46,850	40,458
Home equity and second mortgage	52,013	46,864
Other	2,244	3,242

Total other loans	101,107	90,564

Total loans	519,194	485,904
Net deferred loan origination costs and unamortized premiums	675	531
Less allowance for loan losses	(2,842)	(2,865)

Total loans receivable	$517,027	$483,570

Held for sale:
First mortgage loans
Secured by one-to-four family residences	$1,040	$969

        Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2007	2006
	(in thousands)
Balance at beginning of year	$2,865	$2,641
Provision charged to income	—	150
(Charge-offs), net of recoveries	(23)	74

Balance at end of year	$2,842	$2,865

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE E—LOANS RECEIVABLE (Continued)

        Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, are summarized as follows:

	December 31,
	2007	2006
	(in thousands)
Impaired loans with a related allowance	$—	$—
Impaired loans without a related allowance	$5,358	$—

Total impaired loans	$5,358	$—

Allowance for impaired loans	$—	$—

Total non-accrual loans	$5,358	$2,110

Total loans past due 90 days as to interest or principal and accruing interest	$—	$—

        Interest income that would have been recorded under the original terms of such loans totaled approximately $301,000 and $130,000 for the years ended December 31, 2007 and 2006. No interest income has been recognized on non-accrual loans for any of the periods presented.

        The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2007 and 2006. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $178,000 and $252,000 at December 31, 2007 and 2006, respectively. New loans to related parties of $105,000 were made during 2007. For the year ended December 31, 2007, principal repayments of approximately $179,000 were received.

NOTE F—LOAN SERVICING

        Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

	December 31,
	2007	2006
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$632	$903
FNMA	37,396	21,918
Other investors	12,231	10,841

	$50,259	$33,662

        Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $390,000 and $238,000 at December 31, 2007 and 2006 respectively. Net servicing

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE F—LOAN SERVICING (Continued)

revenue on mortgage loans serviced for other was $30,000 and $19,000 for the years ended December 31, 2007 and 2006 respectively. Mortgage servicing rights of $460,000 and $279,000 are reported as a component of other assets at December 31, 2007 and 2006.

NOTE G—PREMISES AND EQUIPMENT

        Premises and equipment are summarized as follows:

		December 31,
	Estimated useful lives
		2007	2006
		(in thousands)
Buildings	30 years	$6,462	$6,207
Leasehold improvements	5-10 years	1,974	1,932
Furniture, fixtures and equipment	3-7 years	10,569	10,257

		19,005	18,396
Less accumulated depreciation		14,430	13,544

		4,575	4,852
Land		1,692	1,692

		$6,267	$6,544

NOTE H—DEPOSITS

        Deposits are summarized as follows:

	December 31,
Deposit type
	2007	2006
	(in thousands)
Demand	$35,904	$36,991
NOW	46,543	51,272
Money market	79,267	62,914
Passbook savings	130,423	131,359

Total demand, transaction and passbook deposits	292,137	282,536
Certificates of deposit	180,257	195,551

	$472,394	$478,087

        The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $38.8 million and $42.4 million at December 31, 2007 and 2006, respectively. The Bank had broker-originated certificates of deposit $11.7 million at December 31, 2006.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE H—DEPOSITS (Continued)

        At December 31, 2007, scheduled maturities of certificates of deposit are as follows:

Year ending December 31,
2008	2009	2010	2011	2012	Thereafter	Total
(in thousands)
$141,130	$31,084	$5,322	$1,323	$970	$428	$180,257

        Related party deposits are on substantially the same terms as for comparable transactions with unrelated persons. The aggregate dollar amount of these deposits was approximately $2.2 million and $2.5 million at December 31, 2007 and 2006, respectively.

NOTE I—ADVANCES FROM THE FEDERAL HOME LOAN BANK

        Advances from the Federal Home Loan Bank consist of the following:

	December 31,
	2007		2006
Principal payments due during	Amount	Weighted average rate	Amount	Weighted average rate
	(in thousands)		(in thousands)
2007	$—	—%	25,122	3.92%
2008	28,851	4.00%	23,144	3.76%
2009	44,495	4.01%	34,566	3.84%
2010	28,845	4.53%	13,074	4.41%
2011	18,392	4.23%	2,776	4.17%
2012	30,950	4.29%	2,004	4.22%
Thereafter	1,688	4.54%	1,015	4.26%

	$153,221	4.19%	$101,701	3.93%

        The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. Total unused lines of credit at the Federal Home Loan Bank were $17.6 million at December 31, 2007. The advances from the Federal Home Loan Bank are fixed rate, fixed term.

NOTE J—BENEFIT PLANS

1.
Defined Contribution Plan

        The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Contributions to the 401(k) plan totaled $62,000 and $65,000 in 2007 and 2006 respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE J—BENEFIT PLANS (Continued)

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

        The following tables set forth the projected benefit obligation, the fair value of assets of the plan and funded status of the defined benefit pension plan as reflected in the consolidated statements of financial position:

	December 31,
	2007	2006
	(in thousands)
Reconciliation of Projected Benefit Obligation
Benefit obligation at beginning of year	$3,560	$3,621
Service cost	336	308
Interest cost	211	211
Plan amendments	—	—
Actuarial loss (gain)	44	(82)
Benefits paid	(558)	(498)

Benefits obligation at end of year	$3,593	$3,560

Reconciliation of Fair Value of Assets
Fair value of plan assets at beginning of year	$3,860	$3,174
Actual return on plan assets	117	364
Employer contribution	1,107	820
Benefits paid	(558)	(498)

Fair value of plan assets at end of year	$4,526	$3,860

Prepaid benefit cost at end of year	$933	$300

        The amount recognized in accumulated other comprehensive income at December 31, 2007 was $220,000 which included an adjustment of $280,000 to record the funded status of the plan less amortization of prior service cost of $60,000. The amount recognized in accumulated other comprehensive income at December 31, 2006 was $1,080,000 which included a net actuarial loss of $987,000 and prior service cost of $93,000. During 2008, the amounts expected to be amortized from accumulated other comprehensive income include $59,000 of net actuarial loss and $31,000 of prior service cost.

        The accumulated benefit obligation at December 31, 2007 and 2006 was $3,003,000 and $3,036,000 respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE J—BENEFIT PLANS (Continued)

        Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, Plan assets. The expected employer contribution for 2008 is $218,000.

	December 31,
	2007	2006
Weighted-average assumptions used to determine benefit obligations, end of year
Discount rate	5.75%	5.75%
Rate of compensation increase	4.00	4.00
	December 31,
	2007	2006
	(in thousands)
Components of net periodic benefit cost
Service cost	$336	$308
Interest cost	211	211
Expected return on plan assets	(399)	(324)
Amortization of prior service cost	63	63
Amortization of transition obligation (asset)	—	—
Recognized net actuarial loss	46	51

Net periodic benefit cost	$257	$309

	December 31,
	2007	2006
Weighted-average assumptions used to determine net benefit costs as of December 31
Discount rate	5.75%	5.75%
Expected return on plan assets	9.00	9.00
Rate of compensation increase	4.00	4.00

        The expected rate of return was determined by applying the average rates of return over the past ten years on the assets which the Plan is currently invested.

        Estimated future benefits payments are as follows:

(in thousands)
2008	$36
2009	58
2010	58
2011	59
2012	105
2013-2017	1,142

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE J—BENEFIT PLANS (Continued)

        The Plan's weighted-average asset allocations by asset category is as follows:

	Percentage of Plan Assets at December 31,
	2007	2006
Asset Category
Equity securities	52%	59%
Debt securities	24%	21%
Other	24%	20%

Total	100%	100%

        Trustees of the Plan are responsible for defining and implementing the investment objectives and policies for the Plan's assets. Assets are invested in accordance with sound investment practices that emphasize long-term investment fundamentals that closely match the demographics of the plan's participants. The Plan's goal is to earn long-term returns that match or exceed the benefit obligations of the Plan through a well-diversified portfolio structure. The Plan's return objectives and risk parameters are managed through a diversified mix of assets. The asset mix and investment strategy are reviewed on a quarterly basis and rebalanced when necessary. The asset allocation for the Plan is targeted at 60% equity securities and 40% debt and other securities.

3..
Employee Stock Ownership Plan (ESOP)

        The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. The Company makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to qualifying employees. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense was $247,000 and $332,000 in 2007 and 2006 respectively.

	2007	2006
Allocated shares	167,000	169,000
Unreleased shares	160,000	171,000

Total ESOP shares	327,000	340,000

Fair value of unreleased shares (in thousands)	$3,942	$5,301

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE J—BENEFIT PLANS (Continued)

4.
Stock-Based Compensation Plans

        A summary of the status of the Company's stock option plans as of December 31, 2007 and 2006, and changes for each of the years in the two-year period then ended is as follows:

	2007		2006
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share
Outstanding at beginning of year	365,734	$23.62	384,848	$23.18
Options granted	—	—	11,000	27.20
Options exercised	(110,035)	16.62	(21,415)	15.25
Options forfeited	(3,123)	31.93	(8,699)	29.72
Options expired	—	—	—	—

Outstanding at end of year	252,576	$26.56	365,734	$23.62

        The following table summarizes information about stock options outstanding at December 31, 2007:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2007	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable at December 31, 2007	Weighted average exercise price
$13.25-19.88	26,017	2.21	$13.81	26,017	$13.81
$19.89-29.84	208,371	3.57	27.49	142,908	27.16
$29.85-34.14	18,188	5.97	34.14	14,550	34.14

	252,576	3.60	$26.56	183,475	$25.82

        The following table reflects information on the aggregate intrinsic value of options as well as cash receipts from option exercises.

	December 31,
	2007	2006
	(in thousands)
Aggregate value of:
Options outstanding	$349	$2,641
Options exercisable	$349	$2,340
Options exercised	$1,481	$320
Cash receipts from options exercised	$1,829	$325

        The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the Company's closing stock price on the last trading day of 2007 and the exercise price, multiplied by the number of exercisable in-the-money options). The Company has a policy of issuing shares from treasury to satisfy share option exercises.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE J—BENEFIT PLANS (Continued)

        Stock-based compensation expense included in net income related to stock options was $391,000 and $386,000, resulting in a tax benefit of $120,000 and $116,000, for the year ended December 31, 2007 and 2006 respectively. There was $418,000 and $810,000 of total unrecognized compensation cost, net of estimated forfeitures, related to non-vested options under the Plan at December 31, 2007 and 2006, respectively. That cost is expected to be recognized over a weighted average period of 14.4 months and 26.8 months at December 31, 2007 and 2006, respectively.

        The table below summarizes the changes in non-vested restricted stock during the past year:

	2007		2006
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share
Total non-vested restricted stock at December 31	25,334	$28.48	39,000	$28.48
Restricted stock grant	—	—	—	—
Vesting of restricted stock	(12,666)	$28.48	(12,666)	$28.48
Forfeitures of restricted stock	—	—	(1,000)	$28.48

Total non-vested restricted stock at December 31	12,668	$28.48	25,334	$28.48

        Stock-based compensation expense related to stock grants was $361,000 for each the years ended December 31, 2007 and 2006. The expected compensation expense for 2008 is $346,000.

NOTE K—INCOME TAXES

        The components of income tax expense are summarized as follows:

	Year ended December 31,
	2007	2006
	(in thousands)
Federal
Current	$1,071	$1,687
Charge in lieu of income tax relating to stock compensation	367	121
Deferred	318	327

	1,756	2,135
State and local—current	6	1

Income tax provision	$1,762	$2,136

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE K—INCOME TAXES (Continued)

        The Company's effective income tax rate was different than the statutory federal income tax rate as follows:

	Year ended December 31,
	2007	2006
Statutory federal income tax	34.0%	34.0%
(Decrease) increase resulting from
Tax-exempt income	(8.2)	(6.4)
State tax, net of federal benefit	(0.0)	(0.0)
Other	0.9	0.3

	26.7%	27.9%

        Deferred taxes are included in the accompanying consolidated statements of financial position at December 31, 2007 and 2006, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2007 and 2006. The Company's net deferred tax (liability)/asset at December 31, 2007 and 2006, was comprised of the following:

	December 31,
	2007	2006
	(in thousands)
Deferred tax assets
Deferred compensation	$131	$202
Allowance for loan losses, net	966	974
Unrealized loss on securities available for sale	46	653
Stock compensation	241	121
Adjustment to record funded status of pension	442	367
Other	25	41

	1,851	2,358
Deferred tax liabilities
Accrued pension expense	827	843
Prepaid expenses	44	44
Deferred loan costs	656	492
Amortization of goodwill	665	450
Other	373	393

	2,565	2,222

Net deferred tax (liability)/asset	$(714)	$136

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE K—INCOME TAXES (Continued)

        The Company files consolidated income tax returns on the basis of a calendar year. The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions, the majority of activity residing in Pennsylvania. The statue of limitations for the federal return has expired on years prior to 2004. The expirations of the statutes of limitations related to the various state income tax returns that the Corporation and its subsidiaries file, vary by state, and are expected to expire over the term of 2008 through 2012.

        The Bank is not required to recapture approximately $5.7 million of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. In accordance with SFAS 109, the Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve would amount to approximately $1.9 million.

NOTE L—REGULATORY MATTERS

        The Bank is subject to minimum regulatory capital standards promulgated by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory—and possible additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets. The risk-based capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) adjusted for the general valuation allowances equal to 8% of total assets classified in one of four risk-weighted categories.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE L—REGULATORY MATTERS (Continued)

        As of December 31, 2007, management believes that the Bank met all capital adequacy requirements to which it was subject.

	Regulatory capital December 31, 2007
	Tangible		Core		Risk-based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$64,960	9.29%	$64,960	9.29%	$64,960	16.33%
Unrealized loss on certain available-for-sale securities	103	0.01%	103	0.01%	103	0.03%
Adjustment to record funded status of pension	858	0.12%	858	0.12%	858	0.22%
Goodwill and other intangible assets	(4,324)	(0.61)%	(4,324)	(0.61)%	(4,324)	(1.09)%
Additional capital items
General valuation allowances—limited	—	—	—	—	2,842	0.71%

Regulatory capital computed	61,597	8.81%	61,597	8.81%	64,439	16.20%
Minimum capital requirement	10,492	1.50%	27,980	4.00%	31,814	8.00%

Regulatory capital—excess	$51,105	7.31%	$33,617	4.81%	$32,625	8.20%

	Regulatory capital December 31, 2006
	Tangible		Core		Risk-based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$60,593	9.29%	$60,593	9.29%	$60,593	16.14%
Unrealized loss on certain available-for-sale securities	1,304	0.20%	1,304	0.20%	1,304	0.35%
Adjustment to record funded status of pension	713	0.11%	713	0.11%	713	0.19%
Goodwill and other intangible assets	(4,324)	(0.66)	(4,324)	(0.66)%	(4,324)	(1.15)%
Additional capital items
General valuation allowances—limited	—	—	—	—	2,865	0.76%

Regulatory capital computed	58,286	8.94%	58,286	8.94%	61,151	16.29%
Minimum capital requirement	9,779	1.50%	26,078	4.00%	30,035	8.00%

Regulatory capital—excess	$48,507	7.44%	$32,208	4.94%	$31,116	8.29%

        At December 31, 2007, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution. There are no conditions or events that have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE L—REGULATORY MATTERS (Continued)

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

        The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance- sheet instruments.

        Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

        Financial instruments, the contract amounts of which represent credit risk, are as follows:

	December 31,
	2007	2006
	(in thousands)
Commitments to extend credit	$69,063	$85,199
Standby letters of credit	1,566	2,151
Loans sold with recourse	68	71

	$70,697	$87,421

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held generally includes residential or commercial real estate.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE N—COMMITMENTS AND CONTINGENCIES

        The Bank had optional commitments of $2,314,000 and $2,910,000 to sell mortgage loans to investors at December 31, 2007 and 2006, respectively.

        The Bank leases branch facilities and office space for periods ranging up to ten years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $517,000 and $481,000 for the years ended December 31, 2007 and 2006 respectively.

        The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more are as follows:

Year ending December 31,	(in thousands)
2008	$435
2009	332
2010	207
2011	167
2012	112
Thereafter	290

$1,543

        The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. Upon a change in control, the Company shall make a lump-sum payment or continue to pay the key executives' salaries per the agreements, and reimburse the executive for certain benefits for one year. The contingent liability under the agreements at December 31, 2007 was approximately $2.8 million.

        From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE O—SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

        The Bank is principally engaged in originating and investing in one-to-four family residential real estate and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans that have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% or less loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing underlying collateral values. However, management believes that residential and commercial real estate values are presently stable in its primary lending area and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE P—FAIR VALUE OF FINANCIAL INSTRUMENTS

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

        Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values and recorded carrying amounts are as follows:

        Fair value of loans and deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts.

        Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

	December 31,
	2007		2006
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Cash and cash equivalents	$5,680	$5,680	$12,364	$12,364
Investment securities	32,609	32,607	35,205	35,201
Mortgage-backed securities	104,521	104,338	82,126	82,035

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE P—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The fair value of financial instruments with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar assets and liabilities.

	December 31,
	2007		2006
	Fair value	Carrying value	Fair Value	Carrying value
	(in thousands)
Assets
Certificates of deposit	$—	$—	$40	$40
Liabilities
Deposits with stated maturities	180,651	180,257	194,441	195,551
Borrowings with stated maturities	154,302	153,221	99,179	101,701

        The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

	December 31,
	2007		2006
	Fair value	Carrying Value	Fair value	Carrying value
	(in thousands)
Deposits with no stated maturities	$292,137	$292,137	$282,536	$282,536

        The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk and credit loss factors.

	December 31,
	2007		2006
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Net loans	$520,079	$518,067	$480,660	$484,539

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

        The Bank's remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank's deposits is required by SFAS 107.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE Q—SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	Year ended December 31,
	2007	2006
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees	$168	$245
Late charge income	101	94
Deposit service charges	1,118	1,100
Debit card income	307	266
Other income	444	386

	$2,138	$2,091

Other operating expense
Insurance and surety bond	$214	$194
Office supplies	181	193
Loan expense	188	252
MAC expense	320	309
Postage	262	285
Telephone	273	298
Supervisory examination fees	150	146
Other expenses	995	699

	$2,583	$2,376

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE R—EARNINGS PER SHARE

        The following tables set forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data):

	Year ended December 31, 2007
	Income (numerator)	Weighted average shares (denominator)	Per share Amount
Basic earnings per share
Income available to common stockholders	$4,845	2,728,204	$1.78
Effect of dilutive securities
Stock compensation plans	—	1,590	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$4,845	2,729,794	$1.78

        There were options to purchase 181,188 shares of common stock at a price at a range of $28.00 to $34.14 per share which were outstanding during 2007 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE S—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

        Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEETS

	December 31,
	2007	2006
	(in thousands)
ASSETS
Cash	$1,087	$2,959
Certificates of deposit—other institutions	—	40
Investment in Third Federal	63,364	58,995
Investment in TF Investments	2,544	2,463
Investment in Penns Trail Development	1,063	1,007
Investment securities available for sale	171	203
Other assets	49	12

Total assets	$68,278	$65,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$435	$40
Stockholders' equity	67,843	65,639

Total liabilities and stockholders' equity	$68,278	$65,679

STATEMENTS OF INCOME

	Year ended December 31,
	2007	2006
	(in thousands)
INCOME
Equity in earnings of subsidiaries	$5,637	$6,448
Interest and dividend income	52	54

Total income	5,689	6,502

EXPENSES
Other	844	988

Total expenses	844	988

NET INCOME	$4,845	$5,514

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007 and 2006

NOTE S—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY (Continued)

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006
	(in thousands)
Cash flows from operating activities
Net income	$4,845	$5,514
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock compensation plans	752	747
Equity in earnings of subsidiaries	(5,637)	(6,448)
Net change in assets and liabilities	359	199

Net cash provided by operating activities	319	12

Cash flows from investing activities
Capital distribution from subsidiaries	2,870	3,118
Maturities of certificates of deposit in other financial institutions, net	40	—
Purchases of investment of securities available for sale	—	(150)

Net cash provided by investing activities	2,910	2,968

Cash flows from financing activities
Cash dividends paid to stockholders	(2,185)	(2,049)
Treasury stock acquired	(4,745)	(1,749)
Exercise of stock options	1,829	325

Net cash used in financing activities	(5,101)	(3,473)

NET DECREASE IN CASH	(1,872)	(493)

Cash at beginning of year	2,959	3,452

Cash at end of year	$1,087	$2,959

Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$—	$—

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

TF Financial Corporation

Board of Directors

Robert N. Dusek
Chairman of the Board

Carl F. Gregory

Dennis L. McCartney

George A. Olsen

John R. Stranford

Albert M. Tantala, Sr.

Kent C. Lufkin

Executive Officers

Kent C. Lufkin
President and Chief Executive Officer

Dennis R. Stewart
Executive Vice President and Chief Financial Officer

Lorraine A. Wolf
Corporate Secretary

QuickLinks

CONTENTS
CORPORATE PROFILE AND RELATED INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TF FINANCIAL CORPORATION AND SUBSIDIARIES December 31, 2007 and 2006
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TF Financial Corporation and Subsidiaries CONSOLIDATED BALANCE SHEETS
TF Financial Corporation and Subsidiaries CONSOLIDATED STATEMENTS OF INCOME
TF Financial Corporation and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS
TF Financial Corporation and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2007 and 2006
BALANCE SHEETS
STATEMENTS OF INCOME
STATEMENTS OF CASH FLOWS
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS