Form 10-K, Exhibit 13
period 2008-12-31
TF FINANCIAL CORP
filed 2009-03-30
CIK 921051

CORPORATE PROFILE AND RELATED INFORMATION

        TF Financial Corporation (the "Company") is the parent company of Third Federal Bank and its subsidiaries Third Delaware Corporation and Teragon Financial Corporation (collectively, "Third Federal" or the "Bank"), TF Investments Corporation, and Penns Trail Development Corporation. At December 31, 2008, total assets were approximately $733.7 million. The Company was formed as a Delaware corporation in March 1994 at the direction of the Bank to acquire all of the capital stock that Third Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") and concurrent $52.9 million initial public offering effective July 13, 1994. At December 31, 2008, total stockholders' equity was approximately $67.7 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments. Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name "Polish American Savings Building and Loan Association." Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). Third Federal is a community-oriented institution offering a variety of financial services to meet the needs of the communities that it serves. As of December 31, 2008, Third Federal operated branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. Third Federal attracts deposits (approximately $489.9 million at December 31, 2008) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (FHLB) (approximately $158.1 million at December 31, 2008) and other funds, to originate loans secured by first mortgages and junior liens on owner-occupied, one-to-four family residences, and to originate loans secured by commercial real estate, including construction loans.

Stock Market Information

        Since its issuance in July 1994, the Company's common stock has been traded on the Nasdaq Global Market. The daily stock quotation for the Company is listed on the Nasdaq Global Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of "THRD." The number of shareholders of record of common stock as of March 9, 2009, was approximately 445. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

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

Stock Price and Dividend History

	Quoted market price
			Dividend paid per share
Quarter ended	High	Low
December 31, 2008	$22.98	$17.25	$0.20
September 30, 2008	$23.32	$20.46	$0.20
June 30, 2008	$26.58	$21.30	$0.20
March 31, 2008	$25.83	$19.40	$0.20
December 31, 2007	$28.75	$24.64	$0.20
September 30, 2007	$30.25	$25.82	$0.20
June 30, 2007	$31.00	$29.50	$0.20
March 31, 2007	$30.81	$29.50	$0.20

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

        The Company's income on a consolidated basis is derived substantially from its investment in its subsidiary Third Federal. The earnings of Third Federal depend primarily on its net interest income. Net interest income is affected by the interest income that Third Federal receives from its loans and investments and by the interest expense that Third Federal incurs on its deposits, borrowings and other sources of funds. In addition, the mix of Third Federal's interest-bearing assets and liabilities can have a significant effect on Third Federal's net interest income; loans generally have higher yields than securities; retail deposits generally have lower interest rates than other borrowings.

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

        Management believes that the most critical accounting policy requiring the use of a significant amount of accounting estimates and judgment is the determination of the allowance for loan losses. Allowances are established based on an analysis of individual loans, pools of similar loans, delinquencies, loss experience, economic conditions generally and as they may affect individual borrowers, and other factors. Individual loans are evaluated based on cash flows or value of the underlying collateral, or both. All of these evaluation factors are subject to a high degree of uncertainty. If the financial condition and collateral values of a significant amount of debtors should deteriorate more than the Company has estimated, present allowances for loan losses may be insufficient and additional provisions for loan losses may be required. In addition, a single loan may result in the loss of a substantial amount and may significantly reduce the allowance. The allowance for loan losses was $3.9 million at December 31, 2008.

Financial Condition and Changes in Financial Condition

        Assets.    The Company's total assets at December 31, 2008 were $733.7 million, an increase of $32.0 million during the year.

        The Company's loans receivable held for investment net of allowance for loan losses at December 31, 2008 were $544.3 million, a $27.3 million or 5.3% increase since December 31, 2007. During 2008, there were originations of $118.7 million in predominately commercial real estate loans and single-family residential first and second mortgage loans. Offsetting these originations were $88.5 million of principal payments of existing loans in the loans receivable portfolio. Other factors which served to reduce the loan receivable balance were the Company's addition to the allowance for loan losses of $1.5 million and the transfers from loans to real estate acquired through foreclosure of $1.2 million. Mortgage loans available for sale at December 31, 2008 were $1.7 million, an increase of $0.7 million during the year which is the result of loan originations of $16.9 million and related sale proceeds of $16.4 million.

        Mortgage-backed securities available for sale increased by $9.0 million during 2008 due to purchases of $28.3 million and an increase of $1.8 million in the fair value of the securities. Offsetting this increase was the repayment of $21.2 million of the underlying mortgages comprising such securities. Mortgage-backed securities held to maturity decreased by $1.4 million during 2008 due to principal repayment of the underlying mortgages in the securities.

        Investment securities available for sale decreased by $0.7 million during the year due to maturities of agency and corporate notes totaling $4.0 million. The remaining net change was attributable to purchases of $2.9 million and increases of $0.4 million to the fair value of these investment securities.

        Liabilities.    Deposit balances increased by $17.5 million during 2008. Money market, non-interest checking and interest-bearing checking accounts increased $10.7 million while savings decreased by $18.8 million during the period. Retail certificates of deposit increased by $25.6 million during 2008.

        Advances from the FHLB increased by $4.9 million, a result of new long term advances of $19.3 million and a $20.0 million increase of short-term borrowings, less scheduled amortization payments of $34.4 million. It is the current intent of the Company to fund a portion of its interest-bearing assets, not funded by deposits, with longer term advances from the FHLB, and fund its day-to-day cash needs and shorter term interest-bearing assets not otherwise funded with deposits using draws on its line of credit with the FHLB. The Bank's line of credit at the FHLB was $60 million of which $32.4 million was drawn at December 31, 2008. In December 2008, the Bank entered into a borrowing arrangement with the Federal Reserve Bank (FRB) for a total of $10,000,000, maturing in three months with an interest rate of 0.50%.

        Stockholders' equity.    Total consolidated stockholders' equity decreased by $0.2 million to $67.7 million at December 31, 2008. The decrease is largely the result of purchases of 181,665 shares of common stock, held in treasury that reduced stockholders' equity by $3.6 million and $2.1 million in cash dividends paid to the Company's common stockholders. These decreases were offset by $4.2 million in net income and the net change in accumulated other comprehensive income. Accumulated other comprehensive income increased by $1.5 million of unrealized gain due to the fair value adjustment on available for sale securities and decreased by a $1.1 million adjustment related to the pension plan. Finally, there was a $0.3 million increase due to the allocation of 12,728 shares to participants in the Company's employee stock ownership plan, and an increase of $0.7 million attributable to stock grants and stock options.

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

	2008			2007
	Average balance	Interest	Average yld/cost	Average balance	Interest	Average yld/cost
ASSETS
Interest-earning assets:
Loans receivable(1)	$542,452	$32,616	6.01%	$501,112	$32,272	6.44%
Mortgage-backed securities	100,505	4,757	4.73%	86,816	4,086	4.71%
Investment securities(2)	41,137	1,865	4.53%	38,666	2,097	5.42%
Other interest-earning assets(3)	842	17	2.02%	2,180	105	4.82%

Total interest-earning assets	684,936	39,255	5.73%	628,774	38,560	6.13%

Non interest-earning assets	35,841			35,937

Total assets	$720,777			$664,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits	483,220	11,846	2.45%	477,299	13,687	2.87%
Advances from the FHLB and other borrowings	159,565	6,225	3.90%	112,277	4,668	4.16%

Total interest-bearing liabilities	642,785	18,071	2.81%	589,576	18,355	3.11%

Non interest-bearing liabilities	8,785			8,189

Total liabilities	651,570			597,765
Stockholders' equity	69,207			66,946

Total liabilities and stockholders' equity	$720,777			$664,711

Net interest income-tax equivalent basis		$21,184			$20,205
Interest rate spread(4)—tax equivalent basis			2.92%			3.02%
Net yield on interest-earning assets(5)—tax equivalent basis			3.09%			3.21%
Ratio of average interest-earning assets to average interest-bearing liabilities			107%			107%
Less: tax—equivalent interest adjustment		(423)			(432)

Net interest income		$20,761			$19,773

Interest rate spread(4)			2.86%			2.95%
Net yield on interest-earning assets(5)			3.03%			3.14%

(1)
Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

(2)
Tax equivalent adjustments to interest on investment securities were $423,000 and $432,000 for the years ended December 31, 2008 and 2007 respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34%.

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

	2008 vs 2007 Increase (decrease) due to
	Volume	Rate	Net
Interest income:
Loans receivable, net	$2,564	$(2,220)	$344
Mortgage-backed securities	648	23	671
Investment securities(1)	128	(360)	(232)
Other interest-earning assets	(45)	(43)	(88)

Total interest-earning assets	3,295	(2,600)	695

Interest expense:
Deposits	168	(2,009)	(1,841)
Advances from the FHLB and other borrowings	1,860	(303)	1,557

Total interest-bearing liabilities	2,028	(2,312)	(284)

Net change in net interest income	$1,267	$(288)	$979

  (1)
  Tax equivalent adjustments to interest on investment securities were $423,000 and $432,000 for the years ended December 31, 2008 and 2007 respectively. Tax equivalent interest income is based upon a marginal effective rate of 34%.

Comparison of Years Ended December 31, 2008 and December 31, 2007

        Net Income.    Net income was $4.2 million for the year ended December 31, 2008 compared with net income of $4.8 million for the year ended December 31, 2007. The decrease in pre-tax net income of $0.9 million when comparing the year 2008 with 2007 is largely attributable to the provision for loan loss of $1.5 million in 2008 while there was no provision during 2007.

        Total Interest Income.    For the year ended December 31, 2008, total interest income, on a taxable equivalent basis, increased by $695,000 to $39.3 million. The average balance of loans outstanding increased $41.3 million during 2008; however, the average yield on loans decreased 43 basis points primarily as a result of the Bank's reduction of its prime rate seven times during 2008 by 400 basis points mirroring the action taken by the Federal Open Market Committee (FOMC) when it acted to reduce the federal funds rate. At December 31, 2008, the Company had $80.8 million in floating rate, prime-based construction, home equity and other loans. Interest income from mortgage-backed securities increased as a result of security purchases of $28.3 million during 2008. Interest income from investment securities decreased as a result of reduced dividends received on FHLB stock despite increased balances of FHLB stock held. The FHLB did not pay any dividends in the fourth quarter of 2008 and has suspended such payments as well as stock redemption until the FHLB deems it prudent to resume.

        Total Interest Expense.    Total interest expense for the year ended December 31, 2008 decreased to $18.1 million from $18.4 million in 2007. Interest rates paid on the Bank's deposits dropped primarily because the average rate on deposits indexed to the yield on the Merrill Lynch Ready Asset Money Market Fund decreased by 235 basis points during 2008 and therefore significantly reduced interest expense on deposits. At December 31, 2008, there were $50.6 million of deposits indexed to this fund versus $78.0 million at December 31, 2007. Interest on advances from the FHLB and other borrowings increased by $1.6 million during 2008 versus 2007 as a result of a $47.3 million increase in the average balance of advances.

        Allowance for Loan Losses.    The allowance for loan losses was approximately $3.9 million at December 31, 2008 and $2.8 million at December 31, 2007, respectively. The provision for loan losses was $1.5 million during 2008 compared with $0 during 2007. Net loan charge-offs were $487,000 during 2008 compared to $23,000 during 2007. While management maintains the allowance for losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amounts.

        Non-Interest Income.    Total non-interest income was $3.9 million during 2008 compared with $3.7 million for the same period in 2007. During 2008, a $197,000 insurance claim recovery was included which related to a 2007 expense sustained as a result of the bankruptcy of one of the Bank's loan servicing agents. Additionally, non-interest income during 2008 included $438,000 of gain on the sale of two foreclosed real estate properties. In 2007, non-interest income included $777,000 of non-recurring income from a fraud-related settlement.

        Non-Interest Expense.    Total non-interest expense increased by $529,000 to $17.4 million during 2008 compared to 2007. Employee compensation and benefits increased $248,000 largely due to increases in incentive compensation and bonus expense. Total occupancy and equipment expense reflect a $69,000 increase in 2008; however, this increase was net of $68,000 in cost savings which resulted from the closing of the Company's banking office on Quakerbridge Road in Mercer County, New Jersey during June 2008. Marketing-related expenditures in 2008 increased $195,000 over 2007 when the Company curtailed marketing-related expenditures. Professional fees were $97,000 higher in 2008 versus 2007 due to legal services rendered in conjunction with non-performing assets and fees for compliance services associated with commercial lending. Loan expenses related to satisfaction fees and appraisals of non-performing assets increased $32,000 during 2008. Other non-interest expense during 2008 only includes fair value adjustments related to forward loans sales and mortgage servicing rights of $154,000. Non-interest expense in 2007 included a $306,000 loss incurred by the Bank due to the related bankruptcy of one of the Bank's loan servicing agents.

        Income Tax Expense.    The Company's effective tax rate was 25.7% during 2008 compared to 26.7% during 2007. These effective tax rates are lower than the Company's marginal tax rate of 34% largely due to the tax-exempt income associated with the Company's investments in tax-exempt municipal bonds and bank-owned life insurance.

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

        The Bank endeavors to fund its operations internally but has, when deemed prudent, borrowed funds from the FHLB. As of December 31, 2008, such borrowed funds totaled $158.1 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2009 is $45.5 million. At December 31, 2008 the Bank had a $60.0 million line of credit, $27.6 million of which was unused, and up to approximately $137 million of additional collateral-based borrowing capacity at the FHLB. In addition, the Bank has entered into borrowing arrangements with the FRB. At December 31, 2008, the Bank had $10.0 million in borrowings with FRB that will mature within three months.

        The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2009, is approximately $122.5 million. To the extent that these deposits do not remain at the Bank upon maturity, the Bank believes that it can replace these funds with other deposits, excess liquidity, and advances from the FHLB or other borrowings. It has been the Bank's experience that substantial portions of such maturing deposits remain at the Bank.

        At December 31, 2008, the Bank had outstanding commitments to originate loans or fund unused lines of credit of $70.1 million. The loan commitments will be funded during the twelve months ending December 31, 2009. The unused lines of credit can be funded at any time. Funds required to fill these commitments will be derived primarily from current excess liquidity, deposit inflows or loan and security repayments. At December 31, 2008, the Bank had $5.8 million in optional commitments to sell loans.

        The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $482,000 during the year ending December 31, 2009.

        Capital Resources.    Under current regulations, the Bank must have core capital equal to 4% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets, of which 1.5% must be tangible capital, excluding goodwill and certain other intangible assets. On December 31, 2008, the Bank met its three regulatory capital requirements.

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

        The type of market risk which most affects the Company's financial instruments is interest rate risk, which is best quantified by simulating the hypothetical change in the economic value of the Bank that would occur under specific changes in interest rates. Substantially all of the Bank's interest-bearing assets and liabilities are exposed to interest rate risk. Change in economic value is measured using reports generated by the OTS, using input from the Bank, wherein the current net portfolio value of the Bank's interest-sensitive assets and liabilities is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. The Bank's exposure to interest rate risk results from, among other things, the difference in maturities in interest-earning assets and interest-

bearing liabilities. Since the Bank's assets currently have a longer maturity than its liabilities, the Bank's earnings could be negatively impacted during a period of rising interest rates. Alternatively, in periods of falling interest rates the Bank's mortgage loans will repay at an increasing rate and cause the Bank to reinvest these cash flows in periods of low interest rates, also negatively affecting the Bank's earnings. The relationship between the interest rate sensitivity of the Bank's assets and liabilities is continually monitored by management and ALCO.

        The Bank prices and originates loans, and prices and originates its deposits including CDs at market interest rates. Volumes of such loans and deposits at various maturity and repricing horizons will vary according to customer preferences as influenced by the term structure of market interest rates. The Bank utilizes its investment and mortgage-backed security portfolios available for sale to generate additional interest income, to manage its liquidity, and to manage its interest rate risk. These securities provide the Bank with a cash flow stream to fund asset growth or liability maturities. In addition, if management determines that it is advisable to do so, the Bank can lengthen or shorten the average maturity of all interest- bearing assets through the selection of fixed rate or variable rate securities, respectively.

        The Bank utilizes advances from the FHLB in managing its interest rate risk and as a tool to augment deposits in funding asset growth. The Bank typically utilizes these funding sources to better match its fixed rate interest-bearing assets with longer maturities or repricing characteristics.

        The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2008, the Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by banks to manage interest rate risk.

        The Company's bank subsidiary is a savings bank regulated by the OTS and has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. As part of its interest rate risk management, the Bank uses the Interest Rate Risk Exposure Report, which is generated quarterly by the OTS. This report forecasts the interest rate sensitivity of net portfolio value ("NPV") under alternative interest rate environments. The NPV is defined as the net present value of the Bank's existing assets, liabilities and off-balance sheet instruments. The calculated estimates of change in NPV at December 31, 2008 are as follows:

Change in Interest Rates	NPV Amount	% Change	Policy Limitation
	(In Thousands)
+300 Basis Points	$57,791	-24%	-50%
+200 Basis Points	$66,487	-13%	-35%
+100 Basis Points	$73,126	-4%	-25%
+50 Basis Points	$74,578	-2%	-15%
Flat Rates	$76,349	0%	0%
-50 Basis Points	$76,046	0%	-10%
-100 Basis Points	$74,598	-2%	-20%

        Management believes that the assumptions utilized by OTS in evaluating the vulnerability of the Company's net portfolio value to changes in interest rates are reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities as well as the estimated effect of changes in interest rates on NPV could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based. At December 31, 2008, the Bank's interest rate risk using the OTS methodologies was determined to be "minimal".

Recent Accounting Pronouncements

        See Note B in the Consolidated Financial Statements for a discussion on this topic.

FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TF FINANCIAL CORPORATION AND SUBSIDIARIES
December 31, 2008 and 2007

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a–15(f). The Company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorization of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the financial statements.

        Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

        Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2008.

        This annual report does not include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the company to provide only management's report in this annual report.

Kent C. Lufkin	Dennis R. Stewart
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Shareholders of TF Financial Corporation

        We have audited the accompanying consolidated balance sheets of TF Financial Corporation (a Delaware Corporation) and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their consolidated cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania
March 30, 2009

TF Financial Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31
	2008	2007
	(in thousands)
ASSETS
Cash and cash equivalents	$2,719	$5,680
Investment securities available for sale—at fair value	31,619	32,363
Investment securities held to maturity ($246 as of December 31, 2007)	—	244
Mortgage-backed securities available for sale—at fair value	107,217	98,178
Mortgage-backed securities held to maturity (fair value of $4,996 and $6,343 as of December 31, 2008 and 2007, respectively)	4,774	6,160
Loans receivable, net	544,330	517,027
Loans receivable, held for sale	1,659	1,040
Federal Home Loan Bank stock—at cost	9,896	8,782
Accrued interest receivable	2,788	3,036
Premises and equipment, net	5,636	6,267
Goodwill	4,324	4,324
Bank owned life insurance	16,514	15,881
Other assets	2,232	2,691

TOTAL ASSETS	$733,708	$701,673

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$489,850	$472,394
Advances from the FHLB	158,148	153,221
Other short-term borrowings	10,000	—
Advances from borrowers for taxes and insurance	2,315	2,193
Accrued interest payable	3,066	3,415
Other liabilities	2,637	2,607

Total liabilities	666,016	633,830

Stockholders' equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2008 and 2007, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 2,515,407 and 2,671,083 shares outstanding at December 31, 2008 and 2007, respectively, net of shares in treasury: 2008—2,627,752; 2007—2,459,440	529	529
Additional paid-in capital	53,897	53,337
Unearned ESOP shares	(1,468)	(1,595)
Treasury stock—at cost	(54,538)	(51,216)
Retained earnings	69,875	67,735
Accumulated other comprehensive loss	(603)	(947)

Total stockholders' equity	67,692	67,843

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$733,708	$701,673

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2008	2007
	(in thousands, except per share data)
Interest income
Loans, including fees	$32,616	$32,272
Mortgage-backed securities	4,757	4,086
Investment securities	1,442	1,665
Interest-bearing deposits and other	17	105

TOTAL INTEREST INCOME	38,832	38,128

Interest expense
Deposits	11,846	13,687
Borrowings	6,225	4,668

TOTAL INTEREST EXPENSE	18,071	18,355

NET INTEREST INCOME	20,761	19,773
Provision for loan losses	1,500	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,261	19,773

Non-interest income
Service fees, charges and other operating income	2,336	2,138
Bank owned life insurance	633	607
Gain on sale of real estate acquired through foreclosure	438	—
Gain on sale of loans	271	214
Other income	197	777

TOTAL NON-INTEREST INCOME	3,875	3,736

Non-interest expense
Employee compensation and benefits	10,638	10,390
Occupancy and equipment	2,881	2,812
Professional fees	795	698
Marketing and advertising	614	419
Other operating	2,503	2,583

TOTAL NON-INTEREST EXPENSE	17,431	16,902

INCOME BEFORE INCOME TAXES	5,705	6,607
Income tax expense	1,469	1,762

NET INCOME	$4,236	$4,845

Earnings per share—basic	$1.61	$1.78

Earnings per share—diluted	$1.61	$1.78

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND
COMPREHENSIVE INCOME

Years ended December 31, 2008 and 2007

(in thousands, except share data)

	Common Stock
							Accumulated other comprehensive income (loss)
	Shares	Par value	Additional paid-in capital	Unearned ESOP shares	Treasury stock	Retained Earnings		Total	Comprehensive income (loss)
Balance at December 31, 2006	2,702.845	$529	$52,700	$(1,703)	$(48,980)	$65,075	$(1,982)	$65,639
Allocation of ESOP shares	11,912	—	198	108	—	—	—	306
Purchase of treasury stock	(166,375)	—	—	—	(4,745)	—	—	(4,745)
Cash dividends—common stock	—	—	—	—	—	(2,185)	—	(2,185)
Compensation expense—restricted shares	—	—	361	—	—	—	—	361
Exercise of options	110,035	—	(417)	—	2,246	—	—	1,829
Income tax benefit arising from stock compensation	—	—	367	—	—	—	—	367
Stock option expense.	—	—	391	—	—	—	—	391
Vesting of restricted stock grant	12,666	—	(263)	—	263	—	—	—
Unrealized gains on securities, net of tax	—	—	—	—	—	—	1,180	1,180	$1,180
Adjustment to record funded status of pension	—	—	—	—	—	—	(145)	(145)	(145)
Net income for the year ended December 31, 2007	—	—	—	—	—	4,845	—	4,845	4,845

Comprehensive income									$5,880

Balance at December 31, 2007	2,671,083	$529	$53,337	$(1,595)	$(51,216)	$67,735	$(947)	$67,843
Allocation of ESOP shares	12,636	—	153	127	—	—	—	280
Purchase of treasury stock	(181,665)	—	—	—	(3,600)	—	—	(3,600)
Cash dividends—common stock	—	—	—	—	—	(2,096)	—	(2,096)
Compensation expense—restricted shares	—	—	348	—	—	—	—	348
Exercise of options	685	—	(1)	—	15	—	—	14
Income tax benefit arising from stock compensation	—	—	(38)	—	—	—	—	(38)
Stock option expense	—	—	361	—	—	—	—	361
Vesting of restricted stock grant	12,668	—	(263)	—	263	—	—	—
Unrealized gains on securities, net of tax	—	—	—	—	—	—	1,470	1,470	$1,470
Adjustment to record funded status of pension	—	—	—	—	—	—	(1,126)	(1,126)	(1,126)
Net income for the year ended December 31, 2008	—	—	—	—	—	4,236	—	4,236	4,236

Comprehensive income	—	—	—	—	—	—	—	—	$4,580

Balance at December 31, 2008	2,515,407	$529	$53,897	$(1,468)	$(54,538)	$69,875	$(603)	$67,692

The accompanying notes are an integral part of this statement

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2008	2007
	(in thousands)
OPERATING ACTIVITIES
Net income	$4,236	$4,845
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of
Mortgage loan servicing rights	222	61
Deferred loan origination fees	32	(133)
Premiums and discounts on investment securities, net	85	89
Premiums and discounts on mortgage-backed securities, net	(114)	14
Premiums and discounts on loans, net	80	120
Discounts on wholesale deposits	—	14
Deferred income taxes	(9)	318
Provision for loan losses	1,500	—
Depreciation of premises and equipment	950	915
Increase in value of bank-owned life insurance	(633)	(607)
Restricted shares grant expense	348	361
Stock option expense	361	391
Stock based benefit programs: ESOP	280	306
Proceeds from sale of loans originated for sale	16,398	17,708
Origination of loans held for sale	(16,936)	(17,810)
Gain on sale of
Real estate acquired through foreclosure	(438)	—
Mortgage loans available for sale	(271)	(213)
Mortgage loans held to maturity	—	(1)
Income from mortgage loan derivatives	(15)	(1)
Expense associated with forward loan sales	39	2
(Increase) decrease in
Accrued interest receivable	248	(6)
Other assets	(1,270)	(738)
Increase (decrease) in
Accrued interest payable	(349)	238
Other liabilities	(171)	(242)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,573	$5,631

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended December 31,
	2008	2007
	(in thousands)
INVESTING ACTIVITIES
Loan originations	$(118,691)	$(121,299)
Loan principal payments	88,540	85,884
Principal repayments on mortgage-backed securities held to maturity	1,380	1,530
Principal repayments on mortgage-backed securities available for sale	21,223	11,067
Proceeds from loan sales	—	1,969
Maturities of certificates of deposit in other financial institutions	—	40
Purchase of investment securities available for sale	(2,938)	(4,111)
Purchase of mortgage-backed securities available for sale	(28,319)	(33,401)
Proceeds from maturities of investment securities held to maturity	245	435
Proceeds from maturities of investment securities available for sale	4,000	6,455
Purchase of FHLB stock, net	(1,114)	(1,652)
Proceeds from sale of real estate acquired through foreclosure	1,674	—
Purchase of premises and equipment	(319)	(638)

NET CASH USED BY INVESTING ACTIVITIES	$(34,319)	$(53,721)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	17,456	(5,707)
Net increase in short-term FHLB and other borrowings	30,033	12,383
Proceeds from long-term FHLB advances	19,309	64,235
Repayment of long-term FHLB advances	(34,415)	(25,098)
Net increase in advances from borrowers for taxes and insurance	122	327
Treasury stock acquired	(3,600)	(4,745)
Exercise of stock options	14	1,829
Tax (benefit) expense arising from stock compensation	(38)	367
Common stock dividends paid	(2,096)	(2,185)

NET CASH PROVIDED BY FINANCING ACTIVITIES	26,785	41,406

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,961)	(6,684)
Cash and cash equivalents at beginning of year	5,680	12,364

Cash and cash equivalents at end of year	$2,719	$5,680

Supplemental disclosure of cash flow information
Cash paid for
Interest on deposits and advances from FHLB and other borrowings	$18,420	$18,117
Income taxes	$1,107	$1,380
Capitalization of mortgage servicing rights	$223	$244
Transfers from loans to real estate acquired through foreclosure	$1,236	—

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        TF Financial Corporation (the "Company") is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiary, Third Federal Bank (Third Federal or the Bank). Third Federal is a federally chartered- stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution and conducts operations from its main office in Newtown, Pennsylvania, twelve full-service branch offices located in Philadelphia and Bucks Counties, Pennsylvania, and two full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

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

        2.    Cash and Cash Equivalents

        The Company considers cash, due from banks, federal funds sold and interest- bearing deposits in other financial institutions, with original terms to maturity of less than three months, as cash equivalents for presentation purposes in the consolidated statements of financial position and cash flows. The Company is required to maintain certain cash reserves relating to deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

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

December 31, 2008 and 2007

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

        4.    Loans Receivable, net

        Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff are stated at unpaid principal balances less the allowance for loan losses, and net of deferred loan origination fees, direct origination costs and unamortized premiums and discounts associated with purchased loans. Loan origination fees and costs as well as unamortized premiums and discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        5.    Loans Receivable Held-for-Sale

        Mortgages loans originated and intended for sale in the secondary market are carried at fair value on an individual basis. Any resulting unrealized gain or loss is included in other income.

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

        7.    Premises and Equipment

        Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The Company accounts for the impairment of long-lived assets in accordance with SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The standard requires recognition and measurement for the impairment of long-lived assets to be held and used or to be disposed of by sale. The Company had no impaired long-lived assets at December 31, 2008 and 2007.

        8.    Goodwill and Other Intangible Assets

        Goodwill does not require amortization but is subject to annual impairment testing. The Company has tested the goodwill for impairment prior to its fiscal year ending December 31, 2008. No impairment has been recognized.

        9.    Bank Owned Life Insurance

        The Company purchased $12.5 million in life insurance policies on the lives of its executives and officers prior to 2006. The Company is the owner and beneficiary of the policies. The cash surrender values of the policies were approximately $16.5 million and $15.9 million at December 31, 2008 and 2007, respectively.

        10.    Benefit Plans

        The Company has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with six months of service, as defined by the ESOP. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees less dividends received on the allocated shares applied to the required debt service of the plan.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company has a defined benefit pension plan covering substantially all full-time employees meeting certain requirements. The Company accounts for the defined benefit plan in accordance with SFAS 87, "Employers' Accounting for Pensions" which provides guidance for the various components of pension expense recognized in the income statement and any related employer pension assets or liabilities. The Company includes reporting disclosures required by SFAS 132R, "Employers' Disclosures about Pensions and Other Postretirement Benefits". Additionally, the Company adopted SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)". SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet and to recognize changes in that funded status, including the gains and or losses and prior service costs or credits that were not recognized as components of net periodic benefit cost pursuant to SFAS 87, in the year in which the changes occur through comprehensive income. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. The Company was required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for the year ending December 31, 2006.

        11.    Stock-Based Compensation

        The Company has stock benefit plans that allow the Company to grant options and stock to employees and directors and which are more fully discussed in Note J. The options, which have a term of up to 10 years when issued, vest over a three to five year period. The exercise price of each option equals the market price of the Company's stock on the date of the grant. The Company accounts for stock-based compensation in accordance with SFAS 123R, "Share-Based Payment," which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period which is usually the vesting period.

        The fair value of each option grant during 2008 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

2008
Weighted average assumptions
Dividend yield	3.87%
Expected volatility	18.01%
Risk-free interest rate	4.23%
Fair value of options granted during the year	$3.13
Expected lives in years	5.0

        There were no options granted in 2007.

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

December 31, 2008 and 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

        15.    Comprehensive Income

        The Company follows SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The components of other comprehensive income are as follows:

	December 31, 2008
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$2,226	$(756)	$1,470
Pension plan benefit adjustment related to prior service costs and actuarial losses	(1,711)	585	(1,126)

Other comprehensive income, net	$515	$(171)	344

	December 31, 2007
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$1,787	$(607)	$1,180
Pension plan benefit adjustment related to prior service costs and actuarial losses	(220)	75	(145)

Other comprehensive income, net	$1,567	$(532)	$1,035

        16.    Segment Reporting

        The Company follows SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has one reportable segment, "Community Banking." All of the Company's

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

NOTE B—RECENT ACCOUNTING PRONOUNCEMENTS

        In December 2007, the Financial Accounting Standards Board (FASB) issued Statement No. 141R (SFAS 141R), "Business Combinations". The statement applies to the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. SFAS 141R expands on required disclosures to improve the ability to evaluate the nature and financial effects of business combinations. The statement is effective for the first annual reporting period beginning on or after December 15, 2008. The Company does not anticipate a material impact as a result of this statement on its consolidated statements.

        In December 2007, FASB issued Statement No. 160 (SFAS 160), "Noncontrolling Interests in Consolidated Financial Statements: an amendment of ARB No. 51". The statement establishes the accounting and reporting of noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. The statement calls for consistency with the requirements of SFAS 141R, "Business Combinations". The statement is effective for fiscal years beginning on or after December 15, 2008 and interim period in those fiscal years. The Company does not anticipate a material impact as a result of this statement on its consolidated statements.

        In February 2008, FASB issued FASB Staff Position (FSP) FAS 140-3, "Accounting for Transfers of Financial Assets and Repurchase Financing Transactions", which provides guidance on accounting for a transfer of a financial asset and a repurchase financing. The FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement under SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". However, if certain criteria are met, the initial transfer and repurchase shall not be evaluated as a linked transaction and therefore evaluated separately under SFAS 140. The FSP is effective for repurchase financing when the initial transfer is entered in fiscal years beginning after November 15, 2008. The Company does not anticipate a material impact on its consolidated financial statements as a result of this statement.

        In February 2008, FASB issued FSP FAS 157-2, "Effective Date of FASB Statement No. 157", which provides a one-year deferral of the effective date for SFAS 157 with respect to all nonfinancial assets and liabilities, except those items recognized or disclosed in the financial statements on a recurring basis (that is at least annually). The FSP was effective upon issuance.

        In March 2008, FASB issued Statement No. 161 (SFAS 161), "Disclosures About Derivative Instruments and Hedging Activities an amendment of FASB Statement 133". The statement requires expanded disclosures about an entity's derivative instruments and hedging activities but does not change SFAS 133's scope or accounting. This statement is effective for fiscal years and interim periods

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE B—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

beginning after November 15, 2008 with early adoption permitted. The Company does not anticipate the adoption of this statement to have a material impact on its consolidated financial statements.

        In April 2008, FASB issued FSP FAS 142-3, "Determination of the Useful Life of Intangible Assets", which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS 142, "Goodwill and Other Intangibles". The new guidance applies to intangible assets that are acquired individually or with a group of other assets and to intangible assets acquired in both business combinations and asset acquisitions. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The guidance must be applied prospectively only to intangible assets acquired after the FSP's effective date. The Company does not anticipate a material impact on its consolidated financial statements as a result of this statement.

        In May 2008, FASB issued Statement No. 162 (SFAS 162), "The Hierarchy of Generally Accepted Accounting Principles". This statement identifies the sources of accounting principles and the framework for selecting the accounting principles to be used in the preparation of financial statements prepared in conformity with generally accepted accounting principles (GAAP) in the United States. The statement did not result in changes to current practices nor have a material effect on the Company.

        In September 2008 FASB issued FSP FAS 133-1 and FASB Interpretation No. 45-4 (FIN 45-4), "Disclosures about Credit Derivatives and Certain Guarantees," to improve disclosures about credit-indexed derivative instruments (credit derivatives) and financial guarantees. The FSP requires companies that sell credit derivatives to disclose information that will enable financial statement users to assess the potential effect of the credit derivatives on the seller's financial position, financial performance, and cash flows. FSP FAS 133-1 and FIN 45-4 is effective for interim and annual periods ending after November 15, 2008. The Company did not incur a material impact as a result of this statement on its consolidated financial statements.

        In September 2008, the SEC and FASB jointly issued a press release clarifying fair value measurement practices in the current market environment. The key issues discussed in the press release include: the use of internal assumptions to estimate fair value when no relevant market data exists, use of market (broker) quotes to measure fair value, consideration of how transactions from distressed sales or inactive markets impact fair value, and factors to consider in the assessment of other-than-temporary impairment.

        In October 2008 FASB issued FSP FAS 157-3, "Determining the Fair Value of A Financial Asset When the Market For the Asset is Not Active." Although the FSP FAS 157-3 does not prescribe any new accounting treatment or disclosure, the FSP does emphasize the key considerations in determining the fair value of a financial asset in an inactive market. The FSP stresses the following principles from SFAS 157, "Fair Value Measurements": (a) the objective of the fair value, i.e. to determine a price that would be received to sell the asset even if there is little or no market activity, (b) treatment of distressed sales, (c) the relevance of observable data, (d) management's assumptions about nonperformance and liquidity risk, and (e) reliance on third party service quotes. FSP 157-3 is effective upon issuance with any resulting revisions in the valuation technique accounted for as a change in

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE B—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

accounting estimate. Adoption did not have a material effect on the Company's consolidated financial statements.

        In December 2008, FASB issued FSP FAS (132) R-1, "Employers' Disclosures about Postretirement Benefit Plan Assets" which amends SFAS 132(R), "Employers' Disclosures about Pensions and Other Postretirement Benefits" to require more detailed disclosure about employer plan assets, including employer's investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. The new disclosures are required to be included in financial statements for fiscal years ending after December 15, 2009 with early application permitted. This FSP only requires additional disclosures, and will not affect the Company's financial position or results of operation or cash flows.

        In January 2009, the FASB issued a FSP on Emerging Issues Task Force (EITF) 99-20-1 "Amendments to the Impairment Guidance of EITF Issue No. 99-20". This FSP amends the impairment guidance in Issue 99-20 "Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets". The FSP serves to more closely align its other-than-temporary impairment guidance with paragraph 16 of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities", which enables greater judgment to be exercised in determining whether an other-than-temporary impairment needs to be recorded. The impairment model previously reported in EITF 99-20 limited management's use of judgment in applying the impairment model. This FSP is effective for interim and annual reporting periods ending after December 15, 2008 and has been applied accordingly.

NOTE C—CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of the following:

	December 31,
	2008	2007
	(in thousands)
Cash and due from banks	$2,663	$5,557
Interest-bearing deposits in other financial institutions	56	123

	$2,719	$5,680

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE D—INVESTMENT AND MORTGAGE-BACKED SECURITIES

        The amortized cost, gross unrealized gains and losses, and fair value of the Company's investment securities at December 31, 2008 and 2007, are summarized as follows:

	December 31, 2008
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities available for sale
U.S. Government and federal agencies	$2,944	$229	$—	$3,173
Corporate debt securities	3,340	—	(55)	3,285
State and political subdivisions	24,532	530	(66)	24,996
Equity securities	150	15	—	165

	$30,966	$774	$(121)	$31,619

Mortgage-backed securities held to maturity
FHLMC certificates	$1,100	$70	$—	$1,170
FNMA certificates	2,141	84	—	2,225
GNMA certificates	1,533	68	—	1,601

	$4,774	$222	$—	$4,996

Mortgage-backed securities available for sale
FHLMC certificates	$4,414	$90	$—	$4,504
FNMA certificates	12,022	298	—	12,320
Real estate mortgage investment conduit	89,344	1,434	(385)	90,393

	$105,780	$1,822	$(385)	$107,217

	December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities held to maturity
State and political subdivisions	$244	$2	$—	$246

	$244	$2	$—	$246

Investment securities available for sale
U.S. Government and federal agencies	$2,996	$—	$(14)	$2,982
Corporate debt securities	4,340	44	(7)	4,377
State and political subdivisions	24,628	268	(63)	24,833
Equities	150	21	—	171

	$32,114	$333	$(84)	$32,363

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE D—INVESTMENT AND MORTGAGE-BACKED SECURITIES (Continued)

	December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Mortgage-backed securities held to maturity
FHLMC certificates	$1,657	$86	$—	$1,743
FNMA certificates	2,634	48	(41)	2,641
GNMA certificates	1,869	90	—	1,959

	$6,160	$224	$(41)	$6,343

Mortgage-backed securities available for sale
FHLMC certificates	$5,478	$1	$(45)	$5,434
FNMA certificates	11,381	22	(220)	11,183
Real estate mortgage investment conduit	81,704	345	(488)	81,561

	$98,563	$368	$(753)	$98,178

        The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

	December 31, 2008
	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
	(in thousands)
Investment securities
Due after one year through five years	$9,289	$9,531	$—	$—
Due after five years through 10 years	16,209	16,549	—	—
Due after ten years	5,318	5,374	—	—
Equity securities	150	165	—	—

	30,966	31,619	—	—
Mortgage-backed securities	105,780	107,217	4,774	4,496

	$136,746	$138,836	$4,774	$4,496

        Investment securities having an aggregate amortized cost of approximately $3.2 million and $3.0 million were pledged to secure public deposits at December 31, 2008 and 2007, respectively.

        There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders' equity at year end.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE D—INVESTMENT AND MORTGAGE-BACKED SECURITIES (Continued)

        The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2008:

		Less than 12 months		12 months or longer		Total
Description of Securities	Number of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair value	Unrealized Loss
	(in thousands)
Corporate debt securities	1	$3,285	$(55)	$—	$—	$3,285	$(55)
State and political subdivisions	4	2,392	(18)	1,753	(48)	4,145	(66)
Mortgage-backed securities	1	19	(1)	6,480	(384)	6,499	(385)

Total temporarily impaired securities	6	$5,696	$(74)	$8,233	$(432)	$13,929	$(506)

        The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2007:

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

        The unrealized losses on investments in securities issued by the U.S. Treasury and Government agencies, U.S. Government sponsored agencies and agency mortgage- backed securities were caused by changes in market interest rates. The contractual terms and contractual cash flows of these securities do not permit the issuer to settle at a price less than the amortized cost of the investment. The Company has the ability and intent to hold these investments until a market price recovery or maturity. Accordingly, the Company has evaluated relevant factors and has determined that the unrealized losses at December 31, 2008 and 2007, respectively are not considered other-than-temporary.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE E—LOANS RECEIVABLE

        Loans receivable are summarized as follows:

	December 31,
	2008	2007
	(in thousands)
Held for investment:
First mortgage loans
Secured by one-to-four family residences	$281,870	$272,840
Secured by non-residential properties	132,640	109,740
Construction loans	30,633	35,507

Total first mortgage loans	445,143	418,087

Other loans
Commercial non-real estate	43,818	46,850
Home equity and second mortgage	56,233	52,013
Other	2,287	2,244

Total other loans	102,338	101,107

Total loans	547,481	519,194
Net deferred loan origination costs and unamortized premiums	704	675
Less allowance for loan losses	(3,855)	(2,842)

Total loans receivable	$544,330	$517,027

Held for sale:
First mortgage loans
Secured by one-to-four family residences	$1,659	$1,040

        Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2008	2007
	(in thousands)
Balance at beginning of year	$2,842	$2,865
Provision charged to income	1,500	—
(Charge-offs), net of recoveries	(487)	(23)

Balance at end of year	$3,855	$2,842

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE E—LOANS RECEIVABLE (Continued)

        Non-performing loans, which include non-accrual loans for which the accrual of interest has been discontinued and loan balances past due over 90 days that are not on a non-accrual status but that management expects will eventually be paid in full, are summarized as follows:

	December 31,
	2008	2007
	(in thousands)
Impaired loans with a related allowance	$3,017	$—
Impaired loans without a related allowance	$2,262	$5,358

Total impaired loans	$5,279	$5,358

Allowance for impaired loans	$530	$—

Total non-accrual loans	$5,279	$5,358

Total loans past due 90 days as to interest or principal and accruing interest	$—	$—

        Interest income that would have been recorded under the original terms of such loans totaled approximately $199,000 and $301,000 for the years ended December 31, 2008 and 2007. No interest income has been recognized on non-accrual loans for any of the periods presented.

        The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2008 and 2007. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans was approximately $125,000 and $178,000 at December 31, 2008 and 2007, respectively. New loans to related parties of $7,000 were made during 2008. For the year ended December 31, 2008, principal repayments of $60,000 of related party loans were received.

NOTE F—LOAN SERVICING

        Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid principal balances of these loans are summarized as follows:

	December 31,
	2008	2007
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$486	$632
FNMA	48,877	37,396
Other investors	16,262	12,231

	$65,625	$50,259

        Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $1,191,000 and $390,000 at December 31, 2008 and 2007 respectively. Net servicing

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE F—LOAN SERVICING (Continued)

revenue on mortgage loans serviced for others was $13,000 and $30,000 for the years ended December 31, 2008 and 2007 respectively.

        Mortgage servicing rights are accounted for in accordance with SFAS 156, "Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140". The Company initially recognizes and measures servicing assets based on the relative fair value of the servicing right at the time the loan is sold. The Company uses the amortization method for subsequent measurement of its servicing assets and evaluates the recorded value for impairment. Mortgage servicing rights of $450,000 and $460,000 were reported as a component of other assets at December 31, 2008 and 2007, respectively.

NOTE G—PREMISES AND EQUIPMENT

        Premises and equipment are summarized as follows:

		December 31,
	Estimated useful lives
		2008	2007
		(in thousands)
Buildings	30 years	$6,488	$6,462
Leasehold improvements	5 – 10 years	1,984	1,974
Furniture, fixtures and equipment	3 – 7 years	10,668	10,569

		19,140	19,005
Less accumulated depreciation		15,196	14,430

		3,944	4,575
Land		1,692	1,692

		$5,636	$6,267

NOTE H—DEPOSITS

        Deposits are summarized as follows:

	December 31,
Deposit type	2008	2007
	(in thousands)
Demand	$36,871	$35,904
NOW	46,907	46,543
Money market	88,609	79,267
Passbook savings	111,591	130,423

Total demand, transaction and passbook deposits	283,978	292,137
Certificates of deposit	205,872	180,257

	$489,850	$472,394

        The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $46.7 million and $38.8 million at December 31, 2008 and 2007, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

        At December 31, 2008, scheduled maturities of certificates of deposit are as follows:

Year ending December 31,
2009	2010	2011	2012	2013	Thereafter	Total
(in thousands)
$122,466	$36,736	$28,688	$16,307	$1,217	$458	$205,872

        Related party deposits are on substantially the same terms as are comparable transactions with unrelated persons. The aggregate dollar amount of these deposits was approximately $5.6 million and $2.2 million at December 31, 2008 and 2007, respectively.

NOTE I—ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

        Advances from the Federal Home Loan Bank consist of the following:

	December 31,
	2008		2007
Principal payments due during	Amount	Weighted average rate	Amount	Weighted average rate
	(in thousands)		(in thousands)
2008	$—	—%	28,851	4.00%
2009	45,494	3.99%	44,495	4.01%
2010	29,879	4.49%	28,845	4.53%
2011	19,461	4.18%	18,392	4.23%
2012	55,089	2.89%	30,950	4.29%
2013	7,542	3.66%	1,497	4.58%
2014	683	3.66%	191	4.26%

	$158,148	3.71%	$153,221	4.19%

        The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities totaling approximately $493.0 million. Total unused lines of credit at the Federal Home Loan Bank were $27.6 million at December 31, 2008. The remaining advances from the Federal Home Loan Bank are fixed rate, fixed term.

        Other short-term borrowings at December 31, 2008 include advances from the Federal Reserve Bank totaling $10.0 million maturing in three months with an interest rate of 0.50% and collateralized by investment securities of approximately $24.0 million.

NOTE J—BENEFIT PLANS

        1.    Defined Contribution Plan

        The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Contributions to the 401(k) plan totaled $70,000 and $62,000 in 2008 and 2007 respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

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

        The following tables set forth the projected benefit obligation, the fair value of assets of the plan and funded status of the defined benefit pension plan as reflected in the consolidated statements of financial position:

	December 31,
	2008	2007
	(in thousands)
Reconciliation of Projected Benefit Obligation
Benefit obligation at beginning of year	$3,593	$3,560
Service cost	391	336
Interest cost	247	211
Actuarial loss	321	44
Benefits paid	(206)	(558)

Benefits obligation at end of year	$4,346	$3,593

Reconciliation of Fair Value of Assets
Fair value of plan assets at beginning of year	$4,526	$3,860
Actual return on plan assets	(1,081)	117
Employer contribution	1,398	1,107
Benefits paid	(206)	(558)

Fair value of plan assets at end of year	$4,637	$4,526

Prepaid benefit cost at end of year	$291	$933

        The amount recognized in accumulated other comprehensive income at December 31, 2008 was $1,711,000 which included a $1,741,000 adjustment to the funded status of the plan less amortization of prior service cost of approximately $30,000. The amount recognized in accumulated other comprehensive income at December 31, 2007 was $220,000 which included an adjustment of $280,000 to record the funded status of the plan less amortization of prior service cost of $60,000. During 2009, the amounts expected to be amortized from accumulated other comprehensive income include $59,000 of net actuarial loss and $31,000 of prior service cost.

        The accumulated benefit obligation at December 31, 2008 and 2007 was $3,647,000 and $3,003,000, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE J—BENEFIT PLANS (Continued)

        Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, Plan assets. The expected employer contribution for 2009 is $350,000.

	December 31,
	2008	2007
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.75%	5.75%
Rate of compensation increase	4.00%	4.00%

	December 31,
	2008	2007
	(in thousands)
Components of net periodic benefit cost:
Service cost	$391	$336
Interest cost	247	211
Expected return on plan assets	(421)	(399)
Amortization of prior service cost	30	63
Amortization of transition obligation (asset)	—	—
Recognized net actuarial loss	82	46

Net periodic benefit cost	$329	$257

	December 31,
	2008	2007
Weighted-average assumptions used to determine net benefit costs:
Discount rate	5.75%	5.75%
Expected return on plan assets	9.00	9.00
Rate of compensation increase	4.00	4.00

        The expected rate of return was determined by applying the average rates of return over the past ten years on the assets in which the Plan is currently invested.

        Estimated future benefits payments are as follows:

	(in thousands)
	2008	2007
2009	$59	$36
2010	59	58
2011	60	58
2012	103	59
2013	108	105
2014 – 2018	978	1,142

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE J—BENEFIT PLANS (Continued)

        The Plan's weighted-average asset allocations by asset category is as follows:

	Percentage of Plan Assets at December 31,
	2008	2007
Asset Category
Equity securities	44%	52%
Debt securities	26%	24%
Other	30%	24%

Total	100%	100%

        Trustees of the Plan are responsible for defining and implementing the investment objectives and policies for the Plan's assets. Assets are invested in accordance with sound investment practices that emphasize long-term investment fundamentals that closely match the demographics of the plan's participants. The Plan's goal is to earn long-term returns that match or exceed the benefit obligations of the Plan through a well-diversified portfolio structure. The Plan's return objectives and risk parameters are managed through a diversified mix of assets. The asset mix and investment strategy are reviewed on a quarterly basis and rebalanced when necessary. The asset allocation for the Plan is targeted at 55% equity securities and 45% debt and other securities.

        3.    Employee Stock Ownership Plan (ESOP)

        The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. The Company makes discretionary contributions to the ESOP in order to service the ESOP's debt. Any dividends received by the ESOP will be used to pay debt service. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to qualifying employees. The Company reports compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees less dividends received on the allocated shares in the plan used for debt service. The allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense was $212,000 and $247,000 in 2008 and 2007, respectively.

	2008	2007
Allocated shares	170,000	167,000
Unreleased shares	147,000	160,000

Total ESOP shares	317,000	327,000

Fair value of unreleased shares (in thousands)	$2,837	$3,942

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE J—BENEFIT PLANS (Continued)

        4.    Stock-Based Compensation Plans

        A summary of the status of the Company's stock option plans as of December 31, 2008 and 2007, and changes for each of the years in the two-year period then ended is as follows:

	2008		2007
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share
Outstanding at beginning of year	252,576	$26.56	365,734	$23.62
Options granted	42,617	$20.65	—	$—
Options exercised	(685)	$18.72	(110,035)	$16.62
Options forfeited	(1,797)	$29.37	(3,123)	$31.93
Options expired	(5,375)	$27.37	—	$—

Outstanding at end of year	287,336	$25.67	252,576	$26.56

Options exercisable	234,539	$26.50	183,475	$25.82

        The following table summarizes information about stock options outstanding at December 31, 2008:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2008	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable at December 31, 2008	Weighted average exercise price
$13.25 – 19.88	25,268	1.23	$13.69	25,268	$13.69
$19.89 – 29.84	244,810	3.37	26.31	192,013	27.49
$29.85 – 34.14	17,258	4.96	34.14	17,258	34.14

	287,336	3.27	$25.67	234,539	$26.50

        The following table reflects information on the aggregate intrinsic value of options as well as cash receipts from option exercises:

	December 31,
	2008	2007
	(in thousands)
Aggregate value of
Options outstanding	$142	$349
Options exercisable	$142	$349
Options exercised	$3	$1,481
Cash receipts from options exercised	$14	$1,829

        The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the Company's closing stock price on the last trading day of the year and the exercise price, multiplied

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE J—BENEFIT PLANS (Continued)

by the number of exercisable in-the-money options). The Company has a policy of issuing shares from treasury to satisfy share option exercises.

        Stock-based compensation expense included in net income related to stock options was $361,000 and $391,000, resulting in a tax benefit of $114,000 and $120,000, for the year ended December 31, 2008 and 2007 respectively. There was $283,000 and $418,000 of total unrecognized compensation cost, net of estimated forfeitures, related to non-vested options under the Plan at December 31, 2008 and 2007, respectively. That cost is expected to be recognized over a weighted average period of 30.6 months and 14.4 months at December 31, 2008 and 2007, respectively.

        The table below summarizes the changes in non-vested restricted stock during the past year:

	2008		2007
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share
Total non-vested restricted stock at December 31	12,668	$28.48	25,334	$28.48
Restricted stock grant	2,000	$20.65	—	—
Vesting of restricted stock	(12,668)	$28.48	(12,666)	$28.48
Forfeitures of restricted stock	—	—	—	—

Total non-vested restricted stock at December 31	2,000	$20.65	12,668	$28.48

        Stock-based compensation expense related to stock grants was $348,000 and $361,000 for the years ended December 31, 2008 and 2007, respectively. The expected compensation expense for 2009 is $15,000.

NOTE K—INCOME TAXES

        The components of income tax expense are summarized as follows:

	Year ended December 31,
	2008	2007
	(in thousands)
Federal
Current	$1,472	$1,071
Charge in lieu of income tax relating to stock compensation	1	367
Deferred	(9)	318

	1,464	1,756
State and local—current	5	6

Income tax provision	$1,469	$1,762

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE K—INCOME TAXES (Continued)

        The Company's effective income tax rate was different than the statutory federal income tax rate as follows:

	Year ended December 31,
	2008	2007
Statutory federal income tax	34.0%	34.0%
(Decrease) increase resulting from
Tax-exempt income	(9.5)	(8.2)
State tax, net of federal benefit	(0.1)	(0.0)
Other	1.3	0.9

	25.7%	26.7%

        Deferred taxes are included as other liabilities in the accompanying consolidated statements of financial position at December 31, 2008 and 2007, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2008 and 2007. The Company's net deferred tax liability at December 31, 2008 and 2007, was comprised of the following:

	December 31,
	2008	2007
	(in thousands)
Deferred tax assets
Deferred compensation	$157	$131
Allowance for loan losses, net	1,311	966
Unrealized loss on securities available for sale	—	46
Stock compensation	350	241
Adjustment to record funded status of pension plan	1,027	442
Non accrual interest	193	—
Other	19	25

	3,057	1,851

Deferred tax liabilities
Accrued pension expense	1,116	827
Unrealized gain on securities available for sale	710	—
Prepaid expenses	114	44
Deferred loan costs	768	656
Amortization of goodwill	879	665
Other	346	373

	3,933	2,565

Net deferred tax liability	$(876)	$(714)

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE K—INCOME TAXES (Continued)

        The Company files consolidated income tax returns on the basis of a calendar year. The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions, the majority of activity residing in Pennsylvania. The statue of limitations for the federal return has expired on years prior to 2005. The expirations of the statutes of limitations related to the various state income tax returns that the Company and its subsidiaries file, vary by state, and are expected to expire over the term of 2009 through 2013. There are no material uncertain tax positions at December 31, 2008 in accordance with the provisions of FIN 48," Accounting for Uncertainty in Income Taxes".

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE L—REGULATORY MATTERS (Continued)

        As of December 31, 2008, management believes that the Bank met all capital adequacy requirements to which it was subject.

	Regulatory capital December 31, 2008
	Tangible		Core		Risk-based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$64,647	8.84%	$64,647	8.84%	$64,647	15.27%
Unrealized gain on certain available-for-sale securities	(1,369)	(0.18)%	(1,369)	(0.18)%	(1,369)	(0.33)%
Adjustment to record funded status of pension	1,983	0.27%	1,983	0.27%	1,983	0.47%
Goodwill and other intangible assets	(4,324)	(0.59)%	(4,324)	(0.59)%	(4,324)	(1.02)%
Additional capital items
General valuation allowances—limited	—	—	—	—	3,325	0.79%

Regulatory capital computed	60,937	8.34%	60,937	8.34%	64,262	15.18%
Minimum capital requirement	10,964	1.50%	29,237	4.00%	33,868	8.00%

Regulatory capital—excess	$49,973	6.84%	$31,700	4.34%	$30,394	7.18%

	Regulatory capital December 31, 2007
	Tangible		Core		Risk-based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$64,960	9.29%	$64,960	9.29%	$64,960	16.35%
Unrealized loss on certain available-for-sale securities	103	0.01%	103	0.01%	103	0.03%
Adjustment to record funded status of pension	858	0.12%	858	0.12%	858	0.22%
Goodwill and other intangible assets	(4,324)	(0.61)%	(4,324)	(0.61)%	(4,324)	(1.09)%
Additional capital items
General valuation allowances—limited	—	—	—	—	2,495	0.62%

Regulatory capital computed	61,597	8.81%	61,597	8.81%	64,092	16.13%
Minimum capital requirement	10,492	1.50%	27,980	4.00%	31,787	8.00%

Regulatory capital—excess	$51,105	7.31%	$33,617	4.81%	$32,305	8.13%

        At December 31, 2008, the Bank met all regulatory requirements for classification as a "well-capitalized" institution. A "well-capitalized" institution must have risk-based capital of 10% and core capital of 5%. The Bank's capital exceeded the minimum required amounts for classification as a "well-capitalized" institution. There are no conditions or events that have occurred that management believes have changed the Bank's classification as a "well-capitalized" institution.

        The Bank maintains a liquidation account for the benefit of eligible savings account holders who maintained deposit accounts in the Bank after the Bank converted to a stock form of ownership. The

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE L—REGULATORY MATTERS (Continued)

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

        Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

        Financial instruments, the contract amounts of which represent credit risk, are as follows:

	December 31,
	2008	2007
	(in thousands)
Commitments to extend credit	$68,675	$69,063
Standby letters of credit	1,397	1,566
Loans sold with recourse	64	68

	$70,136	$70,697

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

NOTE N—COMMITMENTS AND CONTINGENCIES

        The Bank had optional commitments of $5,807,000 and $2,314,000 to sell mortgage loans to investors at December 31, 2008 and 2007, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE N—COMMITMENTS AND CONTINGENCIES (Continued)

        The Bank leases branch facilities and office space for periods ranging up to ten years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $534,000 and $517,000 for the years ended December 31, 2008 and 2007 respectively.

        The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more are as follows:

Year ending December 31,	(in thousands)
2009	$482
2010	368
2011	328
2012	273
2013	254
Thereafter	876

$2,581

        The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. Upon a change in control, the Company shall make a lump-sum payment or continue to pay the key executives' salaries per the agreements, and reimburse the executive for certain benefits for one year. The contingent liability under the agreements at December 31, 2008 was approximately $3.2 million.

        From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE O—SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

        The Bank is principally engaged in originating and investing in one-to-four family residential real estate and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans that have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% or less loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing underlying collateral values. However, management believes that weakened residential and commercial real estate values have been taken into consideration and that the loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

NOTE P—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

        On January 1, 2008, the Company adopted SFAS 157, "Fair Value Measurements". SFAS 157 defines fair value, establishes a framework for measuring fair value and expands the related disclosure

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE P—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

requirements. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 establishes a fair value measurement hierarchy for inputs in valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

        The fair value hierarchy levels are summarized below:

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2 inputs are inputs that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3 inputs are unobservable and contain assumptions of the party fair valuing the asset or liability.

        Determination of the appropriate level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement for the instrument or security. Assets and liabilities measured at fair value on a recurring basis segregated by value hierarchy level are summarized below (dollars in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2008
Assets
Investment securities available for sale	$150	$31,469	$—	$31,619
Mortgage-backed securities available for sale	—	107,217	—	107,217
Mortgage loans available for sale	1,659	—	—	1,659
Derivative loan commitments	—	—	18	18
Liabilities
Forward loan sales	—	—	42	42

        Investment securities available for sale and mortgage-backed securities available for sale are valued primarily by a third party pricing agent. Active listed equities are generally classified within Level 1 of the fair value hierarchy. Government-sponsored agency debt securities and corporate bonds are primarily priced through a multi-dimensional relational model, a level 2 hierarchy, which incorporates dealer quotes and other market information including, defined sector breakdown, benchmark yields, base spread, yield to maturity, and corporate actions. Municipal securities are also measured within the level 2 hierarchy using inputs with a series of matrices that reflect benchmark yields, ratings updates, and spread adjustments. Mortgage-backed securities include FNMA and FHLMC certificates and real estate mortgage investment conduits and are valued under a level 2 hierarchy using a matrix correlation to benchmark yields, spread analysis, and prepayment speeds.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE P—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following table presents additional information about assets measured at fair value on a recurring basis for which the Company has utilized Level 3 inputs to determine fair value (in thousands):

Derivative loan commitments
Beginning balance December 31, 2007	$3
Total gains—realized/unrealized:
Included in earnings	15
Included in other comprehensive income	—
Purchases, issuances, and settlements	—

Ending balance, December 31, 2008	$18

Forward loan sales
Beginning balance December 31, 2007	$3
Total losses—realized/unrealized:
Included in earnings	39
Included in other comprehensive income	—
Purchases, issuances, and settlements	—

Ending balance December 31, 2008	$42

        The Company also measures certain other financial assets at fair value on a non-recurring basis. Adjustments may result from application of lower-of-cost-or-fair-value accounting. The following table sets forth the Company's financial assets subject to fair value adjustments (impairment) on a nonrecurring basis as they are valued at the lower of cost or market. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2008
Assets
Impaired loans, net	$—	$—	$4,749	$4,749
Federal Home Loan Bank Stock	—	—	9,896	9,896

        Impaired loans totaled $5.3 million with a specific reserve of $0.5 million at December 31, 2008. Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of the recorded investment in the loan or market value. The loans identified as impaired are real estate secured. Market value is determined by using the value of the collateral securing the loans and is therefore classified as a level 3 hierarchy. The value of the real estate is determined by qualified independent licensed appraisers contracted by the Company to perform the assessment. The appraised

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE P—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

value is then discounted based upon management's experience, which includes estimated disposal costs, understanding of the customer and the customer's business as well as economic conditions. Impaired loans are reviewed and evaluated on a quarterly basis for additional impairment and adjusted accordingly, based upon the pertinent conditions.

        The Company's stock ownership in the Federal Home Loan Bank of Pittsburgh is carried at cost. FHLB stock is a restricted investment security and is considered long term in nature. There is no trading market for the stock which is subject to redemption by the issuer at par, and the return is not solely tied to dividends earned as stock ownership is a requirement to membership in the organization which provides products and funding for the Company. The value of the stock represents the carrying value as well as fair value on the books of the Company at December 31, 2008.

        SFAS. 107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS 107. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Company's general practice and intent to hold its financial instruments to maturity or available for sale and to not engage in trading or significant sales activities. For fair value disclosure purposes, the Company substantially utilized the fair value measurement criteria as required under SFAS 157 explained above. Additionally, the Company used significant estimations and present value calculations to prepare this disclosure.

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

        The fair value of cash and cash equivalents equals historical book value. The fair value of investment and mortgage backed securities for 2008 is described and presented above under SFAS 157 guidelines.

	December 31,
	2008		2007
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Cash and cash equivalents	$2,719	$2,719	$5,680	$5,680
Investment securities	$31,619	$30,966	$32,609	$32,607
Mortgage-backed securities	$112,213	$110,554	$104,521	$104,338

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE P—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS
(Continued)

        The fair value of financial instruments with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar assets and liabilities.

	December 31,
	2008		2007
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Liabilities
Deposits with stated maturities	$211,392	$205,872	$180,651	$180,257
Borrowings with stated maturities	$171,541	$168,148	$154,302	$153,221

        The fair value of financial instrument liabilities with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand).

	December 31,
	2008		2007
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Deposits with no stated maturities	$283,978	$283,978	$292,137	$292,137

        The fair value of the net loan portfolio has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk and credit loss factors.

	December 31,
	2008		2007
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)
Net loans	$559,491	$545,989	$520,079	$518,067

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE Q—SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	Year ended December 31,
	2008	2007
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees	$215	$168
Late charge income	97	101
Deposit service charges	1,136	1,118
Debit card income	340	307
Other income	548	444

	$2,336	$2,138

Other operating expense
Insurance and surety bond	$205	$214
Office supplies	177	181
Loan expense	221	188
Debit card and ATM expense	300	320
Postage	252	262
Telephone	274	273
Supervisory examination fees	162	150
Other expenses	912	995

	$2,503	$2,583

NOTE R—EARNINGS PER SHARE

        The following tables set forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except per share data):

	Year ended December 31, 2008
	Income (numerator)	Weighted average shares (denominator)	Per share Amount
Basic earnings per share
Income available to common stockholders	$4,236	2,632,707	$1.61
Effect of dilutive securities
Stock compensation plans	—	3,826	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$4,236	2,636,533	$1.61

        There were options to purchase 262,068 shares of common stock at a price at a range of $20.30 to $34.14 per share which were outstanding during 2008 that were not included in the computation of

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE R—EARNINGS PER SHARE (Continued)

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

        There were options to purchase 181,188 shares of common stock at a price range of $28.00 to $34.14 per share which were outstanding during 2007 that were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

NOTE S—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

        Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEETS

	December 31,
	2008	2007
	(in thousands)
ASSETS
Cash	$1,164	$1,087
Investment in Third Federal	63,180	63,364
Investment in TF Investments	1,924	2,544
Investment in Penns Trail Development	1,119	1,063
Investment securities available for sale	165	171
Other assets	173	49

Total assets	$67,725	$68,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$33	$435
Stockholders' equity	67,692	67,843

Total liabilities and stockholders' equity	$67,725	$68,278

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008 and 2007

NOTE S—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY (Continued)

STATEMENTS OF INCOME

	December 31,
	2008	2007
	(in thousands)
INCOME
Equity in earnings of subsidiaries	$5,004	$5,637
Interest and dividend income	81	52

Total income	5,085	5,689

EXPENSES
Other	849	844

Total expenses	849	844

NET INCOME	$4,236	$4,845

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2008	2007
	(in thousands)
Cash flows from operating activities
Net income	$4,236	$4,845
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock compensation plans	628	752
Equity in earnings of subsidiaries	(5,004)	(5,637)
Net change in assets and liabilities	(481)	359

Net cash (used) provided by operating activities	(621)	319

Cash flows from investing activities
Capital distribution from subsidiaries	6,380	2,870
Maturities of certificates of deposit in other financial institutions, net	—	40

Net cash provided by investing activities	6,380	2,910

Cash flows from financing activities
Cash dividends paid to stockholders	(2,096)	(2,185)
Treasury stock acquired	(3,600)	(4,745)
Exercise of stock options	14	1,829

Net cash used in financing activities	(5,682)	(5,101)

NET INCREASE (DECREASE) IN CASH	77	(1,872)

Cash at beginning of year	1,087	2,959

Cash at end of year	$1,164	$1,087

Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$—	$—

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

TF Financial Corporation

Board of Directors

Robert N. Dusek

Chairman of the TF Financial Corporation

President of Direction Associates, Inc.

Carl F. Gregory

Chairman Emeritus and Retired President/CEO of Third Federal Bank

Dennis L. McCartney

Retired General Manager-East of the United States Steel Corporation

George A. Olsen

Chairman of Third Federal Bank

Retired President/CEO of Kingsbury, Inc.

John R. Stranford

Retired President/CEO of TF Financial Corporation and Third Federal Bank

Albert M. Tantala, Sr.

President of Tantala Associates

Kent C. Lufkin

President/CEO of TF Financial Corporation and Third Federal Bank

Executive Officers

Kent C. Lufkin

President and Chief Executive Officer

Dennis R. Stewart

Executive Vice President and Chief Financial Officer

Lorraine A. Wolf
Corporate Secretary