Form 10-K, Exhibit 13
period 2010-12-31
TF FINANCIAL CORP
filed 2011-03-28
CIK 921051

CORPORATE PROFILE AND RELATED INFORMATION

TF Financial Corporation (the “Company”) is the parent company of Third Federal Bank and its subsidiaries Third Delaware Corporation and Teragon Financial Corporation (collectively, “Third Federal” or the “Bank”), TF Investments Corporation, and Penns Trail Development Corporation. At December 31, 2010, total assets were approximately $691.8 million and total stockholders’ equity was approximately $73.4 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that Third Federal retains a specified amount of its assets in housing-related investments. Third Federal is a federally chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name “Polish American Savings Building and Loan Association.” Deposits of Third Federal have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the “FDIC”). Third Federal is a community-oriented institution offering a variety of financial services to meet the needs of the communities that it serves. As of December 31, 2010, Third Federal operated branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. Third Federal attracts deposits (approximately $550.1 million at December 31, 2010) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (“FHLB”) (approximately $62.0 million at December 31, 2010) and other funds, to originate loans secured by first mortgages and junior liens on owner-occupied, one-to-four family residences, and to originate loans secured by commercial real estate, including construction loans.

Stock Market Information

Since its issuance in July 1994, the Company’s common stock has been traded on the Nasdaq Global Market. The daily stock quotation for the Company is listed on the Nasdaq Global Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of “THRD.” The number of shareholders of record of common stock as of March 7, 2011, was approximately 424. This does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms.

Dividend Policy

The Company has adopted a formal Dividend Policy. Before each dividend declaration by the Board of Directors, the Board makes the following determinations:

1.	The capital of the Company is adequate for the current and projected business operations of the Company.
2.	The liquidity of the Company after the payment of the dividend is adequate to fund the operations of the Company for a reasonable period of time into the future.
3.
In light of the fact that the primary source of liquidity with which to pay dividends is dividend payments from the subsidiary Bank, the Board considers a number of factors specifically applicable to the Bank, such as its expected level of earnings and capital, and the possibility of regulatory restrictions.  Among other limitations, Third Federal may not declare or pay a cash dividend on any of its stock if the effect thereof would cause Third Federal’s regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with Third Federal’s conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision (“OTS”).

The amount of the quarterly dividend is reviewed quarterly by the Board of Directors, may be increased or reduced as deemed appropriate by the Board, and may be suspended by the Board at any time and recommenced or discontinued at the discretion of the Board. In addition to quarterly cash dividends, the Board of Directors may periodically consider the payment of special cash dividends or stock dividends.

Stock Price and Dividend History

The following table sets forth the high and low sales prices and cash dividends declared for the periods indicated. All stock price information has been adjusted for the 5% stock dividend paid in February, 2011.

	Quoted market price		Dividend paid
Quarter ended	High	Low	per share
December 31, 2010	$21.23	$19.67	$0.19
September 30, 2010	$21.81	$19.05	$0.19
June 30, 2010	$21.38	$17.95	$0.19
March 31, 2010	$18.29	$17.67	$0.19
December 31, 2009	$18.32	$17.19	$0.19
September 30, 2009	$18.51	$15.71	$0.19
June 30, 2009	$19.38	$15.95	$0.19
March 31, 2009	$21.90	$15.24	$0.19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

General.  The following discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and is intended to assist in understanding and evaluating the major changes in the financial position and results of operations of the Company with a primary focus on an analysis of operating results.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

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

Management believes that the most critical accounting policy requiring the use of a significant amount of accounting estimates and judgment is the determination of the allowance for loan losses. Allowances are established based on an analysis of individual loans, pools of similar loans, delinquencies, loss experience, economic conditions generally and as they may affect individual borrowers, and other factors. Individual loans are evaluated based on cash flows or value of the underlying collateral, and the financial strength of any guarantors. All of these evaluation factors are subject to a high degree of uncertainty. If the financial condition and collateral values of a significant amount of debtors should deteriorate more than the Company has estimated, present allowances for loan losses may be insufficient and additional provisions for loan losses may be required. In addition, a single loan may result in the loss of a substantial amount and may significantly reduce the allowance. The allowance for loan losses was $8.3 million at December 31, 2010.

 Financial Condition and Changes in Financial Condition

Assets.  The Company’s total assets at December 31, 2010 were $691.8 million, a decrease of $22.3 million during the year.

Loans receivable net of the allowance for loan losses were $501.5 million, a $28.1 million or 5.3% decrease, the combined result of loan repayments and transfers to real estate acquired through foreclosure exceeding demand for new loans, as well as an increase in the allowance for loan losses during the year. Principal repayments of loans receivable totaled $99.2 million during the year ended December 31, 2010 and the Company transferred $7.5 million from loans to real estate acquired through foreclosure. The allowance for loan losses was increased by a provision of $4.2 million less $1.1 million of net loan charge-offs. Originations of consumer and single-family residential mortgage loans were $60.8 million and originations of commercial loans were $22.3 million. Loans receivable held for sale decreased by $1.0 million during 2010, mainly the net result of loans originated for sale of $39.0 million, less $40.5 million in proceeds from the sale of loans in the secondary market. The Company sold the majority of its fixed rate, 30 year term loan originations to the Federal National Mortgage Association (“FNMA”) and retained the loan servicing.

Mortgage-backed securities available for sale decreased by $11.7 million during 2010. Principal repayments totaled $28.5 million, the fair value of the securities decreased by $0.1 million and net discount amortization was $0.1 million. Offsetting these decreases were purchases of $17.0 million. Mortgage-backed securities held to maturity decreased by $0.6 million mainly as a result of principal repayments.

Investment securities available for sale increased by $17.0 million during the year due to purchases of federal agency and municipal bonds of $17.8 million. Sales and security maturities totaled $0.8 million.

The increase in other assets during 2010 was caused by the increase of $6.2 million in real estate acquired through foreclosure, which at December 31, 2010 totaled $7.5 million and was mainly composed of one parcel of unimproved raw land.

Liabilities.  Deposit balances decreased by $2.6 million during 2010. Money market, checking and savings accounts increased $18.4 million. The largest growth in deposits occurred in money market accounts, mostly in consumer accounts, but also a large percentage increase in business money market accounts reflecting the Company’s efforts to increase its business deposits. Retail certificates of deposit decreased by $20.9 million during 2010.

Advances from the FHLB and other borrowings decreased by $18.3 million, the result of a scheduled amortization and maturities of $31.1 million, net of new borrowings of $12.9 million. It is the current intent of the Company to fund a portion of its interest-bearing assets, not funded by deposits, with longer term advances from the FHLB. The Bank may also fund its day-to-day cash needs and shorter term interest-bearing assets not otherwise funded with deposits using draws on its line of credit with the FHLB. The Bank’s line of credit at the FHLB was $60 million of which none was drawn at December 31, 2010.

Stockholders’ Equity.  Total consolidated stockholders’ equity increased by $1.5 million to $73.4 million at December 31, 2010. The increase is largely the result of the retention of $3.4 million in net income less cash dividends paid to the Company’s common stockholders of $2.0 million. Accumulated other comprehensive income decreased by $0.1 million due to the fair value adjustment for unrealized losses on available for sale securities and there was an increase of $0.1 million to the funded status of the pension plan. Also, there was a $0.2 million increase due to the allocation of 11,712 shares to participants in the Company’s employee stock ownership plan, and an increase of $0.3 million attributable to stock grants and stock options. Stockholder’s equity was reduced by a $0.3 million adjustment to deferred tax assets associated with expired stock options.

 Average Balance Sheet.  The following table sets forth information (dollars in thousands) relating to the Company’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs are computed by dividing income or expense by the average balance of interest earning assets or interest-bearing liabilities, respectively for the periods indicated.

	2010			2009
	Average balance	Interest	Average yield/ cost	Average balance	Interest	Average yield/ cost
ASSETS
Interest-earning assets:
Loans receivable(1)	$521,272	$28,205	5.43%	$538,759	$30,426	5.66%
Mortgage-backed securities	78,401	3,595	4.60%	101,142	4,966	4.92%
Investment securities(2)	58,204	2,328	4.01%	41,360	1,653	4.01%
Other interest-earning assets(3)	9,534	6	0.06%	3,747	3	0.08%
Total interest-earning assets	667,411	34,134	5.13%	685,008	37,048	5.42%
Non interest-earning assets	42,850			37,170
Total assets	$710,261			$722,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits	$553,307	7,210	1.31%	$524,431	9,566	1.83%
Advances from the FHLB and other borrowings	75,406	2,998	3.99%	120,631	4,415	3.67%
Total interest-bearing liabilities	628,713	10,208	1.63%	645,062	13,981	2.17%
Non interest-bearing liabilities	7,847			9,081
Total liabilities	636,560			654,143
Stockholders’ equity	73,701			68,035
Total liabilities and stockholders’ equity	$710,261			$722,178
Net interest income-tax equivalent basis		$23,926			$23,067
Interest rate spread(4)—tax equivalent basis			3.50%			3.25%
Net yield on interest-earning assets(5)—tax equivalent basis			3.59%			3.38%
Ratio of average interest-earning assets to average interest-bearing liabilities			106.15%			106.19%
Less: tax—equivalent interest adjustment		(566)			(451)
Net interest income		$23,360			$22,616
Interest rate spread(4)			3.42%			3.18%
Net yield on interest-earning assets(5)			3.51%			3.31%

(1)	Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
(2)
Tax equivalent adjustments to interest on investment securities were $566,000 and $451,000 for the years ended December 31, 2010 and 2009 respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34%.

(3)	Includes interest-bearing deposits in other banks.
(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis.  The following table presents, for the periods indicated, the change in interest income and interest expense attributed to (i) changes in volume (changes in the weighted average balance of the total interest-earning asset and interest-bearing liability portfolios multiplied by the prior year rate), and (ii) changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately based on the absolute value of changes due to volume and changes due to rate.

	2010 vs. 2009
	Increase (decrease) due to
	Volume	Rate	Net
	(in thousands)
Interest income:
Loans receivable, net	$(970)	$(1,251)	$(2,221)
Mortgage-backed securities	(1,060)	(311)	(1,371)
Investment securities(1)	674	1	675
Other interest-earning assets	4	(1)	3
Total interest-earning assets	(1,352)	(1,562)	(2,914)
Interest expense:
Deposits	505	(2,861)	(2,356)
Advances from the FHLB and other borrowings	(1,773)	356	(1,417)
Total interest-bearing liabilities	(1,268)	(2,505)	(3,773)
Net change in net interest income	$(84)	$943	$859

(1)
Tax equivalent adjustments to interest on investment securities were $566,000 and $451,000 for the years ended December 31, 2010 and 2009 respectively. Tax equivalent interest income is based upon a marginal effective rate of 34%.

Comparison of Years Ended December 31, 2010 and December 31, 2009

Net Income.  Net income was $3.4 million for the year ended December 31, 2010 compared with net income of $4.5 million for the year ended December 31, 2009.

Total Interest Income.  For the year ended December 31, 2010, total interest income, on a taxable equivalent basis, decreased by $2.9 million to $34.1 million. Interest income from loans receivable decreased by $2.2 million and the average yield on loans decreased 23 points. The decrease in interest income is attributable to the combined results of a high level of mortgage loan refinancing due to the historically low level of mortgage loan rates during much of the year and the increased level of non-performing loans. Interest income from mortgage-backed securities was lower in 2010 mainly because repayments of $29.1 million exceeded purchases of $17.0 million during the year. In addition, the yield associated with repayments was higher than the yield on newly purchased mortgage-backed securities. Interest income from investment securities was higher as a result of purchases of $17.8 million of municipal and federal agency bonds during the year.

Total Interest Expense.  Total interest expense decreased to $10.2 million from $14.0 million. The average balance of deposits outstanding increased $28.9 million during the year, however the interest rate paid on the deposits was 52 basis points lower. The migration of maturing high-rate certificates of deposit into lower cost core accounts was the underlying cause of the decrease in the average cost of deposits during the year. Interest on advances from the FHLB and other borrowings decreased by $1.4 million during 2010 versus 2009 as a result of a $45.2 million decrease in the average balance of advances outstanding.  The rate paid on advances increased 32 basis points as the Bank reduced its low cost short-term advances during 2009, and the remaining fixed rate fixed term advances had a higher rate than those that were combined with the short term borrowing accessed through the Federal Reserve Bank (“FRB”) and FHLB in 2009.

Allowance for Loan Losses. The allowance for loan losses was $8.3 million and $5.2 million at December 31, 2010 and 2009, respectively. The provision for loan losses was $4.2 million during 2010 compared with $2.9 million the previous year. Net loan charge-offs were $1.1 million during 2010 compared to $1.6 million during 2009. The increase in the provision for loan loss is the result of the Company’s analysis and review of its loan portfolio and assessment of the underlying risks associated with delinquent loans as well as loans classified for regulatory purposes. The main component of the increase was caused by continued weakness in commercial real estate values in the Company’s lending markets throughout the Philadelphia region.

Non-Interest Income.  Total non-interest income was $3.3 million during 2010 compared with $4.4 million for 2009.  Gain on the sale of investment and mortgage-backed securities during 2010 was $20,000 compared with a $762,000 net gain in 2009.  The sale of foreclosed real estate produced a loss of $244,000 in 2010 compared with a gain of $337,000 in 2009.  Total service fees, charges and other operating income decreased by $20,000 in 2010 compared with 2009.  Within this line item, loan servicing fees were higher during 2010 by $116,000 mainly due to a greater amount of loans serviced for FNMA, and deposit service charges were lower during 2010 by $160,000 mainly due to a decrease in overdraft fees.  During 2010, the gain on sale of loans held for sale increased by $214,000 as a result of the high level of residential loan sales activity which occurred throughout the year, especially during the second half of 2010.

Non-Interest Expense.  Total non-interest expense decreased by $84,000 to $18.0 million for 2010 compared to $18.1 million in 2009. Employee compensation and benefits decreased $437,000 as various bonus and incentive compensation programs were suspended in 2010. While FDIC insurance premiums decreased by $5,000 during 2010 compared to 2009, there was a special one-time assessment of $330,000 during 2009; whereas the FDIC insurance premium in 2010 reflects an increased deposit base and an increased assessment rate. Occupancy and equipment costs increased $133,000 mainly the result of costs associated with a relocated and renovated branch office.  Professional fees increased between the two periods as legal costs associated with non-performing loans and foreclosures during 2010 increased by $339,000.  However, the Company’s professional fees related to consultants and fees for audit and tax services decreased by $148,000 in 2010. Other operating expense increased $4,000 but included increased costs of $103,000 associated with maintenance of real estate acquired through foreclosure. Partially, offsetting the increase in other operating expense was a change in a deposit services related contract that reduced the expense by $123,000 in 2010.

Income Tax Expense.  The Company’s effective tax rate was 23.8% in 2010 compared to 24.9% for 2009. These effective tax rates are lower than the Company’s marginal tax rate of 34% largely due to the tax-exempt income associated with the Company’s investments in municipal bonds and bank-owned life insurance. Income tax expense includes federal as well as state income tax which increased $256,000 as a state tax loss carry-forward credit expired.

Liquidity and Capital Resources

Liquidity.  The Company’s primary sources of liquidity are dividends from the Bank, principal and interest  payments received from a loan made to the Bank’s Employee Stock Ownership Plan (“ESOP”), and tax benefits arising from the use of the Company’s tax deductions by other members of its consolidated group pursuant to a tax sharing agreement.  The Company is dependent upon these sources and cash on hand which totaled approximately $1.0 million at December 31, 2010 in order to fund its operations and pay the dividend to its shareholders.  There has been no material adverse change in the ability of the Company to fund its operations during the year ended December 31, 2010.

The Bank’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Bank’ short-term sources of liquidity include maturity, repayment and sales of assets, excess cash and cash equivalents, new deposits, broker deposits, other borrowings, and new borrowings from the FHLB and the FRB. There has been no material adverse change during the year ended December 31, 2010 in the ability of the Bank’s and its subsidiaries to fund their operations.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2011, is approximately $146.3 million. To the extent that these deposits do not remain at the Bank upon maturity, the Bank believes that it can replace these funds with other deposits, excess liquidity, and advances from the FHLB or other borrowings. It has been the Bank’s experience that substantial portions of such maturing deposits remain at the Bank.

At December 31, 2010, the Bank had outstanding $57.4 million in commitments to originate loans or fund unused lines of credit, letters of credit and loans sold with recourse. The loan commitments will be funded during the twelve months ending December 31, 2011. The unused lines of credit can be funded at any time. At December 31, 2010, the Bank had $6.5 million in optional commitments to sell loans. The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $464,000 during the year ending December 31, 2011. The Bank endeavors to fund its operations internally but has, when deemed prudent, borrowed funds from the FHLB. As of December 31, 2010, such borrowed funds totaled $62.0 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2011 is $21.3 million. At December 31, 2010, potential sources of funds to fulfill these possible liquidity needs were: a $60.0 million line of credit, which was unused, and up to approximately $138.1 million of additional collateral-based borrowing capacity at the FHLB, and $28.1 million of collateral based borrowing capacity at the Federal Reserve Bank.

Capital Resources.  Under current regulations, the Bank must have core capital equal to 4% of adjusted total assets of which 1.5% must be tangible capital, and risk-based capital equal to 8% of risk-weighted assets. On December 31, 2010, the Bank met its three regulatory capital requirements.

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

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk Management.  The Bank has established an Asset/Liability Management Committee (“ALCO”) for the purpose of monitoring and managing market risk, which is defined as the risk of loss of net interest income or economic value arising from changes in market interest rates and prices.

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

The nature of the Bank’s current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2010, the Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by banks to manage interest rate risk.

The Bank is a savings bank regulated by the OTS and has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. As part of its interest rate risk management, the Bank uses the Interest Rate Risk Exposure Report, which is generated quarterly by the OTS. This report forecasts the interest rate sensitivity of net portfolio value (“NPV”) under alternative interest rate environments. The NPV is defined as the net present value of the Bank’s existing assets, liabilities and off-balance sheet instruments. The calculated estimates of change in NPV at December 31, 2010 are as follows:

Change in interest rates	NPV amount	% change	Policy limitation
	(in thousands)
+300 Basis Points	$68,716	−28%	−50%
+200 Basis Points	$79,415	−17%	−35%
+100 Basis Points	$89,107	−7%	−25%
+50 Basis Points	$92,202	−3%	−15%
Flat Rates	$95,454	0%	0%
−50 Basis Points	$97,091	2%	−10%
−100 Basis Points	$100,096	5%	−20%

Management believes that the assumptions utilized by OTS in evaluating the vulnerability of the Company’s net portfolio value to changes in interest rates are reasonable; however, the interest rate sensitivity of the Bank’s assets and liabilities as well as the estimated effect of changes in interest rates on NPV could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based. At December 31, 2010, the Bank’s interest rate risk using the OTS methodologies was determined to be “minimal”.

Recent Accounting Pronouncements

See Note 2 in the Consolidated Financial Statements for a discussion on this topic.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorization of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

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

Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2010.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the company to provide only management’s report in this annual report.

March 23, 2011

Kent C. Lufkin President and Chief Executive Officer	Dennis R. Stewart Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
TF Financial Corporation

We have audited the accompanying consolidated balance sheet of TF Financial Corporation (the “Company”) and its subsidiaries as of December 31, 2010, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of TF Financial Corporation and its subsidiaries for the year ended December 31, 2009, were audited by other auditors whose report, dated March 30, 2010, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TF Financial Corporation and its subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Wexford, PA
March 23, 2011

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania  15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

Report of Independent Registered Public Accounting Firm

Board of Directors and
Shareholders of TF Financial Corporation

We have audited the accompanying consolidated balance sheet of TF Financial Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TF Financial Corporation and subsidiaries as of December 31, 2009, and the results of their consolidated operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania
March 30, 2010

TF Financial Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(in thousands)
ASSETS
Cash and cash equivalents	$7,437	$12,801
Investment securities available for sale—at fair value	57,830	40,853
Mortgage-backed securities available for sale—at fair value	66,491	78,198
Mortgage-backed securities held to maturity (fair value of $3,510 and $4,033 as of December 31, 2010 and 2009, respectively)	3,169	3,733
Loans receivable, net	501,528	529,652
Loans receivable, held for sale	130	1,082
Federal Home Loan Bank stock—at cost	9,401	9,896
Accrued interest receivable	2,738	2,777
Premises and equipment, net	6,797	5,523
Goodwill	4,324	4,324
Bank owned life insurance	17,868	17,190
Other assets	14,044	8,061
TOTAL ASSETS	$691,757	$714,090
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$550,135	$552,716
Advances from the FHLB	61,987	80,241
Advances from borrowers for taxes and insurance	2,166	2,231
Accrued interest payable	1,784	2,818
Other liabilities	2,269	4,210
Total liabilities	618,341	642,216
Stockholders’ equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2010 and 2009, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 2,822,449 and 2,672,603 shares outstanding at December 31, 2010 and 2009, respectively, net of shares in treasury: 2010—2,467,551; 2009—2,617,397	529	529
Additional paid-in capital	53,964	54,009
Unearned ESOP shares	(1,217)	(1,334)
Treasury stock—at cost	(51,220)	(54,331)
Retained earnings	70,749	72,376
Accumulated other comprehensive income	611	625
Total stockholders’ equity	73,416	71,874
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$691,757	$714,090

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2010	2009
	(in thousands, except per share data)
Interest income
Loans, including fees	$$28,205	$30,426
Mortgage-backed securities	3,595	4,966
Investment securities	1,762	1,202
Interest-bearing deposits and other	6	3
TOTAL INTEREST INCOME	33,568	36,597
Interest expense
Deposits	7,210	9,566
Borrowings	2,998	4,415
TOTAL INTEREST EXPENSE	10,208	13,981
NET INTEREST INCOME	23,360	22,616
Provision for loan losses	4,241	2,930
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,119	19,686
Non-interest income
Service fees, charges and other operating income	1,958	1,978
Gain on sale of investment and mortgage-backed securities	20	762
Bank owned life insurance	678	676
Gain on sale of loans	871	657
(Loss)/gain on sale of real estate acquired through foreclosure	(244)	337
TOTAL NON-INTEREST INCOME	3,283	4,410
Non-interest expense
Compensation and benefits	10,205	10,642
Occupancy and equipment	3,003	2,870
Federal deposit insurance premiums	915	920
Professional fees	1,063	856
Marketing and advertising	483	469
Other operating	2,332	2,328
TOTAL NON-INTEREST EXPENSE	18,001	18,085
INCOME BEFORE INCOME TAXES	4,401	6,011
Income tax expense	1,049	1,497
NET INCOME	$3,352	$4,514
Earnings per share—basic	$1.25	$1.70
Earnings per share—diluted	$1.25	$1.70

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME

Years ended December 31, 2010 and 2009

	Common Stock		Additional	Unearned			Accumulated other
	Shares	Par value	paid-in capital	ESOP shares	Treasury stock	Retained earnings	comprehensive income (loss)	Total	Comprehensive income (loss)
	(in thousands, except share data)
Balance at December 31, 2008	2,515,407	$529	$53,897	$(1,468)	$(54,538)	$69,875	$(603)	$67,692
Allocation of ESOP shares	13,433	—	110	134	—	—	—	244
Purchase of treasury stock	(5,756)	—	—	—	(128)	—	—	(128)
Cash dividends—common stock	—	—	—	—	—	(2,013)	—	(2,013)
Compensation expense—restricted shares	—	—	16	—	—	—	—	16
Exercise of options	15,445	—	(79)	—	321	—	—	242
Income tax benefit arising from stock compensation	—	—	23	—	—	—	—	23
Stock option expense	—	—	56	—	—	—	—	56
Vesting of restricted stock grant	666	—	(14)	—	14	—	—	—
Unrealized gains on securities, net of tax	—	—	—	—	—	—	867	867	$867
Adjustment to record funded status of pension, net of tax	—	—	—	—	—	—	361	361	361
Net income for the year ended December 31, 2009	—	—	—	—	—	4,514	—	4,514	4,514
Comprehensive income									$5,742
Balance at December 31, 2009	2,539,195	$529	$54,009	$(1,334)	$(54,331)	$72,376	$625	$71,874
Allocation of ESOP shares	11,712	—	124	117	—	—	—	241
Cash dividends—common stock	—	—	—	—	—	(2,037)	—	(2,037)
Compensation expense—restricted shares	—	—	16	—	—	—	—	16
Exercise of options	14,870	—	(102)	—	309	—	—	207
Income tax benefit arising from stock compensation	—	—	6	—	—	—	—	6
Stock option expense	—	—	52	—	—	—	—	52
Vesting of restricted stock grant	667	—	(14)	—	14	—	—	—
Unrealized losses on securities, net of tax	—	—	—	—	—	—	(91)	(91)	$(91)
Adjustment to record funded status of pension, net of tax	—	—	—	—	—	—	77	77	77
Adjustment of deferred tax asset related to expired stock options	—	—	(281)	—	—	—	—	(281)
5% stock dividend	134,308	—	154	—	2,788	(2,942)	—	—
Net income for the year ended December 31, 2010	—	—	—	—	—	3,352	—	3,352	3,352
Comprehensive income									$3,338
Balance at December 31, 2010	2,700,752	$529	$53,964	$(1,217)	$(51,220)	$70,749	$611	$73,416

The accompanying notes are an integral part of this statement

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2010	2009
	(in thousands)
OPERATING ACTIVITIES
Net income	$3,352	$4,514
Adjustments to reconcile net income to net cash provided by operating activities
Amortization (accretion) of:
Mortgage loan servicing rights	160	146
Deferred loan origination fees	191	137
Premiums and discounts on investment securities, net	79	80
Premiums and discounts on mortgage-backed securities, net	96	(230)
Premiums and discounts on loans, net	170	176
Deferred income taxes	(642)	198
Provision for loan losses	4,241	2,930
Depreciation of premises and equipment	867	886
Increase in value of bank-owned life insurance	(678)	(676)
Restricted shares grant expense	16	16
Stock option expense	52	56
Stock based benefit programs: ESOP	241	244
Proceeds from sale of loans originated for sale	40,455	44,926
Origination of loans held for sale	(38,973)	(44,085)
(Loss) gain on sale of:
Investment and mortgage-backed securities	(20)	(762)
Loans	(871)	(657)
Real estate acquired through foreclosure	244	(337)
(Increase) decrease in:
Accrued interest receivable	39	11
Other assets	516	(3,757)
(Decrease) increase in:
Accrued interest payable	(1,034)	(248)
Other liabilities	(1,603)	744
NET CASH PROVIDED BY OPERATING ACTIVITIES	$6,898	$4,312

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended December 31,
	2010	2009
	(in thousands)
INVESTING ACTIVITIES
Loan originations	$(83,117)	$(82,610)
Loan principal payments	99,159	90,602
Principal repayments on mortgage-backed securities held to maturity	561	1,050
Principal repayments on mortgage-backed securities available for sale	28,544	32,230
Purchase of investment securities available for sale	(17,837)	(14,746)
Purchase of mortgage-backed securities available for sale	(17,027)	(10,608)
Proceeds from the sale of investment securities available for sale	170	5,514
Proceeds from the sale of mortgage-backed securities available for sale	—	8,859
Proceeds from maturities of investment securities available for sale	590	755
Redemption of FHLB stock	495	—
Proceeds from sale of real estate acquired through foreclosure	1,065	2,498
Purchase of premises and equipment	(2,141)	(773)
NET CASH PROVIDED BY INVESTING ACTIVITIES	10,462	32,771
FINANCING ACTIVITIES
Net (decrease) increase in deposits	(2,581)	62,866
Net decrease in short-term FHLB and other borrowings	—	(42,416)
Proceeds from long-term FHLB advances	12,884	—
Repayment of long-term FHLB advances	(31,138)	(45,491)
Net decrease in advances from borrowers for taxes and insurance	(65)	(84)
Treasury stock acquired	—	(128)
Exercise of stock options	207	242
Tax benefit arising from stock compensation	6	23
Common stock dividends paid	(2,037)	(2,013)
NET CASH USED IN FINANCING ACTIVITIES	(22,724)	(27,001)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,364)	10,082
Cash and cash equivalents at beginning of year	12,801	2,719
Cash and cash equivalents at end of year	$7,437	$12,801
Supplemental disclosure of cash flow information:
Cash paid for
Interest on deposits and advances from FHLB and other borrowings	$11,242	$14,229
Income taxes	$2,237	$1,225
Capitalization of mortgage servicing rights	$341	$393
Transfers from loans to real estate acquired through foreclosure	$7,479	$3,443
Securities available for sale purchased, not settled	$—	$745

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TF Financial Corporation (the “Company”) is a unitary savings and loan holding company, organized under the laws of the State of Delaware, which conducts its consumer banking operations primarily through its wholly owned subsidiary, Third Federal Bank (“Third Federal”) or the (“Bank”). Third Federal is a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. Third Federal is a community-oriented savings institution and conducts operations from its main office in Newtown, Pennsylvania, twelve full-service branch offices located in Philadelphia and Bucks Counties, Pennsylvania, and two full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

The Bank is subject to regulations of certain state and federal agencies and, accordingly, those regulatory authorities conduct periodic examinations. As a consequence of the extensive regulation of commercial banking activities, the Bank’s business is particularly susceptible to being affected by state and federal legislation and regulations.

a.           Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: TF Investments, Penns Trail Development Corporation and Third Federal, and the Bank’s wholly owned subsidiaries, Third Delaware Corporation and Teragon Financial Corporation, (collectively, the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”) and predominant practices within the banking industry. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting policies are summarized below.

b.           Cash and Cash Equivalents

The Company considers cash, due from banks, and interest-bearing deposits in other financial institutions, with original terms to maturity of less than three months, as cash equivalents for presentation purposes in the consolidated balance sheets and cash flows. The Company is required to maintain certain cash reserves relating to deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

c.           Investment and Mortgage-Backed Securities

The Company classifies its investment, mortgage-backed and marketable equity securities in one of three categories: held to maturity, trading, or available for sale. The Company does not presently engage in security trading activities.

Investment, mortgage-backed and marketable equity securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income. See Note 16-Fair Value Measurements which defines the basis for determining fair value. Realized gains and losses on the sale of securities are recognized using the specific identification method.

Mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method.

On a quarterly basis, temporarily impaired securities are evaluated to determine whether such impairment is other-than-temporary impairment (“OTTI”). This evaluation involves consideration of the length of time and the amount by which the fair value has been lower than amortized cost, the financial condition and credit rating of the issuer, the changes in fair value in relation to the change in market interest rates and other relevant information. In addition, with respect to mortgage-backed securities issued by government and quasi-governmental agencies (i. e. Government National Mortgage Association (“GNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and FNMA), the Company considers the ultimate payment of principal and interest as an obligation of the United States Government and thus assured. With respect to mortgage-backed securities issued by private parties, the Company studies delinquencies, loss rates, loss severity and other information related to the underlying loans in order to form an opinion regarding the possibility of a cash flow shortfall. The Company also evaluates its intent to hold, intent to sell or need to sell the securities in light of its investment strategy, cash flow needs, interest rate risk position, prospects for the issuer and all other relevant factors.

d.           Loans Receivable, net

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are stated at unpaid principal balances less the allowance for loan losses, and net of deferred loan origination fees, direct origination costs and unamortized premiums and discounts associated with purchased loans. Loan origination fees and costs as well as unamortized premiums and discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

The Bank provides valuation allowances for estimated losses from uncollectible loans. The allowance is increased by provisions charged to expense and reduced by net charge-offs. On a quarterly basis, the Bank prepares an allowance for loan losses (ALLL) analysis. In the analysis, the loan portfolio is segmented into groups of homogeneous loans that share similar risk characteristics: non-residential and non-owner occupied residential real estate, construction, commercial business, single family residential, and consumer which is predominately real estate secured junior liens and home equity lines of credit. Each segment is assigned reserve factors based on quantitative and qualitative measurements. In addition, the Bank reviews its internally classified loans, its loans classified for regulatory purposes, delinquent loans, and other relevant information in order to isolate loans for further scrutiny as potentially impaired loans.

Quantitative factors include an actual expected loss factor based on historical loss experience over a relevant look-back period. Quantitative factors also include the Bank’s actual risk ratings for the commercial loan segments as determined in accordance with loan review and loan grading policies and procedures, and additional factors as determined by management to be representative of additional risk due to the loan’s geographic location, type, and other attributes. These quantitative factors are adjusted if necessary, up or down, based on actual experience and an evaluation of the qualitative factors.

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

            Potentially impaired loans selected for individual evaluation are reviewed in accordance with US GAAP which governs the accounting for impaired assets, and consideration of regulatory guidance regarding treatment of troubled, collateral dependent loans. Each potentially impaired loan is evaluated using all available information such as recent appraisals, whether the loan is currently on accrual or non-accrual status, discounted cash flow analyses, guarantor financial strength, the value of additional collateral, and the loan’s and borrower’s past performance to determine whether in management’s best judgment it is probable that the Bank will be unable to collect all contractual interest and principal in accordance with the loan’s terms. Loans deemed impaired are generally assigned a reserve derived from the value of the underlying collateral. Loans deemed not to be impaired are assigned a reserve factor based upon the class from which they were selected.

The ALLL needed as a result of the foregoing evaluations is compared with the unadjusted amount, and an adjustment is made by means of a provision charged to expense for loan losses. Recognizing the inherently imprecise nature of the loss estimates and the large number of assumptions needed in order to perform the analysis, the required reserve may be less than the actual level of reserves at the end of any evaluation period, and thus there may be an unallocated portion of the ALLL. Management adjusts the unallocated portion to an amount which management considers reasonable under the circumstances.

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

e.           Loans Receivable, Held-for-Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value on an individual basis. Any resulting loss is included in other income. The fair value of the Bank’s loans held for sale was valued in excess of cost at December 31, 2010 and 2009.

f.           Transfers of Financial Assets

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

g.           Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The Company records any impairment of long-lived assets to be held and used or to be disposed of by sale. The Company had no impaired long-lived assets at December 31, 2010 and 2009.

h.           Goodwill

Goodwill does not require amortization but is subject to annual impairment testing. The Company has tested the goodwill for impairment in the fourth quarter of 2010 and noted the presence of indicators of potential impairment namely adverse economic conditions reflected in the trading value of the common stock relative to its book value. As a result, the Company estimated the fair value of the Company and based upon this, no impairment has been recognized at December 31, 2010.

i.           Bank Owned Life Insurance

The Company maintains life insurance policies on the lives of executives and officers. The Company is the owner and beneficiary of the policies. The cash surrender values of the policies were approximately $17.9 million and $17.2 million at December 31, 2010 and 2009, respectively.

j.           Benefit Plans

The Company has established an ESOP covering eligible employees with six months of service, as defined by the ESOP. The Company records compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees less dividends received on the allocated shares applied to the required debt service of the plan.

The Company has a defined benefit pension plan covering substantially all full-time employees meeting certain requirements. The Company recognizes the overfunded or underfunded status of the defined benefit postretirement plan as an asset or liability in its consolidated balance sheets and recognizes changes in that funded status, including the gains and or losses and prior service costs or credits that were not recognized as components of net periodic benefit cost, in the year in which the changes occur through accumulated other comprehensive income. The Company measures the funded status of a plan as of the date of its year-end consolidated balance sheet.

k.           Stock-Based Compensation

The Company has stock benefit plans that allow the Company to grant options and stock to employees and directors and which are more fully discussed in Note 10—Benefit Plans. The options, which have a term of up to 10 years when issued, vest over a three to five year period. The exercise price of each option equals the market price of the Company’s stock on the date of the grant. The Company measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period which is usually the vesting period. There were no options granted in 2010 or 2009.

l.           Income Taxes

The Company accounts for income taxes under the liability method whereby deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes due to change in tax rates is recognized in income in the period that includes the enactment date.

m.           Advertising Costs

The Company expenses marketing and advertising costs as incurred.

n.           Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

o.           Comprehensive Income

Comprehensive (loss) income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The components of other comprehensive (loss) income are as follows:

	December 31, 2010
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)

Unrealized losses on securities
Unrealized holding losses arising during period	$(118)	$40	$(78)
Reclassification adjustment for gains realized in net income	(20)	7	(13)
Pension plan benefit adjustment related to actuarial losses	117	(40)	77
Other comprehensive loss, net	$(21)	$7	$(14)

	December 31, 2009
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)

Unrealized gains on securities
Unrealized holding gains arising during period	$2,076	$(706)	$1,370
Reclassification adjustment for gains realized in net income	(762)	259	(503)
Pension plan benefit adjustment related to actuarial losses	552	(191)	361
Other comprehensive income, net	$1,866	$(638)	$1,228

p.           Segment Reporting

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

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the Financial Accounting Standards Board (“FASB”) added new requirements for disclosures of fair value measurements. The new requirements include disclosure about transfers in and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. The guidance is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those years.   Early adoption is permitted. The required additional disclosures are contained in Note 16-Fair Value Measurements.

In April 2010, the FASB issued guidance on the treatment for a modified loan that was acquired as part of a pool of assets.  The guidance establishes that entities should not evaluate whether a modification of loans that are part of a pool meets the criteria for a troubled debt restructuring. In addition, modified loans should not be removed from the pool unless certain criteria are met.  The amendment became effective for loans that are part of an asset pool and are modified during financial reporting periods that end July 15, 2010 or later. Adoption of the new guidance did not have a significant impact on the Company’s financial statements.

In July 2010, the FASB issued an amendment which requires disclosures about the credit quality of financing receivables and the allowance for credit losses. The amendment improves the transparency in financial reporting by public and non public companies that hold financing receivables which include loans, lease receivables and other long-term receivables. The additional disclosures include aging of past due receivables, credit quality indicators and modifications of financing receivables.  The disclosures also include information on the development of the credit loss allowance and the management of credit exposures. The amendment is effective for financial reporting periods ending after December 15, 2010. The Company adopted the period end disclosures of the new guidance which are contained in Note 5-Loans Receivable.

In December 2010, the FASB issued an amendment that modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that goodwill impairment exists.  In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist.  The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  The Company does not anticipate that the adoption of this guidance will have a significant impact on the Company’s financial statements.

In January 2011, the FASB issued an amendment that temporarily delays the effective date of the disclosures about troubled debt restructurings. Public-entity creditors are to provide those disclosures after the FASB clarifies the guidance for determining what constitutes a troubled debt restructuring. The deferral will result in more consistent disclosures about troubled debt restructurings. This amendment does not defer the effective date of other disclosure requirements regarding financing receivables.  FASB has proposed that the disclosures regarding troubled debt restructuring would be effective for interim and annual periods ending after June 15, 2011 and would be applied retrospectively to the beginning of the fiscal year in which the proposal is adopted.  Adoption of this guidance is not expected to have a significant impact on the Company’s financial statements.

NOTE 3—CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	December 31,
	2010	2009
	(in thousands)
Cash and due from banks	$3,218	$2,830
Interest-bearing deposits in other financial institutions	4,219	9,971
	$7,437	$12,801

NOTE 4—INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities at December 31, 2010 and 2009, are summarized as follows:

	December 31, 2010
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities available for sale
U.S. Government and federal agencies	$6,000	$59	$—	$6,059
Corporate debt securities	3,340	223	—	3,563
State and political subdivisions	47,348	1,120	(260)	48,208
Total investment securities available for sale	$56,688	$1,402	$(260)	$57,830

Mortgage-backed securities available for sale
Residential mortgage-backed securities issued by quasi-governmental agencies	$50,942	$1,950	$(6)	$52,886
Residential mortgage-backed securities, privately issued	13,425	224	(44)	13,605
Total mortgage-backed securities available for sale	$64,367	$2,174	$(50)	$66,491

Residential mortgage-backed securities held to maturity issued by quasi-governmental agencies	$3,169	$341	$—	$3,510

Gross realized gains were $20,000 and $829,000 for the years ended December 31, 2010 and 2009, respectively. These gains resulted from the sale of investment and mortgage-backed securities available for sale of $150,000 and $12.5 million for the years ended December 31, 2010 and 2009, respectively.

Gross realized losses were $67,000 for the year ended December 31, 2009. These losses resulted from the sale of mortgage-backed securities available for sale of $1.4 million for the year ended December 31, 2009. There were no losses in 2010.

	December 31, 2009
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities available for sale
U.S. Government and federal agencies	$3,000	$—	$(55)	$2,945
Corporate debt securities	3,340	177	—	3,517
State and political subdivisions	33,180	1,170	(109)	34,241
Equity securities	150	—	—	150
Total investment securities available for sale	$39,670	$1,347	$(164)	$40,853

Mortgage-backed securities available for sale
Residential mortgage-backed securities issued by quasi-governmental agencies	$68,707	$2,483	$(39)	$71,151
Residential mortgage-backed securities, privately issued	7,270	—	(223)	7,047
Total mortgage-backed securities available for sale	$75,977	$2,483	$(262)	$78,198

Residential mortgage-backed securities held to maturity issued by quasi-governmental agencies	$3,733	$300	$—	$4,033

The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

	December 31, 2010
	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
	(in thousands)
Investment securities
Due in one year or less	$860	$863	$—	$—
Due after one year through five years	13,459	13,932	—	—
Due after five years through 10 years	23,258	24,058	—	—
Due after ten years	19,111	18,977	—	—
	56,688	57,830	—	—

Mortgage-backed securities	64,367	66,491	3,169	3,510
Total investment and mortgage-backed securities	$121,055	$124,321	$3,169	$3,510

Investment securities having an aggregate amortized cost of approximately $4.6 million and $2.3 million were pledged to secure public deposits at December 31, 2010 and 2009, respectively.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders’ equity at year end.

The Company also holds stock in the Federal Home Loan Bank of Pittsburgh (“FHLB”) totaling $9.4 and $9.9 million as of December 31, 2010 and 2009, respectively. The Company is required to maintain a minimum amount of FHLB stock as determined by its borrowing levels and amount of eligible assets.  At December 31, 2010 the Company was required to hold $4.3 million in FHLB stock.  FHLB stock can only be repurchased by the FHLB or sold to another member, and all sales must be at par. The Company holds FHLB stock as a long term investment based on the ultimate recoverability of the par value. During the fourth quarter of 2008, the FHLB suspended the repurchase of stock and dividend payments which prompted the Company to give consideration to evaluating the potential impairment of the investment. The Company evaluates potential impairment of its investment in FHLB stock quarterly and considers the following: 1) the magnitude and direction of the change in the net assets of the FHLB as compared to the capital stock amount and the duration of this condition, 2) the ability of the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, 3) the impact of regulatory changes on the FHLB and on its members and 4) the liquidity position of the FHLB. During the fourth quarter of 2010, the FHLB resumed limited repurchases of members’ excess stock. After evaluating these factors the Company has concluded that the par value of its investment in FHLB stock is recoverable and no impairment has been recorded during the year ended December 31, 2010 or 2009.

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2010:

	Number of securities	Less than 12 months		12 months or longer		Total
Description of securities		Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(in thousands)
State and political subdivisions	17	$14,210	$(260)	$—	$—	$14,210	$(260)
Residential mortgage-backed securities issued by quasi-governmental agencies	1	3,027	(6)	—	—	3,027	(6)
Residential mortgage-backed securities privately issued	3	7,048	(44)	—	—	7,048	(44)
Total temporarily impaired securities	21	$24,285	$(310)	$—	$—	$24,285	$(310)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2009:

	Number of securities	Less than 12 months		12 months or longer		Total
Description of securities		Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(in thousands)
U.S. Government and federal agencies	1	$2,945	$(55)	$—	$—	$2,945	$(55)
State and political subdivisions	6	4,086	(109)	—	—	4,086	(109)
Residential mortgage-backed securities issued by quasi-governmental agencies	2	4,352	(39)	—	—	4,352	(39)
Residential mortgage-backed securities privately issued	4	5,536	(160)	1,511	(63)	7,047	(223)
Total temporarily impaired securities	13	$16,919	$(363)	$1,511	$(63)	$18,430	$(426)

The Company evaluates debt securities on a quarterly basis to determine whether OTTI exists. The Company has performed this evaluation and has determined that the unrealized losses at December 31, 2010 and 2009, respectively, are not considered other-than-temporary and are therefore reflected in other comprehensive income.

NOTE 5—LOANS RECEIVABLE

Loans receivable are summarized as follows:

	December 31,
	2010	2009
	(in thousands)
Held for investment:
First mortgage loans	$269,077	$271,651
Secured by one-to-four family residences	137,307	134,584
Secured by non-residential properties or non—owner occupied residential properties	18,799	29,671
Construction loans	425,183	435,906
Total first mortgage loans

Other loans
Commercial-business, real estate secured	26,603	33,514
Commercial-business, non-real estate secured	5,575	7,462
Home equity and second mortgage	49,430	54,811
Other	2,407	2,565
Total other loans	84,015	98,352

Total loans	509,198	534,258
Net deferred loan origination costs and unamortized premiums	658	609
Less allowance for loan losses	(8,328)	(5,215)
Total loans receivable	$501,528	$529,652

Held for sale:
First mortgage loans
Secured by one-to-four family residences	$130	$1,082

The following table presents the composition of the commercial loan portfolio by credit quality indicator at December 31, 2010:

Commercial credit exposure-credit risk profile by internally assigned grade
	Pass	Special mention	Substandard	Doubtful	Total
	(in thousands)
Secured by non-residential properties or non—owner occupied residential properties	$108,484	$19,299	$9,524	$—	$137,307
Construction loans	3,482	6,269	9,048	—	18,799
Commercial-business, real estate secured	15,778	1,007	9,818	—	26,603
Commercial-business, non-real estate secured	5,531	—	—	44	5,575
Total	$133,275	$26,575	$28,390	$44	$188,284

In order to assess and monitor the credit risk associated with commercial loans, the Company employs a risk rating methodology whereby each commercial loan is initially assigned a risk grade. At least annually, all risk ratings are reviewed in light of information received such as tax returns, rent rolls, cash flow statements, appraisals, and any other information which may affect the then current risk rating, which is adjusted upward or downward as needed.  At the end of each quarter the risk ratings are summarized and become a component of the evaluation of the allowance for loan losses. The Company’s risk rating definitions mirror those promulgated by banking regulators and are as follows:

Pass: Good quality loan characterized by satisfactory liquidity; reasonable debt capacity and coverage; acceptable management in all critical positions and normal operating results for its peer group.  The Company has grades 1 through 6 within the Pass category which reflect the increasing amount of attention paid to the individual loan because of, among other things, trends in debt service coverage, management weaknesses, or collateral values.

Special mention:  A loan that has potential weaknesses that deserves management’s close attention.  Although the loan is currently protected, if left uncorrected, potential weaknesses may result in deterioration of the loan’s repayment prospects or in the Company’s future credit position.  Potential weaknesses include: weakening financial condition; an unrealistic repayment program; inadequate sources of funds; lack of adequate collateral; credit information; or documentation.  There is currently the capacity to meet interest and principal payments, but further adverse business, financial, or economic conditions may impair capacity or willingness to pay interest and repay principal.

            Substandard:  A loan that is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged.  Although no loss of principal or interest is presently apparent, there is the distinct possibility that a partial loss of interest and/or principal will be sustained if the deficiencies are not corrected.  There is a current identifiable vulnerability to default and the dependence upon favorable business, financial, or economic conditions to meet timely payment of interest and repayment of principal.

Doubtful: A loan which has all the weaknesses inherent in a substandard asset with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.  The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors which may work to strengthen the asset, classification as an estimated loss if deferred until a more exact status is determined.  Pending factors include: proposed merger, acquisition, liquidation, capital injection, perfecting liens on additional collateral, and refinancing plans.

Loss: Loans which are considered uncollectible and have been charged off. The Company has charged-off all loans classified as loss.

Loans classified as special mention, substandard or doubtful are evaluated for potential impairment. All impaired loans are placed on non-accrual status and are classified as substandard or doubtful.

The following table presents the composition of the residential mortgage and consumer loan portfolios by credit quality indicator at December 31, 2010:

Mortgage and consumer credit exposure-credit risk profile by payment activity
	Performing	Non-performing	Total
	(in thousands)
Secured by one-to-four family residences	$265,459	$3,618	$269,077
Home equity and second mortgage	48,018	1,412	49,430
Other	2,404	3	2,407
Total	$315,881	$5,033	$320,914

In order to assess and monitor the credit risk associated with 1-4 family residential loans and consumer loans which include second mortgage loans and home equity secured lines of credit, the Company relies upon the payment status of the loan. Loans 90 days or more past due are placed on non-accrual status and evaluated for impairment on a pooled basis.

The following table presents non-performing loans including impaired loans and loan balances past due over 90 days for which the accrual of interest has been discontinued by class at December 31, 2010:

(in thousands)
Secured by one-to-four family residences	$3,618
Secured by non-residential properties or non—owner occupied residential properties	4,993
Construction loans	4,307
Commercial-business, real estate secured	4,601
Commercial-business, non-real estate secured	44
Home equity and second mortgage	1,412
Other consumer	3
Total non-performing loans	$18,978
Total loans past due 90 days as to interest or principal and accruing interest	$—

The following table presents loans individually evaluated for impairment by class at December 31, 2010:

	Impaired loans
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
	(in thousands)
With an allowance recorded:
Secured by non-residential properties or non—owner occupied residential properties	$1,855	$1,855	$218	$925	$—
Construction loans	3,887	3,887	1,627	3,887	—
Commercial-business, real estate secured	2,605	2,605	373	1,563	—
Commercial-business, non-real estate secured	44	44	44	18	—

With no allowance recorded:
Secured by non-residential properties or non—owner occupied residential properties	2,830	2,830	—	3,479	—
Construction loans	420	420	—	492	—
Commercial-business, real estate secured	1,996	1,996	—	4,717	—
Commercial-business, non-real estate secured	—	—	—	22	—
Total	$13,637	$13,637	$2,262	$15,103	$—

The following table sets forth information regarding the Company’s non-performing loans at December 31, 2009:

(thousands)
Impaired loans with a related allowance	$2,389
Impaired loans without a related allowance	5,895
Total impaired loans	$8,284
Allowance for impaired loans	$540
Total non-performing loans	$8,284
Total loans past due 90 days as to interest or principal and accruing interest	$—

Interest income that would have been recorded under the original terms of impaired loans totaled approximately $768,000 and $199,000 for the years ended December 31, 2010 and 2009, respectively.

The following table presents the contractual aging of delinquent loans by class at December 31, 2010:

	Current	30-59 days past due	60-89 days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Secured by one-to-four family residences	$267,885	$424	$26	$742	$1,192	$269,077	$—
Secured by non-residential properties or non—owner occupied residential properties	131,566	748	754	4,239	5,741	137,307	—
Construction loans	14,492	—	—	4,307	4,307	18,799
Commercial-business, real estate secured	18,877	3,125	—	4,601	7,726	26,603	—
Commercial-business, non-real estate secured	5,531	—	—	44	44	5,575	—
Home equity and second mortgage	48,285	60	9	1,076	1,145	49,430
Other	2,381	13	10	3	26	2,407	—
Total	$489,017	$4,370	$799	$15,012	$20,181	$509,198	$—

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2010	2009
	(in thousands)

Balance at beginning of year	$5,215	$3,855
Provision charged to income	4,241	2,930
(Charge-offs), net of recoveries	(1,128)	(1,570)
Balance at end of year	$8,328	$5,215

            The following tables present the ending balance of the allowance for loan losses and ending loan balance by portfolio by class based on impairment method as of December 31, 2010:

Allowance	Individually evaluated for impairment	Collectively evaluated for impairment	Total
	(in thousands)
Secured by one-to-four family residences	$—	$1,839	$1,839
Secured by non-residential properties or non—owner occupied residential properties	218	1,906	2,124
Construction loans	1,627	852	2,479
Commercial-business, real estate secured	373	601	974
Commercial-business, non-real estate secured	44	33	77
Home equity and second mortgage	—	607	607
Other consumer	—	16	16
Unallocated	—	212	212
Total	$2,262	$6,066	$8,328

Loan balance	Individually evaluated for impairment	Collectively evaluated for impairment	Total
	(in thousands)
Secured by one-to-four family residences	$—	$269,077	$269,077
Secured by non-residential properties or non—owner occupied residential properties	4,685	132,621	137,307
Construction loans	4,307	14,492	18,799
Commercial-business, real estate secured	4,601	22,003	26,603
Commercial-business, non-real estate secured	44	5,531	5,575
Home equity and second mortgage	—	49,430	49,430
Other consumer	—	2,407	2,407
Total	$13,637	$495,561	$509,198

The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2010 and 2009. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans was approximately $156,000 and $161,000 at December 31, 2010 and 2009, respectively. New loans to related parties of $110,000 were made during 2010. For the year ended December 31, 2010, principal repayments of $115,000 of related party loans were received. Unused lines of credit available were $357,000 and $363,000 at December 31, 2010 and 2009, respectively.

NOTE 6—LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are summarized as follows:

	December 31,
	2010	2009
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$342	$401
FNMA	98,367	76,429
Other investors	14,348	15,408
	$113,057	$92,238

Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $914,000 and $900,000 and are included as deposits at December 31, 2010 and 2009, respectively. Net servicing revenue on mortgage loans serviced for others was $57,000 and $16,000 for the years ended December 31, 2010 and 2009, respectively.

The Company initially recognizes and measures servicing assets based on the fair value of the servicing right at the time the loan is sold. The Company uses the amortization method for subsequent measurement of its servicing assets and evaluates the recorded value for impairment as discussed in Note 16—Fair Value Measurements. Mortgage servicing rights of $878,000 and $696,000 which approximate fair value were reported as a component of other assets at December 31, 2010 and 2009, respectively.

NOTE 7—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	Estimated	December 31,
	useful lives	2010	2009
		(in thousands)

Buildings	30 years	$7,369	$6,492
Leasehold improvements	5 – 10 years	3,254	2,003
Furniture, fixtures and equipment	3 – 7 years	8,438	11,389
		19,061	19,884
Less accumulated depreciation		13,956	16,053
		5,105	3,831
Land		1,692	1,692
		$6,797	$5,523

NOTE 8—DEPOSITS

Deposits are summarized as follows:

	December 31,
	2010	2009
	(in thousands)
Deposit Type

Demand	$40,389	$37,288
NOW	56,157	52,988
Money market	149,744	141,286
Passbook savings	99,686	96,061
Total demand, transaction and passbook deposits	345,976	327,623
Certificates of deposit	204,159	225,093
	$550,135	$552,716

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $52.3 million and $56.8 million at December 31, 2010 and 2009, respectively.

At December 31, 2010, scheduled maturities of certificates of deposit by year are as follows:

Maturity year
2011	2012	2013	2014	2015	Thereafter	Total
(in thousands)
$146,308	$37,462	$9,701	$3,950	$6,416	$322	$204,159

Related party deposits are on substantially the same terms as are comparable transactions with unrelated persons. The aggregate dollar amount of these deposits was approximately $4.3 million and $4.7 million at December 31, 2010 and 2009, respectively.

NOTE 9—ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank consist of the following:

	December 31,
	2010		2009
		Weighted		Weighted
Principal payments due during	Amount	average rate	Amount	Average rate
	(in thousands)

2010	$—	—%	$29,879	4.49%
2011	21,322	4.02%	19,461	4.18%
2012	24,578	3.93%	22,676	4.06%
2013	9,492	3.39%	7,542	3.66%
2014	2,686	2.69%	683	3.66%
2015	2,044	2.35%	—	—%
Thereafter	1,865	2.46%	—	—%
	$61,987	3.73%	$80,241	4.21%

The advances are collateralized by certain first mortgage loans totaling approximately $347.3 million and the Federal Home Loan Bank stock owned by the Bank. Total unused lines of credit at the Federal Home Loan Bank were $60.0 million at December 31, 2010. The remaining advances from the Federal Home Loan Bank are fixed rate, fixed term.

NOTE 10—BENEFIT PLANS

a.           Defined Contribution Plan

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Matching contributions to the 401(k) plan totaled $72,000 and $73,000 in 2010 and 2009, respectively.

b.           Defined Benefit Plan

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

The following tables set forth the projected benefit obligation, the fair value of assets of the plan and funded status of the defined benefit pension plan as reflected in the consolidated balance sheets:

	December 31,
	2010	2009
	(in thousands)
Reconciliation of projected benefit obligation
Benefit obligation at beginning of year	$4,938	$4,346
Service cost	553	471
Interest cost	296	249
Actuarial loss	202	10
Amendments	33	—
Benefits paid	(185)	(138)
Benefits obligation at end of year	$5,837	$4,938
Reconciliation of fair value of assets
Fair value of plan assets at beginning of year	$6,756	$4,637
Actual return on plan assets	747	751
Employer contribution	443	1,506
Benefits paid	(185)	(138)
Fair value of plan assets at end of year	$7,761	$6,756
Prepaid benefit cost at end of year	$1,924	$1,818

The net gain recognized in accumulated other comprehensive income as an adjustment to the funded status of the plan was $117,000 and $552,000 at December 31, 2010 and 2009, respectively. During 2011, the amounts expected to be amortized from accumulated other comprehensive income is $116,000 of net actuarial loss and prior service cost.

The accumulated benefit obligation at December 31, 2010 and 2009 was $5.0 million and $4.2 million, respectively.

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, Plan assets. The expected employer contribution for 2011 is $400,000.

	December 31,
	2010	2009
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.75%	5.75%
Rate of compensation increase	4.00%	4.00%

	December 31,
	2010	2009
	(in thousands)
Components of net periodic benefit cost:
Service cost	$553	$471
Interest cost	296	249
Expected return on plan assets	(545)	(371)
Amortization of prior service cost	3	—
Recognized net actuarial loss	147	183
Net periodic benefit cost	$454	$532

	December 31,
	2010	2009
Weighted-average assumptions used to determine net benefit costs:
Discount rate	5.75%	5.75%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%

The long-term expected rate of return used for the Plan year 2010 was determined by analyzing average rates of return over a number of prior periods on the assets in which the Plan is currently invested.

Estimated future benefits payments are as follows:

Year ending December 31,	Amount
(in thousands)
2011	$64
2012	107
2013	120
2014	198
2015	218
2016 – 2020	1,439

The financial statements of the Company’s defined benefit pension plan are prepared in conformity with US GAAP. Investments of the plan are stated at fair value. Purchase and sales of securities are recorded on a trade date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Fair value of plan assets is determined using the fair value hierarchy discussed in Note 16-Fair Value Measurements. The fair value hierarchy requires the Plan to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and provides three levels of inputs that may be used to measure fair value.

The following table sets forth by level, within the fair value hierarchy, the Plan’s financial assets at fair value as of December 31, 2010:

	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs	Balance as of December 31,
	(Level 1)	(Level 2)	(Level 3)	2010
	(in thousands)
Assets
Collective investment trust funds	$—	$7,761	$—	$7,761
Total Plan assets at fair value	$—	$7,761	$—	$7,761

The following table sets forth by level, within the fair value hierarchy, the Plan’s financial assets at fair value as of December 31, 2009:

	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs	Balance as of December 31,
	(Level 1)	(Level 2)	(Level 3)	2009
	(in thousands)
Assets
Collective investment trust funds	$—	$4,953	$—	$4,953
Equities	6	—	—	6
Other assets	269	—	—	269
Total Plan assets available for sale	$275	$4,953	$—	$5,228

Collective investment trust funds are valued by the trustee. The trustee follows written procedures for establishing unit values on a periodic basis which incorporate observable market data; however the collective investment trust fund itself is not traded on an established market and therefore is categorized as a Level 2 hierarchy. Investments in equity securities are valued at quoted prices in active markets. Other assets are valued at the net asset value of the shares.

The Plan’s weighted-average asset allocations by asset category are as follows:

	Percentage of Plan assets At December 31,
	2010	2009
Asset Category
Equity securities	—%	0.1%
Mutual funds	96.1%	73.3%
Money funds	3.9%	22.6%
Other assets	—%	4.0%
Total	100.0%	100.0%

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

c.           ESOP

The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. Any dividends received by the ESOP will be used to pay debt service. The Company makes discretionary contributions to the ESOP in order to service the ESOP’s debt if necessary. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to qualifying employees. The Company reports compensation expense in the amount equal to the fair value of shares released from the ESOP to employees less dividends received on the allocated shares in the plan used for debt service. The allocated shares are included in outstanding shares for earnings per share computations. Annual ESOP compensation expense totaled $193,000 in both 2010 and 2009.

	December 31,
	2010	2009

Allocated shares	192,000	186,000
Unreleased shares	128,000	140,000
Total ESOP shares	320,000	326,000
Fair value of unreleased shares (in thousands)	$2,713	$2,531

d.           Stock-Based Compensation Plans

A summary of the status of the Company’s stock option plans as of December 31, 2010 and 2009, and changes for each of the years in the periods then ended is as follows:

	2010		2009
		Weighted		Weighted
		average		average
	Number	exercise	Number	exercise
	of	price per	of	price per
	shares	share	shares	share

Outstanding at beginning of year	285,228	$24.98	301,703	$24.45
Options granted	—	—	—	—
Options exercised	(15,614)	$13.24	(16,217)	$15.11
Options forfeited	(7,466)	$26.56	(247)	$30.91
Options expired	(135,891)	$27.11	(11)	$14.10
Outstanding at end of year	126,257	$24.04	285,228	$24.98
Options exercisable	98,149	$25.19	243,655	$25.72

The following table summarizes information about stock options outstanding at December 31, 2010:

Options outstanding				Options exercisable
Range of exercise prices	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Number	Weighted average exercise price
$19.33–28.42	108,598	3.35	$22.66	80,490	$23.58
$28.43–32.51	17,659	2.96	$32.51	17,659	$32.51
	126,257	3.29	$24.04	98,149	$25.19

The following table reflects information on the aggregate intrinsic value of options as well as cash receipts from option exercises:

	December 31,
	2010	2009
	(in thousands)
Aggregate value of
Options outstanding	$90	$76
Options exercisable	$49	$76
Options exercised	$88	$67
Cash receipts from options exercised	$207	$241

The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the year and the exercise price, multiplied by the number of exercisable in-the-money options). The Company has a policy of issuing shares from treasury to satisfy share option exercises.

Stock-based compensation expense included in net income related to stock options was $52,000 and $56,000, resulting in a tax benefit of $18,000 and $19,000, for the year ended December 31, 2010 and 2009, respectively. There was $82,000 and $140,000 of total unrecognized compensation cost, net of estimated forfeitures, related to non-vested options under the stock option plans at December 31, 2010 and 2009, respectively. That cost is expected to be recognized over a weighted average period of 21 months and 25.6 months at December 31, 2010 and 2009, respectively.

The table below summarizes the changes in non-vested restricted stock during the past year:

	2010		2009
		Weighted		Weighted
		average		average
	Number	grant	Number	grant
	of	price per	of	price per
	shares	share	shares	share

Total non-vested restricted stock at December 31	1,401	$19.67	2,100	$19.67
Restricted stock grant	—	—	—	—
Vesting of restricted stock	(701)	$19.67	(699)	$19.67
Forfeitures of restricted stock	—	—	—	—
Total non-vested restricted stock at December 31	700	$19.67	1,401	$19.67

Annual stock-based compensation expense related to stock grants was $16,000 for each of the years ended December 31, 2010 and 2009. In 2011, the anticipated compensation expense related to stock grants is $11,000.

NOTE 11—INCOME TAXES

The components of income tax expense are summarized as follows:

	Year ended December 31,
	2010	2009
	(in thousands)
Federal
Current	$1,424	$$1,270
Charge in lieu of income tax relating to stock compensation	6	23
Deferred	(642)	198
	788	1,491
State and local—current	261	6
Income tax provision	$1,049	$1,497

The Company’s effective income tax rate was different than the statutory federal income tax rate as follows:

	Year ended December 31,
	2010	2009

Statutory federal income tax	34.0%	34.0%
(Decrease) increase resulting from
Tax-exempt income	(14.3)	(9.3)
State tax, net of federal benefit	3.9	(0.1)
Other	0.2%	0.3
	23.8%	24.9%

Deferred taxes are included as other liabilities in the accompanying consolidated balance sheets at December 31, 2010 and 2009, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was recorded against deferred tax assets at December 31, 2010 and 2009. The Company’s net deferred tax liability at December 31, 2010 and 2009 was as follows:

	December 31,
	2010	2009
	(in thousands)
Deferred tax assets
Deferred compensation	$32	$147
Allowance for loan losses, net	2,831	1,773
Stock compensation	106	350
Adjustment to record funded status of pension plan	796	836
Non accrual interest	294	114
Other	35	13
	4,094	3,233
Deferred tax liabilities
Accrued pension expense	1,444	1,447
Unrealized gain on securities available for sale	1,110	1,157
Prepaid expenses	185	155
Deferred loan costs	815	796
Amortization of goodwill	1,309	1,094
Other	294	296
	5,157	4,945
Net deferred tax liability	$(1,063)	$(1,712)

The Company files consolidated income tax returns on the basis of a calendar year. The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions, the majority of activity residing in Pennsylvania. The statute of limitations for the federal return has expired on years prior to 2007. The expirations of the statutes of limitations related to the various state income tax returns that the Company and its subsidiaries file, vary by state, and are expected to expire over the term of 2011 through 2015. There are no material uncertain tax positions at December 31, 2010.

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

NOTE 12—REGULATORY MATTERS

The Bank is subject to minimum regulatory capital standards promulgated by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory—and possible additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets. The risk-based capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) adjusted for the general valuation allowances equal to 8% of total assets classified in one of four risk-weighted categories.

As of December 31, 2010 and 2009, management believes that the Bank met all capital adequacy requirements to which it was subject.

	Regulatory capital
	December 31, 2010
	Tangible		Core		Risk-Based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$70,604	10.27%	$70,604	10.27%	$70,604	17.44%
Unrealized gain on certain available-for-sale securities	(2,156)	(0.31)%	(2,156)	(0.31)%	(2,156)	(0.53)%
Adjustment to record funded status of pension	1,545	0.23%	1,545	0.23%	1,545	0.38%
Goodwill and other intangible assets	(4,324)	(0.63)%	(4,324)	(0.63)%	(4,324)	(1.07)%
Additional capital items
General valuation allowances—limited	—	—	—	—	5,072	1.25%
Regulatory capital computed	65,669	9.56%	65,669	9.56%	70,741	17.47%
Minimum capital requirement	10,308	1.50%	27,487	4.00%	32,397	8.00%
Regulatory capital—excess	$55,361	8.06%	$38,182	5.56%	$38,344	9.47%

	Regulatory capital
	December 31, 2009
	Tangible		Core		Risk-Based
	Capital	Percent	Capital	Percent	Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$68,368	9.64%	$68,368	9.64%	$68,368	16.35%
Unrealized gain on certain available-for-sale securities	(2,246)	(0.32)%	(2,246)	(0.32)%	(2,246)	(0.54)%
Adjustment to record funded status of pension	1,622	0.23%	1,622	0.23%	1,622	0.39%
Goodwill and other intangible assets	(4,324)	(0.61)%	(4,324)	(0.61)%	(4,324)	(1.04)%
Additional capital items
General valuation allowances—limited	—	—	—	—	4,676	1.12%
Regulatory capital computed	63,420	8.94%	63,420	8.94%	68,096	16.28%
Minimum capital requirement	10,639	1.50%	28,372	4.00%	33,454	8.00%
Regulatory capital—excess	$52,781	7.44%	$35,048	4.94%	$34,642	8.28%

At December 31, 2010 and 2009, the Bank met all regulatory requirements for classification as a “well-capitalized” institution. A “well-capitalized” institution must have risk-based capital of 10% and core capital of 5%. The Bank’s capital exceeded the minimum required amounts for classification as a “well-capitalized” institution. There are no conditions or events that have occurred that management believes have changed the Bank’s classification as a “well-capitalized” institution.

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

NOTE 13—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated balance sheets when they become receivable or payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows:

	Year ended December 31,
	2010	2009
	(in thousands)

Commitments to extend credit	$56,355	$63,017
Standby letters of credit	951	1,170
Loans sold with recourse	57	61
	$57,363	$64,248

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

NOTE 14—COMMITMENTS AND CONTINGENCIES

The Bank had optional commitments of $6.5 million and $4.6 million to sell mortgage loans to investors at December 31, 2010 and 2009, respectively.

The Bank leases branch facilities and office space for periods ranging up to ten years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $569,000 and $492,000 for the years ended December 31, 2010 and 2009, respectively.

The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more at December 31, 2010 are as follows:

Year ending December 31,	(in thousands)

2011	$464
2012	444
2013	421
2014	356
2015	224
Thereafter	1,248
Total	$3,157

The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. Upon a change in control, the Company will make a lump-sum payment or continue to pay the key executives’ salaries per the agreements, and reimburse the executive for certain benefits for one year. The contingent liability under the agreements at December 31, 2010 was approximately $2.7 million.

From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 15—SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

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

NOTE 16- FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets and liabilities measured at fair valued on a recurring basis as of December 31, 2010 and 2009. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement hierarchy has been established for inputs in valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The fair value hierarchy levels are summarized below:
·           Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
·           Level 2 inputs are inputs that are observable for the asset or liability, either directly or indirectly.
·           Level 3 inputs are unobservable and contain assumptions of the party fair valuing the asset or liability.

Determination of the appropriate level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement for the instrument or security.  Assets and liabilities measured at fair value on a recurring basis segregated by fair value hierarchy level are summarized below:

At December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance as of December 31, 2010
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$—	$6,059	$—	$6,059
Corporate debt securities	—	3,563	—	3,563
State and political subdivisions	—	48,208	—	48,208
Total investment securities available for sale	$—	$57,830	$—	$57,830

Residential mortgage-backed securities issued by quasi-governmental agencies	$—	$52,886	$—	$52,886
Residential real estate mortgage-backed securities privately issued	—	13,605	—	13,605
Total mortgage-backed securities available for sale	$—	$66,491	$—	$66,491

Forward loan sales	$—	$—	$3	$3

At December 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance as of December 31, 2009
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$—	$2,945	$—	$2,945
Corporate debt securities	—	3,517	—	3,517
State and political subdivision	—	34,241	—	34,241
Equity securities	150	—	—	150
Total investment securities available for sale	$150	$40,703	$—	$40,853

Residential mortgage-backed securities issued by quasi-governmental agencies	$—	$71,151	$—	$71,151
Residential real estate mortgage-backed securities privately issued	—	7,047	—	7,047
Total mortgage-backed securities available for sale	$—	$78,198	$—	$78,198

Forward loan sales	$—	$—	$21	$21

Active listed equities are classified within Level 1 of the fair value hierarchy. Investment securities available for sale and mortgage-backed securities available for sale are valued primarily by a third party pricing agent. U.S. Government and federal agency and corporate debt securities are primarily priced through a multi-dimensional relational model, a Level 2 hierarchy, which incorporates dealer quotes and other market information including, defined sector breakdown, benchmark yields, base spread, yield to maturity, and corporate actions.  State and political subdivision securities are also valued within the Level 2 hierarchy using inputs with a series of matrices that reflect benchmark yields, ratings updates, and spread adjustments. Mortgage-backed securities include FHLMC, GNMA, and FNMA certificates and privately issued real estate mortgage investment conduits which are valued under a Level 2 hierarchy using a matrix correlation to benchmark yields, spread analysis, and prepayment speeds.

The fair value of forward loan sales is determined at the time the underlying loan is identified as held for sale with changes in fair value correlated to the change in secondary market loan pricing. The value is adjusted to reflect the Company’s historical loan “fallout” experience which incorporates such factors as changes in market rates, origination channels and loan purpose.

The following table presents additional information about assets measured at fair value on a recurring basis for which the Company has utilized Level 3 inputs to determine fair value:

Forward loan sales
(in thousands)

Beginning balance, January 1, 2010	$21
Total gains (losses) — realized/unrealized:
Included in earnings	(18)
Included in other comprehensive income	—
Purchases, issuances, and settlements	—
Ending balance, December 31, 2010	$3

Assets and liabilities measured at fair value on a nonrecurring basis segregated by fair value hierarchy level are summarized below:

At December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance as of December 31, 2010
	(in thousands)
Assets
Impaired loans	$—	$—	$11,375	$11,375
Real estate acquired through foreclosure	$—	$—	$7,482	$7,482
Mortgage servicing rights	$—	$878	$—	$878

At December 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance as of December 31, 2009
	(in thousands)
Assets
Impaired loans	$—	$—	$7,744	$7,744
Real estate acquired through foreclosure	$—	$—	$1,279	$1,279
Mortgage servicing rights	$—	$696	$—	$696

Impaired loans are evaluated and valued while the loan is identified as impaired, at the lower of the recorded investment in the loan or fair value. Real estate acquired through foreclosure is initially valued at the lower of the recorded investment in the loan or fair value at foreclosure and subsequently adjusted for further decreases in market value, if necessary.  Fair value is determined by using the value of the collateral securing the loans and is therefore classified as a Level 3 hierarchy.  The value of the real estate securing impaired loans and real estate acquired through foreclosure is based on appraisals prepared by qualified independent licensed appraisers contracted by the Company to perform the assessment.

The Company initially recognizes and measures servicing assets based on the fair value of the servicing right at the time the loan is sold. The Company uses the amortized cost method for subsequent measurement of its servicing assets and evaluates the recorded value for impairment quarterly. The Company retains a qualified valuation service to calculate the amortized cost and to determine the fair value of the mortgage servicing rights. The valuation service utilizes discounted cash flow analyses adjusted for prepayment speeds, market discount rates and conditions existing in the secondary servicing market. Hence, the fair value of mortgage servicing rights is deemed a Level 2 hierarchy. The amortized cost basis of the Company’s mortgage servicing rights was $997,000 and $789,000 at December 31, 2010 and 2009, respectively. The fair value of the mortgage servicing rights was $878,000 and $696,000 and was included in other assets in the consolidated balance sheets at December 31, 2010 and 2009, respectively.

NOTE 17—FAIR VALUE OF FINANCIAL INSTRUMENTS

For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity or available for sale and to not engage in trading or significant sales activities. For fair value disclosure purposes, the Company substantially utilized the fair value measurement criteria as explained in Note 16- Fair Value Measurements. Additionally, the Company used significant estimations and present value calculations to prepare this disclosure.

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

The fair value of cash and cash equivalents equals historical book value. The fair value of investment and mortgage-backed securities is described and presented under fair value measurement guidelines.

	December 31, 2010		December 31, 2009
	Fair	Carrying	Fair	Carrying
	value	value	value	value
	(in thousands)

Cash and cash equivalents	$7,437	$7,437	$12,801	$12,801
Investment securities	57,830	57,830	40,853	40,853
Mortgage-backed securities	70,001	69,660	82,231	81,931

The fair value of the loans receivable, net has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk but not adjusted for credit risk. Loans receivable, net also includes loans receivable held for sale.

	December 31, 2010		December 31, 2009
	Fair	Carrying	Fair	Carrying
	value	value	value	value
(in thousands)

Loans receivable, net	$518,324	$501,658	$539,670	$530,734

The fair value of deposits and borrowings with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar liabilities. Fair value of deposits and borrowings with floating interest rates is generally presumed to approximate the recorded carrying amounts.

	December 31, 2010		December 31, 2009
	Fair	Carrying	Fair	Carrying
	value	value	value	value
	(in thousands)

Deposits with stated maturities	$206,791	$204,159	$228,676	$225,093
Borrowings with stated maturities	63,811	61,987	82,947	80,241

The fair value of deposits and borrowings with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand). Fair value deposits and borrowings with floating interest rates are generally presumed to approximate the recorded carrying amounts.

	December 31, 2010		December 31, 2009
	Fair	Carrying	Fair	Carrying
	value	value	value	value
(in thousands)

Deposits with no stated maturities	$345,976	$345,976	$327,623	$327,623

The Bank’s remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank’s depositors or customers is required.

NOTE 18—SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	Year ended December 31,
	2010	2009
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees	$235	$119
Late charge income	122	128
Deposit service charges	777	937
Debit card income	415	358
Other income	409	436
	$1,958	$1,978
Other operating expense
Insurance and surety bond	$190	$171
Office supplies	161	162
Loan expense	310	300
Debit card and ATM expense	237	360
Postage	275	276
Telephone	265	274
Supervisory examination fees	171	170
Other expenses	723	615
	$2,332	$2,328

NOTE 19—EARNINGS PER SHARE

The following tables set forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:
	Year ended December 31, 2010
	Income (numerator)	Weighted average shares (denominator)	Per share amount
	(dollars in thousands, except per share data)

Basic earnings per share
Income available to common stockholders	$3,352	2,682,135	$1.25
Effect of dilutive securities
Stock compensation plans	—	—	—
Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$3,352	2,682,135	$1.25

There were options to purchase 71,017 shares of common stock at a price at a range of $23.53 to $32.51 per share which were outstanding during 2010 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

	Year ended December 31, 2009
	Income (numerator)	Weighted average shares (denominator)	Per share amount
	(dollars in thousands, except per share data)

Basic earnings per share
Income available to common stockholders	$4,514	2,648,906	$1.70
Effect of dilutive securities
Stock compensation plans	—	—	—
Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$4,514	2,648,906	$1.70

There were options to purchase 269,675 shares of common stock at a price range of $19.33 to $32.51 per share which were outstanding during 2009 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

NOTE 20—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEETS

	December 31,
	2010	2009
	(in thousands)
ASSETS
Cash	$997	$1,600
Investment in Third Federal	69,387	67,034
Investment in TF Investments	1,766	1,758
Investment in Penns Trail Development	1,100	1,111
Investment securities available for sale	—	150
Other assets	208	281
Total assets	$73,458	$71,934
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total liabilities	$42	$60
Stockholders’ equity	73,416	71,874
Total liabilities and stockholders’ equity	$73,458	$71,934

STATEMENTS OF INCOME

	Year ended December 31,
	2010	2009
	(in thousands)

INCOME
Equity in earnings of subsidiaries	$3,725	$4,896
Interest and dividend income	20	24
Gain on sale of investment	20	—
Total income	3,765	4,920
EXPENSES
Other	413	406
Total expenses	413	406
NET INCOME	$3,352	$4,514

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2010	2009
	(in thousands)

Cash flows from operating activities
Net income	$3,352	$4,514
Adjustments to reconcile net income to net cash used in operating activities
Stock compensation plans	68	72
Gain on sale of investment securities	(20)	—
Equity in earnings of subsidiaries	(3,725)	(4,896)
Net change in assets and liabilities	(218)	(55)
Net cash used in operating activities	(543)	(365)

Cash flows from investing activities
Capital distribution from subsidiaries	1,600	2,700
Proceeds from sale of investment securities	170	—
Net cash provided by investing activities	1,770	2,700

Cash flows from financing activities
Cash dividends paid to stockholders	(2,037)	(2,013)
Treasury stock acquired	—	(128)
Exercise of stock options	207	242
Net cash used in financing activities	(1,830)	(1,899)
NET (DECREASE) INCREASE IN CASH	(603)	436
Cash at the beginning of year	1,600	1,164
Cash at end of year	$997	$1,600
Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$—	$—

NOTE 21—SUBSEQUENT EVENTS

On January 27, 2011 the Board of Directors declared a quarterly dividend of $0.05 per share payable February 15, 2011 to shareholders of record on February 8, 2011, and a 5% stock dividend, payable February 28, 2011 to shareholders of record on February 15, 2011, with shareholders receiving cash in lieu of fractional shares.  The consolidated financial statements have been adjusted to report the effect of the stock dividend transaction as if it had occurred on the balance sheet date at December 31, 2010.  Additionally, all per share data information has been revised as if the stock dividend had occurred at the beginning of the earliest period presented.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

TF Financial Corporation

Board of Directors

Robert N. Dusek

Chairman of TF Financial Corporation

President of Direction Associates, Inc.

Carl F. Gregory

Chairman Emeritus and Retired President/CEO of Third Federal Bank

Joseph F. Slabinski, III

President/Owner of Slabinski-Sucharski Funeral Homes, Inc.

John R. Stranford

Retired President/CEO of TF Financial Corporation and Third Federal Bank

Kenneth A. Swanstrom

Retired Chairman/CEO of PennEngineering

Albert M. Tantala, Sr.

Chairman of Third Federal Bank

President of Tantala Associates

James B. Wood

Vice Chairman of Third Federal Bank

Senior Vice President/Chief Strategy Officer of The Clemens Family Corporation

Kent C. Lufkin

President/CEO of TF Financial Corporation and Third Federal Bank

Executive Officers

Kent C. Lufkin
President and Chief Executive Officer

Dennis R. Stewart
Executive Vice President and Chief Financial Officer

Lorraine A. Wolf
Corporate Secretary