Form 10-K, Exhibit 13
period 2011-12-31
TF FINANCIAL CORP
filed 2012-03-27
CIK 921051

 Back to 10K

CORPORATE PROFILE AND RELATED INFORMATION

TF Financial Corporation (the “Company”) is the parent company of 3rd Fed Bank and its subsidiaries Third Delaware Corporation and Teragon Financial Corporation (collectively, “3rd Fed” or the “Bank”) and Penns Trail Development Corporation. TF Investments Corporation had been a subsidiary of the Company until it was merged into TF Financial Corporation during 2011. As discussed in the Consolidated Financial Statements Note 21-Subsequent Event, effective January 30, 2012 the Bank converted from a federally-chartered institution to a state-chartered bank which necessitated a name change from Third Federal Bank to 3rd Fed Bank. At December 31, 2011, total assets were $681.9 million and total stockholders’ equity was $77.4 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that 3rd Fed retains a specified amount of its assets in housing-related investments. 3rd Fed is a Pennsylvania stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name “Polish American Savings Building and Loan Association.” Deposits of 3rd Fed have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the “FDIC”). 3rd Fed is a community-oriented institution offering a variety of financial services to meet the needs of the communities that it serves. As of December 31, 2011, 3rd Fed operated branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. 3rd Fed attracts deposits ($551.3 million at December 31, 2011) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (“FHLB”) ($46.9 million at December 31, 2011) and other funds, to originate loans secured by first mortgages and junior liens on owner-occupied, one-to four-family residences, and to originate loans secured by commercial real estate, including construction loans.

Stock Market Information

Since its issuance in July 1994, the Company’s common stock has been traded on the Nasdaq Global Market. The daily stock quotation for the Company is listed on the Nasdaq Global Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of “THRD.” The number of shareholders of record of common stock as of February 27, 2012, was approximately 458. This does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms.

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
3.
In light of the fact that the primary source of liquidity with which to pay dividends is dividend payments from the subsidiary Bank, the Board considers a number of factors specifically applicable to the Bank, such as its expected level of earnings and capital, and the possibility of regulatory restrictions. Among other limitations, 3rd Fed may not declare or pay a cash dividend on any of its stock if the effect thereof would cause 3rd Fed’s regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with 3rd Fed’s conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Federal Reserve Bank (“FRB”).

The amount of the quarterly dividend is reviewed by the Board of Directors, may be increased or reduced as deemed appropriate by the Board, and may be suspended by the Board at any time and recommenced or discontinued at the discretion of the Board. In addition to quarterly cash dividends, the Board of Directors may periodically consider the payment of special cash dividends or stock dividends.

Stock Price and Dividend History

The following table sets forth the high and low sales prices and cash dividends declared for the periods indicated. All stock price information has been adjusted for the 5% stock dividend paid in February, 2011.

	Quoted market price		Dividend paid
Quarter ended	High	Low	per share
December 31, 2011	$23.00	$18.54	$0.05
September 30, 2011	$22.38	$19.17	$0.05
June 30, 2011	$22.09	$20.92	$0.05
March 31, 2011	$22.76	$20.37	$0.05
December 31, 2010	$21.23	$19.67	$0.19
September 30, 2010	$21.81	$19.05	$0.19
June 30, 2010	$21.38	$17.95	$0.19
March 31, 2010	$18.29	$17.67	$0.19

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

The Company’s income on a consolidated basis is derived substantially from its investment in its subsidiary 3rd Fed. The earnings of 3rd Fed depend primarily on its net interest income. Net interest income is affected by the interest income that 3rd Fed receives from its loans and investments and by the interest expense that 3rd Fed incurs on its deposits, borrowings and other sources of funds. In addition, the mix of 3rd Fed’s interest-bearing assets and liabilities can have a significant effect on 3rd Fed’s net interest income; loans generally have higher yields than securities; retail deposits generally have lower interest rates than other borrowings.

3rd Fed also receives income from service charges and other fees and occasionally from sales of investment securities, loan sales and real estate owned. 3rd Fed incurs expenses in addition to interest expense in the form of provisions for loan losses, salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.

Critical Accounting Policies

Certain critical accounting policies of the Company require the use of significant judgment and accounting estimates in the preparation of the consolidated financial statements and related data of the Company. These accounting estimates require management to make assumptions about matters that are highly uncertain at the time the accounting estimate is made.

Management believes that the most critical accounting policy requiring the use of a significant amount of accounting estimates and judgment is the determination of the allowance for loan losses. Allowances are established based on an analysis of individual loans, pools of similar loans, delinquencies, loss experience, economic conditions generally and as they may affect individual borrowers, and other factors. Individual loans are evaluated based on cash flows or value of the underlying collateral, and the financial strength of any guarantors. All of these evaluation factors are subject to a high degree of uncertainty. If the financial condition and collateral values of a significant amount of debtors should deteriorate more than the Company has estimated, present allowances for loan losses may be insufficient and additional provisions for loan losses may be required. In addition, a single loan may result in the loss of a substantial amount and may significantly reduce the allowance. The allowance for loan losses was $8.1 million at December 31, 2011.

Financial Condition and Changes in Financial Condition

Assets.  The Company’s total assets at December 31, 2011 were $681.9 million, a decrease of $9.8 million during the year.

Investment securities decreased by $10.4 million during the year due to principal repayments received of $27.2 million, security sales of $10.0 million, security maturities of $6.9 million and net premium amortization of $0.3 million that were partially offset by security purchases of $31.7 million and increases in the fair value of available for sale securities of $2.3 million.

Loans receivable, net of the allowance for loan losses, were $494.1 million, a $7.4 million or 1.5% decrease from December 31, 2010. The decrease was the combined result of loan repayments and transfers to real estate acquired through foreclosure exceeding demand for new loans during the year. Principal repayments of loans receivable totaled $92.5 million during the year ended December 31, 2011 and the Company transferred $5.5 million from loans to real estate acquired through foreclosure. The allowance for loan losses was increased by a provision of $3.7 million during the year. Originations of consumer and single-family residential mortgage loans totaled $66.2 million and originations of commercial loans were $28.4 million. During 2011, loans originated for sale and proceeds from the sale of loans in the secondary market approximated $26.5 million. The Company sold the majority of its fixed rate, 30 year term loan originations to the Federal National Mortgage Association (“FNMA”) and retained the loan servicing.

As a result of the Company’s cash-related activities, cash and cash equivalents increased $7.5 million during the year ended December 31, 2011.

Other assets increased by $1.6 million due to several foreclosure actions that resulted in the acquisition of 36 residential properties totaling $2.1 million, a commercial office building valued at $1.1 million and a parcel of vacant land approved for townhome development valued at $2.0 million.  At December 31, 2011, real estate acquired through foreclosure totaled $11.7 million. Offsetting this increase in other assets was a $2.0 million decrease in the funded status of the Company’s defined benefit plan which is reflected in other comprehensive income for the year.

Liabilities.  Advances from the FHLB and other borrowings decreased by $15.1 million, the result of scheduled amortization and maturities of $21.7 million less new borrowings of $6.6 million. It is the current intent of the Company to fund a portion of its interest-bearing assets, not funded by deposits, with longer term advances from the FHLB. The Bank may also fund its day-to-day cash needs and shorter term interest-bearing assets not otherwise funded with deposits using draws on its line of credit with the FHLB. The Bank’s line of credit at the FHLB was $60 million of which none was drawn at December 31, 2011.

Deposit balances increased by $1.2 million during 2011. Money market, checking and savings accounts increased $24.3 million from December 31, 2010 to December 31, 2011. This increase was offset by a decrease of $23.1 million in certificates of deposit during 2011.

 Stockholders’ Equity.  Total consolidated stockholders’ equity increased by $4.0 million to $77.4 million at December 31, 2011. The increase is largely the result of the retention of $3.9 million in net income less cash dividends paid to the Company’s common stockholders of $0.5 million. Accumulated other comprehensive income increased by $1.5 million net of tax due to the fair value adjustment for unrealized gains on available for sale securities and a decrease of $1.4 million, net of tax related to the funded status of the pension plan, a $0.3 million increase due to the allocation of 12,000 shares to participants in the Company’s employee stock ownership plan, and an increase of $0.2 million attributable to stock grants, stock options and director compensation.

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

	2011			2010
	Average balance	Interest	Average yld/cost	Average balance	Interest	Average yld/cost
ASSETS
Interest-earning assets:
Loans receivable, net (1)	$500,095	$26,373	5.27%	$521,272	$28,205	5.41%
Mortgage‑backed securities	64,416	2,718	4.22%	78,401	3,595	4.59%
Investment securities (2)	67,747	2,885	4.26%	58,204	2,328	4.00%
Other interest‑earning assets (3)	5,406	3	0.06%	9,534	6	0.06%
Total interest‑earning assets	637,664	31,979	5.02%	667,411	34,134	5.11%
Non interest‑earning assets	50,390			42,850
Total assets	$688,054			$710,261
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest‑bearing liabilities:
Deposits	$550,019	5,467	0.99%	$553,307	7,210	1.30%
Advances from the FHLB	55,274	1,948	3.52%	75,406	2,998	3.98%
Total interest‑bearing liabilities	605,293	7,415	1.23%	628,713	10,208	1.62%
Non interest‑bearing liabilities	6,802			7,847
Total liabilities	612,095			636,560
Stockholders’ equity	75,959			73,701
Total liabilities and stockholders’ equity	$688,054			$710,261
Net interest income-tax equivalent basis		24,564			23,926
Interest rate spread (4)—tax equivalent basis			3.79%			3.49%
Net yield on interest‑earning assets (5)—tax equivalent basis			3.85%			3.58%
Ratio of average interest‑earning assets to average interest‑bearing liabilities			105.35%			106.16%
Less: tax—equivalent interest adjustment		(691)			(566)
Net interest income		$23,873			$23,360
Interest rate spread (4)			3.68%			3.41%
Net yield on interest‑earning assets (5)			3.74%			3.50%

(1)	Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
(2)
Tax equivalent adjustments to interest on investment securities were $691,000 and $566,000 for the years ended December 31, 2011 and 2010 respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34%.

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

	2011 vs 2010 Increase (decrease) due to
	Volume	Rate	Net
	(in thousands)
Interest income:
Loans receivable, net	$(1,128)	$(704)	$(1,832)
Mortgage-backed securities	(606)	(271)	(877)
Investment securities (1)	399	158	557
Other interest-earning assets	(3)	-	(3)
Total interest-earning assets	(1,338)	(817)	(2,155)
Interest expense:
Deposits	(43)	(1,700)	(1,743)
Advances from the FHLB	(737)	(313)	(1,050)
Total interest-bearing liabilities	(780)	(2,013)	(2,793)
Net change in net interest income	$(558)	$1,196	$638

(1)
Tax equivalent adjustments to interest on investment securities were $691,000 and $566,000 for the years ended December 31, 2011 and 2010 respectively. Tax equivalent interest income is based upon a marginal effective rate of 34%.

Comparison of Years Ended December 31, 2011 and December 31, 2010

Net Income.  Net income was $3.9 million for the year ended December 31, 2011 compared with net income of $3.4 million for the year ended December 31, 2010.

Total Interest Income.  For the year ended December 31, 2011, total interest income, on a taxable equivalent basis, decreased by $2.2 million to $32.0 million. Interest income from loans receivable decreased by $1.8 million due to the combined effects of a $21.2 million decrease in the average balance of loans outstanding during 2011 as compared to 2010 and a decrease in the average yield of 14 basis points. The decrease in the average balance of loans is a result of a high level of mortgage loan refinancing due to the historically low level of mortgage loan rates during the year. Interest income from mortgage-backed securities was lower in 2011 mainly because principal repayments of $27.2 million and sales of $1.5 million exceeded purchases of $18.6 million during the year. In addition, the yield associated with repayments was higher than the yield on newly purchased mortgage-backed securities. Municipal and federal government agency bond purchases in 2011 were $13.1 million while sales and maturities were $16.1 million. Purchases of $9.2 million of municipal and federal government agency bonds during 2010 occurred near year end and had little effect on the average balance during 2010.

Total Interest Expense.  Total interest expense decreased to $7.4 million for 2011 from $10.2 million in 2010. The average balance of deposits outstanding only decreased $3.3 million during the year; however the interest rate paid on the deposits was 31 basis points lower resulting in a net decrease in interest expense from deposits of $1.7 million. The migration of maturing high-rate certificates of deposit into lower cost core accounts was the underlying cause of the decrease in the average cost of deposits during the year. Interest on advances from the FHLB and other borrowings decreased by $1.1 million during 2011 versus 2010 as a result of a $20.1 million decrease in the average balance of advances outstanding. The rate paid on advances decreased 46 basis points as maturing advances had a higher rate than the rates on new and remaining advances.

Allowance for Loan Losses.  The allowance for loan losses was $8.1 million and $8.3 million at December 31, 2011 and 2010, respectively. The provision for loan losses was $3.7 million during 2011 compared with $4.2 million the previous year. Net loan charge-offs were $4.0 million during 2011 compared to $1.1 million during 2010. The provision for loan loss reflects the Company’s analysis and review of its loan portfolio and assessment of the underlying risks associated with delinquent loans as well as loans classified for regulatory purposes. The provision was greatly influenced by continued weaknesses in commercial real estate values in the Company’s lending markets throughout the Philadelphia region. For additional analysis of the allowance refer to Note 5 –Loans Receivable in the Consolidated Financial Statements.

Non-Interest Income.  Total non-interest income was $3.6 million during 2011 compared with $3.5 million for 2010.  Gain on the sale of investment and mortgage-backed securities during 2011 was $760,000 compared with a $20,000 net gain in 2010.  Total service fees, charges and other operating income decreased by $260,000 in 2011 compared with 2010. Within this line item, loan service fees were lower by $210,000 due to amortization and fair value adjustments to mortgage servicing rights that reduced loan servicing income. During 2011, the gain on sale of loans held for sale decreased by $347,000 as a result of the high level of residential loan sales activity which occurred throughout 2010.

Non-Interest Expense.  Total non-interest expense increased by $572,000 to $18.8 million for 2011 compared to $18.2 million in 2010. Employee compensation and benefits increased $320,000 as various bonus and incentive compensation programs resumed in 2011 that were suspended in 2010. Professional fees increased $268,000 between the two periods as legal and professional costs were incurred in connection with the Company’s reincorporation in Pennsylvania, the distribution of a 5% stock dividend in the first quarter of 2011, the implementation of the director’s stock compensation plan as well as legal fees associated with securing the Company’s interests in an eminent domain matter. Foreclosed real estate expense including valuation adjustments and disposition of real estate acquired through foreclosure was $431,000 greater in 2011 than in 2010. FDIC insurance premiums decreased by $240,000 between the two years because of a change in the method of premium assessment. Prior to the second quarter of 2011, premium assessment was based solely on deposit balances whereas beginning in the second quarter of 2011 under the new rules, the deposit insurance assessment base is a bank's average total assets less its average tangible equity, with adjustments for brokered deposits and unsecured debt. Marketing and advertising expenses decreased $171,000 between the two years as marketing-related activities were streamlined during the period.

Income Tax Expense.  The Company’s effective tax rate was 20.5% in 2011 compared to 23.8% for 2010. These effective tax rates are lower than the Company’s marginal tax rate of 34% largely due to the tax-exempt income associated with the Company’s investments in municipal bonds and bank-owned life insurance.

Liquidity and Capital Resources

Liquidity.  The Company’s primary sources of liquidity are dividends from the Bank, principal and interest payments received from a loan made to the Bank’s Employee Stock Ownership Plan (“ESOP”), and tax benefits arising from the use of the Company’s tax deductions by other members of its consolidated group pursuant to a tax sharing agreement. The Company is dependent upon these sources and cash on hand which totaled approximately $1.8 million at December 31, 2011 to fund its operations and pay the dividend to its shareholders. There has been no material adverse change in the ability of the Company to fund its operations during the year ended December 31, 2011.

The Bank’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Bank’s short-term sources of liquidity include maturity, repayment and sales of assets, excess cash and cash equivalents, new deposits, broker deposits, other borrowings, and new borrowings from the FHLB and the FRB. There has been no material adverse change during the year ended December 31, 2011 in the ability of the Bank and its subsidiaries to fund their operations.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2012, is approximately $130.1 million. To the extent that these deposits do not remain at the Bank upon maturity, the Bank believes that it can replace these funds with other deposits, excess liquidity, and advances from the

FHLB or other borrowings. It has been the Bank’s experience that substantial portions of such maturing deposits remain at the Bank.

At December 31, 2011, the Bank had outstanding $68.2 million in commitments to originate loans or fund unused lines of credit, letters of credit and loans sold with recourse. The loan commitments will be funded during the twelve months ending December 31, 2012. The unused lines of credit can be funded at any time. At December 31, 2011, the Bank had $5.3 million in optional commitments to sell loans. The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $491,000 during the year ending December 31, 2012. The Bank endeavors to fund its operations internally but has, when deemed prudent, borrowed funds from the FHLB. As of December 31, 2011, such borrowed funds totaled $46.9 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2011 is $25.3 million. At December 31, 2011, potential sources of funds to fulfill these possible liquidity needs included: a $60.0 million line of credit, which was unused, and up to approximately $113.9 million of additional collateral-based borrowing capacity at the FHLB, and $22.3 million of collateral based borrowing capacity at the FRB.

Capital Resources.  Under current regulations, the Bank must have core capital equal to 4% of adjusted total assets of which 1.5% must be tangible capital, and risk-based capital equal to 8% of risk-weighted assets. On December 31, 2011, the Bank met its three regulatory capital requirements.

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

The type of market risk which most affects the Company’s financial instruments is interest rate risk, which is best quantified by simulating the hypothetical change in the economic value of the Bank that would occur under specific changes in interest rates. Substantially all of the Bank’s interest-bearing assets and liabilities are exposed to interest rate risk. Change in economic value is measured using an internal model, wherein the current net portfolio value of the Bank’s interest-sensitive assets and liabilities is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. The Bank’s exposure to interest rate risk results from, among other things, the difference in maturities in interest-earning assets and interest-bearing liabilities. Since the Bank’s assets currently have a longer maturity than its liabilities, the Bank’s earnings could be negatively impacted during a period of rising interest rates. Alternatively, in periods of falling interest rates the Bank’s mortgage loans will repay at an increasing rate and cause the Bank to reinvest these cash flows in periods of low interest rates, also negatively affecting the Bank’s earnings. The relationship between the interest rate sensitivity of the Bank’s assets and liabilities is continually monitored by management and ALCO.

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

The nature of the Bank’s current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2011, the Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by banks to manage interest rate risk.

The Bank has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. A key measurement of interest rate risk is the calculation of the sensitivity of net portfolio value (“NPV”) which is defined as the net present value of the Bank’s existing assets, liabilities and off-balance sheet instruments. At December 31, 2011 the Bank was regulated by the Office of the Comptroller and Currency (“OCC”) as successor to the Office of Thrift Supervision (“OTS”), and because the Bank’s total assets were less than $1 billion and it satisfied other conditions, OTS regulations permitted the Bank to use reports prepared by the OTS from input supplied by the Bank to measure the sensitivity of NPV, or use reports prepared internally on the same basis as the OTS reports, to satisfy the regulatory requirements to measure interest rate risk. During 2011 the Bank chose to prepare the reports internally, using an internal model to forecast the interest rate sensitivity of NPV under alternative interest rate environments. The calculated estimates of the change in NPV at December 31, 2011 are as follows:

Change in Interest Rates	NPV Amount	% Change	Policy Limitation
	(In Thousands)
+400 Basis Points	$87,688	-29%	-50%
+300 Basis Points	$91,652	-26%	-35%
+200 Basis Points	$99,211	-20%	-25%
+100 Basis Points	$110,903	-10%	-15%
Flat Rates	$123,589	0%	0%
-100 Basis Points	$137,933	12%	-20%

    Management believes that the assumptions utilized in evaluating the vulnerability of the Company’s net portfolio value to changes in interest rates are reasonable; however, the interest rate sensitivity of the Bank’s assets and liabilities as well as the estimated effect of changes in interest rates on NPV could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

Subsequent to December 31, 2011, as described in Note 21-Subsequent Event to the Consolidated Financial Statements, the Bank became a Pennsylvania-chartered savings bank regulated by the Pennsylvania Department of Banking and the FDIC, whose regulations do not permit the Bank to use the calculation of NPV as its sole source of the measurement of interest rate risk. In early 2012, the Bank’s policies and procedures will be amended to include among other things additional measurements of interest rate risk, including the measurement of the sensitivity of net interest income under alternative interest rate environments.

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

Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2011.

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

March 26, 2012

Kent C. Lufkin President and Chief Executive Officer	Dennis R. Stewart Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
of TF Financial Corporation

We have audited the accompanying consolidated balance sheets of TF Financial Corporation and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TF Financial Corporation and its subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

[
Wexford, Pennsylvania
March 26, 2012

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania  15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

TF Financial Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(in thousands)
ASSETS
Cash and cash equivalents	$14,928	$7,437
Investment securities
Available for sale	114,503	124,321
Held to maturity (fair value of $2,928 and $3,510 as of December 31, 2011 and 2010, respectively)	2,588	3,169
Loans receivable, net	494,125	501,528
Loans receivable, held for sale	488	130
Federal Home Loan Bank stock—at cost	7,657	9,401
Accrued interest receivable	2,610	2,738
Premises and equipment, net	6,559	6,797
Goodwill	4,324	4,324
Bank owned life insurance	18,506	17,868
Other assets	15,641	14,044
TOTAL ASSETS	$681,929	$691,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$551,288	$550,135
Advances from the FHLB	46,908	61,987
Advances from borrowers for taxes and insurance	2,322	2,166
Accrued interest payable	1,375	1,784
Other liabilities	2,628	2,269
Total liabilities	604,521	618,341
Stockholders’ equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2011 and 2010, none issued	-	-
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 2,831,874 and 2,822,449 shares outstanding at December 31, 2011 and 2010, respectively, net of shares in treasury: 2011-2,458,126; 2010-2,467,551.	529	529
Additional paid-in capital	54,118	53,964
Unearned ESOP shares	(1,097)	(1,217)
Treasury stock-at cost	(51,032)	(51,220)
Retained earnings	74,144	70,749
Accumulated other comprehensive income	746	611
Total stockholders’ equity	77,408	73,416
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$681,929	$691,757

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2011	2010
	(in thousands, except per share data)
Interest income
Loans, including fees	$26,373	$28,205
Investment securities
Fully taxable	3,406	4,123
Exempt from federal taxes	1,506	1,234
Interest-bearing deposits and other	3	6
TOTAL INTEREST INCOME	31,288	33,568
Interest expense
Deposits	5,467	7,210
Borrowings	1,948	2,998
TOTAL INTEREST EXPENSE	7,415	10,208
NET INTEREST INCOME	23,873	23,360
Provision for loan losses	3,728	4,241
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	20,145	19,119
Non-interest income
Service fees, charges and other operating income	1,698	1,958
Gain on sale of investment securities	760	20
Bank owned life insurance	638	678
Gain on sale of loans	524	871
TOTAL NON-INTEREST INCOME	3,620	3,527
Non-interest expense
Compensation and benefits	10,525	10,205
Occupancy and equipment	2,972	3,003
Federal deposit insurance premiums	675	915
Professional fees	1,331	1,063
Marketing and advertising	312	483
Foreclosed real estate expense	805	374
Other operating	2,197	2,202
TOTAL NON-INTEREST EXPENSE	18,817	18,245
INCOME BEFORE INCOME TAXES	4,948	4,401
Income tax expense	1,019	1,049
NET INCOME	$3,929	$3,352
Earnings per share—basic	$1.45	$1.25
Earnings per share—diluted	$1.45	$1.25
Weighted average shares outstanding:
Basic	2,702,200	2,682,135
Diluted	2,702,710	2,682,135

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME

Years ended December 31, 2011 and 2010

							Accumulated
	Common Stock		Additional	Unearned			other
	Shares	Par	paid-in	ESOP	Treasury	Retained	comprehensive		Comprehensive
		value	capital	shares	stock	Earnings	income (loss)	Total	income (loss)
	(in thousands, except share data)
Balance at December 31, 2009	2,539,195	$529	$54,009	$(1,334)	$(54,331)	$72,376	$625	$71,874
Allocation of ESOP shares	11,712	-	124	117	-	-	-	241
Cash dividends-common stock ($0.76 per share)	-	-	-	-	-	(2,037)	-	(2,037)
Compensation expense- restricted shares	-	-	16	-	-	-	-	16
Exercise of options	14,870	-	(102)	-	309	-	-	207
Income tax benefit arising from stock compensation	-	-	6	-	-	-	-	6
Stock option expense	-	-	52	-	-	-	-	52
Vesting of restricted stock grant	667	-	(14)	-	14	-	-	-
Unrealized losses on securities, net of tax	-	-	-	-	-	-	(91)	(91)	$(91)
Adjustment to record funded status of pension, net of tax	-	-	-	-	-	-	77	77	77
Adjustment of deferred tax asset related to expired stock options	-	-	(281)	-	-	-	-	(281)
5% stock dividend	128,232	-	154	-	2,788	(2,942)	-	-
Net income for the year ended December 31, 2010	-	-	-	-	-	3,352	-	3,352	3,352
Comprehensive income									$3,338
Balance at December 31, 2010	2,694,676	$529	$53,964	$(1,217)	$(51,220)	$70,749	$611	$73,416
Allocation of ESOP shares	12,018	-	136	120	-	-	-	256
Purchase of treasury stock	(5,439)	-	-	-	(122)	-	-	(122)
Cash dividends-common stock ($0.20 per share)	-	-	-	-	-	(534)	-	(534)
Director compensation	3,248	-	-	-	69	-	-	69
Compensation expense- restricted shares	-	-	13	-	-	-	-	13
Exercise of options	10,916	-	(16)	-	227	-	-	211
Income tax benefit arising from stock compensation	-	-	3	-	-	-	-	3
Stock option expense	-	-	32	-	-	-	-	32
Vesting of restricted stock grant	700	-	(14)	-	14	-	-	-
Unrealized gains on securities, net of tax	-	-	-	-	-	-	1,493	1,493	$1,493
Adjustment to record funded status of pension, net of tax	-	-	-	-	-	-	(1,358)	(1,358)	(1,358)
Net income for the year ended December 31, 2011	-	-	-	-	-	3,929	-	3,929	3,929
Comprehensive income									$4,064
Balance at December 31, 2011	2,716,119	$529	$54,118	$(1,097)	$(51,032)	$74,144	$746	$77,408

The accompanying notes are an integral part of this statement

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2011	2010
	(in thousands)
OPERATING ACTIVITIES
Net income	$3,929	$3,352
Adjustments to reconcile net income to net cash provided by operating activities
Amortization and impairment adjustment of mortgage loan servicing rights	353	160
Premiums and discounts on investment securities, net	135	79
Premiums and discounts on mortgage-backed securities, net	166	96
Deferred loan origination costs, net	194	361
Deferred income taxes	(77)	(642)
Provision for loan losses	3,728	4,241
Depreciation of premises and equipment	853	867
Increase in value of bank-owned life insurance	(638)	(678)
Stock based compensation	370	309
Proceeds from sale of loans originated for sale	26,453	40,455
Origination of loans held for sale	(26,525)	(38,973)
Loss on foreclosed real estate	459	244
Gain on sale of:
Investment securities	(760)	(20)
Loans held for sale	(524)	(871)
Decrease in:
Accrued interest receivable	128	39
Other assets	419	516
(Decrease) increase in:
Accrued interest payable	(409)	(1,034)
Other liabilities	426	(1,603)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$8,680	$6,898

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended December 31,
	2011	2010
	(in thousands)
INVESTING ACTIVITIES
Loan originations	$(94,586)	$(83,117)
Loan principal payments	92,523	99,159
Proceeds from sale of foreclosed real estate	836	1,065
Proceeds from maturities of investment securities available for sale	6,860	590
Principal repayments on mortgage-backed securities held to maturity	583	561
Principal repayments on mortgage-backed securities available for sale	26,651	28,544
Proceeds from sale of investment securities available for sale	9,206	170
Proceeds from sale of mortgage-backed securities available for sale	1,518	-
Purchase of investment securities available for sale	(13,051)	(17,837)
Purchase of mortgage-backed securities available for sale	(18,646)	(17,027)
Purchase of premises and equipment	(615)	(2,141)
Redemption of Federal Home Loan Bank stock	1,744	495
NET CASH PROVIDED BY INVESTING ACTIVITIES	13,023	10,462
FINANCING ACTIVITIES
Net increase (decrease) in customer deposits	1,153	(2,581)
Proceeds of long-term FHLB borrowings	6,573	12,884
Repayment of long-term FHLB borrowings	(21,652)	(31,138)
Net increase (decrease) in advances from borrowers for taxes and insurance	156	(65)
Treasury stock acquired	(122)	-
Exercise of stock options	211	207
Tax benefit arising from stock compensation	3	6
Common stock dividends paid	(534)	(2,037)
NET CASH USED BY FINANCING ACTIVITIES	(14,212)	(22,724)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	7,491	(5,364)
Cash and cash equivalents at beginning of period	7,437	12,801
Cash and cash equivalents at end of period	$14,928	$7,437
Supplemental disclosure of cash flow information
Cash paid for:
Interest on deposits and borrowings	$7,824	$11,242
Income taxes	$1,030	$2,237
Non-cash transactions:
Capitalization of mortgage servicing rights	$238	$341
Transfers from loans to foreclosed real estate	$5,544	$7,479

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

 NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TF Financial Corporation (the “Company”) is a unitary savings and loan holding company, organized under the laws of the Commonwealth of Pennsylvania, which conducts its consumer banking operations primarily through its wholly owned subsidiary, 3rd Fed Bank (“3rd Fed”) or the (“Bank”). 3rd Fed is a Pennsylvania-chartered stock savings bank insured by the Federal Deposit Insurance Corporation. 3rd Fed is a community-oriented savings institution and conducts operations from its main office in Newtown, Pennsylvania, twelve full-service branch offices located in Philadelphia and Bucks Counties, Pennsylvania, and two full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

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

a.           Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Penns Trail Development Corporation, TF Investments Corporation, which was merged into the Company during 2011 and 3rd Fed, including its wholly owned subsidiaries, Third Delaware Corporation and Teragon Financial Corporation, (collectively, the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

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

c.           Investment and Mortgage-Backed Securities

The Company classifies its investment and mortgage-backed securities in one of three categories: held to maturity, trading, or available for sale. The Company does not presently engage in security trading activities.

Investment and mortgage-backed securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income. See Note 16-Fair Value Measurements which defines the basis for determining fair value. Realized gains and losses on the sale of securities are recognized using the specific identification method.

Mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method.

On a quarterly basis, temporarily impaired securities are evaluated to determine whether such impairment is other-than-temporary impairment (“OTTI”). This evaluation involves consideration of the length of time and the amount by which the fair value has been lower than amortized cost, the financial condition and credit rating of the issuer, the changes in fair value in relation to the change in market interest rates and other relevant information. In addition, with respect to mortgage-backed securities issued by government and quasi-governmental agencies (i. e. Government National Mortgage Association (“GNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and FNMA the Company considers the ultimate payment of principal and interest as an obligation of the United States Government and thus assured. With respect to mortgage-backed securities issued by private parties, the Company studies delinquencies, loss rates, loss severity and other information related to the underlying loans in order to form an opinion regarding the possibility of a cash flow shortfall. The Company also evaluates its intent to hold, intent to sell or need to sell the securities in light of its investment strategy, cash flow needs, interest rate risk position, prospects for the issuer and all other relevant factors.

d.           Loans Receivable, net

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are stated at unpaid principal balances less the allowance for loan losses, and net of deferred loan origination fees and direct origination costs. Loan origination fees and costs on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

The Bank provides valuation allowances for estimated losses from uncollectible loans. The allowance is increased by provisions charged to expense and reduced by net charge-offs. On a quarterly basis, the Bank prepares an allowance for loan losses (ALLL) analysis. In the analysis, the loan portfolio is segmented into groups of homogeneous loans that share similar risk characteristics: non-residential and non-owner occupied residential real estate, construction, real estate and non-real estate secured commercial business, one-to four-family residential, and consumer which is predominately real estate secured junior liens and home equity lines of credit as well as other consumer loans. Each segment is assigned reserve factors based on quantitative and qualitative measurements. In addition, the Bank reviews its internally classified loans, its loans classified for regulatory purposes, delinquent loans, and other relevant information in order to isolate loans for further scrutiny as potentially impaired loans.

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

e.           Loans Receivable, Held-for-Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value on an individual basis. Any resulting loss is included in other operating income. The fair value of the Bank’s loans held for sale was valued in excess of cost at December 31, 2011 and 2010.

f.           Troubled Debt Restructurings

Loans whose terms are modified are classified as Troubled Debt Restructurings (“TDRs”) if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring may include extending the maturity date of the loan, reducing the interest rate on the loan to a rate which is below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions. Interest income is not accrued on loans that had been placed on non-accrual prior to the troubled debt restructuring until they have performed in accordance with their restructured terms for a period of at least six months.  The Company evaluates the ALLL needed with respect to TDRs under the same policy and guidelines as all other loans, and TDRs are evaluated individually for impairment.

g.           Mortgage Servicing Rights

Mortgage servicing rights (“MSRs”) are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Under the applicable accounting guidance regarding servicing assets and liabilities, servicing rights resulting from the sale of loans originated by the Company are initially measured at fair value at the date of transfer. Fair value is based on market prices for comparable mortgage servicing rights, when available, or alternatively is based on a valuation model that calculates the present value of estimated future net servicing income. The Company subsequently measures each class of servicing asset using the amortization method. MSRs are amortized into non-interest expense in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated quarterly for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance charged to servicing fee income for an individual tranche, to the extent that fair value is less than the amortized cost for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to other operating income. These servicing rights are included in other assets in the consolidated statements of financial condition and are discussed in Note 16-Fair Value Measurements.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of loan servicing rights is recorded as a reduction of service fee income.

h.           Transfers of Financial Assets

The Company accounts for the transfers of financial assets using the financial –components approach. This approach recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

i.           Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The Company records any impairment of long-lived assets to be held and used or to be disposed of by sale. The Company had no impaired long-lived assets at December 31, 2011 and 2010.

j.           Foreclosed Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is carried at the fair value of the property, based on an appraisal less cost to sell. Revenue and expenses from operations and changes in the valuation allowance (any direct write-down) are included in foreclosed real estate expense. Included in other assets is foreclosed real estate of $11.7 million and $7.5 million at December 31, 2011 and 2010, respectively.

k.           Goodwill

Goodwill does not require amortization but is subject to impairment testing. As discussed in Note 2-Recent Accounting Pronouncements, new guidance on goodwill impairment testing allows entities to first assess qualitative factors and circumstance to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. At December 31, 2011, the Company performed an assessment of key factors and determined that impairment of goodwill was not likely.

l.           Bank Owned Life Insurance

The Company maintains life insurance policies on the lives of executives and officers. The Company is the owner and beneficiary of the policies. The cash surrender values of the policies were approximately $18.5 million and $17.9 million at December 31, 2011 and 2010, respectively.

m.           Benefit Plans

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

n.           Stock-Based Compensation

The Company has stock benefit plans that allow the Company to grant options and stock to employees and directors and which are more fully discussed in Note 10—Benefit Plans. The options, which have a term of up to 10 years when issued, vest over a three to five year period. The exercise price of each option equals the market price of the Company’s stock on the date of the grant. The Company measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period which is usually the vesting period. There were no options granted in 2011 or 2010.

o.           Income Taxes

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

p.           Advertising Costs

The Company expenses marketing and advertising costs as incurred.

q.           Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

r.           Comprehensive Income

Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The components of other comprehensive income (loss) are as follows:

	For the year ended December 31, 2011
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$3,023	$(1,028)	$1,995
Reclassification adjustment for gains realized in net income	(760)	258	(502)
Pension plan benefit adjustment related to actuarial losses	(2,059)	701	(1,358)
Other comprehensive income, net	$204	$(69)	$135

	For the year ended December 31, 2010
	Before tax amount	Tax (expense) benefit	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$(118)	$40	$(78)
Reclassification adjustment for gains realized in net income	(20)	7	(13)
Pension plan benefit adjustment related to actuarial losses	117	(40)	77
Other comprehensive loss, net	$(21)	$7	$(14)

The components of other comprehensive income, net of tax, were as follows:

	At December 31,
	2011	2010
	(in thousands)

Net unrealized gains on securities available for sale	$3,649	$2,156
Net unrecognized pension cost	(2,903)	(1,545)
Total accumulated other comprehensive income, net	$746	$611

s.           Segment Reporting

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

t.           Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 17-Fair Value of Financial Instruments. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS

            In April 2011, the Financial Accounting Standards Board (“FASB”) issued an amendment to provide additional guidance or clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments are effective for the first interim or annual reporting period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company has adopted the guidance and has included the required disclosures in Note 5-Loans Receivable.

In April 2011, the FASB issued an accounting update to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The amendments apply to all entities, both public and nonpublic. The amendments affect all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The guidance is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date.  Early adoption is not permitted.  This amendment is not expected to have a significant impact on the Company’s financial statements or results of operations.

    In May 2011, the FASB issued, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”).  The amendments result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs.  Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements.  The amendments are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  Early application by public entities is not permitted. This amendment is not expected to have a significant impact on the Company’s financial statements or results of operations.

In June 2011, the FASB issued, “Presentation of Comprehensive Income”.  The amendments improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income.  To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated.  The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income.  All entities that report items of comprehensive income, in any period presented, will be affected by the changes.  For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The amendments should be applied retrospectively, and early adoption is permitted. This amendment is not expected to have a significant impact on the Company’s financial statements or results of operations.

In September 2011, the FASB issued an accounting update, “Intangibles – Goodwill and Other Topics (Topic 350), Testing Goodwill for Impairment.”  The objective of this update is to simplify how entities, both public and nonpublic, test goodwill for impairment.  The amendments in the update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test.  The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent.  Under the amendments in this update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.  The amendments in this update apply to all entities, both public and nonpublic, that have goodwill reported in their financial statements and are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The Company early adopted the new guidance during 2011 as discussed earlier in Note 1-Summary of Significant Accounting Policies- Goodwill.

In December 2011, the FASB issued, “Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities”.  The amendment affects the disclosure requirement of all entities that have financial instruments and derivative instruments that are either offset or subject to an enforceable master netting arrangement or similar agreement.   This information will enable users of an entity's financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this guidance.  An entity is required to apply the amendment for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by the amendment retrospectively for all comparative periods presented.  The amendment is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued “Comprehensive Income (Topic 220):  Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income

in Accounting Standards Update No. 2011-05”.  The amendment only defers those changes that relate to the presentation of reclassification adjustments. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with requirements in effect before the update issued in June 2011 discussed above. All other requirements of “Presentation of Comprehensive Income” are not affected by this deferral, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  The amendment is not expected to have a significant impact on the Company’s financial statements.

NOTE 3—CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	At December 31,
	2011	2010
	(in thousands)
Cash and due from banks	$4,498	$3,218
Interest-bearing deposits in other financial institutions	10,430	4,219
	$14,928	$7,437

NOTE 4—INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities, are summarized as follows:

	At December 31, 2011
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
U.S. Government and federal agencies	$2,995	$35	$-	$3,030
State and political subdivisions	51,287	3,804	-	55,091
Residential mortgage-backed securities issued by quasi-governmental agencies	45,969	1,525	-	47,494
Residential mortgage-backed securities privately issued	8,723	195	(30)	8,888
Total investment securities available for sale	108,974	5,559	(30)	114,503

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	2,588	340	-	2,928
Total investment securities	$111,562	$5,899	$(30)	$117,431

	At December 31, 2010
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
U.S. Government and federal agencies	$6,000	$59	$-	$6,059
Corporate debt securities	3,340	223	-	3,563
State and political subdivisions	47,348	1,120	(260)	48,208
Residential mortgage-backed securities issued by quasi-governmental agencies	50,942	1,950	(6)	52,886
Residential mortgage-backed securities privately issued	13,425	224	(44)	13,605
Total investment securities available for sale	121,055	3,576	(310)	124,321

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	3,169	341	-	3,510
Total investment securities	$124,224	$3,917	$(310)	$127,831

Gross realized gains were $760,000 and $20,000 for the years ended December 31, 2011 and 2010, respectively. These gains resulted from the sale proceeds of investment and mortgage-backed securities available for sale of $10.7 million and $170,000 for the years ended December 31, 2011 and 2010, respectively. There were no gross losses resulting from security sales for the years ended December 31, 2011 and 2010.

The amortized cost and fair value of investment securities by contractual maturity and mortgage-backed securities are shown below.

	At December 31, 2011
	Available for sale		Held to maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(in thousands)
Investment securities
Due in one year or less	$889	$906	$-	$-
Due after one year through five years	8,424	8,874	-	-
Due after five years through 10 years	24,316	26,116	-	-
Due after ten years	20,653	22,225	-	-
	54,282	58,121	-	-

Mortgage-backed securities	54,692	56,382	2,588	2,928
Total investment and mortgage-backed securities	$108,974	$114,503	$2,588	$2,928

Investment securities having an aggregate amortized cost of approximately $7.1 million and $4.6 million were pledged to secure public deposits at December 31, 2011 and 2010, respectively.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders’ equity at year end.

The Company also holds stock in the FHLB totaling $7.7 and $9.4 million as of December 31, 2011 and 2010, respectively. The Company is required to maintain a minimum amount of FHLB stock as determined by its borrowing levels and amount of eligible assets. At December 31, 2011 the Company was required to hold $3.5 million in FHLB stock. FHLB stock can only be repurchased by the FHLB or sold to another member, and all sales must be at par. The Company holds FHLB stock as a long term investment based on the ultimate recoverability of the par value. During the fourth quarter of 2008, the FHLB suspended the repurchase of stock and dividend payments which prompted the Company to give consideration to evaluating the potential impairment of the investment. The Company evaluates potential impairment of its investment in FHLB stock quarterly and considers the following: 1) the magnitude and direction of the change in the net assets of the FHLB as compared to the capital stock amount and the duration of this condition, 2) the ability of the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, 3) the impact of regulatory changes on the FHLB and on its members and 4) the liquidity position of the FHLB. During the fourth quarter of 2010, the FHLB resumed limited repurchases of members’ excess stock and in 2011 the redemptions totaled $1.7 million. After evaluating these factors the Company has concluded that the par value of its investment in FHLB stock is recoverable and no impairment has been recorded during the year ended December 31, 2011 or 2010.

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2011:

		Less than		12 months
	Number	12 months		or longer		Total
	of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Securities	Value	Loss	Value	Loss	Value	Loss
	(in thousands)
Residential mortgage-backed securities privately issued	2	$3,442	$(30)	$-	$-	$3,442	$(30)
Total temporarily impaired securities	2	$3,442	$(30)	$-	$-	$3,442	$(30)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2010:

		Less than		12 months
	Number	12 months		or longer		Total
	of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Securities	Value	Loss	Value	Loss	Value	Loss
	(in thousands)
State and political subdivisions	17	$14,210	$(260)	$-	$-	$14,210	$(260)
Residential mortgage-backed securities issued by quasi-governmental agencies	1	3,027	(6)	-	-	3,027	(6)
Residential mortgage-backed securities privately issued	3	7,048	(44)	-	-	7,048	(44)
Total temporarily impaired securities	21	$24,285	$(310)	$-	$-	$24,285	$(310)

    The Company evaluates debt securities on a quarterly basis to determine whether OTTI exists. Unrealized losses primarily relate to interest rate fluctuations and not credit concerns. The Company does not intend to sell these securities and it is not more likely than not that it will be required to sell these securities. Accordingly, unrealized losses at December 31, 2011 and 2010 are not considered other-than-temporary and are therefore reflected in other comprehensive income.

NOTE 5—LOANS RECEIVABLE

Loans receivable are summarized as follows:

	At December 31,
	2011	2010
	(in thousands)
Held for investment:
First mortgage loans
Secured by one-to four-family residences	$277,824	$269,077
Secured by non-residential properties or non-owner occupied residential properties	140,887	137,307
Construction loans	16,091	18,799
Total first mortgage loans	434,802	425,183

Other loans
Commercial-business, real estate secured	15,808	26,603
Commercial-business, non-real estate secured	4,414	5,575
Home equity and second mortgage	44,165	49,430
Other consumer	1,971	2,407
Total other loans	66,358	84,015

Total loans	501,160	509,198
Net deferred loan origination costs	1,065	658
Less allowance for loan losses	(8,100)	(8,328)
Total loans receivable	$494,125	$501,528

Held for sale:
First mortgage loans
Secured by one-to four-family residences	$488	$130

The following tables present the composition of the commercial loan portfolio by credit quality indicator:

Commercial credit exposure-credit risk profile by internally assigned grade

	At December 31, 2011
		Special
	Pass	mention	Substandard	Doubtful	Total
	(in thousands)
Secured by non-residential properties or non-owner occupied residential properties	$121,579	$12,804	$6,504	$-	$140,887
Construction loans	5,077	4,312	6,702	-	16,091
Commercial-business, real estate secured	7,446	144	8,218	-	15,808
Commercial-business, non-real estate secured	4,408	-	6	-	4,414
Total	$138,510	$17,260	$21,430	$-	$177,200

	At December 31, 2010
	Pass	Special mention	Substandard	Doubtful	Total

	(in thousands)
Secured by non-residential properties or non-owner occupied residential properties	$108,484	$19,299	$9,524	$-	$137,307
Construction loans	3,482	6,269	9,048	-	18,799
Commercial-business, real estate secured	15,778	1,007	9,818	-	26,603
Commercial-business, non-real estate secured	5,531	-	-	44	5,575
Total	$133,275	$26,575	$28,390	$44	$188,284

In order to assess and monitor the credit risk associated with commercial loans, the Company employs a risk rating methodology whereby each commercial loan is initially assigned a risk grade. At least annually, all risk ratings are reviewed in light of information received such as tax returns, rent rolls, cash flow statements, appraisals, and any other information which may affect the then current risk rating, which may be adjusted upward or downward as a result of this review.  At the end of each quarter the risk ratings are summarized and become a component of the evaluation of the allowance for loan losses. The Company’s risk rating definitions mirror those promulgated by banking regulators and are as follows:

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

Special mention: A loan that has potential weaknesses that deserves management’s close attention. Although the loan is currently protected, if left uncorrected, potential weaknesses may result in deterioration of the loan’s repayment prospects or in the Company’s future credit position. Potential weaknesses include: weakening financial condition; an unrealistic repayment program; inadequate sources of funds; lack of adequate collateral, credit information, or documentation. There is currently the capacity to meet interest and principal payments, but further adverse business, financial, or economic conditions may impair capacity or willingness to pay interest and repay principal.

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

Loss: Loans which are considered uncollectible and should be charged off. The Company has charged-off all loans classified as loss.

Loans classified as special mention, substandard or doubtful are evaluated for potential impairment. All impaired loans are placed on non-accrual status and are classified as substandard or doubtful.

The following tables present the composition of the residential mortgage and consumer loan portfolios by credit quality indicator:

Mortgage and consumer credit exposure-credit risk profile by payment activity

	At December 31, 2011
	Performing	Non-performing	Total
	(in thousands)
Secured by one-to four-family residences	$272,322	$5,502	$277,824
Home equity and second mortgage	43,888	277	44,165
Other consumer	1,970	1	1,971
Total	$318,180	$5,780	$323,960

	At December 31, 2010
	Performing	Non-performing	Total
	(in thousands)
Secured by one-to four-family residences	$265,459	$3,618	$269,077
Home equity and second mortgage	48,018	1,412	49,430
Other consumer	2,404	3	2,407
Total	$315,881	$5,033	$320,914

In order to assess and monitor the credit risk associated with one-to four-family residential loans and consumer loans which include second mortgage loans and home equity secured lines of credit, the Company relies upon the payment status of the loan. Mortgage and other consumer loans 90 days or more past due are placed on non-accrual status and evaluated for impairment on a pooled basis with the exception of loans with balances in excess of $1 million and loans that have been modified as TDRs. An individual impairment analysis is performed using a recent appraisal or current sales contract for TDRs as well as nonperforming mortgage and consumer loans with balances in excess of $1 million.

The following table presents non-performing loans including impaired loans and loan balances past due over 90 days for which the accrual of interest has been discontinued by class:

	At December 31,
	2011	2010
	(in thousands)
Secured by one-to four-family residences	$5,502	$3,618
Secured by non-residential properties or non-owner occupied residential properties	1,442	4,993
Construction loans	3,317	4,307
Commercial-business, real estate secured	1,996	4,601
Commercial-business, non-real estate secured	6	44
Home equity and second mortgage	277	1,412
Other consumer	1	3
Total non-performing loans	$12,541	$18,978
Total loans past due 90 days as to interest or principal and accruing interest	$-	$-

Additional interest income that would have been recorded under the original terms of the loan agreements amounted to $616,000, and $768,000, for the years ended December 31, 2011 and 2010, respectively.

The following table presents loans individually evaluated for impairment by class at December 31, 2011:

	Impaired loans
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
	(in thousands)
With an allowance recorded:
Secured by one-to four-family residences	$1,252	$1,252	$388	$751	$-
Secured by non-residential properties or non-owner occupied residential properties	-	-	-	873	-
Construction loans	3,317	3,317	1,502	4,865	-
Commercial-business, real estate secured	1,996	1,996	410	2,483	-
Commercial-business, non-real estate secured	6	6	3	72	-

With no allowance recorded:
Secured by one-to four-family residences	2,381	2,381	-	1,497	-
Secured by non-residential properties or non-owner occupied residential properties	1,442	1,442	-	1,607	-
Construction loans	-	-	-	168	-
Commercial-business, real estate secured	-	-	-	1,596	-
Total	$10,394	$10,394	$2,303	$13,912	$-

The following table presents loans individually evaluated for impairment by class at December 31, 2010:

	Impaired loans
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
	(in thousands)
With an allowance recorded:
Secured by non-residential properties or non-owner occupied residential properties	$1,855	$1,855	$218	$925	$-
Construction loans	3,887	3,887	1,627	3,887	-
Commercial-business, real estate secured	2,605	2,605	373	1,563	-
Commercial-business, non-real estate secured	44	44	44	18	-

With no allowance recorded:
Secured by non-residential properties or non-owner occupied residential properties	2,830	2,830	-	3,479	-
Construction loans	420	420	-	492	-
Commercial-business, real estate secured	1,996	1,996	-	4,717	-
Commercial-business, non-real estate secured	-	-	-	22	-
Total	$13,637	$13,637	$2,262	$15,103	$-

The following table presents the contractual aging of delinquent loans by class at December 31, 2011:

	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Secured by one-to four- family residences	$273,231	$98	$153	$4,342	$4,593	$277,824	$-
Secured by non-residential properties or non-owner occupied residential properties	139,483	312	-	1,092	1,404	140,887	-
Construction loans	12,774	-	-	3,317	3,317	16,091	-
Commercial-business, real estate secured	10,671	-	3,141	1,996	5,137	15,808	-
Commercial-business, non- real estate secured	4,408	-	-	6	6	4,414	-
Home equity and second mortgage	43,712	165	11	277	453	44,165	-
Other consumer	1,956	6	8	1	15	1,971	-
Total	$486,235	$581	$3,313	$11,031	$14,925	$501,160	$-

The following table presents the contractual aging of delinquent loans by class at December 31, 2010:

	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Secured by one-to four- family residences	$267,885	$424	$26	$742	$1,192	$269,077	$-
Secured by non-residential properties or non-owner occupied residential properties	131,566	748	754	4,239	5,741	137,307	-
Construction loans	14,492	-	-	4,307	4,307	18,799	-
Commercial-business, real estate secured	18,877	3,125	-	4,601	7,726	26,603	-
Commercial-business, non- real estate secured	5,531	-	-	44	44	5,575	-
Home equity and second mortgage	48,285	60	9	1,076	1,145	49,430	-
Other consumer	2,381	13	10	3	26	2,407	-
Total	$489,017	$4,370	$799	$15,012	$20,181	$509,198	$-

The following table presents loans classified as TDRs segregated by class for the periods indicated:

	For the Year ended Decemeber 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
		(in thousands)
Secured by one-to four-family residences	2	$510	$507
Total	2	$510	$507

The following table presents loans classified as TDRs that subsequently defaulted:

	For the Year ended Decemeber 31, 2011
	Number of Contracts	Recorded Investment
		(in thousands)
Secured by one-to four-family residences	1	$169
Total	1	$169

The restructuring of the majority of loans was either an extension of the maturity date or temporary reduction or moratorium on the payment terms or amounts. No modifications involved any reduction in principal balance for 2011.

Activity in the allowance for loan losses is summarized as follows:

	Balance at January 1, 2011	Provision charged to income	Charge-offs	Recoveries	Balance at December 31, 2011
	(in thousands)
Secured by one-to four- family residences	$1,839	$515	$(172)	$12	$2,194
Secured by non-residential properties or non-owner occupied residential properties	2,124	831	(1,186)	-	1,769
Construction loans	2,479	1,338	(1,521)	1	2,297
Commercial-business, real estate secured	974	716	(855)	-	835
Commercial-business, non- real estate secured	77	67	(44)	38	138
Home equity and second mortgage	607	62	(221)	-	448
Other consumer	16	14	(16)	8	22
Unallocated	212	185	-	-	397
Total	$8,328	$3,728	$(4,015)	$59	$8,100

For the year ended
December 31, 2010
(in thousands)
Balance at beginning of year	$5,215
Provision charged to income	4,241
(Charge-offs), net of recoveries	(1,128)
Balance at end of year	$8,328

The following tables present the ending balance of the allowance for loan losses and ending loan balance by class based on impairment method as of December 31, 2011:

	Evaluated for impairment
Allowance	Individually	Collectively	Total
	(in thousands)
Secured by one-to four-family residences	$388	$1,806	$2,194
Secured by non-residential properties or non-owner occupied residential properties	-	1,769	1,769
Construction loans	1,502	795	2,297
Commercial-business, real estate secured	410	425	835
Commercial-business, non-real estate secured	3	135	138
Home equity and second mortgage	-	448	448
Other consumer	-	22	22
Unallocated	-	397	397
Total	$2,303	$5,797	$8,100

	Evaluated for impairment
Loan balance	Individually	Collectively	Total
	(in thousands)
Secured by one-to four-family residences	$3,633	$274,191	$277,824
Secured by non-residential properties or non-owner occupied residential properties	1,442	139,445	140,887
Construction loans	3,317	12,774	16,091
Commercial-business, real estate secured	1,996	13,812	15,808
Commercial-business, non-real estate secured	6	4,408	4,414
Home equity and second mortgage	-	44,165	44,165
Other consumer	-	1,971	1,971
Total	$10,394	$490,766	$501,160

The following tables present the ending balance of the allowance for loan losses and ending loan balance by class based on impairment method as of December 31, 2010:

	Evaluated for impairment
Allowance	Individually	Collectively	Total
	(in thousands)
Secured by one-to four-family residences	$-	$1,839	$1,839
Secured by non-residential properties or non-owner occupied residential properties	218	1,906	2,124
Construction loans	1,627	852	2,479
Commercial-business, real estate secured	373	601	974
Commercial-business, non-real estate secured	44	33	77
Home equity and second mortgage	-	607	607
Other consumer	-	16	16
Unallocated	-	212	212
Total	$2,262	$6,066	$8,328

	Evaluated for impairment
Loan balance	Individually	Collectively	Total
	(in thousands)
Secured by one-to four-family residences	$-	$269,077	$269,077
Secured by non-residential properties or non-owner occupied residential properties	4,685	132,622	137,307
Construction loans	4,307	14,492	18,799
Commercial-business, real estate secured	4,601	22,002	26,603
Commercial-business, non-real estate secured	44	5,531	5,575
Home equity and second mortgage	-	49,430	49,430
Other consumer	-	2,407	2,407
Total	$13,637	$495,561	$509,198

The Bank has no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2011 and 2010. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans was approximately $138,000 and $156,000 at December 31, 2011 and 2010, respectively. New loans to related parties of $5,000 were made during 2011. For the year ended December 31, 2011, principal repayments of $23,000 of related party loans were received. Unused lines of credit available were $360,000 at December 31, 2011 and 2010.

NOTE 6—LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are summarized as follows:

	At December 31,
	2011	2010
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$285	$342
FNMA	108,275	98,367
Other investors	10,434	14,348
	$118,994	$113,057

Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $1,202,000 and $914,000 and are included as deposits at December 31, 2011 and 2010, respectively. Net servicing (loss) income on mortgage loans serviced for others was $(98,000) and $57,000 for the years ended December 31, 2011 and 2010, respectively.

NOTE 7—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	Estimated useful lives	At December 31,
		2011	2010
		(in thousands)

Buildings	30 years	$7,669	$7,369
Leasehold improvements	5-10 years	3,262	3,254
Furiniture, fixtures and equipment	3-7 years	8,688	8,438
		19,619	19,061
Less accumulated depreciation		14,752	13,956
		4,867	5,105
Land		1,692	1,692
		$6,559	$6,797

The Company recognized depreciation expense of $853,000 and $867,000 for the years ended December 31, 2011 and 2010, respectively.

NOTE 8—DEPOSITS

Deposits are summarized as follows:

	At December 31,
	2011	2010
	(in thousands)
Deposit Type

Demand	$43,910	$40,389
NOW	65,677	56,157
Money market	155,010	149,744
Passbook savings	105,617	99,686
Total demand, transaction and passbook deposits	370,214	345,976
Cetificates of deposit	181,074	204,159
	$551,288	$550,135

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $45.3 million and $52.3 million at December 31, 2011 and 2010, respectively.

At December 31, 2011, scheduled maturities of certificates of deposit by year are as follows:

Maturity year
2012	2013	2014	2015	2016	Thereafter	Total
(in thousands)
$130,136	$22,242	$13,641	$9,464	$5,367	$224	$181,074

Related party deposits are on substantially the same terms as are comparable transactions with unrelated persons. Related parties include certain executive officers, directors and their related interests. The aggregate dollar amount of these deposits was approximately $4.2 million and $4.3 million at December 31, 2011 and 2010, respectively.

NOTE 9—ADVANCES FROM THE FHLB

Advances from the FHLB consist of the following:

	At December 31,
	2011		2010
		Weighted		Weighted
Prinicpal payments due during	Amount	average rate	Amount	average rate
	(in thousands)

2011	$-	-%	$21,322	4.02%
2012	25,259	3.88%	24,578	3.93%
2013	10,187	3.30%	9,492	3.39%
2014	3,398	2.52%	2,686	2.69%
2015	2,767	2.28%	2,044	2.35%
2016	3,969	2.22%	1,658	2.44%
Thereafter	1,328	2.16%	207	2.60%
	$46,908	3.37%	$61,987	3.73%

    The advances are collateralized by certain first mortgage loans totaling approximately $297.4 million and the FHLB stock owned by the Bank which allows for a maximum borrowingcapacity of $220.8 million. Total unused lines of credit at the FHLB were $60.0 million at December 31, 2011. All of the advances from the FHLB are fixed rate, fixed term.

NOTE 10—BENEFIT PLANS

a.           Defined Contribution Plan

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Matching contributions to the 401(k) plan totaled $78,000 and $72,000 in 2011 and 2010, respectively.

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

The following tables set forth the projected benefit obligation, the fair value of assets of the plan and funded status of the defined benefit pension plan as reflected in the consolidated balance sheets:

	December 31,
	2011	2010
	(in thousands)
Reconciliation of projected benefit obligation
Benefit obligation at beginning of year	$5,837	$4,938
Service cost	565	553
Interest cost	328	296
Actuarial loss	1,411	202
Amendments	-	33
Benefits paid	(96)	(185)
Benefits obligation at end of year	$8,045	$5,837

Reconciliation of fair value of assets
Fair value of plan assets at beginning of year	$7,761	$6,756
Actual return on plan assets	(145)	747
Employer contribution	486	443
Benefits paid	(96)	(185)
Fair value of plan assets at end of year	$8,006	$7,761
Funded status at end of year	$(39)	$1,924

    The accumulated benefit obligation at December 31, 2011 and 2010 was $6.9 million and $5.0 million, respectively.

    Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. The expected employer contribution for 2012 is $200,000.

    The following table sets forth the amounts recognized in accumulated other comprehensive income for the years ended:

	At December 31,
	2011	2010
	(in thousands)

Net loss	$(4,372)	$(2,310)
Prior service cost	(28)	(31)
Total	$(4,400)	$(2,341)

The net (loss) gain recognized in accumulated other comprehensive income as an adjustment to the funded status of the plan was $(2.1) million and $0.1 million at December 31, 2011 and 2010, respectively. During 2012, the amounts expected to be amortized from accumulated other comprehensive income is $285,000 of net actuarial loss and prior service cost.

	At December 31,
	2011	2010

Weighted-average assumptions used to determine benefit obligations:
Discount rate	4.50%	5.75%
Rate of compensation increase	4.00%	4.00%

	For the year ended December 31,
	2011	2010
	(in thousands)
Components of net periodic benefit cost
Service cost	$565	$553
Interest cost	328	296
Expected return on plan assets	(619)	(545)
Amortization of prior service cost	2	3
Recognized net actuarial loss	115	147
Net periodic benefit cost	$391	$454

	For the year ended December 31,
	2011	2010

Weighted-average assumptions used to determine net benefit costs:
Discount rate	5.75%	5.75%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%

The long-term expected rate of return used for the plan year 2011 was determined by analyzing average rates of return over a number of prior periods on the assets in which the plan is currently invested.

Estimated future benefits payments are as follows:

Year ending December 31,	Amount
(in thousands)
2012	$107
2013	123
2014	205
2015	229
2016	265
2017-2021	1,622

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

The following table sets forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of December 31, 2011:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
	(in thousands)
Assets
Collective investment trust funds	$-	$8,006	$-	$8,006
Total Plan assets at fair value	$-	$8,006	$-	$8,006

The following table sets forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of December 31, 2010:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
	(in thousands)
Assets
Collective investment trust funds	$-	$7,761	$-	$7,761
Total Plan assets at fair value	$-	$7,761	$-	$7,761

Collective investment trust funds are valued by the trustee. The trustee follows written procedures for establishing unit values on a periodic basis which incorporate observable market data; however the collective investment trust fund itself is not traded on an established market and therefore is categorized as a Level 2 hierarchy.

The plan’s weighted-average asset allocations by asset category are as follows:

	Percentage of plan assets at December 31,
	2011	2010
Asset Category
Mutual funds	100.00%	96.10%
Money funds	-%	3.90%
Total	100.00%	100.00%

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

c.           ESOP

The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. Any dividends received by the ESOP will be used to pay debt service. The Company makes discretionary contributions to the ESOP in order to service the ESOP’s debt if necessary. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to qualifying employees. The Company reports compensation expense in the amount equal to the fair value of shares allocated from the ESOP to employees less dividends received on the allocated shares in the plan used for debt service. The allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense included in stock-based compensation totaled $222,000 and $193,000 for the years ended December 31, 2011 and 2010, respectively.

	At December 31,
	2011	2010

Allocated shares	177,000	192,000
Unreleased shares	115,000	128,000
Total ESOP shares	292,000	320,000
Fair value of unreleased shares (in thousands)	$2,615	$2,713

d.           Stock-Based Compensation Plans

A summary of the status of the Company’s stock option plans as of December 31, 2011 and 2010, and changes for each of the years in the periods then ended is as follows:

	2011		2010
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share

Outstanding at beginning of year	126,257	$24.04	285,228	$24.98
Options granted	-	-	-	-
Options exercised	(10,916)	19.33	(15,614)	13.24
Options forfeited	(3,370)	26.10	(7,466)	26.56
Options expired	(2,206)	25.44	(135,891)	27.11
Outstanding at end of year	109,765	24.41	126,257	24.04
Options exercisable	92,328	$25.31	98,149	$25.19

The following table summarizes information about stock options outstanding at December 31, 2011:

	Options outstanding			Options excercisable
Range of exercise prices	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Number	Weighted average exercise price
$19.67 - 28.42	92,485	2.72	$22.90	75,048	$23.65
$28.43 - 32.51	17,280	1.96	$32.51	17,280	$32.51
	109,765	2.60	$24.41	92,328	$25.31

The following table reflects information on the aggregate intrinsic value of options as well as cash receipts from option exercises:

	For the years ended December 31,
	2011	2010
	(in thousands)
Aggregate intrinsic value of
Options outstanding	$133	$90
Options exercisable	$80	$49
Options exercised	$30	$88
Cash receipts	$211	$207

The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the year and the exercise price, multiplied by the number of exercisable in-the-money options). The Company has a policy of issuing shares from treasury to satisfy share option exercises.

Stock-based compensation expense related to stock options resulted in a tax benefit of $11,000 and $18,000, for the year ended December 31, 2011 and 2010, respectively. There was $49,000 and $82,000 of total unrecognized compensation cost, net of estimated forfeitures, related to non-vested options under the stock option plans at December 31, 2011 and 2010, respectively. That cost is expected to be recognized over a weighted average period of 16 months and 21 months at December 31, 2011 and 2010, respectively.

The following table provides information regarding the Company’s stock-based compensation expense:

	For the years ended December 31,
	2011	2010
	(in thousands)
Stock-based compensation expense
Director fees	$69	$-
Stock grant expense	13	16
Stock option expense	32	52
Total stock-based compensation expense	$114	$68

The table below summarizes the changes in non-vested restricted stock for the years ended:

	2011		2010
	Number of shares	Weighted average grant price per share	Number of shares	Weighted average grant price per share

Total non-vested restricted stock grants at January 1	700	$19.67	1,401	$19.67
Restricted stock grant	-	-	-	-
Vesting of restricted stock	(700)	19.67	(701)	19.67
Forfeitures of restricted stock	-	-	-	-
Total non-vested restricted stock grants at December 31	-	$19.67	700	$19.67

NOTE 11—INCOME TAXES

The components of income tax expense are summarized as follows:

	Years ended December 31,
	2011	2010
	(in thousands)
Federal
Current	$1,085	$1,424
Charge in lieu of income tax relation to stock compensation	3	6
Deferred	(77)	(642)
	1,011	788
Sate and local-current	8	261
Income tax provision	$1,019	$1,049

The Company’s effective income tax rate was different than the statutory federal income tax rate as follows:

	Years ended December 31,
	2011	2010

Statutory federal income tax	34.0%	34.0%
Increase (decrease) resulting from
Tax-exempt income	(14.0)	(14.3)
State tax, net of federal benefit	0.1	3.9
Other	0.4	0.2
	20.5%	23.8%

Deferred taxes are included as other liabilities in the accompanying consolidated balance sheets at December 31, 2011 and 2010, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was established at December 31, 2011 and 2010, in view of the Company’s ability to carry back to taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

The Company’s net deferred tax liability was as follows:

	At December 31,
	2011	2010
	(in thousands)
Deferred tax assets
Deferred compensation	$137	$32
Allowance for loan losses, net	2,754	2,831
Stock compensation	106	106
Adjustment to record funded status of pension plan	1,497	796
Non accrual interest	336	294
Adjustment for real estate acquired thru foreclosure	182	-
Other	34	35
	$5,046	$4,094

Deferred tax liabilities
Accrued pension expense	$1,444	$1,444
Unrealized gain on securities available for sale	1,880	1,110
Prepaid expenses	180	185
Deferred loan costs	831	815
Amortization of goodwill	1,470	1,309
Other	296	294
	6,101	5,157
Net deferred tax liability	$(1,055)	$(1,063)

The Company files consolidated income tax returns on the basis of a calendar year. The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions, with the majority of activity residing in Pennsylvania. The statute of limitations for the federal return has expired on years prior to 2008. The expirations of the statutes of limitations related to the various state income tax returns that the Company and its subsidiaries file, vary by state, and are expected to expire over the term of 2012 through 2016. There are no material uncertain tax positions at December 31, 2011.

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

NOTE 12—REGULATORY MATTERS

During 2011, the Bank was subject to minimum regulatory capital standards promulgated by the OTS and OCC. Failure to meet minimum capital requirements can initiate certain mandatory-and possible additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4% of adjusted total assets. The risk-based capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) adjusted for the general valuation allowances equal to 8% of total assets classified in one of four risk-weighted categories.

As of December 31, 2011 and 2010, management believes that the Bank met all capital adequacy requirements to which it was subject.

	Regulatory capital December 31, 2011
	Tangible			Core			Risk-Based
	Capital	Percent		Capital	Percent		Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$74,214	10.96%		$74,214	10.96%		$74,214	18.58%
Unrealized gain on certain available-for-sale securities	(3,649)	(0.54	) %	(3,649)	(0.54	) %	(3,649)	(0.91	) %
Adjustment to record funded status of pension	2,903	0.43%		2,903	0.43%		2,903	0.72%
Goodwill and other intangible assets	(4,324)	(0.64	) %	(4,324)	(0.64	) %	(4,324)	(1.08	) %
Additional capital items
General valuation allowances-limited	-	-%		-	-%		5,003	1.25%
Regulatory capital computed	69,144	10.21%		69,144	10.21%		74,147	18.56%
Minimum capital requirement	10,154	1.50%		27,078	4.00%		31,953	8.00%
Regulatory capital-excess	$58,990	8.71%		$42,066	6.21%		$42,194	10.56%

	Regulatory capital December 31, 2010
	Tangible			Core			Risk-Based
	Capital	Percent		Capital	Percent		Capital	Percent
	(in thousands)
Capital under generally accepted accounting principles	$70,604	10.27%		$70,604	10.27%		$70,604	17.44%
Unrealized gain on certain available-for-sale securities	(2,156)	(0.31	) %	(2,156)	(0.31	) %	(2,156)	(0.53	) %
Adjustment to record funded status of pension	1,545	0.23%		1,545	0.23%		1,545	0.38%
Goodwill and other intangible assets	(4,324)	(0.63	) %	(4,324)	(0.63	) %	(4,324)	(1.07	) %
Additional capital items
General valuation allowances-limited	-	-%		-	-%		5,072	1.25%
Regulatory capital computed	65,669	9.56%		65,669	9.56%		70,741	17.47%
Minimum capital requirement	10,308	1.50%		27,487	4.00%		32,397	8.00%
Regulatory capital-excess	$55,361	8.06%		$38,182	5.56%		$38,344	9.47%

    At December 31, 2011 and 2010, the Bank exceeded all regulatory requirements for classification as a “well-capitalized” institution. A “well-capitalized” institution must have risk-based capital of 10% and core capital of 5%. There are no conditions or events that have occurred that management believes have changed the Bank’s classification as a “well-capitalized” institution.

The Bank maintains a liquidation account for the benefit of eligible savings account holders who maintained deposit accounts in the Bank at the time the Bank converted to a stock form of ownership and who continue as depositors. The Bank may not declare or pay a cash dividend on or repurchase any of its common shares if the effect thereof would cause the Bank’s stockholders’ equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

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

Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows:

	At December 31,
	2011	2010
	(in thousands)

Commitments to extend credit	$67,435	$56,355
Standby letters of credit	710	951
Loans sold with recourse	52	57
	$68,197	$57,363

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

NOTE 14—COMMITMENTS AND CONTINGENCIES

The Bank had optional commitments of $5.3 million and $6.5 million to sell mortgage loans to investors at December 31, 2011 and 2010, respectively.

The Bank leases branch facilities and office space for periods ranging up to ten years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $574,000 and $569,000 for the years ended December 31, 2011 and 2010, respectively.

The minimum annual rental commitments of the Bank under all non-cancelable leases with terms of one year or more at December 31, 2011 are as follows:

Year ending December 31,	2011
(in thousands)
2012	$491
2013	467
2014	397
2015	233
2016	168
Thereafter	1,081
Total	$2,837

The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. Upon a change in control, the Company will make a lump-sum payment or continue to pay the key executives’ salaries per the agreements, and reimburse the executive for certain benefits for one year. The contingent liability under the agreements at December 31, 2011 was approximately $2.5 million.

From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 15—SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

The Bank is principally engaged in originating and investing in one-to four-family residential real estate and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans that have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% or less loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that real estate values in the primary lending area will deteriorate, thereby potentially impairing underlying collateral values. However, management believes that weakened residential and commercial real estate values have been taken into consideration and that the loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

NOTE 16- FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement hierarchy has been established for inputs in valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

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

Determination of the appropriate level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement for the instrument or security.  Assets and liabilities measured at fair value on a recurring basis segregated by fair value hierarchy level are summarized below:

At December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$-	$3,030	$-	$3,030
State and political subdivisions	-	55,091	-	55,091
Residential mortgage-backed securities issued by quasi- governmental agencies	-	47,494	-	47,494
Residential real estate mortgage-backed securities privately issued	-	8,888	-	8,888
Total investment securities available for sale	$-	$114,503	$-	$114,503

Liabilities
Forward loan sales	$-	$-	$6	$6

At December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$-	$6,059	$-	$6,059
Corporate debt securities		3,563	-	3,563
State and political subdivisions	-	48,208	-	48,208
Residential mortgage-backed securities issued by quasi- governmental agencies	-	52,886	-	52,886
Residential real estate mortgage- backed securities privately issued	-	13,605	-	13,605
Total investment securities available for sale	$-	$124,321	$-	$124,321

Forward loan sales	$-	$-	$3	$3

Investment and mortgage-backed securities available for sale are valued primarily by a third party pricing agent. U.S. Government and federal agency and corporate debt securities are primarily priced through a multi-dimensional relational model, a Level 2 hierarchy, which incorporates dealer quotes and other market information including, defined sector breakdown, benchmark yields, base spread, yield to maturity, and corporate actions.  State and political subdivision securities are also valued within the Level 2 hierarchy using inputs with a series of matrices that reflect benchmark yields, ratings updates, and spread adjustments. Mortgage-backed securities include FHLMC, GNMA, and FNMA certificates and privately issued real estate mortgage investment conduits which are valued under a Level 2 hierarchy using a matrix correlation to benchmark yields, spread analysis, and prepayment speeds.

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

The following table presents additional information about assets measured at fair value on a recurring basis for which the Company has utilized Level 3 inputs to determine fair value:

Forward loan sales	2011	2010
	(in thousands)

Beginning balance, January 1	$3	$21
Total losses- realized/unrealized:
Included in earnings	(9)	(18)
Included in other comprehensive income	-	-
Purchases, issuances, and settlements	-	-
Ending balance, December 31	$(6)	$3

Assets and liabilities measured at fair value on a nonrecurring basis segregated by fair value hierarchy level are summarized below:

At December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
	(in thousands)
Assets
Impaired loans	$-	$-	$8,091	$8,091
Real estate acquired through foreclosure	-	-	11,731	11,731
Mortgage servicing rights	-	763	-	763

At December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
	(in thousands)
Assets
Impaired loans	$-	$-	$11,375	$11,375
Real estate acquired through foreclosure	-	-	7,482	7,482
Mortgage servicing rights	-	878	-	878

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

The Company retains a qualified valuation service to calculate the amortized cost and to determine the fair value of the mortgage servicing rights. The valuation service utilizes discounted cash flow analyses adjusted for prepayment speeds, market discount rates and conditions existing in the secondary servicing market. Hence, the fair value of mortgage servicing rights is deemed a Level 2 hierarchy. The amortized cost basis of the Company’s mortgage servicing rights was $1.0 million at December 31, 2011 and 2010. The fair value of the mortgage servicing rights was $763,000 and $878,000 at December 31, 2011 and 2010, respectively.

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

	At December 31, 2011		At December 31, 2010
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)

Cash and cash equivalents	$14,928	$14,928	$7,437	$7,437
Investment securities	58,121	58,121	57,830	57,830
Mortgage-backed securities	59,310	58,970	70,001	69,660

The fair value of the loans receivable, net has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk. Loans receivable, net also includes loans receivable held for sale.

	At December 31, 2011		At December 31, 2010
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)

Loans receivable, net	$516,359	$494,613	$510,652	$501,658

The fair value of deposits and borrowings with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar liabilities. Fair value of deposits and borrowings with floating interest rates is generally presumed to approximate the recorded carrying amounts.

	At December 31, 2011		At December 31, 2010
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)

Deposits with stated maturities	$183,306	$181,074	$206,791	$204,159
Borrowings with stated maturities	48,092	46,908	63,811	61,987

The fair value of deposits and borrowings with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand). Fair value deposits and borrowings with floating interest rates are generally presumed to approximate the recorded carrying amounts.

	At December 31, 2011		At December 31, 2010
	Fair value	Carrying value	Fair value	Carrying value
	(in thousands)

Deposits with no stated maturities	$370,214	$370,214	$345,976	$345,976

The Bank’s remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank’s depositors or customers is required.

NOTE 18—SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	For the years ended December 31,
	2011	2010
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees, net	$25	$235
Late charge income	110	122
Deposit service charges	666	777
Debit card income	512	415
Other income	385	409
	$1,698	$1,958

Other operating expense
Insurance and surety bond	$192	$190
Office supplies	164	161
Loan expense	310	310
Debit card and ATM expense	245	237
Postage	231	275
Telephone	261	265
Supervisory examination fees	169	171
Other expenses	625	593
	$2,197	$2,202

NOTE 19—EARNINGS PER SHARE

The following tables set forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:
	Year ended December 31, 2011
		Weighted
		average
	Income	shares	Per share
	(numerator)	(denominator)	Amount
	(dollars in thousands, except per share data)
Basic earnings per share
Income available to common stockholders	$3,929	2,702,200	$1.45
Effect of dilutive securities
Stock compensation plans	-	510	-

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$3,929	2,702,710	$1.45

There were options to purchase 62,057 shares of common stock at a price at a range of $23.53 to $32.51 per share which were outstanding during 2011 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

	Year ended December 31, 2010
		Weighted
		average
	Income	shares	Per share
	(numerator)	(denominator)	Amount
	(dollars in thousands, except per share data)
Basic earnings per share
Income available to common stockholders	$3,352	2,682,135	$1.25
Effect of dilutive securities
Stock options and grants	-	-	-

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$3,352	2,682,135	$1.25

There were options to purchase 71,017 shares of common stock at a price at a range of $23.53 to $32.51 per share which were outstanding during 2010 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

NOTE 20—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEETS

	At December 31,
	2011	2010
	(in thousands)
ASSETS
Cash	$1,414	$997
Investment in 3rd Fed	73,117	69,387
Investment in TF Investments	-	1,766
Investment in Penns Trail Development	1,087	1,100
Notes receivable ESOP	1,352	-
Other assets	465	208
Total assets	$77,435	$73,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total liabilities	$27	$42
Stockholders’ equity	77,408	73,416
Total liabilities and stockholders’ equity	$77,435	$73,458

STATEMENTS OF INCOME

	Years ended December 31,
	2011	2010
	(in thousands)
INCOME
Equity in earnings of subsidiaries	$4,432	$3,725
Interest and dividend income	6	20
Gain on sale of investment	-	20
Total income	4,438	3,765
EXPENSES
Other	509	413
Total expenses	509	413
NET INCOME	$3,929	$3,352

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2011	2010
	(in thousands)
Cash flows from operating activities
Net income	$3,929	$3,352
Adjustments to reconcile net income to net cash used in operating activities
Stock compensation plans	114	68
Gain on sale of investment securities	-	(20)
Equity in earnings of subsidiaries	(4,432)	(3,725)
Net change in assets and liabilities	(300)	(224)
Net cash used in operating activities	(689)	(549)

Cash flows from investing activities
Capital distribution from subsidiaries	1,548	1,600
Proceeds from sale of investment securities	-	170
Net cash provided by investing activities	1,548	1,770

Cash flows from financing activities
Cash dividends paid to stockholders	(534)	(2,037)
Treasury stock acquired	(122)	-
Exercise of stock options	211	207
Tax benefit arising from stock compensation	3	6
Net cash used in financing activities	(442)	(1,824)
NET INCREASE (DECREASE) IN CASH	417	(603)
Cash at beginning of year	997	1,600
Cash at end of year	$1,414	$997

NOTE 21—SUSEQUENT EVENT

In 2011, the Bank elected to convert from an OCC regulated, federally-chartered financial institution to a state-chartered savings bank. The Bank received approval for this conversion from the Commonwealth of Pennsylvania on December 27, 2011 and from the FDIC on January 20, 2012. The Bank will therefore be regulated by the Pennsylvania Department of Banking and the FDIC. As a result, the name of the Bank was changed from Third Federal Bank to 3rd Fed Bank. The official charter conversion became effective January 30, 2012.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

TF Financial Corporation

Board of Directors

Robert N. Dusek

Chairman of TF Financial Corporation
President of Direction Associates, Inc.

Carl F. Gregory

Chairman Emeritus and Retired President/CEO of 3rd Fed Bank

Dennis Pollack

Chairman of Presilient, LLC

Joseph F. Slabinski, III

President/Owner of Slabinski-Sucharski Funeral Homes, Inc.

John R. Stranford

Retired President/CEO of TF Financial Corporation and 3rd Fed Bank

Kenneth A. Swanstrom

Retired Chairman/CEO of PennEngineering

Albert M. Tantala, Sr.

Chairman of 3rd Fed Bank
President of Tantala Associates

James B. Wood

Vice Chairman of 3rd Fed Bank
Senior Vice President/Chief Strategy Officer of The Clemens Family Corporation

Kent C. Lufkin

President/CEO of TF Financial Corporation and 3rd Fed Bank

Executive Officers

Kent C. Lufkin
President and Chief Executive Officer

Dennis R. Stewart
Executive Vice President and Chief Financial Officer

Lorraine A. Wolf
Corporate Secretary