Form 10-K, Exhibit 13
period 2012-12-31
TF FINANCIAL CORP
filed 2013-03-27
CIK 921051

Back to 10K

CORPORATE PROFILE AND RELATED INFORMATION

TF Financial Corporation (the “Company”) is the parent company of 3rd Fed Bank and its subsidiaries Third Delaware Corporation and Teragon Financial Corporation (collectively, “3rd Fed” or the “Bank”) and Penns Trail Development Corporation. At December 31, 2012, total assets were $711.8 million and total stockholders’ equity was $82.9 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that 3rd Fed retains a specified amount of its assets in housing-related investments. 3rd Fed is a Pennsylvania-chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name “Polish American Savings Building and Loan Association.” Deposits of 3rd Fed have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the “FDIC”). 3rd Fed is a community-oriented institution offering a variety of financial services to meet the needs of the communities that it serves. As of December 31, 2012, 3rd Fed operated branch offices in Bucks and Philadelphia counties, Pennsylvania and Mercer County, New Jersey. 3rd Fed attracts deposits ($560.3 million at December 31, 2012) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (“FHLB”) ($60.7 million at December 31, 2012) and other funds, to originate loans secured by first mortgages and junior liens on owner-occupied, one-to four-family residences, and to originate loans secured by commercial real estate, including construction loans.

Stock Market Information

Since its issuance in July 1994, the Company’s common stock has been traded on the NASDAQ Global Market. The daily stock quotation for the Company is listed on the NASDAQ Global Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of “THRD.” The number of shareholders of record of common stock as of February 27, 2013, was approximately 397. This does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms.

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
3.
In light of the fact that the primary source of liquidity with which to pay dividends is dividend payments from the subsidiary Bank, the Board considers a number of factors specifically applicable to the Bank, such as its expected level of earnings and capital, and the possibility of regulatory restrictions. Among other limitations, 3rd Fed may not declare or pay a cash dividend on any of its stock if the effect thereof would cause 3rd Fed’s regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with 3rd Fed’s conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by federal banking agencies.

The amount of the quarterly dividend is reviewed by the Board of Directors, may be increased or reduced as deemed appropriate by the Board, and may be suspended by the Board at any time and recommenced or discontinued at the discretion of the Board. In addition to quarterly cash dividends, the Board of Directors may periodically consider the payment of special cash dividends or stock dividends.

Stock Price and Dividend History

The following table sets forth the high and low sales prices and cash dividends declared for the periods indicated.

	Quoted market price		Dividend paid
Quarter ended	High	Low	per share
December 31, 2012	$24.84	$22.06	$0.05
September 30, 2012	$24.90	$22.50	$0.05
June 30, 2012	$26.47	$22.26	$0.05
March 31, 2012	$25.96	$22.30	$0.05
December 31, 2011	$23.00	$18.54	$0.05
September 30, 2011	$22.38	$19.17	$0.05
June 30, 2011	$22.09	$20.92	$0.05
March 31, 2011	$22.76	$20.37	$0.05

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

Management believes that the most critical accounting policy requiring the use of a significant amount of accounting estimates and judgment is the determination of the allowance for loan losses. Allowances are established based on an analysis of individual loans, pools of similar loans, delinquencies, loss experience, economic conditions generally and as they may affect individual borrowers, and other factors. Individual loans are evaluated based on cash flows or value of the underlying collateral, and the financial strength of any guarantors. All of these evaluation factors are subject to a high degree of uncertainty. If the financial condition and collateral values of a significant amount of debtors should deteriorate more than the Company has estimated, present allowances for loan losses may be insufficient and additional provisions for loan losses may be required. In addition, a single loan may result in the loss of a substantial amount and may significantly reduce the allowance. The allowance for loan losses was $6.9 million at December 31, 2012.

Financial Condition and Changes in Financial Condition

Assets.  The Company’s total assets at December 31, 2012 were $711.8 million, an increase of $29.9 million during the year.

Loans receivable, net of the allowance for loan losses, were $526.7 million, a $32.6 million or 6.6% increase from December 31, 2011. Originations of single-family residential mortgage and consumer loans totaled $117.7 million and originations of commercial loans were $14.6 million. Offsetting these increases were principal repayments of loans receivable totaling $93.6 million, $3.5 million of transfers from loans to real estate acquired through foreclosure and amortization of net deferred loan origination costs of $0.2 million. The allowance for loan losses began the year at $8.1 million, was increased by provisions of $2.4 million and reduced by net charge-offs of $3.6 million during the year and totaled $6.9 million at year end. During 2012, loans originated for sale totaled $52.9 million and proceeds from the sale of loans approximated $53.5 million. The Company sold the majority of its fixed rate, 30 year term loan originations to the Federal National Mortgage Association (“FNMA”) and retained the loan servicing.

Investment securities decreased by $12.8 million during the year due to principal repayments received of $26.8 million, security sales of $3.8 million, security maturities of $5.8 million and net premium amortization of $0.6 million, partially offset by security purchases of $23.8 million and increases in the fair value of available for sale securities of $0.2 million.

Other assets decreased by $4.0 million mainly due to the sales of real estate acquired through foreclosure totaling $7.6 million offset by foreclosure actions that resulted in the acquisition of new properties totaling $3.5 million. At December 31, 2012, real estate acquired through foreclosure totaled $7.3 million.

Liabilities.  Advances from the FHLB and other borrowings increased by $13.7 million, the result of new borrowings of $39.2 million less scheduled amortization and maturities of $25.4 million. The increase in advances correlates to the overall increase in the loan portfolio. It is the current intent of the Company to fund a portion of its interest-bearing assets, not funded by deposits, with longer term advances from the FHLB. The Bank may also fund its day-to-day cash needs and shorter term interest-bearing assets not otherwise funded with deposits, using draws on its line of credit with the FHLB. The Bank’s line of credit at the FHLB was $60 million of which none was drawn at December 31, 2012.

Deposit balances increased by $9.0 million during 2012. Checking and savings accounts increased $19.9 million from December 31, 2011 to December 31, 2012. This increase was offset by a decrease in money market accounts of $1.2 million and a decrease of $9.7 million in certificates of deposit (“CDs”) during 2012 largely caused by the maturity of CDs which were several years old, had interest rates substantially above current interest rates and were reinvested in non-CD products at the Bank. However, during the fourth quarter of 2012, the Bank ran a CD promotion which resulted in $25.0 million of new CDs and caused a temporary increase in cash and cash equivalent balances of the Bank at year end.

 Stockholders’ Equity.  Total consolidated stockholders’ equity increased by $5.5 million to $82.9 million at December 31, 2012. The increase is largely the result of the retention of $5.4 million in net income less cash dividends paid to the Company’s common stockholders of $543,000. Accumulated other comprehensive income increased by $224,000, net of tax, due to the fair value adjustment for unrealized gains on available for sale securities, an increase, net of tax, related to the funded status of the pension plan. Equity also increased due to a $317,000 increase as a result of the allocation of 13,000 shares to participants in the Company’s employee stock ownership plan and an increase of $156,000 attributable to stock grants, stock options and director compensation.

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

	For the year ended December 31,
	2012			2011
	Average		Average	Average		Average
	balance	Interest	yld/cost	balance	Interest	yld/cost
ASSETS
Interest-earning assets:
Loans receivable, net (1)	$513,178	$25,205	4.91%	$500,095	$26,373	5.27%
Mortgage-backed securities	57,164	1,933	3.38%	64,416	2,718	4.22%
Investment securities (2)	65,813	2,849	4.33%	67,747	2,885	4.26%
Other interest-earning assets (3)	6,155	8	0.13%	5,406	3	0.06%
Total interest-earning assets	642,310	29,995	4.67%	637,664	31,979	5.02%
Noninterest-earning assets	47,726			50,390
Total assets	$690,036			$688,054
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits	$545,677	3,532	0.65%	$550,019	5,467	0.99%
Advances from the FHLB	56,837	1,405	2.47%	55,274	1,948	3.52%
Total interest-bearing liabilities	602,514	4,937	0.82%	605,293	7,415	1.23%
Noninterest-bearing liabilities	6,957			6,802
Total liabilities	609,471			612,095
Stockholders’ equity	80,565			75,959
Total liabilities and stockholders’ equity	$690,036			$688,054
Net interest income—tax equivalent basis		25,058			24,564
Interest rate spread (4)—tax equivalent basis			3.85%			3.79%
Net yield on interest-earning assets (5)—tax equivalent basis			3.90%			3.85%
Ratio of average interest-earning assets to average interest-bearing liabilities			106.60%			105.35%
Less: tax equivalent interest adjustment		(775)			(691)
Net interest income		$24,283			$23,873
Interest rate spread (4)			3.73%			3.68%
Net yield on interest-earning assets (5)			3.78%			3.74%

(1)	Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
(2)
Tax equivalent adjustments to interest on investment securities were $775,000 and $691,000 for the years ended December 31, 2012 and 2011 respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34%.

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

	For the year ended December 31,
	2012 vs 2011 Increase (decrease) due to
	Volume	Rate	Net
	(in thousands)
Interest income:
Loans receivable, net	$677	$(1,845)	$(1,168)
Mortgage-backed securities	(284)	(501)	(785)
Investment securities (1)	(83)	47	(36)
Other interest-earning assets	1	4	5
Total interest-earning assets	311	(2,295)	(1,984)
Interest expense:
Deposits	(43)	(1,892)	(1,935)
Advances from the FHLB	54	(597)	(543)
Total interest-bearing liabilities	11	(2,489)	(2,478)
Net change in net interest income	$300	$194	$494

(1)
Tax equivalent adjustments to interest on investment securities were $775,000 and $691,000 for the years ended December 31, 2012 and 2011 respectively. Tax equivalent interest income is based upon a marginal effective rate of 34%.

Comparison of Years Ended December 31, 2012 and December 31, 2011

Net Income.  Net income was $5.4 million for the year ended December 31, 2012 compared with net income of $3.9 million for the year ended December 31, 2011.

Total Interest Income.  For the year ended December 31, 2012, total interest income, on a taxable equivalent basis, decreased by $2.0 million to $30.0 million. Interest income from loans receivable decreased by $1.2 million due to a decrease in the average yield of 36 basis points. Offsetting the decrease was a $13.1 million increase in the average balance of loans outstanding during 2012. The decrease in the average yield of loans and the increase in the average balance of loans outstanding are due to the historically low level of mortgage loan rates during the year which resulted in a high level of mortgage loan refinancing. Interest income from mortgage-backed securities was lower in 2012 because principal repayments of $26.8 million and sales of $3.8 million exceeded purchases of $16.8 million during the year resulting in a $7.3 million decrease in the average balance during 2012 as compared to 2011. In addition, the yield associated with repayments was higher than the yield on newly purchased mortgage-backed securities resulting in an 84 basis point decrease in the average yield.

Total Interest Expense.  Total interest expense decreased to $4.9 million for 2012 from $7.4 million in 2011. The average balance of deposits outstanding only decreased $4.3 million during the year; however the average interest rate paid on the deposits was 34 basis points lower resulting in a net decrease in interest expense from deposits of $1.9 million. The migration of maturing high-rate certificates of deposit into lower cost core accounts was the underlying cause of the decrease in the average cost of deposits during the year. Interest on advances from the FHLB decreased by $0.5 million during 2012 versus 2011 as a result of a decrease in the rate paid on advances of 105 basis points as maturing advances had a higher rate than the rates on new and remaining advances.

Provision for Loan Losses.  The allowance for loan losses was $6.9 million and $8.1 million at December 31, 2012 and 2011, respectively. The provision for loan losses was $2.4 million during 2012 compared with $3.7 million the previous year. Net loan charge-offs were $3.6 million during 2012 compared to $4.0 million during 2011. The provision for loan loss reflects the Company’s analysis and review of its loan portfolio and assessment of the underlying risks associated with delinquent loans as well as loans classified for regulatory purposes. For additional analysis of the allowance refer to Note 5-Loans Receivable in the Consolidated Financial Statements.

Noninterest Income.  Total noninterest income was $4.1 million during 2012 compared with $3.6 million for 2011.  Gain on sale of loans increased by $826,000 as a result of the high level of residential loan sales activity which occurred throughout 2012. The disposition of a branch property to a local municipality resulted in a gain of $264,000 in 2012. Gain on the sale of investment and mortgage-backed securities during 2012 was $85,000 compared with a $760,000 net gain in 2011.

Noninterest Expense.  Total noninterest expense was relatively unchanged for the year, and stood at $18.9 million. Employee compensation and benefits increased by $457,000 which was the combined result of annual salary increases and the increased costs associated with the defined benefit plan which increased $346,000 between the two years. Occupancy and equipment costs decreased $177,000, which was mainly the result of a substantial reduction of costs associated with facility snow removal during 2012. Other operating expense decreased $150,000 as the 2012 supervisory examination fee was $96,000 lower due to the Bank’s conversion from a federally-chartered institution to a state-chartered savings bank at the beginning of the year.

Income Tax Expense.  The Company’s effective tax rate was 24.3% in 2012 compared to 20.5% for 2011. These effective tax rates are lower than the Company’s marginal tax rate of 34% largely due to the tax-exempt income associated with the Company’s investments in municipal bonds and bank owned life insurance.

Liquidity and Capital Resources

Liquidity.  The Company’s primary sources of liquidity are dividends from the Bank, principal and interest payments received from a loan made to the Bank’s Employee Stock Ownership Plan (“ESOP”), and tax benefits arising from the use of the Company’s tax deductions by other members of its consolidated group pursuant to a tax sharing agreement. The Company is dependent upon these sources and cash on hand which totaled approximately $2.3 million at December 31, 2012 to fund its operations and pay the dividend to its shareholders. There has been no material adverse change in the ability of the Company to fund its operations during the year ended December 31, 2012.

The Bank’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost-effective manner. The Bank’s short-term sources of liquidity include maturity, repayment and sales of assets, excess cash and cash equivalents, new deposits, brokered deposits, other borrowings, and new borrowings from the FHLB and the Federal Reserve Bank (“FRB”). There has been no material adverse change during the year ended December 31, 2012 in the ability of the Bank and its subsidiaries to fund their operations.

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2013, is approximately $114.4 million. To the extent that these deposits do not remain at the Bank upon maturity, the Bank believes that it can replace these funds with other deposits, cash and cash equivalents, and advances from the FHLB or other borrowings. It has been the Bank’s experience that substantial portions of such maturing deposits remain at the Bank.

At December 31, 2012, the Bank had outstanding $75.4 million in commitments to originate loans or fund unused lines of credit, letters of credit and loans sold with recourse. The loan commitments will be funded during the twelve months ending December 31, 2013. The unused lines and letters of credit can be funded at any time. At December 31, 2012, the Bank had $7.5 million in optional commitments to sell loans. The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $470,000 during the year ending December 31, 2013. The Bank endeavors to fund its operations internally but has, when deemed prudent, borrowed funds from the FHLB. As of December 31, 2012, such borrowed funds totaled $60.7 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2013 is $14.8 million. At December 31, 2012, potential sources of funds to fulfill these possible liquidity needs included: a $60.0 million line of credit, which was unused, up to approximately $130.8 million of additional collateral-based borrowing capacity at the FHLB, and $18.2 million of collateral-based borrowing capacity at the FRB.

Capital Resources.  Under current regulations, the Bank must have core capital equal to 4% of adjusted total assets of which 1.5% must be tangible capital, and risk-based capital equal to 8% of risk-weighted assets. On December 31, 2012, the Bank met its three regulatory capital requirements.

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

The type of market risk which most affects the Company’s financial instruments is interest rate risk, which is best quantified by simulating the hypothetical change in the economic value of the Bank that would occur under specific changes in interest rates. Substantially all of the Bank’s interest-bearing assets and liabilities are exposed to interest rate risk, and a large percentage of the Bank’s assets are longer term loans with the interest rate fixed for a significant period of time. Thus, the change in the economic value of the Bank’s net assets is a more meaningful measurement, rather than the volatility of net interest income, to use in measuring and monitoring the Bank’s interest rate risk. Change in economic value is measured using an internal model, wherein the net portfolio value (“NPV”) of the Bank’s current interest-sensitive assets and liabilities is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. The Bank’s exposure to interest rate risk results from, among other things, the difference in maturities in interest-earning assets and interest-bearing liabilities. Since the Bank’s assets currently have a longer maturity than its liabilities, the Bank’s economic value could be negatively impacted during a period of rising interest rates. Alternatively, in periods of falling interest rates the Bank’s mortgage loans will repay at an increasing rate and cause the Bank to reinvest these cash flows in periods of low interest rates, also negatively affecting the Bank’s economic value. The relationship between the interest rate sensitivity of the Bank’s assets and liabilities is continually monitored by management and ALCO.

The Bank prices and originates loans, and prices and originates its deposits, including CDs, at market interest rates. Volumes of such loans and deposits at various maturity and repricing horizons will vary according to customer preferences as influenced by the term structure of market interest rates. The Bank utilizes its available for sale investment portfolios to generate additional interest income, to manage its liquidity, and to manage its interest rate risk. These securities provide the Bank with a cash flow stream to fund asset growth or liability maturities. In addition, if management determines that it is advisable to do so, the Bank can lengthen or shorten the average maturity of all interest-bearing assets through the selection of fixed rate or variable rate securities, respectively.

The Bank utilizes advances from the FHLB in managing its interest rate risk and as a tool to augment deposits in funding asset growth. The Bank typically utilizes these funding sources to better match its fixed rate interest-bearing assets with longer maturities or repricing characteristics.

The nature of the Bank’s current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2012, the Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by banks to manage interest rate risk.

The Bank has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. The key measurement of interest rate risk is the calculation of the sensitivity of the Bank’s economic value, or NPV which is defined as the net present value of the Bank’s existing assets, liabilities and off-balance sheet instruments. The calculated estimates of the change in NPV and the change in the ratio of NPV to the economic value of the Bank’s assets in each rate scenario (“NPV Ratio”) at December 31, 2012 are as follows:

			NPV Amount		NPV Ratio
Change in Interest Rates	NPV Amount	NPV Ratio	% Change	Policy Limitation	% Change	Policy Limitation
	(in thousands)
+400 Basis Points	$90,180	14.50%	-26%	-50%	-2.64%	-5.00%
+300 Basis Points	95,585	14.90%	-22%	-45%	-2.24%	-5.00%
+200 Basis Points	103,848	15.63%	-15%	-35%	-1.51%	-6.00%
+100 Basis Points	113,032	16.43%	-7%	-25%	-0.71%	-7.00%
Flat Rates	121,848	17.14%	—%	—%	—%	—%
-100 Basis Points	122,097	16.73%	—%	-20%	-0.41%	-7.00%

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

Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2012.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the company to provide only management’s report in this annual report.

March 27, 2013

Kent C. Lufkin President and Chief Executive Officer	Dennis R. Stewart Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
of TF Financial Corporation

We have audited the accompanying consolidated balance sheets of TF Financial Corporation and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TF Financial Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania
March 27, 2013

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania  15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

TF Financial Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2012	2011
	(in thousands)
ASSETS
Cash and cash equivalents	$31,137	$14,928
Investment securities
Available for sale	102,284	114,503
Held to maturity (fair value of $2,271 and $2,928 as of December 31, 2012 and 2011, respectively)	1,965	2,588
Loans receivable, net	526,720	494,125
Loans receivable, held for sale	706	488
Federal Home Loan Bank stock—at cost	5,431	7,657
Accrued interest receivable	2,460	2,610
Premises and equipment, net	6,108	6,559
Goodwill	4,324	4,324
Bank owned life insurance	19,109	18,506
Other assets	11,592	15,641
TOTAL ASSETS	$711,836	$681,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$560,315	$551,288
Advances from the FHLB	60,656	46,908
Advances from borrowers for taxes and insurance	2,880	2,322
Accrued interest payable	817	1,375
Other liabilities	4,223	2,628
Total liabilities	628,891	604,521
Stockholders’ equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2012 and 2011, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 2,838,493 and 2,831,874 shares outstanding at December 31, 2012 and 2011, respectively, net of shares in treasury: 2012-2,451,507; 2011-2,458,126.	529	529
Additional paid-in capital	54,328	54,118
Unearned ESOP shares	(970)	(1,097)
Treasury stock—at cost	(50,896)	(51,032)
Retained earnings	78,984	74,144
Accumulated other comprehensive income	970	746
Total stockholders’ equity	82,945	77,408
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$711,836	$681,929

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
	2012	2011
	(in thousands, except per share data)
Interest income
Loans, including fees	$25,205	$26,373
Investment securities
Fully taxable	2,315	3,406
Exempt from federal taxes	1,692	1,506
Interest-bearing deposits and other	8	3
TOTAL INTEREST INCOME	29,220	31,288
Interest expense
Deposits	3,532	5,467
Borrowings	1,405	1,948
TOTAL INTEREST EXPENSE	4,937	7,415
NET INTEREST INCOME	24,283	23,873
Provision for loan losses	2,400	3,728
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,883	20,145
Noninterest income
Service fees, charges and other operating income	1,771	1,698
Gain on sale of investment securities	85	760
Bank owned life insurance	603	638
Gain on sale of loans	1,350	524
Gain on disposition of premises and equipment	277	—
TOTAL NONINTEREST INCOME	4,086	3,620
Noninterest expense
Compensation and benefits	10,982	10,525
Occupancy and equipment	2,795	2,972
Federal deposit insurance premiums	596	675
Professional fees	1,284	1,331
Marketing and advertising	346	312
Foreclosed real estate expense	811	805
Other operating	2,047	2,197
TOTAL NONINTEREST EXPENSE	18,861	18,817
INCOME BEFORE INCOME TAXES	7,108	4,948
Income tax expense	1,725	1,019
NET INCOME	$5,383	$3,929
Earnings per share—basic	$1.97	$1.45
Earnings per share—diluted	$1.97	$1.45
Weighted average shares outstanding:
Basic	2,726,133	2,702,200
Diluted	2,729,762	2,702,710

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
	2012	2011
	(in thousands)

Net income	$5,383	$3,929
Other comprehensive income:
Investment securities available for sale:
Unrealized holding gains	321	3,023
Tax effect	(109)	(1,028)
Reclassification adjustment for gains realized in net income	(85)	(760)
Tax effect	29	258
Net of tax amount	156	1,493
Pension plan benefit adjustment:
Related to actuarial losses and prior service cost	103	(2,059)
Tax effect	(35)	701
Net of tax amount	68	(1,358)
Total other comprehensive income	224	135
Comprehensive income	$5,607	$4,064

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2012 and 2011

							Accumulated
	Common Stock		Additional	Unearned			other
		Par	paid-in	ESOP	Treasury	Retained	comprehensive
	Shares	value	capital	shares	stock	Earnings	income (loss)	Total
	(in thousands, except share data)
Balance at December 31, 2010	2,694,676	$529	$53,964	$(1,217)	$(51,220)	$70,749	$611	$73,416
Allocation of ESOP shares	12,018	—	136	120	—	—	—	256
Purchase of treasury stock	(5,439)	—	—	—	(122)	—	—	(122)
Cash dividends-common stock ($0.20 per share)	—	—	—	—	—	(534)	—	(534)
Director compensation	3,248	—	—	—	69	—	—	69
Compensation expense- restricted shares	—	—	13	—	—	—	—	13
Exercise of options	10,916	—	(16)	—	227	—	—	211
Income tax benefit arising from stock compensation	—	—	3	—	—	—	—	3
Stock option expense	—	—	32	—	—	—	—	32
Vesting of restricted stock grant	700	—	(14)	—	14	—	—	—
Unrealized gains on securities, net of tax	—	—	—	—	—	—	1,493	1,493
Adjustment to record funded status of pension, net of tax	—	—	—	—	—	—	(1,358)	(1,358)
Net income for the year ended December 31, 2011	—	—	—	—	—	3,929	—	3,929
Balance at December 31, 2011	2,716,119	529	54,118	(1,097)	(51,032)	74,144	746	77,408
Allocation of ESOP shares	13,104	—	190	127	—	—	—	317
Cash dividends-common stock ($0.20 per share)	—	—	—	—	—	(543)	—	(543)
Director compensation	6,304	—	20	—	129	—	—	149
Exercise of options	315	—	—	—	7	—	—	7
Deferred tax adjustment arising from stock compensation	—	—	(27)	—	—	—	—	(27)
Stock option expense	—	—	27	—	—	—	—	27
Unrealized gains on securities, net of tax	—	—	—	—	—	—	156	156
Adjustment to record funded status of pension, net of tax	—	—	—	—	—	—	68	68
Net income for the year ended December 31, 2012	—	—	—	—	—	5,383	—	5,383
Balance at December 31, 2012	2,735,842	$529	$54,328	$(970)	$(50,896)	$78,984	$970	$82,945

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2012	2011
	(in thousands)
OPERATING ACTIVITIES
Net income	$5,383	$3,929
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairment adjustment of mortgage loan servicing rights	358	353
Premiums and discounts on investment securities, net	245	135
Premiums and discounts on mortgage-backed securities, net	320	166
Deferred loan origination costs, net	150	194
Deferred income taxes	1,194	(77)
Provision for loan losses	2,400	3,728
Depreciation of premises and equipment	781	853
Increase in value of bank owned life insurance	(603)	(638)
Stock-based compensation	493	370
Proceeds from sale of loans originated for sale	53,521	26,453
Origination of loans held for sale	(52,940)	(26,525)
Loss on foreclosed real estate	471	459
Gain on:
Sale of investment securities	(85)	(760)
Sale of loans held for sale	(1,350)	(524)
Disposition of premises and equipment	(277)	—
Decrease (increase) in:
Accrued interest receivable	150	128
Other assets	(248)	419
(Decrease) increase in:
Accrued interest payable	(558)	(409)
Other liabilities	307	426
NET CASH PROVIDED BY OPERATING ACTIVITIES	$9,712	$8,680

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the year ended December 31,
	2012	2011
	(in thousands)
INVESTING ACTIVITIES
Loan originations	$(132,292)	$(94,586)
Loan principal payments	93,622	92,523
Proceeds from sale of foreclosed real estate	7,626	836
Proceeds from disposition of premises and equipment	356	—
Proceeds from maturities of investment securities available for sale	5,765	6,860
Principal repayments on mortgage-backed securities held to maturity	622	583
Principal repayments on mortgage-backed securities available for sale	26,195	26,651
Proceeds from sale of investment securities available for sale	—	9,206
Proceeds from sale of mortgage-backed securities available for sale	3,822	1,518
Purchase of investment securities available for sale	(6,982)	(13,051)
Purchase of mortgage-backed securities available for sale	(16,824)	(18,646)
Purchase of premises and equipment	(409)	(615)
Redemption of Federal Home Loan Bank stock	2,226	1,744
NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES	(16,273)	13,023
FINANCING ACTIVITIES
Net increase in customer deposits	9,027	1,153
Proceeds of long-term FHLB borrowings	39,197	6,573
Repayment of long-term FHLB borrowings	(25,449)	(21,652)
Net increase in advances from borrowers for taxes and insurance	558	156
Treasury stock acquired	—	(122)
Exercise of stock options	7	211
Deferred tax adjustment arising from stock compensation	(27)	—
Tax benefit arising from stock compensation	—	3
Common stock dividends paid	(543)	(534)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	22,770	(14,212)
NET INCREASE IN CASH AND CASH EQUIVALENTS	16,209	7,491
Cash and cash equivalents at beginning of period	14,928	7,437
Cash and cash equivalents at end of period	$31,137	$14,928
Supplemental disclosure of cash flow information
Cash paid for:
Interest on deposits and borrowings	$5,495	$7,824
Income taxes	$475	$1,030
Noncash transactions:
Capitalization of mortgage servicing rights	$551	$238
Transfers from loans to foreclosed real estate	$3,525	$5,544

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TF Financial Corporation (the “Company”) is a unitary savings and loan holding company, organized under the laws of the Commonwealth of Pennsylvania, which conducts its consumer banking operations primarily through its wholly owned subsidiary, 3rd Fed Bank (“3rd Fed” or the “Bank”). 3rd Fed is a Pennsylvania-chartered stock savings bank insured by the Federal Deposit Insurance Corporation (the “FDIC”). 3rd Fed is a community-oriented savings institution and conducts operations from its main office in Newtown, Pennsylvania, eleven full-service branch offices located in Philadelphia and Bucks Counties, Pennsylvania, and two full-service branch offices located in Mercer County, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

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

a.           Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Penns Trail Development Corporation and 3rd Fed, including 3rd Fed’s wholly owned subsidiaries, Third Delaware Corporation and Teragon Financial Corporation (collectively, the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

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

Investment and mortgage-backed securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income. See Note 16-Fair Value Measurements and Fair Value of Financial Instruments which defines the basis for determining fair value. Realized gains and losses on the sale of securities are recognized using the specific identification method.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method.

On a quarterly basis, temporarily impaired securities are evaluated to determine whether such impairment is other-than-temporary impairment (“OTTI”). This evaluation involves consideration of the length of time and the amount by which the fair value has been lower than amortized cost, the financial condition and credit rating of the issuer, the changes in fair value in relation to the change in market interest rates and other relevant information. In addition, with respect to mortgage-backed securities issued by government and quasi-governmental agencies (i.e. Government National Mortgage Association (“GNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and Federal National Mortgage Association (“FNMA”)), the Company considers the ultimate payment of principal and interest as an obligation of the United States Government and thus assured. With respect to mortgage-backed securities issued by private parties, the Company studies delinquencies, loss rates, loss severity and other information related to the underlying loans in order to form an opinion regarding the possibility of a cash flow shortfall. The Company also evaluates its intent to hold, intent to sell or need to sell the securities in light of its investment strategy, cash flow needs, interest rate risk position, prospects for the issuer and all other relevant factors.

d.           Loans Receivable, net

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are stated at unpaid principal balances less the allowance for loan losses, and net of deferred loan origination fees and direct origination costs. Loan origination fees and costs on loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

The Bank provides valuation allowances for estimated losses from uncollectible loans. The allowance is increased by provisions charged to expense and reduced by net charge-offs. On a quarterly basis, the Bank prepares an allowance for loan losses (“ALLL”) analysis. In the analysis, the loan portfolio is segmented into groups of homogeneous loans that share similar risk characteristics: owner and non-owner occupied commercial, multi-family real estate, construction, commercial and industrial, one-to four-family residential, and consumer which is predominately real estate secured junior liens and home equity lines of credit as well as other consumer loans. Each segment is assigned reserve factors based on quantitative and qualitative measurements. In addition, the Bank reviews its internally classified loans, its loans classified for regulatory purposes, delinquent loans, and other relevant information in order to isolate loans for further scrutiny as potentially impaired loans.

Quantitative factors include an actual expected loss factor based on historical loss experience over a relevant look-back period. Quantitative factors also include the Bank’s actual risk ratings for the commercial loan segments as determined in accordance with loan review and loan grading policies and procedures, and additional factors as determined by management to be representative of additional risk due to the loan’s geographic location, type, and other attributes. These quantitative factors are adjusted if necessary, up or down, based on actual experience and an evaluation of qualitative factors.

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the existing loan portfolio.

Potentially impaired loans selected for individual evaluation are reviewed in accordance with US GAAP which governs the accounting for impaired assets and consideration of regulatory guidance regarding treatment of troubled, collateral dependent loans. Each potentially impaired loan is evaluated using all available information such as recent appraisals, whether the loan is currently on accrual or nonaccrual status, discounted cash flow analyses, guarantor financial strength, the value of additional collateral, and the loan’s and borrower’s past performance to determine whether in management’s best judgment it is probable that the Bank will be unable to collect all contractual interest and principal in accordance with the loan’s terms. Loans deemed impaired are generally assigned a reserve derived from the value of the underlying collateral. Loans deemed not to be impaired are assigned a reserve factor based upon the class from which they were selected.

The ALLL needed as a result of the foregoing evaluations is compared with the unadjusted amount, and an adjustment is made by means of a provision charged to expense for loan losses. Recognizing the inherently imprecise nature of the loss estimates and the large number of assumptions needed in order to perform the analysis, there may be an unallocated portion of the ALLL. Management adjusts the unallocated portion to an amount which management considers reasonable under the circumstances.

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

e.           Loans Receivable, Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at fair value on an individual basis. Any resulting gain or loss is included in other operating income.

f.           Troubled Debt Restructurings

Loans whose terms are modified are classified as Troubled Debt Restructurings (“TDRs”) if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring may include extending the maturity date of the loan, reducing the interest rate on the loan to a rate which is below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions. Interest income is not accrued on loans that had been placed on nonaccrual prior to the troubled debt restructuring until they have performed in accordance with their restructured terms for a period of at least six months.  The Company evaluates the ALLL needed with respect to TDRs under the same policy and guidelines as all other loans, and TDRs are evaluated individually for impairment.

g.           Transfers of Financial Assets

The Company accounts for the transfers of financial assets using the financial–components approach. This approach recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Mortgage servicing rights (“MSRs”) are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Under the applicable accounting guidance regarding servicing assets and liabilities, servicing rights resulting from the sale of loans originated by the Company are initially measured at fair value at the date of transfer. Fair value is based on market prices for comparable mortgage servicing rights, when available, or alternatively is based on a valuation model that calculates the present value of estimated future net servicing income. The Company subsequently recognizes mortgage servicing expense for each class of servicing assets using the amortization method. MSRs are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated quarterly for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance charged to servicing fee income for an individual tranche, to the extent that fair value is less than the amortized cost for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to other operating income. These servicing rights are included in other assets in the Consolidated Balance Sheets and are discussed in Note 16-Fair Value Measurements and Fair Value of Financial Instruments.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of loan servicing rights is recorded as a reduction of service fee income.

h.           Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The Company records any impairment of long-lived assets to be held and used or to be disposed of by sale. The Company had no impaired long-lived assets at December 31, 2012 and 2011.

i.           Foreclosed Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is carried at the fair value of the property, based on an appraisal less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance (any direct write-down) are included in foreclosed real estate expense. Included in other assets is foreclosed real estate of $7.3 million and $11.7 million at December 31, 2012 and 2011, respectively.

j.           Goodwill

Goodwill does not require amortization but is subject to impairment testing. Goodwill impairment testing allows entities to first assess qualitative factors and circumstance to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. At December 31, 2012, the Company performed an assessment of key factors and determined that impairment of goodwill was not likely.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 k.           Bank Owned Life Insurance

The Company maintains life insurance policies on the lives of executives and officers. The Company is the owner and beneficiary of the policies. The cash surrender values of the policies were approximately $19.1 million and $18.5 million at December 31, 2012 and 2011, respectively.

l.           Benefit Plans

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

m.           Stock-Based Compensation

The Company has stock benefit plans that allow the Company to grant options and stock to employees and directors and which are more fully discussed in Note 10-Benefit Plans. The options, which have a term of up to 10 years when issued, vest over a three to five year period. The exercise price of each option equals the market price of the Company’s stock on the date of the grant. The Company measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period which is usually the vesting period. There were no options granted in 2012 or 2011.

n.           Income Taxes

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

o.           Advertising Costs

The Company expenses marketing and advertising costs as incurred.

p.           Earnings Per Share

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 q.           Segment Reporting

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

r.           Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16-Fair Value Measurements and Fair Value of Financial Instruments. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS

In July 2012, the FASB issued an accounting update, “Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment”. The update give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test. If, under the quantitative impairment test, the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance. The update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and early adoption is permitted. This update is not expected to have a significant impact on the Company’s financial statements.

In October 2012, the FASB issued an accounting update, “ Business Combinations (Topic 805) - Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution”. The update requires that when a reporting entity recognizes an indemnification asset (in accordance with Subtopic 805-20) as a result of a government assisted acquisition of a financial institution and subsequently a change in the cash flows expected to be collected on the indemnification asset occurs (as a result of a change in cash flows expected to be collected on the assets subject to indemnification), the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement (that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets). The update is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted. The amendments should be applied prospectively to any new indemnification assets acquired after the date of adoption and to indemnification assets existing as of the date of adoption arising from a government-assisted acquisition of a financial institution. This update is not expected to have a significant impact on the Company’s financial statements.

In January 2013, the FASB issued an accounting update, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. The amendment clarifies that the scope of Update 2011-11 as it applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. This update is not expected to have a significant impact on the Company’s financial statements.

In February 2013, the FASB issued an accounting update, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The amendments in this update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under US GAAP to be reclassified in its entirety to net income. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under US GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. For nonpublic entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Company is currently evaluating the impact that these disclosures will have on its financial statements.

NOTE 3 — CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	At December 31,
	2012	2011
	(in thousands)
Cash and due from banks	$4,697	$4,498
Interest-bearing deposits in other financial institutions	26,440	10,430
	$31,137	$14,928

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 4 — INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities, are summarized as follows:

	At December 31, 2012
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
State and political subdivisions	$55,254	$4,360	$(4)	$59,610
Residential mortgage-backed securities issued by quasi-governmental agencies	41,265	1,409	—	42,674
Total investment securities available for sale	96,519	5,769	(4)	102,284

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	1,965	306	—	2,271
Total investment securities	$98,484	$6,075	$(4)	$104,555

	At December 31, 2011
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
U.S. Government and federal agencies	$2,995	$35	$—	$3,030
State and political subdivisions	51,287	3,804	—	55,091
Residential mortgage-backed securities issued by quasi-governmental agencies	45,969	1,525	—	47,494
Residential mortgage-backed securities privately issued	8,723	195	(30)	8,888
Total investment securities available for sale	108,974	5,559	(30)	114,503

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	2,588	340	—	2,928
Total investment securities	$111,562	$5,899	$(30)	$117,431

Gross realized gains were $112,000 and $760,000 for the years ended December 31, 2012 and 2011, respectively. These gains resulted from the sale proceeds of investment and mortgage-backed securities available for sale of $2.7 million and $10.7 million for the years ended December 31, 2012 and 2011, respectively. Gross realized losses for the year ended were $27,000, which resulted from the sale proceeds of mortgage-backed securities available

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 4 — INVESTMENT SECURITIES (Continued)

for sale of $1.1 million for the year ended December 31, 2012. There were no gross losses resulting from security sales for the year ended December 31, 2011.

The amortized cost and fair value of investment securities by contractual maturity and mortgage-backed securities are shown below.

	At December 31, 2012
	Available for sale		Held to maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(in thousands)
Investment securities
Due in one year or less	$602	$608	$—	$—
Due after one year through five years	9,514	10,040	—	—
Due after five years through ten years	25,154	26,848	—	—
Due after ten years	19,984	22,114	—	—
	55,254	59,610	—	—

Mortgage-backed securities	41,265	42,674	1,965	2,271
Total investment securities	$96,519	$102,284	$1,965	$2,271

Investment securities having an aggregate amortized cost of approximately $7.0 million and $7.1 million were pledged to secure public deposits at December 31, 2012 and 2011, respectively.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders’ equity at year end.

The Company also holds stock in the FHLB totaling $5.4 million and $7.7 million as of December 31, 2012 and 2011, respectively. The Company is required to maintain a minimum amount of FHLB stock as determined by its borrowing levels and amount of eligible assets. At December 31, 2012 the Company was required to hold $4.1 million in FHLB stock. FHLB stock can only be repurchased by the FHLB or sold to another member, and all sales must be at par. The Company holds FHLB stock as a long term investment based on the ultimate recoverability of the par value. The Company evaluates potential impairment of its investment in FHLB stock quarterly and considers the following: 1) the magnitude and direction of the change in the net assets of the FHLB as compared to the capital stock amount and the duration of this condition, 2) the ability of the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, 3) the impact of regulatory changes on the FHLB and on its members and 4) the liquidity position of the FHLB. Redemptions of FHLB stock totaled $2.2 million and $1.7 million for the years ended December 31, 2012 and 2011, respectively. After evaluating these factors the Company has concluded that the par value of its investment in FHLB stock is recoverable and no impairment has been recorded during the year ended December 31, 2012 or 2011.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 4 — INVESTMENT SECURITIES (Continued)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2012:

	Number	Less than 12 months		12 months or longer		Total
	of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Securities	Value	Loss	Value	Loss	Value	Loss
	(dollars in thousands)
State and political subdivisions	1	$617	$(4)	$—	$—	$617	$(4)
Total temporarily impaired securities	1	$617	$(4)	$—	$—	$617	$(4)
\
The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2011:

	Number	Less than 12 months		12 months or longer		Total
	of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Securities	Value	Loss	Value	Loss	Value	Loss
	(dollars in thousands)
Residential mortgage-backed securities privately issued	2	$3,442	$(30)	$—	$—	$3,442	$(30)
Total temporarily impaired securities	2	$3,442	$(30)	$—	$—	$3,442	$(30)

The Company evaluates debt securities on a quarterly basis to determine whether OTTI exists. Unrealized losses primarily relate to interest rate fluctuations and not credit concerns. The Company does not intend to sell these securities and it is not more likely than not that it will be required to sell these securities. Accordingly, unrealized losses at December 31, 2012 and 2011 are not considered other-than-temporary and are therefore reflected in other comprehensive income.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE

Loans receivable are summarized as follows:

	At December 31,
	2012	2011
	(in thousands)
Held for investment:
Residential
Residential mortgages	$323,665	$277,824

Commercial
Real estate-commercial	104,766	110,743
Real estate-residential	21,570	25,801
Real estate-multi-family	19,118	19,906
Construction loans	16,288	16,336
Commercial and industrial loans	4,646	4,414
Total commercial loans	166,388	177,200

Consumer
Home equity and second mortgage	40,143	44,165
Other consumer	1,835	1,971
Total consumer loans	41,978	46,136

Total loans	532,031	501,160
Net deferred loan origination costs and unamortized premiums	1,611	1,065
Less allowance for loan losses	(6,922)	(8,100)
Total loans receivable	$526,720	$494,125

Held for sale:
Residential
Residential mortgages	$706	$488

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

The following tables present by credit quality indicator the composition of the commercial loan portfolio:

Commercial credit exposure-credit risk profile by internally assigned grade

	At December 31, 2012
		Special
	Pass	mention	Substandard	Doubtful	Total
	(in thousands)
Real estate-commercial	$91,446	$4,192	$9,128	$—	$104,766
Real estate-residential	19,244	1,018	1,308	—	21,570
Real estate-multi-family	15,751	—	3,367	—	19,118
Construction loans	7,397	4,097	4,794	—	16,288
Commercial and industrial loans	4,565	81	—	—	4,646
Total	$138,403	$9,388	$18,597	$—	$166,388

	At December 31, 2011
		Special
	Pass	mention	Substandard	Doubtful	Total
	(in thousands)
Real estate-commercial	$95,719	$6,189	$8,835	$—	$110,743
Real estate-residential	21,447	2,891	1,463	—	25,801
Real estate-multi-family	12,753	3,768	3,385	—	19,906
Construction loans	4,452	4,312	7,572	—	16,336
Commercial and industrial loans	4,139	100	175	—	4,414
Total	$138,510	$17,260	$21,430	$—	$177,200

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

Pass: A good quality loan characterized by satisfactory liquidity; reasonable debt capacity and coverage; acceptable management in all critical positions and normal operating results for its peer group. The Company has grades 1 through 6 within the Pass category which reflect the increasing amount of attention paid to the individual loan because of, among other things, trends in debt service coverage, management weaknesses, or collateral values.

Special mention: A loan that has potential weaknesses that deserves management’s close attention. Although the loan is currently protected, if left uncorrected, potential weaknesses may result in deterioration of the loan’s repayment prospects or in the Company’s future credit position. Potential weaknesses include: weakening financial condition; an unrealistic repayment program; inadequate sources of funds; lack of adequate collateral, credit

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

information, or documentation. There is currently the capacity to meet interest and principal payments, but further adverse business, financial, or economic conditions may impair the borrower’s capacity or willingness to pay interest and repay principal.

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

Loans classified as special mention, substandard or doubtful are monitored individually on a monthly basis. Loans which require impairment evaluation are placed on nonaccrual status and are classified as substandard or doubtful.

The following tables present by credit quality indicator the composition of the residential mortgage and consumer loan portfolios:

Mortgage and consumer credit exposure-credit risk profile by payment activity

	At December 31, 2012
	Performing	Nonperforming	Total
	(in thousands)
Residential mortgages	$321,400	$2,265	$323,665
Home equity and second mortgage	40,000	143	40,143
Other consumer	1,827	8	1,835
Total	$363,227	$2,416	$365,643

	At December 31, 2011
	Performing	Nonperforming	Total
	(in thousands)
Residential mortgages	$272,322	$5,502	$277,824
Home equity and second mortgage	43,888	277	44,165
Other consumer	1,970	1	1,971
Total	$318,180	$5,780	$323,960

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

In order to assess and monitor the credit risk associated with residential mortgage loans and consumer loans, which include second mortgage loans and home equity secured lines of credit, the Company relies upon the payment status of the loan. Residential mortgage and other consumer loans 90 days or more past due are placed on nonaccrual status and evaluated for impairment on a pooled basis with the exception of loans with balances in excess of $1 million and loans that have been modified as TDRs. An individual impairment analysis is performed using a recent appraisal or current sales contract for TDRs as well as nonperforming mortgage and consumer loans with balances in excess of $1 million.

The following table presents by class nonperforming loans including impaired loans and loan balances past due over 90 days for which the accrual of interest has been discontinued:

	At December 31,
	2012	2011
	(in thousands)
Residential
Residential mortgages	$2,265	$5,502
Commercial
Real estate-commercial	1,098	2,711
Real estate-residential	51	—
Construction loans	4,794	4,044
Commercial and industrial loans	—	6
Consumer
Home equity and second mortgage	143	277
Other consumer	8	1
Total nonperforming loans	$8,359	$12,541
Total loans past due 90 days as to interest or principal and accruing interest	$—	$—

Additional interest income that would have been recorded under the original terms of the loan agreements amounted to $413,000 and $616,000 for the years ended December 31, 2012 and 2011, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

The following tables present by class loans individually evaluated for impairment:

	At December 31, 2012
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With an allowance recorded:	(in thousands)
Residential
Residential mortgages	$2,137	$2,214	$218	$2,061	$—
Commercial
Real estate-commercial	546	1,497	296	697	—
Real estate-residential	51	51	4	298	—
Construction loans	4,737	5,137	1,029	3,604	—
Commercial and industrial loans	—	—	—	2	—
	7,471	8,899	1,547	6,662	—
With no allowance recorded:
Residential
Residential mortgages	—	—	—	698	—
Commercial
Real estate-commercial	552	552	—	1,012	—
Real estate-residential	—	—	—	216	—
Construction loans	57	116	—	1,932	—
	609	668	—	3,858	—
Total	$8,080	$9,567	$1,547	$10,520	$—

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

	At December 31, 2011
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With an allowance recorded:	(in thousands)
Residential
Residential mortgages	$1,252	$1,252	$388	$751	$—
Commercial
Real estate-commercial	1,497	1,497	877	3,581	—
Real estate-residential	—	—	—	497	—
Construction loans	3,816	3,816	1,035	4,143	—
Commercial and industrial loans	6	6	3	72	—
	6,571	6,571	2,303	9,044	—
With no allowance recorded:
Residential
Residential mortgages	2,381	2,381	—	1,497	—
Commercial
Real estate-commercial	1,214	1,214	—	1,270	—
Real estate-residential	—	—	—	459	—
Construction loans	228	228	—	1,642	—
	3,823	3,823	—	4,868	—
Total	$10,394	$10,394	$2,303	$13,912	$—

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

The following tables present by class the contractual aging of delinquent loans:

	At December 31, 2012
	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Residential
Residential mortgages	$319,982	$1,161	$329	$2,193	$3,683	$323,665	$—
Commercial
Real estate-commercial	102,868	800	—	1,098	1,898	104,766	—
Real estate-residential	21,488	31	—	51	82	21,570	—
Real estate-multi-family	19,118	—	—	—	—	19,118	—
Construction loans	11,494	—	—	4,794	4,794	16,288	—
Commercial and industrial loans	4,646	—	—	—	—	4,646	—
Consumer
Home equity and second mortgage	39,842	34	124	143	301	40,143	—
Other consumer	1,824	—	3	8	11	1,835	—
Total	$521,262	$2,026	$456	$8,287	$10,769	$532,031	$—

	At December 31, 2011
	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Residential
Residential mortgages	$273,231	$98	$153	$4,342	$4,593	$277,824	$—
Commercial
Real estate-commercial	108,382	—	—	2,361	2,361	110,743	—
Real estate-residential	25,489	312	—	—	312	25,801	—
Real estate-multi-family	19,906	—	—	—	—	19,906	—
Construction loans	9,151	—	3,141	4,044	7,185	16,336	—
Commercial and industrial loans	4,408	—	—	6	6	4,414	—
Consumer
Home equity and second mortgage	43,712	165	11	277	453	44,165	—
Other consumer	1,956	6	8	1	15	1,971	—
Total	$486,235	$581	$3,313	$11,031	$14,925	$501,160	$—

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

Activity in the allowance for loan losses is summarized as follows:

	Balance January 1, 2012	Provision	Charge-offs	Recoveries	Balance December 31, 2012
	(in thousands)
Residential
Residential mortgages	$2,194	$367	$(768)	$56	$1,849
Commercial
Real estate-commercial	2,352	353	(951)	—	1,754
Real estate-residential	369	726	(487)	—	608
Real estate-multi-family	350	(105)	—	—	245
Construction loans	1,830	1,049	(1,182)	—	1,697
Commercial and industrial loans	138	115	(156)	22	119
Consumer
Home equity and second mortgage	448	(104)	(93)	—	251
Other consumer	22	8	(23)	4	11
Unallocated	397	(9)	—	—	388
Total	$8,100	$2,400	$(3,660)	$82	$6,922

	Balance January 1, 2011	Provision	Charge-offs	Recoveries	Balance December 31, 2011
	(in thousands)
Residential
Residential mortgages	$1,839	$515	$(172)	$12	$2,194
Commercial
Real estate-commercial	3,281	82	(1,011)	—	2,352
Real estate-residential	534	865	(1,030)	—	369
Real estate-multi-family	399	(49)	—	—	350
Construction loans	1,363	1,987	(1,521)	1	1,830
Commercial and industrial loans	77	67	(44)	38	138
Consumer
Home equity and second mortgage	607	62	(221)	—	448
Other consumer	16	14	(16)	8	22
Unallocated	212	185	—	—	397
Total	$8,328	$3,728	$(4,015)	$59	$8,100

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

The following tables present by class the ending balance of the allowance for loan losses and ending loan balance based on the impairment method as of December 31, 2012:

	Evaluated for impairment
Allowance	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$218	$1,631	$1,849
Commercial
Real estate-commercial	296	1,458	1,754
Real estate-residential	4	604	608
Real estate-multi-family	—	245	245
Construction loans	1,029	668	1,697
Commercial and industrial loans	—	119	119
Consumer
Home equity and second mortgage	—	251	251
Other consumer	—	11	11
Unallocated	—	388	388
Total	$1,547	$5,375	$6,922

	Evaluated for impairment
Loan balance	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$2,137	$321,528	$323,665
Commercial
Real estate-commercial	1,098	103,668	104,766
Real estate-residential	51	21,519	21,570
Real estate-multi-family	—	19,118	19,118
Construction loans	4,794	11,494	16,288
Commercial and industrial loans	—	4,646	4,646
Consumer
Home equity and second mortgage	—	40,143	40,143
Other consumer	—	1,835	1,835
Total	$8,080	$523,951	$532,031

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

The following tables present by class the ending balance of the allowance for loan losses and ending loan balance based on impairment method as of December 31, 2011:

	Evaluated for impairment
Allowance	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$388	$1,806	$2,194
Commercial
Real estate-commercial	877	1,475	2,352
Real estate-residential	—	369	369
Real estate-multi-family	—	350	350
Construction loans	1,035	795	1,830
Commercial and industrial loans	3	135	138
Consumer
Home equity and second mortgage	—	448	448
Other consumer	—	22	22
Unallocated	—	397	397
Total	$2,303	$5,797	$8,100

	Evaluated for impairment
Loan balance	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$3,633	$274,191	$277,824
Commercial
Real estate-commercial	2,711	108,032	110,743
Real estate-residential	—	25,801	25,801
Real estate-multi-family	—	19,906	19,906
Construction loans	4,044	12,292	16,336
Commercial and industrial loans	6	4,408	4,414
Consumer
Home equity and second mortgage	—	44,165	44,165
Other consumer	—	1,971	1,971
Total	$10,394	$490,766	$501,160

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 — LOANS RECEIVABLE (Continued)

The following table presents by class loans classified as TDRs segregated for the periods indicated:

	For the year ended December 31, 2012			For the year ended December 31, 2011
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Residential	(dollars in thousands)
Residential mortgage	2	$950	$923	2	$510	$507
Total	2	$950	$923	2	$510	$507

The following table presents loans classified as TDRs that subsequently defaulted:

	For the year ended December 31, 2011
	Number of Contracts	Recorded Investment
Residential	(dollars in thousands)
Residential mortgage	1	$169
Total	1	$169

There were no TDRs modified during 2012 that subsequently defaulted. However, a TDR identified in 2011 as in default of its modified terms was subsequently discharged in a short sale during 2012 with a $40,000 loss charged to the allowance for loan losses.

The Bank had no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2012 and 2011. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans was approximately $125,000 and $138,000 at December 31, 2012 and 2011, respectively. New loans to related parties of $35,000 were made during 2012. For the year ended December 31, 2012, principal repayments of $48,000 of related party loans were received. Unused lines of credit available were $360,000 at December 31, 2012 and 2011.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 6 — LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are summarized as follows:

	At December 31,
	2012	2011
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$235	$285
FNMA	127,677	108,275
Other investors	8,294	10,434
	$136,206	$118,994

Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $2.8 million and $1.2 million and are included as deposits at December 31, 2012 and 2011, respectively. Net servicing (loss) on mortgage loans serviced for others was $(66,000) and $(98,000) for the years ended December 31, 2012 and 2011, respectively.

NOTE 7 — PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

		At December 31,
	Estimated useful lives	2012	2011
		(in thousands)

Buildings	30 years	$7,614	$7,669
Leasehold improvements	5-10 years	3,243	3,262
Furniture, fixtures and equipment	3-7 years	7,292	8,688
		18,149	19,619
Less accumulated depreciation		13,640	14,752
		4,509	4,867
Land		1,599	1,692
		$6,108	$6,559

The Company recognized depreciation expense of $781,000 and $853,000 for the years ended December 31, 2012 and 2011, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 8 — DEPOSITS

Deposits are summarized as follows:

	At December 31,
	2012	2011
	(in thousands)
Deposit Type

Demand	$52,433	$43,910
NOW	76,370	65,677
Money market	153,827	155,010
Passbook savings	106,268	105,617
Total demand, transaction and passbook deposits	388,898	370,214
Certificates of deposit	171,417	181,074
	$560,315	$551,288

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $50.7 million and $45.3 million at December 31, 2012 and 2011, respectively.

At December 31, 2012, scheduled maturities of certificates of deposit by year are as follows:

Maturity year
2013	2014	2015	2016	2017	Thereafter	Total
(in thousands)
$114,386	$32,593	$12,868	$7,964	$3,441	$165	$171,417

Related party deposits are on substantially the same terms as are comparable transactions with unrelated persons. Related parties include certain executive officers, directors and their related interests. The aggregate dollar amount of these deposits was approximately $5.0 million and $4.2 million at December 31, 2012 and 2011, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 9 — ADVANCES FROM THE FHLB

Advances from the FHLB consist of the following:

	At December 31,
	2012		2011
		Weighted		Weighted
Principal payments due during	Amount	average rate	Amount	average rate
	(in thousands)

2012	$—	—%	$25,259	3.88%
2013	14,754	2.79%	10,187	3.30%
2014	4,287	2.40%	3,398	2.52%
2015	3,669	2.16%	2,767	2.28%
2016	10,887	1.38%	3,969	2.22%
2017	14,895	1.12%	961	2.19%
Thereafter	12,164	2.43%	367	2.08%
	$60,656	1.88%	$46,908	3.37%

The advances are collateralized by certain first mortgage loans totaling approximately $337.0 million and the FHLB stock owned by the Bank which allow for a maximum borrowing capacity of $251.5 million. Total unused lines of credit at the FHLB were $60.0 million at December 31, 2012. All of the advances from the FHLB are fixed rate, fixed term.

NOTE 10 — BENEFIT PLANS

a.           Defined Contribution Plan

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 15% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Matching contributions to the 401(k) plan totaled $78,000 in both 2012 and 2011.

b.           Defined Benefit Plan

The Bank has a noncontributory defined benefit pension plan covering substantially all full-time employees meeting certain eligibility requirements. The benefits are based on each employee’s years of service and an average earnings formula. An employee becomes fully vested upon completion of five years of qualifying service. It is the policy of the Bank to fund the maximum amount allowable under the individual aggregate cost method to the extent deductible under existing federal income tax regulations.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 10 — BENEFIT PLANS (Continued)

The following tables set forth the projected benefit obligation, the fair value of assets of the plan and funded status of the defined benefit pension plan as reflected in the consolidated balance sheets:

	At December 31,
	2012	2011
	(in thousands)
Reconciliation of projected benefit obligation
Benefit obligation at beginning of year	$8,045	$5,837
Service cost	736	565
Interest cost	360	328
Actuarial loss	339	1,411
Amendments	—	—
Benefits paid	(540)	(96)
Benefit obligation at end of year	$8,940	$8,045

Reconciliation of fair value of assets
Fair value of plan assets at beginning of year	$8,006	$7,761
Actual return on plan assets	801	(145)
Employer contribution	1,500	486
Benefits paid	(540)	(96)
Fair value of plan assets at end of year	$9,767	$8,006
Funded status at end of year	$827	$(39)

The accumulated benefit obligation at December 31, 2012 and 2011 was $8.1 million and $6.9 million, respectively.

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. The expected employer contribution for 2013 is $400,000.

The following table sets forth the amounts recognized in accumulated other comprehensive income for the years ended:

	At December 31,
	2012	2011
	(in thousands)

Net loss	$(4,270)	$(4,372)
Prior service cost	(27)	(28)
Total	$(4,297)	$(4,400)

The net gain (loss) recognized in accumulated other comprehensive income as an adjustment to the funded status of the plan was $103,000 and $(2.1) million at December 31, 2012 and 2011, respectively. The amounts

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 10 — BENEFIT PLANS (Continued)

expected to be amortized from accumulated other comprehensive income in 2013 is $264,000 of net actuarial loss and prior service cost.

	At December 31,
	2012	2011

Weighted-average assumptions used to determine benefit obligations:
Discount rate	4.00%	4.50%
Rate of compensation increase	3.00%	4.00%

	For the year ended December 31,
	2012	2011
	(in thousands)
Components of net periodic benefit cost
Service cost	$736	$565
Interest cost	360	328
Expected return on plan assets	(644)	(619)
Amortization of prior service cost	2	2
Recognized net actuarial loss	283	115
Net periodic benefit cost	$737	$391

	For the year ended December 31,
	2012	2011

Weighted-average assumptions used to determine net benefit costs:
Discount rate	4.50%	5.75%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%

The long-term expected rate of return used for the plan year 2012 was determined by analyzing average rates of return over a number of prior periods on the assets in which the plan is currently invested.

Estimated future benefits payments are as follows:

Year ending December 31,	Amount
(in thousands)
2013	$125
2014	213
2015	239
2016	275
2017	278
2018-2022	1,864

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 10 — BENEFIT PLANS (Continued)

The financial statements of the Company’s defined benefit pension plan are prepared in conformity with US GAAP. Investments of the plan are stated at fair value. Purchase and sales of securities are recorded on a trade date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Fair value of plan assets is determined using the fair value hierarchy discussed in Note 16-Fair Value Measurements and Fair Value of Financial Instruments. The fair value hierarchy requires the plan to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and provides three levels of inputs that may be used to measure fair value.

The following table sets forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of December 31, 2012:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2012
	(in thousands)
Assets
Collective investment trust funds	$—	$9,767	$—	$9,767
Total plan assets at fair value	$—	$9,767	$—	$9,767

The following table sets forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of December 31, 2011:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2011
	(in thousands)
Assets
Collective investment trust funds	$—	$8,006	$—	$8,006
Total plan assets at fair value	$—	$8,006	$—	$8,006

Collective investment trust funds are valued by the trustee. The trustee follows written procedures for establishing unit values on a periodic basis which incorporate observable market data; however the collective investment trust fund itself is not traded on an established market and therefore is categorized as a Level 2 hierarchy.

The plan’s weighted-average asset allocations by asset category are as follows:

	Percentage of plan assets at December 31,
	2012	2011
Asset Category
Mutual funds	100.00%	100.00%
Total	100.00%	100.00%

Trustees of the plan are responsible for defining and implementing the investment objectives and policies for the plan’s assets. Assets are invested in accordance with sound investment practices that emphasize long-term

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 10 — BENEFIT PLANS (Continued)

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

c.           ESOP

The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. Any dividends received by the ESOP will be used to pay debt service. The Company makes discretionary contributions to the ESOP in order to service the ESOP’s debt if necessary. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to qualifying employees. The Company reports compensation expense in the amount equal to the fair value of shares allocated from the ESOP to employees less dividends received on the allocated shares in the plan used for debt service. The allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense included in stock-based compensation totaled $286,000 and $222,000 for the years ended December 31, 2012 and 2011, respectively.

	At December 31,
	2012	2011

Allocated shares	184,000	177,000
Unreleased shares	103,000	115,000
Total ESOP shares	287,000	292,000
Fair value of unreleased shares (in thousands)	$2,446	$2,615

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 10 — BENEFIT PLANS (Continued)

 d.           Stock-Based Compensation Plans

A summary of the status of the Company’s stock option plans as of December 31, 2012 and 2011, and changes for each of the years in the periods then ended, is as follows:

	2012		2011
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share

Outstanding at beginning of year	109,765	$24.41	126,257	$24.04
Options granted	—	—	—	—
Options exercised	(315)	19.67	(10,916)	19.33
Options forfeited	(1,904)	28.59	(3,370)	26.10
Options expired	(18,267)	25.68	(2,206)	25.44
Outstanding at end of year	89,279	24.08	109,765	24.41
Options exercisable	80,652	$24.55	92,328	$25.31

 The following table summarizes information about stock options outstanding at December 31, 2012:

	Options outstanding			Options exercisable
Range of exercise prices	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Number	Weighted average exercise price
$ 19.67 - 28.42	73,126	2.16	$22.21	64,499	$22.55
$ 28.43 - 32.51	16,153	0.96	32.51	16,153	32.51
	89,279	2.60	24.08	80,652	24.55

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 10 — BENEFIT PLANS (Continued)

The following table reflects information on the aggregate intrinsic value of options as well as cash receipts from option exercises:

	For the year ended December 31,
	2012	2011
	(in thousands)
Aggregate intrinsic value of
Options outstanding	$179	$133
Options exercisable	144	80
Options exercised	1	30
Cash receipts	7	211

The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the year and the exercise price, multiplied by the number of exercisable in-the-money options). The Company has a policy of issuing shares from treasury to satisfy share option exercises.

Stock-based compensation expense related to stock options resulted in a tax benefit of $9,000 and $11,000, for the year ended December 31, 2012 and 2011, respectively. There was $22,000 of total unrecognized compensation cost, net of estimated forfeitures, related to non-vested options under the stock option plans at December 31, 2012. That cost is expected to be recognized over a weighted average period of 10 months at December 31, 2012.

The following table provides information regarding the Company’s stock-based compensation expense associated with stock options and grants:

	For the year ended December 31,
	2012	2011
	(in thousands)
Stock-based compensation expense
Director fees	$149	$69
Stock grant expense	—	13
Stock option expense	27	32
Total stock-based compensation expense	$176	$114

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 10 — BENEFIT PLANS (Continued)

The table below summarizes the changes in non-vested restricted stock for the year ended December 31, 2011. There were no stock grants during 2012.

	2011
	Number of shares	Weighted average grant price per share

Total non-vested restricted stock grants at January 1, 2011	700	$19.67
Restricted stock grant	—	—
Vesting of restricted stock	(700)	19.67
Forfeitures of restricted stock	—	—
Total non-vested restricted stock grants at December 31, 2011	—	$—

NOTE 11 — INCOME TAXES

 The components of income tax expense are summarized as follows:

	For the year ended December 31,
	2012	2011
	(in thousands)
Federal
Current	$524	$1,085
Charge in lieu of income tax relation to stock compensation	—	3
Deferred	1,194	(77)
	1,718	1,011
State and local – current	7	8
Income tax provision	$1,725	$1,019

The Company’s effective income tax rate was different than the statutory federal income tax rate as follows:

	For the year ended December 31,
	2012	2011

Statutory federal income tax	34.0%	34.0%
(Decrease) increase resulting from
Tax-exempt income	(10.3)	(14.0)
State tax, net of federal benefit	0.1	0.1
Other	0.5	0.4
	24.3%	20.5%

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 11 — INCOME TAXES (Continued)

Deferred taxes are included as other liabilities in the accompanying consolidated balance sheets at December 31, 2012 and 2011, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was established at December 31, 2012 and 2011, in view of the Company’s ability to carry back to taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

The Company’s net deferred tax liability was as follows:

	At December 31,
	2012	2011
	(in thousands)
Deferred tax assets
Deferred compensation	$138	$137
Allowance for loan losses, net	2,353	2,754
Stock compensation	78	106
Adjustment to record funded status of pension plan	1,462	1,497
Nonaccrual interest	333	336
Adjustment for real estate acquired thru foreclosure	20	182
Other	5	34
	$4,389	$5,046

Deferred tax liabilities
Accrued pension expense	$1,704	$1,444
Unrealized gain on securities available for sale	1,960	1,880
Prepaid expenses	151	180
Deferred loan costs	1,172	831
Amortization of goodwill	1,470	1,470
Other	296	296
	6,753	6,101
Net deferred tax liability	$(2,364)	$(1,055)

The Company files consolidated income tax returns on the basis of a calendar year. The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions, with the majority of activity residing in Pennsylvania. The statute of limitations for the federal return has expired on years prior to 2009. The expirations of the statutes of limitations related to the various state income tax returns that the Company and its subsidiaries file, vary by state, and are expected to expire over the term of 2013 through 2017. There are no material uncertain tax positions at December 31, 2012.

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 12 — REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the FDIC and the Pennsylvania Department of Banking.  Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices.  The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2012
Tangible capital (to tangible assets)	$73,612	10.45%	$10,562	1.50%	$—	N/A
Core capital (to adjusted tangible assets)	73,612	10.45%	28,164	4.00%	35,206	5.00%
Tier 1 capital (to risk weighted assets)	73,612	16.63%	17,703	4.00%	26,555	6.00%
Total Risk	79,161	17.89%	35,407	8.00%	44,259	10.00%

At December 31, 2011
Tangible capital (to tangible assets)	69,144	10.21%	10,154	1.50%	—	N/A
Core capital (to adjusted tangible assets)	69,144	10.21%	27,078	4.00%	33,847	5.00%
Tier 1 capital (to risk weighted assets)	69,144	17.31%	15,976	4.00%	23,965	6.00%
Total Risk	74,147	18.56%	31,953	8.00%	39,941	10.00%

At December 31, 2012 and 2011, the Bank exceeded all regulatory requirements for classification as a “well-capitalized” institution. A “well-capitalized” institution must have risk-based capital of 10% and core capital of 5%. There are no conditions or events that have occurred that management believes have changed the Bank’s classification as a “well-capitalized” institution.

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 13 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows:

	At December 31,
	2012	2011
	(in thousands)

Commitments to extend credit	$74,571	$67,435
Standby letters of credit	780	710
Loans sold with recourse	50	52
	$75,401	$68,197

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

NOTE 14 — COMMITMENTS AND CONTINGENCIES

The Bank had optional commitments of $7.5 million and $5.3 million to sell mortgage loans to investors at December 31, 2012 and 2011, respectively.

The Bank leases branch facilities and office space for periods ranging up to ten years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $554,000 and $574,000 for the years ended December 31, 2012 and 2011, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 14 — COMMITMENTS AND CONTINGENCIES (Continued)

The minimum annual rental commitments of the Bank under all noncancelable leases with terms of one year or more at December 31, 2012 are as follows:

Year ending December 31,	2012
(in thousands)
2013	$470
2014	399
2015	236
2016	168
2017	133
Thereafter	948
Total	$2,354

The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. Upon a change in control, the Company will make a lump-sum payment or continue to pay the key executives’ salaries per the agreements, and reimburse the executive for certain benefits for one year. The contingent liability under the agreements at December 31, 2012 was approximately $2.3 million.

From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 15 — SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

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

NOTE 16 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement hierarchy has been established for inputs in valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Determination of the appropriate level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement for the instrument or security. Assets and liabilities measured at fair value on a recurring basis segregated by fair value hierarchy level are summarized below:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2012
	(in thousands)
Assets
Investment securities available for sale
State and political subdivisions	$—	$59,610	$—	$59,610
Residential mortgage-backed securities issued by quasi- governmental agencies	—	42,674	—	42,674
Total investment securities available for sale	$—	$102,284	$—	$102,284

Loans receivable, held for sale	$—	$706	$—	$706

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2011
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$—	$3,030	$—	$3,030
State and political subdivisions	—	55,091	—	55,091
Residential mortgage-backed securities issued by quasi- governmental agencies	—	47,494	—	47,494
Residential real estate mortgage-backed securities privately issued	—	8,888	—	8,888
Total investment securities available for sale	$—	$114,503	$—	$114,503

Loans receivable, held for sale	$—	$488	$—	$488

Investment and mortgage-backed securities available for sale are valued primarily by a third party pricing agent. U.S. Government and federal agency securities are primarily priced through a multidimensional relational model, a Level 2 hierarchy, which incorporates dealer quotes and other market information including, defined sector breakdown, benchmark yields, base spread, yield to maturity, and corporate actions. State and political subdivision securities are also valued within the Level 2 hierarchy using inputs with a series of matrices that reflect benchmark yields, ratings updates, and spread adjustments. Mortgage-backed securities include FHLMC, GNMA, and FNMA certificates and privately issued real estate mortgage investment conduits which are valued under a Level 2 hierarchy using a matrix correlation to benchmark yields, spread analysis, and prepayment speeds.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets and liabilities measured at fair value on a nonrecurring basis segregated by fair value hierarchy level are summarized below:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2012
Impaired loans	$—	$—	$6,533	$6,533
Real estate acquired through foreclosure	—	—	7,282	7,282
Mortgage servicing rights	—	956	—	956

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine fair value at December 31, 2012:
	Fair value	Valuation	Unobservable	Range of
Description	estimate	technique	Input	inputs
	(in thousands)

Impaired loans	$6,533	Appraisal of collateral (1)	Discount rate to reflect current market conditions and ultimate recoverability	5%-15%
Real estate acquired through foreclosure	7,282	Appraisal of collateral (1)	Discount rate to reflect current market conditions and liquidation expenses	5%-20%

(1)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.

The fair value of impaired loans is generally determined through independent appraisals of the underlying collateral, which generally include Level 3 inputs that are not identifiable. Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. Impaired loans are evaluated and valued while the loan is identified as impaired, at the lower of the recorded investment in the loan or fair value. The range and weighted average of liquidation expenses are presented as a percent of the appraised value. The significant unobservable inputs used in the fair value measurements of the Company’s impaired loans using discounted cash flow valuation technique include temporary changes in payment amounts and the probability of default. Significant increases (decreases) in payment amounts would result in significantly higher (lower) fair value measurements.  The probability of default is 0% for impaired loans using the discounted cash flow valuation technique because all defaulted impaired loans are valued using the appraisal of collateral valuation technique.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Real estate acquired through foreclosure is initially valued at the lower of the recorded investment in the loan or fair value at foreclosure and subsequently adjusted for further decreases in market value, if necessary. Fair value is determined by using the value of the real estate acquired through foreclosure based on appraisals prepared by qualified independent licensed appraisers contracted by the Company to perform the assessment and is therefore classified as a Level 3 hierarchy.

Assets measured at fair value on a nonrecurring basis segregated by fair value hierarchy level at December 31, 2011 are summarized below:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2011
Impaired loans	$—	$—	$8,091	$8,091
Real estate acquired through foreclosure	—	—	11,730	11,730
Mortgage servicing rights	—	763	—	763

The Company retains a qualified valuation service to calculate the amortized cost and to determine the fair value of the mortgage servicing rights. The valuation service utilizes discounted cash flow analyses adjusted for prepayment speeds, market discount rates and conditions existing in the secondary servicing market. Hence, the fair value of mortgage servicing rights is deemed a Level 2 hierarchy. The amortized cost basis of the Company’s mortgage servicing rights was $1.3 million and $1.0 million at December 31, 2012 and 2011, respectively. The fair value of the mortgage servicing rights was $956,000 and $763,000 at December 31, 2012 and 2011, respectively.

In addition to financial instruments recorded at fair value in the Company’s financial statements, disclosure of the estimated fair value of all of an entity’s assets and liabilities considered to be financial instruments is also required. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity and to not engage in trading or significant sales activities. For fair value disclosure purposes, the Company substantially utilized the established fair value measurement hierarchy.

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The recorded carrying amounts and fair values segregated by fair value hierarchy level at December 31, 2012 are summarized below:

	Carrying	Fair	Fair value hierarchy levels
	value	value	Level 1	Level 2	Level 3
Assets	(in thousands)
Cash and cash equivalents	$31,137	$31,137	$31,137	$—	$—
Investment securities	59,610	59,610	—	59,610	—
Mortgage-backed securities	44,639	44,945	—	44,945	—
Loans receivable	527,426	539,665	—	706	538,959

Liabilities
Deposits with stated maturities	$171,417	$175,025	$—	$—	$175,025
Deposits with no stated maturities	388,898	388,898	388,898	—	—
Borrowings with stated maturities	60,656	60,939	—	—	60,939

The recorded carrying amounts and fair values at December 31, 2011 are summarized below:

	At December 31, 2011
	Carrying value	Fair value
	(in thousands)
Assets
Cash and cash equivalents	$14,928	$14,928
Investment securities	58,121	58,121
Mortgage-backed securities	58,970	59,310
Loans receivable	494,613	516,359

Liabilities
Deposits with stated maturities	$181,074	$183,306
Deposits with no stated maturities	370,214	370,214
Borrowings with stated maturities	46,908	48,092

The fair value of cash and cash equivalents equals historical book value. The fair value of investment and mortgage-backed securities is described and presented under fair value measurement guidelines as discussed earlier.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The fair value of loans receivable has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk. Loans receivable also includes loans receivable held for sale.

The fair value of deposits and borrowings with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar liabilities. Fair value of deposits and borrowings with floating interest rates is generally presumed to approximate the recorded carrying amounts.

The fair value of deposits with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand). The fair value of deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts.

The Bank’s remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank’s depositors or customers is required.

NOTE 17 — SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	For the year ended December 31,
	2012	2011
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees, net	$139	$25
Late charge income	117	110
Deposit service charges	581	666
Debit card income	539	512
Other income	395	385
	$1,771	$1,698

Other operating expense
Insurance and surety bond	$178	$192
Office supplies	184	164
Loan expense	228	310
Debit card and ATM expense	272	245
Postage	246	231
Telephone	288	261
Supervisory examination fees	73	169
Other expenses	578	625
	$2,047	$2,197

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 18 — EARNINGS PER SHARE

The following tables set forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

	For the year ended December 31, 2012
		Weighted
		average
	Income	shares	Per share
	(numerator)	(denominator)	Amount
	(dollars in thousands, except share data)
Basic earnings per share
Income available to common stockholders	$5,383	2,726,133	$1.97
Effect of dilutive securities
Stock compensation plans	—	3,629	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$5,383	2,729,762	$1.97

There were options to purchase 42,462 shares of common stock at a price at a range of $23.53 to $32.51 per share which were outstanding during 2012 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

	For the year ended December 31, 2011
		Weighted
		average
	Income	shares	Per share
	(numerator)	(denominator)	Amount
	(dollars in thousands, except share data)
Basic earnings per share
Income available to common stockholders	$3,929	2,702,200	$1.45
Effect of dilutive securities
Stock compensation plans	—	510	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$3,929	2,702,710	$1.45

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 19 — CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows:

 BALANCE SHEETS
	At December 31,
	2012	2011
	(in thousands)
ASSETS
Cash	$2,031	$1,414
Investment in 3rd Fed	78,032	73,117
Investment in Penns Trail Development	1,077	1,087
Notes receivable ESOP	1,208	1,352
Other assets	723	465
Total assets	$83,071	$77,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total liabilities	$126	$27
Stockholders’ equity	82,945	77,408
Total liabilities and stockholders’ equity	$83,071	$77,435

 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	For the year ended December 31,
	2012	2011
	(in thousands)
INCOME
Equity in earnings of subsidiaries	$5,963	$4,432
Interest and dividend income	22	6
Total income	5,985	4,438
EXPENSES
Other	602	509
Total expenses	602	509
NET INCOME	5,383	3,929
Total other comprehensive income (2)	224	135
Total comprehensive income	$5,607	$4,064

(2)	See Consolidated Statements of Comprehensive Income for other comprehensive income detail.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 19 — CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY (Continued)

STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2012	2011
	(in thousands)
Cash flows from operating activities
Net income	$5,383	$3,929
Adjustments to reconcile net income to net cash used in operating activities
Stock compensation plans	176	114
Equity in earnings of subsidiaries	(5,963)	(4,432)
Net change in assets and liabilities	(16)	(300)
Net cash used in operating activities	(420)	(689)

Cash flows from investing activities
Capital distribution from subsidiaries	1,600	1,548
Net cash provided by investing activities	1,600	1,548

Cash flows from financing activities
Common stock dividends paid	(543)	(534)
Treasury stock acquired	—	(122)
Exercise of stock options	7	211
Deferred tax adjustment arising from stock compensation	(27)	—
Tax benefit arising from stock compensation	—	3
Net cash used in financing activities	(563)	(442)
NET INCREASE IN CASH	617	417
Cash at beginning of year	1,414	997
Cash at end of year	$2,031	$1,414

NOTE 20 — MERGERS AND ACQUISITIONS

On December 28, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roebling Financial Corp, Inc. (“Roebling”), the parent company of Roebling Bank, under which the Company will acquire Roebling for approximately $14.5 million in stock and cash.

Under the terms of the Merger Agreement, Roebling will merge with and into the Company (the “Merger”) after which Roebling Bank will merge with and into 3rd Fed.  Each outstanding share of Roebling common stock will be converted into the right to receive $8.60 per share or 0.3640 shares of the Company’s common stock, at the election of Roebling shareholders, subject to proration.  The aggregate cash consideration to be paid pursuant to the Merger Agreement must not exceed 50% of the total merger consideration (including any cash paid in connection with shares held by the employee stock ownership plan and not allocated to participant accounts). Cash will be paid in lieu of fractional shares at a value based on the average closing sale price of the Company’s common stock for the twenty trading days immediately prior to the closing date.

In the event of a greater than 15% decline in market value of the Company’s common stock immediately prior to the announcement of the Merger, which percentage decline exceeds any decline in the NASDAQ Bank Index

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 20 — MERGERS AND ACQUISITIONS (Continued)

from its starting point by more than 15%, Roebling may be able to terminate the Merger Agreement unless the Company increases the number of shares into which Roebling common stock may be converted.

The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes.  As a result, the shares of Roebling exchanged for the Company’s shares will be transferred on a tax-free basis.   The Merger is expected to close during the second or third quarter of 2013.  If the Merger is not consummated under certain circumstances, Roebling has agreed to pay the Company a termination fee of $650,000.

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