Form 10-K, Exhibit 13
period 2013-12-31
TF FINANCIAL CORP
filed 2014-03-26
CIK 921051

Back to 10K

CORPORATE PROFILE AND RELATED INFORMATION

TF Financial Corporation (the “Company”) is the parent company of 3rd Fed Bank and its subsidiaries Third Delaware Corporation and Teragon Financial Corporation (collectively, “3rd Fed” or the “Bank”) and Penns Trail Development Corporation. At December 31, 2013, total assets were $835.7 million and total stockholders’ equity was $94.9 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that 3rd Fed retains a specified amount of its assets in housing-related investments. 3rd Fed is a Pennsylvania-chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name “Polish American Savings Building and Loan Association.” Deposits of 3rd Fed have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the “FDIC”). 3rd Fed is a community-oriented institution offering a variety of financial services to meet the needs of the communities that it serves. As of December 31, 2013, 3rd Fed operated branch offices in Bucks and Philadelphia counties, Pennsylvania and in Burlington, Mercer and Ocean counties, New Jersey. 3rd Fed attracts deposits ($683.9 million at December 31, 2013) from the general public and uses such deposits, together with borrowings mainly from the Federal Home Loan Bank of Pittsburgh (“FHLB”) ($49.6 million at December 31, 2013) and other funds, to originate loans secured by first mortgages and junior liens on owner-occupied, one-to four-family residences, and to originate loans secured by commercial real estate, including construction loans.

On July 2, 2013, the Company acquired Roebling Financial Corp, Inc. (“Roebling”), the parent company of Roebling Bank, which operated five banking locations in Burlington and Ocean Counties in New Jersey. In accounting for the transaction the assets and liabilities of Roebling were recorded on the books of the Company in accordance with accounting standard ASC 805, Business Combinations. Therefore, the statement of operations for the year ended December 31, 2013, reflects the operations associated with the Roebling acquisition from the acquisition date through December 31, 2013.

Stock Market Information

Since its issuance in July 1994, the Company’s common stock has been traded on the NASDAQ Global Market. The daily stock quotation for the Company is listed on the NASDAQ Global Market published in The Wall Street Journal, The Philadelphia Inquirer, and other leading newspapers under the trading symbol of “THRD.” The number of shareholders of record of common stock as of February 28, 2014, was approximately 397. This does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms.

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

Stock Price and Dividend History

The following table sets forth the high and low sales prices and cash dividends declared for the periods indicated.

	Quoted market price		Dividend declared
Quarter ended	High	Low	per share
December 31, 2013	$28.46	$26.11	$0.10
September 30, 2013	$28.50	$25.00	$0.10
June 30, 2013	$25.40	$24.25	$0.05
March 31, 2013	$25.87	$23.82	$0.05
December 31, 2012	$24.84	$22.06	$0.05
September 30, 2012	$24.90	$22.50	$0.05
June 30, 2012	$26.47	$22.26	$0.05
March 31, 2012	$25.96	$22.30	$0.05

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

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; failure to realize the anticipated benefits as a result of our acquisition of Roebling and Roebling Bank; the possibility that any remaining integration of Roebling’s business and operations with the Company, may be more difficult and/or take longer than anticipated and may have unanticipated adverse results; and the success of the Company at managing the risks involved in the foregoing.

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

Management believes that the most critical accounting policy requiring the use of a significant amount of accounting estimates and judgment is the determination of the allowance for loan losses. Allowances are established based on an analysis of individual loans, pools of similar loans, delinquencies, loss experience, economic conditions generally and as they may affect individual borrowers, and other factors. Individual loans are evaluated based on cash flows or value of the underlying collateral, and the financial strength of any guarantors. All of these evaluation factors are subject to a high degree of uncertainty. If the financial condition and collateral values of a significant amount of debtors should deteriorate more than the Company has estimated, present allowances for loan losses may be insufficient and additional provisions for loan losses may be required. In addition, a single loan may result in the loss of a substantial amount and may significantly reduce the allowance. The allowance for loan losses was $6.6 million at December 31, 2013.

Financial Condition and Changes in Financial Condition

Assets.  The Company’s total assets at December 31, 2013 were $835.7 million, an increase of $123.9 million, during the year which was largely due to the acquisition of Roebling.

Loans receivable, net increased by $87.4 million during 2013. The acquisition of Roebling resulted in an increase in loans receivable of $102.0 million in addition to originations of consumer and single-family residential mortgage loans totaling $67.8 million and originations of commercial loans totaling $29.8 million. Offsetting these increases were principal repayments on loans totaling $110.5 million. The Company increased the allowance for loan losses by $839,000, transferred $737,000 from loans to real estate acquired through foreclosure and amortized $178,000 of net deferred loan origination costs. Loans receivable held for sale were $349,000 at December 31, 2013. During the year, originations of loans for sale in the secondary market totaled $31.8 million and proceeds from loan sales totaled $32.6 million. Investment securities increased by $21.7 million which was mainly the result of securities acquired from Roebling totaling $37.3 million and purchases of $20.5 million. Offsetting these increases were principal repayments, maturities and sales totaling $30.4 million, a decrease in the fair value of available for sale securities of $5.5 million and net premium amortization of $719,000. Cash and cash equivalents increased during the year by $14.2 million.

Liabilities.  Total liabilities increased by $111.9 million during 2013. Deposit balances increased $123.6 million during the period. The branches acquired in the Roebling acquisition resulted in an addition of $127.8 million of deposits. Excluding deposits held at the Roebling branches, checking, money market and savings accounts increased by $25.8 million, and retail CDs decreased by $29.5 million during 2013. Advances from the FHLB decreased by $11.1 million, the result of scheduled amortization and maturities including repayment of $3.1 million of advances acquired from Roebling.

 Stockholders’ Equity.  Total consolidated stockholders’ equity of the Company was $94.9 million or 11.4% of total assets at December 31, 2013. During 2013, in conjunction with the Roebling acquisition, the Company issued 306,873 shares of its common stock, which increased stockholders equity by $7.7 million. Additionally, the Company issued 27,377 shares of its common stock associated with the Employee Stock Ownership Plan (“ESOP”), the 2011 Director Stock Compensation Plan and upon the exercise of stock options which combined with stock option expense, resulted in an increase to stockholders’ equity of $1.0 million. Stockholders’ equity was also increased by net income for the year of $6.6 million. Offsetting these increases were cash dividends paid of $884,000, a decrease in accumulated other comprehensive income net of tax of $2.1 million, and repurchases of 10,412 shares of common stock totaling $274,000. At December 31, 2013, there were approximately 99,000 shares available for repurchase under the previously announced share repurchase plan.

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

	For the years ended December 31,
	2013			2012
	Average		Average	Average		Average
	balance	Interest	yld/cost	balance	Interest	yld/cost
ASSETS
Interest-earning assets:
Loans receivable, net (1)	$573,373	$25,858	4.51%	$513,178	$25,205	4.91%
Mortgage-backed securities	44,487	1,126	2.53%	57,164	1,933	3.38%
Investment securities (2)	75,702	3,075	4.06%	65,813	2,849	4.33%
Other interest-earning assets (3)	35,016	27	0.08%	6,155	8	0.13%
Total interest-earning assets	728,578	30,086	4.13%	642,310	29,995	4.67%
Noninterest-earning assets	47,531			47,726
Total assets	$776,109			$690,036
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits	$626,716	3,025	0.48%	$545,677	3,532	0.65%
Advances from the FHLB	53,747	898	1.67%	56,837	1,405	2.47%
Total interest-bearing liabilities	680,463	3,923	0.58%	602,514	4,937	0.82%
Noninterest-bearing liabilities	6,788			6,957
Total liabilities	687,251			609,471
Stockholders’ equity	88,858			80,565
Total liabilities and stockholders’ equity	$776,109			$690,036
Net interest income—tax equivalent basis		26,163			25,058
Interest rate spread (4)—tax equivalent basis			3.55%			3.85%
Net yield on interest-earning assets (5)—tax equivalent basis			3.59%			3.90%
Ratio of average interest-earning assets to average interest-bearing liabilities			107.07%			106.60%
Less: tax equivalent interest adjustment		(773)			(775)
Net interest income		$25,390			$24,283
Interest rate spread (4)			3.45%			3.73%
Net yield on interest-earning assets (5)			3.48%			3.78%

(1)	Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
(2)
Tax equivalent adjustments to interest on investment securities were $773,000 and $775,000 for the years ended December 31, 2013 and 2012, respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34%.

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

	For the years ended December 31,
	2013 vs 2012 Increase (decrease) due to
	Volume	Rate	Net
	(in thousands)
Interest income:
Loans receivable, net	$2,814	$(2,161)	$653
Mortgage-backed securities	(378)	(429)	(807)
Investment securities (1)	409	(183)	226
Other interest-earning assets	23	(4)	19
Total interest-earning assets	2,868	(2,777)	91
Interest expense:
Deposits	475	(982)	(507)
Advances from the FHLB	(73)	(434)	(507)
Total interest-bearing liabilities	402	(1,416)	(1,014)
Net change in net interest income	$2,466	$(1,361)	$1,105

(1)
Tax equivalent adjustments to interest on investment securities were $773,000 and $775,000 for the years ended December 31, 2013 and 2012, respectively. Tax equivalent interest income is based upon a marginal effective rate of 34%.

Comparison of Years Ended December 31, 2013 and December 31, 2012

Net Income.  Net income was $6.6 million for the year ended December 31, 2013 compared with net income of $5.4 million for the year ended December 31, 2012.

Total Interest Income.  Total interest income, on a taxable equivalent basis, increased by $91,000 between the years 2013 and 2012. Interest income from loans receivable increased by $653,000 as the result of a $60.2 million increase in the average balance of loans outstanding netted against the effect of a decrease in the average yield on loans of 40 basis points. The merger with Roebling resulted in the increase in the average balance of loans outstanding whereas the decrease in the yield was caused by the combined effects of a large number of higher rate loans being prepaid, and new loans added to the portfolio with lower yields than the existing portfolio loans that had matured or refinanced. Interest income from mortgage-backed securities was lower in 2013 in comparison to 2012 mainly because the yield associated with principal repayments was higher than the yield on the remaining mortgage-backed securities as well as the low yield on the mortgage-backed securities acquired from Roebling. Interest income from investment securities increased during 2013 as compared with 2012 due to the higher outstanding average balance of agency securities acquired from Roebling as well as purchases of municipal securities during 2013. Offsetting the increase in balance was the effect of lower yields on the securities acquired from Roebling.

 Total Interest Expense.  Total interest expense decreased by $1.0 million to $3.9 million during 2013 as compared with 2012. The average outstanding balance of deposits increased $81.0 million during 2013 as compared to 2012 mainly as a result of the Roebling acquisition. The average interest rate paid on the Bank’s deposits was 17 basis points lower in 2013 due to the maturity of certificates of deposit that had higher interest rates than current market rates offered on the products into which the maturing CDs were renewed or reinvested, as well as a favorable change in the deposit mix and pricing. Interest expense associated with borrowings from the FHLB decreased $507,000 in 2013 when compared to 2012. During 2013, the average outstanding borrowings decreased by $3.1 million. In addition, the cost of borrowed funds decreased 80 basis points because the weighted average rate of advances that matured in 2012 was higher than in 2013.

Noninterest Income.  Total noninterest income was $6.1 million for the year ended December 31, 2013 compared with $4.1 million for the year ended December 31, 2012. The Company had a purchase gain associated with the acquisition of Roebling of $1.1 million. In addition, income from the benefits paid on the bank owned life insurance policies was $934,000 during the second quarter of 2013 due to the death of two insured individuals. Service fees, charges and other operating income increased $577,000 mainly due to an increase in fair value adjustments to mortgage servicing rights of $319,000 between 2012 and 2013. Gain on disposition of premises and equipment included $417,000 related to an eminent domain matter affecting a parcel of Company property, a $143,000 increase over the amount recorded in 2012 related to the same matter, which is now finalized. Offsetting these increases was a decrease of $645,000 in the gain on sale of loans in the secondary market due to the lower level of residential loan sale activity.

Noninterest Expense.  Total noninterest expense increased by $3.2 million to $22.1 million for the year ended December 31, 2013 compared to 2012. Acquisition costs attributable to Roebling totaled $1.4 million during 2013 and included contract exit fees as well as technology-related costs and consultant fees incurred for the system conversion of the data from the systems used by Roebling to the Bank. Merger-related costs attributable to the acquisition of Roebling increased $630,000 in 2013 as compared to 2012. Employee compensation increased by $1.1 million in 2013, which was mainly the result of employee costs associated with staffing the five additional branches acquired from Roebling. In addition, stock option expense increased $285,000 for 2013 as compared to 2012, mainly due to the expense associated with granting 205,000 stock options during 2013. The occupancy costs increased $311,000 in 2013, largely the result of operating and maintaining the five additional branch offices acquired from Roebling.

Income Tax Expense.  The Company’s effective tax rate was 22.9% for 2013 compared to 24.3% for 2012. These effective tax rates are lower than the Company’s marginal tax rate of 34% largely due to the tax-exempt income associated with the Company’s investments in tax-exempt municipal bonds, bank owned life insurance and purchase gain associated with the Roebling acquisition, offset by merger-related costs treated as nondeductible.

Liquidity and Capital Resources

Liquidity.  The Company’s primary sources of liquidity are dividends from the Bank, principal and interest payments received from a loan made to the Bank’s ESOP, and tax benefits arising from the use of the Company’s tax deductions by other members of its consolidated group pursuant to a tax sharing agreement. The Company is dependent upon these sources and cash on hand which totaled approximately $2.2 million at December 31, 2013 to fund its operations and pay the dividend to its shareholders. There has been no material adverse change in the ability of the Company to fund its operations during the year ended December 31, 2013.

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

The amount of certificate accounts that are scheduled to mature during the twelve months ending December 31, 2014, is approximately $129.7 million. To the extent that these deposits do not remain at the Bank upon maturity, the Bank believes that it can replace these funds with other deposits, cash and cash equivalents, and advances from the FHLB or other borrowings. It has been the Bank’s experience that substantial portions of such maturing deposits remain at the Bank.

At December 31, 2013, the Bank had outstanding $78.5 million in commitments to originate loans or fund unused lines of credit, and letters of credit. The loan commitments will be funded during the twelve months ending December 31, 2014. The unused lines and letters of credit can be funded at any time. At December 31, 2013, the Bank had $1.7 million in optional commitments to sell loans. The Company also has obligations under lease agreements. Payments required under such lease agreements will be approximately $489,000 during the year ending December 31, 2014. The Bank endeavors to fund its operations internally but has, when deemed prudent, borrowed funds from the

FHLB. As of December 31, 2013, such borrowed funds totaled $49.6 million. The amount of these borrowings that will mature during the twelve months ending December 31, 2014 is $4.3 million. At December 31, 2013, potential sources of funds to fulfill these possible liquidity needs included: a $60.0 million line of credit, which was unused, up to approximately $161.5 million of additional collateral-based borrowing capacity at the FHLB, and $18.2 million of collateral-based borrowing capacity at the FRB.

Capital Resources.  Under current regulations, the Bank must have core capital equal to 4% of adjusted total assets of which 1.5% must be tangible capital, and risk-based capital equal to 8% of risk-weighted assets. On December 31, 2013, the Bank met its three regulatory capital requirements.

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

Impact of Inflation and Changing Prices

The consolidated financial statements and related data have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation. Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Company’s assets and liabilities are critical to the maintenance of acceptable performance levels.

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

The nature of the Bank’s current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2013, the Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by banks to manage interest rate risk.

The Bank has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. The key measurement of interest rate risk is the calculation of the sensitivity of the Bank’s economic value, or NPV which is defined as the net present value of the Bank’s existing assets, liabilities and off-balance sheet instruments. The calculated estimates of the change in NPV and the change in the ratio of NPV to the economic value of the Bank’s assets in each rate scenario (“NPV Ratio”) at December 31, 2013 are as follows:

			NPV Amount		NPV Ratio
Change in Interest Rates	NPV Amount	NPV Ratio	% Change	Policy Limitation	% Change	Policy Limitation
	(in thousands)
+400 Basis Points	$115,160	16.05%	-3%	-40%	-2.90%	-5.00%
+300 Basis Points	123,062	16.60%	-2%	-30%	-2.35%	-5.00%
+200 Basis Points	133,819	17.38%	-2%	-25%	-1.57%	-6.00%
+100 Basis Points	146,869	18.31%	-1%	-15%	-0.64%	-7.00%
Flat Rates	158,249	18.95%	—%	—%	—%	—%
-100 Basis Points	166,703	19.23%	—%	-15%	0.28%	-7.00%

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

Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2013.

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

March 26, 2014

Kent C. Lufkin President and Chief Executive Officer	Dennis R. Stewart Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
TF Financial Corporation

We have audited the accompanying consolidated balance sheets of TF Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of TF Financial Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  TF Financial Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TF Financial Corporation’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TF Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania
March 26, 2014

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania  15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

TF Financial Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2013	2012
	(in thousands, except shares and per share data)
ASSETS
Cash and cash equivalents	$45,310	$31,137
Investment securities
Available for sale	124,012	102,284
Held to maturity (fair value of $1,680 and $2,271 as of December 31, 2013 and 2012, respectively)	1,490	1,965
Loans receivable, net	614,168	526,720
Loans receivable, held for sale	349	706
FHLB stock—at cost	3,370	5,431
Accrued interest receivable	2,520	2,460
Premises and equipment, net	8,616	6,108
Goodwill	4,324	4,324
Core deposit intangible	503	—
Bank owned life insurance	18,586	19,109
Other assets	12,441	11,592
TOTAL ASSETS	$835,689	$711,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$683,902	$560,315
Advances from the FHLB	49,605	60,656
Advances from borrowers for taxes and insurance	3,228	2,880
Accrued interest payable	671	817
Other liabilities	3,408	4,223
Total liabilities	740,814	628,891
Stockholders’ equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2013 and 2012, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 3,149,239 and 2,838,493 shares outstanding at December 31, 2013 and 2012, respectively, net of shares in treasury: 2013-2,140,761; 2012-2,451,507.	529	529
Additional paid-in capital	56,197	54,328
Unearned ESOP shares	(846)	(970)
Treasury stock—at cost	(44,502)	(50,896)
Retained earnings	84,675	78,984
Accumulated other comprehensive (loss) income	(1,178)	970
Total stockholders’ equity	94,875	82,945
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$835,689	$711,836

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December 31,
	2013	2012
	(in thousands, except shares and per share data)
Interest income
Loans, including fees	$25,858	$25,205
Investment securities
Fully taxable	1,739	2,315
Exempt from federal taxes	1,689	1,692
Interest-bearing deposits and other	27	8
TOTAL INTEREST INCOME	29,313	29,220
Interest expense
Deposits	3,025	3,532
Borrowings	898	1,405
TOTAL INTEREST EXPENSE	3,923	4,937
NET INTEREST INCOME	25,390	24,283
Provision for loan losses	839	2,400
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	24,551	21,883
Noninterest income
Service fees, charges and other operating income	2,348	1,771
Gain on sale of investment securities	4	85
Earnings on bank owned life insurance	551	603
Bank owned life insurance death benefit proceeds	934	—
Gain on sale of loans	705	1,350
Gain on disposition of premises and equipment	420	277
Gain on acquisition	1,120	—
TOTAL NONINTEREST INCOME	6,082	4,086
Noninterest expense
Compensation and benefits	12,053	10,982
Occupancy and equipment	3,106	2,795
Federal deposit insurance premiums	521	596
Merger-related costs	738	108
Professional fees	903	1,176
Marketing and advertising	356	346
Foreclosed real estate expense	609	811
Core deposit intangible amortization	50	—
Other operating	3,765	2,047
TOTAL NONINTEREST EXPENSE	22,101	18,861
INCOME BEFORE INCOME TAXES	8,532	7,108
Income tax expense	1,957	1,725
NET INCOME	$6,575	$5,383
Earnings per share—basic	$2.27	$1.97
Earnings per share—diluted	$2.27	$1.97
Weighted average shares outstanding:
Basic	2,899,025	2,726,133
Diluted	2,902,932	2,729,762

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the years ended December 31,
	2013	2012
	(in thousands)

Net income	$6,575	$5,383
Other comprehensive (loss) income:
Investment securities available for sale:
Unrealized holding (losses) gains	(5,495)	321
Tax effect	1,869	(109)
Reclassification adjustment for gains realized in net income	(4)	(85)
Tax effect	1	29
Net of tax amount	(3,629)	156
Pension plan benefit adjustment:
Related to net actuarial gain and prior service cost	2,246	103
Tax effect	(765)	(35)
Net of tax amount	1,481	68
Total other comprehensive (loss) income	(2,148)	224
Comprehensive income	$4,427	$5,607

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2013 and 2012

							Accumulated
	Common Stock		Additional	Unearned			other
		Par	paid-in	ESOP	Treasury	Retained	comprehensive
	Shares	value	capital	shares	stock	Earnings	(loss) income	Total
	(in thousands, except shares and per share data)
Balance at December 31, 2011	2,716,119	$529	$54,118	$(1,097)	$(51,032)	$74,144	$746	$77,408
Allocation of ESOP shares	13,104	—	190	127	—	—	—	317
Cash dividends-common stock ($0.20 per share)	—	—	—	—	—	(543)	—	(543)
Director compensation	6,304	—	20	—	129	—	—	149
Exercise of options	315	—	—	—	7	—	—	7
Deferred tax adjustment arising from stock compensation	—	—	(27)	—	—	—	—	(27)
Stock option expense	—	—	27	—	—	—	—	27
Other comprehensive income	—	—	—	—	—	—	224	224
Net income for the year ended December 31, 2012	—	—	—	—	—	5,383	—	5,383
Balance at December 31, 2012	2,735,842	529	54,328	(970)	(50,896)	78,984	970	82,945
Allocation of ESOP shares	13,092	—	216	124	—	—	—	340
Purchase of treasury stock	(10,412)	—	—	—	(274)	—	—	(274)
Cash dividends-common stock ($0.30 per share)	—	—	—	—	—	(884)	—	(884)
Director compensation	5,738	—	26	—	119	—	—	145
Exercise of options	8,547	—	38	—	178	—	—	216
Deferred tax adjustment arising from stock compensation	—	—	(24)	—	—	—	—	(24)
Stock option expense	—	—	312	—	—	—	—	312
Acquisition of Roebling, net of fractional shares	306,873	—	1,301	—	6,371	—	—	7,672
Other comprehensive loss	—	—	—	—	—	—	(2,148)	(2,148)
Net income for the year ended December 31, 2013	—	—	—	—	—	6,575	—	6,575
Balance at December 31, 2013	3,059,680	$529	$56,197	$(846)	$(44,502)	$84,675	$(1,178)	$94,875

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2013	2012
	(in thousands)
OPERATING ACTIVITIES
Net income	$6,575	$5,383
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairment adjustment of mortgage loan servicing rights, net	(13)	358
Premiums and discounts on investment securities, net	276	245
Premiums and discounts on mortgage-backed securities, net	443	320
Amortization of premiums on deposits	(178)	—
Deferred loan origination costs, net	178	150
Deferred income taxes	(75)	1,194
Provision for loan losses	839	2,400
Amortization of core deposit intangible	50	—
Depreciation of premises and equipment	672	781
Increase in value of bank owned life insurance	(551)	(603)
Income from life insurance death benefit	(934)	—
Stock-based compensation	797	493
Proceeds from sale of loans originated for sale	32,555	53,521
Origination of loans held for sale	(31,840)	(52,940)
Gain on acquisition	(1,120)	—
Loss on foreclosed real estate	446	471
Gain on:
Sale of investment securities	(4)	(85)
Sale of loans	(705)	(1,350)
Disposition of premises and equipment	(420)	(277)
Decrease (increase) in:
Accrued interest receivable	316	150
Other assets	232	(248)
(Decrease) increase in:
Accrued interest payable	(152)	(558)
Other liabilities	584	307
NET CASH PROVIDED BY OPERATING ACTIVITIES	$7,971	$9,712

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the years ended December 31,
	2013	2012
	(in thousands)
INVESTING ACTIVITIES
Loan originations	$(97,640)	$(132,292)
Loan principal payments	110,256	93,622
Proceeds from sale of foreclosed real estate	2,008	7,626
Proceeds from disposition of premises and equipment	443	356
Proceeds from maturities of investment securities available for sale	8,115	5,765
Proceeds from bank owned life insurance	2,183	—
Principal repayments on mortgage-backed securities held to maturity	552	622
Principal repayments on mortgage-backed securities available for sale	17,691	26,195
Proceeds from sale of mortgage-backed securities available for sale	—	3,822
Proceeds from sale of investment securities available for sale	4,039	—
Purchase of investment securities available for sale	(17,331)	(6,982)
Purchase of mortgage-backed securities available for sale	(3,194)	(16,824)
Purchase of premises and equipment	(1,062)	(409)
Redemption of FHLB stock	2,450	2,226
Acquisition, net of cash acquired	(3,173)	—
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	25,337	(16,273)
FINANCING ACTIVITIES
Net (decrease) increase in customer deposits	(3,986)	9,027
Proceeds of long-term FHLB borrowings	—	39,197
Repayment of long-term FHLB borrowings	(14,102)	(25,449)
Net (decrease) increase in advances from borrowers for taxes and insurance	(81)	558
Purchase of treasury stock	(274)	—
Exercise of stock options	216	7
Deferred tax adjustment arising from stock compensation	(24)	(27)
Common stock dividends paid	(884)	(543)
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(19,135)	22,770
NET INCREASE IN CASH AND CASH EQUIVALENTS	14,173	16,209
Cash and cash equivalents at beginning of period	31,137	14,928
Cash and cash equivalents at end of period	$45,310	$31,137
Supplemental disclosure of cash flow information
Cash paid for:
Interest on deposits and borrowings	$4,247	$5,495
Income taxes	$900	$475
Noncash transactions:
Capitalization of mortgage servicing rights	$347	$551
Transfers from loans to foreclosed real estate	$737	$3,525

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the year ended December 31,
2013
(in thousands)
Acquisition of Roebling
Noncash assets acquired:
Investment securities
Available for sale	$37,260
Held to maturity	79
Loans receivable	102,026
FHLB stock	389
Accrued interest receivable	376
Premises and equipment, net	2,154
Core deposit intangible	553
Bank owned life insurance	175
Other assets	1,591
144,603
Liabilities assumed:
Deposits	127,750
Advances from the FHLB	3,051
Advances from borrowers for taxes and insurance	429
Other liabilities	1,408
132,638
Net noncash assets acquired	11,965
Cash acquired	$4,081

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TF Financial Corporation (the “Company”) is a unitary savings and loan holding company, organized under the laws of the Commonwealth of Pennsylvania, which conducts its consumer banking operations primarily through its wholly owned subsidiary, 3rd Fed Bank (“3rd Fed” or the “Bank”). 3rd Fed is a Pennsylvania-chartered stock savings bank insured by the FDIC. 3rd Fed is a community-oriented savings institution and conducts operations from its main office in Newtown, Pennsylvania, eleven full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and seven full-service branch offices located in Burlington, Mercer and Ocean counties, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

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

b.           Business Combinations

At the date of acquisition the Company records the net assets of acquired companies on the Consolidated Balance Sheet at their estimated fair value, and a gain is recognized for the excess of the estimated fair value over the purchase price of acquired net assets. The results of operations for acquired companies are included in the Company’s Consolidated Statements of Income beginning at the acquisition date. Expenses arising from acquisition activities are recorded in the Consolidated Statements of Income during the period incurred.

c.           Cash and Cash Equivalents

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.           Investment and Mortgage-Backed Securities

The Company classifies its investment and mortgage-backed securities in one of three categories: held to maturity, trading, or available for sale. The Company does not presently engage in security trading activities.

Investment and mortgage-backed securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income (loss). See Note 18 - Fair Value Measurements and Fair Value of Financial Instruments which defines the basis for determining fair value. Realized gains and losses on the sale of securities are recognized using the specific identification method.

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

e.           Loans Receivable, net

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are stated at unpaid principal balances less the allowance for loan losses, and net of deferred loan origination fees and direct origination costs as well as unamortized fair value adjustments on acquired loans. Loan origination fees, costs and adjustments on loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Potentially impaired loans selected for individual evaluation are reviewed in accordance with US GAAP ASC 310-10, Accounting by Creditors for Impairment of a Loan, which governs the accounting for impaired assets and consideration of regulatory guidance regarding treatment of troubled, collateral dependent loans. Each potentially impaired loan is evaluated using all available information such as recent appraisals, whether the loan is currently on accrual or nonaccrual status, discounted cash flow analyses, guarantor financial strength, the value of additional collateral, and the loan’s and borrower’s past performance to determine whether in management’s best judgment it is probable that the Bank will be unable to collect all contractual interest and principal in accordance with the loan’s terms. Loans deemed impaired are generally assigned a reserve derived from the value of the underlying collateral. Loans deemed not to be impaired are assigned a reserve factor based upon the class from which they were selected.

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

f.           Loans Receivable, Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at fair value on an individual basis. Any resulting gain or loss is included in other operating income.

g.           Troubled Debt Restructurings

Loans whose terms are modified are classified as troubled debt restructurings (“TDRs”) if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a TDR may include extending the maturity date of the loan, reducing the interest rate on the loan to a rate which is below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions. Interest income is not accrued on loans that had been placed on nonaccrual prior to the restructuring until they have performed in accordance with their restructured terms for a period of at least six months. The Company evaluates the ALLL needed with respect to TDRs under the same policy and guidelines as all other loans, and TDRs are evaluated individually for impairment.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Mortgage servicing rights (“MSRs”) are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Under the applicable accounting guidance regarding servicing assets and liabilities, servicing rights resulting from the sale of loans originated by the Company are initially measured at fair value at the date of transfer. Fair value is based on market prices for comparable mortgage servicing rights, when available, or alternatively is based on a valuation model that calculates the present value of estimated future net servicing income. The Company subsequently recognizes mortgage servicing expense for each class of servicing assets using the amortization method. MSRs are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated quarterly for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance charged to servicing fee income for an individual tranche, to the extent that fair value is less than the amortized cost for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to other operating income. These servicing rights are included in other assets in the Consolidated Balance Sheets and are discussed in Note 18 - Fair Value Measurements and Fair Value of Financial Instruments.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of loan servicing rights is recorded as a reduction of service fee income.

i.           Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The Company records any impairment of long-lived assets to be held and used or to be disposed of by sale. The Company had no impaired long-lived assets at December 31, 2013 and 2012.

j.           Foreclosed Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is carried at the fair value of the property, based on an appraisal less estimated cost to sell. Revenue and expenses from operations and changes in the fair value are included in foreclosed real estate expense. Included in other assets is foreclosed real estate of $5.6 million and $7.3 million at December 31, 2013 and 2012, respectively.

k.           Goodwill

Goodwill does not require amortization but is subject to impairment testing. Goodwill impairment testing allows entities to first assess qualitative factors and circumstance to determine whether it is more likely than not that

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the fair value of the reporting unit is less than its carrying amount. At December 31, 2013, the Company performed an assessment of key factors and determined that impairment of goodwill was not likely.

l.           Core Deposit Intangible

The Company recorded a core deposit intangible of $553,000 in conjunction with the acquisition of Roebling discussed in Note 3 – Acquisition of Roebling Financial Corp, Inc.

m.           Bank Owned Life Insurance

The Company maintains life insurance policies on the lives of current and former executives and officers. The Company is the owner and beneficiary of the policies. The cash surrender values of the policies were approximately $18.6 million and $19.1 million at December 31, 2013 and 2012, respectively.

n.           Benefit Plans

The Company has established an ESOP covering eligible employees with six months of service, as defined by the ESOP. The Company records compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees less dividends received on the allocated shares applied to the required debt service of the plan.

The Company has a defined benefit pension plan covering substantially all full-time employees meeting certain requirements. The Company recognizes the overfunded or underfunded status of the defined benefit postretirement plan as an asset or liability in its Consolidated Balance Sheets and recognizes changes in that funded status, including the gains and or losses and prior service costs or credits that were not recognized as components of net periodic benefit cost, in the year in which the changes occur through accumulated other comprehensive income. The Company measures the funded status of the plan as of the date of its year-end Consolidated Balance Sheet.

o.           Stock-Based Compensation

The Company has stock benefit plans that allow the Company to grant options and stock to employees and directors and which are more fully discussed in Note 12 - Benefit Plans. The options, may have terms of up to 7 years when issued, vest over a two to five year period. The exercise price of each option equals the market price of the Company’s stock on the date of the grant. The Company measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period which is usually the vesting period. The fair value of each option grant during 2013 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Weighted average assumptions
Dividend yield	0.81%
Expected volatility	16.82%
Risk-free interest rate	0.65%
Fair value of options granted during the period	$3.12
Expected lives in years	5

There were no options granted in 2012.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

p.           Income Taxes

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

q.           Advertising Costs

The Company expenses marketing and advertising costs as incurred.

r.           Earnings Per Share

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

t.           Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 18 - Fair Value Measurements and Fair Value of Financial Instruments. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under US GAAP to be reclassified in its entirety to net income. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under US GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company has provided the necessary disclosures in Note 4 – Accumulated Other Comprehensive (Loss) Income.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In February 2013, FASB issued ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The objective of the amendments in this update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in US GAAP. Examples of obligations within the scope of this update include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. US GAAP does not include specific guidance on accounting for such obligations with joint and several liability, which has resulted in diversity in practice. Some entities record the entire amount under the joint and several liability arrangement on the basis of the concept of a liability and the guidance that must be met to extinguish a liability. Other entities record less than the total amount of the obligation, such as an amount allocated, an amount corresponding to the proceeds received, or the portion of the amount the entity agreed to pay among its co-obligors, on the basis of the guidance for contingent liabilities. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. This ASU is not expected to have a significant impact on the Company’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations. However, the Company has no unrecognized deferred tax benefits at December 31, 2013.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this update using either a modified retrospective transition method or a prospective transition method.  The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC.

On July 2, 2013, the Company closed on a merger transaction pursuant to which the Company acquired Roebling Financial Corp, Inc. (“Roebling”), the parent company of Roebling Bank, in a stock and cash transaction.

Under the terms of the merger agreement, the Company acquired all of the outstanding shares of Roebling for a total purchase price of approximately $14.9 million.  As a result of the acquisition, the Company issued 306,873 common shares to former shareholders of Roebling. As a result of the merger, Roebling was merged with and into the Company, and Roebling Bank was merged with and into 3rd Fed.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

The following table summarizes the purchase of Roebling as of July 2, 2013:

	At July 2, 2013
	(in thousands, except shares and per share data)
Purchase Price Consideration in Common Stock
Roebling common shares settled for stock	843,058
Exchange Ratio	0.364
TF Financial Corporation shares issued	306,873
Value assigned to TF Financial Corporation common share	$25.00
Purchase price assigned to Roebling common shares exchanged for TF Financial common shares		$7,672

Purchase Price Consideration - Cash for Common Stock
Roebling shares exchanged for cash	843,478
Purchase price paid to each Roebling common share exchanged for cash	$8.60
Purchase price assigned to Roebling common shares exchanged for cash		7,254

Total Purchase Price		14,926

Net Assets Acquired:

Roebling shareholders’ equity	$16,461

Adjustments to reflect assets acquired at fair value:
Investments	2
Loans
Interest rate	932
General credit	(1,069)
Specific credit - non-amortizing	(325)
Specific credit - amortizing	(198)
Eliminate allowance for loan losses	1,214
Core deposit intangible	553
Owned premises	(976)
Leased premises contracts	33
Deferred tax assets	(276)
Other assets	186
Adjustments to reflect liabilities acquired at fair value:
Time deposits	(440)
FHLB advances	(51)
		16,046
Purchase gain resulting from acquisition		$1,120

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

The following condensed statement reflects the values assigned to Roebling’s net assets as of the acquisition date:

	At July 2, 2013
	(in thousands)

Total purchase price		$14,926

Net assets acquired:
Cash	$4,081
Investment securities	37,339
Loans receivable	102,026
Premises and equipment	2,154
Core deposit intangible	553
Other assets	2,531
Time deposits	(49,061)
Deposits other than time deposits	(78,689)
Other liabilities	(4,888)
		16,046
Purchase gain on acquisition		$1,120

The acquired assets and assumed liabilities were measured at estimated fair values. Management made certain estimates and exercised judgment in accounting for the acquisition.  The following is a description of the methods used to determine fair value of significant assets and liabilities at the acquisition date:

Cash and cash equivalents — The Company acquired $4.1 million in cash and cash equivalents, which management deemed to reflect fair value based on the short term nature of the asset.

Investment Securities — The Company acquired $37.3 million in U.S. Government and federal agency and mortgage-backed securities that were recorded at fair value. Please refer to Note 18 - Fair Value Measurements and Fair Value of Financial Instruments for a discussion of methodologies used to determine fair value.

Loans — The Company acquired $102.0 million in loans receivable with and without evidence of credit quality deterioration. The loans consisted of residential mortgage loans, consumer loans which include second mortgage loans and home equity secured lines of credit, commercial real estate loans, and other consumer loans.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

At the acquisition date, the Company recorded $101.2 million of loans receivable without evidence of credit quality deterioration and $797,000 of loans acquired with evidence of credit quality deterioration. The following table reflects the composition of the loans receivable acquired :

	At July 2, 2013
	Loans acquired with no credit quality deterioration	Loans acquired with credit quality deterioration	Total
	(in thousands)
Residential
Residential mortgages	$54,965	$21	$54,986
Commercial
Real estate-commercial	13,262	—	13,262
Real estate-residential	5,143	356	5,499
Real estate-multi-family	1,595	331	1,926
Commercial and industrial loans	308	—	308
Consumer
Home equity and second mortgage	25,847	89	25,936
Other consumer	109	—	109
Total	$101,229	$797	$102,026

The Company estimated the general credit risk fair value adjustment based on guidance from ASC 820-10, Fair Value Measurements which defines fair value as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is no active observable market for sale information on community bank loans and thus Level 3 fair value procedures were utilized, primarily the use of present value techniques incorporating assumptions which market participants would use in estimating fair values. In the absence of reliable market information, the Company used its own assumptions in an effort to determine a reasonable estimate of fair value. Loans acquired without credit quality deterioration were evaluated using a two-part general credit fair value analysis for all loan groups: 1) expected lifetime credit migration losses and 2) estimated fair value adjustment for qualitative factors. A decrease of $1.1 million was made to reflect a general credit risk fair value. Additionally, the Company recorded an increase of $932,000 to reflect the fair value of loans based on current interest rates on loans similar to those acquired.

A specific credit fair value adjustment was made as prescribed by ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Accordingly, the Company reviewed the Roebling loan portfolio on a loan by loan basis to determine whether loans met the definition of credit impaired as set forth in ASC 310-30. Specifically: 1) Had there been credit deterioration from the loan's inception until the acquisition date and 2) Is it probable that not all of the contractual cash flows will be collected on the loan. Based on this analysis, loans with a principal balance of $1.3 million were identified as being within the scope of ASC 310-30. The Company estimated the cash flows on each loan whether from expected monthly payments or from the liquidation of the underlying collateral on collateral dependent loans. As a result, an adjustment of $325,000 was recorded to reflect the fair value of the loans. Additionally, the aggregate expected cash flows less the acquisition date fair value resulted in an accretable yield amount of $198,000.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

Premises and equipment, net — The fair value of land and buildings acquired in the Roebling merger totaled $2.2 million. The fair value as of the acquisition date was determined by an independent qualified appraiser.

Core deposit intangible — The Company recorded a core deposit intangible of $553,000. A core deposit intangible arises from a financial institution having a deposit base comprised of stable customer relationships. These deposits are generally at interest rates or on terms that are favorable to the financial institution. Fair value of the core deposit intangible was estimated based on guidance from ASC 820-10. There is no active observable market or sales information on community bank core deposits and thus Level 3 fair value procedures were utilized, primarily the use of the income approach which is based on an analysis of the expected after tax cash flow benefits of the acquired core deposits versus the cost of utilizing an alternative source (brokered deposits) for funding. Core deposits exclude certificates of deposit, which the Company judged to be non-core deposits. The cost of core deposits incorporated estimates of the costs of maintaining and supporting the deposits such as interest, branch expenses, personnel, and data processing. This cost was compared to the alternative funding source and the resulting economic benefit was discounted over the expected life of the acquired core deposits using a long-term market-based after tax rate of return.

Core deposit intangibles are amortized over the expected useful lives. Such lives are also periodically reassessed to determine if any amortization period adjustments are required. During the year ended December 31, 2013, no such adjustments were recorded. The gross carrying amount of the core deposit intangible at December 31, 2013 was $503,000 with $50,000 accumulated amortization as of that date.

As of December 31, 2013, the remaining estimated future amortization expense for the core deposit was as follows:

At December 31, 2013
(in thousands)
2014	$96
2015	86
2016	75
2017	65
2018	55
2019	45
2020	35
2021	25
2022	15
2023	6
$503

Deposits — The Company assumed $127.8 million in deposits which included $49.1 million of interest-bearing time deposits ("CDs"). An increase of $440,000 was made to reflect the fair value of the CDs. This fair value adjustment is based on guidance derived from ASC 820-10 and is based on current market interest rates on CDs of the same remaining maturity as Roebling's CDs. Market rates were obtained from independent third party sources for CDs offered in New Jersey on or about the acquisition date.

Results of operations for Roebling prior to the acquisition date are not included in the Consolidated Statements of Income for the year ended December 31, 2013. The following table presents financial information

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

regarding the former Roebling operations included in the Consolidated Statements of Income from the date of acquisition through December 31, 2013 under the column “Actual from acquisition date through December 31, 2013”.

Actual from acquisition date
through December 31, 2013
(in thousands)
Net interest income	$2,192
Noninterest income	210
Net income	291

In addition, the following table presents unaudited pro forma information as if the acquisition of Roebling had occurred on January 1, 2012 under the “Pro Forma” columns. The table below has been prepared for comparative purposes only and is not necessarily indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results. Furthermore, the unaudited pro forma information does not reflect management’s estimate of any revenue-enhancing opportunities nor anticipated cost savings as a result of the integration and consolidation of the acquisition. Merger and acquisition integration costs and amortization of fair value adjustments net of the related income tax effects are included in the amounts below, but any purchase gain has been excluded.
	Proformas (Unaudited)
	For the years ended December 31,
	2013	2012
	(in thousands, except per share data)
Net interest income	$28,855	$29,589
Noninterest income	5,365	4,621
Net income	5,463	5,616
Pro forma earnings per share:
Basic	$1.70	$1.85
Diluted	$1.70	$1.85

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 4 — ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The activity in accumulated other comprehensive (loss) income for the year ended December 31, 2013 is as follows:

	Accumulated Other Comprehensive (Loss) Income (1), (2)
	Unrealized gains (losses) on securities available for sale	Defined benefit pension plan	Total
	(in thousands)
Balance at December 31, 2012	$3,805	$(2,835)	$970
Other comprehensive (loss) income before reclassifications	(3,626)	1,307	(2,319)
Amounts reclassified from accumulated other comprehensive (loss) income	(3)	174	171
Period change	(3,629)	1,481	(2,148)
Balance at December 31, 2013	$176	$(1,354)	$(1,178)

(1)	Amounts in parentheses indicate debits.
(2)	All amounts are net of tax. Related income tax expense or benefit is calculated using a Federal income tax rate of 34%.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 4 — ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME (Continued)

	Amount reclassified from accumulated other comprehensive income (loss) For the year ended December 31, (1)	Affected line item in the consolidated statements of income
	2013
	(in thousands)

Investment securities available for sale
Net securities gains reclassified into earnings	$4	Gain on sale of investment securities
Related income tax expense	(1)	Income tax expense
Net effect on accumulated other income (loss) for the period	3	Net of tax
Defined benefit pension plan (2)
Amortization of net actuarial loss and prior service cost	(264)	Compensation and benefits
Related income tax expense	90	Income tax expense
Net effect on accumulated other comprehensive income (loss) for the period	(174)	Net of tax
Total reclassification for the period	$(171)	Net income

(1)	Amounts in parentheses indicate debits.
(2)	Included in the computation of net periodic pension cost. See Note 12 – Benefit Plans for additional detail.

NOTE 5 — CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:
	At December 31,
	2013	2012
	(in thousands)
Cash and due from banks	$4,218	$4,697
Interest-bearing deposits in other financial institutions	41,092	26,440
	$45,310	$31,137

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 6 — INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities, are summarized as follows:

	At December 31, 2013
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
U.S. Government and federal agencies	$18,572	$4	$(513)	$18,063
State and political subdivisions	60,159	1,526	(1,016)	60,669
Residential mortgage-backed securities issued by quasi-governmental agencies	45,015	540	(275)	45,280
Total investment securities available for sale	123,746	2,070	(1,804)	124,012

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	1,490	191	(1)	1,680
Total investment securities	$125,236	$2,261	$(1,805)	$125,692

	At December 31, 2012
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
State and political subdivisions	$55,254	$4,360	$(4)	$59,610
Residential mortgage-backed securities issued by quasi-governmental agencies	41,265	1,409	—	42,674
Total investment securities available for sale	96,519	5,769	(4)	102,284

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	1,965	306	—	2,271
Total investment securities	$98,484	$6,075	$(4)	$104,555

Gross realized gains were $13,000 and $112,000 for the years ended December 31, 2013 and 2012, respectively. These gains resulted from the sale proceeds of investment and mortgage-backed securities available for sale of $2.0 million and $2.7 million for the years ended December 31, 2013 and 2012, respectively. Gross realized losses were $9,000 and $27,000 for the years ended December 31, 2013 and 2012, respectively, which resulted from the sale proceeds of investment and mortgage-backed securities available for sale of $2.0 million and $1.1 million for the years ended December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 6 — INVESTMENT SECURITIES (Continued)

The amortized cost and fair value of investment securities by contractual maturity and mortgage-backed securities are shown below.

	At December 31, 2013
	Available for sale		Held to maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(in thousands)
Investment securities
Due in one year or less	$1,645	$1,666	$—	$—
Due after one year through five years	16,666	16,961	—	—
Due after five years through ten years	39,508	39,004	—	—
Due after ten years	20,912	21,101	—	—
	78,731	78,732	—	—

Mortgage-backed securities	45,015	45,280	1,490	1,680
Total investment securities	$123,746	$124,012	$1,490	$1,680

Investment securities having an aggregate amortized cost of approximately $14.8 million and $7.0 million were pledged to secure public deposits at December 31, 2013 and 2012, respectively.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders’ equity at year end.

The Company also holds stock in the FHLB totaling $3.4 million and $5.4 million as of December 31, 2013 and 2012, respectively. The Company is required to maintain a minimum amount of FHLB stock as determined by its borrowing levels and amount of eligible assets. At December 31, 2013 the Company was required to hold $3.4 million in FHLB stock. FHLB stock can only be repurchased by the FHLB or sold to another member, and all sales must be at par. The Company holds FHLB stock as a long term investment based on the ultimate recoverability of the par value. The Company evaluates potential impairment of its investment in FHLB stock quarterly and considers the following: 1) the magnitude and direction of the change in the net assets of the FHLB as compared to the capital stock amount and the duration of this condition, 2) the ability of the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, 3) the impact of regulatory changes on the FHLB and on its members and 4) the liquidity position of the FHLB. Redemptions of FHLB stock totaled $2.5 million and $2.2 million for the years ended December 31, 2013 and 2012, respectively. After evaluating these factors the Company has concluded that the par value of its investment in FHLB stock is recoverable and no impairment has been recorded during the years ended December 31, 2013 and 2012.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 6 — INVESTMENT SECURITIES (Continued)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2013:

		Less than		12 months
	Number	12 months		or longer		Total
	of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Securities	Value	Loss	Value	Loss	Value	Loss
	(dollars in thousands)
U.S. Government and federal agencies	13	$17,028	$(513)	$—	$—	$17,028	$(513)
State and political subdivisions	24	19,646	(1,016)	—	—	19,646	(1,016)
Residential mortgage-backed securities issued by quasi- governmental agencies	65	24,508	(276)	—	—	24,508	(276)
Total temporarily impaired securities	102	$61,182	$(1,805)	$—	$—	$61,182	$(1,805)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2013:

		Less than		12 months
	Number	12 months		or longer		Total
	of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Securities	Value	Loss	Value	Loss	Value	Loss
	(dollars in thousands)
State and political subdivisions	1	$617	$(4)	$—	$—	$617	$(4)
Total temporarily impaired securities	1	$617	$(4)	$—	$—	$617	$(4)

The Company evaluates debt securities on a quarterly basis to determine whether OTTI exists. Unrealized losses primarily relate to interest rate fluctuations and not credit concerns. The Company does not intend to sell these securities and it is not more likely than not that it will be required to sell these securities. Accordingly, unrealized losses at December 31, 2013 and 2012 are not considered other-than-temporary and are therefore reflected in other comprehensive income (loss).

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE

Loans receivable are summarized as follows:
	At December 31,
	2013	2012
	(in thousands)
Held for investment:
Residential
Residential mortgages	$371,961	$323,665

Commercial
Real estate-commercial	129,345	104,766
Real estate-residential	20,005	21,570
Real estate-multi-family	16,623	19,118
Construction loans	8,773	16,288
Commercial and industrial loans	6,849	4,646
Total commercial loans	181,595	166,388

Consumer
Home equity and second mortgage	64,202	40,143
Other consumer	1,697	1,835
Total consumer loans	65,899	41,978

Total loans	619,455	532,031
Net deferred loan origination costs and unamortized premiums	1,288	1,611
Less allowance for loan losses	(6,575)	(6,922)
Total loans receivable	$614,168	$526,720

Held for sale:
Residential
Residential mortgages	$349	$706

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by credit quality indicator the composition of the commercial loan portfolio:

Commercial credit exposure-credit risk profile by internally assigned grade

	At December 31, 2013
		Special
	Pass	mention	Substandard	Doubtful	Total
	(in thousands)
Real estate-commercial	$113,260	$7,142	$8,943	$—	$129,345
Real estate-residential	17,182	487	2,336	—	20,005
Real estate-multi-family	13,114	—	3,509	—	16,623
Construction loans	5,596	—	3,177	—	8,773
Commercial and industrial loans	6,817	32	—	—	6,849
Total	$155,969	$7,661	$17,965	$—	$181,595

	At December 31, 2012
		Special
	Pass	mention	Substandard	Doubtful	Total
	(in thousands)
Real estate-commercial	$91,446	$4,192	$9,128	$—	$104,766
Real estate-residential	19,244	1,018	1,308	—	21,570
Real estate-multi-family	15,751	—	3,367	—	19,118
Construction loans	7,397	4,097	4,794	—	16,288
Commercial and industrial loans	4,565	81	—	—	4,646
Total	$138,403	$9,388	$18,597	$—	$166,388

In order to assess and monitor the credit risk associated with commercial loans, the Company employs a risk rating methodology whereby each commercial loan is initially assigned a risk grade. At least annually, all risk ratings are reviewed in light of information received such as tax returns, rent rolls, cash flow statements, appraisals, and any other information which may affect the then-current risk rating, which may be adjusted upward or downward as a result of this review. At the end of each quarter, the risk ratings are summarized and become a component of the evaluation of the allowance for loan losses. The Company’s risk rating definitions mirror those promulgated by banking regulators and are as follows:

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

Special mention: A loan that has potential weaknesses that deserves management’s close attention. Although the loan is currently protected, if left uncorrected, potential weaknesses may result in deterioration of the loan’s repayment prospects or in the Company’s future credit position. Potential weaknesses include: weakening financial condition; an unrealistic repayment program; inadequate sources of funds; lack of adequate collateral; or credit

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

information, or documentation. There is currently the capacity to meet interest and principal payments, but further adverse business, financial, or economic conditions may impair the borrower’s capacity or willingness to pay interest and repay principal.

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by credit quality indicator the composition of the residential mortgage and consumer loan portfolios:

Mortgage and consumer credit exposure-credit risk profile by payment activity

	At December 31, 2013
	Performing	Nonperforming	Total
	(in thousands)
Residential mortgages	$368,967	$2,994	$371,961
Home equity and second mortgage	63,902	300	64,202
Other consumer	1,697	—	1,697
Total	$434,566	$3,294	$437,860

	At December 31, 2012
	Performing	Nonperforming	Total
	(in thousands)
Residential mortgages	$321,400	$2,265	$323,665
Home equity and second mortgage	40,000	143	40,143
Other consumer	1,827	8	1,835
Total	$363,227	$2,416	$365,643

In order to assess and monitor the credit risk associated with residential mortgage loans and consumer loans, which include second mortgage loans and home equity secured lines of credit, the Company relies upon the payment status of the loan. Residential mortgage and other consumer loans 90 days or more past due are placed on nonaccrual status and evaluated for impairment on a pooled basis with the exception of loans with balances in excess of $1.0 million and loans that have been modified as TDRs. An individual impairment analysis is performed using a recent appraisal or current sales contract for TDRs as well as nonperforming mortgage and consumer loans with balances in excess of $1.0 million.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following table presents by class nonperforming loans including impaired loans and loan balances past due over 90 days for which the accrual of interest has been discontinued:

	At December 31,
	2013	2012
	(in thousands)
Residential
Residential mortgages	$2,994	$2,265
Commercial
Real estate-commercial	774	1,098
Real estate-residential	896	51
Real estate-multi-family	191	—
Construction loans	3,177	4,794
Commercial and industrial loans	—	—
Consumer
Home equity and second mortgage	300	143
Other consumer	—	8
Total nonperforming loans	$8,332	$8,359

Additional interest income that would have been recorded under the original terms of the loan agreements amounted to $301,000 and $413,000 for the years ended December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by class loans individually evaluated for impairment:

	At December 31, 2013
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With an allowance recorded:	(in thousands)
Residential
Residential mortgages	$1,135	$1,135	$128	$1,620	$—
Commercial
Real estate-commercial	—	—	—	109	—
Real estate-residential	712	712	77	211	—
Construction loans	3,177	3,375	2,021	3,701	—
	5,024	5,222	2,226	5,641	—
With no allowance recorded:
Residential
Residential mortgages	1,184	1,184	—	241	—
Commercial
Real estate-commercial	774	774	—	607	—
Real estate-residential	184	321	—	108	—
Real estate-multi-family	191	372	—	77	—
Consumer
Home equity and second mortgage	47	81	—	7	—
	2,380	2,732	—	1,040	—
Total	$7,404	$7,954	$2,226	$6,681	$—

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by class the contractual aging of delinquent loans:

	At December 31, 2013
	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Residential
Residential mortgages	$369,271	$111	$—	$2,579	$2,690	$371,961	$—
Commercial
Real estate-commercial	127,786	785	—	774	1,559	129,345	—
Real estate-residential	18,589	180	340	896	1,416	20,005	—
Real estate-multi-family	16,432	—	—	191	191	16,623	—
Construction loans	5,596	—	—	3,177	3,177	8,773	—
Commercial and industrial loans	6,849	—	—	—	—	6,849	—
Consumer
Home equity and second mortgage	63,543	355	4	300	659	64,202	—
Other consumer	1,686	7	4	—	11	1,697	—
Total	$609,752	$1,438	$348	$7,917	$9,703	$619,455	$—

	At December 31, 2012
	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Residential
Residential mortgages	$319,982	$1,161	$329	$2,193	$3,683	$323,665	$—
Commercial
Real estate-commercial	102,868	800	—	1,098	1,898	104,766	—
Real estate-residential	21,488	31	—	51	82	21,570	—
Real estate-multi-family	19,118	—	—	—	—	19,118	—
Construction loans	11,494	—	—	4,794	4,794	16,288	—
Commercial and industrial loans	4,646	—	—	—	—	4,646	—
Consumer
Home equity and second mortgage	39,842	34	124	143	301	40,143	—
Other consumer	1,824	—	3	8	11	1,835	—
Total	$521,262	$2,026	$456	$8,287	$10,769	$532,031	$—

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

Activity in the allowance for loan losses is summarized as follows:
	Balance January 1, 2013	Provision	Charge-offs	Recoveries	Balance December 31, 2013
	(in thousands)
Residential
Residential mortgages	$1,849	$326	$(465)	$12	$1,722
Commercial
Real estate-commercial	1,754	(99)	(435)	—	1,220
Real estate-residential	608	(81)	(90)	—	437
Real estate-multi-family	245	(109)	—	—	136
Construction loans	1,697	647	(150)	14	2,208
Commercial and industrial loans	119	(21)	(10)	9	97
Consumer
Home equity and second mortgage	251	13	(58)	8	214
Other consumer	11	60	(27)	6	50
Unallocated	388	103	—	—	491
Total	$6,922	$839	$(1,235)	$49	$6,575

	Balance January 1, 2012	Provision	Charge-offs	Recoveries	Balance December 31, 2012
	(in thousands)
Residential
Residential mortgages	$2,194	$367	$(768)	$56	$1,849
Commercial
Real estate-commercial	2,352	353	(951)	—	1,754
Real estate-residential	369	726	(487)	—	608
Real estate-multi-family	350	(105)	—	—	245
Construction loans	1,830	1,049	(1,182)	—	1,697
Commercial and industrial loans	138	115	(156)	22	119
Consumer
Home equity and second mortgage	448	(104)	(93)	—	251
Other consumer	22	8	(23)	4	11
Unallocated	397	(9)	—	—	388
Total	$8,100	$2,400	$(3,660)	$82	$6,922

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by class the ending balance of the allowance for loan losses and ending loan balance based on the impairment method as of December 31, 2013. Acquired loans were recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

	Evaluated for impairment
Allowance for loan losses	Loans acquired without credit deterioration	Loans acquired with credit deterioration	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$—	$—	$128	$1,594	$1,722
Commercial
Real estate-commercial	—	—	—	1,220	1,220
Real estate-residential	—	—	77	360	437
Real estate-multi-family	—	—	—	136	136
Construction loans	—	—	2,021	187	2,208
Commercial and industrial loans	—	—	—	97	97
Consumer
Home equity and second mortgage	—	—	—	214	214
Other consumer	—	—	—	50	50
Unallocated	—	—	—	491	491
Total	$—	$—	$2,226	$4,349	$6,575

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

	Evaluated for impairment
Loans receivable	Loans acquired without credit deterioration	Loans acquired with credit deterioration	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$50,985	$22	$2,297	$318,657	$371,961
Commercial
Real estate-commercial	12,787	—	774	115,784	129,345
Real estate-residential	4,913	184	712	14,196	20,005
Real estate-multi-family	1,116	191	—	15,316	16,623
Construction loans	—	—	3,177	5,596	8,773
Commercial and industrial loans	279	—	—	6,570	6,849
Consumer
Home equity and second mortgage	24,806	47	—	39,349	64,202
Other consumer	126	—	—	1,571	1,697
Total	$95,012	$444	$6,960	$517,039	$619,455

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by class the ending balance of the allowance for loan losses and ending loan balance based on impairment method as of December 31, 2012:

	Evaluated for impairment
Allowance for loan losses	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$218	$1,631	$1,849
Commercial
Real estate-commercial	296	1,458	1,754
Real estate-residential	4	604	608
Real estate-multi-family	—	245	245
Construction loans	1,029	668	1,697
Commercial and industrial loans	—	119	119
Consumer
Home equity and second mortgage	—	251	251
Other consumer	—	11	11
Unallocated	—	388	388
Total	$1,547	$5,375	$6,922

	Evaluated for impairment
Loans receivable	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$2,137	$321,528	$323,665
Commercial
Real estate-commercial	1,098	103,668	104,766
Real estate-residential	51	21,519	21,570
Real estate-multi-family	—	19,118	19,118
Construction loans	4,794	11,494	16,288
Commercial and industrial loans	—	4,646	4,646
Consumer
Home equity and second mortgage	—	40,143	40,143
Other consumer	—	1,835	1,835
Total	$8,080	$523,951	$532,031

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following table presents by class loans classified as TDRs segregated for the periods indicated:

	For the year ended December 31, 2013			For the year ended December 31, 2012
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Residential	(dollars in thousands)
Residential mortgage	0	$—	$—	2	$950	$923
Total	0	$—	$—	2	$950	$923

The following table presents loans classified as TDRs that subsequently defaulted:

	For the year ended December 31, 2013
	Number of Contracts	Recorded Investment
Residential	(in thousands)
Residential mortgage	1	$337
Total	1	$337

There were no TDRs modified during 2012 that subsequently defaulted. However, a TDR identified in 2011 was in default of its modified terms and was subsequently discharged in a short sale during 2012 with a $40,000 loss charged to the allowance for loan losses.

The carrying value of the loans acquired and accounted for in accordance with ASC 310-30 was determined by projecting discounted contractual cash flows. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the Roebling acquisition as of July 2, 2013:

At July 2, 2013
(in thousands)
Unpaid principal balance	$1,320
Interest	638
Contractual cash flows	1,958
Non-accretable discount	(963)
Expected cash flows	995
Accretable discount	(198)
Estimated fair value	$797

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

Changes in the amortizable yield for purchased credit-impaired loans were as follows for the year ended December 31, 2013:

At December 31, 2013
(in thousands)
Balance at beginning of period	$—
Acquisition of impaired loans	198
Accretion	(44)
Balance at end of period	$154

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At July 2, 2013	At December 31, 2013
	Acquired Loans with	Acquired Loans with
	Specific Evidence of	Specific Evidence of
	Deterioration in Credit	Deterioration in Credit
	Quality (ASC 310-30)	Quality (ASC 310-30)
(in thousands)
Outstanding balance	$ 1,958	$1,508
Carrying amount	797	444

There has been no allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2013.

The Bank had no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2013 and 2012. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans was approximately $210,000 and $125,000 at December 31, 2013 and 2012, respectively. Acquired loans to related parties totaled $188,000 during 2013. For the year ended December 31, 2013, principal repayments of $103,000 of related party loans were received. Unused lines of credit available were $360,000 at December 31, 2013 and 2012.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 8 — LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans are summarized as follows:

	At December 31,
	2013	2012
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$154	$235
FNMA	150,670	127,677
Other investors	10,717	8,294
	$161,541	$136,206

Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $1.7 million and $2.8 million and are included as deposits at December 31, 2013 and 2012, respectively. Net servicing revenue/(loss) on mortgage loans serviced for others was $338,000 and $(66,000) for the years ended December 31, 2013 and 2012, respectively.

NOTE 9 — PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	Estimated	At December 31,
	useful lives	2013	2012
		(in thousands)

Buildings	30 years	$9,559	$7,614
Leasehold improvements	5-10 years	3,216	3,243
Furniture, fixtures and equipment	3-7 years	7,320	7,292
		20,095	18,149
Less accumulated depreciation		13,788	13,640
		6,307	4,509
Land		2,309	1,599
		$8,616	$6,108

The Company recognized depreciation expense of $672,000 and $781,000 for the years ended December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 10 — DEPOSITS

Deposits are summarized as follows:

	At December 31,
	2013	2012
	(in thousands)
Deposit Type

Noninterest-bearing checking	$68,133	$52,433
Interest-bearing checking	114,184	76,370
Money market	180,215	153,827
Passbook savings	130,878	106,268
Total checking and passbook deposits	493,410	388,898
Certificates of deposit	190,492	171,417
	$683,902	$560,315

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $47.9 million and $50.7 million at December 31, 2013 and 2012, respectively.

At December 31, 2013, scheduled maturities of certificates of deposit by year are as follows:

Maturity year
2014	2015	2016	2017	2018	Thereafter	Total
(in thousands)
$129,723	$35,829	$11,901	$7,172	$5,737	$130	$190,492

Related party deposits are on substantially the same terms as are comparable transactions with unrelated persons. Related parties include certain executive officers, directors and their related interests. The aggregate dollar amount of these deposits was approximately $5.3 million and $5.0 million at December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 11 — ADVANCES FROM THE FHLB

Advances from the FHLB consist of the following:

	At December 31,
	2013		2012
Principal payments due during		Weighted		Weighted
	Amount	average rate	Amount	average rate
	(in thousands)

2013	$—	—%	$11,051	3.18%
2014	4,287	2.40%	4,287	2.40%
2015	3,669	2.16%	3,669	2.16%
2016	10,887	1.38%	10,887	1.38%
2017	14,895	1.12%	14,895	1.12%
2018	1,330	1.87%	1,330	1.87%
Thereafter	14,537	1.83%	14,537	1.83%
	$49,605	1.59%	$60,656	1.88%

The advances are collateralized by certain first mortgage loans totaling approximately $353.5 million and the FHLB stock owned by the Bank which allow for a maximum borrowing capacity of $271.1 million. Total unused lines of credit at the FHLB were $60.0 million at December 31, 2013. All of the advances from the FHLB are fixed rate, fixed term.

NOTE 12 — BENEFIT PLANS

a.           Defined Contribution Plan

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 50% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Matching contributions to the 401(k) plan totaled $75,000 and $78,000 for the years ended December 31, 2013 and 2012, respectively.

b.           Defined Benefit Plan

The Bank has a noncontributory defined benefit pension plan covering substantially all full-time employees meeting certain eligibility requirements. The benefits are based on each employee’s years of service and an average earnings formula. An employee becomes fully vested upon completion of five years of qualifying service.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

The following tables set forth the projected benefit obligation, the fair value of assets of the plan and funded status of the defined benefit pension plan as reflected in the Consolidated Balance Sheets:

	At December 31,
	2013	2012
	(in thousands)
Reconciliation of projected benefit obligation
Benefit obligation at beginning of year	$8,940	$8,045
Service cost	823	736
Interest cost	355	360
Actuarial (gain) loss	(1,116)	339
Amendments	—	—
Benefits paid	(769)	(540)
Benefit obligation at end of year	$8,233	$8,940

Reconciliation of fair value of assets
Fair value of plan assets at beginning of year	$9,767	$8,006
Actual return on plan assets	1,593	801
Employer contribution	654	1,500
Benefits paid	(769)	(540)
Fair value of plan assets at end of year	$11,245	$9,767
Funded status at end of year	$3,012	$827

The accumulated benefit obligation at December 31, 2013 and 2012 was $7.1 million and $8.1 million, respectively.

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. No employer contribution is anticipated for 2014.

The following table sets forth the amounts recognized in accumulated other comprehensive income (loss) for the years ended:

	At December 31,
	2013	2012
	(in thousands)

Net loss	$(2,028)	$(4,270)
Prior service cost	(23)	(27)
Total	$(2,051)	$(4,297)

The net gain recognized in accumulated other comprehensive income (loss) as an adjustment to the funded status of the plan was $2.2 million and $103,000 at December 31, 2013 and 2012, respectively. The amounts expected to be amortized from accumulated other comprehensive income in 2014 is $76,000 of net actuarial gain and prior service cost.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

	At December 31,
	2013	2012

Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.00%	4.00%
Rate of compensation increase	3.00%	3.00%

	For the years ended December 31,
	2013	2012
	(in thousands)
Components of net periodic benefit cost
Service cost	$823	$736
Interest cost	355	360
Expected return on plan assets	(728)	(644)
Amortization of prior service cost	2	2
Recognized net actuarial loss	262	283
Net periodic benefit cost	$714	$737

	For the years ended December 31,
	2013	2012

Weighted-average assumptions used to determine net benefit costs:
Discount rate	4.00%	4.50%
Expected return on plan assets	7.50%	8.00%
Rate of compensation increase	3.00%	4.00%

The long-term expected rate of return used for the plan year 2013 was determined by analyzing average rates of return over a number of prior periods on the assets in which the plan is currently invested.

Estimated future benefits payments are as follows:

Year ending December 31,	Amount
(in thousands)
2014	$202
2015	234
2016	277
2017	282
2018	319
2019-2023	2,058

The financial statements of the Company’s defined benefit pension plan are prepared in conformity with US GAAP. Investments of the plan are stated at fair value. Purchases and sales of securities are recorded on a trade

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Fair value of plan assets is determined using the fair value hierarchy discussed in Note 18 - Fair Value Measurements and Fair Value of Financial Instruments. The fair value hierarchy requires the plan to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and provides three levels of inputs that may be used to measure fair value.

The following table sets forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of December 31, 2013:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2013
	(in thousands)
Assets
Collective investment trust funds	$—	$11,245	$—	$11,245
Total plan assets at fair value	$—	$11,245	$—	$11,245

The following table sets forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of December 31, 2012:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2012
	(in thousands)
Assets
Collective investment trust funds	$—	$9,767	$—	$9,767
Total plan assets at fair value	$—	$9,767	$—	$9,767

Collective investment trust funds are valued by the trustee. The trustee follows written procedures for establishing unit values on a periodic basis which incorporate observable market data; however the collective investment trust fund itself is not traded on an established market and therefore is categorized as a Level 2 hierarchy.

The plan’s weighted-average asset allocations by asset category are as follows:

	Percentage of plan assets at December 31,
	2013	2012
Asset Category
Collective investment trust funds	100.00%	100.00%
Total	100.00%	100.00%

Trustees of the plan are responsible for defining and implementing the investment objectives and policies for the plan’s assets. Assets are invested in accordance with sound investment practices that emphasize long-term investment fundamentals that closely match the demographics of the plan’s participants. The plan’s goal is to earn long-term returns that match or exceed the benefit obligations of the plan, giving consideration to the timing of expected future benefit payments, through a well-diversified portfolio structure. The plan’s return objectives and risk

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

parameters are managed through a diversified mix of assets and targeted allocation percentage ranges. The asset mix and investment strategy are reviewed on a quarterly basis and rebalanced based on the actual percentage in comparison to the targeted range.

c.           ESOP

The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. Any dividends received by the ESOP will be used to pay debt service. The Company makes discretionary contributions to the ESOP in order to service the ESOP’s debt if necessary. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to qualifying employees. The Company reports compensation expense in the amount equal to the fair value of shares allocated from the ESOP to employees less dividends received on the allocated shares in the plan used for debt service. The allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense included in stock-based compensation totaled $284,000 and $286,000 for the years ended December 31, 2013 and 2012, respectively.

	At December 31,
	2013	2012

Allocated shares	187,000	184,000
Unreleased shares	90,000	103,000
Total ESOP shares	277,000	287,000
Fair value of unreleased shares (in thousands)	$2,534	$2,446

 d.           Stock-Based Compensation Plans

A summary of the status of the Company’s stock option plans as of December 31, 2013 and 2012, and changes for each of the years then ended, is as follows:

	2013		2012
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share

Outstanding at beginning of year	89,279	$24.08	109,765	$24.41
Options granted	205,000	24.28	—	—
Options exercised	(8,547)	25.24	(315)	19.67
Options forfeited	(4,271)	27.10	(1,904)	28.59
Options expired	(27,317)	28.19	(18,267)	25.68
Outstanding at end of year	254,144	23.71	89,279	24.08
Options exercisable	50,644	$21.41	80,652	$24.55

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

The following table summarizes information about stock options outstanding at December 31, 2013:

	Options outstanding			Options exercisable
Range of exercise prices	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Number	Weighted average exercise price
$19.67 - 26.90	254,144	2.81	$23.71	50,644	$21.41

The following table reflects information on the aggregate intrinsic value of options as well as cash receipts from option exercises:

	For the years ended December 31,
	2013	2012
	(in thousands)
Aggregate intrinsic value of
Options outstanding	$1,132	$179
Options exercisable	342	144
Options exercised	5	1
Cash receipts	216	7

The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the year and the exercise price, multiplied by the number of exercisable in-the-money options). The Company has a policy of issuing shares from treasury to satisfy share option exercises.

Stock-based compensation expense related to stock options resulted in a tax benefit of $94,000 and $9,000, for the years ended December 31, 2013 and 2012, respectively. There was $340,000 of total unrecognized compensation cost, net of estimated forfeitures, related to non-vested options under the stock option plans at December 31, 2013. That cost is expected to be recognized over a weighted average period of 7 months at December 31, 2013.

The following table provides information regarding the Company’s stock-based compensation expense associated with stock options and grants:

	For the years ended December 31,
	2013	2012
	(in thousands)
Stock-based compensation expense
Director fees	$145	$149
Stock option expense	312	27
Total stock-based compensation expense	$457	$176

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 13 — INCOME TAXES

The components of income tax expense are summarized as follows:

	For the years ended December 31,
	2013	2012
	(in thousands)
Federal
Current	$1,822	$524
Deferred	(75)	1,194
	1,747	1,718
State and local – current	210	7
Income tax provision	$1,957	$1,725

The Company’s effective income tax rate was different than the statutory federal income tax rate as follows:

	For the years ended December 31,
	2013	2012

Statutory federal income tax	34.0%	34.0%
(Decrease) increase resulting from
Tax-exempt income	(8.1)	(10.3)
State tax, net of federal benefit	1.6	0.1
Other	(4.6)	0.5
	22.9%	24.3%

Deferred taxes are included as other liabilities in the accompanying Consolidated Balance Sheets at December 31, 2013 and 2012, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was established at December 31, 2013 and 2012, in view of the Company’s ability to carry back to taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 13 — INCOME TAXES (Continued)

The Company’s net deferred tax liability was as follows:

	At December 31,
	2013	2012
	(in thousands)
Deferred tax assets
Deferred compensation	$484	$138
Allowance for loan losses, net	2,236	2,353
Stock compensation	147	78
Adjustment to record funded status of pension plan	697	1,462
Nonaccrual interest	209	333
Adjustment for real estate acquired thru foreclosure	—	20
Acquisition related	355	—
Net operating loss carryforward acquired	327	—
Other	18	5
	$4,473	$4,389

Deferred tax liabilities
Accrued pension expense	$1,721	$1,704
Unrealized gain on securities available for sale	90	1,960
Prepaid expenses	51	151
Deferred loan costs	1,123	1,172
Amortization of goodwill	1,470	1,470
Fixed assets	580	296
	5,035	6,753
Net deferred tax liability	$(562)	$(2,364)

The Company files consolidated income tax returns on the basis of a calendar year. The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions, with the majority of activity occurring in Pennsylvania. The statute of limitations for the federal return has expired on years prior to 2010. The expirations of the statutes of limitations related to the various state income tax returns that the Company and its subsidiaries file, vary by state, and are expected to expire over the term of 2014 through 2018. There are no material uncertain tax positions at December 31, 2013.

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

December 31, 2013 and 2012

NOTE 14 — REGULATORY MATTERS

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

The Bank’s actual capital amounts and ratios are presented in the following table:
	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2013
Tangible capital (to tangible assets)	$86,550	10.35%	$12,544	1.50%	$—	N/A
Core capital (to adjusted tangible assets)	86,550	10.35%	33,450	4.00%	41,812	5.00%
Tier 1 capital (to risk weighted assets)	86,550	16.23%	21,334	4.00%	32,001	6.00%
Total Risk	93,125	17.46%	42,668	8.00%	53,336	10.00%

At December 31, 2012
Tangible capital (to tangible assets)	73,612	10.45%	10,562	1.50%	—	N/A
Core capital (to adjusted tangible assets)	73,612	10.45%	28,164	4.00%	35,206	5.00%
Tier 1 capital (to risk weighted assets)	73,612	16.63%	17,703	4.00%	26,555	6.00%
Total Risk	79,161	17.89%	35,407	8.00%	44,259	10.00%

At December 31, 2013 and 2012, the Bank exceeded all regulatory requirements for classification as a “well-capitalized” institution. A “well-capitalized” institution must have risk-based capital of 10% and core capital of 5%. There are no conditions or events that have occurred that management believes have changed the Bank’s classification as a “well-capitalized” institution.

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

December 31, 2013 and 2012

NOTE 15 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows:

	At December 31,
	2013	2012
	(in thousands)

Commitments to extend credit	$77,663	$74,571
Standby letters of credit	856	780
Loans sold with recourse	-	50
	$78,519	$75,401

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

NOTE 16 — COMMITMENTS AND CONTINGENCIES

The Bank had optional commitments of $1.7 million and $7.5 million to sell mortgage loans to investors at December 31, 2013 and 2012, respectively.

The Bank leases branch facilities and office space for periods ranging up to ten years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $594,000 and $554,000 for the years ended December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 16 — COMMITMENTS AND CONTINGENCIES (Continued)

The minimum annual rental commitments of the Bank under all noncancelable leases with terms of one year or more at December 31, 2013 are as follows:

Year ending December 31,	2013
(in thousands)
2014	$489
2015	399
2016	329
2017	294
2018	294
Thereafter	888
Total	$2,693

The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. In the event that the employment of certain executives is not continued following a change in control, the Company will make a lump-sum payment and reimburse the executives for certain benefits for one year. The contingent liability under the agreements at December 31, 2013 was approximately $2.2 million.

From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 17 — SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement hierarchy has been established for inputs in valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

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

Determination of the appropriate level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement for the instrument or security. Assets and liabilities measured at fair value on a recurring basis segregated by fair value hierarchy level are summarized below:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2013
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$—	$18,063	$—	$18,063
State and political subdivisions	—	60,669	—	60,669
Residential mortgage-backed securities issued by quasi-governmental agencies	—	45,280	—	45,280
Total investment securities available for sale	$—	$124,012	$—	$124,012

Loans receivable, held for sale	$—	$349	$—	$349

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2012
	(in thousands)
Assets
Investment securities available for sale
State and political subdivisions	$—	$59,610	$—	$59,610
Residential mortgage-backed securities issued by quasi-governmental agencies	—	42,674	—	42,674
Total investment securities available for sale	$—	$102,284	$—	$102,284

Loans receivable, held for sale	$—	$706	$—	$706

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Investment and mortgage-backed securities available for sale are valued primarily by a third party pricing agent. U.S. Government and federal agency securities are primarily priced through a multidimensional relational model, a Level 2 hierarchy, which incorporates dealer quotes and other market information including, defined sector breakdown, benchmark yields, base spread, yield to maturity, and corporate actions. State and political subdivision securities are also valued within the Level 2 hierarchy using inputs with a series of matrices that reflect benchmark yields, ratings updates, and spread adjustments. Mortgage-backed securities include GNMA, FHLMC, and FNMA certificates and privately issued real estate mortgage investment conduits which are valued under a Level 2 hierarchy using a matrix correlation to benchmark yields, spread analysis, and prepayment speeds.

Values for loans held for sale utilize active pricing quotes which exist in the secondary market and are therefore deemed a Level 2 hierarchy.

Assets and liabilities measured at fair value on a nonrecurring basis segregated by fair value hierarchy level at December 31, 2013 are summarized below:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2013
	(in thousands)
Impaired loans	$—	$—	$5,178	$5,178
Real estate acquired through foreclosure	—	—	5,601	5,601
Mortgage servicing rights	—	1,472	—	1,472

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine fair value at December 31, 2013:

	Fair value	Valuation	Unobservable	Range of
Description	estimate	technique	Input	inputs
	(in thousands)

Impaired loans	$5,178	Appraisal of collateral (1)	Discount rate to reflect current market conditions and ultimate recoverability	5%-15%
Real estate acquired through foreclosure	5,601	Appraisal of collateral (1)	Discount rate to reflect current market conditions and liquidation expenses	5%-20%

(1)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets and liabilities measured at fair value on a nonrecurring basis segregated by fair value hierarchy level at December 31, 2012 are summarized below:

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

The Company retains a qualified valuation service to calculate the amortized cost and to determine the fair value of the mortgage servicing rights. The valuation service utilizes discounted cash flow analyses adjusted for prepayment speeds, market discount rates and conditions existing in the secondary servicing market. Hence, the fair value of mortgage servicing rights is deemed a Level 2 hierarchy. The amortized cost basis of the Company’s mortgage servicing rights was $1.5 million and $1.3 million at December 31, 2013 and 2012, respectively. The fair value of the mortgage servicing rights was $1.5 million and $956,000 at December 31, 2013 and 2012, respectively.

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

Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The recorded carrying amounts and fair values segregated by fair value hierarchy level at December 31, 2013 are summarized below:

	Carrying	Fair	Fair value hierarchy levels
	value	value	Level 1	Level 2	Level 3
Assets	(in thousands)
Cash and cash equivalents	$45,310	$45,310	$45,310	$—	$—
Investment securities	78,732	78,732	—	78,732	—
Mortgage-backed securities	46,770	46,960	—	46,960	—
Loans receivable, net	614,517	614,246	—	349	613,897

Liabilities
Deposits with stated maturities	$190,492	$193,258	$—	$—	$193,258
Deposits with no stated maturities	493,410	493,410	493,410	—	—
Borrowings with stated maturities	49,605	48,426	—	—	48,426

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The recorded carrying amounts and fair values at December 31, 2012 are summarized below:

	Carrying	Fair	Fair value hierarchy levels
	value	value	Level 1	Level 2	Level 3
Assets	(in thousands)
Cash and cash equivalents	$31,137	$31,137	$31,137	$—	$—
Investment securities	59,610	59,610	—	59,610	—
Mortgage-backed securities	44,639	44,945	—	44,945	—
Loans receivable, net	527,426	539,665	—	706	538,959

Liabilities
Deposits with stated maturities	$171,417	$175,025	$—	$—	$175,025
Deposits with no stated maturities	388,898	388,898	388,898	—	—
Borrowings with stated maturities	60,656	60,939	—	—	60,939

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

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 19 — SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	For the years ended December 31,
	2013	2012
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees, net	$481	$139
Late charge income	124	117
Deposit service charges	820	581
Debit card income	623	539
Other income	300	395
	$2,348	$1,771

Other operating expense
Insurance and surety bond	$193	$178
Office supplies	219	184
Loan expense	309	228
Debit card and ATM expense	307	272
Postage	260	246
Telephone	312	288
Supervisory examination fees	65	73
Conversion costs	1,417	—
Other expenses	683	578
	$3,765	$2,047

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 20 — EARNINGS PER SHARE

The following tables set forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

	For the years ended December 31, 2013
		Weighted
		average
	Income	shares	Per share
	(numerator)	(denominator)	Amount
	(dollars in thousands, except share data)
Basic earnings per share
Income available to common stockholders	$6,575	2,899,025	$2.27
Effect of dilutive securities
Stock compensation plans	—	3,907	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$6,575	2,902,932	$2.27

There were options to purchase 22,466 shares of common stock with exercise prices ranging from $25.71 to $32.51 per share which were outstanding during 2013 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

	For the years ended December 31, 2012
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

There were options to purchase 42,462 shares of common stock with exercise prices ranging from $23.53 to $32.51 per share which were outstanding during 2012 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 21 — CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEETS

	At December 31,
	2013	2012
	(in thousands)
ASSETS
Cash	$2,220	$2,031
Investment in 3rd Fed	89,501	78,032
Investment in Penns Trail Development	1,065	1,077
Notes receivable ESOP	1,161	1,208
Other assets	964	723
Total assets	$94,911	$83,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total liabilities	$36	$126
Stockholders’ equity	94,875	82,945
Total liabilities and stockholders’ equity	$94,911	$83,071

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the years ended December 31,
	2013	2012
	(in thousands)
INCOME
Equity in earnings of subsidiaries	$7,929	$5,963
Interest and dividend income	18	22
Total income	7,947	5,985
EXPENSES
Other	1,372	602
Total expenses	1,372	602
NET INCOME	6,575	5,383
Total other comprehensive (loss) income (1)	(2,148)	224
Total comprehensive income	$4,427	$5,607

(1)	See Consolidated Statements of Comprehensive Income for other comprehensive income detail.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 21 — CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY (Continued)

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2013	2012
	(in thousands)
Cash flows from operating activities
Net income	$6,575	$5,383
Adjustments to reconcile net income to net cash used in operating activities
Stock compensation plans	457	176
Equity in earnings of subsidiaries	(7,929)	(5,963)
Net change in assets and liabilities	(180)	(16)
Net cash used in operating activities	(1,077)	(420)

Cash flows from investing activities
Capital distribution from subsidiaries	7,800	1,600
Acquisition net of cash acquired	(5,568)	—
Net cash provided by investing activities	2,232	1,600

Cash flows from financing activities
Common stock dividends paid	(884)	(543)
Treasury stock acquired	(274)	—
Exercise of stock options	216	7
Deferred tax adjustment arising from stock compensation	(24)	(27)
Net cash used in financing activities	(966)	(563)
NET INCREASE IN CASH	189	617
Cash at beginning of year	2,031	1,414
Cash at end of year	$2,220	$2,031

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

TF Financial Corporation

Board of Directors

Robert N. Dusek

Chairman of TF Financial Corporation

President of Direction Associates, Inc.

Carl F. Gregory

Chairman Emeritus and Retired President/CEO of 3rd Fed Bank

H. Donald Perkins, Jr.

Managing Partner and Founding Member of Zon Capital Partners

Dennis Pollack

Chairman of Presilient, LLC

Joseph F. Slabinski, III

President/Owner of Slabinski-Sucharski Funeral Homes, Inc.

Kenneth A. Swanstrom

Retired Chairman/CEO of PennEngineering

Albert M. Tantala, Sr.`

Chairman of 3rd Fed Bank

President of Tantala Associates

James B. Wood

Vice Chairman of 3rd Fed Bank

Senior Vice President/Chief Strategy Officer of The Clemens Family Corporation

Kent C. Lufkin

President/CEO of TF Financial Corporation and 3rd Fed Bank

Executive Officers

Kent C. Lufkin
President and Chief Executive Officer

Elizabeth A. Kaspern
Executive Vice President and Chief Retail Banking Officer

Dennis R. Stewart
Executive Vice President and Chief Financial Officer

Lorraine A. Wolf
Corporate Secretary